UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 11-K

(Mark One)

☒           ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2017

OR

☐              TRANSITION REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                   to

Commission file number 1-2360

A.            Full title of the plan and address of the plan, if different from that of the issuer named below:

IBM 401(k) Plus Plan

New Orchard Road, M/D 261

Armonk, New York 10504

B.            Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

INTERNATIONAL BUSINESS MACHINES CORPORATION

New Orchard Road

Armonk, New York 10504

IBM 401(k) PLUS PLAN

*   Other schedules required by Section 2520.103-10 of the Department of Labor Rules and Regulations for Reporting and Disclosures under the Employee Retirement Income Security Act of 1974 are omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm

To the Administrator and Plan Participants of the IBM 401(k) Plus Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the IBM 401(k) Plus Plan (“the Plan”) as of December 31, 2017 and 2016 and the related statement of changes in net assets available for benefits for the year ended December 31, 2017, including the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2017 and 2016, and the changes in net assets available for benefits for the year ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these financial statements in accordance with the standards of the PCAOB.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental schedules of loans or fixed income obligations in default or classified as uncollectible at December 31, 2017, of assets (held at end of year) at December 31, 2017, and of assets (acquired and disposed of within year) for the year ended December 31, 2017 have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedules are the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedules reconcile to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the supplemental schedules, we evaluated whether the supplemental schedules, including their form and content, are presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental schedules are fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, NY

June 15, 2018

Though we have not determined the specific year we began serving as the Plan’s auditor, we have served as the Plan’s auditor since at least 1988.

IBM 401(k) PLUS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AT DECEMBER 31,

	2017	2016
	(Dollars in thousands)
Assets:

Cash	$164,979	$—
Investments, at fair value (Note 3)	44,472,827	39,264,034
Investments in fully benefit-responsive investment contracts, at contract value (Note 5)	8,920,870	8,870,037
Total investments	53,558,675	48,134,071

Receivables:
Notes receivable from participants	232,134	250,068
Income, sales proceeds and other receivables	124,913	111,048
Total receivables	357,047	361,116

Total assets	53,915,722	48,495,187

Liabilities:
Payable for investments purchased	419,674	278,067
Total liabilities	419,674	278,067

Net assets available for benefits	$53,496,048	$48,217,120

The accompanying notes are an integral part of these financial statements.

IBM 401(k) PLUS PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEAR ENDED DECEMBER 31,

2017
(Dollars in thousands)
Additions to net assets attributed to:

Investment income:
Net appreciation in fair value of investments (Note 3)	$5,651,167
Interest income from investments (Note 5)	396,637
Dividends	605,346
6,653,151

Interest income on notes receivable from participants	10,175

Contributions:
Participants	1,089,325
Employer	618,548
1,707,873

Transfer from acquired company benefit plans	322,379

Total additions	8,693,578

Deductions from net assets attributed to:

Distributions to participants	3,371,276

Administrative expenses, net	43,373

Total deductions	3,414,649

Net increase in net assets during the year	5,278,928

Net assets available for benefits:

Beginning of year	48,217,120

End of year	$53,496,048

The accompanying notes are an integral part of these financial statements.

IBM 401(k) PLUS PLAN

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF THE PLAN

The following description of the IBM 401(k) Plus Plan (the “Plan”) provides only general information.  Participants should refer to the Plan prospectus (Summary Plan Description) for a complete description of the Plan’s provisions.

General

The Plan was established by resolution of International Business Machines Corporation’s Retirement Plans Committee (the “Committee”) effective July 1, 1983 and Plan assets are held in trust for the benefit of its participants. The Plan offers all eligible active, full-time and part-time regular and long-term supplemental United States (U.S.) employees of International Business Machines Corporation (“IBM”) and certain of its domestic related companies and partnerships an opportunity to defer from one to eighty percent of their eligible compensation for before-tax 401(k) and/or Roth 401(k) contributions to any of 34 primary investment funds and about 165 mutual funds in an  “Expanded Choice - Mutual Funds tier”.  The investment objectives of the primary funds are described in Note 6, Description of Investment Funds. In addition, participants are able to contribute up to ten percent of their eligible compensation on an after-tax basis. Annual contributions are subject to the legal limits permitted by Internal Revenue Service (“IRS”) regulations.

Participants have the choice to enroll in Managed Accounts, an account management service provided by Financial Engines for a fee which is deducted from the participant’s account.

At December 31, 2017 and 2016, the number of participants with an account balance in the Plan was 186,303 and 186,290, respectively.

Participants are provided the choice to enroll in a “disability protection program” under which a portion of the participant’s account is used to pay premiums to purchase term insurance (underwritten by Metropolitan Life Insurance Company), which will pay the amount of their before-tax 401(k) contributions, matching contributions, automatic contributions and/or Special Savings Awards into their accounts in the event the participant becomes disabled while insured.

The Plan is dual qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, and Section 1081.01(a) of the Puerto Rico Internal Revenue Code, as amended (the “PRIRC”).  It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended.

Administration

The Plan is administered by the Committee, which appointed certain officials of IBM to assist in administering the Plan.  The Committee appointed State Street Bank and Trust Company (“SSBT”), as Trustee, to safeguard the assets of the funds and State Street Global Advisors (“SSGA”), the institutional investment management affiliate of SSBT, The Vanguard Group and other investment managers to direct investments in the various funds.  Fidelity Workplace Services LLC (“Fidelity”) is the provider of record keeping and participant services, operator of the IBM Employee Services Center for the Plan in Raleigh, North Carolina as well as the provider of administrative services related to the Expanded Choice - Mutual Funds tier.  Communication services are provided by Fidelity as well as The Vanguard Group.

Contributions

Generally, IBM employer contributions are based upon the IBM pension formula for which the employee was eligible on December 31, 2007, or on hire date on or after January 1, 2005.  If a participant’s IBM Personal Pension Plan eligibility as of December 31, 2007 was (1) the Pension Credit Formula, the participant is eligible to receive a 6 percent matching contribution and a 4 percent automatic contribution; or (2) the Personal Pension Account, the participant is eligible to receive a 6 percent matching contribution and a 2 percent automatic contribution.  Generally if the participant was hired or rehired on or after January 1, 2005, and is not in one of the job families described below, then the participant is eligible for a 5 percent employer matching contribution and 1 percent automatic contribution. If a participant is in any one of the following categories: (1) GBS Application Development Specialist Job Family hired or rehired on or after April 15, 2013; (2) Multi Vendor Service Representative hired or rehired on or after April 1, 2015; (3) Systems Services Representative hired or rehired on or after November 1, 2015; or (4) is in one of the following job families in IBM GTS Infrastructure Services on or after January 1, 2016 (a) IT Specialist; (b) Technical Services; (c) Project Management  (excluding Project Executives and

Delivery Project Executives); (d) Enterprise Operations; and (e) Product Services, then the participant is eligible for a 2 percent matching contribution and a 1 percent automatic contribution.

A contribution equal to five percent of eligible compensation (referred to as a “Special Savings Award”) will be added to the accounts of participants who are non-exempt employees at each year-end, determinable  on December 15, who participated in the Pension Credit Formula as of December 31, 2007 and have been continuously employed by IBM since that date.  The Special Savings Award will be contributed to eligible participants on the last business day of the year.

Newly hired employees are automatically enrolled at five percent of eligible salary and performance pay after approximately thirty days of employment with IBM, unless they elect otherwise.  New hires become eligible for the IBM automatic contribution and the IBM matching contribution after completing the applicable service requirement, which generally is one year.  GBS Application Development Specialist Job Family hires, Multi Vendor Service Representative hires on or after April 1, 2015 and Systems Services Representative hires on or after November 1, 2015 have a service requirement of two years. GBS Entry Professional Hires on or after April 1, 2015 shall become eligible for these employer contributions only upon promotion.

Matching and automatic contributions are made once annually at the end of the year.  In order to receive such IBM employer contributions each year, a participant must be employed on December 15 of the plan year, and meet all eligibility requirements.  However, if a participant separates from service prior to December 15:

•                  has completed certain service and/or age requirements,

•                  due to a business transaction (including a divestiture, outsourcing or similar transaction) and the participant accepts employment with the buyer, or

•                  due to death,

then the participant will be eligible to receive matching and automatic contributions for which they are eligible, following separation from service.

Eligible compensation under the Plan includes regular salary, commissions, overtime, shift premium and similar additional compensation payments for nonscheduled workdays, recurring payments under an employee variable compensation plan, regular IBM Short-Term Disability Income Plan payments, holiday pay and vacation pay, and payments made under any executive incentive compensation plan.  Non-recurring compensation, such as awards, deal team payments and significant signing bonuses are not eligible compensation and cannot be deferred under the Plan.

Participants are able to choose to have their contributions invested entirely in one of, or in any combination of, the following funds or in the Expanded Choice - Mutual Funds tier funds, in multiples of one percent. If participants do not make an investment election, then contributions will be invested in the default Target Date fund that most closely corresponds to the year in which they will reach age 60.

These funds and their investment objectives are more fully described in Note 6, Description of Investment Funds.

All-in-One Life Cycle Funds

Target Retirement 2010 Fund

Target Retirement 2015 Fund

Target Retirement 2020 Fund

Target Retirement 2025 Fund

Target Retirement 2030 Fund

Target Retirement 2035 Fund

Target Retirement 2040 Fund

Target Retirement 2045 Fund

Target Retirement 2050 Fund

Target Retirement 2055 Fund

Income Plus Fund

Conservative Fund

Moderate Fund

Aggressive Fund

Core Building Block Funds

Interest Income Fund
Inflation Protected Bond Fund

Total Bond Market Fund

High Yield and Emerging Markets Bond Fund

Total Stock Market Index Fund

Total International Stock Market Index Fund

Global Real Estate Stock Index Fund

Expanded Choice — Institutional Funds

Long-Term Corporate Bond Fund

Large Company Index Fund

Large-Cap Value Index Fund

Large-Cap Growth Index Fund

Small/Mid-Cap Stock Index Fund

Small-Cap Value Index Fund

Small-Cap Growth Index Fund

European Stock Index Fund

Pacific Stock Index Fund

Emerging Markets Stock Index Fund

Real Estate Investment Trust Index Fund

International Real Estate Index Fund

IBM Stock Fund

The Plan participants also have access to the Expanded Choice - Mutual Funds tier investment options.

Participants may change their deferral percentage and investment selection for future contributions at any time.  The changes will take effect for the next eligible pay cycle if the request is completed before the applicable cutoff date.  Also, participants may transfer part or all of existing account balances among funds in the Plan once daily, subject to the Plan restrictions on trading.

The Committee is committed to preserving the integrity of the Plan as a long-term savings vehicle for its employees. Frequent, short-term trading that is intended to take advantage of pricing lags in funds can harm long-term investors, or increase trading expenses in general. Therefore, the Plan has implemented frequent trading transaction restrictions and reserves the right to take other appropriate action to curb short-term transactions (buying/selling).

Participant Accounts

The Plan record keeper maintains an account in the name of each participant to which each participant’s contributions and share of the net earnings, losses and expenses, if any, of the various investment funds are recorded. The earnings on the assets held in each of the funds and all proceeds from the sale of such assets are held and reinvested in the respective funds.

Participants may transfer rollover contributions of before-tax and Roth 401(k) amounts from other qualified savings plans or Individual Retirement Accounts into their Plan account. Rollovers must be made in cash within the time limits specified by the IRS; stock or in-kind rollovers are not accepted. These rollovers are limited to active employees on the payroll of IBM (or affiliated companies) who have existing accounts in the Plan. Retirees are not eligible for such rollovers, except that a retiree or separated employee who has an existing account in the Plan may roll over a lump-sum distribution from an IBM-sponsored qualified retirement plan, including the IBM Personal Pension Plan. After-tax amounts may also be directly rolled over into the Plan from another qualified savings plan.

On each valuation date, the unit/share value of each fund is determined by dividing the current investment value of the assets in that fund on that date by the number of units/shares in the fund. The participant’s investment value of assets equals the market value of assets for all funds except the Interest Income Fund for which the participant’s investment value of assets equals the contract value of assets. In determining the unit/share value, new contributions that are to be allocated as of the valuation date are excluded from the calculation. On the next day, the cash related to new contributions is transferred into the fund and the number of additional units to be credited to a participant’s account for each fund, due to new contributions, is equal to the amount of the participant’s new contributions to the fund divided by the prior night’s unit value.

Contributions (with the exception of after-tax contributions and Roth 401(k) contributions) made to the Plan, as well as interest, dividends, or other earnings of the Plan are generally not included in the taxable income of the participant until withdrawal, at which time all earnings and contributions withdrawn generally are taxed as ordinary income to the participant. Additionally, withdrawals of pre-tax contributions by the participant before attaining age 59 1/2 generally are subject to a penalty tax of 10 percent. After-tax contributions made to the Plan are not tax deferred, but are taxable income prior to the participant making the contribution. Any interest, dividends or other earnings on the after-tax contributions are generally not included in the taxable income of the participant until withdrawal, at which time all earnings withdrawn are generally taxed as ordinary income to the participant.  Any distribution of earnings on after-tax contributions that are withdrawn by the participant before attaining age 59 1/2 generally are subject to a penalty tax of 10 percent. Roth 401(k) contributions are not tax deferred, but are taxable income prior to the participant making the contribution. Interest, dividends or other earnings on Roth 401(k) contributions may not be taxable at withdrawal provided the participant has met the applicable rules.

Consistent with provisions established by the IRS, the Plan’s 2017 limit on employee salary and performance pay deferrals was $18,000. Participants who were age 50 or older during 2017 could take advantage of a higher 401(k) contribution limit of $24,000. The 2017 maximum annual deferral amount for employees residing in Puerto Rico was limited by local government regulations to $18,000. Puerto Rico participants who were age 50 or older in 2017 could take advantage of a higher contribution limit of $19,500.

Vesting

Participants in the Plan are at all times fully vested in their account balance, including employee contributions, employer contributions and earnings thereon, if any.

Distributions

Participants who have terminated employment or are eligible for in-service distributions (e.g. have reached age 59 ½) may request ad hoc distributions ($500 minimum) or a full distribution.

In addition, participants who (1) terminate employment with at least 30 years of IBM service, (2) become eligible for benefits under the IBM Long-Term Disability Plan or the IBM Medical Disability Income Plan, or (3) are age 55 or older at the time installments begin, may also elect to receive the balance of their account in annual, quarterly or monthly installments.  Eligible participants may request installments over a fixed period of time or at a flat dollar amount ($500 minimum per period for a flat dollar election). Distributions are subject to the required minimum distribution rules for participants who have reached age 70 ½.

Withdrawals for financial hardship are permitted provided they are for an immediate and significant financial need, and the distribution is necessary to satisfy that need. Employees are required to fully use the Plan loan program, described below, before requesting a hardship withdrawal. Only an employee’s contributions are eligible for hardship withdrawal; earnings on before-tax 401(k) and Roth 401(k), and IBM contributions (match, automatic, transition credits and Special Savings Award) are not eligible for withdrawal. Employees must submit evidence of hardship to the record keeper who will determine whether the situation qualifies for a hardship withdrawal based on guidance from the Plan administrator. A hardship withdrawal is taxed as ordinary income to the employee and may be subject to the 10 percent additional tax on early distributions.

If the participant dies and is married at the time of death, the participant’s spouse must be the beneficiary of the participant’s Plan account, unless the participant’s spouse has previously given written, notarized consent to designate another person as beneficiary.  If the participant marries or remarries, any prior beneficiary designation is canceled and the spouse automatically becomes the beneficiary.  If the participant is single, the beneficiary may be anyone previously designated by the participant under the Plan. In the absence of an effective designation under the Plan at the time of death, the proceeds normally will be paid in the following order:  the participant’s spouse, the participant’s children in equal shares, or to surviving parents equally. If no spouse, child, or parent is living, payments will be made to the executors or administrators of the participant’s estate.

After the death of a participant, an account will be established for the participant’s beneficiary.  If the beneficiary is a spouse or domestic partner, the beneficiary’s account may be maintained in the Plan, subject to IRS required minimum distributions.  If the beneficiary is neither a spouse nor a domestic partner, the account will be paid to the beneficiary in a lump sum.  Beneficiaries may roll over distributions from the Plan.

Participant Loans

Participants may borrow up to one-half of the value of their account balance, not to exceed $50,000, within a twelve month period. Loans will be granted in $1 increments subject to a minimum loan amount of $500. Participants are limited to two simultaneous outstanding Plan loans. Repayment of a loan is made through semi-monthly payroll deductions. Loans originated under the Plan have a repayment term of one to four years for a general purpose loan or one to ten years for a primary residence loan. There are a limited number of outstanding loans originated under acquired company plans that were merged into the Plan having repayment terms greater than 10 years and up to a maximum term of 30 years. The loans originated under the Plan bear a fixed rate of interest, set quarterly, for the term of the loan, determined by the plan administrator to be 1.25 points above the prime rate. The interest is credited to the participant’s account as the semi-monthly repayments of principal and interest are made. Interest rates on outstanding loans at December 31, 2017 and 2016 ranged from 3.25 percent to 10.75 percent.

Participants may prepay the entire remaining loan principal at any time. Employees on an approved leave of absence may elect to make scheduled loan payments directly to the Plan. Participants may continue to contribute to the Plan while having an outstanding loan. A loan default is a taxable event to the participant and will be reported as such in the year of the loan default.

Participants who retire or separate from IBM and have outstanding Plan loans may make loan repayments via coupon payments or Automated Clearing House (ACH) deductions to continue monthly loan repayments according to their original amortization schedule.

Termination of Service

If the value of a participant’s account is $1,000 or less, it will be distributed to the participant in a lump-sum payment following the termination of the participant’s employment with IBM. If the account balance is greater than $1,000 at the time of separation, the participant may defer distribution of the account until age 70 ½.

Termination of the Plan

IBM reserves the right to terminate this Plan at any time by action of the Board of Directors of IBM. In that event, each participant or beneficiary receiving or entitled to receive payments under the Plan would receive the balance of the account at such time and in accordance with applicable law and regulations. In the event of a full or partial termination of the Plan, or upon complete discontinuance of contributions under the Plan, the rights of all affected participants in the value of their accounts would be non-forfeitable.

Risks and Uncertainties

Investment securities are exposed to various risks, such as interest rate and foreign currency movements, credit quality changes and overall market volatility. Interest rate risk is the risk of change in the market value of the assets due to a change in interest rates. Foreign currency risk is the risk of a change in market value due to the change in foreign currency exchange rates. Credit risk is the risk of change in the market value of assets due to the change in creditworthiness of the underlying issuer. Market risk is the possibility of  losses due to factors that affect the overall performance of the financial markets. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is reasonably possible that changes in risks in the near term could materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits. The Plan provides for various investment options in the form of mutual funds, commingled funds or separately-managed funds. These funds invest in equities, fixed income securities, synthetic guaranteed investment contracts (“synthetic GICs”), a separate account guaranteed investment contract (“separate account GIC”) and derivative contracts. The Plan is potentially exposed to credit loss in the event of non-performance by the companies with whom the Plan entered into the synthetic GICs and a separate account GIC. However, the Committee does not anticipate non-performance by these companies at this time.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are prepared under the accrual basis of accounting, except distributions, which are recorded when paid. Investments held by a defined contribution plan are required to be reported at fair value, except for fully benefit-responsive investment contracts. Contract value is the relevant measure for the portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. Notes receivable from participants are measured at their unpaid principal balance plus any accrued interest. Within the financial statements and tables presented, certain columns and rows may not add due to the use of rounded numbers for disclosure purposes. Percentages presented are calculated from the underlying whole-dollar amounts. Certain prior year amounts have been reclassified to conform to the current year presentation. This is annotated where applicable.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and changes therein, and disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Valuation of Investments

Investments are stated at fair value (except for fully benefit-responsive investment contracts, which are stated at contract value). Accounting guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Under this guidance, the Plan is required to classify certain assets and liabilities based on the following fair value hierarchy:

• Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities that can be accessed at the measurement date;

• Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and

• Level 3 —Unobservable inputs for the asset or liability.

The guidance requires the use of observable market data if such data is available without undue cost and effort.

Assets are classified within the fair value hierarchy according to the lowest level input that is significant to the fair value measurement. Valuation techniques used maximize the use of observable inputs and minimize the use of unobservable inputs.  A security that is categorized as Level 3 is valued using the last available market price or a price from an alternate pricing source. The valuation methodology is applied consistently from period to period.

Certain investments are measured at fair value using the net asset value (NAV) per share (or its equivalent) as a practical expedient. These investments include commingled funds which may include 103-12 investments, common collective trusts and pooled separate accounts which are typically valued using the NAV provided by the administrator of the fund. The NAV is based on the value of the underlying assets owned by the fund, minus liabilities and divided by the number of shares or units outstanding. In accordance with accounting guidance, these investments have not been classified in the fair value hierarchy. Refer to note 2, “Standards Implemented”. Generally, mutual funds have a quoted market price in an active market and are classified as Level 1.

Common stocks, certain mutual funds and financial derivative instruments, such as futures contracts or options contracts that are traded on a national securities exchange, are stated at the last reported sale or settlement price on the day of valuation.  Valuation adjustments may be applied to certain securities that are solely traded on a foreign exchange to account for the market movement between the close of the foreign market and the close of the New York Stock Exchange. These securities are valued using pricing service providers that consider the correlation of the trading patterns of the foreign security to the intraday trading in the U.S. markets for investments.

Fixed income investments are valued on the basis of valuations furnished by Trustee-approved independent pricing services. These services determine valuations for normal institutional-size trading units of such securities using models or matrix pricing, which incorporates yield and/or price with respect to bonds that are considered comparable in characteristics such as rating, interest rate and maturity date and quotations from bond dealers to determine current value. If these valuations are deemed to be either not reliable or not readily available, the fair value will be determined in good faith by the Trustee.

Over-the-counter derivatives are typically valued using proprietary pricing models that use readily observable market parameters that are actively quoted and can be validated to external sources, including industry pricing services. Depending on the types and contractual terms of derivatives, fair value can be modeled using a series of techniques, such as the Black-Scholes option pricing model, simulation models or a combination of various models, which are consistently applied. Where derivative products have been established for some time, the Plan uses models that are widely accepted in the financial services industry. These models reflect the contractual terms of the derivatives, including the period to maturity, and market-based parameters such as interest rates, volatility and the credit quality of the counterparty. Further, many of these models do not contain a high level of subjectivity, as the methodologies used in the models do not require significant judgment, and inputs to the model are readily observable from actively quoted markets, as is the case for “plain vanilla” interest rate swaps, option contracts and credit default swaps.

Short-term interest bearing cash securities are valued at amortized cost, which includes cost and accrued interest and approximates fair value. Short-term investments represent securities with original maturities of one year or less. These assets are classified as Level 1 or Level 2.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values.  Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Security Transactions and Related Investment Income

Security transactions are accounted for as of trade date. Realized gains/losses on investment transactions are determined using the specific identification method. Dividend income is recorded on the ex-dividend date and interest income is recorded on the accrual basis.

The Plan presents in the Statement of Changes in Net Assets Available for Benefits the net change in the fair value of its investments, which consists of realized gains and losses and the unrealized appreciation and depreciation on those investments.

Administrative Expenses and Investment Management Fees

Participants pay for administrative expenses of the Plan which are included in each fund’s expense ratio.  These costs include (a) investment management, custody and benefit responsive investment contract fees which are charged to the applicable funds,  and, (b) operational expenses required for administration of the Plan including trustee and recordkeeping which are charged against the funds’ assets on a pro rata basis throughout the year. Operational expenses related to balances in the Expanded Choice - Mutual Funds are deducted from participant account balances. Brokerage fees and commissions are included in the cost of investments and in determining net proceeds on sales of investments. Investment management, custodial and administrative fees for commingled trusts and mutual funds are charged based on a percentage of net asset value and are paid from the assets of the respective funds.

Revenue Sharing

Certain fund families may pass a portion of their fees to Fidelity as provider of recordkeeping services for the Plan. In addition, Fidelity attributes a certain portion of Fidelity mutual fund expenses to recordkeeping. Participants invested in mutual funds that have such arrangements (currently Dodge & Cox and Fidelity) will receive a credit based on their investment in those funds, if the participant has an account balance in the Plan when the credit is calculated. Following each quarter-end (currently within 30 days of quarter-end), a pro rata share of the fees received from the mutual fund will be allocated to the participant’s account, based on the participant’s investment in the mutual fund. The amount allocated will be used to purchase additional shares of the mutual fund to which the credit relates. Any revenue sharing that is attributable to a participant who no longer has an account in the Plan will be used to reduce future Plan expenses.

Managed Accounts Fees - Participant Credit

Effective January 1, 2017, participants who elect to participate in the Managed Account service currently provided by Financial Engines for all or a portion of the plan year, may be eligible for a credit based on fees paid for the Managed Accounts service during such plan year. As the recordkeeper to the plan, Fidelity receives compensation from Financial Engines to administer the Managed Accounts program, and a portion of such compensation may be credited to participants.  If a credit is made, participants whose accounts were charged the Managed Accounts fees for the applicable year, will receive a proportional amount based upon the fees that they paid. The credit, if any, will be paid to participant’s account the following year. The amount allocated will be reinvested in the participant’s account according to the participant’s contribution elections. In order to be eligible for such credit, participants must have an account balance on the date such credit is made. Any credit that is attributable to a participant who no longer has an account in the Plan will be used to reduce future Plan administration expenses.

Standards Implemented

In May 2015, the Financial Accounting Standards Board amended guidance for reporting investments in certain entities that calculate net asset value per share (or its equivalent) so that entities will no longer be required to categorize these investments in the fair value hierarchy. The guidance was effective for the year ending December 31, 2016 with early adoption permitted. The Plan adopted the guidance during 2016, on a retrospective basis. Refer to Note 3, “Investments”, on pages 13 — 15 for additional information.

NOTE 3 — INVESTMENTS

The following tables set forth by level, within the fair value hierarchy, the Plan’s investments at fair value at December 31, 2017 and 2016.

Investments at Fair Value as of December 31, 2017

(Dollars in Thousands)	Level 1	Level 2	Level 3	Total

Equity:
Equity mutual funds	$4,437,655	$—	$—	$4,437,655
IBM Corporation common stock	1,278,770			1,278,770
Equity securities	5,993,634	4,001,389	1,421	9,996,444

Fixed income:
Government securities		4,360,940		4,360,940
Corporate bonds		1,755,672	70	1,755,742
Mortgage and asset-backed securities		84,850		84,850
Fixed income mutual funds	1,345,755			1,345,755

Cash and cash equivalents	22,692	671		23,363

Derivatives	1,604	2,475		4,080

Other mutual funds	1,094,903			1,094,903

Subtotal	14,175,013	10,205,997	1,491	24,382,501

Investments measured at net asset value using the NAV practical expedient (1)				20,090,326
Total investments at fair value	$14,175,013	$10,205,997	$1,491	$44,472,827

(1)         Investments measured at fair value using the net asset value (NAV) per share (or its equivalent) as a practical expedient, includes commingled funds, hedge funds, private equity and real estate partnerships.  Commingled funds may include 103-12 investments, common collective trusts, and pooled separate accounts.

There were no material transfers into or out of Level 3 for the period ending December 31, 2017 and therefore a Level 3 roll forward is not presented.

Investments at Fair Value as of December 31, 2016

(Dollars in Thousands)	Level 1	Level 2	Level 3	Total

Equity:
Equity mutual funds	$3,497,409	$—	$—	$3,497,409
IBM Corporation common stock	1,460,288			1,460,288
Equity securities	5,462,599	3,166,148	704	8,629,451

Fixed income:
Government securities		4,437,222		4,437,222
Corporate bonds		1,489,215	1,479	1,490,693
Mortgage and asset-backed securities		70,044		70,044
Fixed income mutual funds	1,327,053			1,327,053

Cash and cash equivalents	28,398	8,297		36,695

Derivatives	(1,017)	(2,278)		(3,295)

Other mutual funds	870,384			870,384

Subtotal	12,645,114	9,168,648	2,183	21,815,945

Investments measured at net asset value using the NAV practical expedient (1)				17,448,089
Total investments at fair value	$12,645,114	$9,168,648	$2,183	$39,264,034

(1)         Investments measured at fair value using the net asset value (NAV) per share (or its equivalent) as a practical expedient, includes commingled funds, hedge funds, private equity and real estate partnerships.  Commingled funds may include 103-12 investments, common collective trusts, and pooled separate accounts.

There were no material transfers into or out of Level 3 for the period ending December 31, 2016 and therefore a Level 3 roll forward is not presented.

Transfers between Levels

The Plan’s policy is to recognize transfers in and transfers out at the beginning of the period. For the year ended December 31, 2017, $72.2 million in equity securities were transferred  from Level 2 to Level 1. In 2017, these securities were valued based on quoted prices in active markets and therefore were classified as Level 1.  For the year ended December 31, 2017, there were no material transfers from Level 1 to Level 2 and no material transfers into or out of Level 3. For the year ended December 31, 2016, $6.6 million in equity securities were transferred from Level 2 to Level 1. In 2016, these securities were valued based on quoted prices in active markets and therefore were classified as Level 1. For the year ended 2016, there were no material transfers from Level 1 to Level 2 and no material transfers into or out of Level 3.

Fair Value of Investments that Calculate Net Asset Value

The following table summarizes investments measured at fair value based on net asset value per share at December 31, 2017 and 2016, respectively:

Investments at fair value:	2017	2016
	(Dollars in thousands)

Equity funds	$17,671,731	$15,274,471
Other funds	1,490,290	1,238,215
Short-term Investment funds	928,305	935,403
Total investments measured at net asset value using the NAV practical expedient	$20,090,326	$17,448,089

Generally, under ordinary market conditions, investments in the funds included in the table above provide daily market liquidity to Plan participants and the Plan, facilitating daily participant transactions (issuances and redemptions). Investment in some of these funds may be subject to redemption restrictions at the fund’s discretion in limited situations including, but not limited to, a major market event, closure of a market on which any significant portion of the assets of the fund are invested, a situation deemed to be an emergency by the fund, and a situation in which price or value of the assets cannot be promptly and accurately ascertained. At December 31, 2017 and 2016, no funds were subject to redemption restrictions.

NOTE 4 — DERIVATIVES

In accordance with the investment strategy of the separately-managed funds, investment managers execute transactions in various derivative instruments. These derivative instruments include swaps, options, bond and equity futures and forward contracts. The fund uses derivatives to obtain synthetic exposure and for risk management purposes, which involves risks such as credit risk.

Derivative instruments are carried at fair value. The net fair value of derivative financial instruments was an asset of  $4.1 million  (Assets $7.8 million and Liabilities $3.7 million) and a liability of  $3.3 million (Assets $6.4 million and Liabilities $9.7 million) as of December 31, 2017 and 2016, respectively. The gross notional amount of derivative financial instruments reported in Investments, at fair value within the Statement of Net Assets Available for Benefits was $742 million and $729 million as of December 31, 2017 and 2016, respectively.

NOTE 5 — INVESTMENT CONTRACTS

The Plan entered into benefit-responsive synthetic GICs and a separate account GIC (together, the “Investment Contracts”) for the Interest Income Fund (the “Fund”), with various third parties, i.e., insurance companies and banks.

A synthetic GIC provides for a fixed return on principal over a specified period of time, e.g., a quarterly crediting rate. Third parties issue these investment contracts, which are backed by underlying assets owned by the Plan. A separate account GIC also provides for a fixed return on principal and these investment contracts are funded by contributions, which are held in separate accounts at the third party established for the sole benefit of the Fund participants. Both types of investment contracts are meant to be fully benefit-responsive. Participants transact at contract value, which represents contributions plus interest earned based on a formula called the “crediting rate”. The crediting rate formula smooths and decreases differences over time between the market value of the covered assets and the contract value. The crediting rate is most impacted by the change in the annual effective yield to maturity of the underlying securities, but is also affected by changes in general level of interest rates, administrative expenses and cash flows into or out of the contract. The difference between the contract value and the market value of the covered assets is amortized over time as determined by the terms of the contract, typically the Investment Contracts’ actual or benchmark duration. A change in duration of the covered assets or benchmark from reset period to reset period can affect the timing with which any difference is amortized. Crediting rates are reset quarterly or more often if deemed appropriate. The Investment Contracts provide a guarantee that the crediting rate will not fall below zero percent.

The Investment Contracts’ crediting rate, and hence the Fund’s return, may be affected by many factors, including purchases and redemptions by participants. The precise impact on the Investment Contracts depends on whether the market value of the covered assets is higher or lower than the contract value of those assets. If the market value of the covered assets is higher than the contract value, the crediting rate will ordinarily be higher than the yield of the covered assets. Under these circumstances, cash from new investors will tend to lower the crediting rate and the Fund’s return, and redemptions by existing participants will tend to increase the crediting rate and the Fund’s return. If the market value of the covered assets is less than the contract value, the crediting rate will ordinarily be lower than the yield of the covered assets. Under these circumstances, cash from new investors will tend to increase the crediting rate and the Fund’s return, and redemptions by existing participants will tend to decrease the crediting rate and the Fund’s return. If the Investment Contracts experiences significant redemptions when the market value is below the contract value, the Investment Contracts’ crediting rate may be reduced significantly, to a level that may not be competitive with other investment options. If redemptions continued, the crediting rate could be reduced to zero. If the Investment Contracts have insufficient covered assets to meet redemption requests, the Fund would require payments from the Investment Contracts’ issuer to pay further participant redemptions.

The Fund and the Investment Contracts purchased for the Fund are designed to pay all participant-initiated transactions at contract value. Participant-initiated transactions are those transactions allowed by the provisions of the Plan (typically this would include withdrawals for benefits, loans, or transfers to non-competing funds within the Plan). However, the Investment Contracts may limit the ability of the Fund to transact at contract value upon the occurrence of certain events. At this time, the occurrence of any of these events is not probable. These events include:

•                  The Plan’s failure to qualify under Section 401(a) or Section 401(k) of the Internal Revenue Code.

•                  The establishment of a defined contribution plan that competes with the Plan for employee contributions.

•                  Any substantive modification of the Plan or the administration of the Plan that is not consented to by the investment contract issuer.

•                  Complete or partial termination of the Plan.

•                  Any change in law, regulation or administrative ruling applicable to the Plan that could have a material adverse effect on the Fund’s cash flow.

•                  Merger or consolidation of the Plan with another plan, the transfer of plan assets to another plan, or the sale, spin-off or merger of a subsidiary or division of the plan sponsor.

•                  Any communication given to participants by the Plan sponsor or any other plan fiduciary that is designed to induce or influence participants not to invest in the Fund or to transfer assets out of the Fund.

•                  Exclusion of a group of previously eligible employees from eligibility in the Plan.

•                  Any significant retirement program, group termination, group layoff, facility closing or similar program.

•                  Any transfer of assets from the Fund directly to a competing option, if such transfers are prohibited.

•                  Bankruptcy of the plan sponsor or other plan sponsor events which cause a significant withdrawal from the Plan.

An investment contract issuer may terminate a contract at any time. In the event that the market value of the covered assets is below the contract value at the time of such termination, the Plan may elect to keep a contract in place to allow for the convergence of the market value and the contract value. An investment contract issuer may also terminate a contract if certain terms of the Investment Contract fail to be met.

Investment Contracts generally impose conditions on both the Plan and the issuer. If an event of default occurs and is not remediated, the non-defaulting party may terminate the contract. The following may cause the Plan to be in default: a breach of material obligation under the contract; a material misrepresentation; or a material amendment to the Plan agreement. The issuer may be in default if it breaches a material obligation under the investment contract; makes a material misrepresentation; is acquired or reorganized. If, in the event of default of an issuer, the Fund were unable to obtain a replacement investment contract, the Fund may experience losses if the market value of the Plan’s assets no longer covered by the contract is below contract value. The Fund may seek to add additional issuers over time to diversify the Fund’s exposure to such risk, but there is no assurance the Fund will be able to do so. The combination of the default of an issuer and an inability to obtain a replacement agreement could render the Fund unable to maintain contract value. The terms of an Investment Contract generally provide for settlement of payments only upon termination of the contract or total liquidation of the covered investments. Generally, payments will be made pro-rata, based on the percentage of investments covered by each issuer. Contract termination occurs whenever the contract value or market value of the covered investments reaches zero or upon certain events of default. If the contract terminates when the market value equals zero, the issuer will pay the excess of contract value over market value to the Plan to the extent necessary for the Plan to satisfy outstanding contract value withdrawal requests. Contract termination also may occur by either party upon election and notice as agreed to under the terms of the contract.

The following table provides the disaggregation of contract value between types of Investment Contracts held by the Plan.

Investment Contracts at December 31,	2017	2016
	(Dollars in thousands)
Contract value:
Synthetic GICs	$7,283,455	$7,272,966
Separate account GICs	1,637,414	1,597,071
Total Investment Contracts	$8,920,870	$8,870,037

NOTE 6 - DESCRIPTION OF INVESTMENT FUNDS

The objectives of the thirty-four primary investment funds in which participants could invest in 2017 are described below:

All in One Life Cycle Funds

The All in One Life Cycle funds reflect a portfolio of diversified investments - U.S. stocks, international stocks, real estate equity stocks and fixed-income investments - from the existing core funds noted below, plus a balanced exposure fund and a commodities fund (not available to participants as standalone offerings). These funds offer a convenient low-cost way to achieve diversification, professional investment management and periodic rebalancing as needed. The funds are structured by the IBM Retirement Fund organization and managed by the underlying funds’ managers.

The Target Retirement Funds offer portfolios with asset allocations designed for varying retirement dates or the year in which one expects to start drawing on their retirement assets. The portfolios are offered in five year increments from 2010 to 2055, with the 2030 through 2055 funds providing a significantly higher allocation to stocks. As a fund draws closer to its associated “target date”, the fund will automatically shift toward a more conservative risk level by reducing its allocation to stocks. Each fund’s reduction to stocks continues through its “target date” for another 10 years, until the fund’s allocation and risk profile matches that of the Income Plus Fund and will subsequently be merged into the Income Plus Fund. The Target Retirement funds assume a retirement age of 60.

The asterisks below denote that the investment in the balanced exposure and commodities funds is considered part of the allocation to stocks.

•                                          Target Retirement 2010 Fund - seeks returns that outpace inflation over the long term. Target asset allocation between stocks and bonds is 34% stocks*, 66% bonds.

•                                          Target Retirement 2015 Fund - seeks returns that outpace inflation over the long term. Target asset allocation between stocks and bonds is 47% stocks*, 53% bonds.

•                                          Target Retirement 2020 Fund - seeks relatively high returns at a moderate risk level. Target asset allocation between stocks and bonds is 59% stocks*, 41% bonds.

•                                          Target Retirement 2025 Fund - seeks relatively high returns at a moderate risk level. Target asset allocation between stocks and bonds is 71% stocks*, 29% bonds.

•                                          Target Retirement 2030 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 82% stocks*, 18% bonds.

•                                          Target Retirement 2035 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 91% stocks*, 9% bonds.

•                                          Target Retirement 2040 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 93% stocks*, 7% bonds.

•                                          Target Retirement 2045 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 93% stocks*, 7% bonds.

•                                          Target Retirement 2050 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 93% stocks*, 7% bonds.

•                                          Target Retirement 2055 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 93% stocks*, 7% bonds.

The Target Risk Funds have a preset mix of stock and fixed income investments in order to provide broad diversification at four given levels of exposure to equities. The preset mix of each Target Risk Fund is not expected to change over time.

•                                          Income Plus Fund - target allocation: 28% stocks*, 72% bonds; seeks returns that modestly but fairly consistently outpace inflation.

•                                          Conservative Fund - target allocation: 50% stocks*, 50% bonds; seeks returns that moderately outpace inflation over the long term.

•                                          Moderate Fund - target allocation: 65% stocks*, 35% bonds; seeks relatively high returns at a moderate risk level.

•                                          Aggressive Fund - target allocation: 90% stocks*, 10% bonds; seeks high returns over the long term.

Core Building Block Funds - funds that provide an opportunity to build a portfolio from a selection of broadly diversified U.S. and international stock funds and from funds that track the fixed-income markets.

•                                          Interest Income Fund - seeks to provide income similar to an intermediate-term bond fund with low volatility and to preserve principal. The fund is managed by multiple investment managers.

•                                          Inflation Protected Bond Fund - seeks over the long term to provide a rate of return similar to the Bloomberg Barclays U.S. Treasury Inflation Protected Securities - Series L Index (TIPS). The fund is managed by State Street Global Advisors.

•                                          Total Bond Market Fund - seeks to provide a rate of return similar to its benchmark index (Bloomberg Barclays U.S. Aggregate Bond Index), which consists of a diversified group of U.S. Treasury, federal agency, mortgage-backed, and corporate securities. The fund is managed by Neuberger Berman.

•                                          High Yield and Emerging Markets Bond Fund - seeks to modestly exceed the returns of a customized composite benchmark of 50% U.S. high yield, 25% emerging market bonds issued in local currencies and 25% emerging market bonds issued in U.S. dollars. The fund invests in “below investment grade” U.S. corporate and emerging market bonds. The fund is managed by multiple investment managers.

•                                          Total Stock Market Index Fund - seeks long-term growth of capital and income with a market rate of return for a diversified group of U.S. equities. It attempts to match the performance of the Dow Jones U.S. Total Stock Market Index. The fund is managed by The Vanguard Group.

•                                          Total International Stock Market Index Fund - seeks long-term capital growth with a market rate of return for a diversified group of non-U.S. equities in such major markets as Europe and Asia plus the emerging markets of the world. It attempts to match the performance of the MSCI All Country World Ex-USA Investable Market Index. The fund is managed by State Street Global Advisors.

•                                          Global Real Estate Index Fund seeks to replicate the returns of a customized composite benchmark of 60% MSCI US REIT Index and 40% FTSE EPRA/NAREIT Developed ex-US Rental Index. The fund is managed by BlackRock Institutional Trust Company.

Expanded Choice Funds — Institutional funds that provide an opportunity to build an investment portfolio with funds that are less broadly diversified, focusing instead on discrete sectors of the stock and bond markets.

•                                          Long-Term Corporate Bond Fund - seeks to modestly outperform the return of the Bloomberg Barclays U.S. Long Credit Index. The fund invests in a diversified group of investment grade long-term corporate and local U.S. and non-U.S. government fixed-rate debt issues with maturities of ten years or more. Effective May 2017, the fund is managed by multiple investment managers.

•                                          Large Company Index Fund - seeks long-term growth of capital and income from dividends by holding all the stocks that make up the Standard & Poor’s 500 Index. The fund is managed by The Vanguard Group.

•                                          Large-Cap Value Index Fund - seeks long-term growth of capital and income from dividends by holding all the stocks in the Russell 1000 Value Index in approximately the same proportion as those stocks represented in the index. The fund is managed by The Vanguard Group.

•                                          Large-Cap Growth Index Fund - seeks long-term growth of capital by holding all the stocks in the Russell 1000 Growth Index in approximately the same proportion as those stocks represented in the index. The fund is managed by The Vanguard Group.

•                                          Small/Mid-Cap Stock Index Fund - seeks long-term growth of capital with a market rate of return from a diversified group of medium- and small-company stocks. The fund holds stocks in the Russell 3000 index that are not part of the Standard and Poor’s 500 Index and attempts to match the performance of the Russell Small-Cap Completeness Index. The fund is managed by State Street Global Advisors.

•                                          Small-Cap Value Index Fund - seeks long-term growth of capital by attempting to match the performance of the Russell 2000 Value Index. The fund is managed by The Vanguard Group.

•                                          Small-Cap Growth Index Fund - seeks long-term growth of capital by attempting to match the performance of the Russell 2000 Growth Index. The fund is managed by The Vanguard Group.

•                                          European Stock Index Fund - seeks long-term growth of capital by attempting to match the performance of the MSCI Europe Index. The fund is managed by The Vanguard Group.

•                                          Pacific Stock Index Fund - seeks long-term growth of capital by attempting to match the performance of the MSCI Pacific Index. The fund is managed by The Vanguard Group.

•                                          Emerging Markets Stock Index Fund - seeks long-term growth of capital by attempting to match the investment results of the FTSE Emerging Markets All Cap China A Inclusion Index. The fund is managed by The Vanguard Group.

•                                          Real Estate Investment Trust (REIT) Index Fund - seeks a total rate of return approximating the returns of the MSCI U.S. REIT index. Investment consists of U.S. publicly traded real estate equity securities. The fund is managed by BlackRock Institutional Trust Company.

•                                          International Real Estate Index Fund - seeks to replicate the returns of the FTSE EPRA/NAREIT Developed ex-US Rental Index. Investment consists of the international market for securities of companies principally engaged in the real estate industry and other real estate related investments. The fund is managed by BlackRock Institutional Trust Company.

•                                          IBM Stock Fund - invests in IBM common stock and holds a small interest-bearing cash balance of approximately 0.35% for liquidity purposes. The fund is managed by State Street Bank and Trust Company.

IBM 401(k) participants also have access to the Expanded Choice - Mutual Funds tier investments — which extend the Plan’s investment options to include over 100 brand-name mutual funds, most of which are actively managed. This feature gives more choice to participants who are interested in having a broader range of investment options from which to choose or in investing in brand-name funds.

Securities Lending

The Plan does not currently engage in securities lending for the separate accounts. Securities lending may be permitted in certain commingled funds and in funds within the Expanded Choice - Mutual Funds tier. The prospectus for each fund will disclose if lending is permitted and the risks involved.

NOTE 7 - TAX STATUS

The Trust established under the Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986 and Section 1081.01 of the Puerto Rico Internal Revenue Code (2011), and the Trustee intends for the Trust to remain dual-qualified in this manner. The Plan received a favorable determination letter from the IRS on February 17, 2017, and received a favorable determination letter from the Hacienda (Puerto Rico) in July 2017 dated August 29, 2016.

Subsequent to the periods covered by the determination letters from the IRS and the Hacienda, the Plan was amended.  The Plan administrator and Counsel continue to believe the Plan is designed and is being operated in compliance with the applicable requirements of the Internal Revenue Code and the Puerto Rico Internal Revenue Code (2011).

U.S. GAAP requires plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The Plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2017, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements and does not believe this position will change in the next twelve months. The Plan is subject to routine audits by taxing jurisdictions. In the second quarter of 2017,  the IRS notified the Plan of its intent to audit the Plan for the 2015 calendar year. The Plan anticipates that this audit will be completed by the end of 2018.

NOTE 8 - RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 as of:

	December 31,
	2017	2016
	(Dollars in thousands)
Net assets available for benefits per the financial statements	$53,496,048	$48,217,120
Plus:
Adjustment from contract value to fair value for fully benefit-responsive investment contracts held by the Interest Income Fund	202,286	214,009
Net assets available for benefits per the Form 5500	$53,698,334	$48,431,129

The following is a reconciliation of investment income per the financial statements to the Form 5500:

Year Ended December 31, 2017
(Dollars in thousands)
Total investment income and interest income on notes receivable from participants per the financial statements	$6,663,326
Less:
Adjustment from fair value to contract value for fully benefit-responsive investment contracts at December 31, 2016	(214,009)
Plus:
Adjustment from fair value to contract value for fully benefit-responsive investment contracts at December 31, 2017	202,286
Total investment income per the Form 5500	$6,651,603

NOTE 9 - RELATED-PARTY TRANSACTIONS

At December 31, 2017, a significant portion of the Plan’s assets were managed by SSGA, an affiliate of SSBT. SSBT also acts as the Trustee for the Plan and, therefore, these investments in addition to participant loans qualify as party-in-interest transactions. The Plan also pays a fee to the Trustee. These transactions qualify as party-in-interest transactions as well.

In addition, Fidelity is the provider of administrative services related to the Expanded Choice - Mutual funds as well as an affiliate of the investment manager of Fidelity funds within the Expanded Choice - Mutual funds.  Fidelity is also the provider of record keeping and participant services, and the operator of the IBM Employee Services Center for the IBM 401(k) Plus Plan.

At December 31, 2017 and 2016, the Plan held 8,335,090 and 8,797,446 shares of IBM common stock valued at $1,279 million and $1,460 million, respectively.  During the year ended December 31, 2017, purchases of IBM common stock by the Plan totaled $227 million and sales of IBM common stock by the Plan totaled $298 million.

IBM 401(k) PLUS PLAN AT DECEMBER 31, 2017

Schedule G, Part I - Schedule of Loans or Fixed Income Obligations in Default or Classified as Uncollectible

(c) Detailed description of loan including dates of making and maturity, interest rate, the type and value of collateral, any renegotiation of the loan and the terms of the renegotiation, and other material items

								Amount received during		(g) Unpaid
				Maturity	Interest	Capitalized	(d) Original	reporting year		balance at end	Amount Overdue
(a)*	(b) Identity and address of Obligor	Security ID	Issue Date	Date	Rate	Interest	amount of loan	(e) Principal	(f) Interest	of year	(h) Principal	(i) Interest

	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	524ESC7M6	12/21/2007	12/28/2017	6.75		9,850,000			15,833,875	9,850,000	5,983,875
	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	524ESCXA3	5/17/2007	11/30/2056	5.857		1,730,000			2,259,401		2,259,401
	Sigma Finance Corp., M&C Corp. Services LTD, Box 309GT, Ugland House, South Church St., George Town, Grand Cayman, Grand Cayman Islands	8265Q0XQ0	6/4/2007	6/4/2009	variable		10,000,000	23,853	142	9,439,900	9,384,053	55,847

* Party-in-interest

Schedule G, Part I - Overdue Loan Explanation

Investment managers have responsibility for these securities as well as other securities in their portfolio and they have or will take appropriate actions taking into consideration the circumstances surrounding each security and the overall portfolio that they manage.

IBM 401(k) PLUS PLAN

Schedule H, line 4i - Schedule of Assets (Held at End of Year)

AT DECEMBER 31, 2017

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Fair value
			(n/a)
	IBM Stock Fund

*	International Business Machines Corporation	IBM Common Stock 8,335,090 shares		$1,278,769,508
	Managed by State Street Global Advisors	State Street Bank and Trust Company Government Short-Term Investment Fund		3,107,597

	Mutual Funds

	Administered by Fidelity	Expanded Choice - Mutual Funds (refer to Exhibit A - investments)		6,681,312,145
	Vanguard Emerging Markets Stock Index Fund	Vanguard Emerging Markets Stock Index Fund Institutional Plus Shares 1,545,837 shares		149,312,396

	Commingled Funds

	Vanguard Employee Benefit Index Fund	Large Company Index		6,638,062,471
	Vanguard Total Stock Market Index Trust	Total Stock Market Index		5,972,509,725
	Vanguard Russell 1000 Growth Index Trust	Large Cap Growth Index		1,400,575,493
	Vanguard Russell 1000 Value Index Trust	Large Cap Value Index		1,040,915,143
	Vanguard Russell 2000 Growth Index Trust	Small Cap Growth Index		789,300,197
	Bridgewater All Weather Portfolio III, LTD.	Balanced Fund		842,350,183
	Vanguard Russell 2000 Value Index Trust	Small Cap Value Index		761,185,452
	Vanguard European Stock Index Trust	European Stock Index		562,271,582
	Vanguard Pacific Stock Index Trust	Pacific Stock Index		404,708,807
	PIMCO Commodities Plus Trust II	Commodity		365,467,203
	AQR Global Risk Parity Enhanced Liquidity Fund	Balanced Fund		282,472,187

*              Party-In-Interest

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Fair value
			(n/a)
	Separately-Managed Funds

	Managed by State Street Global Advisors	Small/Mid Cap Stock Index (refer to Exhibit B - investments)		$4,144,518,809
	Managed by State Street Global Advisors	Total International Stock Market Index (refer to Exhibit C - investments)		4,590,708,654
	Managed by Neuberger Berman Fixed Income	Total Bond Market (refer to Exhibit D - investments)		3,248,171,124
	Managed by State Street Global Advisors	Inflation Protected Bond (refer to Exhibit E - investments)		1,861,709,699
	Managed by BlackRock Institutional Trust Company	Real Estate Investment Trust (refer to Exhibit F - investments)		1,255,769,304
	Managed by BlackRock Institutional Trust Company	International Real Estate Index (refer to Exhibit G -investments)		436,874,986
	Managed by Pacific Investment Management Company (PIMCO)	High Yield and Emerging Markets Bond (refer to Exhibit H - investments)		294,132,837
	Managed by JP Morgan Investment Management	High Yield Debt (refer to Exhibit I - investments)		140,689,815
	Managed by PGIM	Emerging Markets Debt (Refer to Exhibit J - investments)		139,814,476
	Managed by Western Assets Management Company	Long Credit (Refer to Exhibit K - investments)		239,722,727
	Managed by Loomis, Sayles and Company	Long Credit (Refer to Exhibit L - investments)		362,480,767

*              Party-In-Interest

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Fair value
(n/a)
Separately-Managed Funds (continued)
	Underlying assets managed by various investment companies	Interest Income Fund (refer to Exhibit M - investments)		$9,880,781,787
*	Mass Mutual Life Insurance Company	Synthetic GIC Wrapper Contract, Rate of Interest 3.00%
	Royal Bank of Canada	Synthetic GIC Wrapper Contract, Rate of Interest 3.29%
*	State Street Bank and Trust Company	Synthetic GIC Wrapper Contract, Rate of Interest 3.29%
*	The Prudential Insurance Company of America	Synthetic GIC Wrapper Contract, Rate of Interest 3.04%
*	New York Life Insurance Company	Synthetic GIC Wrapper Contract, Rate of Interest 2.74%
*	Metropolitan Life Insurance Company	Separate Account GIC Contract, Rate of Interest 2.68%
*	Notes receivable from participants	Interest rates range: 3.25% - 10.75% Terms: one to thirty years		232,133,839

Interest-Bearing Cash

	Managed by State Street Global Advisors	State Street Bank and Trust Company Government Short-Term Investment Fund		628,768,905

*              Party-In-Interest

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2017

Schedule H, line 4i-Schedule of Assets (Acquired and Disposed of Within Year)

FOR THE YEAR ENDED DECEMBER 31, 2017

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	BANK OF AMERICA SECURITIES LLC	INTEREST-BEARING CASH	10,132,000		$10,132,000
	CCBPSDUS2 FWBC BNP	INTEREST-BEARING CASH	260,000		260,000
	CCNGFIUS2 NOMURA GLOBAL BOC	INTEREST-BEARING CASH	460,000		460,000
	CCTORIUS6 TD BANK COC SWCC	INTEREST-BEARING CASH	270,000		270,000
	CSHCITSW0	INTEREST-BEARING CASH	350,000		350,000
	FORWARDS CCRDRTUS8 BOC USD	INTEREST-BEARING CASH	300,000		300,000
*	FORWARDS JP MORGAN BOC	INTEREST-BEARING CASH	210,000		210,000
	FORWARDS MERRILL LYNCH BOC	INTEREST-BEARING CASH	101,000		101,000
	FORWARDS ROYAL BANK OF SCOTLAND	INTEREST-BEARING CASH	660,000		660,000
	FORWARDS WELLS FARGO BOC	INTEREST-BEARING CASH	553,965		553,965
	GOLDMAN SACHS BANK USA COC	INTEREST-BEARING CASH	1,840,000		1,840,000
	MORGAN STANLEY CAP SVCS BOC	INTEREST-BEARING CASH	390,000		390,000
	MORGAN STANLEY CASH BOC	INTEREST-BEARING CASH	1,220,000		1,220,000
	NATIONAL AUSTRAILIAN BANK CASH	INTEREST-BEARING CASH	320,000		320,000
	SWAP BANK OF AMERICA COC	INTEREST-BEARING CASH	2,750,000		2,750,000
	SWAP BARCLAYS BANK BOC	INTEREST-BEARING CASH	540,000		540,000
	SWAP BNP PARIBAS BOC	INTEREST-BEARING CASH	3,587,000		3,587,000
	SWAP BNP PARIBAS COC	INTEREST-BEARING CASH	1,950,000		1,950,000
	SWAP BOA MERRILL LYNCH BOC BOC	INTEREST-BEARING CASH	110,000		110,000
	SWAP CITIBANK BOC	INTEREST-BEARING CASH	1,758,000		1,758,000
	SWAP CREDIT SUISSE BOC	INTEREST-BEARING CASH	300,000		300,000
	SWAP CREDIT SUISSE BOC	INTEREST-BEARING CASH	830,000		830,000
	SWAP GOLDMAN SACHS COC	INTEREST-BEARING CASH	20,000		20,000
	SWAP MORGAN STANLEY BOC	INTEREST-BEARING CASH	180,000		180,000
	SWAP UBS COC	INTEREST-BEARING CASH	600,000		600,000

		Total			$29,691,965

* Party-In-Interest

EXHIBIT A - Expanded Choice - Mutual Funds

(Administered by Fidelity)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2017

Schedule H, line 4i-Schedule of Assets (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	AMERICAN THE GROWTH FUND OF	MUTUAL FUNDS	1,677,548		$83,139,269
	AMERICAN AMCAP FUND	MUTUAL FUNDS	1,232,653		39,198,376
	AMERICAN BALANCED FUND	MUTUAL FUNDS	1,589,971		43,183,617
	AMERICAN FUNDS INVESTMENT CO	MUTUAL FUNDS	779,930		31,493,567
	AMERICAN FUNDS NEW ECONOMY F	MUTUAL FUNDS	1,126,064		50,312,535
	AMERICAN FUNDS NEW WORLD FUN	MUTUAL FUNDS	986,717		65,991,648
	AMERICAN FUNDS CAPITAL WORLD G	MUTUAL FUNDS	689,248		35,220,568
	AMERICAN FUNDS EUROPACIFIC GRO	MUTUAL FUNDS	1,126,261		63,228,300
	AMERICAN FUNDS FUNDAMENTAL INV	MUTUAL FUNDS	1,180,598		73,456,826
	AMERICAN MUTUAL FUND	MUTUAL FUNDS	925,736		37,779,293
	AMERICAN NEW PERSPECTIVE FUND	MUTUAL FUNDS	761,051		32,854,567
	AMERICAN SMALLCAP WORLD FUND	MUTUAL FUNDS	619,973		35,146,255
	AMERICAN WASHINGTON MUTUAL INV	MUTUAL FUNDS	766,395		35,001,262
	CAPITAL WORLD BOND FUND	MUTUAL FUNDS	678,539		13,550,415
	DFA EMERGING MARKETS PORTFOLIO	MUTUAL FUNDS	1,041,237		31,726,479
	DFA EMERGING MARKETS VALUE POR	MUTUAL FUNDS	1,200,577		37,482,020
	DFA GLOBAL REAL ESTATE SECURIT	MUTUAL FUNDS	1,723,608		18,873,509
	DFA INTERNATIONAL SMALL COMPAN	MUTUAL FUNDS	859,444		18,280,372
	DFA INTERNATIONAL VALUE PORTFO	MUTUAL FUNDS	583,610		11,958,160
	DFA INTERNATIONAL VECTOR EQUIT	MUTUAL FUNDS	471,270		6,395,129
	DFA LARGE CAP INTERNATIONAL PO	MUTUAL FUNDS	490,245		11,731,563
	DFA US CORE EQUITY 1 PORTFOLIO	MUTUAL FUNDS	1,725,547		39,307,955
	DFA US SMALL CAP PORTFOLIO	MUTUAL FUNDS	974,731		35,031,821
	DFA US TARGETED VALUE PORTFOLI	MUTUAL FUNDS	1,373,370		34,183,177
	DODGE + COX BALANCED FUND	MUTUAL FUNDS	544,430		58,254,001
	DODGE + COX GLOBAL BOND FUND	MUTUAL FUNDS	254,202		2,775,884
	DODGE + COX GLOBAL STOCK FUND	MUTUAL FUNDS	2,104,787		29,172,344
	DODGE + COX INCOME FUND	MUTUAL FUNDS	4,704,855		64,738,809
	DODGE + COX INTERNATIONAL STOC	MUTUAL FUNDS	1,960,210		90,796,945
	DODGE + COX STOCK FUND	MUTUAL FUNDS	817,945		166,541,877
	FIDELITY ADVISOR INTERNATIONAL	MUTUAL FUNDS	350,367		15,952,199
	FIDELITY BLUE CHIP GROWTH FUND	MUTUAL FUNDS	1,764,658		155,042,874
	FIDELITY CANADA FUND	MUTUAL FUNDS	394,687		21,573,577
	FIDELITY CAPITAL + INCOME FUND	MUTUAL FUNDS	9,352,868		96,334,539
	FIDELITY CAPITAL APPRECIATION	MUTUAL FUNDS	489,946		17,275,485
	FIDELITY CHINA REGION FUND	MUTUAL FUNDS	2,472,736		88,969,051
	FIDELITY CONTRAFUND	MUTUAL FUNDS	2,136,771		261,519,361
	FIDELITY CONVERTIBLE SECURITIE	MUTUAL FUNDS	311,875		8,720,036
	FIDELITY DIVERSIFIED INTERNATI	MUTUAL FUNDS	733,622		29,293,544
	FIDELITY DIVIDEND GROWTH FUND	MUTUAL FUNDS	1,421,795		46,606,452
	FIDELITY EMERGING ASIA FUND	MUTUAL FUNDS	844,536		38,037,895
	FIDELITY EQUITY INCOME FUND IN	MUTUAL FUNDS	316,367		19,190,794
	FIDELITY EUROPE FUND/UNITED ST	MUTUAL FUNDS	357,971		15,152,921
	FIDELITY EXPORT AND MULTINATIO	MUTUAL FUNDS	640,280		14,188,604
	FIDELITY FLOATING RATE HIGH IN	MUTUAL FUNDS	3,379,584		32,511,603
	FIDELITY FOCUSED STOCK FUND	MUTUAL FUNDS	438,260		9,926,591
	FIDELITY FREEDOM 2005 FUND	MUTUAL FUNDS	135,264		1,696,206
	FIDELITY FREEDOM 2010 FUND	MUTUAL FUNDS	312,760		5,016,678
	FIDELITY FREEDOM 2015 FUND	MUTUAL FUNDS	889,600		11,885,058
	FIDELITY FREEDOM 2020 FUND	MUTUAL FUNDS	2,609,589		43,188,694
	FIDELITY FREEDOM 2025 FUND	MUTUAL FUNDS	2,842,636		40,877,102
	FIDELITY FREEDOM 2030 FUND	MUTUAL FUNDS	1,574,376		28,386,006
	FIDELITY FREEDOM 2035 FUND	MUTUAL FUNDS	1,482,008		22,541,334
	FIDELITY FREEDOM 2040 FUND	MUTUAL FUNDS	1,109,583		11,861,444
	FIDELITY FREEDOM 2045 FUND	MUTUAL FUNDS	603,574		7,309,280
	FIDELITY FREEDOM 2050 FUND	MUTUAL FUNDS	462,889		5,633,358
	FIDELITY FREEDOM 2055 FUND	MUTUAL FUNDS	97,924		1,343,512
	FIDELITY FREEDOM INCOME FUND	MUTUAL FUNDS	644,498		7,579,298
	FIDELITY FUND	MUTUAL FUNDS	276,329		12,492,855
	FIDELITY GLOBAL BALANCED FUND	MUTUAL FUNDS	340,637		8,536,368
	FIDELITY GNMA FUND	MUTUAL FUNDS	1,242,110		14,135,213
	FIDELITY GOVERNMENT INCOME FUN	MUTUAL FUNDS	1,282,998		13,099,407
	FIDELITY GROWTH COMPANY FUND	MUTUAL FUNDS	1,372,796		245,208,840
	FIDELITY GROWTH DISCOVERY FUND	MUTUAL FUNDS	1,092,742		35,590,620
	FIDELITY HIGH INCOME FUND	MUTUAL FUNDS	3,161,869		28,330,349
	FIDELITY INDEPENDENCE FUND	MUTUAL FUNDS	931,962		34,762,200
	FIDELITY INFLATION PROTECTED B	MUTUAL FUNDS	1,023,119		12,226,274
	FIDELITY INTERMEDIATE BOND FUN	MUTUAL FUNDS	687,335		7,423,219

Information Classification: General

FIDELITY INTERMEDIATE GOVERNME	MUTUAL FUNDS	729,120	7,582,847
FIDELITY INTERNATIONAL REAL ES	MUTUAL FUNDS	821,359	9,568,831
FIDELITY INTERNATIONAL SMALL C	MUTUAL FUNDS	927,611	27,735,581
FIDELITY JAPAN FUND/UNITED STA	MUTUAL FUNDS	653,290	10,093,324
FIDELITY LARGE CAP STOCK FUND	MUTUAL FUNDS	1,086,843	36,365,764
FIDELITY LATIN AMERICA FUND/UN	MUTUAL FUNDS	1,160,702	28,413,985
FIDELITY LEVERAGED COMPANY STO	MUTUAL FUNDS	1,432,901	48,045,167
FIDELITY LIMITED TERM GOVERNME	MUTUAL FUNDS	2,144,644	21,167,641
FIDELITY LOW PRICED STOCK FUND	MUTUAL FUNDS	1,030,737	56,144,247
FIDELITY MID CAP STOCK FUND	MUTUAL FUNDS	1,253,115	47,906,595
FIDELITY NEW MARKETS INCOME FU	MUTUAL FUNDS	2,857,635	46,350,838
FIDELITY OTC PORTFOLIO	MUTUAL FUNDS	2,239,820	249,224,722
FIDELITY OVERSEAS FUND/UNITED	MUTUAL FUNDS	571,373	28,900,044
FIDELITY PACIFIC BASIN FUND	MUTUAL FUNDS	611,273	21,687,959
FIDELITY PURITAN TRUST FIDEL	MUTUAL FUNDS	1,461,255	34,675,581
FIDELITY REAL ESTATE INCOME FU	MUTUAL FUNDS	2,299,919	27,576,029
FIDELITY REAL ESTATE INVESTMEN	MUTUAL FUNDS	860,951	35,987,755
FIDELITY SHORT TERM BOND FUND	MUTUAL FUNDS	2,085,021	17,889,476
FIDELITY SMALL CAP DISCOVERY F	MUTUAL FUNDS	3,571,547	106,824,977
FIDELITY SMALL CAP STOCK FUND	MUTUAL FUNDS	1,393,340	27,323,392
FIDELITY STOCK SELECTOR SMALL	MUTUAL FUNDS	215,020	5,689,430
FIDELITY STRATEGIC INCOME FUND	MUTUAL FUNDS	5,423,482	59,929,479
FIDELITY TOTAL BOND FUND	MUTUAL FUNDS	2,814,820	29,949,687
FIDELITY TREND FUND	MUTUAL FUNDS	159,036	15,838,399
FIDELITY VALUE FUND	MUTUAL FUNDS	211,306	25,614,514
FIDELITY VALUE STRATEGIES FUND	MUTUAL FUNDS	416,389	17,496,646
INTERNATIONAL GROWTH AND INCOM	MUTUAL FUNDS	220,900	7,727,080
PIMCO ALL ASSET ALL AUTHORITY	MUTUAL FUNDS	931,931	8,312,820
PIMCO ALL ASSET FUND	MUTUAL FUNDS	835,200	10,147,686
PIMCO COMMODITYREALRETURN STRA	MUTUAL FUNDS	4,990,271	33,784,138
PIMCO DIVERSIFIED INCOME FUND	MUTUAL FUNDS	2,369,984	25,951,329
PIMCO EMERGING LOCAL BOND FUND	MUTUAL FUNDS	676,562	5,114,807
PIMCO EMERGING MARKETS BOND FU	MUTUAL FUNDS	1,315,499	13,970,596
PIMCO FOREIGN BOND FUND U.S. D	MUTUAL FUNDS	1,883,591	20,097,918
PIMCO FOREIGN BOND FUND UNHEDG	MUTUAL FUNDS	862,659	8,678,345
PIMCO GLOBAL BOND FUND U.S. DO	MUTUAL FUNDS	635,520	6,520,440
PIMCO GLOBAL BOND FUND UNHEDGE	MUTUAL FUNDS	745,381	7,155,660
PIMCO GNMA FUND	MUTUAL FUNDS	535,122	5,902,391
PIMCO HIGH YIELD FUND	MUTUAL FUNDS	2,809,344	25,171,725
PIMCO INVESTMENT GRADE CORPORA	MUTUAL FUNDS	5,672,374	59,786,827
PIMCO LONG TERM US GOVERNMENT	MUTUAL FUNDS	3,876,280	24,265,512
PIMCO LOW DURATION ESG FUND	MUTUAL FUNDS	946,141	9,007,259
PIMCO LOW DURATION FUND/UNITED	MUTUAL FUNDS	2,456,449	24,220,591
PIMCO MODERATE DURATION FUND	MUTUAL FUNDS	391,958	3,997,975
PIMCO MORTGAGE BACKED SECURITI	MUTUAL FUNDS	475,401	5,001,215
PIMCO REAL RETURN ASSET FUND	MUTUAL FUNDS	817,155	7,035,708
PIMCO REAL RETURN FUND	MUTUAL FUNDS	1,028,620	11,376,535
PIMCO REALESTATEREALRETURN STR	MUTUAL FUNDS	6,740,389	56,619,271
PIMCO STOCKSPLUS FUND/UNITED S	MUTUAL FUNDS	2,744,140	31,365,517
PIMCO TOTAL RETURN ESG FUND	MUTUAL FUNDS	971,729	8,871,883
PIMCO TOTAL RETURN FUND	MUTUAL FUNDS	6,394,824	65,674,844
PIMCO UNCONSTRAINED BOND FUND	MUTUAL FUNDS	742,900	8,038,176
U.S. VECTOR EQUITY PORTFOLIO	MUTUAL FUNDS	466,451	8,941,866
VANGUARD CONVERTIBLE SECURITIE	MUTUAL FUNDS	886,735	11,917,722
VANGUARD DIVIDEND GROWTH FUND	MUTUAL FUNDS	8,579,700	227,791,031
VANGUARD EQUITY INCOME FUND	MUTUAL FUNDS	1,645,363	128,256,076
VANGUARD EXPLORER FUND	MUTUAL FUNDS	314,835	27,834,524
VANGUARD FTSE SOCIAL INDEX FUN	MUTUAL FUNDS	1,135,178	19,854,270
VANGUARD GLOBAL EQUITY FUND	MUTUAL FUNDS	583,770	18,277,836
VANGUARD GLOBAL MINIMUM VOLATI	MUTUAL FUNDS	466,541	12,624,606
VANGUARD GNMA FUND	MUTUAL FUNDS	1,947,835	20,374,352
VANGUARD GROWTH AND INCOME FUN	MUTUAL FUNDS	639,057	49,277,662
VANGUARD HIGH YIELD CORPORATE	MUTUAL FUNDS	7,480,279	44,283,255
VANGUARD INFLATION PROTECTED S	MUTUAL FUNDS	2,675,245	27,902,801
VANGUARD INSTITUTIONAL TARGET	MUTUAL FUNDS	1,508,806	35,260,804
VANGUARD INSTITUTIONAL TARGET	MUTUAL FUNDS	513,792	12,238,531
VANGUARD INSTITUTIONAL TARGET	MUTUAL FUNDS	1,740,353	38,270,355
VANGUARD INSTITUTIONAL TARGET	MUTUAL FUNDS	1,706,797	39,461,142
VANGUARD INSTITUTIONAL TARGET	MUTUAL FUNDS	1,079,427	25,496,069
VANGUARD INSTITUTIONAL TARGET	MUTUAL FUNDS	600,844	14,300,080
VANGUARD INSTITUTIONAL TARGET	MUTUAL FUNDS	3,182,925	72,761,672
VANGUARD INSTITUTIONAL TARGET	MUTUAL FUNDS	665,955	14,318,032
VANGUARD INSTITUTIONAL TARGET	MUTUAL FUNDS	2,740,656	61,746,979
VANGUARD INSTITUTIONAL TARGET	MUTUAL FUNDS	210,690	5,027,070
VANGUARD INTERMEDIATE TERM BON	MUTUAL FUNDS	3,894,945	44,246,571
VANGUARD INTERMEDIATE TERM INV	MUTUAL FUNDS	3,619,149	35,286,700
VANGUARD INTERMEDIATE TERM TRE	MUTUAL FUNDS	3,234,300	35,803,700
VANGUARD INTERNATIONAL EXPLORE	MUTUAL FUNDS	1,596,540	33,990,344
VANGUARD INTERNATIONAL GROWTH	MUTUAL FUNDS	666,525	63,706,454
VANGUARD INTERNATIONAL VALUE F	MUTUAL FUNDS	373,151	14,881,258
VANGUARD LONG TERM BOND INDEX	MUTUAL FUNDS	2,209,753	31,864,643

VANGUARD LONG TERM INVESTMENT	MUTUAL FUNDS	2,826,054	30,097,475
VANGUARD LONG TERM TREASURY FU	MUTUAL FUNDS	3,513,705	43,605,083
VANGUARD MID CAP GROWTH FUND	MUTUAL FUNDS	1,965,662	51,913,133
VANGUARD MID CAP INDEX FUND	MUTUAL FUNDS	2,132,801	90,260,144
VANGUARD MORGAN GROWTH FUND	MUTUAL FUNDS	256,182	23,238,305
VANGUARD PRIMECAP CORE FUND	MUTUAL FUNDS	5,847,371	157,294,273
VANGUARD SELECTED VALUE FUND	MUTUAL FUNDS	1,741,300	54,450,458
VANGUARD SHORT TERM BOND INDEX	MUTUAL FUNDS	3,113,358	32,316,655
VANGUARD SHORT TERM FEDERAL FU	MUTUAL FUNDS	2,623,417	27,860,686
VANGUARD SHORT TERM INVESTMENT	MUTUAL FUNDS	5,998,475	63,763,784
VANGUARD SHORT TERM TREASURY F	MUTUAL FUNDS	6,575,367	69,370,117
VANGUARD SMALL CAP INDEX FUND	MUTUAL FUNDS	939,386	66,489,706
VANGUARD STAR FUND	MUTUAL FUNDS	681,705	18,269,685
VANGUARD STRATEGIC EQUITY FUND	MUTUAL FUNDS	1,196,307	40,638,557
VANGUARD WELLESLEY INCOME FUND	MUTUAL FUNDS	2,785,989	181,925,065
VANGUARD WELLINGTON FUND	MUTUAL FUNDS	2,821,187	204,761,783
VANGUARD WINDSOR FUND	MUTUAL FUNDS	327,987	25,904,395
VANGUARD WINDSOR II FUND	MUTUAL FUNDS	285,338	19,151,892

	Total : EXHIBIT A - Expanded Choice - Mutual Funds		$6,681,312,145

n / a - Cost is not applicable

EXHIBIT B - Small/Mid-Cap Stock Index Fund

(Managed by State Street Global Advisors)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2017

Schedule H, line 4i-Schedule of Assets (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	1 800 FLOWERS.COM INC CL A	COMMON STOCK USD.01	27,500		$294,250
	1ST SOURCE CORP	COMMON STOCK	16,330		807,519
	2U INC	COMMON STOCK USD.001	40,200		2,593,302
	3D SYSTEMS CORP	COMMON STOCK USD.001	98,739		853,105
	8X8 INC	COMMON STOCK USD.001	79,800		1,125,180
	A10 NETWORKS INC	COMMON STOCK USD.00001	50,000		386,000
	AAC HOLDINGS INC	COMMON STOCK USD.001	6,900		62,100
	AAON INC	COMMON STOCK USD.004	35,936		1,318,851
	AAR CORP	COMMON STOCK USD1.0	27,600		1,084,404
	AARON S INC	COMMON STOCK USD.5	53,162		2,118,506
	ABAXIS INC	COMMON STOCK	19,456		963,461
	ABEONA THERAPEUTICS INC	COMMON STOCK USD.01	20,900		331,265
	ABERCROMBIE + FITCH CO CL A	COMMON STOCK USD.01	60,100		1,047,543
	ABIOMED INC	COMMON STOCK USD.01	35,300		6,615,573
	ABM INDUSTRIES INC	COMMON STOCK USD.01	48,200		1,818,104
	ABRAXAS PETROLEUM CORP	COMMON STOCK USD.01	85,900		211,314
	ACACIA COMMUNICATIONS INC	COMMON STOCK USD.0001	15,200		550,696
	ACACIA RESEARCH CORP	COMMON STOCK USD.001	44,300		179,415
	ACADIA HEALTHCARE CO INC	COMMON STOCK USD.01	63,900		2,085,057
	ACADIA PHARMACEUTICALS INC	COMMON STOCK USD.0001	89,000		2,679,790
	ACADIA REALTY TRUST	REIT USD.001	73,907		2,022,096
	ACCELERATE DIAGNOSTICS INC	COMMON STOCK	19,600		513,520
	ACCELERON PHARMA INC	COMMON STOCK USD.001	24,100		1,022,804
	ACCESS NATIONAL CORP	COMMON STOCK USD.835	9,034		251,507
	ACCO BRANDS CORP	COMMON STOCK USD.01	103,634		1,264,335
	ACCURAY INC	COMMON STOCK USD.001	83,785		360,276
	ACETO CORP	COMMON STOCK USD.01	26,700		275,811
	ACHAOGEN INC	COMMON STOCK USD.001	23,800		255,612
	ACHILLION PHARMACEUTICALS	COMMON STOCK USD.001	94,900		273,312
	ACI WORLDWIDE INC	COMMON STOCK USD.005	103,400		2,344,078
	ACLARIS THERAPEUTICS INC	COMMON STOCK USD.00001	21,180		522,299
	ACNB CORP	COMMON STOCK USD2.5	1,300		38,415
	ACORDA THERAPEUTICS INC	COMMON STOCK USD.001	37,814		811,110
	ACTUA CORP	COMMON STOCK USD.001	20,800		324,480
	ACTUANT CORP A	COMMON STOCK USD.2	50,000		1,265,000
	ACUSHNET HOLDINGS CORP	COMMON STOCK USD.001	20,000		421,600
	ACXIOM CORP	COMMON STOCK USD.1	69,700		1,920,932
	ADAMAS PHARMACEUTICALS INC	COMMON STOCK USD.001	15,200		515,128
	ADAMS RESOURCES + ENERGY INC	COMMON STOCK USD.1	2,700		117,450
	ADDUS HOMECARE CORP	COMMON STOCK USD.001	7,400		257,520
	ADIENT PLC	COMMON STOCK USD.001	82,600		6,500,620
	ADTALEM GLOBAL EDUCATION INC	COMMON STOCK USD.01	56,200		2,363,210
	ADTRAN INC	COMMON STOCK USD.01	48,037		929,516
	ADURO BIOTECH INC	COMMON STOCK USD.0001	31,200		234,000
	ADVANCED DISPOSAL SERVICES I	COMMON STOCK USD.01	35,900		859,446
	ADVANCED DRAINAGE SYSTEMS IN	COMMON STOCK USD.01	26,900		641,565
	ADVANCED ENERGY INDUSTRIES	COMMON STOCK USD.001	34,200		2,307,816
	ADVANSIX INC	COMMON STOCK USD.01	28,100		1,182,167
	ADVAXIS INC	COMMON STOCK USD.001	23,300		66,172
	AECOM	COMMON STOCK USD.01	135,128		5,020,005
	AEGION CORP	COMMON STOCK USD.01	28,191		716,897
	AERIE PHARMACEUTICALS INC	COMMON STOCK USD.001	25,700		1,535,575
	AEROJET ROCKETDYNE HOLDINGS	COMMON STOCK USD.1	52,800		1,647,360
	AEROVIRONMENT INC	COMMON STOCK USD.0001	17,000		954,720
	AG MORTGAGE INVESTMENT TRUST	REIT USD.01	23,400		444,834
	AGCO CORP	COMMON STOCK USD.01	56,600		4,042,938
	AGENUS INC	COMMON STOCK USD.01	58,900		192,014
	AGILYSYS INC	COMMON STOCK USD.3	17,100		209,988
	AGIOS PHARMACEUTICALS INC	COMMON STOCK USD.001	36,000		2,058,120
	AGNC INVESTMENT CORP	REIT USD.01	325,900		6,579,921
	AGREE REALTY CORP	REIT USD.0001	20,340		1,046,290
	AGROFRESH SOLUTIONS INC	COMMON STOCK	16,700		123,580
	AIMMUNE THERAPEUTICS INC	COMMON STOCK USD.0001	23,100		873,642

AIR LEASE CORP	COMMON STOCK USD.01	86,500	4,159,785
AIR TRANSPORT SERVICES GROUP	COMMON STOCK USD.01	45,800	1,059,812
AIRCASTLE LTD	COMMON STOCK USD.01	47,500	1,111,025
AK STEEL HOLDING CORP	COMMON STOCK USD.01	292,100	1,653,286
AKCEA THERAPEUTICS INC	COMMON STOCK	12,900	223,944
AKEBIA THERAPEUTICS INC	COMMON STOCK USD.0001	38,600	573,982
AKORN INC	COMMON STOCK	75,465	2,432,237
ALAMO GROUP INC	COMMON STOCK USD.1	7,800	880,386
ALARM.COM HOLDINGS INC	COMMON STOCK	20,500	773,875
ALBANY INTL CORP CL A	COMMON STOCK USD.001	24,860	1,527,647
ALCOA CORP	COMMON STOCK USD.01	157,200	8,468,364
ALDER BIOPHARMACEUTICALS INC	COMMON STOCK USD.0001	40,300	461,435
ALEXANDER + BALDWIN INC	REIT	44,224	1,226,774
ALEXANDER S INC	REIT USD1.0	2,214	876,412
ALICO INC	COMMON STOCK USD1.0	4,280	126,260
ALKERMES PLC	COMMON STOCK USD.01	129,700	7,098,481
ALLEGHANY CORP	COMMON STOCK USD1.0	12,661	7,547,095
ALLEGHENY TECHNOLOGIES INC	COMMON STOCK USD.1	98,200	2,370,548
ALLEGIANCE BANCSHARES INC	COMMON STOCK USD1.0	9,500	357,675
ALLEGIANT TRAVEL CO	COMMON STOCK USD.001	11,400	1,764,150
ALLETE INC	COMMON STOCK	45,400	3,375,944
ALLIED MOTION TECHNOLOGIES	COMMON STOCK	3,000	99,270
ALLISON TRANSMISSION HOLDING	COMMON STOCK USD.01	113,900	4,905,673
ALLSCRIPTS HEALTHCARE SOLUTI	COMMON STOCK USD.01	169,282	2,463,053
ALLY FINANCIAL INC	COMMON STOCK USD.1	390,100	11,375,316
ALMOST FAMILY INC	COMMON STOCK USD.1	8,100	448,335
ALNYLAM PHARMACEUTICALS INC	COMMON STOCK USD.01	73,217	9,302,220
ALPHA + OMEGA SEMICONDUCTOR	COMMON STOCK	13,875	226,995
ALTERYX INC CLASS A	COMMON STOCK	9,616	242,996
ALTISOURCE PORTFOLIO SOL	COMMON STOCK USD1.0	12,900	361,200
ALTISOURCE RESIDENTIAL CORP	REIT USD.01	48,000	569,280
ALTRA INDUSTRIAL MOTION CORP	COMMON STOCK USD.001	25,581	1,289,282
AMAG PHARMACEUTICALS INC	COMMON STOCK USD.01	29,700	393,525
AMBAC FINANCIAL GROUP INC	COMMON STOCK USD.01	43,100	688,738
AMBARELLA INC	COMMON STOCK USD.00045	30,100	1,768,375
AMBER ROAD INC	COMMON STOCK USD.001	23,400	171,756
AMC ENTERTAINMENT HLDS CL A	COMMON STOCK USD.01	47,647	719,470
AMC NETWORKS INC A	COMMON STOCK	48,600	2,628,288
AMDOCS LTD	COMMON STOCK GBP.0001	123,850	8,109,698
AMEDISYS INC	COMMON STOCK USD.001	24,879	1,311,372
AMER NATL BNKSHS/DANVILLE VA	COMMON STOCK USD1.0	5,297	202,875
AMERCO	COMMON STOCK USD.25	4,183	1,580,798
AMERESCO INC CL A	COMMON STOCK USD.0001	17,400	149,640
AMERICA S CAR MART INC	COMMON STOCK USD.01	7,200	321,480
AMERICAN ASSETS TRUST INC	REIT USD.01	33,848	1,294,348
AMERICAN AXLE + MFG HOLDINGS	COMMON STOCK USD.01	73,150	1,245,745
AMERICAN CAMPUS COMMUNITIES	REIT USD.01	116,883	4,795,709
AMERICAN EAGLE OUTFITTERS	COMMON STOCK USD.01	146,264	2,749,763
AMERICAN EQUITY INVT LIFE HL	COMMON STOCK USD1.0	76,400	2,347,772
AMERICAN FINANCIAL GROUP INC	COMMON STOCK	61,739	6,701,151
AMERICAN HOMES 4 RENT A	REIT USD.01	208,035	4,543,484
AMERICAN NATIONAL INSURANCE	COMMON STOCK USD1.0	7,700	987,525
AMERICAN OUTDOOR BRANDS CORP	COMMON STOCK USD.001	52,600	675,384
AMERICAN PUBLIC EDUCATION	COMMON STOCK USD.01	18,700	468,435
AMERICAN RAILCAR INDUSTRIES	COMMON STOCK USD.01	8,200	341,448
AMERICAN RENAL ASSOCIATES HO	COMMON STOCK USD.01	7,700	133,980
AMERICAN SOFTWARE INC CL A	COMMON STOCK USD.1	32,300	375,649
AMERICAN STATES WATER CO	COMMON STOCK	31,282	1,811,541
AMERICAN VANGUARD CORP	COMMON STOCK USD.1	29,899	587,515
AMERICAN WOODMARK CORP	COMMON STOCK	13,500	1,758,375
AMERIS BANCORP	COMMON STOCK USD1.0	31,064	1,497,285
AMERISAFE INC	COMMON STOCK USD.01	16,924	1,042,518
AMES NATIONAL CORP	COMMON STOCK USD2.0	12,479	347,540
AMICUS THERAPEUTICS INC	COMMON STOCK USD.01	124,200	1,787,238
AMKOR TECHNOLOGY INC	COMMON STOCK USD.001	99,900	1,003,995
AMN HEALTHCARE SERVICES INC	COMMON STOCK USD.01	41,090	2,023,683
AMPHASTAR PHARMACEUTICALS IN	COMMON STOCK USD.0001	32,100	617,604
AMPLIFY SNACK BRANDS INC	COMMON STOCK USD.0001	32,400	389,124
AMTRUST FINANCIAL SERVICES	COMMON STOCK USD.01	79,076	796,295
ANALOGIC CORP	COMMON STOCK USD.05	12,600	1,055,250
ANAPTYSBIO INC	COMMON STOCK USD.001	10,300	1,037,416
ANAVEX LIFE SCIENCES CORP	COMMON STOCK USD.001	29,000	93,380
ANDERSONS INC/THE	COMMON STOCK	25,770	802,736
ANGIODYNAMICS INC	COMMON STOCK USD.01	29,300	487,259
ANI PHARMACEUTICALS INC	COMMON STOCK USD.0001	5,500	354,475
ANIKA THERAPEUTICS INC	COMMON STOCK USD.01	12,900	695,439
ANIXTER INTERNATIONAL INC	COMMON STOCK USD1.0	26,350	2,002,600
ANNALY CAPITAL MANAGEMENT IN	REIT USD.01	950,087	11,296,534

ANTARES PHARMA INC	COMMON STOCK USD.01	115,500	229,845
ANTERO RESOURCES CORP	COMMON STOCK USD.01	196,000	3,724,000
ANWORTH MORTGAGE ASSET CORP	REIT USD.01	102,688	558,623
APOGEE ENTERPRISES INC	COMMON STOCK USD.333	25,477	1,165,063
APOLLO COMMERCIAL REAL ESTAT	REIT USD.01	88,591	1,634,504
APPFOLIO INC A	COMMON STOCK USD.0001	6,800	282,200
APPLE HOSPITALITY REIT INC	REIT NPV	178,200	3,494,502
APPLIED INDUSTRIAL TECH INC	COMMON STOCK	32,025	2,180,903
APPLIED OPTOELECTRONICS INC	COMMON STOCK USD.001	14,500	548,390
APPTIO INC CLASS A	COMMON STOCK USD.0001	16,200	381,024
APTARGROUP INC	COMMON STOCK USD.01	52,044	4,490,356
AQUA AMERICA INC	COMMON STOCK USD.5	153,675	6,028,670
ARAMARK	COMMON STOCK USD.01	206,900	8,842,906
ARATANA THERAPEUTICS INC	COMMON STOCK USD.001	20,400	107,304
ARC DOCUMENT SOLUTIONS INC	COMMON STOCK USD.001	36,300	92,565
ARCBEST CORP	COMMON STOCK USD.01	25,000	893,750
ARCH CAPITAL GROUP LTD	COMMON STOCK USD.01	104,883	9,520,230
ARCH COAL INC A	COMMON STOCK USD.01	15,700	1,462,612
ARCHROCK INC	COMMON STOCK USD.01	60,136	631,428
ARDAGH GROUP SA	COMMON STOCK EUR.01	9,900	208,890
ARDELYX INC	COMMON STOCK USD.000001	27,786	183,388
ARDMORE SHIPPING CORP	COMMON STOCK USD.01	11,900	95,200
ARENA PHARMACEUTICALS INC	COMMON STOCK USD.0001	21,298	723,493
ARES COMMERCIAL REAL ESTATE	REIT USD.01	24,600	317,340
ARGAN INC	COMMON STOCK USD.15	14,100	634,500
ARGO GROUP INTERNATIONAL	COMMON STOCK USD1.0	27,395	1,688,902
ARISTA NETWORKS INC	COMMON STOCK USD.0001	45,100	10,624,658
ARLINGTON ASSET INVESTMENT A	COMMON STOCK USD.01	18,800	221,464
ARMADA HOFFLER PROPERTIES IN	REIT USD.01	25,800	400,674
ARMOUR RESIDENTIAL REIT INC	REIT USD.0001	34,275	881,553
ARMSTRONG FLOORING INC	COMMON STOCK USD.0001	21,078	356,640
ARMSTRONG WORLD INDUSTRIES	COMMON STOCK USD.01	40,956	2,479,886
ARRAY BIOPHARMA INC	COMMON STOCK USD.001	148,904	1,905,971
ARRIS INTERNATIONAL PLC	COMMON STOCK GBP.0001	153,272	3,937,558
ARROW ELECTRONICS INC	COMMON STOCK USD1.0	75,250	6,050,853
ARROW FINANCIAL CORP	COMMON STOCK USD1.0	15,098	512,577
ARTESIAN RESOURCES CORP CL A	COMMON STOCK USD1.0	9,341	360,189
ARTISAN PARTNERS ASSET MA A	COMMON STOCK USD.01	33,800	1,335,100
ASBURY AUTOMOTIVE GROUP	COMMON STOCK USD.01	16,000	1,024,000
ASCENA RETAIL GROUP INC	COMMON STOCK USD.01	154,148	362,248
ASCENT CAPITAL GROUP INC A	COMMON STOCK USD.01	14,019	161,078
ASGN INC	COMMON STOCK USD.01	43,752	2,811,941
ASHFORD HOSPITALITY PRIME IN	REIT USD.01	25,118	244,398
ASHFORD HOSPITALITY TRUST	REIT USD.01	73,800	496,674
ASHLAND GLOBAL HOLDINGS INC	COMMON STOCK	53,500	3,809,200
ASPEN INSURANCE HOLDINGS LTD	COMMON STOCK USD.001514456	54,300	2,204,580
ASPEN TECHNOLOGY INC	COMMON STOCK USD.1	63,400	4,197,080
ASSEMBLY BIOSCIENCES INC	COMMON STOCK USD.001	4,200	190,050
ASSOCIATED BANC CORP	COMMON STOCK USD.01	133,877	3,400,476
ASSOCIATED CAPITAL GROUP A	COMMON STOCK USD.001	6,690	228,129
ASSURED GUARANTY LTD	COMMON STOCK USD.01	102,100	3,458,127
ASTEC INDUSTRIES INC	COMMON STOCK USD.2	16,400	959,400
ASTERIAS BIOTHERAPEUTICS	COMMON STOCK USD.0001	21,000	47,250
ASTRONICS CORP	COMMON STOCK USD.01	21,800	904,046
AT HOME GROUP INC	COMMON STOCK USD.01	7,400	224,886
ATARA BIOTHERAPEUTICS INC	COMMON STOCK USD.0001	20,400	369,240
ATHENAHEALTH INC	COMMON STOCK USD.01	34,600	4,603,184
ATHENE HOLDING LTD CLASS A	COMMON STOCK	91,900	4,752,149
ATHERSYS INC	COMMON STOCK USD.001	67,000	121,270
ATKORE INTERNATIONAL GROUP I	COMMON STOCK USD.01	27,000	579,150
ATLANTIC CAPITAL BANCSHARES	COMMON STOCK	15,300	269,280
ATLANTIC POWER CORP	COMMON STOCK	147,500	346,625
ATLAS AIR WORLDWIDE HOLDINGS	COMMON STOCK USD.01	21,000	1,231,650
ATLAS FINANCIAL HOLDINGS INC	COMMON STOCK	7,300	150,015
ATLASSIAN CORP PLC CLASS A	COMMON STOCK USD.1	62,500	2,845,000
ATMOS ENERGY CORP	COMMON STOCK	87,750	7,536,848
ATN INTERNATIONAL INC	COMMON STOCK USD.01	9,700	536,022
ATRICURE INC	COMMON STOCK USD.001	27,900	508,896
ATRION CORPORATION	COMMON STOCK USD.1	1,199	756,089
AUDENTES THERAPEUTICS INC	COMMON STOCK USD.00001	10,300	321,875
AUTONATION INC	COMMON STOCK USD.01	54,500	2,797,485
AV HOMES INC	COMMON STOCK USD1.0	8,600	143,190
AVANGRID INC	COMMON STOCK USD.01	52,133	2,636,887
AVEXIS INC	COMMON STOCK USD.0001	22,600	2,501,142
AVID TECHNOLOGY INC	COMMON STOCK USD.01	24,100	129,899
AVIS BUDGET GROUP INC	COMMON STOCK USD.01	67,720	2,971,554
AVISTA CORP	COMMON STOCK	57,412	2,956,144
AVNET INC	COMMON STOCK USD1.0	105,679	4,187,002

AVX CORP	COMMON STOCK USD.01	50,526	874,100
AXALTA COATING SYSTEMS LTD	COMMON STOCK USD1.0	180,900	5,853,924
AXCELIS TECHNOLOGIES INC	COMMON STOCK USD.001	25,875	742,613
AXIS CAPITAL HOLDINGS LTD	COMMON STOCK USD.0125	70,800	3,558,408
AXOGEN INC	COMMON STOCK USD.01	23,500	665,050
AXON ENTERPRISE INC	COMMON STOCK USD.00001	50,000	1,325,000
AXOVANT SCIENCES LTD	COMMON STOCK USD.00001	21,700	114,359
AXT INC	COMMON STOCK USD.001	23,900	207,930
AZZ INC	COMMON STOCK USD1.0	24,000	1,226,400
B. RILEY FINANCIAL INC	COMMON STOCK USD.0001	11,800	213,580
B+G FOODS INC	COMMON STOCK USD.01	59,100	2,077,365
BABCOCK + WILCOX ENTERPR	COMMON STOCK USD.01	40,399	229,466
BADGER METER INC	COMMON STOCK USD1.0	28,240	1,349,872
BALCHEM CORP	COMMON STOCK USD.0667	28,647	2,308,948
BALDWIN + LYONS INC CL B	COMMON STOCK	9,250	221,538
BANC OF CALIFORNIA INC	COMMON STOCK USD.01	37,300	770,245
BANCFIRST CORP	COMMON STOCK USD1.0	15,600	797,940
BANCO LATINOAMERICANO COME E	COMMON STOCK	27,693	744,942
BANCORP INC/THE	COMMON STOCK USD1.0	40,708	402,195
BANCORPSOUTH BANK	COMMON STOCK	74,181	2,332,992
BANK MUTUAL CORP	COMMON STOCK USD.01	52,892	563,300
BANK OF HAWAII CORP	COMMON STOCK USD.01	36,500	3,128,050
BANK OF MARIN BANCORP/CA	COMMON STOCK	5,300	360,400
BANK OF NT BUTTERFIELD + SON	COMMON STOCK BMD1.0	45,100	1,636,679
BANK OF THE OZARKS	COMMON STOCK USD.01	104,400	5,058,180
BANKFINANCIAL CORP	COMMON STOCK USD.01	23,055	353,664
BANKUNITED INC	COMMON STOCK USD.01	90,500	3,685,160
BANKWELL FINANCIAL GROUP INC	COMMON STOCK	1,100	37,774
BANNER CORPORATION	COMMON STOCK USD.01	25,900	1,427,608
BAR HARBOR BANKSHARES	COMMON STOCK USD2.0	10,670	288,197
BARNES + NOBLE EDUCATION INC	COMMON STOCK USD.01	24,467	201,608
BARNES + NOBLE INC	COMMON STOCK USD.001	64,715	433,591
BARNES GROUP INC	COMMON STOCK USD.01	46,200	2,923,074
BARRACUDA NETWORKS INC	COMMON STOCK USD.001	23,700	651,750
BARRETT BUSINESS SVCS INC	COMMON STOCK USD.01	7,900	509,471
BASIC ENERGY SERVICES INC	COMMON STOCK USD.01	14,000	328,580
BASSETT FURNITURE INDS	COMMON STOCK USD5.0	9,200	345,920
BAZAARVOICE INC	COMMON STOCK USD.0001	62,200	338,990
BEACON ROOFING SUPPLY INC	COMMON STOCK USD.01	51,950	3,312,332
BEAR STATE FINANCIAL INC	COMMON STOCK USD.01	4,000	40,920
BEAZER HOMES USA INC	COMMON STOCK USD.001	22,037	423,331
BED BATH + BEYOND INC	COMMON STOCK USD.01	119,800	2,634,402
BEL FUSE INC CL B	COMMON STOCK USD.1	11,600	292,030
BELDEN INC	COMMON STOCK USD.01	36,250	2,797,413
BELLICUM PHARMACEUTICALS INC	COMMON STOCK USD.01	18,400	154,744
BELMOND LTD CLASS A	COMMON STOCK USD.01	73,760	903,560
BEMIS COMPANY	COMMON STOCK USD.1	77,600	3,708,504
BENCHMARK ELECTRONICS INC	COMMON STOCK USD.1	43,822	1,275,220
BENEFICIAL BANCORP INC	COMMON STOCK USD.01	66,026	1,086,128
BENEFITFOCUS INC	COMMON STOCK USD.001	11,400	307,800
BERKSHIRE HILLS BANCORP INC	COMMON STOCK USD.01	27,395	1,002,657
BERRY GLOBAL GROUP INC	COMMON STOCK USD.01	113,854	6,679,814
BGC PARTNERS INC CL A	COMMON STOCK USD.01	192,625	2,910,564
BIG 5 SPORTING GOODS CORP	COMMON STOCK USD.01	23,041	175,112
BIG LOTS INC	COMMON STOCK USD.01	40,300	2,262,845
BIGLARI HOLDINGS INC	COMMON STOCK USD.5	1,022	423,517
BILL BARRETT CORP	COMMON STOCK USD.001	47,480	243,572
BIO RAD LABORATORIES A	COMMON STOCK USD.0001	18,288	4,364,797
BIO TECHNE CORP	COMMON STOCK USD.01	33,000	4,275,150
BIOCRYST PHARMACEUTICALS INC	COMMON STOCK USD.01	64,700	317,677
BIOHAVEN PHARMACEUTICAL HOLD	COMMON STOCK	9,000	242,820
BIOMARIN PHARMACEUTICAL INC	COMMON STOCK USD.001	149,600	13,339,832
BIOSCRIP INC	COMMON STOCK USD.0001	53,200	154,812
BIOSPECIFICS TECHNOLOGIES	COMMON STOCK USD.001	4,300	186,319
BIOTELEMETRY INC	COMMON STOCK USD.001	23,500	702,650
BIOTIME INC	COMMON STOCK	61,800	132,870
BIOVERATIV INC	COMMON STOCK USD.001	92,200	4,971,424
BJ S RESTAURANTS INC	COMMON STOCK	22,000	800,800
BLACK HILLS CORP	COMMON STOCK USD1.0	46,650	2,804,132
BLACK KNIGHT INC	COMMON STOCK	91,947	4,059,460
BLACKBAUD INC	COMMON STOCK USD.001	41,100	3,883,539
BLACKHAWK NETWORK HOLDINGS I	COMMON STOCK USD.001	47,900	1,707,635
BLACKLINE INC	COMMON STOCK USD.01	8,900	291,920
BLOOMIN BRANDS INC	COMMON STOCK USD.01	77,326	1,650,137
BLUCORA INC	COMMON STOCK USD.0001	39,708	877,547
BLUE BUFFALO PET PRODUCTS IN	COMMON STOCK USD.01	78,900	2,587,131
BLUE HILLS BANCORP INC	COMMON STOCK USD.01	18,200	365,820
BLUEBIRD BIO INC	COMMON STOCK USD.01	40,000	7,124,000

BLUEPRINT MEDICINES CORP	COMMON STOCK USD.001	35,600	2,684,596
BLUEROCK RESIDENTIAL GROWTH	REIT USD.01	20,200	204,222
BMC STOCK HOLDINGS INC	COMMON STOCK USD.01	48,700	1,232,110
BOB EVANS FARMS	COMMON STOCK USD.01	17,200	1,355,704
BOFI HOLDING INC	COMMON STOCK USD.01	52,100	1,557,790
BOINGO WIRELESS INC	COMMON STOCK	31,700	713,250
BOISE CASCADE CO	COMMON STOCK USD.01	35,600	1,420,440
BOJANGLES INC	COMMON STOCK USD.01	8,700	102,660
BOK FINANCIAL CORPORATION	COMMON STOCK USD.00006	23,752	2,192,785
BONANZA CREEK ENERGY INC	COMMON STOCK	16,600	457,994
BOOT BARN HOLDINGS INC	COMMON STOCK	5,700	94,677
BOOZ ALLEN HAMILTON HOLDINGS	COMMON STOCK USD.01	124,300	4,739,559
BOSTON BEER COMPANY INC A	COMMON STOCK USD.01	8,100	1,547,910
BOSTON PRIVATE FINL HOLDING	COMMON STOCK USD1.0	82,155	1,269,295
BOTTOMLINE TECHNOLOGIES (DE)	COMMON STOCK USD.001	39,269	1,361,849
BOX INC CLASS A	COMMON STOCK USD.0001	65,600	1,385,472
BOYD GAMING CORP	COMMON STOCK USD.01	76,600	2,684,830
BRADY CORPORATION CL A	COMMON STOCK USD.01	43,800	1,660,020
BRANDYWINE REALTY TRUST	REIT USD.01	156,608	2,848,700
BRIDGE BANCORP INC	COMMON STOCK USD.01	14,900	521,500
BRIDGEPOINT EDUCATION INC	COMMON STOCK USD.01	12,878	106,887
BRIGGS + STRATTON	COMMON STOCK USD.01	43,200	1,095,984
BRIGHT HORIZONS FAMILY SOLUT	COMMON STOCK USD.001	42,900	4,032,600
BRIGHTCOVE	COMMON STOCK USD.001	20,700	146,970
BRIGHTSPHERE INVESTMENT GROU	COMMON STOCK USD.001	61,800	1,035,150
BRINK S CO/THE	COMMON STOCK USD1.0	40,000	3,148,000
BRINKER INTERNATIONAL INC	COMMON STOCK USD.1	44,154	1,714,941
BRISTOW GROUP INC	COMMON STOCK USD.01	29,327	395,035
BRIXMOR PROPERTY GROUP INC	REIT USD.01	259,600	4,844,136
BROADRIDGE FINANCIAL SOLUTIO	COMMON STOCK USD.01	99,800	9,039,884
BROADSOFT INC	COMMON STOCK	27,300	1,498,770
BROOKDALE SENIOR LIVING INC	COMMON STOCK USD.01	160,790	1,559,663
BROOKLINE BANCORP INC	COMMON STOCK USD.01	63,623	998,881
BROOKS AUTOMATION INC	COMMON STOCK USD.01	60,193	1,435,603
BROWN + BROWN INC	COMMON STOCK USD.1	104,700	5,387,862
BRUKER CORP	COMMON STOCK USD.01	92,860	3,186,955
BRUNSWICK CORP	COMMON STOCK USD.75	75,800	4,185,676
BRYN MAWR BANK CORP	COMMON STOCK USD1.0	13,900	614,380
BSB BANCORP INC/MA	COMMON STOCK USD.01	11,100	324,675
BUCKLE INC/THE	COMMON STOCK USD.01	27,475	652,531
BUFFALO WILD WINGS INC	COMMON STOCK	14,500	2,267,075
BUILD A BEAR WORKSHOP INC	COMMON STOCK USD.01	18,700	172,040
BUILDERS FIRSTSOURCE INC	COMMON STOCK USD.01	71,817	1,564,892
BUNGE LTD	COMMON STOCK USD.01	119,617	8,023,908
BURLINGTON STORES INC	COMMON STOCK USD.0001	58,800	7,234,164
BWX TECHNOLOGIES INC	COMMON STOCK USD.01	81,698	4,941,912
C + F FINANCIAL CORP	COMMON STOCK USD1.0	1,100	63,800
C+J ENERGY SERVICES INC	COMMON STOCK	43,800	1,465,986
CABLE ONE INC	COMMON STOCK USD.01	4,100	2,883,735
CABOT CORP	COMMON STOCK USD1.0	54,800	3,375,132
CABOT MICROELECTRONICS CORP	COMMON STOCK USD.001	21,355	2,009,078
CACI INTERNATIONAL INC CL A	COMMON STOCK USD.1	20,916	2,768,233
CAESARS ENTERTAINMENT CORP	COMMON STOCK USD.01	120,662	1,526,374
CAESARSTONE LTD	COMMON STOCK	20,400	448,800
CAI INTERNATIONAL INC	COMMON STOCK USD.0001	13,300	376,656
CAL MAINE FOODS INC	COMMON STOCK USD.01	29,580	1,314,831
CALAMP CORP	COMMON STOCK USD.01	34,500	739,335
CALATLANTIC GROUP INC	COMMON STOCK USD.01	70,007	3,947,695
CALAVO GROWERS INC	COMMON STOCK USD.001	12,600	1,063,440
CALERES INC	COMMON STOCK USD.01	41,425	1,386,909
CALGON CARBON CORP	COMMON STOCK USD.01	52,500	1,118,250
CALIFORNIA RESOURCES CORP	COMMON STOCK USD.01	28,700	557,928
CALIFORNIA WATER SERVICE GRP	COMMON STOCK USD.01	43,200	1,959,120
CALITHERA BIOSCIENCES INC	COMMON STOCK USD.001	24,600	205,410
CALIX INC	COMMON STOCK	37,300	221,935
CALLAWAY GOLF COMPANY	COMMON STOCK USD.01	73,773	1,027,658
CALLIDUS SOFTWARE INC	COMMON STOCK USD.001	53,800	1,541,370
CALLON PETROLEUM CO	COMMON STOCK USD.01	165,600	2,012,040
CALPINE CORP	COMMON STOCK USD.001	305,515	4,622,442
CAMBREX CORP	COMMON STOCK USD.1	27,100	1,300,800
CAMDEN NATIONAL CORP	COMMON STOCK	14,850	625,631
CAMDEN PROPERTY TRUST	REIT USD.01	77,998	7,180,496
CAMPING WORLD HOLDINGS INC A	COMMON STOCK USD.01	19,200	858,816
CANNAE HOLDINGS INC	COMMON STOCK	63,856	1,087,468
CANTEL MEDICAL CORP	COMMON STOCK USD.1	31,873	3,278,776
CAPELLA EDUCATION CO	COMMON STOCK USD.01	10,500	812,700
CAPITAL CITY BANK GROUP INC	COMMON STOCK USD.01	13,681	313,842
CAPITAL SENIOR LIVING CORP	COMMON STOCK USD.01	28,200	380,418

CAPITOL FEDERAL FINANCIAL IN	COMMON STOCK USD.01	113,465	1,521,566
CAPSTEAD MORTGAGE CORP	REIT USD.01	98,100	848,565
CARA THERAPEUTICS INC	COMMON STOCK USD.001	14,400	176,256
CARBO CERAMICS INC	COMMON STOCK USD.01	19,350	196,983
CARBONITE INC	COMMON STOCK USD.01	15,100	379,010
CARDIOVASCULAR SYSTEMS INC	COMMON STOCK	27,400	649,106
CARDTRONICS PLC A	COMMON STOCK	40,208	744,652
CARE.COM INC	COMMON STOCK USD.001	10,700	193,028
CAREER EDUCATION CORP	COMMON STOCK USD.01	55,600	671,648
CARETRUST REIT INC	REIT USD.01	57,071	956,510
CARLISLE COS INC	COMMON STOCK USD1.0	53,600	6,091,640
CAROLINA FINANCIAL CORP	COMMON STOCK	10,900	404,935
CARPENTER TECHNOLOGY	COMMON STOCK USD5.0	39,978	2,038,478
CARRIAGE SERVICES INC	COMMON STOCK USD.01	14,700	377,937
CARRIZO OIL + GAS INC	COMMON STOCK USD.01	48,340	1,028,675
CARROLS RESTAURANT GROUP INC	COMMON STOCK USD.01	37,200	451,980
CARS.COM INC	COMMON STOCK USD.01	65,300	1,883,252
CARTER S INC	COMMON STOCK USD.01	40,600	4,770,094
CARVANA CO	COMMON STOCK USD.001	18,200	347,984
CASELLA WASTE SYSTEMS INC A	COMMON STOCK USD.01	28,200	649,164
CASEY S GENERAL STORES INC	COMMON STOCK NPV	33,950	3,800,363
CASS INFORMATION SYSTEMS INC	COMMON STOCK USD.5	11,842	689,294
CASTLIGHT HEALTH INC B	COMMON STOCK USD.0001	31,000	116,250
CATALENT INC	COMMON STOCK USD.01	106,300	4,366,804
CATCHMARK TIMBER TRUST INC A	REIT USD.01	27,800	365,014
CATHAY GENERAL BANCORP	COMMON STOCK USD.01	64,382	2,714,989
CATO CORP CLASS A	COMMON STOCK USD.033	27,050	430,636
CAVCO INDUSTRIES INC	COMMON STOCK USD.01	7,100	1,083,460
CAVIUM INC	COMMON STOCK USD.001	57,826	4,847,554
CBIZ INC	COMMON STOCK USD.01	43,943	678,919
CBL + ASSOCIATES PROPERTIES	REIT USD.01	155,130	878,036
CDK GLOBAL INC	COMMON STOCK USD.01	114,900	8,190,072
CDW CORP/DE	COMMON STOCK USD.01	130,600	9,075,394
CECO ENVIRONMENTAL CORP	COMMON STOCK USD.01	25,798	132,344
CEDAR REALTY TRUST INC	REIT USD.06	72,400	440,192
CELANESE CORP SERIES A	COMMON STOCK USD.0001	118,300	12,667,564
CELLDEX THERAPEUTICS INC	COMMON STOCK USD.001	85,100	241,684
CENTENNIAL RESOURCE DEVELO A	COMMON STOCK USD.0001	93,200	1,845,360
CENTERSTATE BANK CORP	COMMON STOCK USD.01	39,500	1,016,335
CENTRAL EUROPEAN MEDIA ENT A	COMMON STOCK USD.08	62,014	288,365
CENTRAL GARDEN + PET CO	COMMON STOCK USD.01	13,200	513,744
CENTRAL GARDEN AND PET CO A	COMMON STOCK USD.01	28,400	1,070,964
CENTRAL PACIFIC FINANCIAL CO	COMMON STOCK	26,700	796,461
CENTRAL VALLEY COMM BANCORP	COMMON STOCK	1,800	36,324
CENTURY ALUMINUM COMPANY	COMMON STOCK USD.01	43,500	854,340
CENTURY BANCORP INC CL A	COMMON STOCK USD1.0	3,800	297,350
CENTURY CASINOS INC	COMMON STOCK USD.01	1,900	17,347
CENTURY COMMUNITIES INC	COMMON STOCK USD.01	11,200	348,320
CERUS CORP	COMMON STOCK USD.001	76,500	258,570
CEVA INC	COMMON STOCK USD.001	17,400	803,010
CHANNELADVISOR CORP	COMMON STOCK USD.001	11,600	104,400
CHARLES RIVER LABORATORIES	COMMON STOCK USD.01	42,191	4,617,805
CHART INDUSTRIES INC	COMMON STOCK USD.01	29,970	1,404,394
CHARTER FINANCIAL CORP	COMMON STOCK USD.01	8,106	142,179
CHASE CORP	COMMON STOCK USD.1	6,000	723,000
CHATHAM LODGING TRUST	REIT USD.01	29,100	662,316
CHEESECAKE FACTORY INC/THE	COMMON STOCK USD.01	41,050	1,977,789
CHEFS WAREHOUSE INC/THE	COMMON STOCK USD.01	15,200	311,600
CHEGG INC	COMMON STOCK USD.001	79,100	1,290,912
CHEMED CORP	COMMON STOCK USD1.0	13,300	3,232,166
CHEMICAL FINANCIAL CORP	COMMON STOCK USD1.0	61,015	3,262,472
CHEMOCENTRYX INC	COMMON STOCK USD.001	20,400	121,380
CHEMOURS CO/THE	COMMON STOCK	157,200	7,869,432
CHENIERE ENERGY INC	COMMON STOCK USD.003	178,836	9,628,530
CHESAPEAKE LODGING TRUST	REIT USD.01	52,600	1,424,934
CHESAPEAKE UTILITIES CORP	COMMON STOCK USD.4867	14,103	1,107,791
CHICAGO BRIDGE + IRON CO NV	COMMON STOCK EUR.01	96,999	1,565,564
CHICO S FAS INC	COMMON STOCK USD.01	124,000	1,093,680
CHILDREN S PLACE INC/THE	COMMON STOCK USD.1	14,500	2,107,575
CHIMERA INVESTMENT CORP	REIT USD.01	171,880	3,176,342
CHIMERIX INC	COMMON STOCK USD.001	35,100	162,513
CHOICE HOTELS INTL INC	COMMON STOCK USD.01	30,797	2,389,847
CHURCHILL DOWNS INC	COMMON STOCK	11,608	2,701,182
CHUY S HOLDINGS INC	COMMON STOCK USD.01	14,300	401,115
CIENA CORP	COMMON STOCK USD.01	119,300	2,496,949
CIMPRESS NV	COMMON STOCK USD.001	21,800	2,613,384
CINCINNATI BELL INC	COMMON STOCK USD.01	36,817	767,634
CINEMARK HOLDINGS INC	COMMON STOCK USD.001	94,600	3,293,972

	CIRCOR INTERNATIONAL INC	COMMON STOCK USD.01	16,172	787,253
	CIRRUS LOGIC INC	COMMON STOCK USD.001	55,200	2,862,672
	CIT GROUP INC	COMMON STOCK USD.01	115,974	5,709,400
	CITI TRENDS INC	COMMON STOCK USD.01	15,247	403,436
	CITIZENS + NORTHERN CORP	COMMON STOCK USD1.0	12,596	302,304
	CITIZENS INC	COMMON STOCK	38,100	280,035
	CITY HOLDING CO	COMMON STOCK USD2.5	15,200	1,025,544
	CITY OFFICE REIT INC	REIT USD.01	16,600	215,966
	CIVITAS SOLUTIONS INC	COMMON STOCK USD.01	10,200	174,420
	CLEAN ENERGY FUELS CORP	COMMON STOCK USD.0001	68,300	138,649
	CLEAN HARBORS INC	COMMON STOCK USD.01	45,720	2,478,024
	CLEAR CHANNEL OUTDOOR CL A	COMMON STOCK USD.01	44,300	203,780
	CLEARFIELD INC	COMMON STOCK USD.01	6,500	79,625
	CLEARWATER PAPER CORP	COMMON STOCK USD.0001	16,016	727,126
	CLEVELAND CLIFFS INC	COMMON STOCK USD.125	262,600	1,893,346
	CLIFTON BANCORP INC	COMMON STOCK USD.01	16,046	274,387
	CLOUDERA INC	COMMON STOCK USD.00005	8,800	145,376
	CLOVIS ONCOLOGY INC	COMMON STOCK USD.001	38,800	2,638,400
	CNA FINANCIAL CORP	COMMON STOCK USD2.5	25,624	1,359,353
	CNB FINANCIAL CORP/PA	COMMON STOCK	17,800	467,072
	CNO FINANCIAL GROUP INC	COMMON STOCK USD.01	144,339	3,563,730
	CNX RESOURCES CORP	COMMON STOCK USD.01	208,400	3,048,892
	COBIZ FINANCIAL INC	COMMON STOCK USD.01	33,886	677,381
	COCA COLA BOTTLING CO CONSOL	COMMON STOCK USD1.0	4,200	904,092
	CODEXIS INC	COMMON STOCK USD.0001	29,500	246,325
	CODORUS VALLEY BANCORP INC	COMMON STOCK USD2.5	7,560	208,127
	COEUR MINING INC	COMMON STOCK USD.01	151,217	1,134,128
	COGENT COMMUNICATIONS HOLDIN	COMMON STOCK USD.001	39,794	1,802,668
	COGNEX CORP	COMMON STOCK USD.002	144,200	8,819,272
	COHEN + STEERS INC	COMMON STOCK USD.01	19,899	941,024
	COHERENT INC	COMMON STOCK USD.01	20,814	5,874,127
	COHERUS BIOSCIENCES INC	COMMON STOCK USD.0001	26,000	228,800
	COHU INC	COMMON STOCK USD1.0	22,325	490,034
	COLFAX CORP	COMMON STOCK USD.001	75,000	2,971,500
	COLLECTORS UNIVERSE	COMMON STOCK USD.001	4,200	120,288
	COLLEGIUM PHARMACEUTICAL INC	COMMON STOCK USD.001	6,700	123,682
	COLONY NORTHSTAR INC CLASS A	REIT USD.01	458,139	5,227,366
	COLUMBIA BANKING SYSTEM INC	COMMON STOCK	61,933	2,690,370
	COLUMBIA PROPERTY TRUST INC	REIT USD.01	106,663	2,447,916
	COLUMBIA SPORTSWEAR CO	COMMON STOCK	26,900	1,933,572
	COLUMBUS MCKINNON CORP/NY	COMMON STOCK USD.01	22,000	879,560
	COMFORT SYSTEMS USA INC	COMMON STOCK USD.01	32,200	1,405,530
	COMMERCE BANCSHARES INC	COMMON STOCK USD5.0	83,428	4,658,606
	COMMERCEHUB INC SERIES A	COMMON STOCK USD.01	12,300	270,477
	COMMERCEHUB INC SERIES C	COMMON STOCK USD.01	24,601	506,535
	COMMERCIAL METALS CO	COMMON STOCK USD.01	99,772	2,127,139
	COMMSCOPE HOLDING CO INC	COMMON STOCK USD.01	162,500	6,147,375
*	COMMUNITY BANK SYSTEM INC	COMMON STOCK USD1.0	41,856	2,249,760
	COMMUNITY HEALTH SYSTEMS INC	COMMON STOCK USD.01	103,946	442,810
	COMMUNITY HEALTHCARE TRUST I	REIT USD.01	11,100	311,910
	COMMUNITY TRUST BANCORP INC	COMMON STOCK USD5.0	15,682	738,622
	COMMVAULT SYSTEMS INC	COMMON STOCK USD.01	34,100	1,790,250
	COMPASS MINERALS INTERNATION	COMMON STOCK USD.01	29,100	2,102,475
	COMPUTER PROGRAMS + SYSTEMS	COMMON STOCK USD.001	10,800	324,540
	COMTECH TELECOMMUNICATIONS	COMMON STOCK USD.1	14,875	329,035
	CONCERT PHARMACEUTICALS INC	COMMON STOCK USD.001	18,500	478,595
	CONDUENT INC	COMMON STOCK USD.01	173,000	2,795,680
	CONFORMIS INC	COMMON STOCK USD.00001	31,800	75,684
	CONMED CORP	COMMON STOCK USD.01	27,090	1,380,777
	CONN S INC	COMMON STOCK USD.01	18,331	651,667
	CONNECTICUT WATER SVC INC	COMMON STOCK	10,300	591,323
	CONNECTONE BANCORP INC	COMMON STOCK	21,400	551,050
	CONS TOMOKA LAND CO FLORIDA	COMMON STOCK USD1.0	6,600	419,100
	CONSOL ENERGY INC	COMMON STOCK USD.01	26,050	1,029,236
	CONSOLIDATED COMMUNICATIONS	COMMON STOCK USD.01	59,683	727,536
	CONSOLIDATED WATER CO ORD SH	COMMON STOCK USD.6	3,200	40,320
	CONTAINER STORE GROUP INC/TH	COMMON STOCK USD.01	8,600	40,764
	CONTANGO OIL + GAS	COMMON STOCK USD.04	15,200	71,592
	CONTINENTAL BUILDING PRODUCT	COMMON STOCK USD.001	29,500	830,425
	CONTINENTAL RESOURCES INC/OK	COMMON STOCK USD.01	74,130	3,926,666
	CONTROL4 CORP	COMMON STOCK USD.0001	11,800	351,168
	CONVERGYS CORP	COMMON STOCK	84,100	1,976,350
	COOPER STANDARD HOLDING	COMMON STOCK USD.001	16,300	1,996,750
	COOPER TIRE + RUBBER	COMMON STOCK USD1.0	49,750	1,758,663
	COPA HOLDINGS SA CLASS A	COMMON STOCK	27,633	3,704,480
	COPART INC	COMMON STOCK	171,524	7,408,122
	CORCEPT THERAPEUTICS INC	COMMON STOCK USD.001	66,400	1,199,184
	CORE MARK HOLDING CO INC	COMMON STOCK USD.01	41,600	1,313,728

CORECIVIC INC	REIT USD.01	105,856	2,381,760
CORELOGIC INC	COMMON STOCK USD1.0	71,643	3,310,623
CORENERGY INFRASTRUCTURE TRU	REIT USD.001	11,340	433,188
CORESITE REALTY CORP	REIT USD.01	29,100	3,314,490
CORNERSTONE ONDEMAND INC	COMMON STOCK USD.0001	45,200	1,596,916
CORPORATE OFFICE PROPERTIES	REIT USD.01	85,173	2,487,052
CORVEL CORP	COMMON STOCK USD.0001	10,800	571,320
COSTAMARE INC	COMMON STOCK USD.0001	23,400	135,018
COSTAR GROUP INC	COMMON STOCK USD.01	27,325	8,114,159
COTIVITI HOLDINGS INC	COMMON STOCK USD.001	31,600	1,017,836
COUPA SOFTWARE INC	COMMON STOCK USD.0001	24,700	771,134
COUSINS PROPERTIES INC	REIT USD1.0	375,026	3,468,991
COVANTA HOLDING CORP	COMMON STOCK USD.1	106,310	1,796,639
COVENANT TRANSPORT GRP CL A	COMMON STOCK USD.01	4,900	140,777
COWEN INC	COMMON STOCK USD.01	24,662	336,636
CRA INTERNATIONAL INC	COMMON STOCK	11,600	521,420
CRACKER BARREL OLD COUNTRY	COMMON STOCK USD.01	17,593	2,795,352
CRAFT BREW ALLIANCE INC	COMMON STOCK USD.005	9,300	178,560
CRANE CO	COMMON STOCK USD1.0	44,387	3,960,208
CRAWFORD + CO CL B	COMMON STOCK USD1.0	10,533	101,327
CRAY INC	COMMON STOCK USD.01	40,330	975,986
CREDIT ACCEPTANCE CORP	COMMON STOCK USD.01	9,479	3,066,267
CREE INC	COMMON STOCK USD.00125	84,200	3,127,188
CROCS INC	COMMON STOCK USD.001	64,500	815,280
CROSS COUNTRY HEALTHCARE INC	COMMON STOCK USD.0001	39,071	498,546
CROWN HOLDINGS INC	COMMON STOCK USD5.0	111,750	6,285,938
CRYOLIFE INC	COMMON STOCK USD.01	26,900	515,135
CSG SYSTEMS INTL INC	COMMON STOCK USD.01	30,700	1,345,274
CSS INDUSTRIES INC	COMMON STOCK USD.1	12,195	339,387
CSW INDUSTRIALS INC	COMMON STOCK USD.01	12,100	555,995
CTS CORP	COMMON STOCK	32,530	837,648
CUBESMART	REIT USD.01	156,000	4,511,520
CUBIC CORP	COMMON STOCK	24,613	1,450,936
CULLEN/FROST BANKERS INC	COMMON STOCK USD.01	49,125	4,649,681
CULP INC	COMMON STOCK USD.05	11,600	388,600
CURIS INC	COMMON STOCK USD.01	71,700	50,190
CURTISS WRIGHT CORP	COMMON STOCK USD1.0	38,061	4,637,733
CUSTOMERS BANCORP INC	COMMON STOCK USD1.0	26,470	687,955
CUTERA INC	COMMON STOCK USD.001	5,500	249,425
CVB FINANCIAL CORP	COMMON STOCK	91,836	2,163,656
CVR ENERGY INC	COMMON STOCK USD.01	14,000	521,360
CYPRESS SEMICONDUCTOR CORP	COMMON STOCK USD.01	282,807	4,309,979
CYRUSONE INC	REIT USD.01	77,500	4,613,575
CYS INVESTMENTS INC	REIT USD.01	149,900	1,203,697
CYTOKINETICS INC	COMMON STOCK USD.001	30,116	245,445
CYTOMX THERAPEUTICS INC	COMMON STOCK USD.00001	25,000	527,750
DAILY JOURNAL CORP	COMMON STOCK USD.01	897	206,507
DAKTRONICS INC	COMMON STOCK	35,900	327,767
DANA INC	COMMON STOCK USD.01	125,284	4,010,341
DARLING INGREDIENTS INC	COMMON STOCK USD.01	140,978	2,555,931
DAVE + BUSTER S ENTERTAINMEN	COMMON STOCK USD.01	32,800	1,809,576
DCT INDUSTRIAL TRUST INC	REIT USD.01	81,250	4,775,875
DDR CORP	REIT USD.1	285,211	2,555,491
DEAN FOODS CO	COMMON STOCK USD.01	81,100	937,516
DECKERS OUTDOOR CORP	COMMON STOCK USD.01	28,200	2,263,050
DEL FRISCO S RESTAURANT GROU	COMMON STOCK USD.001	25,800	393,450
DEL TACO RESTAURANTS INC	COMMON STOCK	22,600	273,912
DELEK US HOLDINGS INC	COMMON STOCK USD.01	66,908	2,337,766
DELL TECHNOLOGIES INC CL V	TRACKING STK	174,900	14,215,872
DELPHI TECHNOLOGIES PLC	COMMON STOCK USD.01	77,200	4,050,684
DELTA APPAREL INC	COMMON STOCK USD.01	3,292	66,498
DELTIC TIMBER CORP	COMMON STOCK USD.01	10,900	997,895
DELUXE CORP	COMMON STOCK USD1.0	41,990	3,226,512
DENBURY RESOURCES INC	COMMON STOCK USD.001	321,400	710,294
DENNY S CORP	COMMON STOCK USD.01	67,139	888,920
DEPOMED INC	COMMON STOCK	56,900	458,045
DERMIRA INC	COMMON STOCK USD.001	25,800	717,498
DEXCOM INC	COMMON STOCK USD.001	74,690	4,286,459
DHI GROUP INC	COMMON STOCK USD.01	43,826	83,269
DHT HOLDINGS INC	COMMON STOCK USD.01	80,700	289,713
DIAMOND HILL INVESTMENT GRP	COMMON STOCK	2,900	599,314
DIAMOND OFFSHORE DRILLING	COMMON STOCK USD.01	61,200	1,137,708
DIAMONDBACK ENERGY INC	COMMON STOCK USD.01	84,800	10,706,000
DIAMONDROCK HOSPITALITY CO	REIT USD.01	181,646	2,050,783
DICK S SPORTING GOODS INC	COMMON STOCK USD.01	78,132	2,245,514
DIEBOLD NIXDORF INC	COMMON STOCK USD1.25	64,525	1,054,984
DIGI INTERNATIONAL INC	COMMON STOCK USD.01	25,379	242,369
DIGIMARC CORP	COMMON STOCK USD.001	6,400	231,360

DILLARDS INC CL A	COMMON STOCK	13,100	786,655
DIME COMMUNITY BANCSHARES	COMMON STOCK USD.01	31,966	669,688
DINE BRANDS GLOBAL INC	COMMON STOCK USD.01	15,554	789,054
DIODES INC	COMMON STOCK USD.667	34,949	1,001,988
DIPLOMAT PHARMACY INC	COMMON STOCK	36,300	728,541
DMC GLOBAL INC	COMMON STOCK USD.05	5,312	133,066
DOLBY LABORATORIES INC CL A	COMMON STOCK USD.001	43,740	2,711,880
DOMINO S PIZZA INC	COMMON STOCK USD.01	37,358	7,059,168
DOMTAR CORP	COMMON STOCK USD.01	55,000	2,723,600
DONALDSON CO INC	COMMON STOCK USD5.0	116,900	5,722,255
DONEGAL GROUP INC CL A	COMMON STOCK USD.01	13,366	231,232
DONNELLEY FINANCIAL SOLUTION	COMMON STOCK USD.01	27,093	528,043
DORIAN LPG LTD	COMMON STOCK USD.01	22,936	188,537
DORMAN PRODUCTS INC	COMMON STOCK USD.01	23,960	1,464,914
DOUGLAS DYNAMICS INC	COMMON STOCK USD.01	19,500	737,100
DOUGLAS EMMETT INC	REIT USD.01	128,087	5,259,252
DRIL QUIP INC	COMMON STOCK USD.01	34,900	1,664,730
DSP GROUP INC	COMMON STOCK USD.001	31,400	392,500
DST SYSTEMS INC	COMMON STOCK USD.01	51,934	3,223,543
DSW INC CLASS A	COMMON STOCK	62,328	1,334,442
DUCOMMUN INC	COMMON STOCK USD.01	7,600	216,220
DULUTH HOLDINGS INC CL B	COMMON STOCK	8,801	157,098
DUN + BRADSTREET CORP	COMMON STOCK USD.01	32,700	3,872,007
DUNKIN BRANDS GROUP INC	COMMON STOCK USD.001	80,285	5,175,974
DURECT CORPORATION	COMMON STOCK USD.0001	97,200	89,599
DXP ENTERPRISES INC	COMMON STOCK USD.01	17,205	508,752
DYAX CORPORATION CVR	COMMON STOCK	125,800	139,638
DYCOM INDUSTRIES INC	COMMON STOCK USD.333	26,000	2,897,180
DYNAVAX TECHNOLOGIES CORP	COMMON STOCK USD.001	50,270	940,049
DYNEGY INC	COMMON STOCK USD.01	110,600	1,310,610
DYNEX CAPITAL INC	REIT USD.01	57,600	403,776
E MINI RUSS 2000 MAR18	XCME 20180316	8,300	210,140
EAGLE BANCORP INC	COMMON STOCK USD.01	25,840	1,496,136
EAGLE MATERIALS INC	COMMON STOCK USD.01	41,448	4,696,058
EAGLE PHARMACEUTICALS INC	COMMON STOCK USD.001	6,700	357,914
EAST WEST BANCORP INC	COMMON STOCK USD.001	124,190	7,554,478
EASTERLY GOVERNMENT PROPERTI	REIT USD.01	29,000	618,860
EASTGROUP PROPERTIES INC	REIT	29,900	2,642,562
EASTMAN KODAK CO	COMMON STOCK USD.01	15,000	46,500
EATON VANCE CORP	COMMON STOCK USD.00390625	94,029	5,302,295
EBIX INC	COMMON STOCK USD.1	23,131	1,833,132
ECHO GLOBAL LOGISTICS INC	COMMON STOCK USD.0001	26,200	733,600
ECHOSTAR CORP A	COMMON STOCK USD.001	40,725	2,439,428
ECLIPSE RESOURCES CORP	COMMON STOCK USD.01	27,400	65,760
EDGE THERAPEUTICS INC	COMMON STOCK USD.00033	14,300	133,991
EDGEWELL PERSONAL CARE CO	COMMON STOCK USD.01	48,681	2,891,165
EDITAS MEDICINE INC	COMMON STOCK USD.0001	36,100	1,109,353
EDUCATION REALTY TRUST INC	REIT USD.01	68,433	2,389,680
EHEALTH INC	COMMON STOCK USD.001	19,491	338,559
EL PASO ELECTRIC CO	COMMON STOCK	35,720	1,977,102
EL POLLO LOCO HOLDINGS INC	COMMON STOCK USD.01	11,900	117,810
ELDORADO RESORTS INC	COMMON STOCK	40,900	1,355,835
ELECTRO SCIENTIFIC INDS INC	COMMON STOCK	24,500	525,035
ELECTRONICS FOR IMAGING	COMMON STOCK USD.01	39,500	1,166,435
ELF BEAUTY INC	COMMON STOCK USD.01	8,600	191,866
ELLIE MAE INC	COMMON STOCK USD.0001	28,700	2,565,780
EMC INS GROUP INC	COMMON STOCK USD1.0	10,800	309,852
EMCOR GROUP INC	COMMON STOCK USD.01	50,612	4,137,531
EMCORE CORP	COMMON STOCK	23,300	150,285
EMERALD EXPOSITIONS EVENTS I	COMMON STOCK USD.01	18,500	376,290
EMERGENT BIOSOLUTIONS INC	COMMON STOCK USD.001	29,300	1,361,571
EMPIRE RESORTS INC	COMMON STOCK USD.01	1,428	38,556
EMPIRE STATE REALTY TRUST A	REIT USD.01	113,500	2,330,155
EMPLOYERS HOLDINGS INC	COMMON STOCK USD.01	31,104	1,381,018
ENANTA PHARMACEUTICALS INC	COMMON STOCK USD.01	15,700	921,276
ENCOMPASS HEALTH CORP	COMMON STOCK USD.01	79,100	3,908,331
ENCORE CAPITAL GROUP INC	COMMON STOCK USD.01	23,462	987,750
ENCORE WIRE CORP	COMMON STOCK USD.01	20,300	987,595
ENDO INTERNATIONAL PLC	COMMON STOCK USD.0001	183,400	1,421,350
ENDOLOGIX INC	COMMON STOCK USD.001	64,000	342,400
ENDURANCE INTERNATIONAL GROU	COMMON STOCK USD.0001	52,000	436,800
ENERGEN CORP	COMMON STOCK USD.01	84,100	4,841,637
ENERGIZER HOLDINGS INC	COMMON STOCK	52,881	2,537,230
ENERGOUS CORP	COMMON STOCK USD.00001	18,800	365,660
ENERGY RECOVERY INC	COMMON STOCK USD.001	30,500	266,875
ENERGY XXI GULF COAST INC	COMMON STOCK	20,000	114,800
ENERSYS	COMMON STOCK USD.01	37,515	2,612,169

	ENGILITY HOLDINGS INC	COMMON STOCK USD.01	20,252	574,549
	ENNIS INC	COMMON STOCK USD2.5	26,765	555,374
	ENOVA INTERNATIONAL INC	COMMON STOCK USD.00001	27,267	414,458
	ENPRO INDUSTRIES INC	COMMON STOCK USD.01	17,600	1,645,776
	ENSCO PLC CL A	COMMON STOCK USD.1	362,032	2,139,609
	ENSIGN GROUP INC/THE	COMMON STOCK USD.001	44,064	978,221
	ENSTAR GROUP LTD	COMMON STOCK USD1.0	9,800	1,967,350
	ENTEGRIS INC	COMMON STOCK USD.01	128,233	3,904,695
	ENTELLUS MEDICAL INC	COMMON STOCK USD.001	4,000	97,560
	ENTERCOM COMMUNICATIONS CL A	COMMON STOCK USD.01	108,900	1,176,120
	ENTERPRISE BANCORP INC	COMMON STOCK USD.01	8,668	295,145
	ENTERPRISE FINANCIAL SERVICE	COMMON STOCK USD.01	16,358	738,564
	ENTRAVISION COMMUNICATIONS A	COMMON STOCK USD.0001	50,800	363,220
	ENVESTNET INC	COMMON STOCK	35,362	1,762,796
	ENZO BIOCHEM INC	COMMON STOCK USD.01	34,900	284,435
	EP ENERGY CORP CL A	COMMON STOCK USD.01	30,100	71,036
	EPAM SYSTEMS INC	COMMON STOCK USD.001	43,800	4,705,434
	EPIZYME INC	COMMON STOCK USD.0001	35,500	445,525
	EPLUS INC	COMMON STOCK USD.01	11,200	842,240
	EPR PROPERTIES	REIT USD.01	56,900	3,724,674
	EQUITY BANCSHARES INC CL A	COMMON STOCK USD.01	3,500	123,935
	EQUITY COMMONWEALTH	REIT USD.01	102,260	3,119,953
	EQUITY LIFESTYLE PROPERTIES	REIT USD.01	69,200	6,160,184
	ERA GROUP INC	COMMON STOCK USD.01	20,762	223,192
	ERIE INDEMNITY COMPANY CL A	COMMON STOCK	21,698	2,643,684
	EROS INTERNATIONAL PLC	COMMON STOCK GBP.3	24,329	234,775
	ESCO TECHNOLOGIES INC	COMMON STOCK USD.01	24,700	1,488,175
	ESPERION THERAPEUTICS INC	COMMON STOCK USD.001	12,300	809,832
	ESSENDANT INC	COMMON STOCK USD.1	32,218	298,661
	ESSENT GROUP LTD	COMMON STOCK USD.015	64,500	2,800,590
	ESTERLINE TECHNOLOGIES CORP	COMMON STOCK USD.2	22,040	1,646,388
	ETHAN ALLEN INTERIORS INC	COMMON STOCK USD.01	27,200	777,920
	ETSY INC	COMMON STOCK USD.001	92,600	1,893,670
	EURONET WORLDWIDE INC	COMMON STOCK USD.02	44,900	3,783,723
	EVERBRIDGE INC	COMMON STOCK USD.001	7,800	231,816
	EVERCORE INC A	COMMON STOCK USD.01	34,700	3,123,000
	EVERI HOLDINGS INC	COMMON STOCK USD.001	51,400	387,556
	EVERTEC INC	COMMON STOCK USD.01	53,600	731,640
	EVOLENT HEALTH INC A	COMMON STOCK USD.01	32,000	393,600
	EVOLUTION PETROLEUM CORP	COMMON STOCK USD.001	12,900	88,365
	EVOQUA WATER TECHNOLOGIES CO	COMMON STOCK USD.01	6,300	149,373
	EW SCRIPPS CO/THE A	COMMON STOCK USD.01	47,048	735,360
	EXACT SCIENCES CORP	COMMON STOCK USD.01	99,900	5,248,746
	EXACTECH INC	COMMON STOCK USD.01	8,500	420,325
	EXELIXIS INC	COMMON STOCK USD.001	245,800	7,472,320
	EXLSERVICE HOLDINGS INC	COMMON STOCK USD.001	27,386	1,652,745
	EXONE CO/THE	COMMON STOCK USD.01	8,800	73,920
	EXPONENT INC	COMMON STOCK USD.001	22,800	1,621,080
	EXPRESS INC	COMMON STOCK	73,000	740,950
	EXTENDED STAY AMERICA INC	UNIT USD.01	163,200	3,100,800
	EXTERRAN CORP	COMMON STOCK USD.01	28,218	887,174
	EXTRACTION OIL + GAS INC	COMMON STOCK	101,300	1,449,603
	EXTREME NETWORKS INC	COMMON STOCK USD.001	97,300	1,218,196
	EZCORP INC CL A	COMMON STOCK USD.01	47,100	574,620
	FABRINET	COMMON STOCK USD.01	30,700	881,090
	FACTSET RESEARCH SYSTEMS INC	COMMON STOCK USD.01	32,770	6,316,745
	FAIR ISAAC CORP	COMMON STOCK USD.01	25,804	3,953,173
	FAIRMOUNT SANTROL HOLDINGS I	COMMON STOCK USD.01	83,000	434,090
	FARMER BROS CO	COMMON STOCK USD1.0	8,300	266,845
	FARMERS CAPITAL BANK CORP	COMMON STOCK USD.125	6,500	250,250
	FARMERS NATL BANC CORP	COMMON STOCK	21,900	323,025
	FARMLAND PARTNERS INC	REIT USD.01	23,400	203,112
	FARO TECHNOLOGIES INC	COMMON STOCK USD.001	14,600	686,200
	FB FINANCIAL CORP	COMMON STOCK USD1.0	6,000	251,940
	FBL FINANCIAL GROUP INC CL A	COMMON STOCK	8,677	604,353
	FCB FINANCIAL HOLDINGS CL A	COMMON STOCK USD.001	27,900	1,417,320
	FEDERAL AGRIC MTG CORP CL C	COMMON STOCK USD1.0	10,000	782,400
	FEDERAL SIGNAL CORP	COMMON STOCK USD1.0	52,950	1,063,766
	FEDERATED INVESTORS INC CL B	COMMON STOCK	80,500	2,904,440
	FEDERATED NATIONAL HOLDING C	COMMON STOCK USD.01	10,400	172,328
	FERRO CORP	COMMON STOCK USD1.0	70,350	1,659,557
	FERROGLOBE REP + WRNTY INS TRU	NON TRANSFERABLE BENE INT UNIT	60,200	0
	FIBROGEN INC	COMMON STOCK USD.01	57,100	2,706,540
	FIDELITY SOUTHERN CORP	COMMON STOCK	14,256	310,781
	FIESTA RESTAURANT GROUP	COMMON STOCK USD.01	21,700	412,300
*	FINANCIAL ENGINES INC	COMMON STOCK USD.0001	47,900	1,451,370
	FINANCIAL INSTITUTIONS INC	COMMON STOCK USD.01	15,200	472,720
	FINISAR CORPORATION	COMMON STOCK USD.001	100,000	2,035,000

FINISH LINE/THE CL A	COMMON STOCK USD.01	39,900	579,747
FIREEYE INC	COMMON STOCK USD.0001	159,800	2,269,160
FIRST AMERICAN FINANCIAL	COMMON STOCK USD.00001	93,733	5,252,797
FIRST BANCORP INC/ME	COMMON STOCK USD.01	8,800	239,624
FIRST BANCORP PUERTO RICO	COMMON STOCK USD.1	105,800	539,580
FIRST BANCORP/NC	COMMON STOCK	20,450	722,090
FIRST BUSEY CORP	COMMON STOCK USD.001	34,285	1,026,493
FIRST BUSINESS FINANCIAL SER	COMMON STOCK USD.01	5,300	117,236
FIRST CITIZENS BCSHS CL A	COMMON STOCK USD1.0	6,400	2,579,200
FIRST COMMONWEALTH FINL CORP	COMMON STOCK USD1.0	78,961	1,130,722
FIRST COMMUNITY BANCSHARES	COMMON STOCK USD1.0	15,690	450,774
FIRST CONNECTICUT BANCORP	COMMON STOCK USD.01	15,000	392,250
FIRST DATA CORP CLASS A	COMMON STOCK USD.01	341,500	5,706,465
FIRST DEFIANCE FINL CORP	COMMON STOCK USD.01	8,300	431,351
FIRST FINANCIAL BANCORP	COMMON STOCK	59,304	1,562,660
FIRST FINANCIAL CORP/INDIANA	COMMON STOCK	10,265	465,518
FIRST FINANCIAL NORTHWEST	COMMON STOCK USD.01	2,400	37,224
FIRST FINL BANKSHARES INC	COMMON STOCK USD.01	55,748	2,511,447
FIRST FOUNDATION INC	COMMON STOCK USD.001	28,800	533,952
FIRST HAWAIIAN INC	COMMON STOCK USD.01	44,700	1,304,346
FIRST HORIZON NATIONAL CORP	COMMON STOCK USD.625	247,749	4,952,503
FIRST INDUSTRIAL REALTY TR	REIT USD.01	107,200	3,373,584
FIRST INTERNET BANCORP	COMMON STOCK	1,600	61,040
FIRST INTERSTATE BANCSYS A	COMMON STOCK	21,887	876,574
FIRST MERCHANTS CORP	COMMON STOCK	36,366	1,529,554
FIRST MID ILLINOIS BNCSHS	COMMON STOCK USD4.0	7,000	269,780
FIRST MIDWEST BANCORP INC/IL	COMMON STOCK USD.01	85,138	2,044,163
FIRST NORTHWEST BANCORP	COMMON STOCK	2,000	32,600
FIRST OF LONG ISLAND CORP	COMMON STOCK USD.1	17,550	500,175
FIRST REPUBLIC BANK/CA	COMMON STOCK USD.01	135,300	11,722,392
FIRST SOLAR INC	COMMON STOCK USD.001	67,500	4,557,600
FIRSTCASH INC	COMMON STOCK USD.01	42,957	2,897,450
FITBIT INC A	COMMON STOCK USD.0001	126,100	720,031
FIVE BELOW	COMMON STOCK USD.01	47,400	3,143,568
FIVE PRIME THERAPEUTICS INC	COMMON STOCK USD.001	24,900	545,808
FIVE9 INC	COMMON STOCK USD.001	50,100	1,246,488
FLAGSTAR BANCORP INC	COMMON STOCK USD.01	17,800	666,076
FLEETCOR TECHNOLOGIES INC	COMMON STOCK USD.001	76,400	14,701,652
FLEXION THERAPEUTICS INC	COMMON STOCK USD.001	20,700	518,328
FLEXSTEEL INDS	COMMON STOCK USD1.0	5,800	271,324
FLOOR + DECOR HOLDINGS INC A	COMMON STOCK USD.001	17,900	871,372
FLOTEK INDUSTRIES INC	COMMON STOCK USD.0001	49,100	228,806
FLOWERS FOODS INC	COMMON STOCK USD.01	154,112	2,975,903
FLUIDIGM CORP	COMMON STOCK USD.001	23,900	140,771
FLUSHING FINANCIAL CORP	COMMON STOCK USD.01	29,141	801,378
FNB CORP	COMMON STOCK USD.01	280,794	3,880,573
FNF GROUP	TRACKING STK USD.0001	223,222	8,759,231
FOREST CITY REALTY TRUST A	REIT USD.01	207,681	5,005,112
FOREST LABORATORIES INC CVR	COMMON STOCK	11,600	—
FORESTAR GROUP INC	COMMON STOCK USD1.0	3,459	76,098
FORMFACTOR INC	COMMON STOCK USD.001	55,652	870,954
FORRESTER RESEARCH INC	COMMON STOCK USD.01	10,600	468,520
FORTINET INC	COMMON STOCK USD.001	125,100	5,465,619
FORTRESS BIOTECH INC	COMMON STOCK USD.001	11,700	46,683
FORUM ENERGY TECHNOLOGIES IN	COMMON STOCK USD.01	60,000	933,000
FORWARD AIR CORP	COMMON STOCK USD.01	26,140	1,501,482
FOSSIL GROUP INC	COMMON STOCK USD.01	44,300	344,211
FOUNDATION BUILDING MATERIAL	COMMON STOCK USD.001	11,500	170,085
FOUNDATION MEDICINE INC	COMMON STOCK USD.0001	10,334	704,779
FOUR CORNERS PROPERTY TRUST	REIT USD.0001	49,335	1,267,910
FOX FACTORY HOLDING CORP	COMMON STOCK USD.001	29,100	1,130,535
FRANCESCAS HOLDINGS CORP	COMMON STOCK USD.01	34,100	249,271
FRANK S INTERNATIONAL NV	COMMON STOCK EUR.01	32,500	216,125
FRANKLIN COVEY CO	COMMON STOCK USD.05	11,446	237,505
FRANKLIN ELECTRIC CO INC	COMMON STOCK USD.1	40,700	1,868,130
FRANKLIN FINANCIAL NETWORK	COMMON STOCK	7,100	242,110
FRANKLIN STREET PROPERTIES C	REIT USD.0001	93,200	1,000,968
FRED S INC CLASS A	COMMON STOCK	33,515	135,736
FREIGHTCAR AMERICA INC	COMMON STOCK USD.01	10,750	183,610
FRESH DEL MONTE PRODUCE INC	COMMON STOCK USD.01	28,900	1,377,663
FRESHPET INC	COMMON STOCK USD.001	15,200	288,040
FRONTIER COMMUNICATIONS CORP	COMMON STOCK USD.25	69,493	469,773
FRONTLINE LTD	COMMON STOCK USD1.0	41,120	188,741
FRP HOLDINGS INC	COMMON STOCK USD.1	9,200	407,100
FTD COS INC	COMMON STOCK USD.0001	18,322	131,735
FTI CONSULTING INC	COMMON STOCK USD.01	35,700	1,533,672
FULTON FINANCIAL CORP	COMMON STOCK USD2.5	153,761	2,752,322
FUTUREFUEL CORP	COMMON STOCK USD.0001	29,700	418,473

G III APPAREL GROUP LTD	COMMON STOCK USD.01	35,070	1,293,732
GAIN CAPITAL HOLDINGS INC	COMMON STOCK USD.00001	38,900	389,000
GAMCO INVESTORS INC A	COMMON STOCK USD.001	6,690	198,359
GAMESTOP CORP CLASS A	COMMON STOCK USD.001	92,200	1,654,990
GAMING AND LEISURE PROPERTIE	REIT	172,777	6,392,749
GANNETT CO INC	COMMON STOCK USD.01	96,000	1,112,640
GARDNER DENVER HOLDINGS INC	COMMON STOCK USD.01	40,630	1,378,576
GASLOG LTD	COMMON STOCK USD.01	38,500	856,625
GATX CORP	COMMON STOCK USD.625	32,400	2,013,984
GCP APPLIED TECHNOLOGIES	COMMON STOCK USD.01	60,785	1,939,042
GENER8 MARITIME INC	COMMON STOCK USD.01	34,700	229,714
GENERAC HOLDINGS INC	COMMON STOCK USD.01	53,300	2,639,416
GENERAL CABLE CORP	COMMON STOCK USD.01	40,750	1,206,200
GENERAL COMMUNICATION INC A	COMMON STOCK	26,740	1,043,395
GENESCO INC	COMMON STOCK USD1.0	19,700	640,250
GENESEE + WYOMING INC CL A	COMMON STOCK USD.01	54,450	4,286,849
GENESIS HEALTHCARE INC	COMMON STOCK USD.001	27,576	21,038
GENMARK DIAGNOSTICS INC	COMMON STOCK USD.0001	33,500	139,695
GENOMIC HEALTH INC	COMMON STOCK USD.0001	15,468	529,006
GENPACT LTD	COMMON STOCK USD.01	114,387	3,630,643
GENTEX CORP	COMMON STOCK USD.06	253,764	5,316,356
GENTHERM INC	COMMON STOCK	32,824	1,042,162
GENWORTH FINANCIAL INC CL A	COMMON STOCK USD.001	475,100	1,477,561
GEO GROUP INC/THE	REIT USD.01	102,952	2,429,667
GEOSPACE TECHNOLOGIES CORP	COMMON STOCK USD.01	12,600	163,422
GERMAN AMERICAN BANCORP	COMMON STOCK	19,650	694,235
GERON CORP	COMMON STOCK USD.001	142,136	255,845
GETTY REALTY CORP	REIT USD.01	27,451	745,569
GIBRALTAR INDUSTRIES INC	COMMON STOCK USD.01	26,700	881,100
GLACIER BANCORP INC	COMMON STOCK USD.01	69,819	2,750,170
GLADSTONE COMMERCIAL CORP	REIT USD.001	21,700	457,002
GLATFELTER	COMMON STOCK USD.01	39,084	837,961
GLAUKOS CORP	COMMON STOCK USD.001	23,800	610,470
GLOBAL BLOOD THERAPEUTICS IN	COMMON STOCK USD.001	30,600	1,204,110
GLOBAL BRASS + COPPER HOLDIN	COMMON STOCK USD.01	20,000	662,000
GLOBAL EAGLE ENTERTAINMENT I	COMMON STOCK USD.0001	27,100	62,059
GLOBAL INDEMNITY LTD	COMMON STOCK USD.0001	8,104	340,530
GLOBAL NET LEASE INC	REIT USD.01	59,733	1,229,305
GLOBAL WATER RESOURCES INC	COMMON STOCK USD.01	4,000	37,360
GLOBALSTAR INC	COMMON STOCK USD.0001	421,800	552,558
GLOBUS MEDICAL INC A	COMMON STOCK USD.001	61,600	2,531,760
GLU MOBILE INC	COMMON STOCK USD.0001	71,100	258,804
GMS INC	COMMON STOCK USD.01	19,400	730,216
GNC HOLDINGS INC CL A	COMMON STOCK USD.001	63,400	233,946
GODADDY INC CLASS A	COMMON STOCK USD.001	99,900	5,022,972
GOGO INC	COMMON STOCK USD.0001	54,800	618,144
GOLAR LNG LTD	COMMON STOCK USD1.0	82,231	2,451,306
GOLD RESOURCE CORP	COMMON STOCK USD.001	36,800	161,920
GOLDEN ENTERTAINMENT INC	COMMON STOCK USD.01	9,200	300,380
GOPRO INC CLASS A	COMMON STOCK USD.0001	80,400	608,628
GORMAN RUPP CO	COMMON STOCK	15,508	484,005
GOVERNMENT PROPERTIES INCOME	REIT USD.01	88,240	1,635,970
GP STRATEGIES CORP	COMMON STOCK USD.01	9,600	222,720
GRACO INC	COMMON STOCK USD1.0	140,736	6,364,082
GRAHAM CORP	COMMON STOCK USD.1	9,800	205,114
GRAHAM HOLDINGS CO CLASS B	COMMON STOCK USD1.0	3,900	2,177,565
GRAMERCY PROPERTY TRUST	REIT USD.01	127,927	3,410,534
GRAND CANYON EDUCATION INC	COMMON STOCK USD.01	40,000	3,581,200
GRANITE CONSTRUCTION INC	COMMON STOCK USD.01	33,400	2,118,562
GRANITE POINT MORTGAGE TRUST	REIT USD.01	28,656	508,357
GRAPHIC PACKAGING HOLDING CO	COMMON STOCK USD.01	263,000	4,063,350
GRAY TELEVISION INC	COMMON STOCK	49,200	824,100
GREAT AJAX CORP	REIT USD.01	4,500	62,190
GREAT LAKES DREDGE + DOCK CO	COMMON STOCK USD.0001	63,100	340,740
GREAT PLAINS ENERGY INC	COMMON STOCK	186,229	6,004,023
GREAT SOUTHERN BANCORP INC	COMMON STOCK USD.01	12,338	637,258
GREAT WESTERN BANCORP INC	COMMON STOCK USD.01	51,100	2,033,780
GREEN BANCORP INC	COMMON STOCK USD.01	13,400	272,020
GREEN BRICK PARTNERS INC	COMMON STOCK USD.01	8,700	98,310
GREEN DOT CORP CLASS A	COMMON STOCK USD.001	42,300	2,548,998
GREEN PLAINS INC	COMMON STOCK USD.001	36,500	615,025
GREENBRIER COMPANIES INC	COMMON STOCK	22,097	1,177,770
GREENHILL + CO INC	COMMON STOCK USD.01	26,200	510,900
GREENLIGHT CAPITAL RE LTD A	COMMON STOCK USD.01	27,400	550,740
GREIF INC CL A	COMMON STOCK	22,706	1,375,529
GREIF INC CL B	COMMON STOCK	5,100	353,685
GRIFFON CORP	COMMON STOCK USD.25	29,461	599,531
GROUP 1 AUTOMOTIVE INC	COMMON STOCK USD.01	18,500	1,312,945

GROUPON INC	COMMON STOCK USD.0001	326,100	1,663,110
GRUBHUB INC	COMMON STOCK USD.0001	71,900	5,162,420
GTT COMMUNICATIONS INC	COMMON STOCK USD.0001	23,500	1,103,325
GUARANTY BANCORP	COMMON STOCK USD.001	15,400	425,810
GUESS? INC	COMMON STOCK USD.01	55,777	941,516
GUIDEWIRE SOFTWARE INC	COMMON STOCK USD.0001	63,200	4,693,232
GULFPORT ENERGY CORP	COMMON STOCK USD.01	143,519	1,831,302
H.B. FULLER CO.	COMMON STOCK USD1.0	43,500	2,343,345
H+E EQUIPMENT SERVICES INC	COMMON STOCK USD.01	29,500	1,199,175
HABIT RESTAURANTS INC/THE A	COMMON STOCK USD.01	11,600	110,780
HACKETT GROUP INC/THE	COMMON STOCK USD.001	20,774	326,360
HAEMONETICS CORP/MASS	COMMON STOCK USD.01	44,712	2,596,873
HAIN CELESTIAL GROUP INC	COMMON STOCK USD.01	90,294	3,827,563
HALCON RESOURCES CORP	COMMON STOCK USD.0001	69,300	524,601
HALLMARK FINL SERVICES INC	COMMON STOCK USD.18	15,800	164,794
HALOZYME THERAPEUTICS INC	COMMON STOCK USD.001	96,400	1,953,064
HALYARD HEALTH INC	COMMON STOCK USD.01	42,500	1,962,650
HAMILTON BEACH BRAND A	COMMON STOCK	11,040	283,618
HAMILTON LANE INC CLASS A	COMMON STOCK	16,900	598,091
HANCOCK HOLDING CO	COMMON STOCK USD3.33	75,262	3,725,469
HANMI FINANCIAL CORPORATION	COMMON STOCK USD.001	27,549	836,112
HANNON ARMSTRONG SUSTAINABLE	REIT USD.01	42,900	1,032,174
HANOVER INSURANCE GROUP INC/	COMMON STOCK USD.01	38,200	4,128,656
HARBORONE BANCORP INC	COMMON STOCK	12,900	247,164
HARMONIC INC	COMMON STOCK USD.001	68,014	285,659
HARSCO CORP	COMMON STOCK USD1.25	80,850	1,507,853
HAVERTY FURNITURE	COMMON STOCK USD1.0	20,400	462,060
HAWAIIAN ELECTRIC INDS	COMMON STOCK	95,600	3,455,940
HAWAIIAN HOLDINGS INC	COMMON STOCK USD.01	48,600	1,936,710
HAWAIIAN TELCOM HOLDCO INC	COMMON STOCK USD.01	11,800	364,148
HAWKINS INC	COMMON STOCK USD.05	11,100	390,720
HAYNES INTERNATIONAL INC	COMMON STOCK USD.001	12,600	403,830
HC2 HOLDINGS INC	COMMON STOCK USD.001	8,900	52,955
HCI GROUP INC	COMMON STOCK	8,300	248,170
HD SUPPLY HOLDINGS INC	COMMON STOCK USD.01	160,199	6,412,766
HEALTH INSURANCE INNOVATIO A	COMMON STOCK USD.001	13,600	339,320
HEALTHCARE REALTY TRUST INC	REIT USD.01	104,500	3,356,540
HEALTHCARE SERVICES GROUP	COMMON STOCK USD.01	62,208	3,279,606
HEALTHCARE TRUST OF AME CL A	REIT USD.01	167,050	5,018,182
HEALTHEQUITY INC	COMMON STOCK USD.0001	38,000	1,773,080
HEALTHSTREAM INC	COMMON STOCK	18,600	430,776
HEARTLAND EXPRESS INC	COMMON STOCK USD.01	42,110	982,847
HEARTLAND FINANCIAL USA INC	COMMON STOCK USD1.0	20,806	1,116,242
HECLA MINING CO	COMMON STOCK USD.25	339,335	1,347,160
HEICO CORP	COMMON STOCK USD.01	21,801	2,056,924
HEICO CORP CLASS A	COMMON STOCK USD.01	42,703	3,375,672
HEIDRICK + STRUGGLES INTL	COMMON STOCK USD.01	18,300	449,265
HELEN OF TROY LTD	COMMON STOCK USD.1	24,600	2,370,210
HELIX ENERGY SOLUTIONS GROUP	COMMON STOCK	123,294	929,637
HERBALIFE LTD	COMMON STOCK USD.002	58,300	3,948,076
HERC HOLDINGS INC	COMMON STOCK USD.01	23,786	1,489,241
HERITAGE COMMERCE CORP	COMMON STOCK	19,500	298,740
HERITAGE CRYSTAL CLEAN INC	COMMON STOCK USD.01	3,400	73,950
HERITAGE FINANCIAL CORP	COMMON STOCK	30,738	946,730
HERITAGE INSURANCE HOLDINGS	COMMON STOCK USD.0001	20,800	374,816
HERMAN MILLER INC	COMMON STOCK USD.2	56,505	2,263,025
HERON THERAPEUTICS INC	COMMON STOCK USD.01	37,300	675,130
HERSHA HOSPITALITY TRUST	REIT USD.01	38,126	663,392
HERTZ GLOBAL HOLDINGS INC	COMMON STOCK USD.01	47,420	1,047,982
HESKA CORP	COMMON STOCK USD.001	4,100	328,861
HEXCEL CORP	COMMON STOCK USD.01	76,900	4,756,265
HFF INC CLASS A	COMMON STOCK USD.01	32,100	1,561,344
HIBBETT SPORTS INC	COMMON STOCK USD.01	21,075	429,930
HIGHWOODS PROPERTIES INC	REIT USD.01	87,900	4,474,989
HILL INTERNATIONAL INC	COMMON STOCK USD.0001	12,900	70,305
HILL ROM HOLDINGS INC	COMMON STOCK	57,800	4,871,962
HILLENBRAND INC	COMMON STOCK	52,076	2,327,797
HILLTOP HOLDINGS INC	COMMON STOCK USD.01	68,064	1,724,061
HILTON GRAND VACATIONS INC	COMMON STOCK USD.01	58,380	2,449,041
HINGHAM INSTITUTION FOR SVGS	COMMON STOCK USD1.0	600	124,200
HMS HOLDINGS CORP	COMMON STOCK USD.01	74,600	1,264,470
HNI CORP	COMMON STOCK USD1.0	42,200	1,627,654
HOLLYFRONTIER CORP	COMMON STOCK USD.01	145,806	7,468,183
HOME BANCORP INC	COMMON STOCK USD.01	3,200	138,304
HOME BANCSHARES INC	COMMON STOCK USD.01	130,169	3,026,429
HOMESTREET INC	COMMON STOCK	27,132	785,471
HOMETRUST BANCSHARES INC	COMMON STOCK	19,400	499,550
HOOKER FURNITURE CORP	COMMON STOCK	9,800	416,010

HOPE BANCORP INC	COMMON STOCK USD.001	114,220	2,084,515
HORACE MANN EDUCATORS	COMMON STOCK USD.001	38,500	1,697,850
HORIZON BANCORP INDIANA	COMMON STOCK	12,600	350,280
HORIZON GLOBAL CORP	COMMON STOCK USD.01	15,600	218,712
HORIZON PHARMA PLC	COMMON STOCK USD.0001	140,100	2,045,460
HORTONWORKS INC	COMMON STOCK USD.0001	33,800	679,718
HOSPITALITY PROPERTIES TRUST	REIT USD.01	146,100	4,361,085
HOSTESS BRANDS INC	COMMON STOCK USD.0001	66,700	987,827
HOUGHTON MIFFLIN HARCOURT CO	COMMON STOCK USD.01	86,300	802,590
HOULIHAN LOKEY INC	COMMON STOCK USD.001	18,700	849,541
HOVNANIAN ENTERPRISES A	COMMON STOCK USD.01	125,200	419,420
HOWARD HUGHES CORP/THE	COMMON STOCK	28,904	3,794,228
HRG GROUP INC	COMMON STOCK USD.01	102,570	1,738,562
HSN INC	COMMON STOCK USD.01	30,300	1,222,605
HUB GROUP INC CL A	COMMON STOCK USD.01	30,280	1,450,412
HUBBELL INC	COMMON STOCK USD.01	46,422	6,282,753
HUBSPOT INC	COMMON STOCK USD.001	30,600	2,705,040
HUDSON PACIFIC PROPERTIES IN	REIT USD.01	132,800	4,548,400
HUDSON TECHNOLOGIES INC	COMMON STOCK USD.01	44,900	272,543
HUNTINGTON INGALLS INDUSTRIE	COMMON STOCK USD.01	38,527	9,080,814
HUNTSMAN CORP	COMMON STOCK USD.01	174,869	5,821,389
HURCO COMPANIES INC	COMMON STOCK	9,000	379,800
HURON CONSULTING GROUP INC	COMMON STOCK USD.01	19,094	772,352
HYATT HOTELS CORP CL A	COMMON STOCK USD.01	39,400	2,897,476
HYSTER YALE MATERIALS	COMMON STOCK USD.01	10,240	872,038
IAC/INTERACTIVECORP	COMMON STOCK USD.001	59,400	7,263,432
IBERIABANK CORP	COMMON STOCK USD1.0	45,075	3,493,313
ICF INTERNATIONAL INC	COMMON STOCK USD.001	17,000	892,500
ICHOR HOLDINGS LTD	COMMON STOCK USD.0001	11,200	275,520
ICONIX BRAND GROUP INC	COMMON STOCK USD.001	44,600	57,534
ICU MEDICAL INC	COMMON STOCK USD.1	13,509	2,917,944
IDACORP INC	COMMON STOCK	42,681	3,899,336
IDERA PHARMACEUTICALS INC	COMMON STOCK USD.001	77,500	163,525
IDEX CORP	COMMON STOCK USD.01	64,987	8,576,334
IDT CORP CLASS B	COMMON STOCK USD.01	17,100	181,260
IES HOLDINGS INC	COMMON STOCK USD.01	3,500	60,375
IGNYTA INC	COMMON STOCK	22,000	587,400
II VI INC	COMMON STOCK	53,600	2,516,520
ILG INC	COMMON STOCK USD.01	89,600	2,551,808
IMAX CORP	COMMON STOCK	49,900	1,155,185
IMMERSION CORPORATION	COMMON STOCK USD.001	23,400	165,204
IMMUNE DESIGN CORP	COMMON STOCK USD.001	4,200	16,380
IMMUNOGEN INC	COMMON STOCK USD.01	74,504	477,571
IMMUNOMEDICS INC	COMMON STOCK USD.01	92,300	1,491,568
IMPAX LABORATORIES INC	COMMON STOCK USD.01	61,300	1,020,645
IMPERVA INC	COMMON STOCK USD.0001	31,300	1,242,610
IMPINJ INC	COMMON STOCK USD.001	14,900	335,697
INDEPENDENCE CONTRACT DRILLI	COMMON STOCK USD.01	11,514	45,826
INDEPENDENCE HOLDING CO	COMMON STOCK USD1.0	11,508	315,895
INDEPENDENCE REALTY TRUST IN	REIT USD.01	52,300	527,707
INDEPENDENT BANK CORP MICH	COMMON STOCK USD1.0	17,400	388,890
INDEPENDENT BANK CORP/MA	COMMON STOCK USD.01	22,200	1,550,670
INDEPENDENT BANK GROUP INC	COMMON STOCK USD.01	17,200	1,162,720
INFINERA CORP	COMMON STOCK USD.001	125,200	792,516
INFINITY PROPERTY + CASUALTY	COMMON STOCK	9,880	1,047,280
INFRAREIT INC	REIT USD.01	35,200	654,016
INGEVITY CORP	COMMON STOCK USD.01	39,000	2,748,330
INGLES MARKETS INC CLASS A	COMMON STOCK USD.05	11,931	412,813
INGREDION INC	COMMON STOCK USD.01	60,700	8,485,860
INNERWORKINGS INC	COMMON STOCK USD.0001	45,500	456,365
INNOPHOS HOLDINGS INC	COMMON STOCK USD.001	16,983	793,616
INNOSPEC INC	COMMON STOCK USD.01	23,204	1,638,202
INNOVIVA INC	COMMON STOCK	65,700	932,283
INOGEN INC	COMMON STOCK USD.001	14,500	1,726,660
INOVALON HOLDINGS INC A	COMMON STOCK USD.000005	51,000	765,000
INOVIO PHARMACEUTICALS INC	COMMON STOCK USD.001	74,100	306,033
INPHI CORP	COMMON STOCK	38,300	1,401,780
INSIGHT ENTERPRISES INC	COMMON STOCK USD.01	32,850	1,257,827
INSMED INC	COMMON STOCK USD.01	64,000	1,995,520
INSPERITY INC	COMMON STOCK USD.01	29,000	1,663,150
INSTALLED BUILDING PRODUCTS	COMMON STOCK USD.01	17,900	1,359,505
INSTEEL INDUSTRIES INC	COMMON STOCK	17,950	508,344
INSTRUCTURE INC	COMMON STOCK USD.0001	13,900	460,090
INSULET CORP	COMMON STOCK USD.001	49,100	3,387,900
INSYS THERAPEUTICS INC	COMMON STOCK USD.0002145	19,900	191,438
INTEGER HOLDINGS CORP	COMMON STOCK USD.001	26,931	1,219,974
INTEGRA LIFESCIENCES HOLDING	COMMON STOCK USD.01	53,200	2,546,152
INTEGRATED DEVICE TECH INC	COMMON STOCK USD.001	116,017	3,449,185

INTELLIA THERAPEUTICS INC	COMMON STOCK USD.0001	6,100	117,242
INTELSAT SA	COMMON STOCK USD.01	27,300	92,547
INTER PARFUMS INC	COMMON STOCK USD.001	17,262	750,034
INTERACTIVE BROKERS GRO CL A	COMMON STOCK USD.01	55,400	3,280,234
INTERCEPT PHARMACEUTICALS IN	COMMON STOCK USD.001	15,700	917,194
INTERDIGITAL INC	COMMON STOCK USD.01	30,500	2,322,575
INTERFACE INC	COMMON STOCK USD.1	57,900	1,456,185
INTERNAP CORP	COMMON STOCK USD.001	24,500	384,895
INTERNATIONAL BANCSHARES CRP	COMMON STOCK USD1.0	46,847	1,859,826
INTERNATIONAL GAME TECHNOLOG	COMMON STOCK USD.1	88,700	2,351,437
INTERNATIONAL SEAWAYS INC	COMMON STOCK	30,365	560,538
INTERSECT ENT INC	COMMON STOCK USD.001	19,100	618,840
INTL FCSTONE INC	COMMON STOCK USD.01	10,677	454,093
INTL SPEEDWAY CORP CL A	COMMON STOCK USD.01	21,300	848,805
INTRA CELLULAR THERAPIES INC	COMMON STOCK USD.0001	29,500	427,160
INTREXON CORP	COMMON STOCK	49,100	565,632
INVACARE CORP	COMMON STOCK USD.25	33,600	566,160
INVESCO MORTGAGE CAPITAL	REIT USD.01	106,500	1,898,895
INVESTMENT TECHNOLOGY GROUP	COMMON STOCK USD.01	29,600	569,800
INVESTORS BANCORP INC	COMMON STOCK USD.01	218,611	3,034,321
INVESTORS REAL ESTATE TRUST	REIT	111,000	630,480
INVESTORS TITLE CO	COMMON STOCK	600	119,010
INVITAE CORP	COMMON STOCK USD.0001	20,000	181,600
INVITATION HOMES INC	REIT USD.01	255,148	6,013,838
IONIS PHARMACEUTICALS INC	COMMON STOCK USD.001	107,800	5,422,340
IOVANCE BIOTHERAPEUTICS INC	COMMON STOCK USD.001	50,200	401,600
IPG PHOTONICS CORP	COMMON STOCK USD.0001	31,600	6,766,508
IRHYTHM TECHNOLOGIES INC	COMMON STOCK USD.001	6,400	358,720
IRIDIUM COMMUNICATIONS INC	COMMON STOCK USD.001	71,900	848,420
IROBOT CORP	COMMON STOCK USD.01	23,925	1,835,048
IRONWOOD PHARMACEUTICALS INC	COMMON STOCK USD.001	111,100	1,665,389
ISRAMCO INC	COMMON STOCK USD.01	1,400	146,510
ISTAR INC	REIT USD.001	60,718	686,113
ITRON INC	COMMON STOCK	29,500	2,011,900
ITT INC	COMMON STOCK USD1.0	75,300	4,018,761
IXYS CORPORATION	COMMON STOCK USD.01	23,580	564,741
J + J SNACK FOODS CORP	COMMON STOCK	13,022	1,977,130
J ALEXANDER S HOLDINGS	COMMON STOCK USD.001	11,944	115,857
J.C. PENNEY CO INC	COMMON STOCK USD.5	273,134	863,103
J2 GLOBAL INC	COMMON STOCK USD.01	41,660	3,125,750
JABIL INC	COMMON STOCK USD.001	151,300	3,971,625
JACK HENRY + ASSOCIATES INC	COMMON STOCK USD.01	65,900	7,707,664
JACK IN THE BOX INC	COMMON STOCK USD.01	24,822	2,435,286
JAGGED PEAK ENERGY INC	COMMON STOCK USD.01	28,500	449,730
JAMES RIVER GROUP HOLDINGS L	COMMON STOCK USD.0002	19,400	776,194
JBG SMITH PROPERTIES	REIT USD.01	74,500	2,587,385
JELD WEN HOLDING INC	COMMON STOCK USD.01	45,900	1,807,083
JETBLUE AIRWAYS CORP	COMMON STOCK USD.01	274,873	6,140,663
JOHN B. SANFILIPPO + SON INC	COMMON STOCK USD.01	8,200	518,650
JOHN BEAN TECHNOLOGIES CORP	COMMON STOCK USD.01	27,965	3,098,522
JOHNSON OUTDOORS INC A	COMMON STOCK USD.05	5,700	353,913
JONES ENERGY INC A	COMMON STOCK USD.001	54,697	60,167
JONES LANG LASALLE INC	COMMON STOCK USD.01	39,800	5,927,414
JUNO THERAPEUTICS INC	COMMON STOCK USD.0001	54,900	2,509,479
K12 INC	COMMON STOCK USD.0001	28,100	446,790
K2M GROUP HOLDINGS INC	COMMON STOCK USD.001	39,500	711,000
KADANT INC	COMMON STOCK USD.01	9,344	938,138
KAISER ALUMINUM CORP	COMMON STOCK USD.01	16,200	1,730,970
KAMAN CORP	COMMON STOCK USD1.0	23,654	1,391,801
KAPSTONE PAPER AND PACKAGING	COMMON STOCK USD.0001	75,900	1,722,171
KAR AUCTION SERVICES INC	COMMON STOCK USD.01	116,600	5,889,466
KARYOPHARM THERAPEUTICS INC	COMMON STOCK USD.0001	14,500	139,200
KB HOME	COMMON STOCK USD1.0	70,400	2,249,280
KBR INC	COMMON STOCK USD.001	120,487	2,389,257
KEANE GROUP INC	COMMON STOCK USD.01	27,800	528,478
KEARNY FINANCIAL CORP/MD	COMMON STOCK USD.01	75,953	1,097,521
KELLY SERVICES INC A	COMMON STOCK USD1.0	32,000	872,640
KEMET CORP	COMMON STOCK USD.01	37,400	563,244
KEMPER CORP	COMMON STOCK USD.1	33,300	2,294,370
KENNAMETAL INC	COMMON STOCK USD1.25	72,110	3,490,845
KENNEDY WILSON HOLDINGS INC	COMMON STOCK USD.0001	104,300	1,809,605
KERYX BIOPHARMACEUTICALS	COMMON STOCK USD.001	87,100	405,015
KEYSIGHT TECHNOLOGIES IN	COMMON STOCK	157,100	6,535,360
KEYW HOLDING CORP/THE	COMMON STOCK	24,500	143,815
KFORCE INC	COMMON STOCK USD.01	21,390	540,098
KILROY REALTY CORP	REIT USD.01	82,381	6,149,742
KIMBALL ELECTRONICS INC	COMMON STOCK	28,800	525,600
KIMBALL INTERNATIONAL B	COMMON STOCK USD.05	38,400	716,928

	KINDRED HEALTHCARE INC	COMMON STOCK USD.25	67,924	658,863
	KINSALE CAPITAL GROUP INC	COMMON STOCK USD.01	5,900	265,500
	KIRBY CORP	COMMON STOCK USD.1	48,251	3,223,167
	KIRKLAND S INC	COMMON STOCK	17,800	212,977
	KITE REALTY GROUP TRUST	REIT USD.01	77,100	1,511,160
	KLONDEX MINES LTD	COMMON STOCK	144,100	376,101
	KLX INC	COMMON STOCK USD.01	47,700	3,255,525
	KMG CHEMICALS INC	COMMON STOCK USD.01	8,000	528,640
	KNIGHT SWIFT TRANSPORTATION	COMMON STOCK USD.001	107,046	4,680,051
	KNOLL INC	COMMON STOCK USD.01	41,700	960,768
	KNOWLES CORP	COMMON STOCK USD.01	83,500	1,224,110
	KOPIN CORP	COMMON STOCK USD.01	52,029	166,493
	KOPPERS HOLDINGS INC	COMMON STOCK USD.01	20,900	1,063,810
	KORN/FERRY INTERNATIONAL	COMMON STOCK USD.01	44,300	1,833,134
	KOSMOS ENERGY LTD	COMMON STOCK USD.01	193,700	1,326,845
	KRATON CORP	COMMON STOCK USD.01	28,500	1,372,845
	KRATOS DEFENSE + SECURITY	COMMON STOCK USD.001	59,773	632,996
	KRONOS WORLDWIDE INC	COMMON STOCK USD.01	26,800	690,636
	KVH INDUSTRIES INC	COMMON STOCK USD.01	15,103	156,316
	LA JOLLA PHARMACEUTICAL CO	COMMON STOCK USD.01	10,000	321,800
	LA QUINTA HOLDINGS INC	COMMON STOCK USD.01	77,000	1,421,420
	LA Z BOY INC	COMMON STOCK USD1.0	44,300	1,382,160
	LADDER CAPITAL CORP REIT	REIT USD.001	69,607	948,743
	LADENBURG THALMANN FINANCIAL	COMMON STOCK USD.0001	95,200	300,832
	LAKELAND BANCORP INC	COMMON STOCK	34,545	664,991
	LAKELAND FINANCIAL CORP	COMMON STOCK	21,450	1,040,111
	LAMAR ADVERTISING CO A	REIT USD.001	70,454	5,230,505
	LAMB WESTON HOLDINGS INC	COMMON STOCK USD1.0	126,900	7,163,505
	LANCASTER COLONY CORP	COMMON STOCK	16,150	2,086,742
	LANDEC CORP	COMMON STOCK USD.001	26,549	334,517
	LANDS END INC	COMMON STOCK USD.01	15,701	306,955
	LANDSTAR SYSTEM INC	COMMON STOCK USD.01	35,000	3,643,500
	LANNETT CO INC	COMMON STOCK USD.001	23,200	538,240
	LANTHEUS HOLDINGS INC	COMMON STOCK USD.01	28,400	580,780
	LAREDO PETROLEUM INC	COMMON STOCK USD.01	137,100	1,454,631
	LAS VEGAS SANDS CORP	COMMON STOCK USD.001	311,250	21,628,763
	LASALLE HOTEL PROPERTIES	REIT USD.01	96,900	2,719,983
	LATTICE SEMICONDUCTOR CORP	COMMON STOCK USD.01	112,300	649,094
	LAUREATE EDUCATION INC A	COMMON STOCK USD.001	31,600	428,496
	LAYNE CHRISTENSEN COMPANY	COMMON STOCK USD.01	9,100	114,205
	LAZARD LTD CL A	COMMON STOCK USD.01	102,000	5,355,000
	LCI INDUSTRIES	COMMON STOCK USD.01	21,200	2,756,000
	LCNB CORPORATION	COMMON STOCK	2,600	53,170
	LEAR CORP	COMMON STOCK USD.01	58,600	10,352,276
	LEGACYTEXAS FINANCIAL GROUP	COMMON STOCK USD.01	38,760	1,636,060
*	LEGG MASON INC	COMMON STOCK USD.1	73,300	3,077,134
	LEIDOS HOLDINGS INC	COMMON STOCK USD.0001	121,700	7,858,169
	LEMAITRE VASCULAR INC	COMMON STOCK USD.01	9,100	289,744
	LENDINGCLUB CORP	COMMON STOCK USD.01	284,300	1,174,159
	LENDINGTREE INC	COMMON STOCK USD.01	5,400	1,838,430
	LENNOX INTERNATIONAL INC	COMMON STOCK USD.01	33,033	6,879,453
	LEXICON PHARMACEUTICALS INC	COMMON STOCK USD.001	35,242	348,191
	LEXINGTON REALTY TRUST	REIT USD.0001	195,693	1,888,437
	LGI HOMES INC	COMMON STOCK USD.01	11,800	885,354
	LHC GROUP INC	COMMON STOCK USD.01	15,249	934,001
	LIBBEY INC	COMMON STOCK USD.01	20,300	152,656
	LIBERTY BROADBAND A	COMMON STOCK USD.01	21,442	1,823,642
	LIBERTY BROADBAND C	COMMON STOCK USD.01	88,530	7,539,215
	LIBERTY EXPEDIA HOLD A	COMMON STOCK	49,202	2,181,125
	LIBERTY MEDIA COR SIRIUSXM A	TRACKING STK USD.01	81,368	3,227,055
	LIBERTY MEDIA COR SIRIUSXM C	TRACKING STK USD.01	152,136	6,033,714
	LIBERTY MEDIA CORP BRAVES A	TRACKING STK	9,146	201,669
	LIBERTY MEDIA CORP BRAVES C	TRACKING STK	28,214	626,915
	LIBERTY MEDIA CORP LIBERTY A	TRACKING STK USD.01	22,867	748,208
	LIBERTY MEDIA CORP LIBERTY C	TRACKING STK USD.01	162,034	5,535,081
	LIBERTY PROPERTY TRUST	REIT USD.001	125,100	5,380,551
	LIBERTY TAX INC	COMMON STOCK USD.01	200	2,200
	LIBERTY TRIPADVISOR HDG A	COMMON STOCK USD.01	66,242	624,331
	LIBERTY VENTURES SER A	TRACKING STK USD.01	70,103	3,802,387
	LIFE STORAGE INC	REIT USD.01	39,602	3,527,350
	LIFEPOINT HEALTH INC	COMMON STOCK USD.01	33,336	1,660,133
	LIFETIME BRANDS INC	COMMON STOCK USD.01	9,700	160,050
	LIFEWAY FOODS INC	COMMON STOCK	8,300	66,400
	LIGAND PHARMACEUTICALS	COMMON STOCK USD.001	18,033	2,469,259
	LIMELIGHT NETWORKS INC	COMMON STOCK USD.001	57,600	254,016
	LIMONEIRA CO	COMMON STOCK USD.01	9,400	210,560
	LINCOLN ELECTRIC HOLDINGS	COMMON STOCK	49,960	4,575,337
	LINDSAY CORP	COMMON STOCK USD1.0	10,233	902,551

LIONS GATE ENTERTAINMENT A	COMMON STOCK NPV	41,600	1,406,496
LIONS GATE ENTERTAINMENT B	COMMON STOCK	91,915	2,917,382
LIQUIDITY SERVICES INC	COMMON STOCK USD.001	26,600	129,010
LITHIA MOTORS INC CL A	COMMON STOCK	21,100	2,396,749
LITTELFUSE INC	COMMON STOCK USD.01	19,700	3,897,054
LIVANOVA PLC	COMMON STOCK GBP1.0	40,900	3,268,728
LIVE NATION ENTERTAINMENT IN	COMMON STOCK USD.01	116,759	4,970,431
LIVE OAK BANCSHARES INC	COMMON STOCK	17,300	412,605
LIVEPERSON INC	COMMON STOCK USD.001	54,800	630,200
LOGMEIN INC	COMMON STOCK USD.01	44,200	5,060,900
LORAL SPACE + COMMUNICATIONS	COMMON STOCK USD.01	12,200	537,410
LOUISIANA PACIFIC CORP	COMMON STOCK USD1.0	125,551	3,296,969
LOXO ONCOLOGY INC	COMMON STOCK USD.0001	19,100	1,607,838
LPL FINANCIAL HOLDINGS INC	COMMON STOCK	78,600	4,491,204
LSB INDUSTRIES INC	COMMON STOCK USD.1	20,600	180,456
LSC COMMUNICATIONS INC	COMMON STOCK USD.01	22,793	345,314
LSI INDUSTRIES INC	COMMON STOCK	21,387	147,143
LTC PROPERTIES INC	REIT USD.01	33,800	1,471,990
LULULEMON ATHLETICA INC	COMMON STOCK USD.005	84,345	6,628,674
LUMBER LIQUIDATORS HOLDINGS	COMMON STOCK USD.001	23,800	747,082
LUMENTUM HOLDINGS INC	COMMON STOCK USD.001	51,420	2,514,438
LUMINEX CORP	COMMON STOCK USD.001	38,905	766,429
LYDALL INC	COMMON STOCK USD.1	14,800	751,100
M/I HOMES INC	COMMON STOCK USD.01	24,300	835,920
MACATAWA BANK CORP	COMMON STOCK	23,400	234,000
MACK CALI REALTY CORP	REIT USD.01	79,940	1,723,506
MACOM TECHNOLOGY SOLUTIONS H	COMMON STOCK USD.001	36,881	1,200,108
MACQUARIE INFRASTRUCTURE COR	COMMON STOCK USD.001	66,500	4,269,300
MACROGENICS INC	COMMON STOCK USD.01	25,700	488,300
MADISON SQUARE GARDEN CO A	COMMON STOCK USD.01	15,622	3,293,899
MAGELLAN HEALTH INC	COMMON STOCK USD.01	22,250	2,148,238
MAGNUM HUNTER RESOURCES CORP	CALL EXP 15APR16	14,630	—
MAIDEN HOLDINGS LTD	COMMON STOCK USD.01	55,800	368,280
MAINSOURCE FINANCIAL GROUP I	COMMON STOCK	18,612	675,802
MALIBU BOATS INC A	COMMON STOCK USD.01	16,100	478,653
MALLINCKRODT PLC	COMMON STOCK USD.2	85,400	1,926,624
MANHATTAN ASSOCIATES INC	COMMON STOCK USD.01	59,676	2,956,349
MANITOWOC COMPANY INC	COMMON STOCK USD.01	30,850	1,213,639
MANPOWERGROUP INC	COMMON STOCK USD.01	57,000	7,188,270
MANTECH INTERNATIONAL CORP A	COMMON STOCK USD.01	24,639	1,236,631
MARCUS + MILLICHAP INC	COMMON STOCK USD.0001	11,800	384,798
MARCUS CORPORATION	COMMON STOCK USD1.0	16,500	451,275
MARINE PRODUCTS CORP	COMMON STOCK USD.1	8,362	106,532
MARINEMAX INC	COMMON STOCK USD.001	25,000	472,500
MARKEL CORP	COMMON STOCK	11,790	13,430,343
MARKETAXESS HOLDINGS INC	COMMON STOCK USD.003	31,200	6,294,600
MARLIN BUSINESS SERVICES INC	COMMON STOCK USD.01	8,800	197,120
MARRIOTT VACATIONS WORLD	COMMON STOCK USD.01	18,500	2,501,385
MARTEN TRANSPORT LTD	COMMON STOCK USD.01	31,306	635,512
MARVELL TECHNOLOGY GROUP LTD	COMMON STOCK USD.002	342,955	7,363,244
MASIMO CORP	COMMON STOCK USD.001	37,900	3,213,920
MASONITE INTERNATIONAL CORP	COMMON STOCK	26,000	1,927,900
MASTEC INC	COMMON STOCK USD.1	60,157	2,944,685
MATADOR RESOURCES CO	COMMON STOCK USD.01	76,185	2,371,639
MATCH GROUP INC	COMMON STOCK USD.001	30,700	961,217
MATERION CORP	COMMON STOCK	19,899	967,091
MATRIX SERVICE CO	COMMON STOCK USD.01	30,900	550,020
MATSON INC	COMMON STOCK	37,024	1,104,796
MATTHEWS INTL CORP CLASS A	COMMON STOCK USD1.0	27,386	1,445,981
MAXIM INTEGRATED PRODUCTS	COMMON STOCK USD.001	239,809	12,537,215
MAXIMUS INC	COMMON STOCK	54,328	3,888,798
MAXLINEAR INC	COMMON STOCK	45,642	1,205,862
MAXWELL TECHNOLOGIES INC	COMMON STOCK USD.1	8,400	48,384
MB FINANCIAL INC	COMMON STOCK USD.01	66,953	2,980,748
MBIA INC	COMMON STOCK USD1.0	117,036	856,704
MBT FINANCIAL CORP	COMMON STOCK	2,400	25,440
MCBC HOLDINGS INC	COMMON STOCK USD.01	11,600	257,752
MCDERMOTT INTL INC	COMMON STOCK USD1.0	233,313	1,535,200
MCGRATH RENTCORP	COMMON STOCK	22,748	1,068,701
MDC HOLDINGS INC	COMMON STOCK USD.01	38,232	1,218,836
MDC PARTNERS INC A	COMMON STOCK	41,550	405,113
MDU RESOURCES GROUP INC	COMMON STOCK USD1.0	165,545	4,449,850
MEDEQUITIES REALTY TRUST INC	REIT USD.01	18,500	207,570
MEDIA GEN INC CVR	COMMON STOCK	96,500	164,050
MEDICAL PROPERTIES TRUST INC	REIT USD.001	307,581	4,238,466
MEDICINES COMPANY	COMMON STOCK USD.001	59,600	1,629,464
MEDICINOVA INC	COMMON STOCK USD.001	26,100	168,867
MEDIDATA SOLUTIONS INC	COMMON STOCK USD.01	47,800	3,029,086

MEDIFAST INC	COMMON STOCK USD.001	10,400	726,024
MEDNAX INC	COMMON STOCK USD.01	77,698	4,152,181
MEDPACE HOLDINGS INC	COMMON STOCK USD.01	7,200	261,072
MEET GROUP INC/THE	COMMON STOCK USD.001	54,000	152,280
MELINTA THERAPEUTICS INC	COMMON STOCK USD.001	7,280	115,024
MERCANTILE BANK CORP	COMMON STOCK	12,400	438,588
MERCURY GENERAL CORP	COMMON STOCK	26,100	1,394,784
MERCURY SYSTEMS INC	COMMON STOCK USD.01	41,500	2,131,025
MEREDITH CORP	COMMON STOCK USD1.0	34,900	2,305,145
MERIDIAN BANCORP INC	COMMON STOCK	42,759	880,835
MERIDIAN BIOSCIENCE INC	COMMON STOCK	43,140	603,960
MERIT MEDICAL SYSTEMS INC	COMMON STOCK	42,420	1,832,544
MERITAGE HOMES CORP	COMMON STOCK USD.01	35,800	1,832,960
MERITOR INC	COMMON STOCK USD1.0	77,612	1,820,778
MERRIMACK PHARMACEUTICALS IN	COMMON STOCK USD.01	10,190	104,448
MESA LABORATORIES INC	COMMON STOCK	2,600	323,180
META FINANCIAL GROUP INC	COMMON STOCK USD.01	6,000	555,900
METHODE ELECTRONICS INC	COMMON STOCK USD.5	32,460	1,301,646
MFA FINANCIAL INC	REIT USD.01	325,800	2,580,336
MGE ENERGY INC	COMMON STOCK USD1.0	31,450	1,984,495
MGIC INVESTMENT CORP	COMMON STOCK USD1.0	306,300	4,321,893
MGP INGREDIENTS INC	COMMON STOCK	8,800	676,544
MICHAELS COS INC/THE	COMMON STOCK USD.06775	106,600	2,578,654
MICROSEMI CORP	COMMON STOCK USD.2	99,590	5,143,824
MICROSTRATEGY INC CL A	COMMON STOCK USD.001	8,168	1,072,458
MIDDLEBY CORP	COMMON STOCK USD.01	48,182	6,502,161
MIDDLESEX WATER CO	COMMON STOCK	17,200	686,452
MIDLAND STATES BANCORP INC	COMMON STOCK USD.01	12,400	402,752
MIDWESTONE FINANCIAL GROUP I	COMMON STOCK USD.01	5,100	171,003
MILACRON HOLDINGS CORP	COMMON STOCK USD.01	44,800	857,472
MILLER INDUSTRIES INC/TENN	COMMON STOCK USD.01	10,900	281,220
MIMEDX GROUP INC	COMMON STOCK USD.001	93,000	1,172,730
MINDBODY INC CLASS A	COMMON STOCK USD.000004	30,600	931,770
MINERALS TECHNOLOGIES INC	COMMON STOCK USD.1	30,500	2,099,925
MINERVA NEUROSCIENCES INC	COMMON STOCK USD.0001	14,100	85,305
MISTRAS GROUP INC	COMMON STOCK USD.01	20,600	483,482
MITEK SYSTEMS INC	COMMON STOCK USD.001	24,900	222,855
MKS INSTRUMENTS INC	COMMON STOCK	47,552	4,493,664
MOBILE MINI INC	COMMON STOCK USD.01	42,831	1,477,670
MOBILEIRON INC	COMMON STOCK USD.0001	60,500	235,950
MODEL N INC	COMMON STOCK USD.00015	18,200	286,650
MODINE MANUFACTURING CO	COMMON STOCK USD.625	46,000	929,200
MOELIS + CO CLASS A	COMMON STOCK USD.01	21,000	1,018,500
MOLINA HEALTHCARE INC	COMMON STOCK USD.001	38,050	2,917,674
MOMENTA PHARMACEUTICALS INC	COMMON STOCK USD.0001	57,800	806,310
MONARCH CASINO + RESORT INC	COMMON STOCK USD.01	12,125	543,443
MONEYGRAM INTERNATIONAL INC	COMMON STOCK USD.01	33,350	439,553
MONMOUTH REAL ESTATE INV COR	REIT USD.01	56,100	998,580
MONOLITHIC POWER SYSTEMS INC	COMMON STOCK USD.001	34,400	3,865,184
MONOTYPE IMAGING HOLDINGS IN	COMMON STOCK USD.001	39,900	961,590
MONRO INC	COMMON STOCK USD.01	28,339	1,613,906
MOOG INC CLASS A	COMMON STOCK USD1.0	28,899	2,509,878
MORNINGSTAR INC	COMMON STOCK	16,517	1,601,653
MOTORCAR PARTS OF AMERICA IN	COMMON STOCK USD.01	15,700	392,343
MOVADO GROUP INC	COMMON STOCK USD.01	14,000	450,800
MRC GLOBAL INC	COMMON STOCK USD.01	73,800	1,248,696
MSA SAFETY INC	COMMON STOCK	27,115	2,101,955
MSC INDUSTRIAL DIRECT CO A	COMMON STOCK USD.001	39,625	3,830,153
MSCI INC	COMMON STOCK USD.01	76,824	9,721,309
MSG NETWORKS INC A	COMMON STOCK USD.01	58,468	1,183,977
MTGE INVESTMENT CORP	REIT USD.01	40,700	752,950
MTS SYSTEMS CORP	COMMON STOCK USD.25	15,340	823,758
MUELLER INDUSTRIES INC	COMMON STOCK USD.01	53,600	1,899,048
MUELLER WATER PRODUCTS INC A	COMMON STOCK USD.01	138,700	1,737,911
MULESOFT INC A	COMMON STOCK	17,300	402,398
MULTI COLOR CORP	COMMON STOCK	11,920	892,212
MURPHY OIL CORP	COMMON STOCK USD1.0	140,700	4,368,735
MURPHY USA INC	COMMON STOCK	29,300	2,354,548
MUTUALFIRST FINANCIAL INC	COMMON STOCK USD.01	800	30,840
MYERS INDUSTRIES INC	COMMON STOCK	25,743	501,989
MYOKARDIA INC	COMMON STOCK USD.0001	9,900	416,790
MYR GROUP INC/DELAWARE	COMMON STOCK USD.01	15,000	535,950
MYRIAD GENETICS INC	COMMON STOCK USD.01	60,000	2,060,700
N B T BANCORP INC	COMMON STOCK USD.01	37,685	1,386,808
NABORS INDUSTRIES LTD	COMMON STOCK USD.001	268,820	1,836,041
NACCO INDUSTRIES CL A	COMMON STOCK USD1.0	5,520	207,828
NANOMETRICS INC	COMMON STOCK	21,100	525,812
NANOSTRING TECHNOLOGIES INC	COMMON STOCK USD.0001	10,000	74,700

NATERA INC	COMMON STOCK USD.0001	23,000	206,770
NATHAN S FAMOUS INC	COMMON STOCK USD.01	2,396	180,898
NATIONAL BANK HOLD CL A	COMMON STOCK	25,900	839,937
NATIONAL BANKSHARES INC/VA	COMMON STOCK USD1.25	8,300	377,235
NATIONAL BEVERAGE CORP	COMMON STOCK USD.01	11,260	1,097,174
NATIONAL CINEMEDIA INC	COMMON STOCK USD.01	64,100	439,726
NATIONAL COMMERCE CORP	COMMON STOCK	7,000	281,750
NATIONAL FUEL GAS CO	COMMON STOCK USD1.0	67,984	3,733,001
NATIONAL GENERAL HLDGS	COMMON STOCK USD.01	44,000	864,160
NATIONAL HEALTHCARE CORP	COMMON STOCK USD.01	10,700	652,058
NATIONAL INSTRUMENTS CORP	COMMON STOCK USD.01	91,925	3,826,838
NATIONAL PRESTO INDS INC	COMMON STOCK USD1.0	5,500	546,975
NATIONAL RESEARCH CORP A	COMMON STOCK USD.001	7,921	295,453
NATIONAL RETAIL PROPERTIES	REIT USD.01	129,956	5,605,002
NATIONAL STORAGE AFFILIATES	REIT USD.01	37,600	1,024,976
NATIONAL VISION HOLDINGS INC	COMMON STOCK USD.01	100	4,061
NATIONAL WESTERN LIFE GROU A	COMMON STOCK USD.01	2,400	794,448
NATIONSTAR MORTGAGE HOLDINGS	COMMON STOCK USD.01	34,200	632,700
NATL HEALTH INVESTORS INC	REIT USD.01	34,416	2,594,278
NATURAL GAS SERVICES GROUP	COMMON STOCK USD.01	14,300	374,660
NATURAL GROCERS BY VITAMIN C	COMMON STOCK USD.001	9,900	88,407
NATURAL HEALTH TRENDS CORP	COMMON STOCK USD.001	6,800	103,292
NATURES SUNSHINE PRODS INC	COMMON STOCK	16,500	190,575
NATUS MEDICAL INC	COMMON STOCK USD.001	29,700	1,134,540
NAUTILUS INC	COMMON STOCK	33,900	452,565
NAVIGANT CONSULTING INC	COMMON STOCK USD.001	38,500	747,285
NAVIGATORS GROUP INC	COMMON STOCK USD.1	18,865	918,726
NAVIOS MARITIME ACQUISITION	COMMON STOCK USD.0001	18,300	20,313
NAVISTAR INTERNATIONAL CORP	COMMON STOCK USD.1	42,700	1,830,976
NCI BUILDING SYSTEMS INC	COMMON STOCK USD.01	41,005	791,397
NCR CORPORATION	COMMON STOCK USD.01	102,500	3,483,975
NEENAH INC	COMMON STOCK USD.01	15,600	1,414,140
NEKTAR THERAPEUTICS	COMMON STOCK USD.0001	125,600	7,500,832
NELNET INC CL A	COMMON STOCK USD.01	18,000	986,040
NEOGEN CORP	COMMON STOCK USD.16	32,014	2,631,871
NEOGENOMICS INC	COMMON STOCK USD.001	46,400	411,104
NEOPHOTONICS CORP	COMMON STOCK USD.0025	25,400	167,132
NEOS THERAPEUTICS INC	COMMON STOCK USD.001	29,600	301,920
NETGEAR INC	COMMON STOCK USD.001	27,800	1,633,250
NETSCOUT SYSTEMS INC	COMMON STOCK USD.001	79,300	2,414,685
NEUROCRINE BIOSCIENCES INC	COMMON STOCK USD.001	75,700	5,873,563
NEVRO CORP	COMMON STOCK USD.001	25,300	1,746,712
NEW HOME CO INC/THE	COMMON STOCK USD.01	2,800	35,084
NEW JERSEY RESOURCES CORP	COMMON STOCK USD2.5	72,550	2,916,510
NEW MEDIA INVESTMENT GROUP	COMMON STOCK USD.01	38,800	651,064
NEW RELIC INC	COMMON STOCK USD.001	27,700	1,600,229
NEW RESIDENTIAL INVESTMENT	REIT USD.01	264,900	4,736,412
NEW SENIOR INVESTMENT GROUP	REIT	71,000	536,760
NEW YORK COMMUNITY BANCORP	COMMON STOCK USD.01	429,048	5,586,205
NEW YORK MORTGAGE TRUST INC	REIT USD.02	92,700	571,959
NEW YORK TIMES CO A	COMMON STOCK USD.1	114,800	2,123,800
NEWLINK GENETICS CORP	COMMON STOCK USD.01	17,300	140,303
NEWMARKET CORP	COMMON STOCK	6,472	2,571,908
NEWPARK RESOURCES INC	COMMON STOCK USD.01	90,000	774,000
NEWSSTAR FINANCIAL INCCVR	COMMON STOCK	26,900	—
NEXPOINT RESIDENTIAL	REIT USD.01	16,000	447,040
NEXSTAR MEDIA GROUP INC CL A	COMMON STOCK USD.01	39,752	3,108,606
NIC INC	COMMON STOCK	63,900	1,060,740
NICOLET BANKSHARES INC	COMMON STOCK	7,900	432,446
NL INDUSTRIES	COMMON STOCK USD.125	12,400	176,700
NMI HOLDINGS INC CLASS A	COMMON STOCK USD.01	54,300	923,100
NN INC	COMMON STOCK USD.01	28,200	778,320
NOBLE CORP PLC	COMMON STOCK USD.01	209,400	946,488
NOODLES + CO	COMMON STOCK USD.01	9,200	48,300
NORDIC AMERICAN TANKERS LTD	COMMON STOCK USD.01	79,900	196,554
NORDSON CORP	COMMON STOCK	50,848	7,444,147
NORTHFIELD BANCORP INC	COMMON STOCK USD.01	37,253	636,281
NORTHRIM BANCORP INC	COMMON STOCK USD1.0	1,700	57,545
NORTHSTAR REALTY EUROPE CORP	REIT USD.01	52,439	704,256
NORTHWEST BANCSHARES INC	COMMON STOCK USD.01	87,875	1,470,149
NORTHWEST NATURAL GAS CO	COMMON STOCK USD3.167	24,933	1,487,253
NORTHWESTERN CORP	COMMON STOCK USD.01	42,495	2,536,952
NOVANTA INC	COMMON STOCK	26,300	1,315,000
NOVAVAX INC	COMMON STOCK USD.01	244,700	303,428
NOVOCURE LTD	COMMON STOCK	42,800	864,560
NOW INC	COMMON STOCK USD.01	102,300	1,128,369
NRG YIELD INC CLASS A	COMMON STOCK USD.01	36,800	693,680
NRG YIELD INC CLASS C	COMMON STOCK	51,800	979,020

NU SKIN ENTERPRISES INC A	COMMON STOCK USD.001	42,800	2,920,244
NUANCE COMMUNICATIONS INC	COMMON STOCK USD.001	243,904	3,987,830
NUTANIX INC A	COMMON STOCK USD.000025	67,585	2,384,399
NUTRISYSTEM INC	COMMON STOCK USD.001	26,125	1,374,175
NUVASIVE INC	COMMON STOCK USD.001	44,399	2,596,898
NV5 GLOBAL INC	COMMON STOCK USD.01	8,100	438,615
NVE CORP	COMMON STOCK USD.01	4,717	405,662
NVR INC	COMMON STOCK USD.01	2,820	9,893,180
NXP SEMICONDUCTORS NV	COMMON STOCK	295,300	34,576,677
NXSTAGE MEDICAL INC	COMMON STOCK USD.001	56,900	1,378,687
OASIS PETROLEUM INC	COMMON STOCK USD.01	212,000	1,782,920
OCEANEERING INTL INC	COMMON STOCK USD.25	88,732	1,875,794
OCEANFIRST FINANCIAL CORP	COMMON STOCK USD.01	22,692	595,665
OCLARO INC	COMMON STOCK USD.01	138,500	933,490
OCULAR THERAPEUTIX INC	COMMON STOCK USD.0001	11,300	50,285
OCWEN FINANCIAL CORP	COMMON STOCK USD.01	96,200	301,106
OFFICE DEPOT INC	COMMON STOCK USD.01	475,863	1,684,555
OFG BANCORP	COMMON STOCK USD1.0	48,718	457,949
OGE ENERGY CORP	COMMON STOCK USD.01	169,800	5,588,118
OIL DRI CORP OF AMERICA	COMMON STOCK USD.1	5,500	228,250
OIL STATES INTERNATIONAL INC	COMMON STOCK USD.01	45,600	1,290,480
OKTA INC	COMMON STOCK	11,600	297,076
OLD DOMINION FREIGHT LINE	COMMON STOCK USD.1	52,020	6,843,231
OLD LINE BANCSHARES INC	COMMON STOCK USD.01	4,470	131,597
OLD NATIONAL BANCORP	COMMON STOCK	116,021	2,024,566
OLD REPUBLIC INTL CORP	COMMON STOCK USD1.0	216,670	4,632,405
OLD SECOND BANCORP INC	COMMON STOCK USD1.0	16,300	222,495
OLIN CORP	COMMON STOCK USD1.0	142,432	5,067,731
OLLIE S BARGAIN OUTLET HOLDI	COMMON STOCK USD.001	39,900	2,124,675
OLYMPIC STEEL INC	COMMON STOCK	9,189	197,472
OMEGA FLEX INC	COMMON STOCK USD.01	600	42,846
OMEGA HEALTHCARE INVESTORS	REIT USD.1	166,072	4,573,623
OMEROS CORP	COMMON STOCK USD.01	39,900	775,257
OMNICELL INC	COMMON STOCK USD.001	35,300	1,712,050
OMNOVA SOLUTIONS INC	COMMON STOCK USD.1	49,800	498,000
ON DECK CAPITAL INC	COMMON STOCK USD.005	42,400	243,376
ON SEMICONDUCTOR CORP	COMMON STOCK USD.01	361,721	7,574,438
ONE GAS INC	COMMON STOCK	45,500	3,333,330
ONE LIBERTY PROPERTIES INC	REIT USD1.0	14,985	388,411
ONEMAIN HOLDINGS INC	COMMON STOCK USD.01	43,000	1,117,570
OPKO HEALTH INC	COMMON STOCK USD.01	303,222	1,485,788
OPPENHEIMER HOLDINGS CL A	COMMON STOCK USD.001	14,200	380,560
OPUS BANK	COMMON STOCK	15,200	414,960
ORASURE TECHNOLOGIES INC	COMMON STOCK USD.000001	48,210	909,241
ORBCOMM INC	COMMON STOCK USD.001	49,900	507,982
ORBITAL ATK INC	COMMON STOCK USD.01	48,749	6,410,494
ORCHID ISLAND CAPITAL INC	REIT USD.01	39,400	365,632
ORCHIDS PAPER PRODUCTS CO	COMMON STOCK USD.001	5,100	65,280
ORGANOVO HOLDINGS INC	COMMON STOCK USD.0001	52,900	70,886
ORION GROUP HOLDINGS INC	COMMON STOCK USD.01	24,300	190,269
ORITANI FINANCIAL CORP	COMMON STOCK USD.01	38,000	623,200
ORMAT TECHNOLOGIES INC	COMMON STOCK USD.001	36,000	2,302,560
ORRSTOWN FINL SERVICES INC	COMMON STOCK	1,300	32,825
ORTHOFIX INTERNATIONAL NV	COMMON STOCK USD.1	17,700	968,190
OSHKOSH CORP	COMMON STOCK USD.01	65,539	5,956,840
OSI SYSTEMS INC	COMMON STOCK	17,100	1,100,898
OTONOMY INC	COMMON STOCK USD.001	21,200	117,660
OTTER TAIL CORP	COMMON STOCK USD5.0	36,900	1,640,205
OUTFRONT MEDIA INC	REIT USD.01	120,122	2,786,830
OVERSEAS SHIPHOLDING GROUP A	COMMON STOCK	30,200	82,748
OVERSTOCK.COM INC	COMMON STOCK USD.0001	13,200	843,480
OWENS + MINOR INC	COMMON STOCK USD2.0	59,050	1,114,864
OWENS CORNING	COMMON STOCK USD.001	94,400	8,679,136
OWENS ILLINOIS INC	COMMON STOCK USD.01	137,800	3,055,026
OWENS REALTY MORTGAGE INC	REIT USD.01	1,900	30,419
OXFORD IMMUNOTEC GLOBAL PLC	COMMON STOCK GBP.006705	19,700	275,209
OXFORD INDUSTRIES INC	COMMON STOCK USD1.0	15,594	1,172,513
PACIFIC BIOSCIENCES OF CALIF	COMMON STOCK USD.0001	67,100	177,144
PACIFIC ETHANOL INC	COMMON STOCK USD.001	18,500	84,175
PACIFIC PREMIER BANCORP INC	COMMON STOCK USD.01	28,622	1,144,880
PACIRA PHARMACEUTICALS INC	COMMON STOCK USD.001	32,800	1,497,320
PACWEST BANCORP	COMMON STOCK	110,724	5,580,490
PALO ALTO NETWORKS INC	COMMON STOCK USD.0001	75,900	11,000,946
PANDORA MEDIA INC	COMMON STOCK USD.0001	204,300	984,726
PANHANDLE OIL AND GAS INC A	COMMON STOCK USD.01666	13,682	281,165
PAPA JOHN S INTL INC	COMMON STOCK USD.01	25,700	1,442,027
PAR PACIFIC HOLDINGS INC	COMMON STOCK USD.01	27,190	524,223
PARAMOUNT GROUP INC	REIT USD.01	179,900	2,851,415

PARATEK PHARMACEUTICALS INC	COMMON STOCK USD.001	16,300	291,770
PARK CITY GROUP INC	COMMON STOCK USD.01	3,000	28,650
PARK ELECTROCHEMICAL CORP	COMMON STOCK USD.1	22,850	449,003
PARK HOTELS + RESORTS INC	REIT USD.01	116,415	3,346,931
PARK NATIONAL CORP	COMMON STOCK	11,217	1,166,568
PARK OHIO HOLDINGS CORP	COMMON STOCK USD1.0	8,500	390,575
PARKER DRILLING CO	COMMON STOCK USD.167	132,880	132,880
PARSLEY ENERGY INC CLASS A	COMMON STOCK USD.01	200,000	5,888,000
PARTY CITY HOLDCO INC	COMMON STOCK USD.01	22,500	313,875
PATRICK INDUSTRIES INC	COMMON STOCK	20,250	1,406,363
PATTERN ENERGY GROUP INC A	COMMON STOCK USD.01	63,400	1,362,466
PATTERSON UTI ENERGY INC	COMMON STOCK USD.01	176,800	4,068,168
PAYCOM SOFTWARE INC	COMMON STOCK USD.01	44,300	3,558,619
PAYLOCITY HOLDING CORP	COMMON STOCK USD.001	18,400	867,744
PBF ENERGY INC CLASS A	COMMON STOCK USD.001	97,800	3,467,010
PC CONNECTION INC	COMMON STOCK USD.01	9,500	248,995
PCSB FINANCIAL CORP	COMMON STOCK	11,100	211,455
PDC ENERGY INC	COMMON STOCK USD.01	59,794	3,081,783
PDF SOLUTIONS INC	COMMON STOCK USD.00015	25,000	392,500
PDL BIOPHARMA INC	COMMON STOCK USD.01	146,110	400,341
PDVWIRELESS INC	COMMON STOCK USD.0001	9,800	314,580
PEABODY ENERGY CORP	COMMON STOCK	46,600	1,834,642
PEAPACK GLADSTONE FINL CORP	COMMON STOCK	10,305	360,881
PEBBLEBROOK HOTEL TRUST	REIT USD.01	56,130	2,086,352
PEGASYSTEMS INC	COMMON STOCK USD.01	31,762	1,497,578
PENN NATIONAL GAMING INC	COMMON STOCK USD.01	72,300	2,265,159
PENN REAL ESTATE INVEST TST	REIT USD1.0	66,848	794,823
PENN VIRGINIA CORP	COMMON STOCK	11,600	453,676
PENNS WOODS BANCORP INC	COMMON STOCK USD8.33	5,200	242,216
PENNYMAC FINANCIAL SERVICE A	COMMON STOCK USD.0001	15,000	335,250
PENNYMAC MORTGAGE INVESTMENT	REIT USD.01	64,100	1,030,087
PENSKE AUTOMOTIVE GROUP INC	COMMON STOCK USD.0001	33,000	1,579,050
PENUMBRA INC	COMMON STOCK USD.001	24,700	2,324,270
PEOPLE S UTAH BANCORP	COMMON STOCK USD.01	11,500	348,450
PEOPLES BANCORP INC	COMMON STOCK	12,495	407,587
PEOPLES FINANCIAL SERVICES	COMMON STOCK USD2.0	6,300	293,454
PERFICIENT INC	COMMON STOCK USD.001	34,200	652,194
PERFORMANCE FOOD GROUP CO	COMMON STOCK USD.01	71,900	2,379,890
PERRY ELLIS INTERNATIONAL	COMMON STOCK USD.01	12,150	304,236
PETMED EXPRESS INC	COMMON STOCK USD.001	17,700	805,350
PGT INNOVATIONS INC	COMMON STOCK USD.01	39,300	662,205
PHH CORP	COMMON STOCK USD.01	44,200	455,260
PHI INC NON VOTING	COMMON STOCK USD.1	13,300	153,881
PHIBRO ANIMAL HEALTH CORP A	COMMON STOCK USD.001	13,200	442,200
PHOTRONICS INC	COMMON STOCK USD.01	59,242	505,038
PHYSICIANS REALTY TRUST	REIT USD.01	155,300	2,793,847
PICO HOLDINGS INC	COMMON STOCK USD.001	24,084	308,275
PIEDMONT OFFICE REALTY TRU A	REIT USD.01	131,900	2,586,559
PIER 1 IMPORTS INC	COMMON STOCK USD.001	72,050	298,287
PILGRIM S PRIDE CORP	COMMON STOCK USD.01	45,830	1,423,480
PINNACLE ENTERTAINMENT INC	COMMON STOCK USD.01	43,900	1,436,847
PINNACLE FINANCIAL PARTNERS	COMMON STOCK USD1.0	60,597	4,017,581
PINNACLE FOODS INC	COMMON STOCK USD.01	102,100	6,071,887
PIONEER ENERGY SERVICES CORP	COMMON STOCK USD.1	61,505	187,590
PIPER JAFFRAY COS	COMMON STOCK USD.01	11,841	1,021,286
PITNEY BOWES INC	COMMON STOCK USD1.0	168,200	1,880,476
PJT PARTNERS INC A	COMMON STOCK	14,800	674,880
PLANET FITNESS INC CL A	COMMON STOCK USD.0001	70,700	2,448,341
PLANTRONICS INC	COMMON STOCK USD.01	30,400	1,531,552
PLATFORM SPECIALTY PRODUCTS	COMMON STOCK USD.01	174,100	1,727,072
PLEXUS CORP	COMMON STOCK USD.01	29,000	1,760,880
PLUG POWER INC	COMMON STOCK USD.01	144,900	341,964
PLY GEM HOLDINGS INC	COMMON STOCK USD.01	13,200	244,200
PNM RESOURCES INC	COMMON STOCK	67,332	2,723,579
POLARIS INDUSTRIES INC	COMMON STOCK USD.01	50,068	6,207,931
POLYONE CORPORATION	COMMON STOCK USD.01	68,672	2,987,232
POOL CORP	COMMON STOCK USD.001	34,174	4,430,659
POPULAR INC	COMMON STOCK USD.01	89,484	3,175,787
PORTLAND GENERAL ELECTRIC CO	COMMON STOCK	78,000	3,555,240
PORTOLA PHARMACEUTICALS INC	COMMON STOCK USD.001	43,000	2,093,240
POST HOLDINGS INC	COMMON STOCK USD.01	57,501	4,555,804
POTBELLY CORP	COMMON STOCK USD.01	19,300	237,390
POTLATCHDELTIC CORP	REIT USD1.0	37,805	1,886,470
POWELL INDUSTRIES INC	COMMON STOCK USD.01	9,600	275,040
POWER INTEGRATIONS INC	COMMON STOCK USD.001	24,400	1,794,620
PRA GROUP INC	COMMON STOCK USD.01	40,000	1,328,000
PRA HEALTH SCIENCES INC	COMMON STOCK USD.01	41,400	3,770,298
PREFERRED APARTMENT COMMUN A	REIT USD.01	23,700	479,925

PREFERRED BANK/LOS ANGELES	COMMON STOCK	10,700	628,946
PREFORMED LINE PRODUCTS CO	COMMON STOCK USD2.0	3,500	248,675
PREMIER FINANCIAL BANCORP	COMMON STOCK	3,122	62,690
PREMIER INC CLASS A	COMMON STOCK USD.01	39,700	1,158,843
PRESTIGE BRANDS HOLDINGS INC	COMMON STOCK USD.01	45,233	2,008,798
PRICESMART INC	COMMON STOCK USD.0001	18,500	1,592,850
PRIMERICA INC	COMMON STOCK	38,600	3,919,830
PRIMO WATER CORP	COMMON STOCK	18,700	235,059
PRIMORIS SERVICES CORP	COMMON STOCK USD.0001	35,500	965,245
PROASSURANCE CORP	COMMON STOCK USD.01	45,340	2,591,181
PROGENICS PHARMACEUTICALS	COMMON STOCK USD.0013	60,205	358,220
PROGRESS SOFTWARE CORP	COMMON STOCK USD.01	41,000	1,745,370
PROOFPOINT INC	COMMON STOCK USD.0001	36,700	3,259,327
PROPETRO HOLDING CORP	COMMON STOCK	30,800	620,928
PROS HOLDINGS INC	COMMON STOCK USD.001	22,900	605,705
PROSPERITY BANCSHARES INC	COMMON STOCK USD1.0	59,900	4,197,193
PROTAGONIST THERAPEUTICS INC	COMMON STOCK USD.00001	3,300	68,640
PROTHENA CORP PLC	COMMON STOCK USD.01	34,200	1,282,158
PROTO LABS INC	COMMON STOCK USD.001	21,400	2,204,200
PROVIDENCE SERVICE CORP	COMMON STOCK USD.001	10,355	614,466
PROVIDENT FINANCIAL HLDGS	COMMON STOCK USD.01	900	16,560
PROVIDENT FINANCIAL SERVICES	COMMON STOCK USD.01	54,301	1,464,498
PS BUSINESS PARKS INC/CA	REIT USD.01	17,240	2,156,552
PTC INC	COMMON STOCK USD.01	99,100	6,022,307
PTC THERAPEUTICS INC	COMMON STOCK USD.001	27,700	462,036
PUMA BIOTECHNOLOGY INC	COMMON STOCK USD.0001	24,900	2,461,365
PURE STORAGE INC CLASS A	COMMON STOCK USD.0001	88,800	1,408,368
PZENA INVESTMENT MANAGM CL A	COMMON STOCK USD.01	14,100	150,447
Q2 HOLDINGS INC	COMMON STOCK USD.0001	26,500	976,525
QAD INC A	COMMON STOCK	5,948	231,080
QCR HOLDINGS INC	COMMON STOCK USD1.0	10,600	454,210
QEP RESOURCES INC	COMMON STOCK USD.01	219,300	2,098,701
QIAGEN N.V.	COMMON STOCK EUR.01	197,503	6,108,768
QTS REALTY TRUST INC CL A	REIT USD.01	40,700	2,204,312
QUAD GRAPHICS INC	COMMON STOCK USD.025	28,000	632,800
QUAKER CHEMICAL CORP	COMMON STOCK USD1.0	11,500	1,734,085
QUALITY CARE PROPERTIES	REIT USD.01	88,200	1,218,042
QUALITY SYSTEMS INC	COMMON STOCK USD.01	47,500	645,050
QUALYS INC	COMMON STOCK USD.001	27,200	1,614,320
QUANEX BUILDING PRODUCTS	COMMON STOCK USD.01	29,255	684,567
QUANTENNA COMMUNICATIONS INC	COMMON STOCK USD.0001	17,000	207,400
QUIDEL CORP	COMMON STOCK USD.001	27,738	1,202,442
QUINSTREET INC	COMMON STOCK USD.001	40,700	341,066
QUOTIENT TECHNOLOGY INC	COMMON STOCK USD.00001	49,900	586,325
QURATE RETAIL GROUP INC	COMMON STOCK USD.01	351,672	8,587,830
R1 RCM INC	COMMON STOCK USD.01	54,800	241,668
RA PHARMACEUTICALS INC	COMMON STOCK USD.0001	7,300	62,050
RADIAN GROUP INC	COMMON STOCK USD.001	186,780	3,849,536
RADIANT LOGISTICS INC	COMMON STOCK USD.001	18,600	85,560
RADISYS CORP	COMMON STOCK	9,200	9,246
RADIUS HEALTH INC	COMMON STOCK USD.0001	28,500	905,445
RADNET INC	COMMON STOCK USD.0001	18,000	181,800
RAIT FINANCIAL TRUST	REIT USD.01	77,900	29,213
RAMBUS INC	COMMON STOCK USD.001	89,864	1,277,866
RAMCO GERSHENSON PROPERTIES	REIT USD.01	69,927	1,030,025
RAPID7 INC	COMMON STOCK USD.01	17,600	328,416
RAVEN INDUSTRIES INC	COMMON STOCK USD1.0	34,482	1,184,457
RAYONIER ADVANCED MATERIALS	COMMON STOCK USD.01	37,627	769,472
RAYONIER INC	REIT	112,982	3,573,621
RBC BEARINGS INC	COMMON STOCK USD.01	21,440	2,710,016
RE/MAX HOLDINGS INC CL A	COMMON STOCK USD.0001	16,800	814,800
READING INTERNATIONAL INC A	COMMON STOCK USD.01	7,900	131,930
REALNETWORKS INC	COMMON STOCK USD.001	24,775	84,731
REALOGY HOLDINGS CORP	COMMON STOCK USD.01	115,500	3,060,750
REALPAGE INC	COMMON STOCK USD.001	46,100	2,042,230
REATA PHARMACEUTICALS INC A	COMMON STOCK USD.001	5,100	144,432
RED ROBIN GOURMET BURGERS	COMMON STOCK USD.001	14,400	812,160
RED ROCK RESORTS INC CLASS A	COMMON STOCK USD.01	56,900	1,919,806
REDWOOD TRUST INC	REIT USD.01	68,900	1,021,098
REGAL BELOIT CORP	COMMON STOCK USD.01	40,104	3,071,966
REGAL ENTERTAINMENT GROUP A	COMMON STOCK USD.001	97,665	2,247,272
REGENXBIO INC	COMMON STOCK USD.0001	17,800	591,850
REGIONAL MANAGEMENT CORP	COMMON STOCK USD.1	9,400	247,314
REGIS CORP	COMMON STOCK USD.05	41,240	633,446
REINSURANCE GROUP OF AMERICA	COMMON STOCK USD.01	54,675	8,525,473
REIS INC	COMMON STOCK USD.01	4,100	84,665
RELIANCE STEEL + ALUMINUM	COMMON STOCK	61,386	5,266,305
RENAISSANCERE HOLDINGS LTD	COMMON STOCK USD1.0	34,075	4,279,479

RENASANT CORP	COMMON STOCK USD5.0	37,875	1,548,709
RENEWABLE ENERGY GROUP INC	COMMON STOCK USD.0001	38,200	450,760
RENT A CENTER INC	COMMON STOCK USD.01	51,150	567,765
REPLIGEN CORP	COMMON STOCK USD.01	29,300	1,063,004
REPUBLIC BANCORP INC CLASS A	COMMON STOCK	9,490	360,810
REPUBLIC FIRST BANCORP INC	COMMON STOCK USD.01	41,250	348,563
RESOLUTE ENERGY CORP	COMMON STOCK USD.0001	15,000	472,050
RESOURCE CAPITAL CORP	REIT USD.001	30,917	289,692
RESOURCES CONNECTION INC	COMMON STOCK USD.01	26,500	409,425
RETAIL OPPORTUNITY INVESTMEN	REIT USD.0001	100,400	2,002,980
RETAIL PROPERTIES OF AME A	REIT USD.001	214,400	2,881,536
RETROPHIN INC	COMMON STOCK USD.0001	31,900	672,133
REV GROUP INC	COMMON STOCK USD.001	11,300	367,589
REVANCE THERAPEUTICS INC	COMMON STOCK USD.001	13,100	468,325
REVLON INC CLASS A	COMMON STOCK USD.01	11,400	248,520
REX AMERICAN RESOURCES CORP	COMMON STOCK USD.01	6,900	571,251
REXFORD INDUSTRIAL REALTY IN	REIT USD.01	58,400	1,702,944
REXNORD CORP	COMMON STOCK USD.01	87,600	2,279,352
RH	COMMON STOCK USD.0001	16,700	1,439,707
RIBBON COMMUNICATIONS INC	COMMON STOCK USD.001	42,563	329,012
RIGEL PHARMACEUTICALS INC	COMMON STOCK USD.001	86,763	336,640
RIGNET INC	COMMON STOCK USD.001	11,700	174,915
RING ENERGY INC	COMMON STOCK USD.001	31,600	439,240
RINGCENTRAL INC CLASS A	COMMON STOCK USD.0001	56,900	2,753,960
RITE AID CORP	COMMON STOCK USD1.0	934,800	1,841,556
RLI CORP	COMMON STOCK USD1.0	35,800	2,171,628
RLJ LODGING TRUST	REIT	145,718	3,201,424
RMR GROUP INC/THE A	COMMON STOCK	6,092	361,256
ROADRUNNER TRANSPORTATION SY	COMMON STOCK USD.01	21,600	166,536
ROCKWELL MEDICAL INC	COMMON STOCK	55,100	320,682
ROGERS CORP	COMMON STOCK USD1.0	15,500	2,509,760
ROLLINS INC	COMMON STOCK USD1.0	86,105	4,006,466
ROSETTA STONE INC	COMMON STOCK USD.00005	6,300	78,561
ROWAN COMPANIES PLC A	COMMON STOCK USD.125	114,100	1,786,806
ROYAL GOLD INC	COMMON STOCK USD.01	57,500	4,721,900
RPC INC	COMMON STOCK USD.1	52,193	1,332,487
RPM INTERNATIONAL INC	COMMON STOCK USD.01	111,647	5,852,536
RPX CORP	COMMON STOCK USD.0001	45,300	608,832
RR DONNELLEY + SONS CO	COMMON STOCK USD1.25	62,681	582,933
RSP PERMIAN INC	COMMON STOCK USD.01	111,500	4,535,820
RTI SURGICAL INC	COMMON STOCK USD.001	55,300	226,730
RUBICON PROJECT INC/THE	COMMON STOCK USD.00001	25,200	47,124
RUDOLPH TECHNOLOGIES INC	COMMON STOCK USD.001	34,006	812,743
RUSH ENTERPRISES INC CL B	COMMON STOCK USD.01	4,900	236,229
RUSH ENTERPRISES INC CL A	COMMON STOCK USD.01	26,922	1,367,907
RUTH S HOSPITALITY GROUP INC	COMMON STOCK USD.01	31,764	687,691
RYDER SYSTEM INC	COMMON STOCK USD.5	44,700	3,762,399
RYERSON HOLDING CORP	COMMON STOCK USD.01	11,200	116,480
RYMAN HOSPITALITY PROPERTIES	REIT USD.01	40,078	2,766,184
S + T BANCORP INC	COMMON STOCK USD2.5	29,200	1,162,452
S+P MID 400 EMINI MAR18	XCME 20180316	9,800	—
S+P MID 400 EMINI MAR18	XCME 20180316	9,800	87,640
SABRA HEALTH CARE REIT INC	REIT USD.01	137,718	2,584,967
SABRE CORP	COMMON STOCK USD.01	179,900	3,687,950
SAFEGUARD SCIENTIFICS INC	COMMON STOCK USD.1	25,306	283,427
SAFETY INSURANCE GROUP INC	COMMON STOCK USD.01	13,900	1,117,560
SAGA COMMUNICATIONS INC CL A	COMMON STOCK USD.01	2,300	93,035
SAGE THERAPEUTICS INC	COMMON STOCK USD.0001	31,200	5,138,952
SAIA INC	COMMON STOCK USD.001	24,375	1,724,531
SALLY BEAUTY HOLDINGS INC	COMMON STOCK USD.01	114,217	2,142,711
SANCHEZ ENERGY CORP	COMMON STOCK USD.01	60,700	322,317
SANDERSON FARMS INC	COMMON STOCK USD1.0	16,650	2,310,687
SANDRIDGE ENERGY INC	COMMON STOCK USD.001	28,500	600,495
SANDY SPRING BANCORP INC	COMMON STOCK USD1.0	20,950	817,469
SANGAMO THERAPEUTICS INC	COMMON STOCK USD.01	62,900	1,031,560
SANMINA CORP	COMMON STOCK USD.01	66,700	2,201,100
SANTANDER CONSUMER USA HOLDI	COMMON STOCK USD.01	137,000	2,550,940
SAREPTA THERAPEUTICS INC	COMMON STOCK USD.0001	51,000	2,837,640
SAUL CENTERS INC	REIT USD.01	8,835	545,561
SCANSOURCE INC	COMMON STOCK	21,500	769,700
SCHNEIDER NATIONAL INC CL B	COMMON STOCK	20,000	571,200
SCHNITZER STEEL INDS INC A	COMMON STOCK USD1.0	27,534	922,389
SCHOLASTIC CORP	COMMON STOCK USD.01	26,000	1,042,860
SCHULMAN (A.) INC	COMMON STOCK USD1.0	28,836	1,074,141
SCHWEITZER MAUDUIT INTL INC	COMMON STOCK USD.1	26,810	1,216,102
SCIENCE APPLICATIONS INTE	COMMON STOCK USD.0001	36,942	2,828,649
SCIENTIFIC GAMES CORP	COMMON STOCK USD.001	45,887	2,354,003
SCORE BRD INC	COM NEW	137	—

SCORPIO BULKERS INC	COMMON STOCK USD.01	49,783	368,394
SCORPIO TANKERS INC	COMMON STOCK USD.01	168,500	513,925
SCOTTS MIRACLE GRO CO	COMMON STOCK USD.01	39,420	4,217,546
SEABOARD CORP	COMMON STOCK USD1.0	227	1,001,070
SEACOAST BANKING CORP/FL	COMMON STOCK USD.1	26,140	658,989
SEACOR HOLDINGS INC	COMMON STOCK USD.01	15,962	737,764
SEACOR MARINE HOLDINGS INC	COMMON STOCK USD.01	16,048	187,762
SEARS HOLDINGS CORP	COMMON STOCK USD.01	9,500	34,010
SEATTLE GENETICS INC	COMMON STOCK USD.001	81,524	4,361,534
SEAWORLD ENTERTAINMENT INC	COMMON STOCK USD.01	60,200	816,914
SECUREWORKS CORP A	COMMON STOCK USD.01	5,000	44,350
SEI INVESTMENTS COMPANY	COMMON STOCK USD.01	117,844	8,468,270
SELECT INCOME REIT	REIT USD.01	56,400	1,417,332
SELECT MEDICAL HOLDINGS CORP	COMMON STOCK USD.001	92,600	1,634,390
SELECTA BIOSCIENCES INC	COMMON STOCK USD.0001	4,500	44,145
SELECTIVE INSURANCE GROUP	COMMON STOCK USD2.0	49,258	2,891,445
SEMGROUP CORP CLASS A	COMMON STOCK	58,449	1,765,160
SEMTECH CORP	COMMON STOCK USD.01	60,800	2,079,360
SENECA FOODS CORP CL A	COMMON STOCK USD.25	10,100	310,575
SENIOR HOUSING PROP TRUST	REIT USD.01	211,690	4,053,864
SENSATA TECHNOLOGIES HOLDING	COMMON STOCK EUR.01	144,000	7,359,840
SENSIENT TECHNOLOGIES CORP	COMMON STOCK USD.1	40,300	2,947,945
SEQUENTIAL BRANDS GROUP INC	COMMON STOCK USD.01	23,442	41,727
SERES THERAPEUTICS INC	COMMON STOCK USD.001	15,000	152,100
SERITAGE GROWTH PROP A REIT	REIT USD.01	22,100	894,166
SERVICE CORP INTERNATIONAL	COMMON STOCK USD1.0	154,569	5,768,515
SERVICEMASTER GLOBAL HOLDING	COMMON STOCK USD.01	114,200	5,855,034
SERVICENOW INC	COMMON STOCK USD.001	144,000	18,776,160
SERVICESOURCE INTERNATIONAL	COMMON STOCK USD.0001	44,300	136,887
SERVISFIRST BANCSHARES INC	COMMON STOCK USD.001	40,600	1,684,900
SHAKE SHACK INC CLASS A	COMMON STOCK USD.01	13,900	600,480
SHENANDOAH TELECOMMUNICATION	COMMON STOCK	42,800	1,446,640
SHIP FINANCE INTL LTD	COMMON STOCK USD.01	53,029	821,950
SHOE CARNIVAL INC	COMMON STOCK USD.01	16,200	433,350
SHORE BANCSHARES INC	COMMON STOCK USD.01	11,200	187,040
SHUTTERFLY INC	COMMON STOCK USD.0001	30,993	1,541,902
SHUTTERSTOCK INC	COMMON STOCK USD.01	18,200	783,146
SI FINANCIAL GROUP INC	COMMON STOCK USD.01	1,000	14,700
SIERRA BANCORP	COMMON STOCK	12,800	339,968
SIGMA DESIGNS INC	COMMON STOCK	35,200	244,640
SIGNATURE BANK	COMMON STOCK USD.01	47,100	6,464,946
SILGAN HOLDINGS INC	COMMON STOCK USD.01	70,318	2,066,646
SILICON LABORATORIES INC	COMMON STOCK USD.0001	35,900	3,169,970
SILVER SPRING NETWORKS INC	COMMON STOCK USD.001	29,700	482,328
SIMMONS FIRST NATL CORP CL A	COMMON STOCK USD.01	31,652	1,807,329
SIMPSON MANUFACTURING CO INC	COMMON STOCK USD.01	35,500	2,038,055
SINCLAIR BROADCAST GROUP A	COMMON STOCK USD.01	65,496	2,479,024
SIRIUS XM HOLDINGS INC	COMMON STOCK USD.001	1,255,996	6,732,139
SITEONE LANDSCAPE SUPPLY INC	COMMON STOCK USD.01	28,400	2,178,280
SIX FLAGS ENTERTAINMENT CORP	COMMON STOCK	57,300	3,814,461
SJW GROUP	COMMON STOCK USD.001	15,067	961,727
SKECHERS USA INC CL A	COMMON STOCK USD.001	113,500	4,294,840
SKYWEST INC	COMMON STOCK	43,666	2,318,665
SLEEP NUMBER CORP	COMMON STOCK USD.01	34,300	1,289,337
SLM CORP	COMMON STOCK USD.2	387,000	4,373,100
SM ENERGY CO	COMMON STOCK USD.01	88,800	1,960,704
SMART + FINAL STORES INC	COMMON STOCK USD.001	17,900	153,045
SMART GLOBAL HOLDINGS INC	COMMON STOCK USD.01	15,800	532,460
SNYDERS LANCE INC	COMMON STOCK USD.833	72,162	3,613,873
SONIC AUTOMOTIVE INC CLASS A	COMMON STOCK USD.01	25,400	468,630
SONIC CORP	COMMON STOCK USD.01	34,733	954,463
SONOCO PRODUCTS CO	COMMON STOCK	83,320	4,427,625
SOTHEBY S	COMMON STOCK USD.01	32,000	1,651,200
SOUTH JERSEY INDUSTRIES	COMMON STOCK USD1.25	70,700	2,207,961
SOUTH STATE CORP	COMMON STOCK USD2.5	30,421	2,651,190
SOUTHERN COPPER CORP	COMMON STOCK USD.01	68,522	3,251,369
SOUTHERN FIRST BANCSHARES	COMMON STOCK USD.01	2,600	107,250
SOUTHERN MISSOURI BANCORP	COMMON STOCK USD.01	2,100	78,939
SOUTHERN NATL BANCORP OF VA	COMMON STOCK USD.01	3,100	49,693
SOUTHSIDE BANCSHARES INC	COMMON STOCK USD1.25	26,068	877,970
SOUTHWEST GAS HOLDINGS INC	COMMON STOCK USD1.0	40,100	3,227,248
SOUTHWESTERN ENERGY CO	COMMON STOCK USD.01	441,600	2,464,128
SP PLUS CORP	COMMON STOCK USD.001	13,700	508,270
SPARK THERAPEUTICS INC	COMMON STOCK USD.001	22,400	1,151,808
SPARTAN MOTORS INC	COMMON STOCK USD.01	18,500	291,375
SPARTANNASH CO	COMMON STOCK	33,558	895,327
SPARTON CORP	COMMON STOCK USD1.25	9,600	221,376
SPECTRUM BRANDS HOLDINGS INC	COMMON STOCK USD.01	21,500	2,416,600

SPECTRUM PHARMACEUTICALS INC	COMMON STOCK USD.001	67,339	1,276,074
SPEEDWAY MOTORSPORTS INC	COMMON STOCK USD.01	14,400	271,728
SPIRE INC	COMMON STOCK USD1.0	38,800	2,915,820
SPIRIT AEROSYSTEMS HOLD CL A	COMMON STOCK USD.01	102,730	8,963,193
SPIRIT AIRLINES INC	COMMON STOCK USD.0001	58,800	2,637,180
SPIRIT REALTY CAPITAL INC	REIT USD.01	411,278	3,528,765
SPLUNK INC	COMMON STOCK USD.001	117,700	9,750,268
SPOK HOLDINGS INC	COMMON STOCK USD.0001	25,260	395,319
SPORTSMAN S WAREHOUSE HOLDIN	COMMON STOCK USD.01	23,000	152,030
SPRINT CORP	COMMON STOCK USD.01	535,128	3,151,904
SPROUTS FARMERS MARKET INC	COMMON STOCK USD.001	122,200	2,975,570
SPS COMMERCE INC	COMMON STOCK USD.001	14,600	709,414
SPX CORP	COMMON STOCK USD.01	38,986	1,223,771
SPX FLOW INC	COMMON STOCK USD.01	34,686	1,649,319
SQUARE INC A	COMMON STOCK USD.000001	208,400	7,225,228
SRC ENERGY INC	COMMON STOCK USD.001	163,060	1,390,902
SS+C TECHNOLOGIES HOLDINGS	COMMON STOCK USD.01	146,500	5,930,320
SSGA	G STIFF ERISA QUALIFIED	26,493,175	26,493,175
ST JOE CO/THE	COMMON STOCK	41,500	749,075
STAAR SURGICAL CO	COMMON STOCK USD.01	35,900	556,450
STAG INDUSTRIAL INC	REIT USD.01	73,700	2,014,221
STAMPS.COM INC	COMMON STOCK USD.001	13,150	2,472,200
STANDARD MOTOR PRODS	COMMON STOCK USD2.0	19,200	862,272
STANDEX INTERNATIONAL CORP	COMMON STOCK USD1.5	12,400	1,262,940
STARWOOD PROPERTY TRUST INC	REIT USD.01	220,900	4,716,215
STATE AUTO FINANCIAL CORP	COMMON STOCK	14,700	428,064
STATE BANK FINANCIAL CORP	COMMON STOCK USD.01	30,700	916,088
STEEL DYNAMICS INC	COMMON STOCK USD.005	198,100	8,544,053
STEELCASE INC CL A	COMMON STOCK	74,290	1,129,208
STEMLINE THERAPEUTICS INC	COMMON STOCK USD.0001	8,600	134,160
STEPAN CO	COMMON STOCK USD1.0	18,832	1,487,163
STERIS PLC	COMMON STOCK	71,200	6,227,864
STERLING BANCORP/DE	COMMON STOCK USD.01	180,058	4,429,427
STERLING CONSTRUCTION CO	COMMON STOCK USD.01	31,000	504,680
STEVEN MADDEN LTD	COMMON STOCK USD.0001	54,512	2,545,710
STEWART INFORMATION SERVICES	COMMON STOCK USD1.0	21,500	909,450
STIFEL FINANCIAL CORP	COMMON STOCK USD.15	58,666	3,494,147
STOCK YARDS BANCORP INC	COMMON STOCK	20,865	786,611
STONE ENERGY CORP	COMMON STOCK USD.01	22,500	723,600
STONERIDGE INC	COMMON STOCK	23,800	544,068
STORE CAPITAL CORP	REIT USD.01	153,400	3,994,536
STRAIGHT PATH COMM B	COMMON STOCK USD.01	8,000	1,454,320
STRATASYS LTD	COMMON STOCK ILS.01	44,100	880,236
STRATUS PROPERTIES INC	COMMON STOCK USD.01	1,500	44,550
STRAYER EDUCATION INC	COMMON STOCK USD.01	9,300	833,094
STURM RUGER + CO INC	COMMON STOCK USD1.0	16,200	904,770
SUCAMPO PHARMACEUTICALS CL A	COMMON STOCK USD.01	21,500	385,925
SUMMIT FINANCIAL GROUP INC	COMMON STOCK USD2.5	5,484	144,339
SUMMIT HOTEL PROPERTIES INC	REIT	77,400	1,178,802
SUMMIT MATERIALS INC CL A	COMMON STOCK USD.01	96,712	3,040,634
SUN BANCORP INC NJ	COMMON STOCK USD5.0	6,180	150,174
SUN COMMUNITIES INC	REIT USD.01	65,800	6,104,924
SUN HYDRAULICS CORP	COMMON STOCK USD.001	20,700	1,339,083
SUNCOKE ENERGY INC	COMMON STOCK USD.01	70,660	847,213
SUNPOWER CORP	COMMON STOCK USD.001	42,985	362,364
SUNRUN INC	COMMON STOCK USD.0001	55,900	329,810
SUNSTONE HOTEL INVESTORS INC	REIT USD.01	201,606	3,332,547
SUPER MICRO COMPUTER INC	COMMON STOCK USD.001	32,700	684,248
SUPERIOR ENERGY SERVICES INC	COMMON STOCK USD.001	139,770	1,345,985
SUPERIOR INDUSTRIES INTL	COMMON STOCK	25,600	380,160
SUPERIOR UNIFORM GROUP INC	COMMON STOCK	1,389	37,100
SUPERNUS PHARMACEUTICALS INC	COMMON STOCK USD.001	41,300	1,645,805
SUPERVALU INC	COMMON STOCK USD.01	34,385	742,716
SURGERY PARTNERS INC	COMMON STOCK USD.01	13,600	164,560
SURMODICS INC	COMMON STOCK USD.05	16,025	448,700
SVB FINANCIAL GROUP	COMMON STOCK USD.001	44,700	10,449,519
SYKES ENTERPRISES INC	COMMON STOCK USD.01	37,043	1,165,002
SYNAPTICS INC	COMMON STOCK USD.001	31,900	1,274,086
SYNCHRONOSS TECHNOLOGIES INC	COMMON STOCK USD.0001	39,200	350,448
SYNEOS HEALTH INC	COMMON STOCK USD.01	46,000	2,005,600
SYNERGY PHARMACEUTICALS INC	COMMON STOCK USD.0001	159,700	356,131
SYNNEX CORP	COMMON STOCK USD.001	25,300	3,439,535
SYNOVUS FINANCIAL CORP	COMMON STOCK USD1.0	102,903	4,933,170
SYNTEL INC	COMMON STOCK	30,700	705,793
SYSTEMAX INC	COMMON STOCK USD.01	10,600	352,662
T MOBILE US INC	COMMON STOCK USD.0001	253,300	16,087,083
TABLEAU SOFTWARE INC CL A	COMMON STOCK USD.0001	48,900	3,383,880
TAHOE RESOURCES INC	COMMON STOCK	271,000	1,298,090

TAILORED BRANDS INC	COMMON STOCK USD.01	49,360	1,077,529
TAKE TWO INTERACTIVE SOFTWRE	COMMON STOCK USD.01	90,450	9,929,601
TANGER FACTORY OUTLET CENTER	REIT USD.01	84,292	2,234,581
TARGA RESOURCES CORP	COMMON STOCK USD.001	182,200	8,822,124
TAUBMAN CENTERS INC	REIT USD.01	54,100	3,539,763
TAYLOR MORRISON HOME CORP A	COMMON STOCK USD.00001	51,100	1,250,417
TCF FINANCIAL CORP	COMMON STOCK USD.01	146,075	2,994,538
TD AMERITRADE HOLDING CORP	COMMON STOCK USD.01	216,276	11,058,192
TEAM INC	COMMON STOCK USD.3	27,046	402,985
TECH DATA CORP	COMMON STOCK USD.0015	30,375	2,975,839
TECHTARGET	COMMON STOCK USD.001	11,600	161,472
TEEKAY CORP	COMMON STOCK USD.001	44,200	411,944
TEEKAY TANKERS LTD CLASS A	COMMON STOCK USD.01	72,800	101,920
TEGNA INC	COMMON STOCK USD1.0	195,600	2,754,048
TEJON RANCH CO	COMMON STOCK USD.5	18,460	383,230
TELADOC INC	COMMON STOCK USD.001	45,100	1,571,735
TELEDYNE TECHNOLOGIES INC	COMMON STOCK USD.01	30,637	5,549,893
TELEFLEX INC	COMMON STOCK USD1.0	39,076	9,722,890
TELENAV INC	COMMON STOCK USD.001	23,400	128,700
TELEPHONE AND DATA SYSTEMS	COMMON STOCK USD.01	89,195	2,479,621
TELIGENT INC	COMMON STOCK USD.01	35,800	129,954
TELLURIAN INC	COMMON STOCK USD.01	45,200	440,248
TEMPUR SEALY INTERNATIONAL I	COMMON STOCK USD.01	42,229	2,647,336
TENET HEALTHCARE CORP	COMMON STOCK USD.05	79,700	1,208,252
TENNANT CO	COMMON STOCK USD.375	16,100	1,169,665
TENNECO INC	COMMON STOCK USD.01	46,212	2,705,250
TERADATA CORP	COMMON STOCK USD.01	109,100	4,195,986
TERADYNE INC	COMMON STOCK USD.125	169,100	7,080,217
TEREX CORP	COMMON STOCK USD.01	71,400	3,442,908
TERRAFORM POWER INC A	COMMON STOCK USD.01	48,481	579,833
TERRENO REALTY CORP	REIT USD.01	42,400	1,486,544
TERRITORIAL BANCORP INC	COMMON STOCK USD.01	11,200	345,744
TESARO INC	COMMON STOCK USD.0001	31,500	2,610,405
TESLA INC	COMMON STOCK USD.001	114,075	35,517,251
TETRA TECH INC	COMMON STOCK USD.01	52,283	2,517,426
TETRA TECHNOLOGIES INC	COMMON STOCK USD.01	81,605	348,453
TETRAPHASE PHARMACEUTICALS I	COMMON STOCK USD.001	31,200	196,560
TEXAS CAPITAL BANCSHARES INC	COMMON STOCK USD.01	44,325	3,940,493
TEXAS ROADHOUSE INC	COMMON STOCK USD.001	60,515	3,187,930
TEXTAINER GROUP HOLDINGS LTD	COMMON STOCK USD.01	20,500	440,750
TFS FINANCIAL CORP	COMMON STOCK USD.01	52,700	787,338
TG THERAPEUTICS INC	COMMON STOCK USD.001	48,900	400,980
THERAPEUTICSMD INC	COMMON STOCK USD.001	126,800	765,872
THERAVANCE BIOPHARMA INC	COMMON STOCK	35,728	996,454
THERMON GROUP HOLDINGS INC	COMMON STOCK USD.001	27,000	639,090
THIRD POINT REINSURANCE LTD	COMMON STOCK USD.1	58,800	861,420
THOR INDUSTRIES INC	COMMON STOCK USD.1	43,100	6,496,032
TIER REIT INC	REIT USD.0001	41,300	842,107
TILE SHOP HLDGS INC	COMMON STOCK USD.0001	29,000	278,400
TILLY S INC CLASS A SHRS	COMMON STOCK USD.001	7,900	116,604
TIME INC	COMMON STOCK USD.01	94,800	1,749,060
TIMKEN CO	COMMON STOCK	62,975	3,095,221
TIMKENSTEEL CORP	COMMON STOCK	38,887	590,694
TIPTREE INC	COMMON STOCK USD.001	4,600	27,370
TITAN INTERNATIONAL INC	COMMON STOCK	39,400	507,472
TITAN MACHINERY INC	COMMON STOCK USD.00001	16,681	353,137
TIVITY HEALTH INC	COMMON STOCK USD.001	28,400	1,038,020
TIVO CORP	COMMON STOCK USD.001	108,285	1,689,246
TOBIRA THERAPEUTICS IN	COMMON STOCK	7,800	107,172
TOLL BROTHERS INC	COMMON STOCK USD.01	129,000	6,194,580
TOMPKINS FINANCIAL CORP	COMMON STOCK USD.1	13,787	1,121,572
TOOTSIE ROLL INDS	COMMON STOCK USD.694	17,073	621,457
TOPBUILD CORP	COMMON STOCK	33,500	2,537,290
TORO CO	COMMON STOCK USD1.0	89,712	5,851,914
TOWER INTERNATIONAL INC	COMMON STOCK USD.01	21,500	656,825
TOWNE BANK	COMMON STOCK USD1.667	46,990	1,444,943
TOWNSQUARE MEDIA INC CL A	COMMON STOCK USD.01	1,200	9,216
TRADE DESK INC/THE CLASS A	COMMON STOCK	17,100	781,983
TRANSOCEAN LTD	COMMON STOCK CHF.1	338,400	3,614,112
TRANSUNION	COMMON STOCK USD.01	128,600	7,067,856
TRAVELPORT WORLDWIDE LTD	COMMON STOCK USD.0025	102,200	1,335,754
TREASURY BILL	0.01% 01 Feb 2018	1,520,000	1,518,574
TRECORA RESOURCES	COMMON STOCK USD.1	21,400	288,900
TREDEGAR CORP	COMMON STOCK	27,946	536,563
TREEHOUSE FOODS INC	COMMON STOCK USD.01	49,784	2,462,317
TREVENA INC	COMMON STOCK USD.001	39,800	63,680
TREX COMPANY INC	COMMON STOCK USD.01	26,182	2,837,867
TRI POINTE GROUP INC	COMMON STOCK USD.01	133,700	2,395,904

TRIBUNE MEDIA CO A	COMMON STOCK	61,500	2,611,905
TRICO BANCSHARES	COMMON STOCK	17,800	673,908
TRIMAS CORP	COMMON STOCK USD.01	39,000	1,043,250
TRIMBLE INC	COMMON STOCK	213,470	8,675,421
TRINET GROUP INC	COMMON STOCK USD.000025	37,500	1,662,750
TRINITY INDUSTRIES INC	COMMON STOCK USD.01	130,800	4,899,768
TRINITY PLACE HOLDINGS INC	COMMON STOCK	2,700	18,765
TRINSEO SA	COMMON STOCK USD.01	37,400	2,715,240
TRIPLE S MANAGEMENT CORP B	COMMON STOCK USD1.0	15,700	390,145
TRISTATE CAPITAL HLDGS INC	COMMON STOCK	19,500	448,500
TRITON INTERNATIONAL LTD/BER	COMMON STOCK USD.01	32,785	1,227,798
TRIUMPH BANCORP INC	COMMON STOCK USD.01	8,300	261,450
TRIUMPH GROUP INC	COMMON STOCK USD.001	45,100	1,226,720
TRONC INC	COMMON STOCK USD.01	23,900	420,401
TRONOX LTD CL A	COMMON STOCK USD.01	64,500	1,322,895
TRUEBLUE INC	COMMON STOCK	39,228	1,078,770
TRUECAR INC	COMMON STOCK USD.0001	48,400	542,080
TRUPANION INC	COMMON STOCK USD.00001	19,500	570,765
TRUSTCO BANK CORP NY	COMMON STOCK USD1.0	95,933	882,584
TRUSTMARK CORP	COMMON STOCK	58,082	1,850,493
TTEC HOLDINGS INC	COMMON STOCK USD.01	14,800	595,700
TTM TECHNOLOGIES	COMMON STOCK USD.001	85,868	1,345,552
TUCOWS INC CLASS A	COMMON STOCK	7,300	511,365
TUPPERWARE BRANDS CORP	COMMON STOCK USD.01	45,000	2,821,500
TUTOR PERINI CORP	COMMON STOCK USD1.0	33,749	855,537
TWILIO INC A	COMMON STOCK USD.001	52,100	1,229,560
TWITTER INC	COMMON STOCK USD.000005	572,900	13,755,329
TWO HARBORS INVESTMENT CORP	REIT	151,200	2,458,512
TYLER TECHNOLOGIES INC	COMMON STOCK USD.01	29,714	5,260,864
U.S. PHYSICAL THERAPY INC	COMMON STOCK USD.01	10,900	786,980
UBIQUITI NETWORKS INC	COMMON STOCK USD.001	22,700	1,612,154
UFP TECHNOLOGIES INC	COMMON STOCK USD.01	1,100	30,580
UGI CORP	COMMON STOCK	147,200	6,911,040
ULTIMATE SOFTWARE GROUP INC	COMMON STOCK USD.01	25,220	5,503,761
ULTRA CLEAN HOLDINGS INC	COMMON STOCK USD.001	28,600	660,374
ULTRA PETROLEUM CORP	COMMON STOCK	179,700	1,628,082
ULTRAGENYX PHARMACEUTICAL IN	COMMON STOCK USD.001	34,300	1,590,834
UMB FINANCIAL CORP	COMMON STOCK USD1.0	39,684	2,854,073
UMH PROPERTIES INC	REIT USD.1	22,900	341,210
UMPQUA HOLDINGS CORP	COMMON STOCK	198,935	4,137,848
UNIFI INC	COMMON STOCK USD.1	14,300	512,941
UNIFIRST CORP/MA	COMMON STOCK USD.1	13,800	2,275,620
UNION BANKSHARES CORP	COMMON STOCK USD1.33	40,471	1,463,836
UNION BANKSHARES INC /VT	COMMON STOCK USD2.0	1,000	52,950
UNISYS CORP	COMMON STOCK USD.01	47,140	384,191
UNIT CORP	COMMON STOCK USD.2	48,650	1,070,300
UNITED BANKSHARES INC	COMMON STOCK USD2.5	80,868	2,810,163
UNITED COMMUNITY BANKS/GA	COMMON STOCK USD1.0	60,462	1,701,401
UNITED COMMUNITY FINANCIAL	COMMON STOCK	26,600	242,858
UNITED FINANCIAL BANCORP INC	COMMON STOCK	52,757	930,633
UNITED FIRE GROUP INC	COMMON STOCK USD.001	17,500	797,650
UNITED INSURANCE HOLDINGS CO	COMMON STOCK USD.0001	14,900	257,025
UNITED NATURAL FOODS INC	COMMON STOCK USD.01	45,300	2,231,931
UNITED STATES LIME + MINERAL	COMMON STOCK USD.1	2,700	208,170
UNITED STATES STEEL CORP	COMMON STOCK USD1.0	141,300	4,972,347
UNITED THERAPEUTICS CORP	COMMON STOCK USD.01	37,210	5,505,220
UNITI GROUP INC	REIT USD.0001	140,520	2,499,851
UNITIL CORP	COMMON STOCK	10,300	469,886
UNIVAR INC	COMMON STOCK USD.01	87,700	2,715,192
UNIVERSAL CORP/VA	COMMON STOCK	21,966	1,153,215
UNIVERSAL DISPLAY CORP	COMMON STOCK USD.01	35,500	6,129,075
UNIVERSAL ELECTRONICS INC	COMMON STOCK USD.01	12,900	609,525
UNIVERSAL FOREST PRODUCTS	COMMON STOCK	56,700	2,133,054
UNIVERSAL HEALTH RLTY INCOME	REIT USD.01	12,900	968,919
UNIVERSAL INSURANCE HOLDINGS	COMMON STOCK USD.01	33,500	916,225
UNIVERSAL LOGISTICS HOLDINGS	COMMON STOCK	8,000	190,000
UNIVEST CORP OF PENNSYLVANIA	COMMON STOCK USD5.0	23,316	654,014
URBAN EDGE PROPERTIES	REIT USD.01	84,300	2,148,807
URBAN OUTFITTERS INC	COMMON STOCK USD.0001	79,700	2,794,282
URSTADT BIDDLE CLASS A	REIT USD.01	26,600	578,284
US CELLULAR CORP	COMMON STOCK USD1.0	12,350	464,731
US CONCRETE INC	COMMON STOCK USD.001	12,100	1,012,165
US DOLLAR		(60,223)	(60,223)
US ECOLOGY INC	COMMON STOCK USD.01	20,500	1,045,500
US FOODS HOLDING CORP	COMMON STOCK USD.01	169,841	5,423,023
US SILICA HOLDINGS INC	COMMON STOCK USD.01	66,800	2,175,008
USA TECHNOLOGIES INC	COMMON STOCK	20,400	198,900
USANA HEALTH SCIENCES INC	COMMON STOCK USD.001	9,780	724,209

USG CORP	COMMON STOCK USD.1	78,025	3,008,644
UTAH MEDICAL PRODUCTS INC	COMMON STOCK USD.01	2,800	227,920
VAIL RESORTS INC	COMMON STOCK USD.01	33,800	7,181,486
VALIDUS HOLDINGS LTD	COMMON STOCK USD.175	66,079	3,100,427
VALLEY NATIONAL BANCORP	COMMON STOCK	220,517	2,474,201
VALMONT INDUSTRIES	COMMON STOCK USD1.0	20,200	3,350,170
VALVOLINE INC	COMMON STOCK USD.01	176,760	4,429,606
VANDA PHARMACEUTICALS INC	COMMON STOCK USD.001	38,600	586,720
VAREX IMAGING CORP	COMMON STOCK USD.01	34,300	1,377,831
VARONIS SYSTEMS INC	COMMON STOCK USD.001	19,500	946,725
VASCO DATA SECURITY INTL	COMMON STOCK USD.001	34,197	475,338
VECTOR GROUP LTD	COMMON STOCK USD.1	86,680	1,939,898
VECTREN CORP	COMMON STOCK	71,888	4,674,158
VECTRUS INC	COMMON STOCK USD.01	10,072	310,721
VEECO INSTRUMENTS INC	COMMON STOCK USD.01	44,609	662,444
VEEVA SYSTEMS INC CLASS A	COMMON STOCK USD.00001	95,100	5,257,128
VERA BRADLEY INC	COMMON STOCK	19,200	233,856
VEREIT INC	REIT USD.01	832,000	6,481,280
VERIFONE SYSTEMS INC	COMMON STOCK USD.01	103,761	1,837,607
VERINT SYSTEMS INC	COMMON STOCK USD.001	56,048	2,345,609
VERITEX HOLDINGS INC	COMMON STOCK USD.01	7,300	201,407
VERITIV CORP	COMMON STOCK USD.01	7,500	216,750
VERSARTIS INC	COMMON STOCK USD.0001	27,900	61,380
VERSUM MATERIALS INC	COMMON STOCK USD1.0	90,700	3,432,995
VIAD CORP	COMMON STOCK USD1.5	18,294	1,013,488
VIASAT INC	COMMON STOCK USD.0001	45,880	3,434,118
VIAVI SOLUTIONS INC	COMMON STOCK USD.001	211,100	1,845,014
VICOR CORP	COMMON STOCK USD.01	20,000	418,000
VILLAGE SUPER MARKET CLASS A	COMMON STOCK	6,800	155,924
VIRNETX HOLDING CORP	COMMON STOCK USD.0001	41,600	153,920
VIRTU FINANCIAL INC CLASS A	COMMON STOCK USD.00001	15,900	290,970
VIRTUS INVESTMENT PARTNERS	COMMON STOCK USD.01	5,300	609,765
VIRTUSA CORP	COMMON STOCK USD.01	24,844	1,095,124
VISHAY INTERTECHNOLOGY INC	COMMON STOCK USD.1	117,690	2,442,068
VISHAY PRECISION GROUP	COMMON STOCK	11,477	288,647
VISTA OUTDOOR INC	COMMON STOCK USD.01	44,668	650,813
VISTEON CORP	COMMON STOCK	27,000	3,378,780
VISTRA ENERGY CORP	COMMON STOCK	204,900	3,753,768
VITAMIN SHOPPE INC	COMMON STOCK USD.01	26,975	118,690
VIVINT SOLAR INC	COMMON STOCK USD.01	18,000	72,900
VMWARE INC CLASS A	COMMON STOCK USD.01	60,736	7,611,436
VOCERA COMMUNICATIONS INC	COMMON STOCK USD.0003	17,500	528,850
VONAGE HOLDINGS CORP	COMMON STOCK USD.001	170,000	1,728,900
VOYA FINANCIAL INC	COMMON STOCK USD.01	158,500	7,840,995
VOYAGER THERAPEUTICS INC	COMMON STOCK USD.001	10,300	170,980
VSE CORP	COMMON STOCK USD.05	9,000	435,870
W+T OFFSHORE INC	COMMON STOCK USD.00001	37,200	123,132
WABASH NATIONAL CORP	COMMON STOCK USD.01	58,657	1,272,857
WABCO HOLDINGS INC	COMMON STOCK USD.01	43,015	6,172,653
WABTEC CORP	COMMON STOCK USD.01	73,004	5,944,716
WADDELL + REED FINANCIAL A	COMMON STOCK USD.01	77,008	1,720,359
WAGEWORKS INC	COMMON STOCK USD.001	32,600	2,021,200
WALKER + DUNLOP INC	COMMON STOCK	27,200	1,292,000
WARRIOR MET COAL INC	COMMON STOCK USD.01	20,400	513,060
WASHINGTON FEDERAL INC	COMMON STOCK USD1.0	74,422	2,548,954
WASHINGTON PRIME GROUP INC	REIT USD.0001	160,218	1,140,752
WASHINGTON REIT	REIT USD.01	68,100	2,119,272
WASHINGTON TRUST BANCORP	COMMON STOCK USD.0625	15,400	820,050
WASHINGTONFIRST BANKSHARE	COMMON STOCK USD5.0	4,150	142,179
WATERSTONE FINANCIAL INC	COMMON STOCK USD.01	21,342	363,881
WATSCO INC	COMMON STOCK USD.5	27,100	4,608,084
WATTS WATER TECHNOLOGIES A	COMMON STOCK USD.1	23,700	1,800,015
WAVE LIFE SCIENCES LTD	COMMON STOCK	6,600	231,660
WAYFAIR INC CLASS A	COMMON STOCK USD.001	32,500	2,608,775
WD 40 CO	COMMON STOCK USD.001	12,600	1,486,800
WEATHERFORD INTERNATIONAL PL	COMMON STOCK USD.001	748,800	3,122,496
WEB.COM GROUP INC	COMMON STOCK USD.001	34,535	752,863
WEBSTER FINANCIAL CORP	COMMON STOCK USD.01	82,362	4,625,450
WEIGHT WATCHERS INTL INC	COMMON STOCK	27,700	1,226,556
WEINGARTEN REALTY INVESTORS	REIT USD.03	106,350	3,495,725
WEIS MARKETS INC	COMMON STOCK	10,100	418,039
WELBILT INC	COMMON STOCK USD.01	114,500	2,691,895
WELLCARE HEALTH PLANS INC	COMMON STOCK USD.01	37,900	7,622,069
WENDY S CO/THE	COMMON STOCK USD.1	156,177	2,564,426
WERNER ENTERPRISES INC	COMMON STOCK USD.01	44,532	1,721,162
WESBANCO INC	COMMON STOCK USD2.0833	35,219	1,431,652
WESCO AIRCRAFT HOLDINGS INC	COMMON STOCK USD.001	53,700	397,380
WESCO INTERNATIONAL INC	COMMON STOCK USD.01	44,565	3,037,105

WEST BANCORPORATION	COMMON STOCK	19,400	487,910
WEST PHARMACEUTICAL SERVICES	COMMON STOCK USD.25	65,000	6,413,550
WESTAMERICA BANCORPORATION	COMMON STOCK	22,038	1,312,363
WESTAR ENERGY INC	COMMON STOCK USD5.0	120,700	6,372,960
WESTERN ALLIANCE BANCORP	COMMON STOCK USD.0001	86,082	4,873,963
WESTERN ASSET MORTGAGE CAPIT	REIT USD.01	25,475	253,476
WESTERN NEW ENGLAND BANCORP	COMMON STOCK USD.01	22,100	240,890
WESTLAKE CHEMICAL CORP	COMMON STOCK USD.01	29,400	3,131,982
WESTMORELAND COAL CO	COMMON STOCK USD2.5	14,500	17,545
WESTWOOD HOLDINGS GROUP INC	COMMON STOCK USD.01	6,929	458,769
WEX INC	COMMON STOCK USD.01	33,781	4,770,891
WEYCO GROUP INC	COMMON STOCK USD1.0	6,586	195,736
WGL HOLDINGS INC	COMMON STOCK	45,408	3,897,823
WHITE MOUNTAINS INSURANCE GP	COMMON STOCK USD1.0	3,800	3,234,864
WHITESTONE REIT	REIT USD.001	20,700	298,287
WHITING PETROLEUM CORP	COMMON STOCK USD.001	75,964	2,011,527
WILDHORSE RESOURCE DEVELOPME	COMMON STOCK USD.01	17,900	329,539
WILEY (JOHN) + SONS CLASS A	COMMON STOCK USD1.0	40,733	2,678,195
WILLIAM LYON HOMES CL A	COMMON STOCK USD.01	27,500	799,700
WILLIAMS SONOMA INC	COMMON STOCK USD.01	75,026	3,878,844
WINDSTREAM HOLDINGS INC	COMMON STOCK USD.0001	160,951	297,759
WINGSTOP INC	COMMON STOCK USD.01	28,700	1,118,726
WINMARK CORP	COMMON STOCK	2,200	284,680
WINNEBAGO INDUSTRIES	COMMON STOCK USD.5	25,900	1,440,040
WINTRUST FINANCIAL CORP	COMMON STOCK	47,724	3,931,026
WISDOMTREE INVESTMENTS INC	COMMON STOCK USD.01	115,900	1,454,545
WMIH CORP	COMMON STOCK USD.00001	169,900	144,262
WOLVERINE WORLD WIDE INC	COMMON STOCK USD1.0	81,058	2,584,129
WOODWARD INC	COMMON STOCK USD.00292	47,500	3,635,650
WORKDAY INC CLASS A	COMMON STOCK USD.001	111,800	11,374,532
WORKIVA INC	COMMON STOCK USD.001	17,141	366,817
WORLD ACCEPTANCE CORP	COMMON STOCK	7,500	605,400
WORLD FUEL SERVICES CORP	COMMON STOCK USD.01	63,800	1,795,332
WORLD WRESTLING ENTERTAIN A	COMMON STOCK USD.01	26,500	810,370
WORLDPAY INC CLASS A	COMMON STOCK USD.00001	137,600	10,120,480
WORTHINGTON INDUSTRIES	COMMON STOCK	41,600	1,832,896
WP CAREY INC	REIT USD.001	91,200	6,283,680
WPX ENERGY INC	COMMON STOCK	350,900	4,937,163
WR BERKLEY CORP	COMMON STOCK USD.2	82,271	5,894,717
WR GRACE + CO	COMMON STOCK USD.01	57,985	4,066,488
WRIGHT MEDICAL GROUP NV	COMMON STOCK USD.03	90,823	2,016,271
WSFS FINANCIAL CORP	COMMON STOCK USD.01	25,800	1,234,530
XBIOTECH INC	COMMON STOCK	15,400	60,676
XCERRA CORP	COMMON STOCK USD.05	41,133	402,692
XENCOR INC	COMMON STOCK USD.01	28,400	622,528
XENIA HOTELS + RESORTS INC	REIT USD.01	100,300	2,165,477
XENITH BANKSHARES INC	COMMON STOCK USD.01	6,660	225,308
XO GROUP INC	COMMON STOCK USD.01	25,100	463,346
XPERI CORP	COMMON STOCK USD.001	43,909	1,071,380
XPO LOGISTICS INC	COMMON STOCK USD.001	98,149	8,989,467
YELP INC	COMMON STOCK USD.000001	63,700	2,672,852
YORK RESH CORP	WT CL B EXP 01DEC02	70	—
YORK WATER CO	COMMON STOCK	13,500	457,650
YRC WORLDWIDE INC	COMMON STOCK USD1.0	26,200	376,756
YUM CHINA HOLDINGS INC	COMMON STOCK USD.01	317,100	12,690,342
ZAGG INC	COMMON STOCK USD.001	16,600	306,270
ZAYO GROUP HOLDINGS INC	COMMON STOCK USD.001	165,600	6,094,080
ZEBRA TECHNOLOGIES CORP CL A	COMMON STOCK USD.01	45,125	4,683,975
ZENDESK INC	COMMON STOCK USD.01	87,900	2,974,536
ZILLOW GROUP INC A	COMMON STOCK USD.0001	48,861	1,990,597
ZILLOW GROUP INC C	COMMON STOCK	95,322	3,900,576
ZIOPHARM ONCOLOGY INC	COMMON STOCK USD.001	94,428	390,932
ZIX CORP	COMMON STOCK USD.01	65,800	288,204
ZOE S KITCHEN INC	COMMON STOCK USD.01	15,100	252,472
ZOGENIX INC	COMMON STOCK USD.001	15,137	606,237
ZUMIEZ INC	COMMON STOCK	21,862	455,276
ZYNGA INC CL A	COMMON STOCK USD.00000625	658,300	2,633,200

	Total : EXHIBIT B - Small/Mid-Cap Stock Index Fund		$4,144,518,809

n / a - Cost is not applicable

EXHIBIT C - Total International Stock Market Index Fund

(Managed by State Street Global Advisors)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2017

Schedule H, line 4i-Schedule of Assets (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	1+1 DRILLISCH AG	COMMON STOCK	9,539		$788,010
	3I GROUP PLC	COMMON STOCK GBP.738636	162,771		2,010,241
	3SBIO INC	COMMON STOCK USD.00001	172,500		337,957
	58.COM INC ADR	ADR	16,200		1,159,434
	77 BANK LTD/THE	COMMON STOCK	15,600		392,103
	888 HOLDINGS PLC	COMMON STOCK GBP.005	100,179		381,739
	A2 MILK CO LTD	COMMON STOCK	124,625		713,939
	A2A SPA	COMMON STOCK EUR.52	306,853		567,727
	AA PLC	COMMON STOCK GBP.001	127,447		292,895
	AAC TECHNOLOGIES HOLDINGS IN	COMMON STOCK USD.01	141,000		2,514,346
	AAK AB	COMMON STOCK	6,344		544,284
	AALBERTS INDUSTRIES NV	COMMON STOCK EUR.25	19,538		992,819
	AAREAL BANK AG	COMMON STOCK	11,435		517,923
	ABACUS PROPERTY GROUP	REIT	145,622		469,746
	ABB LTD REG	COMMON STOCK CHF.12	323,303		8,645,457
	ABC ARBITRAGE	COMMON STOCK EUR.016	45,020		339,522
	ABC MART INC	COMMON STOCK	5,600		321,502
	ABCAM PLC	COMMON STOCK GBP.002	50,544		720,635
	ABERTIS INFRAESTRUCTURAS SA	COMMON STOCK EUR3.0	113,474		2,526,885
	ABLYNX NV	COMMON STOCK	14,237		352,754
	ABN AMRO GROUP NV CVA	DUTCH CERT EUR1.0	69,239		2,236,525
	ABOITIZ EQUITY VENTURES INC	COMMON STOCK PHP1.	338,530		500,963
	ABU DHABI COMMERCIAL BANK	COMMON STOCK AED1.	404,821		749,323
	ACBEL POLYTECH INC	COMMON STOCK TWD10.	352,095		262,780
	ACCELL GROUP	COMMON STOCK EUR.01	9,243		260,129
	ACCIONA SA	COMMON STOCK EUR1.	5,330		435,344
	ACCOR SA	COMMON STOCK EUR3.	36,580		1,887,038
	ACCTON TECHNOLOGY CORP	COMMON STOCK CNY1.0	356,685		1,269,346
	ACEA SPA	COMMON STOCK EUR5.16	16,800		310,245
	ACER INC	COMMON STOCK TWD10.	483,953		391,555
	ACERINOX SA	COMMON STOCK EUR.25	34,861		497,706
	ACKERMANS + VAN HAAREN	COMMON STOCK	5,040		878,345
	ACOM CO LTD	COMMON STOCK	84,900		358,070
	ACS ACTIVIDADES CONS Y SERV	COMMON STOCK EUR.5	41,263		1,615,736
	ACTIVIA PROPERTIES INC	REIT	116		485,512
	ADARO ENERGY TBK PT	COMMON STOCK IDR100.	4,647,500		635,127
	ADASTRIA CO LTD	COMMON STOCK	9,900		200,314
	ADCOCK INGRAM HOLDINGS LTD	COMMON STOCK ZAR.001	32,881		154,944
	ADECCO GROUP AG REG	COMMON STOCK CHF.1	29,463		2,251,731
	ADELAIDE BRIGHTON LTD	COMMON STOCK	120,419		612,563
	ADIDAS AG	COMMON STOCK	31,801		6,353,275
	ADMIRAL GROUP PLC	COMMON STOCK GBP.001	37,060		1,001,321
	ADP	COMMON STOCK EUR3.	5,489		1,043,649
	ADVANCE RESIDENCE INVESTMENT	REIT	247		607,477
	ADVANCED INFO SERVICE FOR RG	FOREIGN SH. THB1.0 A	203,298		1,191,467
	ADVANCED SEMICONDUCTOR ENGR	COMMON STOCK TWD10.	1,192,257		1,530,522
	ADVANTAGE OIL + GAS LTD	COMMON STOCK	50,600		218,077
	ADVANTECH CO LTD	COMMON STOCK TWD10.	79,117		559,133
	ADVANTEST CORP	COMMON STOCK	30,200		559,519
	AECI LTD	COMMON STOCK ZAR1.0	34,989		282,527
	AEGON NV	COMMON STOCK EUR.12	328,936		2,098,057
	AENA SME SA	COMMON STOCK	11,606		2,351,413
	AEON CO LTD	COMMON STOCK	111,300		1,880,063
	AEON DELIGHT CO LTD	COMMON STOCK	6,900		257,931
	AEON FINANCIAL SERVICE CO LT	COMMON STOCK	26,400		613,228
	AEON MALL CO LTD	COMMON STOCK	19,800		387,488

	AERCAP HOLDINGS NV	COMMON STOCK EUR.01	26,833	1,411,684
	AET AND D HLDGS NO 1 PTY LTD	COMMON STOCK	36,515	—
	AF AB B SHS	COMMON STOCK SEK5.0	31,136	687,734
	AFRICA ISRAEL PROPERTIES LTD	COMMON STOCK ILS1.0	13,711	339,408
	AFRICAN RAINBOW MINERALS LTD	COMMON STOCK ZAR.05	28,114	303,564
	AGEAS	COMMON STOCK	42,633	2,082,824
	AGFA GEVAERT NV	COMMON STOCK	76,870	358,763
	AGGREKO PLC	COMMON STOCK GBP.04832911	48,416	521,652
	AGILE GROUP HOLDINGS LTD	COMMON STOCK HKD.1	351,000	532,338
	AGL ENERGY LTD	COMMON STOCK	116,758	2,221,198
	AGNICO EAGLE MINES LTD	COMMON STOCK	40,593	1,880,376
	AGRICULTURAL BANK OF CHINA H	COMMON STOCK CNY1.0	4,443,000	2,066,434
	AGRIUM INC	COMMON STOCK	24,887	2,871,753
	AIA GROUP LTD	COMMON STOCK	2,046,000	17,439,006
	AIB GROUP PLC	COMMON STOCK EUR.625	143,298	946,397
	AICA KOGYO CO LTD	COMMON STOCK	12,400	460,783
	AIDA ENGINEERING LTD	COMMON STOCK	22,000	269,576
	AIFUL CORP	COMMON STOCK	91,100	313,059
	AIMIA INC	COMMON STOCK	44,372	132,448
	AIN HOLDINGS INC	COMMON STOCK	5,200	310,605
	AIR CHINA LTD H	COMMON STOCK CNY1.0	438,000	530,104
	AIR FRANCE KLM	COMMON STOCK EUR1.	32,746	532,796
	AIR LIQUIDE SA	COMMON STOCK EUR5.5	70,372	8,857,782
	AIR WATER INC	COMMON STOCK	33,000	693,941
	AIRASIA BHD	COMMON STOCK MYR.1	360,400	298,588
	AIRBUS SE	COMMON STOCK EUR1.0	97,181	9,658,272
	AIRPORT CITY LTD	COMMON STOCK ILS.01	35,689	448,075
	AIRPORTS OF THAILAND PCL FOR	FOREIGN SH. THB1.0 A	820,000	1,710,954
	AIRTAC INTERNATIONAL GROUP	COMMON STOCK TWD10.0	27,161	487,050
	AISIN SEIKI CO LTD	COMMON STOCK	29,200	1,641,083
	AIXTRON SE	COMMON STOCK NPV	29,650	408,400
	AJINOMOTO CO INC	COMMON STOCK	87,400	1,647,378
	AKASTOR ASA	COMMON STOCK NOK.592	71,227	142,728
	AKBANK T.A.S.	COMMON STOCK TRY1.	406,169	1,055,124
	AKER BP ASA	COMMON STOCK NOK1.0	22,809	562,911
	AKER SOLUTIONS ASA	COMMON STOCK NOK1.08	39,396	222,065
	AKSA AKRILIK KIMYA SANAYII	COMMON STOCK TRY1.	89,961	304,739
	AKZO NOBEL	COMMON STOCK EUR2.	42,632	3,731,954
	ALACER GOLD CORP	COMMON STOCK	116,100	206,635
	ALAMOS GOLD INC CLASS A	COMMON STOCK	73,446	480,085
	ALBIOMA SA	COMMON STOCK EUR.0385	20,147	508,992
	ALDAR PROPERTIES PJSC	COMMON STOCK AED1.0	1,119,028	670,314
	ALFA LAVAL AB	COMMON STOCK SEK2.84	57,841	1,366,411
	ALFA S.A.B. A	COMMON STOCK	596,700	660,272
	ALFRESA HOLDINGS CORP	COMMON STOCK	33,100	777,048
	ALGONQUIN POWER + UTILITIES	COMMON STOCK	93,000	1,043,601
	ALIBABA GROUP HOLDING SP ADR	ADR USD.000025	195,300	33,675,579
	ALIBABA HEALTH INFORMATION T	COMMON STOCK HKD.01	694,200	350,048
	ALIBABA PICTURES GROUP LTD	COMMON STOCK HKD.25	2,260,000	303,476
	ALIMENTATION COUCHE TARD B	COMMON STOCK	71,700	3,753,384
	ALIOR BANK SA	COMMON STOCK PLN10.0	20,990	478,872
	ALLIANCE BANK MALAYSIA BHD	COMMON STOCK	315,700	318,274
*	ALLIANZ SE REG	COMMON STOCK	73,019	16,735,596
	ALLIED MINDS PLC	COMMON STOCK GBP.01	48,394	107,240
	ALLREAL HOLDING AG REG	COMMON STOCK CHF50.0	2,225	376,184
	ALMIRALL SA	COMMON STOCK EUR.12	13,390	134,050
	ALONY HETZ PROPERTIES + INV	COMMON STOCK ILS1.0	55,463	596,435
	ALPHA BANK AE	COMMON STOCK EUR.3	241,802	518,675
	ALPS ELECTRIC CO LTD	COMMON STOCK	36,600	1,041,795
	ALROSA PJSC	COMMON STOCK RUB.5	371,600	483,967
	ALS LTD	COMMON STOCK	126,591	691,597
	ALSTOM	COMMON STOCK EUR7.0	30,042	1,247,862
	ALTAGAS LTD	COMMON STOCK	34,900	797,189
	ALTEN SA	COMMON STOCK	6,428	536,822
	ALTICE NV A	COMMON STOCK EUR.01	89,707	939,172
	ALTRAN TECHNOLOGIES SA	COMMON STOCK EUR.5	33,851	563,278
	ALTRI SGPS SA	COMMON STOCK EUR.125	76,954	477,697
	ALUMINA LTD	COMMON STOCK	498,369	945,947
	ALUMINUM CORP OF CHINA LTD H	COMMON STOCK CNY1.0	860,000	615,731
	AMADA HOLDINGS CO LTD	COMMON STOCK	70,000	951,964

AMADEUS IT GROUP SA	COMMON STOCK EUR.01	74,611	5,374,508
AMAGERBANKEN A/S	COMMON STOCK DKK3.0	59,280	—
AMANO CORP	COMMON STOCK	15,900	416,013
AMATA CORP PUBLIC CO LTD FOR	FOREIGN SH. THB1.0 A	508,228	405,460
AMBEV SA	COMMON STOCK	752,025	4,874,162
AMBU A/S B	COMMON STOCK DKK2.5	5,629	504,663
AMCOR LIMITED	COMMON STOCK	211,509	2,547,586
AMER SPORTS OYJ	COMMON STOCK	33,770	936,193
AMERICA MOVIL SAB DE C SER L	COMMON STOCK	5,587,062	4,837,333
AMMB HOLDINGS BHD	COMMON STOCK MYR1.0	336,125	366,286
AMOREPACIFIC CORP	COMMON STOCK KRW500.0	6,270	1,780,800
AMOREPACIFIC CORP PREF	PREFERENCE	1,940	300,707
AMOREPACIFIC GROUP	COMMON STOCK KRW500.0	5,409	712,562
AMOT INVESTMENTS LTD	COMMON STOCK ILS1.0	58,743	352,574
AMP LTD	COMMON STOCK	497,103	2,013,413
AMS AG	COMMON STOCK	11,345	1,027,984
AMUNDI SA	COMMON STOCK EUR2.5	9,854	834,841
ANA HOLDINGS INC	COMMON STOCK	21,200	884,968
ANADOLU ANONIM TURK SIGORTA	COMMON STOCK TRY1.	144,414	118,224
ANADOLU EFES BIRACILIK VE	COMMON STOCK TRY1.	47,720	304,847
ANDRITZ AG	COMMON STOCK	12,976	733,313
ANEKA TAMBANG TBK	COMMON STOCK IDR100.0	5,505,526	253,578
ANGLO AMERICAN PLATINUM LTD	COMMON STOCK ZAR.1	11,485	327,932
ANGLO AMERICAN PLC	COMMON STOCK USD.54945	226,463	4,742,216
ANGLOGOLD ASHANTI LTD	COMMON STOCK ZAR.25	71,852	732,540
ANHEUSER BUSCH INBEV SA/NV	COMMON STOCK	125,182	13,974,222
ANHUI CONCH CEMENT CO LTD H	COMMON STOCK CNY1.0	228,000	1,071,642
ANHUI EXPRESSWAY CO LTD H	COMMON STOCK CNY1.0	412,000	343,314
ANHUI GUJING DISTILLERY CO B	COMMON STOCK CNY1.	65,480	369,787
ANIMA HOLDING SA	COMMON STOCK	40,503	343,801
ANRITSU CORP	COMMON STOCK	29,300	329,940
ANSELL LTD	COMMON STOCK	32,731	620,185
ANTA SPORTS PRODUCTS LTD	COMMON STOCK HKD.1	203,000	920,311
ANTOFAGASTA PLC	COMMON STOCK GBP.05	75,567	1,026,492
AOKI HOLDINGS INC	COMMON STOCK	15,200	223,155
AOZORA BANK LTD	COMMON STOCK	20,800	809,905
AP MOELLER MAERSK A/S A	COMMON STOCK DKK1000.	667	1,112,345
AP MOLLER MAERSK A/S B	COMMON STOCK DKK1000.0	1,159	2,021,121
APA GROUP	STAPLED SECURITY	200,753	1,306,031
APERAM	COMMON STOCK	11,771	606,392
ARC RESOURCES LTD	COMMON STOCK	66,100	778,144
ARCA CONTINENTAL SAB DE CV	COMMON STOCK	109,300	760,583
ARCELORMITTAL	COMMON STOCK	112,548	3,647,778
ARCLAND SAKAMOTO CO LTD	COMMON STOCK	16,500	266,533
ARCS CO LTD	COMMON STOCK	9,900	230,396
ARGENTINE PESO	FOREIGN CURRENCY	1,240	66
ARIAKE JAPAN CO LTD	COMMON STOCK	4,600	392,517
ARISTOCRAT LEISURE LTD	COMMON STOCK	96,667	1,785,683
ARJO AB B SHARES	COMMON STOCK SEK.33	64,201	183,566
ARKEMA	COMMON STOCK EUR10.	14,140	1,719,649
ARYZTA AG	COMMON STOCK CHF.02	16,284	645,824
ASAHI DIAMOND INDUSTRIAL CO	COMMON STOCK	21,000	240,024
ASAHI GLASS CO LTD	COMMON STOCK	33,400	1,444,964
ASAHI GROUP HOLDINGS LTD	COMMON STOCK	67,300	3,337,405
ASAHI HOLDINGS INC	COMMON STOCK	11,600	218,267
ASAHI INTECC CO LTD	COMMON STOCK	17,200	590,274
ASAHI KASEI CORP	COMMON STOCK	224,000	2,886,215
ASCENDAS REAL ESTATE INV TRT	REIT	539,292	1,097,308
ASCENTIAL PLC	COMMON STOCK GBP.01	91,105	474,786
ASCOM HOLDING AG REG	COMMON STOCK CHF.5	10,658	275,181
ASCOPIAVE SPA	COMMON STOCK EUR1.	76,626	326,237
ASCOTT RESIDENCE TRUST 100	REIT	372,945	340,472
ASHMORE GROUP PLC	COMMON STOCK GBP.0001	71,828	393,532
ASHTEAD GROUP PLC	COMMON STOCK GBP.1	85,707	2,291,744
ASIA CEMENT CORP	COMMON STOCK TWD10.	519,924	492,382
ASIA OPTICAL CO INC	COMMON STOCK TWD10.0	172,931	553,594
ASIANA AIRLINES	COMMON STOCK KRW5000.	32,524	137,494
ASICS CORP	COMMON STOCK	31,000	494,422
ASM INTERNATIONAL NV	COMMON STOCK EUR.04	9,717	657,133
ASM PACIFIC TECHNOLOGY	COMMON STOCK HKD.1	50,200	697,841

ASML HOLDING NV	COMMON STOCK EUR.09	64,216	11,149,532
ASOS PLC	COMMON STOCK GBP.035	9,454	858,432
ASPEN PHARMACARE HOLDINGS LT	COMMON STOCK ZAR.1390607	65,385	1,465,085
ASR NEDERLAND NV	COMMON STOCK EUR.16	27,406	1,128,010
ASSA ABLOY AB B	COMMON STOCK SEK1.0	191,003	3,970,942
ASSECO POLAND SA	COMMON STOCK PLN1.	34,631	437,995
ASSICURAZIONI GENERALI	COMMON STOCK EUR1.0	196,979	3,589,127
ASSOCIATED BRITISH FOODS PLC	COMMON STOCK GBP.0568	59,014	2,247,822
ASSYSTEM	COMMON STOCK EUR1.0	6,057	217,399
ASTALDI SPA	COMMON STOCK EUR2.	22,411	57,002
ASTELLAS PHARMA INC	COMMON STOCK	354,700	4,506,081
ASTRA INTERNATIONAL TBK PT	COMMON STOCK IDR50.	3,254,880	1,989,629
ASTRAL FOODS LTD	COMMON STOCK ZAR.01	16,039	346,990
ASTRAZENECA PLC	COMMON STOCK USD.25	213,160	14,655,838
ASUSTEK COMPUTER INC	COMMON STOCK TWD10.	111,172	1,044,175
ASX LTD	COMMON STOCK	36,639	1,570,700
ATCO LTD CLASS I	COMMON STOCK	17,100	614,151
ATEA ASA	COMMON STOCK NOK1.0	22,903	323,381
ATHABASCA OIL CORP	COMMON STOCK	143,300	122,376
ATLANTIA SPA	COMMON STOCK EUR1.0	70,175	2,215,361
ATLAS COPCO AB A SHS	COMMON STOCK	105,912	4,570,293
ATLAS COPCO AB B SHS	COMMON STOCK SEK.64	70,244	2,691,755
ATOS SE	COMMON STOCK EUR1.0	15,953	2,323,972
ATS AUTOMATION TOOLING SYS	COMMON STOCK	27,900	346,259
AU OPTRONICS CORP	COMMON STOCK TWD10.0	1,406,552	585,030
AUCKLAND INTL AIRPORT LTD	COMMON STOCK	217,634	1,002,522
AURIZON HOLDINGS LTD	COMMON STOCK	386,217	1,496,764
AURUBIS AG	COMMON STOCK	6,836	633,170
AUSNET SERVICES	COMMON STOCK	388,362	548,967
AUST AND NZ BANKING GROUP	COMMON STOCK	485,081	10,861,355
AUSTRALIAN AGRICULTURAL CO	COMMON STOCK	164,371	167,204
AUSTRALIAN DOLLAR	FOREIGN CURRENCY	3,662,038	2,864,264
AUTO TRADER GROUP PLC	COMMON STOCK GBP.01	168,199	799,968
AUTOBACS SEVEN CO LTD	COMMON STOCK	18,500	354,851
AUTOGRILL SPA	COMMON STOCK	41,650	574,492
AUTOHOME INC ADR	ADR USD.01	9,400	607,898
AVANZA BANK HOLDING AB	COMMON STOCK SEK2.5	11,755	493,939
AVEO GROUP	STAPLED SECURITY	137,701	287,608
AVEVA GROUP PLC	COMMON STOCK GBP.0355556	14,649	545,682
AVEX INC	COMMON STOCK	12,500	178,156
AVI LTD	COMMON STOCK ZAR.05	64,450	574,367
AVICHINA INDUSTRY + TECH H	COMMON STOCK CNY1.0	600,000	319,010
AVIVA PLC	COMMON STOCK GBP.25	673,107	4,608,891
AWA BANK LTD/THE	COMMON STOCK	56,000	356,755
AXA SA	COMMON STOCK EUR2.29	316,371	9,384,175
AXEL SPRINGER SE	COMMON STOCK EUR1.0	8,698	678,264
AXIARE PATRIMONIO SOCIMI SA	REIT EUR10.0	26,586	587,520
AXIATA GROUP BERHAD	COMMON STOCK MYR1.	459,567	622,061
AXWAY SOFTWARE SA	COMMON STOCK	6,867	187,901
AYALA CORPORATION	COMMON STOCK PHP50.	34,782	707,257
AYALA LAND INC	COMMON STOCK PHP1.0	1,639,190	1,461,122
AZ. BGP HOLDINGS	COMMON STOCK	818,748	14
AZBIL CORP	COMMON STOCK	13,800	596,029
AZIMUT HOLDING SPA	COMMON STOCK	24,388	466,885
B+M EUROPEAN VALUE RETAIL SA	COMMON STOCK GBP.1	147,309	841,643
B2GOLD CORP	COMMON STOCK	185,900	575,675
B2W CIA DIGITAL	COMMON STOCK	89,036	546,971
B3 SA BRASIL BOLSA BALCAO	COMMON STOCK	371,778	2,548,505
BABCOCK INTL GROUP PLC	COMMON STOCK GBP.6	48,095	456,753
BAE SYSTEMS PLC	COMMON STOCK GBP.025	538,947	4,153,161
BAIDU INC SPON ADR	ADR USD.00005	46,400	10,867,344
BAKKAFROST P/F	COMMON STOCK DKK1.0	9,743	412,734
BALFOUR BEATTY PLC	COMMON STOCK GBP.5	140,370	563,654
BALOISE HOLDING AG REG	COMMON STOCK CHF.1	8,316	1,294,182
BANCA IFIS SPA	COMMON STOCK EUR1.0	15,840	775,321
BANCA MEDIOLANUM SPA	COMMON STOCK EUR.1	49,250	426,046
BANCA MONTE DEI PASCHI SIENA	COMMON STOCK	52,349	245,692
BANCA POPOLARE DI SONDRIO	COMMON STOCK EUR3.	129,128	471,912
BANCO ABC BRASIL SA	PREFERENCE	48,031	247,766
BANCO BILBAO VIZCAYA ARGENTA	COMMON STOCK EUR.49	1,086,947	9,259,874

BANCO BPM SPA	COMMON STOCK	281,187	881,465
BANCO BRADESCO S.A.	COMMON STOCK	150,645	1,436,667
BANCO BRADESCO SA PREF	PREFERENCE	534,549	5,483,210
BANCO COMERCIAL PORTUGUES R	COMMON STOCK	1,974,248	643,357
BANCO DE CHILE	COMMON STOCK	4,815,915	773,704
BANCO DE CREDITO E INVERSION	COMMON STOCK	7,733	533,154
BANCO DE SABADELL SA	COMMON STOCK EUR.125	932,337	1,846,667
BANCO DO BRASIL S.A.	COMMON STOCK	165,189	1,578,446
BANCO ESTADO RIO GRAN PREF B	PREFERENCE	49,732	223,475
BANCO SANTANDER BRASIL UNIT	UNIT	69,300	673,608
BANCO SANTANDER CHILE ADR	ADR	29,884	934,473
BANCO SANTANDER SA	COMMON STOCK EUR.5	2,676,035	17,561,619
BANDAI NAMCO HOLDINGS INC	COMMON STOCK	36,900	1,207,368
BANG + OLUFSEN A/S	COMMON STOCK DKK10.	12,429	298,352
BANGKOK BANK PCL FOREIGN REG	FOREIGN SH. THB10.0 A	50,600	313,630
BANGKOK CHAIN HOSPITAL NVDR	NVDR THB1.0	1,410,700	701,238
BANGKOK EXPRESSWAY AND METRO	FOREIGN SH. THB1.0 A	2,574,975	608,386
BANK CENTRAL ASIA TBK PT	COMMON STOCK IDR62.5	1,923,500	3,100,517
BANK DANAMON INDONESIA TBK	COMMON STOCK	1,288,431	658,800
BANK HANDLOWY W WARSZAWIE SA	COMMON STOCK PLN4.	9,886	232,935
BANK HAPOALIM BM	COMMON STOCK ILS1.	174,315	1,284,256
BANK LEUMI LE ISRAEL	COMMON STOCK ILS.1	238,476	1,439,696
BANK MANDIRI PERSERO TBK PT	COMMON STOCK IDR250.0	3,001,498	1,767,760
BANK NEGARA INDONESIA PERSER	COMMON STOCK IDR7500.	1,321,000	962,735
BANK OF CHINA LTD H	COMMON STOCK CNY1.0	13,052,400	6,401,266
BANK OF COMMUNICATIONS CO H	COMMON STOCK CNY1.0	1,425,140	1,055,852
BANK OF EAST ASIA LTD	COMMON STOCK	226,152	978,009
BANK OF IRELAND GROUP PLC	COMMON STOCK EUR1.0	160,418	1,365,720
BANK OF KYOTO LTD/THE	COMMON STOCK	12,300	640,005
BANK OF MONTREAL	COMMON STOCK	109,244	8,770,385
BANK OF NAGOYA LTD/THE	COMMON STOCK	8,400	327,462
BANK OF NOVA SCOTIA	COMMON STOCK	203,800	13,194,665
BANK OF QUEENSLAND LTD	COMMON STOCK	90,728	900,819
BANK OF THE PHILIPPINE ISLAN	COMMON STOCK PHP10.	278,654	602,803
BANK OF THE RYUKYUS LTD	COMMON STOCK	20,500	307,964
BANK PEKAO SA	COMMON STOCK PLN1.0	27,319	1,016,822
BANK RAKYAT INDONESIA PERSER	COMMON STOCK IDR50.0	10,600,000	2,837,894
BANK ZACHODNI WBK SA	COMMON STOCK PLN10.	6,814	775,251
BANKIA SA	COMMON STOCK EUR1.0	200,192	956,287
BANKINTER SA	COMMON STOCK EUR.3	121,620	1,152,077
BANPU PUBLIC CO LTD FOR REG	FOREIGN SH. THB1.0 A	795,800	476,161
BANQUE CANTONALE VAUDOIS REG	COMMON STOCK CHF10.0	770	580,294
BARCLAYS AFRICA GROUP LTD	COMMON STOCK ZAR2.0	113,498	1,668,329
BARCLAYS PLC	COMMON STOCK GBP.25	2,849,283	7,783,848
BARLOWORLD LTD	COMMON STOCK ZAR.05	45,954	591,217
BARRATT DEVELOPMENTS PLC	COMMON STOCK GBP.1	178,549	1,563,351
BARRICK GOLD CORP	COMMON STOCK	208,625	3,027,098
BARRY CALLEBAUT AG REG	COMMON STOCK CHF.02	453	943,710
BASF SE	COMMON STOCK	149,301	16,398,048
BASILEA PHARMACEUTICA REG	COMMON STOCK CHF1.0	6,632	516,335
BAVARIAN NORDIC A/S	COMMON STOCK DKK10.	10,926	395,121
BAYER AG REG	COMMON STOCK	137,002	17,053,133
BAYERISCHE MOTOREN WERKE AG	COMMON STOCK EUR1.0	53,049	5,514,702
BAYERISCHE MOTOREN WERKE PRF	PREFERENCE	9,524	851,111
BAYTEX ENERGY CORP	COMMON STOCK	53,950	162,330
BB SEGURIDADE PARTICIPACOES	COMMON STOCK	122,200	1,047,573
BBA AVIATION PLC	COMMON STOCK GBP.2976	171,687	811,914
BCE INC	COMMON STOCK	26,267	1,265,814
BDO UNIBANK INC	COMMON STOCK PHP10.0	282,294	927,013
BE SEMICONDUCTOR INDUSTRIES	COMMON STOCK EUR.01	9,003	752,812
BEACH ENERGY LTD	COMMON STOCK	387,450	377,290
BEAZLEY PLC	COMMON STOCK GBP.05	109,698	788,002
BEC WORLD PCL FOREIGN	FOREIGN SH. THB1.0 A	703,700	282,862
BECHTLE AG	COMMON STOCK	8,982	746,067
BEIERSDORF AG	COMMON STOCK	17,893	2,098,842
BEIJING CAPITAL INTL AIRPO H	COMMON STOCK CNY1.0	468,000	703,562
BEIJING ENTERPRISES HLDGS	COMMON STOCK	96,500	572,781
BEIJING ENTERPRISES WATER GR	COMMON STOCK HKD.1	968,000	748,551
BELLWAY PLC	COMMON STOCK GBP.125	22,561	1,087,022
BENDIGO AND ADELAIDE BANK	COMMON STOCK	96,540	879,361

BENESSE HOLDINGS INC	COMMON STOCK	13,900	488,178
BENI STABILI SPA	REIT EUR.1	699,232	646,833
BERJAYA SPORTS TOTO BHD	COMMON STOCK MYR.1	298,572	165,280
BERKELEY GROUP HOLDINGS/THE	COMMON STOCK	22,673	1,286,355
BETSSON AB	COMMON STOCK SEK.67	29,561	218,443
BEZEQ THE ISRAELI TELECOM CO	COMMON STOCK ILS1.	346,613	525,172
BGEO GROUP PLC	COMMON STOCK GBP.01	11,625	558,178
BGF CO LTD	COMMON STOCK KRW1000.0	4,668	66,356
BGF RETAIL CO LTD	COMMON STOCK	1,417	277,960
BHP BILLITON LIMITED	COMMON STOCK	533,200	12,303,223
BHP BILLITON PLC	COMMON STOCK USD.5	348,653	7,150,212
BID CORP LTD	COMMON STOCK	55,454	1,348,027
BIDVEST GROUP LTD	COMMON STOCK ZAR.05	54,871	964,050
BIG YELLOW GROUP PLC	REIT GBP.1	44,595	524,723
BILFINGER SE	COMMON STOCK	8,628	408,874
BILLERUDKORSNAS AB	COMMON STOCK SEK7.38	33,200	568,543
BIM BIRLESIK MAGAZALAR AS	COMMON STOCK TRY1.	38,827	799,707
BINCKBANK NV	COMMON STOCK EUR.1	39,635	210,902
BIOMERIEUX	COMMON STOCK	7,658	686,829
BITAUTO HOLDINGS LTD ADR	ADR USD.00004	6,000	190,800
BLACKBERRY LTD	COMMON STOCK	90,700	1,016,344
BLACKMORES LTD	COMMON STOCK	2,760	364,921
BLUESCOPE STEEL LTD	COMMON STOCK	119,607	1,436,828
BNK FINANCIAL GROUP INC	COMMON STOCK KRW5000.0	52,751	464,090
BNP PARIBAS	COMMON STOCK EUR2.	186,547	13,922,558
BOC HONG KONG HOLDINGS LTD	COMMON STOCK	616,000	3,113,904
BODYCOTE PLC	COMMON STOCK GBP.17273	47,113	581,532
BOIRON SA	COMMON STOCK EUR1.	3,685	331,181
BOLIDEN AB	COMMON STOCK SEK2.11	54,121	1,847,078
BOLIVAR	FOREIGN CURRENCY	55,012	16
BOLLORE	COMMON STOCK EUR.16	167,818	912,346
BOLLORE NV NEW	COMMON STOCK	961	5,251
BOLSAS Y MERCADOS ESPANOLES	COMMON STOCK EUR3.0	14,513	462,235
BOMBARDIER INC B	COMMON STOCK	365,099	882,916
BONAVA AB B SHARES	COMMON STOCK SEK4.0	25,093	350,855
BONAVISTA ENERGY CORP	COMMON STOCK	77,200	138,633
BOOHOO.COM PLC	COMMON STOCK GBP.01	146,886	374,547
BOOKER GROUP PLC	COMMON STOCK GBP.01	284,563	877,790
BORAL LTD	COMMON STOCK	219,844	1,339,498
BOSKALIS WESTMINSTER	COMMON STOCK EUR.01	17,031	642,455
BOUYGUES SA	COMMON STOCK EUR1.	36,874	1,917,070
BOVIS HOMES GROUP PLC	COMMON STOCK GBP.5	30,853	486,666
BP PLC	COMMON STOCK USD.25	3,233,997	22,851,696
BPER BANCA	COMMON STOCK EUR3.0	94,130	474,157
BPOST SA	COMMON STOCK	18,232	555,225
BR MALLS PARTICIPACOES SA	COMMON STOCK	148,908	571,090
BRADESPAR SA PREF	PREFERENCE	52,700	453,274
BRAIT SE	COMMON STOCK	61,207	205,915
BRAMBLES LTD	COMMON STOCK	271,269	2,131,745
BRASKEM SA PREF A	PREFERENCE	41,460	541,566
BRAZILIAN REAL	FOREIGN CURRENCY	3,002,274	905,090
BREMBO SPA	COMMON STOCK NPV	30,220	459,763
BRENNTAG AG	COMMON STOCK	27,350	1,726,642
BREWIN DOLPHIN HOLDINGS PLC	COMMON STOCK GBP.01	72,995	384,320
BRF SA	COMMON STOCK	86,232	970,603
BRIDGESTONE CORP	COMMON STOCK	105,200	4,893,517
BRIGHTOIL PETROLEUM HOLDINGS	COMMON STOCK HKD.025	494,000	94,790
BRILLIANCE CHINA AUTOMOTIVE	COMMON STOCK USD.01	560,000	1,486,983
BRITISH AMERICAN TOB SP ADR	ADR	68,140	4,564,699
BRITISH AMERICAN TOBACCO BHD	COMMON STOCK MYR.5	29,219	288,802
BRITISH AMERICAN TOBACCO PLC	COMMON STOCK GBP.25	319,554	21,608,366
BRITISH LAND CO PLC	REIT GBP.25	160,820	1,503,322
BRITVIC PLC	COMMON STOCK GBP.2	49,338	542,117
BROOKFIELD ASSET MANAGE CL A	COMMON STOCK	146,475	6,396,993
BROTHER INDUSTRIES LTD	COMMON STOCK	44,200	1,091,235
BROWN (N) GROUP PLC	COMMON STOCK GBP.1105263	46,644	170,762
BRUNEL INTERNATIONAL	COMMON STOCK EUR.03	10,065	183,650
BT GROUP PLC	COMMON STOCK GBP.05	1,381,954	5,069,678
BT INVESTMENT MANAGEMENT LTD	COMMON STOCK	66,299	583,384
BTG PLC	COMMON STOCK GBP.1	82,086	843,667

BUCHER INDUSTRIES AG REG	COMMON STOCK CHF.2	1,551	628,888
BUMRUNGRAD HOSPITAL FOREIGN	FOREIGN SH. THB1.0 A	156,600	908,174
BUNKA SHUTTER CO LTD	COMMON STOCK	26,000	249,838
BUNZL PLC	COMMON STOCK GBP.3214286	58,371	1,635,305
BURBERRY GROUP PLC	COMMON STOCK GBP.0005	77,562	1,878,743
BURCKHARDT COMPRESSION HOLDI	COMMON STOCK CHF2.5	971	314,882
BURE EQUITY AB	COMMON STOCK SEK6.6	31,536	377,349
BUREAU VERITAS SA	COMMON STOCK EUR.12	47,613	1,302,791
BURFORD CAPITAL LTD	COMMON STOCK	36,277	565,125
BURSA MALAYSIA BHD	COMMON STOCK MYR.5	188,000	470,071
BUWOG AG	COMMON STOCK	17,981	619,443
BUZZI UNICEM SPA	COMMON STOCK EUR.6	20,035	541,130
BWP TRUST	REIT	250,295	604,159
BYD CO LTD H	COMMON STOCK CNY1.0	127,700	1,107,711
C C LAND HOLDINGS LTD	COMMON STOCK HKD.1	737,961	163,043
C+C GROUP PLC	COMMON STOCK EUR.01	50,996	173,343
C+C GROUP PLC	COMMON STOCK EUR.01	34,959	120,110
CA IMMOBILIEN ANLAGEN AG	COMMON STOCK	12,270	379,173
CAE INC	COMMON STOCK	54,651	1,018,477
CAESARSTONE LTD	COMMON STOCK	7,600	167,200
CAIRN ENERGY PLC	COMMON STOCK GBP.013669	133,409	382,662
CAIXABANK S.A	COMMON STOCK EUR1.	606,057	2,821,189.81
CAJA DE AHORROS DEL MEDITERR	COMMON STOCK EUR2.0	23,863	38,397
CAL COMP ELECTRONICS THAI F	COMMON STOCK A	1,165,014	106,528
CALBEE INC	COMMON STOCK	14,000	455,571
CALTEX AUSTRALIA LTD	COMMON STOCK	47,411	1,260,525
CAMECO CORP	COMMON STOCK	77,868	721,535
CAN IMPERIAL BK OF COMMERCE	COMMON STOCK	69,315	6,779,089
CANADIAN DOLLAR	FOREIGN CURRENCY	3,160,939	2,522,798
CANADIAN NATL RAILWAY CO	COMMON STOCK	126,484	10,463,360
CANADIAN NATURAL RESOURCES	COMMON STOCK	188,140	6,745,081
CANADIAN PACIFIC RAILWAY LTD	COMMON STOCK	24,352	4,463,610
CANADIAN TIRE CORP CLASS A	COMMON STOCK	13,762	1,800,225
CANADIAN UTILITIES LTD A	COMMON STOCK	24,100	719,567
CANADIAN WESTERN BANK	COMMON STOCK	20,400	639,052
CANFOR CORP	COMMON STOCK	21,500	425,213
CANON INC	COMMON STOCK	169,900	6,328,704
CANON MARKETING JAPAN INC	COMMON STOCK	13,000	350,975
CANOPY GROWTH CORP	COMMON STOCK	29,100	690,717
CAPCOM CO LTD	COMMON STOCK	10,600	334,387
CAPGEMINI SE	COMMON STOCK EUR8.0	26,264	3,110,607
CAPITA PLC	COMMON STOCK GBP.020667	124,226	673,699
CAPITAL + COUNTIES PROPERTIE	COMMON STOCK GBP.25	134,156	579,900
CAPITALAND COMMERCIAL TRUST	REIT	508,398	734,217
CAPITALAND LTD	COMMON STOCK	472,499	1,245,829
CAPITALAND MALL TRUST	REIT	450,249	717,229
CAPITALAND RETAIL CHINA TRUS	REIT	364,902	442,134
CAPITEC BANK HOLDINGS LTD	COMMON STOCK ZAR.01	7,374	652,466
CARGOTEC OYJ B SHARE	COMMON STOCK	7,004	396,581
CARL ZEISS MEDITEC AG BR	COMMON STOCK	8,898	552,007
CARLSBERG AS B	COMMON STOCK DKK20.	16,952	2,031,857
CARNIVAL PLC	COMMON STOCK USD1.66	32,398	2,134,296
CARREFOUR SA	COMMON STOCK EUR2.5	100,882	2,184,948
CARSALES.COM LTD	COMMON STOCK	47,806	540,289
CASCADES INC	COMMON STOCK	32,200	350,025
CASINO GUICHARD PERRACHON	COMMON STOCK EUR1.53	10,960	664,297
CASIO COMPUTER CO LTD	COMMON STOCK	36,300	522,479
CASTELLUM AB	COMMON STOCK SEK.5	44,886	758,359
CATCHER TECHNOLOGY CO LTD	COMMON STOCK TWD10.	118,134	1,296,460
CATHAY CONSTRUCTON	COMMON STOCK TWD10.0	182,834	101,034
CATHAY FINANCIAL HOLDING CO	COMMON STOCK TWD10.0	1,507,459	2,702,928
CAVERION OYJ	COMMON STOCK	24,583	173,589
CAWACHI LTD	COMMON STOCK	6,800	167,796
CCC SA	COMMON STOCK PLN.1	5,911	483,304
CCL INDUSTRIES INC CL B	COMMON STOCK	27,000	1,251,574
CCR SA	COMMON STOCK	200,600	974,370
CD PROJEKT SA	COMMON STOCK PLN1.0	15,073	420,616
CECONOMY AG	COMMON STOCK	33,754	510,963
CELESTICA INC	COMMON STOCK	27,816	292,601
CELLCOM ISRAEL LTD	COMMON STOCK ILS.01	34,102	348,522

CELLNEX TELECOM SAU	COMMON STOCK EUR.25	30,472	780,535
CELLTRION HEALTHCARE CO LTD	COMMON STOCK KRW1000.0	6,110	617,034
CELLTRION INC	COMMON STOCK KRW1000.0	15,738	3,234,299
CEMBRA MONEY BANK AG	COMMON STOCK CHF1.0	10,589	984,913
CEMEX SAB CPO	UNIT	2,788,247	2,096,298
CENCOSUD SA	COMMON STOCK	204,232	601,093
CENOVUS ENERGY INC	COMMON STOCK	178,892	1,639,076
CENTAMIN PLC	COMMON STOCK	244,759	523,265
CENTERRA GOLD INC	COMMON STOCK	48,600	249,798
CENTRAIS ELETRICAS BRAS PR B	PREFERENCE	72,105	493,826
CENTRAL EUROPEAN MEDIA ENT A	COMMON STOCK USD.08	29,432	138,844
CENTRAL JAPAN RAILWAY CO	COMMON STOCK	22,500	4,027,587
CENTRICA PLC	COMMON STOCK GBP.061728	964,877	1,789,964
CERVED INFORMATION SOLUTIONS	COMMON STOCK	44,611	566,993
CEZ AS	COMMON STOCK CZK100.	28,874	674,312
CGI GROUP INC CLASS A	COMMON STOCK	39,930	2,176,638
CGN POWER CO LTD H	COMMON STOCK CNY1.0	1,742,000	471,399
CHAILEASE HOLDING CO LTD	COMMON STOCK TWD10.	216,920	630,552
CHALLENGER LTD	COMMON STOCK	117,170	1,282,975
CHAMPION REIT	REIT	451,000	330,469
CHANG HWA COMMERCIAL BANK	COMMON STOCK TWD10.	945,901	525,955
CHAROEN POKPHAND FOODS NVDR	NVDR THB1.0	890,500	655,784
CHAROEN POKPHAND INDONESI PT	COMMON STOCK IDR10.	1,222,200	270,250
CHARTER HALL GROUP	REIT	143,681	675,001
CHARTER HALL RETAIL REIT	REIT	153,429	498,749
CHECK POINT SOFTWARE TECH	COMMON STOCK USD.01	21,951	2,274,563
CHEIL WORLDWIDE INC	COMMON STOCK KRW200.	20,740	410,563
CHEMRING GROUP PLC	COMMON STOCK GBP.01	95,928	237,588
CHENG SHIN RUBBER IND CO LTD	COMMON STOCK TWD10.	441,088	778,104
CHENG UEI PRECISION INDUSTRY	COMMON STOCK TWD10.	192,919	323,597
CHIBA BANK LTD/THE	COMMON STOCK	141,000	1,174,550
CHIBA KOGYO BANK LTD/THE	COMMON STOCK	50,100	249,183
CHILEAN PESO	FOREIGN CURRENCY	118,955,974	193,431
CHINA AGRI INDUSTRIES HLDGS	COMMON STOCK	534,300	233,726
CHINA AIRLINES LTD	COMMON STOCK TWD10.	846,278	331,060
CHINA AOYUAN PROPERTY GROUP	COMMON STOCK HKD.01	1,126,884	615,979
CHINA BLUECHEMICAL LTD H	COMMON STOCK HKD1.	712,000	224,167
CHINA CINDA ASSET MANAGEME H	COMMON STOCK CNY1.0	2,046,908	748,774
CHINA CITIC BANK CORP LTD H	COMMON STOCK CNY1.0	1,454,200	910,112
CHINA COMMUNICATIONS CONST H	COMMON STOCK CNY1.0	828,000	939,698
CHINA COMMUNICATIONS SERVI H	COMMON STOCK CNY1.0	518,352	346,506
CHINA CONCH VENTURE HOLDINGS	COMMON STOCK HKD.01	271,900	628,574
CHINA CONSTRUCTION BANK H	COMMON STOCK CNY1.0	13,979,400	12,851,272
CHINA DEVELOPMENT FINANCIAL	COMMON STOCK TWD10.	2,244,020	763,720
CHINA DONGXIANG GROUP CO	COMMON STOCK HKD.01	915,000	169,454
CHINA EVERBRIGHT INTL LTD	COMMON STOCK	622,000	887,869
CHINA EVERBRIGHT LTD	COMMON STOCK	194,000	432,536
CHINA EVERGRANDE GROUP	COMMON STOCK USD.01	560,000	1,916,842
CHINA GALAXY SECURITIES CO H	COMMON STOCK CNY1.0	626,000	461,174
CHINA GAS HOLDINGS LTD	COMMON STOCK HKD.01	299,000	824,348
CHINA GREENLAND BROAD GREENS	COMMON STOCK HKD.025	552,000	106,085
CHINA HUARONG ASSET MANAGE H	COMMON STOCK CNY1.0	1,633,000	768,660
CHINA HUISHAN DAIRY HOLDINGS	COMMON STOCK HKD.1	420,500	22,592
CHINA HUIYUAN JUICE GROUP	COMMON STOCK USD.00001	462,000	127,639
CHINA JINMAO HOLDINGS GROUP	COMMON STOCK	718,000	314,809
CHINA LIFE INSURANCE CO H	COMMON STOCK CNY1.0	1,270,000	3,962,349
CHINA LIFE INSURANCE CO LTD	COMMON STOCK TWD10.	490,500	493,656
CHINA LNG GROUP LTD	COMMON STOCK HKD.002	606,000	99,070
CHINA LONGYUAN POWER GROUP H	COMMON STOCK CNY1.0	1,006,000	714,688
CHINA MEDICAL SYSTEM HOLDING	COMMON STOCK USD.005	326,000	759,345
CHINA MENGNIU DAIRY CO	COMMON STOCK HKD.1	492,000	1,461,960
CHINA MERCHANTS BANK H	COMMON STOCK CNY1.0	771,505	3,068,376
CHINA MERCHANTS PORT HOLDING	COMMON STOCK	292,049	763,919
CHINA METAL RECYCLING	COMMON STOCK HKD.0001	190,245	243
CHINA MINSHENG BANKING H	COMMON STOCK CNY1.0	1,124,880	1,124,354
CHINA MOBILE LTD	COMMON STOCK	1,044,500	10,566,665
CHINA MOLYBDENUM CO LTD H	COMMON STOCK CNY.2	660,000	421,196
CHINA MOTOR CORP	COMMON STOCK TWD10.	191,899	167,490
CHINA NATIONAL BUILDING MA H	COMMON STOCK CNY1.0	532,608	473,869
CHINA OILFIELD SERVICES H	COMMON STOCK CNY1.0	366,000	356,175

CHINA OVERSEAS LAND + INVEST	COMMON STOCK	698,880	2,248,109
CHINA PACIFIC INSURANCE GR H	COMMON STOCK CNY1.0	445,200	2,128,085
CHINA PETROCHEMICAL DEV CORP	COMMON STOCK TWD10.	477,975	247,421
CHINA PETROLEUM + CHEMICAL H	COMMON STOCK CNY1.0	4,005,500	2,933,206
CHINA POWER CLEAN ENERGY DEV	COMMON STOCK HKD1.0	342,000	180,246
CHINA RAILWAY CONSTRUCTION H	COMMON STOCK CNY1.0	388,000	449,273
CHINA RAILWAY GROUP LTD H	COMMON STOCK CNY1.0	785,000	580,364
CHINA RESOURCES BEER HOLDIN	COMMON STOCK	324,893	1,165,411
CHINA RESOURCES GAS GROUP LT	COMMON STOCK HKD.1	178,000	642,717
CHINA RESOURCES LAND LTD	COMMON STOCK HKD.1	479,777	1,408,255
CHINA RESOURCES PHARMACEUTIC	COMMON STOCK HKD1.0	320,500	415,080
CHINA RESOURCES PHOENIX HEAL	COMMON STOCK HKD.00025	177,500	223,856
CHINA RESOURCES POWER HOLDIN	COMMON STOCK	373,465	694,944
CHINA SHANSHUI CEMENT GROUP	COMMON STOCK USD.01	539,000	108,423
CHINA SHENHUA ENERGY CO H	COMMON STOCK CNY1.0	595,000	1,538,315
CHINA SHINEWAY PHARMACEUTICA	COMMON STOCK HKD.1	241,000	224,721
CHINA SOUTHERN AIRLINES CO H	COMMON STOCK CNY1.0	408,000	421,189
CHINA STATE CONSTRUCTION INT	COMMON STOCK HKD.025	439,110	612,244
CHINA STEEL CORP	COMMON STOCK TWD10.	1,910,895	1,589,102
CHINA TAIPING INSURANCE HOLD	COMMON STOCK	290,366	1,081,534
CHINA TELECOM CORP LTD H	COMMON STOCK CNY1.0	2,196,000	1,044,262
CHINA TRAVEL INTL INV HK	COMMON STOCK	1,184,000	439,056
CHINA UNICOM HONG KONG LTD	COMMON STOCK	1,029,250	1,392,166
CHINA VANKE CO LTD H	COMMON STOCK CNY1.0	253,800	1,012,953
CHINA WATER AFFAIRS GROUP	COMMON STOCK HKD.01	804,000	727,763
CHINA ZHENGTONG AUTO SERVICE	COMMON STOCK HKD.1	281,000	284,202
CHIPBOND TECHNOLOGY CORP	COMMON STOCK TWD10.	165,000	312,220
CHIYODA CO LTD	COMMON STOCK	7,100	190,893
CHIYODA CORP	COMMON STOCK	29,600	217,875
CHIYODA INTEGRE CO LTD	COMMON STOCK	10,000	242,945
CHOCOLADEFABRIKEN LINDT PC	COMMON STOCK CHF10.0	178	1,086,743
CHOCOLADEFABRIKEN LINDT REG	COMMON STOCK CHF100.0	19	1,373,754
CHOFU SEISAKUSHO CO LTD	COMMON STOCK	10,100	233,049
CHONG KUN DANG PHARMACEUTICA	COMMON STOCK KRW2500.0	3,251	420,157
CHONG SING HOLDINGS FINTECH	COMMON STOCK HKD.02	2,632,000	346,772
CHONGQING RURAL COMMERCIAL H	COMMON STOCK CNY1.0	570,000	402,426
CHORUS LTD	COMMON STOCK	96,682	288,602
CHOW SANG SANG HLDG	COMMON STOCK HKD.25	15,000	36,177
CHR HANSEN HOLDING A/S	COMMON STOCK DKK10.	19,090	1,791,612
CHUBU ELECTRIC POWER CO INC	COMMON STOCK	109,600	1,361,490
CHUGAI PHARMACEUTICAL CO LTD	COMMON STOCK	38,100	1,948,622
CHUGOKU BANK LTD/THE	COMMON STOCK	32,300	430,578
CHUGOKU ELECTRIC POWER CO	COMMON STOCK	50,200	538,995
CHUNGHWA TELECOM CO LTD	COMMON STOCK TWD10.	661,473	2,355,420
CI TAKIRON CORP	COMMON STOCK	29,000	206,837
CI FINANCIAL CORP	COMMON STOCK	43,819	1,041,136
CI Z HOLDINGS CO LTD	COMMON STOCK	10,800	550,043
CIA BRASILEIRA DE DIS PREF	PREFERRED STOCK	27,124	640,663
CIA CERVECERIAS UNI SPON ADR	ADR	16,633	492,004
CIA DE MINAS BUENAVENTUR ADR	ADR	31,930	449,574
CIA DE MINAS BUENAVENTUR COM	COMMON STOCK PEN10.	8,119	112,746
CIA ENERGETICA DE MIN GE RCT	RECEIPT	1,351	2,688
CIA ENERGETICA DE MIN GE RCT	RECEIPT	23,442	48,762
CIA ENERGETICA DE SP PREF B	PREFERENCE	57,166	227,194
CIA ENERGETICA DO CEARA PR A	PREFERENCE	9,618	158,358
CIA ENERGETICA MINAS GER PRF	PREFERENCE	131,842	272,375
CIA PARANAENSE DE ENERGI PFB	PREFERENCE	25,907	196,463
CIA SANEAMENTO BASICO DE SP	COMMON STOCK	64,720	674,034
CIA SIDERURGICA NACIONAL SA	COMMON STOCK	122,188	303,978
CIE AUTOMOTIVE SA	COMMON STOCK EUR.25	24,358	707,903
CIE FINANCIERE RICHEMONT REG	COMMON STOCK CHF1.0	85,255	7,718,840
CIELO SA	COMMON STOCK	226,881	1,602,045
CIFI HOLDINGS GROUP CO LTD	COMMON STOCK HKD.1	574,000	344,722
CIMB GROUP HOLDINGS BHD	COMMON STOCK MYR1.	1,049,385	1,695,846
CIMC ENRIC HOLDINGS LTD	COMMON STOCK HKD.01	222,000	186,341
CIMIC GROUP LTD	COMMON STOCK	18,483	742,985
CINEPLEX INC	COMMON STOCK	12,200	363,483
CIPUTRA DEVELOPMENT TBK PT	COMMON STOCK IDR250.0	4,732,962	413,323
CITIC LTD	COMMON STOCK	940,000	1,354,937
CITIC RESOURCES HOLDINGS LTD	COMMON STOCK HKD.05	1,147,110	113,245

CITIC SECURITIES CO LTD H	COMMON STOCK CNY1.0	380,000	780,969
CITIC TELECOM INTERNATIONAL	COMMON STOCK	961,625	254,027
CITIZEN WATCH CO LTD	COMMON STOCK	58,100	424,074
CITY DEVELOPMENTS LTD	COMMON STOCK	89,000	828,328
CITY LODGE HOTELS LTD	COMMON STOCK ZAR.1	12,222	142,457
CITYCON OYJ	COMMON STOCK	105,583	273,544
CJ CGV CO LTD	COMMON STOCK KRW500.	6,610	457,161
CJ CHEILJEDANG CORP	COMMON STOCK KRW5000.0	1,532	523,854
CJ CORP	COMMON STOCK KRW5000.	3,084	523,156
CJ E+M CORP	COMMON STOCK KRW5000.0	4,341	395,519
CJ LOGISTICS	COMMON STOCK KRW5000.0	1,860	243,127
CK ASSET HOLDINGS LTD	COMMON STOCK HKD1.0	441,236	3,854,607
CK HUTCHISON HOLDINGS LTD	COMMON STOCK HKD1.0	437,736	5,492,639
CK INFRASTRUCTURE HOLDINGS L	COMMON STOCK HKD1.0	116,000	995,248
CK POWER LTD NVDR	NVDR THB1.0	1,179,500	146,216
CLARIANT AG REG	COMMON STOCK CHF3.7	54,789	1,529,813
CLARION CO LTD	COMMON STOCK	53,000	196,969
CLEANAWAY WASTE MANAGEMENT L	COMMON STOCK	523,223	610,954
CLEANAWAY WASTE MGMT LTD RTS	EXP 19JAN18	112,521	13,201
CLICKS GROUP LTD	COMMON STOCK ZAR.01	58,516	855,982
CLOSE BROTHERS GROUP PLC	COMMON STOCK GBP.25	27,048	529,674
CLP HOLDINGS LTD	COMMON STOCK	266,000	2,720,515
CMC MAGNETICS CORP	COMMON STOCK TWD10.	609,712	87,002
CMIC HOLDINGS CO LTD	COMMON STOCK	10,000	179,110
CNH INDUSTRIAL NV	COMMON STOCK EUR.01	168,672	2,256,749
CNOOC LTD	COMMON STOCK	2,980,500	4,282,437
CNP ASSURANCES	COMMON STOCK EUR1.	34,771	802,960
COBHAM PLC	COMMON STOCK GBP.025	437,393	744,558
COCA COLA AMATIL LTD	COMMON STOCK	85,173	566,295
COCA COLA BOTTLERS JAPAN HOL	COMMON STOCK	20,375	744,333
COCA COLA EUROPEAN PARTNERS	COMMON STOCK EUR.01	36,395	1,450,846
COCA COLA FEMSA SAB SER L	COMMON STOCK	130,000	911,339
COCA COLA HBC AG DI	COMMON STOCK CHF6.7	36,490	1,189,200
COCHLEAR LTD	COMMON STOCK	10,695	1,431,281
COCOKARA FINE INC	COMMON STOCK	4,000	257,625
COFINIMMO	REIT	6,116	805,877
COLLIERS INTERNATIONAL GROUP	COMMON STOCK	9,300	563,144
COLOPLAST B	COMMON STOCK DKK1.	20,275	1,608,841
COLOWIDE CO LTD	COMMON STOCK	16,100	325,404
COLRUYT SA	COMMON STOCK	15,324	797,750
COMBA TELECOM SYSTEMS HOLDIN	COMMON STOCK HKD.1	627,845	120,199
COMDIRECT BANK AG	COMMON STOCK	13,621	186,972
COMFORTDELGRO CORP LTD	COMMON STOCK	401,900	594,789
COMINAR REAL ESTATE INV TR U	REIT	30,100	345,936
COMMERCIAL INTERNATIONAL BAN	COMMON STOCK EGP10.	319,826	1,397,665
COMMERZBANK AG	COMMON STOCK	185,039	2,777,647
COMMONWEALTH BANK OF AUSTRAL	COMMON STOCK	286,813	17,969,408
COMPAGNIE DE SAINT GOBAIN	COMMON STOCK EUR4.0	82,253	4,530,441
COMPAL ELECTRONICS	COMMON STOCK TWD10.	648,092	463,033
COMPASS GROUP PLC	COMMON STOCK GBP.1105	265,202	5,745,490
COMPUTERSHARE LTD	COMMON STOCK	87,297	1,112,217
COMSYS HOLDINGS CORP	COMMON STOCK	21,100	610,939
CONCORD NEW ENERGY GROUP LTD	COMMON STOCK HKD.01	2,890,000	127,493
CONCORDIA FINANCIAL GROUP LT	COMMON STOCK	227,700	1,375,092
CONSTELLATION SOFTWARE INC	COMMON STOCK	3,600	2,189,451
CONSTRUCC Y AUX DE FERROCARR	COMMON STOCK EUR.301	6,660	273,317
CONTACT ENERGY LTD	COMMON STOCK	132,301	522,767
CONTINENTAL AG	COMMON STOCK	18,365	4,962,021
CONTROLADORA VUELA CIA DE A	COMMON STOCK	268,200	216,309
CONVATEC GROUP PLC	COMMON STOCK	242,314	670,955
CORBION NV	COMMON STOCK EUR.25	18,096	586,348
CORONATION FUND MANAGERS LTD	COMMON STOCK ZAR.0001	48,730	290,379
CORPORACION FINANCIERA ALBA	COMMON STOCK EUR1.	3,823	218,845
COSAN SA INDUSTRIA COMERCIO	COMMON STOCK	38,149	476,271
COSCO SHIPPING INTERNATIONAL	COMMON STOCK	267,900	75,174
COSCO SHIPPING PORTS LTD	COMMON STOCK HKD.1	384,732	400,082
COSEL CO LTD	COMMON STOCK	8,700	142,944
COSMO ENERGY HOLDINGS CO LTD	COMMON STOCK	12,400	467,327
COSMO PHARMACEUTICALS NV	COMMON STOCK	2,098	314,684
COSMOS PHARMACEUTICAL CORP	COMMON STOCK	1,600	334,234

COSTAIN GROUP PLC	COMMON STOCK GBP.5	59,153	374,235
COTT CORPORATION	COMMON STOCK	27,300	457,124
COUNTRY GARDEN HOLDINGS CO	COMMON STOCK HKD.1	1,007,127	1,912,547
COVESTRO AG	COMMON STOCK	20,915	2,152,233
COWAY CO LTD	COMMON STOCK KRW500.0	10,890	992,172
CP ALL PCL FOREIGN	FOREIGN SH. THB1.0 A	1,066,900	2,520,752
CRAMO OYJ	COMMON STOCK	16,352	387,501
CREATE SD HOLDINGS CO	COMMON STOCK	5,500	147,733
CREDICORP LTD	COMMON STOCK USD5.0	8,685	1,801,530
CREDICORP LTD	COMMON STOCK USD5.	3,996	831,168
CREDIT AGRICOLE SA	COMMON STOCK EUR3.	188,726	3,120,172
CREDIT SAISON CO LTD	COMMON STOCK	33,200	604,392
CREDIT SUISSE GROUP AG REG	COMMON STOCK CHF.04	395,302	7,036,133
CREDITO VALTELLINESE SPA	COMMON STOCK	34,669	50,551
CRESCENT POINT ENERGY CORP	COMMON STOCK	94,350	721,396
CREST NICHOLSON HOLDINGS	COMMON STOCK GBP.05	58,619	430,071
CRESUD S.A.C.I.F.Y A.	COMMON STOCK ARS1.0	4	9
CREW ENERGY INC	COMMON STOCK	56,500	142,045
CRH PLC	COMMON STOCK EUR.32	139,859	5,035,453
CRODA INTERNATIONAL PLC	COMMON STOCK GBP.1035714	25,521	1,526,858
CROWN RESORTS LTD	COMMON STOCK	83,131	846,029
CRRC CORP LTD H	COMMON STOCK CNY1.0	613,000	654,826
CSL LTD	COMMON STOCK	77,713	8,574,035
CSPC PHARMACEUTICAL GROUP LT	COMMON STOCK	822,000	1,658,668
CSR LTD	COMMON STOCK	122,337	454,483
CT REAL ESTATE INVESTMENT TR	REIT	5,300	61,335
CTBC FINANCIAL HOLDING CO LT	COMMON STOCK TWD10.	2,754,652	1,894,813
CTRIP.COM INTERNATIONAL ADR	ADR USD.01	65,200	2,875,320
CTS EVENTIM AG + CO KGAA	COMMON STOCK	13,785	642,138
CURRENCY CONTRACT	EUR/USD		248,637
CURRENCY CONTRACT	GBP/USD		139,636
CURRENCY CONTRACT	JPY/USD		(85,966)
CURRENCY CONTRACT	NZD/USD		320
CURRENCY CONTRACT	PLN/USD		3,735
CURRENCY CONTRACT	BRL/USD		(6,560)
CURRENCY CONTRACT	TRY/USD		(1,674)
CURRENCY CONTRACT	CZK/USD		771
CURRENCY CONTRACT	GBP/USD		126,783
CURRENCY CONTRACT	ILS/USD		459
CURRENCY CONTRACT	CAD/USD		58,991
CURRENCY CONTRACT	HKD/USD		(3,611)
CURRENCY CONTRACT	MXN/USD		10,793
CURRENCY CONTRACT	ZAR/USD		(3,178)
CURRENCY CONTRACT	SGD/USD		873
CURRENCY CONTRACT	JPY/USD		53,827
CURRENCY CONTRACT	CHF/USD		35,150
CURRENCY CONTRACT	SEK/USD		27,291
CURRENCY CONTRACT	EUR/USD		192,217
CURRENCY CONTRACT	AUD/USD		35,106
CURRENCY CONTRACT	DKK/USD		14,447
CURRENCY CONTRACT	EUR/GBP		(284)
CURRENCY CONTRACT	EUR/GBP		176
CURRENCY CONTRACT	NOK/USD		4,462
CYBERAGENT INC	COMMON STOCK	19,600	765,713
CYBERARK SOFTWARE LTD/ISRAEL	COMMON STOCK ILS.01	9,552	395,357
CYBG PLC CDI	CDI	170,674	771,895
CYFROWY POLSAT SA	COMMON STOCK PLN.04	56,616	403,762
CYRELA BRAZIL REALTY SA EMP	COMMON STOCK	74,600	295,890
CZECH KORUNA	FOREIGN CURRENCY	1,846,249	86,841
D IETEREN SA/NV	COMMON STOCK	7,046	317,056
D.G. KHAN CEMENT	COMMON STOCK PKR10.	96,900	117,422
DAEHWA PHARM CO LTD	COMMON STOCK KRW500.	7,020	162,115
DAELIM INDUSTRIAL CO LTD	COMMON STOCK KRW5000.	5,815	447,561
DAETWYLER HOLDING AG BR	COMMON STOCK CHF.05	2,278	439,788
DAEWOO ENGINEERING + CONSTR	COMMON STOCK KRW5000.	33,894	187,438
DAH CHONG HONG	COMMON STOCK	455,000	210,678
DAH SING BANKING GROUP LTD	COMMON STOCK	209,600	454,696
DAH SING FINANCIAL HOLDINGS	COMMON STOCK	57,650	368,794
DAI ICHI LIFE HOLDINGS INC	COMMON STOCK	176,600	3,644,570
DAI NIPPON PRINTING CO LTD	COMMON STOCK	50,500	1,126,953

DAICEL CORP	COMMON STOCK	55,000	626,034
DAIDO STEEL CO LTD	COMMON STOCK	6,800	416,956
DAIFUKU CO LTD	COMMON STOCK	18,200	990,353
DAIICHI SANKYO CO LTD	COMMON STOCK	95,200	2,480,025
DAIICHIKOSHO CO LTD	COMMON STOCK	7,700	384,207
DAIKEN CORP	COMMON STOCK	11,000	287,437
DAIKIN INDUSTRIES LTD	COMMON STOCK	41,000	4,855,162
DAIKYO INC	COMMON STOCK	8,400	162,889
DAILY MAIL+GENERAL TST A NV	COMMON STOCK GBP.125	54,135	435,894
DAIMLER AG REGISTERED SHARES	COMMON STOCK	156,700	13,316,341
DAIO PAPER CORP	COMMON STOCK	22,600	298,363
DAIRY CREST GROUP PLC	COMMON STOCK GBP.25	44,486	347,157
DAISHI BANK LTD/THE	COMMON STOCK	7,500	341,178
DAITO TRUST CONSTRUCT CO LTD	COMMON STOCK	12,500	2,546,824
DAIWA HOUSE INDUSTRY CO LTD	COMMON STOCK	94,800	3,642,740
DAIWA HOUSE REIT INVESTMENT	REIT	279	662,909
DAIWA SECURITIES GROUP INC	COMMON STOCK	290,000	1,820,358
DAIWABO HOLDINGS CO LTD	COMMON STOCK	6,500	267,526
DANIELI + CO	COMMON STOCK EUR1.	6,866	163,311
DANISH KRONE	FOREIGN CURRENCY	270,716	43,661
DANONE	COMMON STOCK EUR.25	102,720	8,618,619
DANSKE BANK A/S	COMMON STOCK DKK10.	122,835	4,778,679
DARWIN PRECISIONS CORP	COMMON STOCK TWD10.0	311,006	385,683
DASSAULT AVIATION SA	COMMON STOCK EUR8.	405	630,110
DASSAULT SYSTEMES SA	COMMON STOCK EUR.5	25,557	2,716,469
DATATEC LTD	COMMON STOCK ZAR.01	51,097	235,752
DAVIDE CAMPARI MILANO SPA	COMMON STOCK EUR.05	148,044	1,145,409
DB HITEK CO LTD	COMMON STOCK KRW5000.0	15,500	173,617
DB INSURANCE CO LTD	COMMON STOCK KRW500.0	8,920	593,044
DBS GROUP HOLDINGS LTD	COMMON STOCK	301,183	5,581,017
DCC PLC	COMMON STOCK EUR.25	15,925	1,607,724
DE LONGHI SPA	COMMON STOCK EUR1.5	15,505	470,829
DEA CAPITAL SPA	COMMON STOCK EUR1.0	108,840	176,279
DEBENHAMS PLC	COMMON STOCK GBP.0001	284,872	135,648
DECHRA PHARMACEUTICALS PLC	COMMON STOCK GBP.01	23,336	660,293
DELTA ELECTRONICS INC	COMMON STOCK TWD10.	328,794	1,583,314
DENA CO LTD	COMMON STOCK	19,900	410,468
DENKA CO LTD	COMMON STOCK	18,400	736,415
DENKI KOGYO CO LTD	COMMON STOCK	6,400	180,989
DENSO CORP	COMMON STOCK	81,400	4,888,185
DENTSU INC	COMMON STOCK	37,900	1,599,432
DERICHEBOURG	COMMON STOCK EUR.25	40,413	441,296
DERWENT LONDON PLC	REIT GBP.05	20,289	855,513
DESCARTES SYSTEMS GRP/THE	COMMON STOCK	21,200	604,723
DESCENTE LTD	COMMON STOCK	23,000	396,168
DETOUR GOLD CORP	COMMON STOCK	38,000	448,254
DEUTSCHE BANK AG REGISTERED	COMMON STOCK	344,210	6,537,348
DEUTSCHE BETEILIGUNGS AG	COMMON STOCK	8,222	464,634
DEUTSCHE BOERSE AG	COMMON STOCK	33,551	3,892,122
DEUTSCHE LUFTHANSA REG	COMMON STOCK	43,459	1,598,827
DEUTSCHE POST AG REG	COMMON STOCK	164,324	7,812,382
DEUTSCHE TELEKOM AG REG	COMMON STOCK	536,861	9,528,573
DEUTSCHE WOHNEN SE	COMMON STOCK	58,403	2,548,442
DEXUS	REIT	181,783	1,383,881
DFDS A/S	COMMON STOCK DKK20.0	8,295	442,765
DGB FINANCIAL GROUP INC	COMMON STOCK KRW5000.	37,354	367,394
DIAGEO PLC	COMMON STOCK GBP.2893518	413,408	15,159,172
DIALOG SEMICONDUCTOR PLC	COMMON STOCK GBP.001	14,493	449,272
DIASORIN SPA	COMMON STOCK EUR1.0	5,805	515,517
DIC ASSET AG	COMMON STOCK	27,197	343,000
DIC CORP	COMMON STOCK	15,500	586,343
DIGI.COM BHD	COMMON STOCK MYR.01	619,200	780,317
DIGITAL CHINA HOLDINGS LTD	COMMON STOCK HKD.1	319,000	216,656
DIGNITY PLC	COMMON STOCK GBP.123357	11,086	272,384
DIP CORP	COMMON STOCK	11,500	297,376
DIRECT LINE INSURANCE GROUP	COMMON STOCK GBP.1090909	237,600	1,226,819
DISCO CORP	COMMON STOCK	5,300	1,167,179
DISCOVERY LTD	COMMON STOCK ZAR.001	58,692	881,718
DISTRIBUIDORA INTERNACIONAL	COMMON STOCK EUR.1	110,807	571,733
DIXONS CARPHONE PLC	COMMON STOCK GBP.001	178,073	479,223

DMG MORI AG	COMMON STOCK	12,843	707,508
DMG MORI CO LTD	COMMON STOCK	23,300	481,184
DNB ASA	COMMON STOCK NOK10.0	160,918	2,986,710
DNO ASA	COMMON STOCK NOK.25	166,621	193,522
DOHA BANK QPSC	COMMON STOCK QAR10.0	53,800	419,804
DOLLARAMA INC	COMMON STOCK	21,300	2,669,831
DOMAIN HOLDINGS AUSTRALIA LT	COMMON STOCK	93,650	251,242
DOMETIC GROUP AB	COMMON STOCK	52,723	537,308
DOMINO S PIZZA ENTERPRISES L	COMMON STOCK	12,059	440,340
DOMINO S PIZZA GROUP PLC	COMMON STOCK GBP.005208	110,952	518,559
DON QUIJOTE HOLDINGS CO LTD	COMMON STOCK	20,600	1,077,151
DONG A SOCIO HOLDINGS CO LTD	COMMON STOCK KRW5000.	2,164	258,738
DONG A ST CO LTD	COMMON STOCK KRW5000.0	2,080	193,245
DONG AH CONST IND	EDR REPR 1/2 COM KRW5000	434	—
DONGFENG MOTOR GRP CO LTD H	COMMON STOCK CNY1.0	516,000	624,249
DONGJIANG ENVIRONMENTAL H	COMMON STOCK CNY1.0	80,000	125,180
DONGKUK STEEL MILL CO LTD	COMMON STOCK KRW5000.	26,814	275,420
DONGWON INDUSTRIES CO.	COMMON STOCK KRW5000.	1,086	340,680
DOOSAN HEAVY INDUSTRIES	COMMON STOCK KRW5000.0	13,159	188,615
DOOSAN INFRACORE CO LTD	COMMON STOCK KRW5000.	33,720	273,239
DORMAKABA HOLDING AG	COMMON STOCK CHF.1	699	649,705
DOSHISHA CO LTD	COMMON STOCK	11,100	236,002
DOUBLEDRAGON PROPERTIES CORP	COMMON STOCK PHP.1	336,300	267,603
DOWA HOLDINGS CO LTD	COMMON STOCK	10,830	442,402
DOWNER EDI LTD	COMMON STOCK	131,875	714,802
DP WORLD LTD	COMMON STOCK USD2.0	37,652	941,977
DRAEGERWERK AG	COMMON STOCK	1,363	99,944
DRAEGERWERK AG PREF	PREFERENCE	2,292	198,903
DRAX GROUP PLC	COMMON STOCK GBP.1155172	91,588	333,920
DRB HICOM BHD	COMMON STOCK MYR1.0	1,034,400	467,742
DS SMITH PLC	COMMON STOCK GBP.1	194,422	1,354,796
DSV A/S	COMMON STOCK DKK1.	37,890	2,985,220
DTS CORP	COMMON STOCK	10,600	343,596
DUERR AG	COMMON STOCK	5,518	703,418
DUFRY AG REG	COMMON STOCK CHF5.0	6,197	921,308
DULUXGROUP LTD	COMMON STOCK	102,634	613,382
DUNELM GROUP PLC	COMMON STOCK GBP.01	26,314	245,465
DUNLOP SPORTS CO LTD	COMMON STOCK	19,200	286,850
DURATEX SA	COMMON STOCK	82,014	227,197
DYNASTY FINE WINES GROUP LTD	COMMON STOCK HKD.1	376,000	69,262
E MART INC	COMMON STOCK KRW5000.0	3,834	969,403
E.ON SE	COMMON STOCK	360,366	3,910,428
E.SUN FINANCIAL HOLDING CO	COMMON STOCK TWD10.	1,601,499	1,016,491
EAST JAPAN RAILWAY CO	COMMON STOCK	52,800	5,148,671
EASYJET PLC	COMMON STOCK GBP.2728571	27,702	548,636
EBARA CORP	COMMON STOCK	18,000	686,570
ECLAT TEXTILE COMPANY LTD	COMMON STOCK TWD10.	51,128	511,630
ECN CAPITAL CORP	COMMON STOCK	159,200	499,346
ECOPETROL SA SPONSORED ADR	ADR	57,800	845,614
EDENRED	COMMON STOCK EUR2.	41,553	1,204,766
EDF	COMMON STOCK EUR.5	99,031	1,236,372
EDION CORP	COMMON STOCK	18,000	210,240
EDP ENERGIAS DO BRASIL SA	COMMON STOCK	108,587	456,905
EDP ENERGIAS DE PORTUGAL SA	COMMON STOCK EUR1.	380,229	1,317,167
EFG INTERNATIONAL AG	COMMON STOCK CHF.5	25,002	264,351
EGYPTIAN POUND	FOREIGN CURRENCY	3,150,486	177,193
EI GROUP PLC	COMMON STOCK GBP.025	138,707	265,056
EI TOWERS SPA	COMMON STOCK EUR.1	6,602	423,813
EIFFAGE	COMMON STOCK EUR4.	13,665	1,498,464
EISAI CO LTD	COMMON STOCK	44,700	2,531,448
EIZO CORP	COMMON STOCK	6,300	296,293
ELAN MICROELECTRONICS CORP	COMMON STOCK TWD10.	247,220	381,221
ELBIT SYSTEMS LTD	COMMON STOCK ILS1.	5,030	673,394
ELDORADO GOLD CORP	COMMON STOCK	153,895	223,544
ELECTRIC POWER DEVELOPMENT C	COMMON STOCK	31,400	846,335
ELECTROCOMPONENTS PLC	COMMON STOCK GBP.1	98,884	836,840
ELECTROLUX AB SER B	COMMON STOCK SEK5.0	42,080	1,355,947
ELEKTA AB B SHS	COMMON STOCK SEK.5	70,253	580,159
ELEMENT FLEET MANAGEMENT COR	COMMON STOCK	72,800	551,977
ELEMENTIS PLC	COMMON STOCK GBP.05	126,739	493,921

ELETROPAULO METROPOLITANA SP	COMMON STOCK	77,677	381,698
ELIA SYSTEM OPERATOR SA/NV	COMMON STOCK	11,252	647,171
ELIOR GROUP	COMMON STOCK EUR.01	21,181	437,299
ELIS SA	COMMON STOCK EUR1.0	31,901	881,378
ELISA OYJ	COMMON STOCK	26,646	1,045,434
ELITE SEMICONDUCTOR MEMORY	COMMON STOCK TWD10.	168,000	240,864
EMAAR PROPERTIES PJSC	COMMON STOCK AED1.0	693,397	1,308,816
EMBRAER SA	COMMON STOCK	113,370	675,969
EMERA INC	COMMON STOCK	8,500	318,712
EMIRATES TELECOM GROUP CO	COMMON STOCK AED1.0	373,305	1,777,720
EMMI AG REG	COMMON STOCK CHF10.0	560	402,829
EMPIRE CO LTD A	COMMON STOCK	32,400	633,286
EMPRESAS CMPC SA	COMMON STOCK	198,577	678,058
EMPRESAS COPEC SA	COMMON STOCK	87,230	1,382,960
EMS CHEMIE HOLDING AG REG	COMMON STOCK CHF.01	1,584	1,057,082
ENAGAS SA	COMMON STOCK EUR1.5	37,461	1,072,449
ENBRIDGE INC	COMMON STOCK	276,240	10,838,388
ENBRIDGE INCOME FUND HOLDING	COMMON STOCK	28,300	673,309
ENCANA CORP	COMMON STOCK	165,692	2,217,690
ENCE ENERGIA Y CELULOSA SA	COMMON STOCK EUR.9	59,529	392,444
ENDESA SA	COMMON STOCK EUR1.2	54,880	1,174,943
ENEL AMERICAS SA ADR	ADR	116,349	1,299,618
ENEL CHILE SA ADR	ADR	65,638	372,824
ENEL GENERACION CHILE SA ADR	ADR	22,088	594,388
ENEL SPA	COMMON STOCK EUR1.	1,326,543	8,160,194
ENERCARE INC	COMMON STOCK	36,300	594,208
ENERFLEX LTD	COMMON STOCK	26,804	328,164
ENERPLUS CORP	COMMON STOCK	66,200	650,403
ENGIE	COMMON STOCK EUR1.0	298,952	5,140,480
ENGIE BRASIL ENERGIA SA	COMMON STOCK	38,300	408,735
ENGRO CORPORATION LTD	COMMON STOCK PKR10.	48,100	119,760
ENI SPA	COMMON STOCK	404,107	6,687,950
ENN ENERGY HOLDINGS LTD	COMMON STOCK HKD.1	142,000	1,006,904
ENPLAS CORP	COMMON STOCK	3,600	149,282
ENQUEST PLC	COMMON STOCK GBP.05	412,383	157,598
ENSIGN ENERGY SERVICES INC	COMMON STOCK	31,900	164,726
EO TECHNICS CO LTD	COMMON STOCK KRW500.	2,377	241,348
EPISTAR CORP	COMMON STOCK TWD10.	219,524	331,767
EPS HOLDINGS INC	COMMON STOCK	11,100	250,720
EQUATORIAL ENERGIA SA ORD	COMMON STOCK	64,000	1,265,221
EREGLI DEMIR VE CELIK FABRIK	COMMON STOCK TRY1.	335,700	886,313
ERG SPA	COMMON STOCK EUR.1	18,220	336,890
ERICSSON LM B SHS	COMMON STOCK SEK5.0	519,041	3,408,937
ERSTE GROUP BANK AG	COMMON STOCK	50,919	2,197,625
ESPRIT HOLDINGS LTD	COMMON STOCK HKD.1	408,529	218,243
ESR REIT	REIT	557,744	235,802
ESSENTRA PLC	COMMON STOCK GBP.25	65,478	468,777
ESSILOR INTERNATIONAL	COMMON STOCK EUR.18	35,198	4,857,483
ESSITY AKTIEBOLAG B	COMMON STOCK	103,122	2,925,873
ESTACIO PARTICIPACOES SA	COMMON STOCK	66,100	650,948
ETERNAL MATERIALS CO LTD	COMMON STOCK TWD10.0	226,264	234,146
EULER HERMES GROUP	COMMON STOCK EUR.32	2,992	437,622
EURAZEO SA	COMMON STOCK	8,190	756,027
EURO CURRENCY	FOREIGN CURRENCY	389,772	468,039
EUROBANK ERGASIAS SA	COMMON STOCK EUR.3	331,485	338,220
EUROCOMMERCIAL PROPERTIE CV	DUTCH CERT EUR5.0	10,443	455,268
EUROFINS SCIENTIFIC	COMMON STOCK EUR.1	1,959	1,193,736
EURONAV NV	COMMON STOCK	31,627	291,776
EURONEXT NV	COMMON STOCK EUR1.6	9,645	598,945
EUTELSAT COMMUNICATIONS	COMMON STOCK EUR1.	31,794	734,670
EVA AIRWAYS CORP	COMMON STOCK TWD10.	536,587	285,566
EVERGREEN MARINE CORP LTD	COMMON STOCK TWD10.	381,690	209,397
EVERLIGHT ELECTRONICS CO LTD	COMMON STOCK TWD10.0	146,845	221,513
EVOLUTION GAMING GROUP	COMMON STOCK EUR.015	8,708	616,465
EVOLUTION MINING LTD	COMMON STOCK	281,177	581,230
EVONIK INDUSTRIES AG	COMMON STOCK	26,140	981,461
EVOTEC AG	COMMON STOCK	23,354	376,216
EVRAZ PLC	COMMON STOCK USD1.0	71,131	326,918
EVS BROADCAST EQUIPMENT S.A.	COMMON STOCK	7,683	269,584
EXOR NV	COMMON STOCK	17,850	1,094,958

EXPERIAN PLC	COMMON STOCK USD.1	160,622	3,536,822
EXTENDICARE INC	COMMON STOCK	50,900	371,711
EXXARO RESOURCES LTD	COMMON STOCK ZAR.01	44,532	584,374
EZAKI GLICO CO LTD	COMMON STOCK	8,200	408,913
EZDAN HOLDING GROUP	COMMON STOCK QAR10.0	135,249	455,399
F SECURE OYJ	COMMON STOCK	48,898	228,377
FABEGE AB	COMMON STOCK SEK30.82	26,409	562,414
FAES FARMA SA	RIGHT	90,479	11,191
FAES FARMA SA	COMMON STOCK EUR.1	90,479	318,958
FAGRON	COMMON STOCK	15,719	215,433
FAIRFAX FINANCIAL HLDGS LTD	COMMON STOCK	4,700	2,510,793
FAIRFAX MEDIA LTD	COMMON STOCK	514,424	312,609
FAMILYMART UNY HOLDINGS CO L	COMMON STOCK	15,400	1,078,718
FANUC CORP	COMMON STOCK	32,300	7,762,078
FAR EAST HORIZON LTD	COMMON STOCK	358,000	305,363
FAR EASTERN DEPARTMENT STORE	COMMON STOCK TWD10.	296,670	149,400
FAR EASTERN NEW CENTURY CORP	COMMON STOCK TWD10.	554,461	498,809
FAR EASTONE TELECOMM CO LTD	COMMON STOCK TWD10.	315,000	777,913
FARADAY TECHNOLOGY CORP	COMMON STOCK TWD10.	117,396	228,186
FAST RETAILING CO LTD	COMMON STOCK	9,000	3,589,448
FASTIGHETS AB BALDER B SHRS	COMMON STOCK SEK1.0	18,519	495,993
FAURECIA	COMMON STOCK EUR7.	13,006	1,015,032
FENG TAY ENTERPRISE CO LTD	COMMON STOCK TWD10.	138,880	631,838
FENNER PLC	COMMON STOCK GBP.25	60,108	324,899
FERGUSON PLC	COMMON STOCK GBP.1080303	44,489	3,189,436
FERRARI NV	COMMON STOCK EUR.01	21,086	2,213,574
FERROVIAL SA	COMMON STOCK EUR.2	86,695	1,966,506
FEVERTREE DRINKS PLC	COMMON STOCK GBP.0025	18,264	563,543
FFRI INC	COMMON STOCK	6,100	213,511
FIAT CHRYSLER AUTOMOBILES NV	COMMON STOCK EUR.01	180,993	3,229,773
FIBRA UNO ADMINISTRACION SA	REIT	546,600	812,685
FIBRIA CELULOSE SA	COMMON STOCK	21,478	315,761
FIBRIA CELULOSE SA SPON ADR	ADR	27,559	405,117
FIELDS CORP	COMMON STOCK	10,600	113,450
FILA KOREA LTD	COMMON STOCK KRW5000.	3,052	232,760
FINANCIAL PRODUCTS GROUP CO	COMMON STOCK	19,100	231,765
FINECOBANK SPA	COMMON STOCK	86,186	881,619
FINGERPRINT CARDS AB B	COMMON STOCK SEK.04	65,492	126,508
FINNING INTERNATIONAL INC	COMMON STOCK	32,600	825,310
FIRICH ENTERPRISES CO LTD	COMMON STOCK TWD10.	105,401	147,507
FIRST ABU DHABI BANK PJSC	COMMON STOCK AED1.0	228,319	637,051
FIRST CAPITAL REALTY INC	COMMON STOCK	25,600	423,347
FIRST FINANCIAL HOLDING CO	COMMON STOCK TWD10.	1,558,305	1,023,663
FIRST GEN CORPORATION	COMMON STOCK PHP1.	803,291	273,621
FIRST MAJESTIC SILVER CORP	COMMON STOCK	40,700	275,459
FIRST PACIFIC CO	COMMON STOCK USD.01	493,000	334,779
FIRST QUANTUM MINERALS LTD	COMMON STOCK	124,876	1,755,111
FIRST TRACTOR CO H	COMMON STOCK CNY1.0	192,000	83,264
FIRSTGROUP PLC	COMMON STOCK GBP.05	262,381	391,861
FIRSTRAND LTD	COMMON STOCK ZAR.01	546,799	2,969,866
FISCHER (GEORG) REG	COMMON STOCK CHF1.0	847	1,117,097
FISHER + PAYKEL HEALTHCARE C	COMMON STOCK	152,674	1,553,680
FLETCHER BUILDING LTD	COMMON STOCK	119,169	643,752
FLIGHT CENTRE TRAVEL GROUP L	COMMON STOCK	11,875	410,529
FLSMIDTH + CO A/S	COMMON STOCK DKK20.	10,327	600,333
FLUGHAFEN ZURICH AG REG	COMMON STOCK CHF10.0	4,235	968,359
FNAC DARTY SA	COMMON STOCK EUR50.0	4,074	492,385
FOMENTO ECONOMICO MEXICA UBD	UNIT	338,300	3,197,558
FONCIERE DES REGIONS	REIT EUR3.0	7,120	807,367
FORBO HOLDING AG REG	COMMON STOCK CHF.1	302	465,300
FORMOSA CHEMICALS + FIBRE	COMMON STOCK TWD10.0	575,582	1,990,857
FORMOSA PETROCHEMICAL CORP	COMMON STOCK TWD10.0	271,920	1,053,924
FORMOSA PLASTICS CORP	COMMON STOCK TWD10.0	713,528	2,363,983
FORMOSA TAFFETA CO.	COMMON STOCK TWD10.	209,319	219,931
FORTESCUE METALS GROUP LTD	COMMON STOCK	297,859	1,134,607
FORTIS INC	COMMON STOCK	65,400	2,406,795
FORTRESS REIT LTD A	REIT	450,352	675,078
FORTRESS REIT LTD B	REIT	108,427	369,582
FORTUM OYJ	COMMON STOCK EUR3.4	71,235	1,411,242
FOSTER ELECTRIC CO LTD	COMMON STOCK	10,200	252,765

FOSUN INTERNATIONAL LTD	COMMON STOCK	438,698	968,201
FOXCONN TECHNOLOGY CO LTD	COMMON STOCK TWD10.	163,496	466,919
FRANCE BED HOLDINGS CO LTD	COMMON STOCK	17,500	165,673
FRANCO NEVADA CORP	COMMON STOCK	32,800	2,629,864
FRAPORT AG FRANKFURT AIRPORT	COMMON STOCK	8,536	939,784
FREEMAN FINTECH CORP LTD	COMMON STOCK HKD.001	2,520,000	167,549
FREENET AG	COMMON STOCK	24,646	909,790
FRESENIUS MEDICAL CARE AG +	COMMON STOCK	37,436	3,946,004
FRESENIUS SE + CO KGAA	COMMON STOCK	68,750	5,357,131
FRESNILLO PLC	COMMON STOCK USD.5	40,937	791,890
FRONTIER REAL ESTATE INVEST	REIT	113	439,367
FRUTAROM	COMMON STOCK ILS1.	6,998	658,341
FTSE 100 IDX FUT MAR18	IFLL 20180316	540	263,705
FUBON FINANCIAL HOLDING CO	COMMON STOCK TWD10.	1,331,938	2,266,072
FUCHS PETROLUB SE PREF	PREFERENCE	14,138	748,293
FUGRO NV CVA	DUTCH CERT EUR.05	16,882	263,045
FUJI CO LTD	COMMON STOCK	10,000	215,456
FUJI ELECTRIC CO LTD	COMMON STOCK	109,000	820,094
FUJI OIL HOLDINGS INC	COMMON STOCK	13,700	399,962
FUJI SOFT INC	COMMON STOCK	9,100	291,611
FUJICCO CO LTD	COMMON STOCK	11,200	249,560
FUJIFILM HOLDINGS CORP	COMMON STOCK	70,300	2,870,687
FUJIKURA LTD	COMMON STOCK	51,700	456,375
FUJITEC CO LTD	COMMON STOCK	25,000	360,807
FUJITSU GENERAL LTD	COMMON STOCK	16,000	350,473
FUJITSU LTD	COMMON STOCK	325,000	2,304,142
FUJIYA CO LTD	COMMON STOCK	11,000	255,707
FUKUOKA FINANCIAL GROUP INC	COMMON STOCK	143,000	803,869
FUKUYAMA TRANSPORTING CO LTD	COMMON STOCK	7,600	288,118
FULLSHARE HOLDINGS LTD	COMMON STOCK HKD.01	1,037,500	477,786
FURUKAWA ELECTRIC CO LTD	COMMON STOCK	12,100	596,423
FUTABA INDUSTRIAL CO LTD	COMMON STOCK	13,100	121,800
FUTURE CORP	COMMON STOCK	13,800	148,567
FUTURE LAND HOLDINGS CO A	COMMON STOCK CNY1.0	363,168	1,628,981
FUYAO GLASS INDUSTRY GROUP H	COMMON STOCK CNY1.0	98,000	412,554
G RESOURCES GROUP LTD	COMMON STOCK HKD.01	6,087,859	75,540
G STEEL PCL FOREIGN	FOREIGN SH. THB5.0 A	202,800	1,182
G.U.D. HOLDINGS LTD	COMMON STOCK	43,205	411,020
G4S PLC	COMMON STOCK GBP.25	271,031	976,198
GALAPAGOS NV	COMMON STOCK	8,153	772,970
GALAXY ENTERTAINMENT GROUP L	COMMON STOCK	402,000	3,212,738
GALLIFORD TRY PLC	COMMON STOCK GBP.5	20,820	362,125
GALP ENERGIA SGPS SA	COMMON STOCK EUR1.	85,424	1,570,577
GAM HOLDING AG	COMMON STOCK CHF.05	40,542	653,307
GAMUDA BHD	COMMON STOCK MYR1.	406,751	497,684
GAS NATURAL SDG SA	COMMON STOCK EUR1.	51,734	1,194,618
GAZIT GLOBE LTD	COMMON STOCK ILS1.0	57,433	611,453
GAZPROM PAO SPON ADR	ADR	15,921	70,202
GAZPROM PAO SPON ADR	ADR	983,994	4,339,414
GCL POLY ENERGY HOLDINGS LTD	COMMON STOCK HKD.1	2,365,000	421,078
GEA GROUP AG	COMMON STOCK	32,833	1,575,560
GEBERIT AG REG	COMMON STOCK CHF.1	6,157	2,709,017
GECINA SA	REIT EUR7.5	7,902	1,459,088
GEELY AUTOMOBILE HOLDINGS LT	COMMON STOCK HKD.02	985,000	3,377,829
GEMALTO	COMMON STOCK EUR1.0	14,264	847,847
GENMAB A/S	COMMON STOCK DKK1.	10,741	1,782,350
GENTING BHD	COMMON STOCK MYR.1	384,800	873,849
GENTING MALAYSIA BHD	COMMON STOCK MYR.1	558,250	776,405
GENTING PLANTATIONS BHD	COMMON STOCK MYR.5	160,100	415,302
GENTING SINGAPORE PLC	COMMON STOCK USD.1	1,066,599	1,043,074
GENUS PLC	COMMON STOCK GBP.1	16,526	565,557
GEO HOLDINGS CORP	COMMON STOCK	14,900	287,885
GERDAU SA PREF	PREFERENCE	177,704	666,807
GERRESHEIMER AG	COMMON STOCK	10,722	887,001
GERRY WEBER INTL AG	COMMON STOCK	11,817	135,599
GETAC TECHNOLOGY CORP	COMMON STOCK TWD10.	353,000	524,112
GETINGE AB B SHS	COMMON STOCK SEK.5	43,022	622,798
GF SECURITIES CO LTD H	COMMON STOCK CNY1.0	251,800	505,301
GIANT MANUFACTURING	COMMON STOCK TWD10.	64,000	350,840
GIBSON ENERGY INC	COMMON STOCK	31,300	454,155

GILDAN ACTIVEWEAR INC	COMMON STOCK	43,000	1,393,695
GIORDANO INTERNATIONAL LTD	COMMON STOCK HKD.05	66,000	35,055
GIVAUDAN REG	COMMON STOCK CHF10.0	1,588	3,662,701
GJENSIDIGE FORSIKRING ASA	COMMON STOCK NOK2.	37,126	702,857
GKN PLC	COMMON STOCK GBP.1	287,491	1,236,832
GLANBIA PLC	COMMON STOCK EUR.06	36,233	649,553
GLAXOSMITHKLINE PLC	COMMON STOCK GBP.25	820,734	14,544,962
GLENCORE PLC	COMMON STOCK USD.01	2,062,237	10,870,914
GLOBAL BRANDS GROUP HOLDING	COMMON STOCK HKD.0125	1,616,000	132,072
GLOBAL LOGISTIC PROPERTIES L	COMMON STOCK	494,000	1,244,774
GLOBAL UNICHIP CORP	COMMON STOCK TWD10.0	104,079	889,670
GLOBALWAFERS CO LTD	COMMON STOCK TWD10.0	40,000	531,515
GLOBE TELECOM INC	COMMON STOCK PHP50.	15,121	575,502
GLOBE TRADE CENTRE SA	COMMON STOCK PLN.1	124,872	352,159
GLORY LTD	COMMON STOCK	13,300	501,762
GLOW ENERGY PCL FOREIGN	FOREIGN SH. THB10.0 A	84,000	209,420
GLP J REIT	REIT	493	532,812
GMO INTERNET INC	COMMON STOCK	23,400	396,304
GMO PAYMENT GATEWAY INC	COMMON STOCK	5,500	453,747
GN STORE NORD A/S	COMMON STOCK DKK4.	37,046	1,197,702
GO AHEAD GROUP PLC	COMMON STOCK GBP.1	12,041	242,490
GOLD FIELDS LTD	COMMON STOCK ZAR.5	148,253	644,131
GOLDCORP INC	COMMON STOCK	147,868	1,891,795
GOLDCREST CO LTD	COMMON STOCK	5,980	120,549
GOLDEN AGRI RESOURCES LTD	COMMON STOCK USD.025	1,137,087	314,597
GOLDEN EAGLE RETAIL GROUP	COMMON STOCK HKD.1	252,000	304,896
GOLDEN MEDITECH HOLDINGS LTD	COMMON STOCK	1,358,113	191,115
GOLDWIN INC	COMMON STOCK	3,000	237,568
GOME RETAIL HOLDINGS LTD	COMMON STOCK HKD.025	2,175,944	261,611
GOOD RESOURCES HOLDINGS LTD	COMMON STOCK HKD.1	1,970,000	91,605
GOODMAN GROUP	REIT	320,388	2,105,298
GOODMAN PROPERTY TRUST	REIT	429,903	421,366
GPT GROUP	REIT NPV	357,731	1,427,570
GRAFTON GROUP PLC UTS	UNIT EUR.05	52,145	565,259
GRAINCORP LTD A	COMMON STOCK	51,996	331,980
GRAINGER PLC	COMMON STOCK GBP.05	112,235	437,923
GRAND CITY PROPERTIES	COMMON STOCK EUR.1	22,527	530,286
GREAT PORTLAND ESTATES PLC	REIT GBP.1315789	66,153	615,743
GREAT WALL MOTOR COMPANY H	COMMON STOCK CNY1.0	571,500	653,927
GREAT WEST LIFECO INC	COMMON STOCK	53,518	1,499,247
GREE INC	COMMON STOCK	30,800	192,970
GREENCORE GROUP PLC	COMMON STOCK GBP.01	178,624	554,963
GREENE KING PLC	COMMON STOCK GBP.125	57,692	432,967
GREENLAND HONG KONG HOLDINGS	COMMON STOCK HKD.5	427,150	169,902
GREGGS PLC	COMMON STOCK GBP.02	33,957	639,597
GRIEG SEAFOOD ASA	COMMON STOCK NOK4.	19,077	167,868
GRIFOLS SA	COMMON STOCK EUR.25	54,593	1,597,611
GRIVALIA PROPERTIES REIC	REIT EUR2.13	21,072	233,406
GROUPE BRUXELLES LAMBERT SA	COMMON STOCK	13,143	1,418,558
GROUPE EUROTUNNEL	COMMON STOCK EUR.4	84,398	1,086,319
GROWTHPOINT PROPERTIES LTD	REIT	485,367	1,084,382
GRUMA S.A.B. B	COMMON STOCK	36,165	460,900
GRUPA LOTOS SA	COMMON STOCK PLN1.	21,264	353,022
GRUPO AEROPORT DEL PACIFIC B	COMMON STOCK	98,500	1,016,943
GRUPO AEROPORT DEL SURESTE B	COMMON STOCK	41,800	766,246
GRUPO BIMBO SAB SERIES A	COMMON STOCK	317,400	706,811
GRUPO CARSO SAB DE CV SER A1	COMMON STOCK	146,861	486,322
GRUPO CATALANA OCCIDENTE SA	COMMON STOCK EUR.3	13,661	604,920
GRUPO FIN SANTANDER B	COMMON STOCK MXN3.780783	436,600	641,550
GRUPO FINANCIERO BANORTE O	COMMON STOCK MXN3.5	432,536	2,386,017
GRUPO FINANCIERO GALICIA B	COMMON STOCK ARS1.	8	53
GRUPO FINANCIERO INBURSA O	COMMON STOCK MXN.4137108	564,200	928,246
GRUPO MEXICO SAB DE CV SER B	COMMON STOCK	629,909	2,090,414
GRUPO TELEVISA SAB SER CPO	UNIT	478,600	1,801,584
GS ENGINEERING + CONSTRUCT	COMMON STOCK KRW5000.	12,042	318,449
GS HOLDINGS	COMMON STOCK KRW5000.	10,571	613,447
GS HOME SHOPPING INC	COMMON STOCK KRW5000.	1,575	319,129
GS YUASA CORP	COMMON STOCK	72,000	358,706
GT CAPITAL HOLDINGS INC	COMMON STOCK PHP10.	27,440	710,246
GUANGDONG INVESTMENT LTD	COMMON STOCK	638,000	853,545

GUANGDONG LAND HOLDINGS LTD	COMMON STOCK HKD.1	724,000	162,076
GUANGZHOU AUTOMOBILE GROUP H	COMMON STOCK CNY1.0	542,722	1,281,207
GUANGZHOU R+F PROPERTIES H	COMMON STOCK CNY.25	246,000	554,299
GUDANG GARAM TBK PT	COMMON STOCK IDR500.	132,000	815,306
GUNMA BANK LTD/THE	COMMON STOCK	70,800	428,828
GUNNEBO AB	COMMON STOCK SEK5.0	37,998	156,362
GUOTAI JUNAN INTERNATIONAL	COMMON STOCK	824,000	257,309
GURUNAVI INC	COMMON STOCK	9,300	110,325
GUYANA GOLDFIELDS INC	COMMON STOCK	57,400	232,724
GVC HOLDINGS PLC	COMMON STOCK EUR.01	55,780	697,849
GWANGJUSHINSEGAE CO LTD	COMMON STOCK KRW5000.	705	151,173
H I S CO LTD	COMMON STOCK	9,800	354,974
H LUNDBECK A/S	COMMON STOCK DKK5.	12,317	626,809
H+R REAL ESTATE INV REIT UTS	REIT	33,000	562,576
H2O RETAILING CORP	COMMON STOCK	17,300	361,881
HABIB BANK LTD	COMMON STOCK PKR10.	94,800	143,467
HACHIJUNI BANK LTD/THE	COMMON STOCK	80,900	462,223
HACI OMER SABANCI HOLDING	COMMON STOCK TRY1.	173,281	508,157
HAIER ELECTRONICS GROUP CO	COMMON STOCK HKD.1	234,000	640,448
HAITIAN INTERNATIONAL HLDGS	COMMON STOCK HKD.1	172,000	516,983
HAITONG INTERNATIONAL SECURI	COMMON STOCK HKD.1	476,560	270,929
HAITONG SECURITIES CO LTD H	COMMON STOCK CNY1.0	575,200	832,912
HAKUHODO DY HOLDINGS INC	COMMON STOCK	44,500	579,010
HALFORDS GROUP PLC	COMMON STOCK GBP.01	61,725	291,668
HALLA HOLDINGS CORP	COMMON STOCK KRW5000.0	3,739	218,947
HALMA PLC	COMMON STOCK GBP.1	77,696	1,321,093
HAMAMATSU PHOTONICS KK	COMMON STOCK	26,500	887,950
HAMBURGER HAFEN UND LOGISTIK	COMMON STOCK	13,527	383,142
HAMMERSON PLC	REIT GBP.25	143,452	1,060,893
HANA FINANCIAL GROUP	COMMON STOCK KRW5000.	51,008	2,373,395
HANERGY THIN FILM POWER GROU	COMMON STOCK HKD.0025	2,242,000	0
HANG LUNG GROUP LTD	COMMON STOCK	157,000	577,245
HANG LUNG PROPERTIES LTD	COMMON STOCK	295,500	720,713
HANG SENG BANK LTD	COMMON STOCK	126,200	3,127,248
HANG SENG IDX FUT JAN18	XHKF 20180130	450	22,968
HANJIN HEAVY INDUS + CONST	COMMON STOCK KRW5000.0	32,462	100,226
HANJIN KAL CORP	COMMON STOCK KRW2500.0	11,464	195,919
HANKOOK TIRE CO LTD	COMMON STOCK KRW500.0	16,341	832,787
HANKOOK TIRE WORLDWIDE CO LT	COMMON STOCK KRW500.0	11,008	194,347
HANKYU HANSHIN HOLDINGS INC	COMMON STOCK	41,000	1,647,518
HANKYU REIT INC	REIT	247	285,648
HANMI PHARM CO LTD	COMMON STOCK KRW2500.	1,399	761,092
HANMI SCIENCE CO LTD	COMMON STOCK KRW500.0	3,220	333,607
HANNOVER RUECK SE	COMMON STOCK	11,718	1,471,499
HANNSTAR DISPLAY CORP	COMMON STOCK TWD10.	799,703	269,132
HANON SYSTEMS	COMMON STOCK KRW100.0	46,150	599,211
HANSSEM CO LTD	COMMON STOCK KRW1000.	3,290	553,189
HANWHA CHEMICAL CORP	COMMON STOCK KRW5000.	22,445	661,321
HANWHA CORPORATION	COMMON STOCK KRW5000.0	9,450	365,891
HANWHA LIFE INSURANCE CO LTD	COMMON STOCK KRW5000.0	51,332	330,959
HANWHA TECHWIN CO LTD	COMMON STOCK KRW5000.0	8,849	293,741
HAPAG LLOYD AG	COMMON STOCK	8,432	339,093
HARBIN ELECTRIC CO LTD H	COMMON STOCK CNY1.	262,000	109,511
HARGREAVES LANSDOWN PLC	COMMON STOCK GBP.004	43,596	1,062,527
HARMONIC DRIVE SYSTEMS INC	COMMON STOCK	6,300	367,715
HARMONY GOLD MINING CO LTD	COMMON STOCK ZAR.5	84,450	154,682
HARVEY NORMAN HOLDINGS LTD	COMMON STOCK	155,317	505,585
HASEKO CORP	COMMON STOCK	59,300	918,033
HAYS PLC	COMMON STOCK GBP.01	321,485	788,629
HEALTHSCOPE LTD	COMMON STOCK	326,796	536,065
HEIDELBERGCEMENT AG	COMMON STOCK	24,694	2,675,295
HEIDELBERGER DRUCKMASCHINEN	COMMON STOCK	105,019	361,949
HEINEKEN HOLDING NV	COMMON STOCK EUR1.6	20,847	2,061,256
HEINEKEN NV	COMMON STOCK EUR1.6	42,534	4,437,018
HELICAL PLC	COMMON STOCK GBP.01	39,088	179,400
HELIOPOLIS HOUSING	COMMON STOCK EGP.25	177,448	351,802
HELLENIC TELECOMMUN ORGANIZA	COMMON STOCK EUR2.83	53,479	738,496
HELVETIA HOLDING AG REG	COMMON STOCK CHF.1	1,256	706,006
HENDERSON LAND DEVELOPMENT	COMMON STOCK	180,912	1,191,674
HENGAN INTL GROUP CO LTD	COMMON STOCK HKD.1	130,500	1,447,646

HENKEL AG + CO KGAA	COMMON STOCK	18,296	2,198,177
HENKEL AG + CO KGAA VORZUG	PREFERENCE	28,604	3,779,852
HENNES + MAURITZ AB B SHS	COMMON STOCK	159,605	3,295,016
HERA SPA	COMMON STOCK EUR1.0	129,157	450,867
HERMES INTERNATIONAL	COMMON STOCK	6,139	3,288,768
HEXAGON AB B SHS	COMMON STOCK EUR.22	52,613	2,636,315
HEXPOL AB	COMMON STOCK SEK.2	77,836	790,438
HIBERNIA REIT PLC	REIT EUR.1	255,584	469,460
HIBIYA ENGINEERING LTD	COMMON STOCK	9,300	198,513
HIKARI TSUSHIN INC	COMMON STOCK	4,200	603,594
HIKMA PHARMACEUTICALS PLC	COMMON STOCK GBP.1	26,533	406,800
HINO MOTORS LTD	COMMON STOCK	49,000	635,769
HIROSE ELECTRIC CO LTD	COMMON STOCK	6,000	877,464
HIROSHIMA BANK LTD/THE	COMMON STOCK	49,100	425,779
HISAMITSU PHARMACEUTICAL CO	COMMON STOCK	12,200	739,027
HISCOX LTD	COMMON STOCK GBP.065	56,213	1,110,108
HITACHI CHEMICAL CO LTD	COMMON STOCK	19,700	506,280
HITACHI CONSTRUCTION MACHINE	COMMON STOCK	20,200	732,891
HITACHI HIGH TECHNOLOGIES CO	COMMON STOCK	12,900	544,160
HITACHI LTD	COMMON STOCK	797,000	6,201,314
HITACHI METALS LTD	COMMON STOCK	38,000	543,388
HITACHI ZOSEN CORP	COMMON STOCK	39,900	210,092
HIWIN TECHNOLOGIES CORP	COMMON STOCK TWD10.	44,259	476,767
HK ELECTRIC INVESTMENTS SS	STAPLED SECURITY HKD.0005	429,500	392,817
HKBN LTD	COMMON STOCK HKD.0001	222,000	280,573
HKC HOLDINGS LTD	COMMON STOCK HKD.25	160,171	117,690
HKT TRUST AND HKT LTD SS	STAPLED SECURITY HKD.0005	684,000	871,763
HLB INC	COMMON STOCK KRW500.	9,820	353,657
HM SAMPOERNA TBK PT	COMMON STOCK IDR4.0	1,662,500	579,907
HMC INVESTMENT SECURITIES CO	COMMON STOCK KRW5000.	17,652	179,350
HOCHSCHILD MINING PLC	COMMON STOCK GBP.25	64,362	229,843
HOCHTIEF AG	COMMON STOCK	3,631	640,459
HOKKAIDO ELECTRIC POWER CO	COMMON STOCK	48,500	319,643
HOKUETSU BANK LTD/THE	COMMON STOCK	5,000	115,340
HOKUHOKU FINANCIAL GROUP INC	COMMON STOCK	23,300	363,191
HOKURIKU ELECTRIC POWER CO	COMMON STOCK	32,800	264,294
HOKUTO CORP	COMMON STOCK	16,500	300,311
HOLDING CO ADMIE IPTO SA	COMMON STOCK EUR2.12	52,430	121,891
HOLMEN AB B SHARES	COMMON STOCK SEK50.0	10,444	555,160
HOME CAPITAL GROUP INC	COMMON STOCK	15,400	212,757
HOMESERVE PLC	COMMON STOCK GBP.0269231	57,491	627,722
HON HAI PRECISION INDUSTRY	COMMON STOCK TWD10.	2,697,808	8,593,762
HONDA MOTOR CO LTD	COMMON STOCK	277,900	9,530,058
HONG KONG + CHINA GAS	COMMON STOCK	1,338,923	2,623,046
HONG KONG DOLLAR	FOREIGN CURRENCY	7,398,657	946,447
HONG KONG EXCHANGES + CLEAR	COMMON STOCK NPV	197,799	6,038,154
HONG LEONG BANK BERHAD	COMMON STOCK MYR1.	120,686	508,077
HONG LEONG FINANCIAL GROUP	COMMON STOCK MYR1.	65,291	288,426
HONGKONG LAND HOLDINGS LTD	COMMON STOCK USD.1	184,000	1,293,864
HOPEWELL HIGHWAY INFRASTRUCT	COMMON STOCK HKD.1	266,650	170,017
HOPEWELL HOLDINGS LTD	COMMON STOCK	115,500	424,242
HOPSON DEVELOPMENT HOLDINGS	COMMON STOCK HKD.1	176,000	172,436
HORIBA LTD	COMMON STOCK	7,600	456,976
HOSHIZAKI CORP	COMMON STOCK	9,500	838,924
HOTAI MOTOR COMPANY LTD	COMMON STOCK TWD10.	47,000	558,888
HOTEL SHILLA CO LTD	COMMON STOCK KRW5000.0	6,450	510,587
HOUSE FOODS GROUP INC	COMMON STOCK	12,100	401,406
HOWDEN JOINERY GROUP PLC	COMMON STOCK GBP.1	121,094	764,158
HOYA CORP	COMMON STOCK	65,400	3,268,626
HSBC HOLDINGS PLC	COMMON STOCK USD.5	3,345,042	34,564,006
HTC CORP	COMMON STOCK TWD10.0	122,077	299,875
HUA NAN FINANCIAL HOLDINGS C	COMMON STOCK TWD10.	1,010,852	568,736
HUADIAN ENERGY CO LTD B	COMMON STOCK CNY1.	766,400	293,563
HUADIAN FUXIN ENERGY CORP H	COMMON STOCK CNY1.0	2,174,000	531,134
HUANENG POWER INTL INC H	COMMON STOCK CNY1.0	754,000	472,383
HUANENG RENEWABLES CORP H	COMMON STOCK CNY1.0	1,278,000	431,762
HUATAI SECURITIES CO LTD H	COMMON STOCK	254,500	505,072
HUB POWER COMPANY	COMMON STOCK PKR10.	81,000	67,509
HUBER + SUHNER AG REG	COMMON STOCK CHF.25	4,283	223,444
HUDACO INDUSTRIES LTD	COMMON STOCK ZAR.1	12,518	146,311

HUDBAY MINERALS INC	COMMON STOCK	59,100	524,987
HUGO BOSS AG ORD	COMMON STOCK	11,947	1,014,207
HUHTAMAKI OYJ	COMMON STOCK	19,400	812,837
HULIC CO LTD	COMMON STOCK	55,300	619,179
HUNG SHENG CONSTRUCTION LTD	COMMON STOCK TWD10.0	399,100	342,694
HUNGARIAN FORINT	FOREIGN CURRENCY	49,106,238	190,090
HUSKY ENERGY INC	COMMON STOCK	64,331	911,349
HUSQVARNA AB B SHS	COMMON STOCK SEK2.0	76,685	730,543
HUTCHISON PORT HOLDINGS TR U	UNIT	888,000	368,448
HUTCHISON TELECOMM HONG KONG	COMMON STOCK HKD.25	566,000	226,975
HYAKUGO BANK LTD/THE	COMMON STOCK	73,200	348,594
HYDRO ONE LTD	COMMON STOCK	31,400	561,363
HYOSUNG CORPORATION	COMMON STOCK KRW5000.	4,463	581,996
HYPERA SA	COMMON STOCK	90,511	981,476
HYPROP INVESTMENTS LTD	REIT	46,710	442,523
HYSAN DEVELOPMENT CO	COMMON STOCK	123,173	653,403
HYUNDAI CONSTRUCTION EQUIPME	COMMON STOCK KRW5000.0	1,233	194,497
HYUNDAI DEPT STORE CO	COMMON STOCK KRW5000.	3,293	321,303
HYUNDAI DEVELOPMENT CO ENGIN	COMMON STOCK KRW5000.	12,280	442,040
HYUNDAI ELECTRIC + ENERGY SY	COMMON STOCK KRW5000.0	1,593	169,161
HYUNDAI ENGINEERING + CONST	COMMON STOCK KRW5000.	15,435	524,325
HYUNDAI GLOVIS CO LTD	COMMON STOCK KRW500.	3,609	458,424
HYUNDAI GREENFOOD CO LTD	COMMON STOCK KRW500.0	12,830	179,170
HYUNDAI HEAVY INDUSTRIES	COMMON STOCK KRW5000.	5,744	539,229
HYUNDAI HEAVY INDUSTRIES HOL	COMMON STOCK KRW5000.0	1,724	612,709
HYUNDAI MARINE + FIRE INS CO	COMMON STOCK KRW500.	14,250	624,899
HYUNDAI MIPO DOCKYARD	COMMON STOCK KRW5000.	3,549	260,574
HYUNDAI MOBIS CO LTD	COMMON STOCK KRW5000.	11,501	2,827,201
HYUNDAI MOTOR CO	COMMON STOCK KRW5000.	26,259	3,825,537
HYUNDAI MOTOR CO LTD 2ND PRF	PREFERENCE	7,360	701,478
HYUNDAI MOTOR CO LTD PRF	PREFERENCE	4,745	415,376
HYUNDAI STEEL CO	COMMON STOCK KRW5000.	14,560	796,532
HYUNDAI WIA CORP	COMMON STOCK KRW5000.0	6,840	415,462
IAMGOLD CORP	COMMON STOCK	90,650	530,320
IBERDROLA SA	COMMON STOCK EUR.75	888,959	6,884,793
IBIDEN CO LTD	COMMON STOCK	22,700	340,086
IBJ LEASING CO LTD	COMMON STOCK	6,900	175,929
IC GROUP A/S	COMMON STOCK DKK10.0	3,497	81,964
ICA GRUPPEN AB	COMMON STOCK SEK2.5	14,508	527,443
ICADE	REIT	7,641	751,608
ICHIBANYA CO LTD	COMMON STOCK	8,400	339,547
ICHIYOSHI SECURITIES CO LTD	COMMON STOCK	19,800	225,762
ICOM INC	COMMON STOCK	8,600	201,118
IDEC CORP	COMMON STOCK	14,800	352,127
IDEMITSU KOSAN CO LTD	COMMON STOCK	22,600	904,588
IDEX ASA	COMMON STOCK NOK.15	170,968	107,319
IDOM INC	COMMON STOCK	33,000	233,875
IDORSIA LTD	COMMON STOCK CHF.05	22,212	579,827
IEI INTEGRATION CORP	COMMON STOCK TWD10.	233,097	308,272
IG GROUP HOLDINGS PLC	COMMON STOCK GBP.00005	65,612	634,896
IGB REAL ESTATE INVESTMENT T	REIT	674,200	299,689
IGM FINANCIAL INC	COMMON STOCK	19,400	683,595
IHH HEALTHCARE BHD	COMMON STOCK MYR1.0	526,200	761,912
IHI CORP	COMMON STOCK	26,200	872,338
IIDA GROUP HOLDINGS CO LTD	COMMON STOCK	23,500	442,891
IJM CORP BHD	COMMON STOCK MYR1.	572,680	431,391
ILIAD SA	COMMON STOCK	4,902	1,175,620
ILUKA RESOURCES LTD	COMMON STOCK	90,582	719,785
IMCD GROUP NV	COMMON STOCK	12,139	764,130
IMERYS SA	COMMON STOCK EUR2.	6,817	642,693
IMI PLC	COMMON STOCK GBP.2857	53,478	959,137
IMMOBILIARE GRANDE DISTRIBUZ	REIT	236,513	273,754
IMMOFINANZ AG	COMMON STOCK	219,774	564,129
IMPALA PLATINUM HOLDINGS LTD	COMMON STOCK NPV	123,119	321,538
IMPERIAL BRANDS PLC	COMMON STOCK GBP.1	157,089	6,726,121
IMPERIAL HOLDINGS LTD	COMMON STOCK ZAR.04	35,255	745,661
IMPERIAL OIL LTD	COMMON STOCK	52,140	1,632,509
IMPLENIA AG REG	COMMON STOCK CHF1.02	4,471	302,055
INCHCAPE PLC	COMMON STOCK GBP.1	82,053	866,751
INCITEC PIVOT LTD	COMMON STOCK	319,520	973,886

IND + COMM BK OF CHINA H	COMMON STOCK CNY1.0	12,303,160	9,860,503
INDIVIOR PLC	COMMON STOCK USD.1	154,917	844,938
INDOCEMENT TUNGGAL PRAKARSA	COMMON STOCK IDR500.	357,500	579,173
INDOFOOD CBP SUKSES MAKMUR T	COMMON STOCK IDR50.0	798,500	523,363
INDOFOOD SUKSES MAKMUR TBK P	COMMON STOCK IDR100.	568,500	319,137
INDONESIAN RUPIAH	FOREIGN CURRENCY	1,707,188,784	125,829
INDORAMA VENTURES PCL NVDR	NVDR THB1.0	245,300	400,805
INDRA SISTEMAS SA	COMMON STOCK EUR.2	24,396	333,522
INDUS HOLDING AG	COMMON STOCK	9,250	658,423
INDUSTRIA DE DISENO TEXTIL	COMMON STOCK EUR.03	178,524	6,214,265
INDUSTRIA MACCHINE AUTOMATIC	COMMON STOCK EUR.52	5,080	413,299
INDUSTRIAL + INFRASTRUCTURE	REIT	89	382,269
INDUSTRIAL ALLIANCE INSURANC	COMMON STOCK	20,100	959,641
INDUSTRIAL BANK OF KOREA	COMMON STOCK KRW5000.	52,910	811,360
INDUSTRIAS CH S.A.B. SER B	COMMON STOCK	52,400	224,967
INDUSTRIAS PENOLES SAB DE CV	COMMON STOCK	29,270	614,707
INDUSTRIES QATAR	COMMON STOCK QAR10.	27,200	731,327
INDUSTRIVARDEN AB C SHS	COMMON STOCK SEK2.5	30,377	749,451
INDUTRADE AB	COMMON STOCK SEK1.0	26,737	728,296
INES CORP	COMMON STOCK	16,800	174,011
INFICON HOLDING AG REG	COMMON STOCK CHF5.0	673	420,018
INFIGEN ENERGY	STAPLED SECURITY	549,391	296,497
INFINEON TECHNOLOGIES AG	COMMON STOCK	196,085	5,359,773
INFO SERVICES INTL DENTSU	COMMON STOCK	7,800	176,461
INFORMA PLC	COMMON STOCK GBP.001	142,320	1,387,120
INFRAESTRUCTURA ENERGETICA N	COMMON STOCK	80,700	396,787
INFRATIL LTD	COMMON STOCK	289,599	683,579
ING GROEP NV	COMMON STOCK EUR.01	635,607	11,704,946
INGENICO GROUP	COMMON STOCK EUR1.0	10,542	1,125,803
INMARSAT PLC	COMMON STOCK EUR.0005	84,803	563,001
INMOBILIARIA COLONIAL SOCIMI	REIT EUR2.5	65,535	650,414
INNER MONGOLIA YITAI COAL B	COMMON STOCK CNY1.	329,200	473,927
INNERGEX RENEWABLE ENERGY	COMMON STOCK	41,888	481,414
INNOGY SE	COMMON STOCK EUR2.0	22,857	891,452
INNOLUX CORP	COMMON STOCK TWD10.0	1,604,604	667,227
INPEX CORP	COMMON STOCK	161,500	2,021,414
INR MSCI EMG MKTS CTF	COMMON COLLECTIVE TRUST	2,024,615	102,202,548
INSURANCE AUSTRALIA GROUP	COMMON STOCK	404,509	2,286,416
INTACT FINANCIAL CORP	COMMON STOCK	22,800	1,910,509
INTER PIPELINE LTD	COMMON STOCK	65,300	1,356,606
INTERCONTINENTAL HOTELS GROU	COMMON STOCK GBP.1980952	32,291	2,057,868
INTERMEDIATE CAPITAL GROUP	COMMON STOCK GBP.2625	54,945	848,855
INTERNATIONAL PERSONAL FINAN	COMMON STOCK GBP.1	94,136	251,477
INTERNET INITIATIVE JAPAN	COMMON STOCK	13,800	251,861
INTERPARFUMS SA	COMMON STOCK EUR3.	9,252	383,357
INTERPUMP GROUP SPA	COMMON STOCK EUR.52	23,473	738,456
INTERSHOP HOLDING AG	COMMON STOCK CHF10.0	181	90,448
INTERTEK GROUP PLC	COMMON STOCK GBP.01	28,685	2,013,213
INTERVEST OFFICES+WAREHOUSES	REIT	15,756	425,462
INTERXION HOLDING NV	COMMON STOCK EUR.1	12,966	764,086
INTESA SANPAOLO	COMMON STOCK EUR.52	2,173,671	7,214,771
INTESA SANPAOLO RSP	PREFERRED STOCK	180,939	577,434
INTL CONSOLIDATED AIRLINE DI	COMMON STOCK EUR.5	130,706	1,134,137
INTRUM JUSTITIA AB	COMMON STOCK SEK.02	17,549	649,534
INTU PROPERTIES PLC	REIT GBP.5	170,871	584,503
INVENTEC CORP	COMMON STOCK TWD10.	433,445	345,622
INVERSIONES AGUAS METROPOL	COMMON STOCK	219,181	416,279
INVESTA OFFICE FUND	REIT	144,594	514,193
INVESTEC LTD	COMMON STOCK ZAR.0002	43,698	316,552
INVESTEC PLC	COMMON STOCK GBP.0002	117,724	848,786
INVESTOR AB B SHS	COMMON STOCK SEK6.25	76,097	3,467,317
INVINCIBLE INVESTMENT CORP	REIT	882	374,973
IOI CORP BHD	COMMON STOCK MYR.1	638,932	716,702
IOI PROPERTIES GROUP BHD	COMMON STOCK MYR1.0	465,886	212,911
ION BEAM APPLICATIONS	COMMON STOCK	11,482	329,302
IOOF HOLDINGS LTD	COMMON STOCK	61,367	513,392
IPSEN	COMMON STOCK EUR1.	7,352	878,858
IPSOS	COMMON STOCK EUR.25	7,997	294,370
IRISH BANK RESOLUTION CORP	EUR0.16	6,915	—
IRISH CONTINENTAL GROUP PLC	UNIT EUR.065	53,433	370,291

IRPC PCL FOREIGN	FOREIGN SH. THB1.0 A	3,539,700	765,722
ISEKI + CO LTD	COMMON STOCK	7,600	191,641
ISETAN MITSUKOSHI HOLDINGS L	COMMON STOCK	61,660	762,278
ISRAEL CHEMICALS LTD	COMMON STOCK ILS1.	116,140	471,510
ISRAEL CORP LIMITED/THE	COMMON STOCK ILS1.	2,658	450,522
ISRAEL DISCOUNT BANK A	COMMON STOCK ILS.1	206,322	600,688
ISS A/S	COMMON STOCK DKK1.0	29,126	1,124,313
ISUZU MOTORS LTD	COMMON STOCK	99,000	1,655,938
ITALGAS SPA	COMMON STOCK	92,151	562,682
ITALIAN THAI DEVELOP FOREIGN	FOREIGN SH. THB1.0 A	1,456,746	177,009
ITAU CORPBANCA	ADR	24,273	326,229
ITAU UNIBANCO HOLDING S PREF	PREFERENCE	556,598	7,208,466
ITAUSA INVESTIMENTOS ITAU PR	PREFERENCE	731,716	2,380,303
ITAUSA INVESTIMENTOS ITAU SA	COMMON STOCK	481	1,522
ITE GROUP PLC	COMMON STOCK GBP.01	101,965	250,510
ITF FIN + SECS	THB10(ALIEN MKT)	2,750	—
ITO EN LTD	COMMON STOCK	13,700	539,055
ITOCHU CORP	COMMON STOCK	249,400	4,657,539
ITOCHU ENEX CO LTD	COMMON STOCK	18,700	179,759
ITOCHU SHOKUHIN CO LTD	COMMON STOCK	900	49,543
ITOCHU TECHNO SOLUTIONS CORP	COMMON STOCK	9,200	398,850
ITV PLC	COMMON STOCK GBP.1	653,917	1,458,680
IVANHOE MINES LTD CL A	COMMON STOCK	129,200	437,215
IWG PLC	COMMON STOCK	149,238	519,550
IYO BANK LTD/THE	COMMON STOCK	52,300	418,642
IZUMI CO LTD	COMMON STOCK	6,500	403,569
J FRONT RETAILING CO LTD	COMMON STOCK	48,500	912,602
J OIL MILLS INC	COMMON STOCK	6,500	227,032
JACCS CO LTD	COMMON STOCK	10,700	250,431
JAFCO CO LTD	COMMON STOCK	10,300	593,919
JAMCO CORP	COMMON STOCK	7,000	164,335
JAMES HARDIE INDUSTRIES CDI	CDI EUR.59	89,015	1,570,811
JAPAN AIRLINES CO LTD	COMMON STOCK	21,000	821,911
JAPAN AIRPORT TERMINAL CO	COMMON STOCK	7,900	293,208
JAPAN EXCHANGE GROUP INC	COMMON STOCK	97,600	1,691,196
JAPAN HOTEL REIT INVESTMENT	REIT	770	516,766
JAPAN LOGISTICS FUND INC	REIT	210	387,302
JAPAN PETROLEUM EXPLORATION	COMMON STOCK	7,500	198,622
JAPAN POST BANK CO LTD	COMMON STOCK	52,000	675,352
JAPAN POST HOLDINGS CO LTD	COMMON STOCK	252,300	2,892,466
JAPAN PRIME REALTY INVESTMEN	REIT	158	502,133
JAPAN PULP + PAPER CO LTD	COMMON STOCK	4,600	176,250
JAPAN REAL ESTATE INVESTMENT	REIT	240	1,139,769
JAPAN RETAIL FUND INVESTMENT	REIT	455	834,251
JAPAN STEEL WORKS LTD	COMMON STOCK	12,000	385,350
JAPAN TOBACCO INC	COMMON STOCK	177,000	5,702,103
JAPANESE YEN	FOREIGN CURRENCY	83,381,330	740,180
JARDINE CYCLE + CARRIAGE LTD	COMMON STOCK	20,360	619,284
JARDINE MATHESON HLDGS LTD	COMMON STOCK USD.25	35,300	2,143,233
JARDINE STRATEGIC HLDGS LTD	COMMON STOCK USD.05	36,000	1,424,984
JB HI FI LTD	COMMON STOCK	27,557	536,760
JBS SA	COMMON STOCK	136,697	403,882
JCDECAUX SA	COMMON STOCK	14,477	583,821
JD SPORTS FASHION PLC	COMMON STOCK GBP.0025	85,350	387,714
JD.COM INC ADR	ADR USD.00002	115,000	4,763,300
JEAN COUTU GROUP INC CLASS A	COMMON STOCK	17,400	339,126
JENOPTIK AG	COMMON STOCK	15,450	509,716
JEOL LTD	COMMON STOCK	37,000	209,252
JERONIMO MARTINS	COMMON STOCK EUR1.	39,225	762,362
JFE HOLDINGS INC	COMMON STOCK	88,300	2,121,998
JG SUMMIT HOLDINGS INC	COMMON STOCK PHP1.	648,400	935,492
JGC CORP	COMMON STOCK	35,000	676,159
JIANGSU EXPRESS CO LTD H	COMMON STOCK CNY1.0	310,000	471,811
JIANGXI COPPER CO LTD H	COMMON STOCK CNY1.0	284,000	449,693
JINKOSOLAR HOLDING CO ADR	ADR USD.00002	5,700	137,085
JM AB	COMMON STOCK SEK1.0	15,180	346,006
JOHNSON ELECTRIC HOLDINGS	COMMON STOCK HKD.05	92,500	387,479
JOHNSON MATTHEY PLC	COMMON STOCK GBP1.109245	33,968	1,412,969
JOLLIBEE FOODS CORP	COMMON STOCK PHP1.0	139,010	704,322
JOSHIN DENKI CO LTD	COMMON STOCK	7,500	266,224

JSE LTD	COMMON STOCK ZAR.1	19,674	244,507
JSR CORP	COMMON STOCK	35,000	689,387
JTEKT CORP	COMMON STOCK	38,300	658,487
JU TENG INTERNATIONAL HLDGS	COMMON STOCK HKD.1	355,500	115,858
JULIUS BAER GROUP LTD	COMMON STOCK CHF.02	39,174	2,394,859
JUMBO SA	COMMON STOCK EUR.88	26,107	466,323
JUMEI INTERNATIONAL ADR	ADR USD.00025	40,000	116,800
JUNGHEINRICH PRFD	PREFERENCE	11,292	533,312
JUPITER FUND MANAGEMENT	COMMON STOCK GBP.02	86,452	734,584
JUROKU BANK LTD/THE	COMMON STOCK	8,200	241,401
JUST EAT PLC	COMMON STOCK GBP.01	103,330	1,086,056
JUST ENERGY GROUP INC	COMMON STOCK	54,600	235,317
JUVENTUS FOOTBALL CLUB SPA	COMMON STOCK	658,879	604,779
JXTG HOLDINGS INC	COMMON STOCK	521,550	3,370,613
JYSKE BANK REG	COMMON STOCK DKK10.	12,178	691,600
K S AG REG	COMMON STOCK	34,169	851,692
K S HOLDINGS CORP	COMMON STOCK	16,400	420,233
K+O ENERGY GROUP INC	COMMON STOCK	11,500	193,053
KABU.COM SECURITIES CO LTD	COMMON STOCK	45,200	141,280
KADOKAWA DWANGO CORP	COMMON STOCK	12,600	155,600
KAGA ELECTRONICS CO LTD	COMMON STOCK	9,600	261,830
KAGOME CO LTD	COMMON STOCK	14,600	542,528
KAJIMA CORP	COMMON STOCK	157,000	1,509,234
KAKAKU.COM INC	COMMON STOCK	28,200	477,019
KAKAO CORP	COMMON STOCK KRW500.0	6,301	805,646
KAKEN PHARMACEUTICAL CO LTD	COMMON STOCK	7,700	397,504
KALBE FARMA TBK PT	COMMON STOCK IDR10.	6,248,500	778,649
KAMIGUMI CO LTD	COMMON STOCK	23,500	519,515
KANEKA CORP	COMMON STOCK	57,000	520,866
KANGWON LAND INC	COMMON STOCK KRW500.	21,760	707,253
KANSAI ELECTRIC POWER CO INC	COMMON STOCK	116,300	1,423,654
KANSAI PAINT CO LTD	COMMON STOCK	40,000	1,038,884
KAO CORP	COMMON STOCK	83,100	5,621,947
KAPPA CREATE CO LTD	COMMON STOCK	23,100	261,984
KAPSCH TRAFFICCOM AG	COMMON STOCK	5,077	304,600
KARDEMIR KARABUK DEMIR CL D	COMMON STOCK TRY1.	454,208	384,522
KAROON GAS AUSTRALIA LTD	COMMON STOCK	108,236	110,768
KASIKORNBANK PCL FOREIGN	FOREIGN SH. THB10.0 A	207,000	1,473,581
KASIKORNBANK PCL NVDR	NVDR THB10.0	92,600	659,196
KATAKURA INDUSTRIES CO LTD	COMMON STOCK	15,000	204,830
KATO SANGYO CO LTD	COMMON STOCK	7,100	260,550
KAWASAKI HEAVY INDUSTRIES	COMMON STOCK	26,300	922,024
KAWASAKI KISEN KAISHA LTD	COMMON STOCK	15,300	389,313
KAZ MINERALS PLC	COMMON STOCK GBP.2	50,569	607,297
KB FINANCIAL GROUP INC	COMMON STOCK KRW5000.	72,170	4,267,065
KBC ANCORA	COMMON STOCK	8,786	553,349
KBC GROUP NV	COMMON STOCK	40,833	3,481,678
KCC CORP	COMMON STOCK KRW5000.	1,147	408,141
KDDI CORP	COMMON STOCK	301,500	7,508,214
KEIHAN HOLDINGS CO LTD	COMMON STOCK	18,600	547,034
KEIKYU CORP	COMMON STOCK	38,500	739,141
KEIO CORP	COMMON STOCK	20,600	906,068
KEISEI ELECTRIC RAILWAY CO	COMMON STOCK	26,500	850,882
KEIYO BANK LTD/THE	COMMON STOCK	68,000	311,071
KEIYO CO LTD	COMMON STOCK	30,200	183,016
KELLER GROUP PLC	COMMON STOCK GBP.1	26,841	351,349
KEMIRA OYJ	COMMON STOCK	23,481	323,767
KENEDIX INC	COMMON STOCK	61,100	372,453
KENEDIX OFFICE INVESTMENT CO	REIT	87	493,946
KEPCO PLANT SERVICE + ENGINE	COMMON STOCK KRW200.0	5,163	195,656
KEPPEL CORP LTD	COMMON STOCK	250,100	1,370,869
KEPPEL REIT	REIT	462,593	436,850
KERING	COMMON STOCK EUR4.	12,848	6,061,666
KERRY GROUP PLC A	COMMON STOCK EUR.125	26,390	2,961,925
KERRY LOGISTICS NETWORK LTD	COMMON STOCK HKD.5	174,159	246,709
KERRY PROPERTIES LTD	COMMON STOCK HKD1.0	130,318	585,902
KERRY TJ LOGISTICS CO LTD	COMMON STOCK TWD10.	179,000	230,097
KESKO OYJ B SHS	COMMON STOCK	12,500	679,167
KEWPIE CORP	COMMON STOCK	16,400	437,547
KEY COFFEE INC	COMMON STOCK	2,800	54,019

KEYENCE CORP	COMMON STOCK	16,300	9,103,380
KEYERA CORP	COMMON STOCK	37,700	1,065,752
KGHM POLSKA MIEDZ SA	COMMON STOCK PLN10.	25,291	805,861
KHON KAEN SUGAR INDUSTRY PCL	FOREIGN SH. THB.5 A	2,820,500	403,299
KIA MOTORS CORP	COMMON STOCK KRW5000.0	45,050	1,409,086
KIATNAKIN BANK PCL FOR	FOREIGN SH. A	211,900	515,283
KIER GROUP PLC	COMMON STOCK GBP.01	24,845	365,598
KIKKOMAN CORP	COMMON STOCK	30,000	1,213,219
KILLAM APARTMENT REAL ESTATE	REIT	44,100	500,500
KIMBERLY CLARK DE MEXICO A	COMMON STOCK	312,400	552,773
KINDEN CORP	COMMON STOCK	27,600	449,377
KINDOM CONSTRUCTION CORP	COMMON STOCK TWD10.0	321,000	219,819
KINDRED GROUP PLC	SDR GBP.005	45,514	652,270
KINGBOARD CHEMICAL HOLDINGS	COMMON STOCK HKD.1	167,900	905,483
KINGDEE INTERNATIONAL SFTWR	COMMON STOCK HKD.025	858,000	481,043
KINGFISHER PLC	COMMON STOCK GBP.157143	383,739	1,752,733
KINGSOFT CORP LTD	COMMON STOCK USD.0005	171,000	566,915
KINGSPAN GROUP PLC	COMMON STOCK EUR.13	26,969	1,180,187
KINGSTON FINANCIAL GROUP LTD	COMMON STOCK HKD.02	718,000	687,429
KINNEVIK AB B	COMMON STOCK SEK.1	40,545	1,370,003
KINROSS GOLD CORP	COMMON STOCK	225,429	975,159
KINSUS INTERCONNECT TECH	COMMON STOCK TWD10.	82,180	149,721
KINTETSU GROUP HOLDINGS CO L	COMMON STOCK	31,500	1,204,885
KION GROUP AG	COMMON STOCK	12,333	1,064,893
KIRIN HOLDINGS CO LTD	COMMON STOCK	141,000	3,548,331
KIRKLAND LAKE GOLD LTD	COMMON STOCK	35,200	541,366
KITZ CORP	COMMON STOCK	27,400	211,518
KIWI PROPERTY GROUP LTD	COMMON STOCK	473,601	472,879
KIYO BANK LTD/THE	COMMON STOCK	24,200	402,371
KLABIN SA UNIT	UNIT	113,669	599,993
KLEPIERRE	REIT EUR1.4	36,849	1,621,718
KLOECKNER + CO SE	COMMON STOCK	23,843	293,343
KLOVERN AB B SHS	COMMON STOCK	274,865	359,595
KOBAYASHI PHARMACEUTICAL CO	COMMON STOCK	11,200	725,938
KOBE STEEL LTD	COMMON STOCK	55,000	510,360
KOC HOLDING AS	COMMON STOCK TRY1.	130,221	634,797
KOHNAN SHOJI CO LTD	COMMON STOCK	9,400	202,791
KOITO MANUFACTURING CO LTD	COMMON STOCK	18,700	1,315,219
KOLON LIFE SCIENCE INC	COMMON STOCK KRW500.0	1,771	173,767
KOMATSU LTD	COMMON STOCK	156,300	5,662,978
KOMERCNI BANKA AS	COMMON STOCK CZK100.0	17,054	733,140
KOMIPHARM INTERNATIONAL CO	COMMON STOCK KRW100.	9,992	356,914
KONAMI HOLDINGS CORP	COMMON STOCK	19,200	1,055,300
KONE OYJ B	COMMON STOCK	52,221	2,804,464
KONECRANES OYJ	COMMON STOCK EUR.5	12,057	551,292
KONICA MINOLTA INC	COMMON STOCK	87,500	842,358
KONINKLIJKE AHOLD DELHAIZE N	COMMON STOCK EUR.01	214,715	4,716,257
KONINKLIJKE BAM GROEP NV	COMMON STOCK EUR.1	54,379	250,066
KONINKLIJKE DSM NV	COMMON STOCK EUR1.5	30,108	2,872,320
KONINKLIJKE KPN NV	COMMON STOCK EUR.04	552,703	1,929,759
KONINKLIJKE PHILIPS NV	COMMON STOCK EUR.2	155,498	5,887,369
KONKA GROUP CO LTD B	COMMON STOCK CNY1.	142,100	56,718
KOREA AEROSPACE INDUSTRIES	COMMON STOCK KRW5000.	11,771	521,004
KOREA ELECTRIC POWER CORP	COMMON STOCK KRW5000.	46,350	1,651,682
KOREA GAS CORPORATION	COMMON STOCK KRW5000.	6,958	276,471
KOREA INVESTMENT HOLDINGS CO	COMMON STOCK KRW5000.	8,840	569,752
KOREA ZINC CO LTD	COMMON STOCK KRW5000.	1,910	878,716
KOREAN AIR LINES CO LTD	COMMON STOCK KRW5000.	10,564	333,379
KOREAN REINSURANCE CO	COMMON STOCK KRW500.	23,175	238,097
KOSE CORP	COMMON STOCK	5,600	874,641
KROTON EDUCACIONAL SA	COMMON STOCK	254,676	1,410,391
KRUNG THAI BANK PUB CO FOREI	FOREIGN SH. THB5.15 A	831,250	489,721
KT CORP	COMMON STOCK KRW5000.	9,524	269,075
KT+G CORP	COMMON STOCK KRW5000.	19,955	2,153,306
KUALA LUMPUR KEPONG BHD	COMMON STOCK MYR1.	99,296	613,271
KUBOTA CORP	COMMON STOCK	174,200	3,411,891
KUDELSKI SA BR	COMMON STOCK CHF8.0	11,759	145,030
KUEHNE NAGEL INTL AG REG	COMMON STOCK CHF1.0	10,321	1,823,872
KUMHO INDUSTRIAL CO LTD	COMMON STOCK KRW5000.	11,774	104,533
KUMHO PETROCHEMICAL CO LTD	COMMON STOCK KRW5000.0	3,811	354,869

KUMHO TIRE CO INC	COMMON STOCK KRW5000.	63,100	260,113
KUNGSLEDEN AB	COMMON STOCK SEK.42	51,360	373,202
KUNLUN ENERGY CO LTD	COMMON STOCK HKD.01	572,000	595,764
KURABO INDUSTRIES LTD	COMMON STOCK	60,000	194,858
KURARAY CO LTD	COMMON STOCK	63,100	1,191,267
KURITA WATER INDUSTRIES LTD	COMMON STOCK	21,100	685,639
KWANGJU BANK	COMMON STOCK KRW5000.0	30,115	337,084
KWS SAAT SE	COMMON STOCK EUR3.0	819	327,324
KYOCERA CORP	COMMON STOCK	53,700	3,509,589
KYODO PRINTING CO LTD	COMMON STOCK	6,600	211,782
KYORIN HOLDINGS INC	COMMON STOCK	12,400	231,350
KYORITSU MAINTENANCE CO LTD	COMMON STOCK	6,400	258,608
KYOWA EXEO CORP	COMMON STOCK	16,800	435,072
KYOWA HAKKO KIRIN CO LTD	COMMON STOCK	53,737	1,038,147
KYUDENKO CORP	COMMON STOCK	9,200	443,567
KYUSHU ELECTRIC POWER CO INC	COMMON STOCK	79,000	827,705
KYUSHU FINANCIAL GROUP INC	COMMON STOCK	72,100	435,876
KYUSHU RAILWAY COMPANY	COMMON STOCK	26,800	829,408
L OREAL	COMMON STOCK EUR.2	40,228	8,918,762
LADBROKES CORAL GROUP PLC	COMMON STOCK GBP.2833333	263,220	645,053
LAFARGE MALAYSIA BHD	COMMON STOCK MYR1.	97,080	149,512
LAFARGEHOLCIM LTD REG	COMMON STOCK CHF2.0	43,536	2,452,775
LAFARGEHOLCIM LTD REG	COMMON STOCK	30,695	1,730,333
LAGARDERE SCA	COMMON STOCK EUR6.1	24,129	773,629
LANCASHIRE HOLDINGS LTD	COMMON STOCK USD.5	42,643	393,186
LAND SECURITIES GROUP PLC	REIT GBP.1066667	135,667	1,843,477
LANDING INTERNATIONAL DEVELO	COMMON STOCK HKD.01	16,260,000	644,801
LANXESS AG	COMMON STOCK	17,116	1,362,010
LAO FENG XIANG CO LTD B	COMMON STOCK CNY1.	95,200	352,352
LAOX CO LTD	COMMON STOCK	12,700	65,292
LAR ESPANA REAL ESTATE SOCIM	REIT EUR2.0	49,865	531,497
LARGAN PRECISION CO LTD	COMMON STOCK TWD10.	19,799	2,666,385
LARSEN + TOUBRO GDR REG S	GDR	16,833	325,719
LATAM AIRLINES GROUP SP ADR	ADR	56,244	781,792
LAURENTIAN BANK OF CANADA	COMMON STOCK	10,100	455,687
LAWSON INC	COMMON STOCK	5,900	391,954
LEALEA ENTERPRISE	COMMON STOCK TWD10.	592,202	232,451
LEE + MAN PAPER MANUFACTURIN	COMMON STOCK HKD.025	346,000	408,879
LEG IMMOBILIEN AG	COMMON STOCK	10,245	1,170,296
LEGAL + GENERAL GROUP PLC	COMMON STOCK GBP.025	992,551	3,660,616
LEGRAND SA	COMMON STOCK EUR4.	44,406	3,416,728
LENDLEASE GROUP	STAPLED SECURITY	111,460	1,422,885
LENOVO GROUP LTD	COMMON STOCK	1,154,000	650,949
LEONARDO SPA	COMMON STOCK EUR4.4	91,905	1,093,619
LEONI AG	COMMON STOCK	6,343	473,498
LEONTEQ AG	COMMON STOCK CHF1.0	2,363	152,392
LEOPALACE21 CORP	COMMON STOCK	44,400	345,326
LEROY SEAFOOD GROUP ASA	COMMON STOCK NOK1.0	73,447	394,905
LF CORP	COMMON STOCK KRW5000.0	7,999	233,638
LG CHEM LTD	COMMON STOCK KRW5000.	8,611	3,254,062
LG CORP	COMMON STOCK KRW5000.	17,990	1,528,304
LG DISPLAY CO LTD	COMMON STOCK KRW5000.	41,960	1,171,733
LG ELECTRONICS INC	COMMON STOCK KRW5000.	19,698	1,949,031
LG HAUSYS LTD	COMMON STOCK KRW5000.	2,270	205,781
LG HOUSEHOLD + HEALTH CARE	COMMON STOCK KRW5000.0	1,927	2,136,337
LG INNOTEK CO LTD	COMMON STOCK KRW5000.0	3,489	467,349
LG INTERNATIONAL CORP	COMMON STOCK KRW5000.	9,695	245,696
LI + FUNG LTD	COMMON STOCK HKD.0125	1,034,000	566,602
LI NING CO LTD	COMMON STOCK HKD.1	379,541	307,007
LI PENG ENTERPRISE CO LTD	COMMON STOCK TWD10.	507,111	155,317
LIBERTY HOLDINGS LTD	COMMON STOCK ZAR.0833	25,336	253,855
LIFE HEALTHCARE GROUP HOLDIN	COMMON STOCK	257,258	576,280
LINAMAR CORP	COMMON STOCK	11,800	689,475
LINDE AG TENDER	COMMON STOCK	31,383	7,347,455
LINE CORP	COMMON STOCK	10,000	409,000
LINK ADMINISTRATION HOLDINGS	COMMON STOCK	98,561	650,635
LINK REIT	REIT	372,552	3,450,315
LION CORP	COMMON STOCK	42,000	793,060
LIPPO MALLS INDONESIA RETAIL	REIT	993,000	297,190
LITE ON TECHNOLOGY CORP	COMMON STOCK TWD10.	381,229	520,607

LIXIL GROUP CORP	COMMON STOCK	46,400	1,254,758
LLOYDS BANKING GROUP PLC	COMMON STOCK	12,003,847	11,013,024
LOBLAW COMPANIES LTD	COMMON STOCK	39,496	2,150,459
LOCALIZA RENT A CAR	COMMON STOCK	104,718	696,059
LOGITECH INTERNATIONAL REG	COMMON STOCK CHF.25	32,951	1,111,173
LOJAS AMERICANAS SA PREF	PREFERENCE	182,917	937,407
LOJAS RENNER S.A.	COMMON STOCK	134,750	1,436,751
LONDON STOCK EXCHANGE GROUP	COMMON STOCK GBP.06918605	52,990	2,718,398
LONG CHEN PAPER	COMMON STOCK TWD10.	478,090	669,274
LONGFOR PROPERTIES	COMMON STOCK HKD.1	290,500	727,475
LONMIN PLC	COMMON STOCK USD.0001	61,962	70,260
LONZA GROUP AG REG	COMMON STOCK CHF1.0	12,570	3,395,413
LOOKERS PLC	COMMON STOCK GBP.05	109,423	152,309
LOOMIS AB B	COMMON STOCK SEK5.0	16,415	688,669
LOTTE CHEMICAL CORP	COMMON STOCK KRW5000.0	2,940	1,008,376
LOTTE CONFECTIONERY CO LTD	COMMON STOCK KRW500.0	605	82,509
LOTTE CORP	COMMON STOCK KRW200.0	5,938	361,089
LOTTE FINE CHEMICAL CO LTD	COMMON STOCK KRW5000.0	6,024	364,984
LOTTE SHOPPING CO	COMMON STOCK KRW5000.	2,026	376,605
LPN DEVELOPMENT PCL FOREIGN	FOREIGN SH. THB1.0 A	478,900	193,970
LPP SA	COMMON STOCK PLN2.	246	628,881
LS CORP	COMMON STOCK KRW5000.0	5,495	371,931
LS INDUSTRIAL SYSTEMS	COMMON STOCK KRW5000.0	5,053	306,610
LSR GROUP PJSC GDR REGS	GDR RUB.25	97,218	266,844
LUCKY CEMENT	COMMON STOCK PKR10.	29,500	137,809
LUK FOOK HOLDINGS INTL LTD	COMMON STOCK HKD.1	98,000	419,821
LUKOIL PJSC SPON ADR	ADR RUB.025	81,449	4,695,535
LUNDBERGS AB B SHS	COMMON STOCK	7,438	556,468
LUNDIN MINING CORP	COMMON STOCK	131,700	878,736
LUNDIN PETROLEUM AB	COMMON STOCK SEK.01	46,737	1,071,355
LUOYANG GLASS COMPANY LTD H	COMMON STOCK CNY1.0	286,000	148,461
LUXOTTICA GROUP SPA	COMMON STOCK EUR.06	28,597	1,753,855
LVMH MOET HENNESSY LOUIS VUI	COMMON STOCK EUR.3	46,129	13,561,128
M3 INC	COMMON STOCK	38,500	1,348,126
M6 METROPOLE TELEVISION	COMMON STOCK EUR.4	13,370	345,685
MABUCHI MOTOR CO LTD	COMMON STOCK	11,500	620,942
MACQUARIE ATLAS ROADS GROUP	STAPLED SECURITY	149,958	735,458
MACQUARIE GROUP LTD	COMMON STOCK	51,681	4,016,557
MACQUARIE MEXICO REAL ESTATE	REIT	283,400	300,267
MACRONIX INTERNATIONAL	COMMON STOCK TWD10.	334,000	496,087
MAEDA CORP	COMMON STOCK	28,300	389,258
MAGAZINE LUIZA SA	COMMON STOCK	13,900	335,026
MAGELLAN FINANCIAL GROUP LTD	COMMON STOCK	22,914	482,613
MAGNA INTERNATIONAL INC	COMMON STOCK	70,112	3,986,415
MAGNIT PJSC SPON GDR REGS	GDR	58,531	1,600,906
MAGYAR TELEKOM TELECOMMUNICA	COMMON STOCK HUF100.	81,594	144,608
MAHINDRA + MAHINDRA SPON GDR	GDR	15,031	350,222
MAJESTIC WINE PLC	COMMON STOCK GBP.075	34,824	211,058
MAKITA CORP	COMMON STOCK	36,300	1,520,148
MALAYAN BANKING BHD	COMMON STOCK MYR1.	581,020	1,405,699
MALAYSIAN RESOURCES CORP BHD	COMMON STOCK MYR1.	1,514,800	419,413
MALAYSIAN RESOURCES CORP BHD	MALAYSIAN RESOURCES CW27	151,481	14,411
MALAYSIAN RINGGIT	FOREIGN CURRENCY	3,466,949	856,671
MAN GROUP PLC	COMMON STOCK USD.03428571	317,704	885,980
MAN SE	COMMON STOCK	6,345	727,130
MAN WAH HOLDINGS LTD	COMMON STOCK HKD.4	314,400	297,551
MANDO CORP	COMMON STOCK KRW5000.0	2,189	629,230
MANDOM CORP	COMMON STOCK	15,100	493,632
MANI INC	COMMON STOCK	8,700	264,701
MANULIFE FINANCIAL CORP	COMMON STOCK	333,091	6,970,467
MAPFRE SA	COMMON STOCK EUR.1	196,388	630,116
MAPLE LEAF FOODS INC	COMMON STOCK	26,800	766,173
MAPLETREE GREATER CHINA COMM	REIT	406,333	374,132
MAPLETREE INDUSTRIAL TRUST	REIT	327,393	497,595
MAPLETREE LOGISTICS TRUST 20	REIT	479,837	473,912
MARFRIG GLOBAL FOODS SA	COMMON STOCK	82,800	182,246
MARIELLA BURANI SPA	COMMON STOCK EUR.52	4,399	—
MARINE HARVEST	COMMON STOCK NOK7.5	74,244	1,261,628
MARKS + SPENCER GROUP PLC	COMMON STOCK GBP.25	285,887	1,214,805
MARR SPA	COMMON STOCK EUR.5	16,645	429,752

MARS ENGINEERING CORP	COMMON STOCK	6,200	138,287
MARTINREA INTERNATIONAL INC	COMMON STOCK	48,400	619,607
MARUBENI CORP	COMMON STOCK	282,000	2,048,107
MARUDAI FOOD CO LTD	COMMON STOCK	48,000	215,485
MARUHA NICHIRO CORP	COMMON STOCK	8,400	252,749
MARUI GROUP CO LTD	COMMON STOCK	44,200	807,783
MARUICHI STEEL TUBE LTD	COMMON STOCK	12,000	351,190
MARUSAN SECURITIES CO LTD	COMMON STOCK	34,900	312,065
MASRAF AL RAYAN	COMMON STOCK QAR10.	76,574	779,926
MASSMART HOLDINGS LTD	COMMON STOCK ZAR.01	25,179	283,706
MATAHARI DEPARTMENT STORE TB	COMMON STOCK	423,100	311,008
MATSUI SECURITIES CO LTD	COMMON STOCK	23,400	197,613
MATSUMOTOKIYOSHI HOLDINGS CO	COMMON STOCK	13,900	570,531
MATSUYA CO LTD	COMMON STOCK	11,900	163,769
MAX CO LTD	COMMON STOCK	16,800	240,580
MAXAR TECHNOLOGIES LTD	COMMON STOCK	10,004	646,094
MAXIS BHD	COMMON STOCK MYR.1	360,600	535,583
MAZAYA QATAR REAL ESTATE DEV	COMMON STOCK QAR10.0	100,666	238,167
MAZDA MOTOR CORP	COMMON STOCK	93,400	1,253,528
MBANK SA	COMMON STOCK PLN4.0	3,212	429,800
MCB BANK LTD	COMMON STOCK PKR10.	86,800	165,970
MCDONALD S HOLDINGS CO JAPAN	COMMON STOCK	11,900	523,504
MCUBS MIDCITY INVESTMENT COR	REIT	519	345,548
MEBUKI FINANCIAL GROUP INC	COMMON STOCK	180,700	765,433
MECHEL PJSC SPONSORED ADR	ADR	102,269	537,935
MEDIA NUSANTARA CITRA TBK PT	COMMON STOCK IDR100.	3,647,500	345,445
MEDIASET ESPANA COMUNICACION	COMMON STOCK EUR.5	39,515	443,382
MEDIASET SPA	COMMON STOCK EUR.52	142,669	552,921
MEDIATEK INC	COMMON STOCK TWD10.	269,165	2,653,416
MEDIBANK PRIVATE LTD	COMMON STOCK	494,195	1,270,441
MEDICLINIC INTERNATIONAL PLC	COMMON STOCK GBP.1	64,833	558,044
MEDINET NASR HOUSING	COMMON STOCK EGP1.0	362,955	217,610
MEDIOBANCA SPA	COMMON STOCK EUR.5	120,574	1,366,651
MEDIPAL HOLDINGS CORP	COMMON STOCK	31,400	615,063
MEDY TOX INC	COMMON STOCK KRW500.	1,610	728,332
MEG ENERGY CORP	COMMON STOCK	46,800	191,989
MEGA FINANCIAL HOLDING CO LT	COMMON STOCK TWD10.	1,727,361	1,396,268
MEGGITT PLC	COMMON STOCK GBP.05	134,015	869,420
MEGMILK SNOW BRAND CO LTD	COMMON STOCK	9,400	277,926
MEIDENSHA CORP	COMMON STOCK	53,000	219,312
MEIJI HOLDINGS CO LTD	COMMON STOCK	19,100	1,623,484
MEKONOMEN AB	COMMON STOCK SEK2.5	9,592	174,719
MELCO HOLDINGS INC	COMMON STOCK	8,400	288,995
MELCO INTERNATIONAL DEVELOP.	COMMON STOCK	149,000	436,798
MELCO RESORTS + ENTERT ADR	ADR USD.01	44,248	1,284,962
MELISRON	COMMON STOCK ILS1.0	9,748	462,929
MELROSE INDUSTRIES PLC	COMMON STOCK GBP.06857143	340,769	973,273
MERCK KGAA	COMMON STOCK	23,044	2,483,563
MERCURIES + ASSOCIATES HOLDI	COMMON STOCK TWD10.0	731,144	619,742
MERITZ SECURITIES CO LTD	COMMON STOCK KRW1000.0	84,619	360,904
MERLIN ENTERTAINMENT	COMMON STOCK GBP.01	127,138	622,699
MERLIN PROPERTIES SOCIMI SA	REIT EUR1.0	66,386	899,478
MERSEN (EX CARBON LORRAINE)	COMMON STOCK EUR2.	6,151	275,110
METALURGICA GERDAU SA PREF	PREFERENCE	137,159	238,449
METCASH LTD	COMMON STOCK	180,555	439,549
METHANEX CORP	COMMON STOCK	19,500	1,185,299
METRO AG	COMMON STOCK	32,888	657,406
METRO BANK PLC	COMMON STOCK GBP.000001	15,435	744,958
METRO INC	COMMON STOCK	44,100	1,416,677
METRO PACIFIC INVESTMENTS CO	COMMON STOCK PHP1.	1,614,000	221,784
METROPOLITAN BANK + TRUST	COMMON STOCK PHP20.	297,104	603,125
METSA SERLA B SHARES	COMMON STOCK EUR1.7	37,243	318,730
METSO OYJ	COMMON STOCK	18,995	648,502
MEXICAN PESO (NEW)	FOREIGN CURRENCY	5,967,958	305,025
MEXICHEM SAB DE CV	COMMON STOCK	249,486	620,607
MEYER BURGER TECHNOLOGY AG	COMMON STOCK CHF.05	131,747	225,663
MGM CHINA HOLDINGS LTD	COMMON STOCK HKD1.0	166,400	503,050
MICHELIN (CGDE)	COMMON STOCK EUR2.	31,909	4,574,406
MICRO FOCUS INTERNATIONAL	COMMON STOCK GBP.1	75,149	2,555,316
MICRO STAR INTERNATIONAL CO	COMMON STOCK TWD10.0	149,000	383,367

MILBON CO LTD	COMMON STOCK	10,800	362,713
MILLICOM INTL CELLULAR SDR	SDR USD1.5	17,251	1,166,854
MIMASU SEMICONDUCTOR INDUST	COMMON STOCK	18,200	347,469
MINEBEA MITSUMI INC	COMMON STOCK	73,500	1,542,520
MINERA FRISCO SAB DE CV A1	COMMON STOCK	181,061	105,682
MINERAL RESOURCES LTD	COMMON STOCK	43,583	719,090
MINISTOP CO LTD	COMMON STOCK	12,700	274,432
MINTH GROUP LTD	COMMON STOCK HKD.1	194,000	1,166,773
MIRACA HOLDINGS INC	COMMON STOCK	11,900	509,807
MIRAE ASSET DAEWOO CO LTD	COMMON STOCK KRW5000.0	83,006	711,293
MIRAIT HOLDINGS CORP	COMMON STOCK	18,000	268,021
MIRVAC GROUP	REIT	678,643	1,243,747
MISC BHD	COMMON STOCK MYR1.	163,240	299,285
MISUMI GROUP INC	COMMON STOCK	52,300	1,515,663
MITAC HOLDINGS CORP	COMMON STOCK TWD10.0	189,729	227,634
MITCHELLS + BUTLERS PLC	COMMON STOCK GBP.0854167	49,168	187,364
MITSUBISHI CHEMICAL HOLDINGS	COMMON STOCK	241,800	2,655,158
MITSUBISHI CORP	COMMON STOCK	246,700	6,819,493
MITSUBISHI ELECTRIC CORP	COMMON STOCK	326,000	5,417,941
MITSUBISHI ESTATE CO LTD	COMMON STOCK	207,000	3,597,503
MITSUBISHI GAS CHEMICAL CO	COMMON STOCK	36,000	1,035,901
MITSUBISHI HEAVY INDUSTRIES	COMMON STOCK	50,800	1,896,991
MITSUBISHI LOGISTICS CORP	COMMON STOCK	12,500	324,199
MITSUBISHI MATERIALS CORP	COMMON STOCK	21,700	772,730
MITSUBISHI MOTORS CORP	COMMON STOCK	106,700	771,229
MITSUBISHI PENCIL CO LTD	COMMON STOCK	9,500	207,469
MITSUBISHI TANABE PHARMA	COMMON STOCK	38,000	783,471
MITSUBISHI UFJ FINANCIAL GRO	COMMON STOCK	1,987,400	14,585,581
MITSUBISHI UFJ LEASE + FINAN	COMMON STOCK	60,300	359,302
MITSUBOSHI BELTING LTD	COMMON STOCK	29,000	397,825
MITSUI + CO LTD	COMMON STOCK	283,100	4,598,794
MITSUI CHEMICALS INC	COMMON STOCK	33,400	1,075,205
MITSUI E+S HOLDINGS CO LTD	COMMON STOCK	14,800	221,501
MITSUI FUDOSAN CO LTD	COMMON STOCK	144,000	3,228,900
MITSUI HOME CO LTD	COMMON STOCK	14,000	96,667
MITSUI MINING + SMELTING CO	COMMON STOCK	12,300	716,264
MITSUI OSK LINES LTD	COMMON STOCK	20,900	697,914
MITSUI SOKO HOLDINGS CO LTD	COMMON STOCK	60,000	205,522
MITSUI SUGAR CO LTD	COMMON STOCK	7,600	320,999
MIURA CO LTD	COMMON STOCK	18,500	498,629
MIXI INC	COMMON STOCK	10,100	453,774
MIYAZAKI BANK LTD/THE	COMMON STOCK	6,200	211,175
MIZRAHI TEFAHOT BANK LTD	COMMON STOCK ILS.1	27,932	515,863
MIZUHO FINANCIAL GROUP INC	COMMON STOCK	3,924,800	7,130,637
MIZUNO CORP	COMMON STOCK	6,400	188,367
MLP SE	COMMON STOCK	74,650	504,054
MMC NORILSK NICKEL PJSC ADR	DEPOSITORY RECEIPT	96,021	1,815,757
MMC NORILSK NICKEL PJSC ADR	ADR	5,600	104,499
MMI HOLDINGS LTD	COMMON STOCK ZAR.000001	210,527	357,143
MOBILE TELESYSTEMS SP ADR	ADR	104,957	1,069,512
MOBIMO HOLDING AG REG	COMMON STOCK CHF29.0	1,507	404,233
MOCHIDA PHARMACEUTICAL CO	COMMON STOCK	3,400	259,641
MODERN TIMES GROUP B SHS	COMMON STOCK SEK5.0	12,724	535,777
MOL HUNGARIAN OIL AND GAS PL	COMMON STOCK HUF125.0	63,462	738,261
MOMO INC SPON ADR	ADR USD.0001	19,700	482,256
MONADELPHOUS GROUP LTD	COMMON STOCK	27,293	369,817
MONCLER SPA	COMMON STOCK	31,503	985,015
MONDI LTD	COMMON STOCK	18,955	488,059
MONDI PLC	COMMON STOCK EUR.2	61,458	1,605,381
MONEYSUPERMARKET.COM	COMMON STOCK GBP.0002	143,817	692,169
MONOTARO CO LTD	COMMON STOCK	12,400	395,719
MORGAN ADVANCED MATERIALS PL	COMMON STOCK GBP.25	115,207	523,625
MORI HILLS REIT INVESTMENT C	REIT	365	441,261
MORINAGA + CO LTD	COMMON STOCK	9,600	486,665
MORINAGA MILK INDUSTRY CO	COMMON STOCK	7,600	344,118
MORNEAU SHEPELL INC	COMMON STOCK	7,700	137,045
MOROCCAN DIRHAM	FOREIGN CURRENCY	19,944	2,134
MORPHOSYS AG	COMMON STOCK	5,798	531,175
MOS FOOD SERVICES INC	COMMON STOCK	11,000	335,306
MOSCOW EXCHANGE MICEX RTS PJ	COMMON STOCK RUB1.0	223,970	422,488

	MOTA ENGIL SGPS SA	COMMON STOCK EUR1.	58,566	257,542
	MOTECH INDUSTRIES INC	COMMON STOCK TWD10.	140,232	105,727
	MR PRICE GROUP LTD	COMMON STOCK ZAR.00025	43,472	859,258
	MRV ENGENHARIA	COMMON STOCK	71,984	325,849
	MS+AD INSURANCE GROUP HOLDIN	COMMON STOCK	75,900	2,570,546
	MSCI EAFE MAR18	IFUS 20180316	30,150	1,472,655
	MSCI EMGMKT MAR18	IFUS 20180316	2,600	165,360
	MSCI TAIWAN INDEX JAN18	XSIM 20180130	5,500	29,243
	MTN GROUP LTD	COMMON STOCK ZAR.0001	278,283	3,074,168
	MTR CORP	COMMON STOCK	239,037	1,399,893
	MTU AERO ENGINES AG	COMMON STOCK	9,538	1,707,283
	MUENCHENER RUECKVER AG REG	COMMON STOCK	27,084	5,876,191
	MULLEN GROUP LTD	COMMON STOCK	28,100	353,002
	MURATA MANUFACTURING CO LTD	COMMON STOCK	32,000	4,277,893
	MURRAY + ROBERTS HOLDINGS	COMMON STOCK ZAR.1	132,969	130,064
	MYTILINEOS HOLDINGS S.A.	COMMON STOCK EUR.97	20,869	228,840
	NABTESCO CORP	COMMON STOCK	22,900	878,555
	NAGAILEBEN CO LTD	COMMON STOCK	13,600	341,616
	NAGASE + CO LTD	COMMON STOCK	22,500	403,994
	NAGOYA RAILROAD CO LTD	COMMON STOCK	29,800	750,127
	NAMCHOW HOLDINGS CO LTD	COMMON STOCK TWD10.0	77,000	164,819
	NAMPAK LTD	COMMON STOCK ZAR.05	139,717	182,990
	NAN YA PLASTICS CORP	COMMON STOCK TWD10.0	840,986	2,200,384
	NAN YA PRINTED CIRCUIT BOARD	COMMON STOCK TWD10.	113,988	100,090
	NANJING PANDA ELECTRONICS H	COMMON STOCK CNY1.0	144,000	86,706
	NANKAI ELECTRIC RAILWAY CO	COMMON STOCK	20,000	495,336
	NANTO BANK LTD/THE	COMMON STOCK	10,300	276,588
	NASPERS LTD N SHS	COMMON STOCK ZAR.02	74,403	20,718,302
	NATIONAL AUSTRALIA BANK LTD	COMMON STOCK	438,741	10,117,396
	NATIONAL BANK OF CANADA	COMMON STOCK	57,870	2,896,849
	NATIONAL BANK OF GREECE	COMMON STOCK EUR.3	929,642	354,204
	NATIONAL EXPRESS GROUP PLC	COMMON STOCK GBP.05	99,679	512,360
	NATIONAL GRID PLC	COMMON STOCK GBP.1243129	553,919	6,519,409
*	NATIXIS	COMMON STOCK	175,499	1,389,447
	NATURA COSMETICOS SA	COMMON STOCK	36,900	366,872
	NAVER CORP	COMMON STOCK KRW500.	4,863	3,948,416
	NAVIGATOR CO SA/THE	COMMON STOCK NPV	82,340	419,931
	NCC AB B SHS	COMMON STOCK SEK8.0	17,681	339,318
	NCSOFT CORP	COMMON STOCK KRW500.0	3,156	1,318,444
	NEC CORP	COMMON STOCK	46,300	1,249,655
	NEC NETWORKS + SYSTEM INTEGR	COMMON STOCK	7,200	190,045
	NEDBANK GROUP LTD	COMMON STOCK ZAR1.0	34,644	716,577
	NEO TELEMEDIA LTD	COMMON STOCK HKD.01	3,940,000	120,962
	NEOPOST SA	COMMON STOCK EUR1.0	8,525	244,937
	NEPI ROCKCASTLE PLC	COMMON STOCK	54,019	931,899
	NESTE OYJ	COMMON STOCK	23,823	1,525,760
	NESTLE SA REG	COMMON STOCK CHF.1	516,875	44,413,890
	NET ONE SYSTEMS CO LTD	COMMON STOCK	19,000	290,328
	NETCARE LTD	COMMON STOCK ZAR.01	226,837	460,641
	NETDRAGON WEBSOFT HOLDINGS L	COMMON STOCK USD.01	165,000	456,413
	NETEASE INC ADR	ADR USD.0001	13,500	4,658,445
	NETMARBLE GAMES CORP	COMMON STOCK KRW100.0	3,079	540,960
	NETS A/S	COMMON STOCK DKK1.0	16,097	423,668
	NEW CHINA LIFE INSURANCE C H	COMMON STOCK CNY1.0	144,500	982,526
	NEW FLYER INDUSTRIES INC	COMMON STOCK	11,000	474,081
	NEW GOLD INC	COMMON STOCK	119,800	394,887
	NEW ISRAELI SHEQEL	FOREIGN CURRENCY	1,274,999	367,260
	NEW ORIENTAL EDUCATIO SP ADR	ADR USD.01	23,100	2,171,400
	NEW TAIWAN DOLLAR	FOREIGN CURRENCY	183,983,744	6,182,561
	NEW WORLD DEVELOPMENT	COMMON STOCK	1,041,447	1,563,853
	NEW ZEALAND DOLLAR	FOREIGN CURRENCY	177,330	126,117
	NEWCREST MINING LTD	COMMON STOCK	134,861	2,402,015
	NEX GROUP PLC	COMMON STOCK GBP.175	61,169	501,743
	NEXANS SA	COMMON STOCK EUR1.	6,394	391,671
	NEXITY	COMMON STOCK EUR5.0	8,083	481,490
	NEXON CO LTD	COMMON STOCK	35,400	1,028,957
	NEXT PLC	COMMON STOCK GBP.1	24,779	1,520,106
	NEXTDC LTD	COMMON STOCK	145,754	683,167
	NEXTEER AUTOMOTIVE GROUP LTD	COMMON STOCK HKD.1	159,000	377,938
	NGK INSULATORS LTD	COMMON STOCK	47,000	886,438

NGK SPARK PLUG CO LTD	COMMON STOCK	34,600	841,567
NH FOODS LTD	COMMON STOCK	34,000	826,406
NH INVESTMENT + SECURITIES C	COMMON STOCK KRW5000.0	35,706	462,919
NHK SPRING CO LTD	COMMON STOCK	33,700	370,514
NHN ENTERTAINMENT CORP	COMMON STOCK KRW500.	5,376	342,890
NIBE INDUSTRIER AB B SHS	COMMON STOCK SEK.1562	77,874	747,416
NICE LTD	COMMON STOCK ILS1.0	8,269	756,522
NICE LTD SPON ADR	ADR	4,220	387,860
NICHI IKO PHARMACEUTICAL CO	COMMON STOCK	19,700	303,887
NICHIAS CORP	COMMON STOCK	31,000	412,719
NICHIHA CORP	COMMON STOCK	9,200	385,278
NICHIIGAKKAN CO LTD	COMMON STOCK	12,500	159,706
NICHIREI CORP	COMMON STOCK	21,000	580,047
NIDEC CORP	COMMON STOCK	39,900	5,602,149
NIEN MADE ENTERPRISE CO LTD	COMMON STOCK TWD10.0	32,000	341,920
NIFCO INC	COMMON STOCK	8,600	587,241
NIHON KOHDEN CORP	COMMON STOCK	16,200	376,124
NIHON M+A CENTER INC	COMMON STOCK	13,900	662,685
NIHON NOHYAKU CO LTD	COMMON STOCK	38,600	228,401
NIKKISO CO LTD	COMMON STOCK	17,700	193,497
NIKON CORP	COMMON STOCK	57,600	1,159,189
NILFISK HOLDING A/S	COMMON STOCK DKK20.0	6,401	375,163
NINE DRAGONS PAPER HOLDINGS	COMMON STOCK HKD.1	336,000	537,978
NINTENDO CO LTD	COMMON STOCK	19,300	7,027,762
NIPPON ACCOMMODATIONS FUND	REIT	99	408,108
NIPPON BEET SUGAR MFG CO LTD	COMMON STOCK	10,500	254,132
NIPPON BUILDING FUND INC	REIT	230	1,125,514
NIPPON CERAMIC CO LTD	COMMON STOCK	12,200	313,348
NIPPON DENSETSU KOGYO CO LTD	COMMON STOCK	14,200	306,974
NIPPON ELECTRIC GLASS CO LTD	COMMON STOCK	15,900	607,127
NIPPON EXPRESS CO LTD	COMMON STOCK	15,000	996,326
NIPPON FLOUR MILLS CO LTD	COMMON STOCK	15,000	229,948
NIPPON KANZAI CO LTD	COMMON STOCK	15,200	277,498
NIPPON KAYAKU CO LTD	COMMON STOCK	31,700	470,018
NIPPON PAINT HOLDINGS CO LTD	COMMON STOCK	30,800	970,936
NIPPON PAPER INDUSTRIES CO L	COMMON STOCK	27,400	520,601
NIPPON SHARYO LTD	COMMON STOCK	71,000	213,548
NIPPON SHEET GLASS CO LTD	COMMON STOCK	26,500	240,532
NIPPON SHINYAKU CO LTD	COMMON STOCK	9,600	713,468
NIPPON SHOKUBAI CO LTD	COMMON STOCK	5,900	398,719
NIPPON SIGNAL COMPANY LTD	COMMON STOCK	12,700	134,614
NIPPON SODA CO LTD	COMMON STOCK	40,000	265,963
NIPPON STEEL + SUMITOMO META	COMMON STOCK	125,500	3,221,978
NIPPON SUISAN KAISHA LTD	COMMON STOCK	57,500	300,700
NIPPON TELEGRAPH + TELEPHONE	COMMON STOCK	115,100	5,417,298
NIPPON YUSEN KK	COMMON STOCK	33,300	811,713
NIPRO CORP	COMMON STOCK	28,300	418,842
NISHAT MILLS LTD	COMMON STOCK PKR10.	84,500	113,483
NISHI NIPPON FINANCIAL HOLDI	COMMON STOCK	29,900	358,473
NISHIMATSU CONSTRUCTION CO	COMMON STOCK	13,100	367,568
NISHIMATSUYA CHAIN CO LTD	COMMON STOCK	21,200	235,686
NISSAN CHEMICAL INDUSTRIES	COMMON STOCK	22,600	900,826
NISSAN MOTOR CO LTD	COMMON STOCK	372,100	3,711,733
NISSHA CO LTD	COMMON STOCK	8,600	249,083
NISSHIN SEIFUN GROUP INC	COMMON STOCK	37,500	756,095
NISSHIN STEEL CO LTD	COMMON STOCK	14,200	233,132
NISSHINBO HOLDINGS INC	COMMON STOCK	33,000	446,798
NISSIN CORP	COMMON STOCK	10,000	280,270
NISSIN FOODS HOLDINGS CO LTD	COMMON STOCK	12,000	875,129
NITORI HOLDINGS CO LTD	COMMON STOCK NPV	13,800	1,968,126
NITTA CORP	COMMON STOCK	9,100	349,132
NITTO BOSEKI CO LTD	COMMON STOCK	8,800	253,999
NITTO DENKO CORP	COMMON STOCK	28,900	2,569,336
NITTO KOGYO CORP	COMMON STOCK	12,900	207,012
NITTO KOHKI CO LTD	COMMON STOCK	9,100	230,867
NKT A/S	COMMON STOCK DKK20.0	6,478	295,920
NMC HEALTH PLC	COMMON STOCK GBP.1	16,273	635,006
NN GROUP NV	COMMON STOCK	48,514	2,099,362
NOBIA AB	COMMON STOCK SEK.33	40,512	342,897
NOBLE GROUP LTD	COMMON STOCK HKD2.5	254,151	38,054

NOF CORP	COMMON STOCK	16,000	429,778
NOHMI BOSAI LTD	COMMON STOCK	16,000	291,073
NOK CORP	COMMON STOCK	15,100	351,781
NOKIA OYJ	COMMON STOCK	728,403	3,404,946
NOKIA OYJ	COMMON STOCK NPV	247,661	1,159,465
NOKIAN RENKAAT OYJ	COMMON STOCK	19,169	868,941
NOMURA HOLDINGS INC	COMMON STOCK	613,000	3,620,541
NOMURA REAL ESTATE HOLDINGS	COMMON STOCK	26,500	594,388
NOMURA REAL ESTATE MASTER FU	REIT	643	798,522
NOMURA RESEARCH INSTITUTE LT	COMMON STOCK	25,800	1,198,674
NONG SHIM HOLDINGS CO	COMMON STOCK KRW5000.	2,210	236,284
NONGSHIM CO LTD	COMMON STOCK KRW5000.	854	282,354
NORBORD INC	COMMON STOCK	16,850	572,224
NORDEA BANK AB	COMMON STOCK SEK1.0	499,476	6,056,446
NORDEX SE	COMMON STOCK	18,175	193,605
NORDIC NANOVECTOR ASA	COMMON STOCK NOK.2	15,456	153,082
NORITZ CORP	COMMON STOCK	10,200	199,908
NORMA GROUP SE	COMMON STOCK	7,345	490,831
NORSK HYDRO ASA	COMMON STOCK NOK1.098	240,366	1,824,222
NORSTAR HOLDINGS INC	COMMON STOCK USD1.0	10,014	205,331
NORTH PACIFIC BANK LTD	COMMON STOCK	69,600	232,617
NORTH WEST CO INC/THE	COMMON STOCK	16,100	386,390
NORTHAM PLATINUM LTD	COMMON STOCK ZAR.0001	80,931	341,987
NORTHERN STAR RESOURCES LTD	COMMON STOCK	134,706	639,532
NORTHGATE PLC	COMMON STOCK GBP.5	49,138	252,789
NORTHLAND POWER INC	COMMON STOCK	30,300	564,671
NORTHVIEW APARTMENT REAL EST	REIT	16,800	335,075
NORWEGIAN AIR SHUTTLE AS	COMMON STOCK NOK.1	7,652	164,640
NORWEGIAN KRONE	FOREIGN CURRENCY	4,233,592	517,595
NOS SGPS	COMMON STOCK EUR.01	64,686	425,653
NOVAGOLD RESOURCES INC	COMMON STOCK	68,400	269,680
NOVARTIS AG REG	COMMON STOCK CHF.5	366,673	30,997,586
NOVATEK MICROELECTRONICS COR	COMMON STOCK TWD10.	109,822	418,277
NOVATEK PJSC SPONS GDR REG S	GDR	16,914	2,032,418
NOVO NORDISK A/S B	COMMON STOCK DKK.2	313,782	16,875,967
NOVOLIPETSK STEEL PJSC	COMMON STOCK RUB1.0	162,980	417,449
NOVOZYMES A/S B SHARES	COMMON STOCK DKK2.0	43,007	2,458,620
NSD CO LTD	COMMON STOCK	19,200	408,710
NSI NV	REIT EUR.46	13,125	547,763
NSK LTD	COMMON STOCK	64,100	1,009,834
NTN CORP	COMMON STOCK	90,400	447,808
NTT DATA CORP	COMMON STOCK	106,500	1,264,219
NTT DOCOMO INC	COMMON STOCK	223,100	5,271,191
NTT URBAN DEVELOPMENT CORP	COMMON STOCK	25,000	289,486
NUFARM LTD	COMMON STOCK	64,222	437,829
NUVISTA ENERGY LTD	COMMON STOCK	48,200	308,523
NWS HOLDINGS LTD	COMMON STOCK HKD1.0	265,371	477,851
NXP SEMICONDUCTORS NV	COMMON STOCK	56,315	6,593,923
NYRSTAR NV	COMMON STOCK	24,315	195,796
OBAYASHI CORP	COMMON STOCK	113,800	1,376,439
OBIC CO LTD	COMMON STOCK	13,300	977,905
OBRASCON HUARTE LAIN S.A.	COMMON STOCK EUR.6	45,250	270,516
OBSIDIAN ENERGY LTD	COMMON STOCK	164,785	205,167
OC OERLIKON CORP AG REG	COMMON STOCK CHF1.0	42,769	720,188
OCADO GROUP PLC	COMMON STOCK GBP.02	124,056	664,330
OCEANAGOLD CORP	COMMON STOCK	142,700	367,869
OCI CO LTD	COMMON STOCK KRW5000.	3,630	461,590
OCI NV	COMMON STOCK EUR.02	15,131	381,990
ODAKYU ELECTRIC RAILWAY CO	COMMON STOCK	53,000	1,132,934
ODONTOPREV S.A.	COMMON STOCK	150,712	720,885
OIL + GAS DEVELOPMENT CO LTD	COMMON STOCK PKR10.	81,000	118,913
OIL SEARCH LTD	COMMON STOCK	240,856	1,468,759
OILES CORP	COMMON STOCK	15,900	317,458
OITA BANK LTD/THE	COMMON STOCK	7,300	283,576
OJI HOLDINGS CORP	COMMON STOCK	131,000	871,024
OKAMOTO INDUSTRIES INC	COMMON STOCK	19,000	192,172
OKI ELECTRIC INDUSTRY CO LTD	COMMON STOCK	22,700	318,222
OKINAWA ELECTRIC POWER CO	COMMON STOCK	11,550	300,370
OKUMA CORP	COMMON STOCK	7,200	478,921
OLD MUTUAL PLC	COMMON STOCK GBP.1142857	813,105	2,547,813

OLYMPUS CORP	COMMON STOCK	48,200	1,845,894
OMRON CORP	COMMON STOCK	33,700	2,007,683
OMV AG	COMMON STOCK	26,382	1,672,778
ONEX CORPORATION	COMMON STOCK	15,355	1,129,796
ONO PHARMACEUTICAL CO LTD	COMMON STOCK	72,200	1,680,737
ONTEX GROUP NV	COMMON STOCK	17,994	594,931
ONWARD HOLDINGS CO LTD	COMMON STOCK	31,300	270,992
OOREDOO QPSC	COMMON STOCK QAR10.0	18,038	450,541
OPAP SA	COMMON STOCK EUR.3	39,340	495,419
OPEN HOUSE CO LTD	COMMON STOCK	5,800	311,535
OPEN TEXT CORP	COMMON STOCK	45,300	1,616,476
OPHIR ENERGY PLC	COMMON STOCK GBP.0025	193,366	176,585
ORACLE CORP JAPAN	COMMON STOCK	7,300	605,427
ORANGE	COMMON STOCK EUR4.	327,093	5,680,499
ORANGE BELGIUM	COMMON STOCK	19,517	409,768
ORBOTECH LTD	COMMON STOCK USD.14	9,273	465,876
ORICA LTD	COMMON STOCK	67,281	951,757
ORIENT CORP	COMMON STOCK	188,800	301,375
ORIENTAL LAND CO LTD	COMMON STOCK	35,000	3,191,511
ORIENTAL WEAVERS	COMMON STOCK EGP1.0	361,259	338,909
ORIFLAME HOLDING AG	COMMON STOCK CHF1.5	11,021	455,378
ORIGIN ENERGY LTD	COMMON STOCK	319,861	2,358,129
ORIOLA CORP B	COMMON STOCK	57,766	193,545
ORION CORP/REPUBLIC OF KOREA	COMMON STOCK KRW500.0	4,671	456,284
ORION HOLDINGS CORP	COMMON STOCK KRW500.0	5,427	135,098
ORION OYJ CLASS B	COMMON STOCK EUR.65	18,047	672,628
ORIX CORP	COMMON STOCK	226,400	3,828,887
ORIX JREIT INC	REIT	494	684,612
ORKLA ASA	COMMON STOCK NOK1.25	139,022	1,479,393
ORORA LTD	COMMON STOCK	278,496	737,778
ORPEA	COMMON STOCK EUR1.25	9,095	1,073,416
ORSTED A/S	COMMON STOCK DKK10.0	31,215	1,701,795
OSAKA GAS CO LTD	COMMON STOCK	67,200	1,293,617
OSAKA TITANIUM TECHNOLOGIES	COMMON STOCK	8,200	150,555
OSISKO GOLD ROYALTIES LTD	COMMON STOCK	37,426	433,717
OSRAM LICHT AG	COMMON STOCK	17,150	1,536,715
OTELLO CORP ASA	COMMON STOCK NOK.02	40,071	128,343
OTOKAR OTOMOTIV VE SAVUNMA	COMMON STOCK TRY1.	4,958	161,723
OTP BANK PLC	COMMON STOCK HUF100.	39,730	1,645,111
OTSUKA CORP	COMMON STOCK	8,700	666,592
OTSUKA HOLDINGS CO LTD	COMMON STOCK	65,800	2,882,211
OUTOKUMPU OYJ	COMMON STOCK	58,386	542,312
OUTOTEC OYJ	COMMON STOCK	30,332	257,659
OVERSEA CHINESE BANKING CORP	COMMON STOCK	515,428	4,765,764
OYO CORP	COMMON STOCK	11,300	144,948
OZ MINERALS LTD	COMMON STOCK	73,233	523,662
PACIFIC BASIN SHIPPING LTD	COMMON STOCK USD.01	1,079,000	233,240
PACIFIC METALS CO LTD	COMMON STOCK	5,500	152,584
PACIFIC TEXTILES HOLDINGS	COMMON STOCK HKD.001	259,000	273,297
PADDY POWER BETFAIR PLC	COMMON STOCK EUR.09	13,711	1,636,240
PAGEGROUP PLC	COMMON STOCK GBP.01	84,584	531,415
PAKISTAN RUPEE	FOREIGN CURRENCY	13,913,215	126,083
PAKISTAN STATE OIL CO LTD	COMMON STOCK PKR10.	53,550	142,239
PAN AMERICAN SILVER CORP	COMMON STOCK	41,796	653,151
PAN INTERNATIONAL INDUSTRIAL	COMMON STOCK TWD10.	223,678	189,993
PANALPINA WELTTRANSPORT REG	COMMON STOCK CHF.1	2,655	411,605
PANASONIC CORP	COMMON STOCK	369,500	5,412,338
PANDORA A/S	COMMON STOCK DKK.01	18,412	2,005,160
PAPELES Y CARTONES DE EUROPA	COMMON STOCK EUR2.0	30,183	410,369
PARADISE CO LTD	COMMON STOCK KRW500.	13,634	283,584
PARAGON BANKING GROUP PLC	COMMON STOCK GBP1.0	65,784	435,279
PARAMOUNT BED HOLDINGS CO LT	COMMON STOCK	7,500	371,206
PARAMOUNT RESOURCES LTD A	COMMON STOCK	23,600	365,786
PARGESA HOLDING SA BR	COMMON STOCK CHF20.0	6,680	578,692
PARK24 CO LTD	COMMON STOCK	18,700	447,487
PARKLAND FUEL CORP	COMMON STOCK	27,800	595,738
PARKWAYLIFE REAL ESTATE	REIT	8,500	18,996
PARQUE ARAUCO S.A.	COMMON STOCK	350,653	1,086,204
PARROT SA	COMMON STOCK EUR.1524	9,603	101,686
PARTNER COMMUNICATIONS CO	COMMON STOCK ILS.01	67,396	421,555

PARTNERS GROUP HOLDING AG	COMMON STOCK CHF.01	3,041	2,083,695
PASON SYSTEMS INC	COMMON STOCK	25,700	373,106
PAX GLOBAL TECHNOLOGY LTD	COMMON STOCK HKD.1	239,000	107,175
PCCW LTD	COMMON STOCK	955,000	554,249
PEAB AB	COMMON STOCK SEK5.35	50,357	433,902
PEARSON PLC	COMMON STOCK GBP.25	144,826	1,438,310
PEGATRON CORP	COMMON STOCK TWD10.	435,853	1,053,396
PEMBINA PIPELINE CORP	COMMON STOCK	84,250	3,060,152
PENGROWTH ENERGY CORP	COMMON STOCK	190,400	151,961
PENNON GROUP PLC	COMMON STOCK GBP.407	69,198	729,730
PENTA OCEAN CONSTRUCTION CO	COMMON STOCK	65,600	489,286
PEOPLE S INSURANCE CO GROU H	COMMON STOCK CNY1.0	1,181,000	579,284
PEPTIDREAM INC	COMMON STOCK	15,200	520,051
PERNOD RICARD SA	COMMON STOCK EUR1.55	35,641	5,646,109
PERPETUAL LTD	COMMON STOCK	10,102	381,052
PERSIMMON PLC	COMMON STOCK GBP.1	53,252	1,970,310
PERSOL HOLDINGS CO LTD	COMMON STOCK	33,400	837,565
PERUSAHAAN GAS NEGARA PERSER	COMMON STOCK IDR100.	2,371,000	305,233
PETROBRAS PETROLEO BRAS	COMMON STOCK	487,303	2,496,421
PETROBRAS PETROLEO BRAS PR	PREFERENCE	680,717	3,329,404
PETROCHINA CO LTD H	COMMON STOCK CNY1.0	3,588,000	2,502,465
PETROFAC LTD	COMMON STOCK USD.02	50,799	350,308
PETROLEUM GEO SERVICES	COMMON STOCK NOK3.	57,917	118,343
PETRONAS CHEMICALS GROUP BHD	COMMON STOCK MYR.1	435,300	827,208
PETRONAS DAGANGAN BHD	COMMON STOCK MYR1.	67,000	401,554
PETRONAS GAS BHD	COMMON STOCK MYR1.	98,700	426,222
PEUGEOT SA	COMMON STOCK EUR1.	98,228	1,996,942
PEYTO EXPLORATION + DEV CORP	COMMON STOCK	32,500	389,860
PFEIFFER VACUUM TECHNOLOGY	COMMON STOCK	3,406	637,042
PGE SA	COMMON STOCK PLN10.25	145,687	505,131
PHARMA MAR SA	COMMON STOCK EUR.05	124,783	370,765
PHILIP MORRIS CR AS	COMMON STOCK CZK1000.0	624	485,837
PHILIPPINE PISO	FOREIGN CURRENCY	11,149,296	223,343
PHILIPS LIGHTING NV	COMMON STOCK	16,345	600,418
PHISON ELECTRONICS CORP	COMMON STOCK TWD10.	54,229	530,741
PHOENIX GROUP HOLDINGS	COMMON STOCK EUR.0001	64,776	682,442
PIAGGIO + C. S.P.A.	COMMON STOCK	80,915	223,206
PICC PROPERTY + CASUALTY H	COMMON STOCK CNY1.0	782,873	1,500,921
PICK N PAY STORES LTD	COMMON STOCK ZAR.0125	54,247	303,471
PIGEON CORP	COMMON STOCK	21,900	833,694
PIHSIANG MACHINERY MFG CO	COMMON STOCK TWD10.0	190,000	110,456
PILOT CORP	COMMON STOCK	8,100	390,852
PING AN INSURANCE GROUP CO H	COMMON STOCK CNY1.0	881,000	9,164,395
PIONEER CORP	COMMON STOCK	108,300	219,406
PIONEER FOODS GROUP LTD	COMMON STOCK ZAR.1	25,220	279,282
PIRAEUS BANK S.A	COMMON STOCK EUR6.0	58,533	215,688
PIXART IMAGING INC	COMMON STOCK TWD10.	105,509	521,849
PKO BANK POLSKI SA	COMMON STOCK PLN1.	160,784	2,046,160
PLAYTECH PLC	COMMON STOCK	56,338	653,885
PLDT INC	COMMON STOCK PHP5.0	17,262	510,473
PLENUS CO LTD	COMMON STOCK	10,100	219,761
POLA ORBIS HOLDINGS INC	COMMON STOCK	17,600	616,225
POLISH ZLOTY	FOREIGN CURRENCY	1,367,494	393,546
POLSKI KONCERN NAFTOWY ORLEN	COMMON STOCK PLN1.25	60,835	1,850,872
POLSKIE GORNICTWO NAFTOWE I	COMMON STOCK PLN1.	343,791	621,221
POLY PROPERTY GROUP CO LTD	COMMON STOCK	769,000	398,268
POLYUS PJSC	COMMON STOCK RUB1.0	4,300	339,840
PORSCHE AUTOMOBIL HLDG PRF	PREFERENCE	25,062	2,099,300
POSCO	COMMON STOCK KRW5000.	10,236	3,178,289
POSCO SPON ADR	ADR	9,348	730,359
POSCO DAEWOO CORP	COMMON STOCK KRW5000.0	11,657	197,345
POSTE ITALIANE SPA	COMMON STOCK	85,456	643,867
POSTNL NV	COMMON STOCK EUR.08	81,486	398,040
POTASH CORP OF SASKATCHEWAN	COMMON STOCK	142,196	2,925,746
POU CHEN	COMMON STOCK TWD10.	513,520	664,661
POUND STERLING	FOREIGN CURRENCY	1,750,228	2,367,621
POWER ASSETS HOLDINGS LTD	COMMON STOCK	229,500	1,935,708
POWER CORP OF CANADA	COMMON STOCK	64,922	1,677,262
POWER FINANCIAL CORP	COMMON STOCK	45,500	1,254,296
POWERTECH TECHNOLOGY INC	COMMON STOCK TWD10.	193,897	572,897

POWSZECHNY ZAKLAD UBEZPIECZE	COMMON STOCK PLN.1	105,779	1,280,920
PPB GROUP BERHAD	COMMON STOCK MYR1.	112,500	479,299
PPC LTD	COMMON STOCK	303,446	170,769
PRAIRIESKY ROYALTY LTD	COMMON STOCK	39,862	1,019,973
PRECINCT PROPERTIES NEW ZEAL	COMMON STOCK	615,221	594,431
PRECISION DRILLING CORP	COMMON STOCK	62,700	190,660
PREMIER FOODS PLC	COMMON STOCK GBP.1	274,521	159,392
PREMIER OIL PLC	COMMON STOCK GBP.125	148,099	151,699
PREMIUM BRANDS HOLDINGS CORP	COMMON STOCK	6,000	494,002
PRESIDENT CHAIN STORE CORP	COMMON STOCK TWD10.	97,608	930,174
PRESS KOGYO CO LTD	COMMON STOCK	46,500	282,012
PRETIUM RESOURCES INC	COMMON STOCK	30,200	345,639
PRIMARY HEALTH CARE LTD	COMMON STOCK	116,816	329,861
PROMOS TECHNOLOGIES INC	COMMON STOCK TWD10.0	602,750	—
PROMOTORA Y OPERADORA DE INF	COMMON STOCK	42,800	424,970
PROSEGUR COMP SEGURIDAD	COMMON STOCK EUR.06	57,620	452,960
PROSIEBENSAT.1 MEDIA SE	COMMON STOCK	38,990	1,343,512
PROVIDENT FINANCIAL PLC	COMMON STOCK GBP.2072727	27,586	334,909
PROXIMUS	COMMON STOCK	26,584	873,245
PRUDENTIAL PLC	COMMON STOCK GBP.05	426,044	10,974,748
PRYSMIAN SPA	COMMON STOCK EUR.1	36,557	1,193,381
PSG GROUP LTD	COMMON STOCK ZAR.01	27,754	605,246
PSP SWISS PROPERTY AG REG	COMMON STOCK CHF.1	8,009	758,915
PTG ENERGY PCL FOREIGN	FOREIGN SH. THB1.0 A	82,100	54,918
PTT EXPLORATION + PROD FOR	FOREIGN SH. THB1.0 A	302,812	929,156
PTT GLOBAL CHEMICAL PCL FOR	FOREIGN SH. THB10.0 A	454,442	1,185,258
PTT PCL/FOREIGN	FOREIGN SH. THB10.0 A	184,224	2,487,222
PUBLIC BANK BERHAD	COMMON STOCK MYR1.	426,281	2,187,669
PUBLIC POWER CORP	COMMON STOCK EUR2.48	34,486	80,719
PUBLICIS GROUPE	COMMON STOCK EUR.4	34,089	2,317,726
PURPLEBRICKS GROUP PLC	COMMON STOCK GBP.01	43,862	246,836
QATAR GAS TRANSPORT(NAKILAT)	COMMON STOCK QAR10.	74,910	331,511
QATAR INSURANCE CO	COMMON STOCK QAR10.	26,298	387,429
QATAR NATIONAL BANK	COMMON STOCK QAR10.	40,805	1,421,736
QATARI RIAL	FOREIGN CURRENCY	633,773	174,018
QBE INSURANCE GROUP LTD	COMMON STOCK	242,870	2,026,087
QIAGEN N.V.	COMMON STOCK EUR.01	38,711	1,209,752
QINETIQ GROUP PLC	COMMON STOCK GBP.01	104,471	325,629
QISDA CORP	COMMON STOCK TWD10.	551,955	391,845
QL RESOURCES BHD	COMMON STOCK MYR.25	332,280	357,050
QUALICORP SA	COMMON STOCK	53,979	503,673
QUALITY HOUSE PCL FOREIGN	FOREIGN SH. THB1.0 A	4,039,238	401,569
QUANTA COMPUTER INC	COMMON STOCK TWD10.	435,511	904,319
QUBE HOLDINGS LTD	COMMON STOCK	257,221	520,510
QUEBECOR INC CL B	COMMON STOCK	34,800	658,255
QUIMICA Y MINERA CHIL SP ADR	ADR USD1.0	20,355	1,208,476
RADIANT OPTO ELECTRONICS COR	COMMON STOCK TWD10.	90,000	213,391
RADIUM LIFE TECH CO LTD	COMMON STOCK TWD10.0	248,022	105,728
RAIA DROGASIL SA	COMMON STOCK	40,500	1,117,447
RAIFFEISEN BANK INTERNATIONA	COMMON STOCK	26,286	952,594
RAKUTEN INC	COMMON STOCK	151,500	1,385,798
RAMIRENT OYJ	COMMON STOCK	21,904	205,200
RAMSAY HEALTH CARE LTD	COMMON STOCK	24,502	1,341,595
RAND MERCHANT INVESTMENT HOL	COMMON STOCK ZAR.0001	131,995	489,263
RANDGOLD RESOURCES LTD	COMMON STOCK USD.05	16,772	1,667,089
RANDSTAD NV	COMMON STOCK EUR.1	22,824	1,401,498
RATOS AB B SHS	COMMON STOCK	45,969	201,208
REA GROUP LTD	COMMON STOCK	11,020	659,538
REALTEK SEMICONDUCTOR CORP	COMMON STOCK TWD10.	104,329	381,393
REC SILICON ASA	COMMON STOCK NOK1.0	657,493	110,913
RECKITT BENCKISER GROUP PLC	COMMON STOCK GBP.1	111,562	10,440,964
RECORDATI SPA	COMMON STOCK EUR.125	22,379	994,895
RECRUIT HOLDINGS CO LTD	COMMON STOCK	186,800	4,640,384
RED ELECTRICA CORPORACION SA	COMMON STOCK EUR.5	79,920	1,793,478
REDEFINE PROPERTIES LTD	REIT	850,585	735,027
REDES ENERGETICAS NACIONAIS	COMMON STOCK EUR1.	65,824	195,696
REDROW PLC	COMMON STOCK GBP.1	47,663	423,033
RELIANCE INFRAST SP GDR 144A	GDR	1,652	43,005
RELO GROUP INC	COMMON STOCK	20,800	566,658
RELX NV	COMMON STOCK EUR.07	175,184	4,030,472

RELX PLC	COMMON STOCK GBP.144397	174,142	4,087,605
REMGRO LTD	COMMON STOCK	96,268	1,834,961
REMY COINTREAU	COMMON STOCK EUR1.6	4,613	639,632
RENAULT SA	COMMON STOCK EUR3.81	33,025	3,321,901
RENESAS ELECTRONICS CORP	COMMON STOCK	86,300	999,160
RENEWI PLC	COMMON STOCK GBP.1	197,562	276,071
RENGO CO LTD	COMMON STOCK	47,000	342,175
RENHE COMMERCIAL HOLDINGS	COMMON STOCK HKD.01	3,871,000	111,079
RENISHAW PLC	COMMON STOCK GBP.2	9,114	641,257
RENTOKIL INITIAL PLC	COMMON STOCK GBP.01	346,240	1,484,174
REPSOL SA	COMMON STOCK EUR1.	191,825	3,392,930
REPSOL SA	RIGHT	191,825	87,300
RESILIENT REIT LTD	REIT	60,974	744,569
RESONA HOLDINGS INC	COMMON STOCK	372,800	2,228,398
RESORTTRUST INC	COMMON STOCK	18,500	420,694
RESTAURANT BRANDS INTERN	COMMON STOCK	38,494	2,373,943
RESTAURANT GROUP PLC	COMMON STOCK GBP.28125	62,248	253,306
REUNERT LTD	COMMON STOCK ZAR.1	44,303	258,061
REXEL SA	COMMON STOCK EUR5.	54,679	992,466
REZIDOR HOTEL GROUP AB	COMMON STOCK EUR.067	39,128	122,548
RHB BANK BHD	COMMON STOCK	173,728	214,499
RHEINMETALL AG	COMMON STOCK	9,320	1,184,395
RHI MAGNESITA NV	COMMON STOCK EUR1.0	6,372	333,644
RHI MAGNESITA NV	COMMON STOCK EUR1.0	423	22,204
RICHTER GEDEON NYRT	COMMON STOCK HUF100.	26,273	689,534
RICOH CO LTD	COMMON STOCK	126,600	1,176,983
RIGHTMOVE PLC	COMMON STOCK GBP.01	17,466	1,062,843
RINNAI CORP	COMMON STOCK	6,200	561,468
RIO TINTO LTD	COMMON STOCK	70,696	4,182,360
RIO TINTO PLC	COMMON STOCK GBP.1	207,607	10,977,997
RIOCAN REAL ESTATE INVST TR	REIT	31,000	602,706
RITCHIE BROS AUCTIONEERS	COMMON STOCK	20,300	609,834
RMB HOLDINGS LTD	COMMON STOCK ZAR.01	157,743	1,003,495
ROAD KING INFRASTRUCTURE LTD	COMMON STOCK HKD.1	239,000	412,476
ROCHE HOLDING AG GENUSSCHEIN	COMMON STOCK	117,555	29,733,215
ROCKWOOL INTL A/S B SHS	COMMON STOCK DKK10.	1,661	471,111
ROGERS COMMUNICATIONS INC B	COMMON STOCK	62,942	3,217,555
ROGERS SUGAR INC	COMMON STOCK	42,300	213,365
ROHM CO LTD	COMMON STOCK	17,000	1,873,280
ROHTO PHARMACEUTICAL CO LTD	COMMON STOCK	21,000	559,087
ROLLS ROYCE HOLDINGS PLC	COMMON STOCK GBP.2	269,264	3,070,371
ROSNEFT OIL CO PJSC REGS GDR	GDR	96,285	480,462
ROSNEFT OIL CO PJSC REGS GDR	GDR	123,437	615,869
ROTORK PLC	COMMON STOCK GBP.005	176,683	635,904
ROUND ONE CORP	COMMON STOCK	15,000	251,500
ROYAL BANK OF CANADA	COMMON STOCK	243,960	19,986,826
ROYAL BANK OF SCOTLAND GROUP	COMMON STOCK GBP1.0	627,170	2,343,749
ROYAL DUTCH SHELL PLC A SHS	COMMON STOCK EUR.07	757,295	25,400,595
ROYAL DUTCH SHELL PLC B SHS	COMMON STOCK EUR.07	619,645	20,938,952
ROYAL HOLDINGS CO LTD	COMMON STOCK	13,400	369,160
ROYAL MAIL PLC	COMMON STOCK GBP.01	151,228	925,885
ROYAL UNIBREW	COMMON STOCK DKK2.0	9,054	541,874
RPC GROUP PLC	COMMON STOCK GBP.05	75,563	895,578
RPS GROUP PLC	COMMON STOCK GBP.03	57,251	212,008
RSA INSURANCE GROUP PLC	COMMON STOCK GBP1.0	178,409	1,523,191
RTL GROUP	COMMON STOCK	7,508	603,446
RUBIS	COMMON STOCK EUR1.25	16,012	1,132,897
RUMO SA	COMMON STOCK	208,835	813,137
RUSHYDRO PJSC	COMMON STOCK RUB1.0	29,926,600	378,990
RWE AG	COMMON STOCK	88,437	1,804,818
RYANAIR HOLDINGS PLC	COMMON STOCK EUR.006	23,972	433,223
RYANAIR HOLDINGS PLC SP ADR	ADR	406	42,301
RYMAN HEALTHCARE LTD	COMMON STOCK	103,080	775,844
RYOHIN KEIKAKU CO LTD	COMMON STOCK	4,400	1,370,267
S 1 CORPORATION	COMMON STOCK KRW500.	4,547	454,683
S IMMO AG	COMMON STOCK	54,496	1,057,938
S OIL CORP	COMMON STOCK KRW2500.0	9,000	981,830
S.A.C.I. FALABELLA	COMMON STOCK	122,008	1,219,128
S+P/TSX 60 IX FUT MAR18	XMOD 20180315	10,800	30,452
SAAB AB B	COMMON STOCK	12,412	604,855

SAFRAN SA	COMMON STOCK EUR.2	53,590	5,514,995
SAGA PLC	COMMON STOCK GBP.01	231,003	394,002
SAGE GROUP PLC/THE	COMMON STOCK GBP.01051948	190,362	2,049,542
SAINSBURY (J) PLC	COMMON STOCK GBP.285714	301,030	981,904
SAINT MARC HOLDINGS CO LTD	COMMON STOCK	7,800	215,251
SAIPEM SPA	COMMON STOCK NPV	102,918	470,208
SAIZERIYA CO LTD	COMMON STOCK	6,800	227,619
SAKATA SEED CORP	COMMON STOCK	7,300	253,248
SALMAR ASA	COMMON STOCK NOK.25	11,611	348,272
SALZGITTER AG	COMMON STOCK	9,551	543,337
SAMPO OYJ A SHS	COMMON STOCK	63,452	3,488,524
SAMSUNG BIOLOGICS CO LTD	COMMON STOCK KRW2500.0	3,220	1,114,719
SAMSUNG C+T CORP	COMMON STOCK KRW100.0	13,448	1,581,607
SAMSUNG CARD CO	COMMON STOCK KRW5000.	8,611	318,580
SAMSUNG ELECTRO MECHANICS CO	COMMON STOCK KRW5000.	11,892	1,105,696
SAMSUNG ELECTRONICS CO LTD	COMMON STOCK KRW5000.0	15,997	38,006,067
SAMSUNG ELECTRONICS PREF	PREFERENCE	3,563	6,945,760
SAMSUNG ENGINEERING CO LTD	COMMON STOCK KRW5000.	34,049	394,527
SAMSUNG FIRE + MARINE INS	COMMON STOCK KRW500.	6,170	1,537,853
SAMSUNG HEAVY INDUSTRIES	COMMON STOCK KRW5000.	49,777	340,263
SAMSUNG LIFE INSURANCE CO LT	COMMON STOCK KRW500.	13,922	1,620,306
SAMSUNG SDI CO LTD PFD	COMMON STOCK KRW5000.	10,064	1,910,910
SAMSUNG SDS CO LTD	COMMON STOCK KRW500.0	5,971	1,113,438
SAMSUNG SECURITIES CO LTD	COMMON STOCK KRW5000.	13,462	459,381
SAN A CO LTD	COMMON STOCK	3,900	188,577
SAN AI OIL CO LTD	COMMON STOCK	23,000	335,065
SAN IN GODO BANK LTD/THE	COMMON STOCK	36,900	355,935
SANDS CHINA LTD	COMMON STOCK USD.01	409,200	2,104,902
SANDVIK AB	COMMON STOCK SEK1.2	184,727	3,235,132
SANKEN ELECTRIC CO LTD	COMMON STOCK	34,000	244,802
SANKYO CO LTD	COMMON STOCK	9,800	308,253
SANKYO TATEYAMA INC	COMMON STOCK	15,000	226,559
SANKYU INC	COMMON STOCK	10,400	448,557
SANLAM LTD	COMMON STOCK ZAR.01	235,129	1,651,080
SANOFI	COMMON STOCK EUR2.	188,517	16,244,850
SANOMA OYJ	COMMON STOCK	16,040	208,337
SANRIO CO LTD	COMMON STOCK	11,200	187,400
SANTEN PHARMACEUTICAL CO LTD	COMMON STOCK	65,500	1,028,565
SANTOS LTD	COMMON STOCK	324,498	1,379,460
SANWA HOLDINGS CORP	COMMON STOCK	40,200	553,662
SANYANG MOTOR CO LTD	COMMON STOCK TWD10.0	206,140	148,135
SAP SE	COMMON STOCK	159,622	17,912,574
SAPPI LIMITED	COMMON STOCK ZAR1.0	108,677	785,557
SAPPORO HOLDINGS LTD	COMMON STOCK	16,600	506,664
SAPURA ENERGY BHD	COMMON STOCK MYR1.0	781,900	136,808
SAPUTO INC	COMMON STOCK	45,800	1,651,498
SARTORIUS AG VORZUG	PREFERENCE	6,579	628,332
SARTORIUS STEDIM BIOTECH	COMMON STOCK EUR.2	6,870	497,350
SAS AB	COMMON STOCK	49,434	128,223
SASOL LTD	COMMON STOCK	92,715	3,196,407
SATO HOLDINGS CORP	COMMON STOCK	9,700	295,045
SATS LTD	COMMON STOCK	136,358	529,651
SAVILLS PLC	COMMON STOCK GBP.025	34,407	461,597
SAWAI PHARMACEUTICAL CO LTD	COMMON STOCK	7,400	330,627
SBERBANK OF RUSSIA PJSC	COMMON STOCK RUB3.0	1,435,137	5,613,790
SBERBANK PJSC SPONSORED ADR	ADR	103,764	1,756,301
SBI HOLDINGS INC	COMMON STOCK	41,523	866,964
SBM OFFSHORE NV	COMMON STOCK EUR.25	34,059	599,802
SCENTRE GROUP	REIT	891,528	2,916,511
SCHAEFFLER AG	PREFERENCE	31,817	562,092
SCHIBSTED ASA B SHS	COMMON STOCK NOK.5	17,365	462,388
SCHINDLER HOLDING AG REG	COMMON STOCK CHF.1	3,265	738,622
SCHINDLER HOLDING PART CERT	COMMON STOCK CHF.1	6,590	1,516,511
SCHNEIDER ELECTRIC SE	COMMON STOCK EUR4.0	90,776	7,704,918
SCHNEIDER ELECTRIC SE	COMMON STOCK EUR4.0	2,893	246,524
SCHOELLER BLECKMANN OILFIELD	COMMON STOCK EUR1.	4,014	409,790
SCHRODERS PLC	COMMON STOCK GBP1.0	22,536	1,068,044
SCHWEITER TECHNOLOGIES AG BR	COMMON STOCK CHF1.0	417	540,118
SCOR SE	COMMON STOCK EUR7.876972	34,455	1,387,396
SCOUT24 AG	COMMON STOCK	18,793	768,160

SCREEN HOLDINGS CO LTD	COMMON STOCK	7,700	625,873
SCSK CORP	COMMON STOCK	10,800	496,906
SEARLE COMPANY LTD/THE	COMMON STOCK PKR10.	37,330	106,256
SEASPAN CORP	COMMON STOCK USD.01	11,900	80,325
SEB SA	COMMON STOCK EUR1.	4,570	847,396
SECOM CO LTD	COMMON STOCK	35,900	2,711,863
SECURE ENERGY SERVICES INC	COMMON STOCK	38,400	268,474
SECURITAS AB B SHS	COMMON STOCK SEK1.	59,760	1,043,201
SEEK LTD	COMMON STOCK	73,467	1,090,105
SEGA SAMMY HOLDINGS INC	COMMON STOCK	33,600	416,410
SEGRO PLC	REIT GBP.1	193,026	1,531,771
SEIBU HOLDINGS INC	COMMON STOCK	34,100	644,334
SEIKAGAKU CORP	COMMON STOCK	12,600	187,278
SEIKO EPSON CORP	COMMON STOCK	48,200	1,135,288
SEIKO HOLDINGS CORP	COMMON STOCK	8,600	250,105
SEINO HOLDINGS CO LTD	COMMON STOCK	31,100	492,629
SEIREN CO LTD	COMMON STOCK	17,400	340,314
SEKISUI CHEMICAL CO LTD	COMMON STOCK	76,000	1,524,294
SEKISUI HOUSE LTD	COMMON STOCK	105,600	1,905,992
SEMAFO INC	COMMON STOCK	81,100	231,076
SEMBCORP INDUSTRIES LTD	COMMON STOCK	181,200	410,038
SEMBCORP MARINE LTD	COMMON STOCK	165,600	227,428
SEMEN INDONESIA PERSERO TBK	COMMON STOCK IDR100.	666,700	486,519
SEMICONDUCTOR MANUFACTURING	COMMON STOCK USD.004	508,200	875,827
SEMPERIT AG HOLDING	COMMON STOCK	5,667	150,371
SENIOR PLC	COMMON STOCK GBP.1	110,379	387,862
SENKO GROUP HOLDINGS CO LTD	COMMON STOCK	31,900	230,292
SENSHU IKEDA HOLDINGS INC	COMMON STOCK	62,520	230,189
SENSHUKAI CO LTD	COMMON STOCK	31,500	181,446
SEOBU T+D	COMMON STOCK KRW500.	24,646	301,758
SEOUL SEMICONDUCTOR CO LTD	COMMON STOCK KRW500.	13,517	350,490
SEPTENI HOLDINGS CO LTD	COMMON STOCK	47,500	146,947
SERCO GROUP PLC	COMMON STOCK GBP.02	235,390	314,698
SERIA CO LTD	COMMON STOCK	7,200	433,506
SES	RECEIPT	61,905	965,423
SEVEN + I HOLDINGS CO LTD	COMMON STOCK	124,600	5,176,363
SEVEN BANK LTD	COMMON STOCK	126,900	434,946
SEVEN GENERATIONS ENERGY A	COMMON STOCK	44,445	630,697
SEVERN TRENT PLC	COMMON STOCK GBP.9789	43,609	1,274,856
SEVERSTAL GDR REG S	GDR	49,935	765,530
SFA ENGINEERING CORP	COMMON STOCK KRW500.	8,554	308,615
SFS GROUP AG	COMMON STOCK CHF.1	4,474	519,278
SGL CARBON SE	COMMON STOCK	14,975	204,831
SGS SA REG	COMMON STOCK CHF1.0	962	2,507,448
SHAFTESBURY PLC	REIT GBP.25	52,929	747,583
SHANDONG WEIGAO GP MEDICAL H	COMMON STOCK CNY.1	372,000	270,056
SHANG GONG GROUP CO LTD B	COMMON STOCK CNY1.0	462,245	440,470
SHANGHAI ELECTRIC GRP CO L H	COMMON STOCK CNY1.0	626,000	257,475
SHANGHAI FOSUN PHARMACEUTI H	COMMON STOCK CNY1.0	108,500	695,597
SHANGHAI INDUSTRIAL HLDG LTD	COMMON STOCK	111,000	318,026
SHANGHAI JIN JIANG INTL HO H	COMMON STOCK CNY1.	572,000	198,851
SHANGHAI JINJIANG INTL B	COMMON STOCK CNY1.	70,300	91,675
SHANGHAI LUJIAZUI FIN+TRAD B	COMMON STOCK CNY1.0	20,480	29,655
SHANGHAI PHARMACEUTICALS H	COMMON STOCK CNY1.0	197,400	532,764
SHANGHAI SHIBEI HI TECH CO B	COMMON STOCK CNY1.0	111,800	64,031
SHANGRI LA ASIA LTD	COMMON STOCK HKD1.0	265,595	600,051
SHARP CORP	COMMON STOCK	29,400	1,004,066
SHAW COMMUNICATIONS INC B	COMMON STOCK	71,532	1,637,937
SHAWCOR LTD	COMMON STOCK	15,100	330,454
SHENG SIONG GROUP LTD	COMMON STOCK	155,200	107,381
SHENZHOU INTERNATIONAL GROUP	COMMON STOCK HKD.1	131,000	1,243,554
SHIGA BANK LTD/THE	COMMON STOCK	64,000	326,565
SHIKOKU ELECTRIC POWER CO	COMMON STOCK	35,500	386,570
SHIMADZU CORP	COMMON STOCK	47,000	1,067,427
SHIMAMURA CO LTD	COMMON STOCK	4,000	440,065
SHIMANO INC	COMMON STOCK	12,000	1,688,780
SHIMAO PROPERTY HOLDINGS LTD	COMMON STOCK HKD.1	303,000	658,759
SHIMIZU CORP	COMMON STOCK	96,900	1,000,119
SHIN ETSU CHEMICAL CO LTD	COMMON STOCK	66,000	6,695,522
SHIN KONG FINANCIAL HOLDING	COMMON STOCK TWD10.	1,575,755	555,322

SHINHAN FINANCIAL GROUP LTD	COMMON STOCK KRW5000.	71,334	3,292,311
SHINING BUILDING BUSINESS CO	COMMON STOCK TWD10.0	298,364	107,214
SHINKO ELECTRIC INDUSTRIES	COMMON STOCK	22,700	184,258
SHINKO PLANTECH CO LTD	COMMON STOCK	20,900	221,629
SHINSEGAE INC	COMMON STOCK KRW5000.0	1,645	460,213
SHINSEI BANK LTD	COMMON STOCK	34,200	589,114
SHIONOGI + CO LTD	COMMON STOCK	49,200	2,660,685
SHIP HEALTHCARE HOLDINGS INC	COMMON STOCK	11,100	368,146
SHIRE PLC	COMMON STOCK GBP.05	154,596	8,034,077
SHISEIDO CO LTD	COMMON STOCK	64,900	3,128,960
SHIZUOKA BANK LTD/THE	COMMON STOCK	100,000	1,033,664
SHIZUOKA GAS CO LTD	COMMON STOCK	21,900	186,422
SHO BOND HOLDINGS CO LTD	COMMON STOCK	6,600	469,440
SHOPIFY INC CLASS A	COMMON STOCK	14,300	1,450,715
SHOPPING CENTRES AUSTRALASIA	REIT	275,410	501,062
SHOPRITE HOLDINGS LTD	COMMON STOCK ZAR1.134	80,369	1,435,866
SHOUGANG CONCORD INTL ENT CO	COMMON STOCK	3,604,000	104,161
SHOUGANG FUSHAN RESOURCES GR	COMMON STOCK	676,000	144,799
SHOWA DENKO K K	COMMON STOCK	24,100	1,028,375
SHOWA SANGYO CO LTD	COMMON STOCK	10,000	260,220
SHOWA SHELL SEKIYU KK	COMMON STOCK	51,300	697,065
SHUI ON LAND LTD	COMMON STOCK USD.0025	718,828	198,005
SHUN TAK HOLDINGS LTD	COMMON STOCK	360,750	140,516
SIAM CEMENT PUB CO FOR REG	FOREIGN SH. THB1.0 A	76,900	1,142,056
SIAM COMMERCIAL BANK FOREIGN	FOREIGN SH. THB10.0 A	304,225	1,400,238
SIBANYE GOLD LTD	COMMON STOCK	324,833	411,624
SIEGFRIED HOLDING AG REG	COMMON STOCK CHF2.0	1,467	487,693
SIEMENS AG REG	COMMON STOCK NPV	126,095	17,509,424
SIEMENS GAMESA RENEWABLE ENE	COMMON STOCK EUR.17	46,936	643,221
SIENNA SENIOR LIVING INC	COMMON STOCK	47,500	690,730
SIERRA WIRELESS INC	COMMON STOCK	9,500	194,860
SIG PLC	COMMON STOCK GBP.1	150,411	358,242
SIGMA HEALTHCARE LTD	COMMON STOCK	635,166	491,827
SIKA AG BR	COMMON STOCK CHF.6	386	3,059,586
SILICONWARE PRECISION INDS	COMMON STOCK TWD10.	382,355	645,542
SILLAJEN INC	COMMON STOCK KRW500.0	8,398	731,397
SILTRONIC AG	COMMON STOCK	4,280	621,709
SIMCORP A/S	COMMON STOCK DKK1.	11,264	641,727
SIME DARBY BERHAD	COMMON STOCK MYR.5	534,155	290,971
SIME DARBY PLANTATION BHD	COMMON STOCK MYR.5	534,155	791,927
SIME DARBY PROPERTY BHD	COMMON STOCK MYR.5	534,155	234,938
SIMS METAL MANAGEMENT LTD	COMMON STOCK	38,548	474,005
SINA CORP	COMMON STOCK USD.133	10,600	1,063,286
SINANEN HOLDINGS CO LTD	COMMON STOCK	11,800	281,223
SINGAPORE AIRLINES LTD	COMMON STOCK	83,140	662,754
SINGAPORE DOLLAR	FOREIGN CURRENCY	400,104	299,390
SINGAPORE EXCHANGE LTD	COMMON STOCK	162,000	900,030
SINGAPORE POST LTD	COMMON STOCK	359,200	333,284
SINGAPORE PRESS HOLDINGS LTD	COMMON STOCK	306,750	607,474
SINGAPORE TECH ENGINEERING	COMMON STOCK	273,000	664,878
SINGAPORE TELECOMMUNICATIONS	COMMON STOCK	1,278,090	3,414,082
SINO AMERICAN SILICON PRODUC	COMMON STOCK TWD10.	169,013	430,594
SINO BIOPHARMACEUTICAL	COMMON STOCK HKD.025	1,121,998	1,984,398
SINO LAND CO	COMMON STOCK	541,916	958,894
SINO OCEAN GROUP HOLDING LTD	COMMON STOCK	869,074	597,231
SINOFERT HOLDINGS LTD	COMMON STOCK HKD.1	562,000	93,335
SINOLINK WORLDWIDE HOLDINGS	COMMON STOCK HKD.1	1,104,000	144,726
SINOPAC FINANCIAL HOLDINGS	COMMON STOCK TWD10.	1,605,042	521,367
SINOPEC SHANGHAI PETROCHEM H	COMMON STOCK CNY1.0	742,500	422,725
SINOPHARM GROUP CO H	COMMON STOCK CNY1.0	220,800	950,481
SINOTRANS LIMITED H	COMMON STOCK CNY1.0	705,000	344,908
SIRIUS MINERALS PLC	COMMON STOCK GBP.0025	1,049,280	333,795
SIRTEX MEDICAL LTD	COMMON STOCK	22,381	289,188
SISTEMA PJSC REG S SPONS GDR	GDR	41,127	172,129
SITC INTERNATIONAL HOLDINGS	COMMON STOCK HKD.1	337,000	332,828
SIX OF OCTOBER DEVELOPMENT	COMMON STOCK EGP4.0	161,414	173,761
SIXT SE	COMMON STOCK	8,854	789,988
SIXT SE PRFD	PREFERENCE	9,926	630,679
SJM HOLDINGS LTD	COMMON STOCK	425,000	379,444
SK HOLDINGS CO LTD	COMMON STOCK KRW200.0	7,998	2,115,310

SK HYNIX INC	COMMON STOCK KRW5000.	99,163	7,001,774
SK INNOVATION CO LTD	COMMON STOCK KRW5000.	11,450	2,180,334
SK NETWORKS CO LTD	COMMON STOCK KRW2500.0	38,023	236,272
SK TELECOM	COMMON STOCK KRW500.	2,648	660,662
SK TELECOM CO LTD SPON ADR	ADR	5,719	159,617
SKANDINAVISKA ENSKILDA BAN A	COMMON STOCK SEK10.0	254,037	2,981,684
SKANSKA AB B SHS	COMMON STOCK	70,852	1,468,298
SKF AB B SHARES	COMMON STOCK SEK2.5	68,503	1,521,921
SKY NETWORK TELEVISION LTD	COMMON STOCK	96,553	192,959
SKY PLC	COMMON STOCK GBP.5	172,788	2,360,679
SKYCITY ENTERTAINMENT GROUP	COMMON STOCK	172,088	507,059
SKYLARK CO LTD	COMMON STOCK	23,000	326,945
SKYWORTH DIGITAL HLDGS LTD	COMMON STOCK HKD.1	587,896	252,284
SM INVESTMENTS CORP	COMMON STOCK PHP10.	54,195	1,073,360
SM PRIME HOLDINGS INC	COMMON STOCK PHP1.0	1,970,989	1,480,517
SMARTONE TELECOMMUNICATIONS	COMMON STOCK HKD.1	11,855	14,276
SMC CORP	COMMON STOCK	9,700	3,995,203
SMITH + NEPHEW PLC	COMMON STOCK USD.2	148,201	2,569,316
SMITHS GROUP PLC	COMMON STOCK GBP.375	71,487	1,432,861
SMS CO LTD	COMMON STOCK	9,200	290,011
SMURFIT KAPPA GROUP PLC	COMMON STOCK EUR.001	41,104	1,390,727
SNAM SPA	COMMON STOCK	371,077	1,818,320
SNC LAVALIN GROUP INC	COMMON STOCK	30,000	1,365,976
SOCIETE BIC SA	COMMON STOCK EUR3.82	5,115	562,898
SOCIETE GENERALE SA	COMMON STOCK EUR1.25	128,168	6,613,277
SOCO INTERNATIONAL PLC	COMMON STOCK GBP.05	92,808	139,774
SODASTREAM INTERNATIONAL LTD	COMMON STOCK ILS.645	3,752	263,916
SODEXO SA	COMMON STOCK EUR4.0	16,742	2,249,662
SOFINA	COMMON STOCK	2,760	434,477
SOFTBANK GROUP CORP	COMMON STOCK	138,200	10,920,656
SOFTWARE AG	COMMON STOCK	12,658	712,454
SOHGO SECURITY SERVICES CO	COMMON STOCK	12,700	690,595
SOHO CHINA LTD	COMMON STOCK HKD.02	472,500	276,185
SOHU.COM INC	COMMON STOCK USD.001	12,500	541,875
SOJITZ CORP	COMMON STOCK	234,700	721,141
SOL	FOREIGN CURRENCY	47,634	14,700
SOLVAY SA	COMMON STOCK EUR15.0	12,487	1,735,436
SOMPO HOLDINGS INC	COMMON STOCK	60,800	2,344,595
SONAE	COMMON STOCK EUR1.0	168,952	227,977
SONDA SA	COMMON STOCK	184,856	362,841
SONIC HEALTHCARE LTD	COMMON STOCK	71,969	1,284,577
SONOVA HOLDING AG REG	COMMON STOCK CHF.05	9,650	1,506,588
SONY CORP	COMMON STOCK	214,300	9,628,281
SONY FINANCIAL HOLDINGS INC	COMMON STOCK	30,800	545,909
SOPHOS GROUP PLC	COMMON STOCK GBP.03	68,056	524,448
SOPRA STERIA GROUP	COMMON STOCK EUR1.0	3,257	608,623
SOSEI GROUP CORP	COMMON STOCK	3,900	377,037
SOTETSU HOLDINGS INC	COMMON STOCK	15,200	399,245
SOUTH AFRICAN RAND	FOREIGN CURRENCY	1,620,811	130,922
SOUTH KOREAN WON	FOREIGN CURRENCY	18,687,710	17,456
SOUTH32 LTD	COMMON STOCK	584,999	1,594,411
SOUTH32 LTD	COMMON STOCK	336,786	922,286
SOUTHERN COPPER CORP	COMMON STOCK USD.01	7,036	334,632
SOUTHERN COPPER CORP	COMMON STOCK USD.01	21,295	1,010,448
SPAR GROUP LIMITED/THE	COMMON STOCK	31,440	516,186
SPARK INFRASTRUCTURE GROUP	STAPLED SECURITY	363,805	713,176
SPARK NEW ZEALAND LTD	COMMON STOCK	403,910	1,042,493
SPECTRIS PLC	COMMON STOCK GBP.05	24,981	836,728
SPI 200 FUTURES MAR18	XSFE 20180315	350	3,353
SPIE SA	COMMON STOCK EUR.47	22,134	576,787
SPIRAX SARCO ENGINEERING PLC	COMMON STOCK GBP.269231	14,896	1,129,544
SPORTS DIRECT INTERNATIONAL	COMMON STOCK GBP.1	54,820	278,913
SPROTT INC	COMMON STOCK	65,100	126,776
SQUARE ENIX HOLDINGS CO LTD	COMMON STOCK	16,000	759,862
SRI LANKA RUPEE	FOREIGN CURRENCY	2,414	16
SRI REJEKI ISMAN TBK PT	COMMON STOCK IDR100.	9,278,500	259,440
SRI TRANG AGRO INDS PCL NVDR	NVDR THB1.0	678,000	293,335
SSAB AB B SHARES	COMMON STOCK	42,847	191,523
SSAB AB A SHARES	COMMON STOCK	87,830	481,483
SSE PLC	COMMON STOCK GBP.5	175,365	3,130,089

SSGA	G STIFF ERISA QUALIFIED	63,869,448	63,869,448
SSP GROUP PLC	COMMON STOCK GBP.01	96,680	890,073
SSR MINING INC	COMMON STOCK	29,400	259,753
ST BARBARA LTD	COMMON STOCK	146,219	435,715
ST GALLER KANTONALBANK A REG	COMMON STOCK CHF70.0	653	324,307
ST JAMES S PLACE PLC	COMMON STOCK GBP.15	89,411	1,480,777
ST SHINE OPTICAL CO LTD	COMMON STOCK TWD10.	16,008	526,788
ST. MODWEN PROPERTIES PLC	COMMON STOCK GBP.1	55,847	306,130
STADA ARZNEIMITTEL AG	COMMON STOCK	13,380	1,418,504
STAGECOACH GROUP PLC	COMMON STOCK GBP.005482	103,450	229,484
STALLERGENES GREER PLC	COMMON STOCK EUR1.0	2,563	118,513
STANDARD BANK GROUP LTD	COMMON STOCK ZAR.1	215,698	3,404,497
STANDARD CHARTERED PLC	COMMON STOCK USD.5	550,371	5,802,914
STANDARD LIFE ABERDEEN PLC	COMMON STOCK GBP.122222	450,133	2,656,977
STANLEY ELECTRIC CO LTD	COMMON STOCK	29,000	1,178,097
STANTEC INC	COMMON STOCK	24,300	681,901
STAR ENTERTAINMENT GRP LTD/T	COMMON STOCK	170,524	808,201
STARHUB LTD	COMMON STOCK	139,000	296,409
STARS GROUP INC/THE	COMMON STOCK	24,300	567,281
START TODAY CO LTD	COMMON STOCK	33,600	1,022,037
STATE BANK OF INDI GDR REG S	GDR	13,079	636,602
STATOIL ASA	COMMON STOCK NOK2.5	213,832	4,591,789
STEINHOFF INTERNATIONAL H NV	COMMON STOCK EUR.5	522,192	196,007
STMICROELECTRONICS NV	COMMON STOCK EUR1.04	115,150	2,502,707
STO SE + CO. KGAA PREF SHRS	PREFERENCE	1,351	203,860
STOCKLAND	REIT NPV	428,703	1,503,155
STORA ENSO OYJ R SHS	COMMON STOCK	102,731	1,627,670
STOREBRAND ASA	COMMON STOCK NOK5.	139,340	1,136,967
STRATEC BIOMEDICAL AG	COMMON STOCK	3,437	266,695
STRAUMANN HOLDING AG REG	COMMON STOCK CHF.1	1,916	1,352,312
STROEER SE + CO KGAA	COMMON STOCK	6,366	468,120
SUBARU CORP	COMMON STOCK	100,400	3,179,454
SUBSEA 7 SA	COMMON STOCK USD2.	50,432	758,494
SUEDZUCKER AG	COMMON STOCK	17,337	375,430
SUEZ	COMMON STOCK EUR4.0	62,291	1,095,916
SUGI HOLDINGS CO LTD	COMMON STOCK	6,400	326,465
SUI NORTHERN GAS PIPELINES	COMMON STOCK PKR10.	94,600	81,107
SULZER AG REG	COMMON STOCK CHF.01	3,074	372,217
SUMCO CORP	COMMON STOCK	42,500	1,081,042
SUMITOMO BAKELITE CO LTD	COMMON STOCK	45,000	378,847
SUMITOMO CHEMICAL CO LTD	COMMON STOCK	273,000	1,963,758
SUMITOMO CORP	COMMON STOCK	189,900	3,219,564
SUMITOMO DAINIPPON PHARMA CO	COMMON STOCK	31,000	460,799
SUMITOMO ELECTRIC INDUSTRIES	COMMON STOCK	127,300	2,148,569
SUMITOMO FORESTRY CO LTD	COMMON STOCK	25,200	451,142
SUMITOMO HEAVY INDUSTRIES	COMMON STOCK	21,200	898,189
SUMITOMO METAL MINING CO LTD	COMMON STOCK	43,500	1,996,133
SUMITOMO MITSUI FINANCIAL GR	COMMON STOCK	214,454	9,264,322
SUMITOMO MITSUI TRUST HOLDIN	COMMON STOCK	57,500	2,284,026
SUMITOMO OSAKA CEMENT CO LTD	COMMON STOCK	83,000	398,431
SUMITOMO REALTY + DEVELOPMEN	COMMON STOCK	62,000	2,035,461
SUMITOMO RUBBER INDUSTRIES	COMMON STOCK	33,600	624,412
SUMMARECON AGUNG TBK PT	COMMON STOCK IDR100.0	3,871,500	269,960
SUN ART RETAIL GROUP LTD	COMMON STOCK	390,000	411,565
SUN HUNG KAI PROPERTIES	COMMON STOCK	234,302	3,900,743
SUN INTERNATIONAL LTD	COMMON STOCK ZAR.08	26,771	130,733
SUN LIFE FINANCIAL INC	COMMON STOCK	104,697	4,335,113
SUNAC CHINA HOLDINGS LTD	COMMON STOCK HKD.1	379,000	1,561,390
SUNCOR ENERGY INC	COMMON STOCK	273,623	10,078,376
SUNCORP GROUP LTD	COMMON STOCK	225,228	2,435,066
SUNDRUG CO LTD	COMMON STOCK	12,000	558,292
SUNLIGHT REAL ESTATE INVEST	REIT	62,000	42,510
SUNNY OPTICAL TECH	COMMON STOCK HKD.1	124,600	1,577,462
SUNRISE COMMUNICATIONS GROUP	COMMON STOCK	7,789	711,240
SUNTEC REIT	REIT	582,800	936,270
SUNTORY BEVERAGE + FOOD LTD	COMMON STOCK	26,000	1,156,482
SUPERBLOCK PCL NVDR	NVDR THB.1	8,453,700	303,493
SUPERBLOCK PCL NVDR	SUPERBLOCK PCL CW20	1,690,740	20,233
SUPERIOR PLUS CORP	COMMON STOCK	39,200	371,367
SURGUTNEFTEGAS SP ADR	ADR	173,423	816,840

SURGUTNEFTEGAZ SP ADR PREF	ADR	34,310	168,462
SURUGA BANK LTD	COMMON STOCK	32,800	701,691
SURYA CITRA MEDIA PT TBK	COMMON STOCK IDR50.0	2,341,000	426,995
SUZUKEN CO LTD	COMMON STOCK	13,600	559,726
SUZUKI MOTOR CORP	COMMON STOCK	56,700	3,284,798
SVENSKA CELLULOSA AB SCA B	COMMON STOCK SEK3.33	100,373	1,034,163
SVENSKA HANDELSBANKEN A SHS	COMMON STOCK	248,775	3,402,379
SWAPS WESTPAC COC	SWAP CASH COLLATERAL USD	60,000	60,000
SWATCH GROUP AG/THE BR	COMMON STOCK CHF2.25	4,999	2,037,741
SWATCH GROUP AG/THE REG	COMMON STOCK CHF.45	9,517	727,383
SWEDBANK AB A SHARES	COMMON STOCK SEK22.0	150,668	3,634,184
SWEDISH KRONA	FOREIGN CURRENCY	72,082	8,804
SWEDISH MATCH AB	COMMON STOCK SEK1.9823	35,374	1,395,002
SWEDISH ORPHAN BIOVITRUM AB	COMMON STOCK SEK.55	41,846	573,919
SWIRE PACIFIC LTD CL A	COMMON STOCK HKD.6	93,500	864,926
SWIRE PROPERTIES LTD	COMMON STOCK	195,200	629,215
SWISS FRANC	FOREIGN CURRENCY	11,730	12,037
SWISS LIFE HOLDING AG REG	COMMON STOCK CHF5.1	5,737	2,030,409
SWISS PRIME SITE REG	COMMON STOCK	12,230	1,128,459
SWISS RE AG	COMMON STOCK CHF.1	53,212	4,980,749
SWISSCOM AG REG	COMMON STOCK CHF1.0	4,478	2,380,179
SWISSQUOTE GROUP HOLDING REG	COMMON STOCK CHF.2	5,508	215,634
SYDBANK A/S	COMMON STOCK DKK10.	17,469	703,117
SYDNEY AIRPORT	STAPLED SECURITY	208,489	1,146,328
SYMRISE AG	COMMON STOCK	26,056	2,235,723
SYNNEX TECHNOLOGY INTL CORP	COMMON STOCK TWD10.	290,150	395,040
SYNTHOS SA	COMMON STOCK PLN.03	60,094	84,405
SYSMEX CORP	COMMON STOCK	26,300	2,071,394
T GAIA CORP	COMMON STOCK	16,600	384,947
T+D HOLDINGS INC	COMMON STOCK	96,500	1,651,300
TABCORP HOLDINGS LTD	COMMON STOCK	452,729	1,975,889
TACHI S CO LTD	COMMON STOCK	12,400	227,148
TAHOE RESOURCES INC	COMMON STOCK	59,000	283,946
TAIHEI DENGYO KAISHA LTD	COMMON STOCK	9,000	232,622
TAIHEIYO CEMENT CORP	COMMON STOCK	20,800	898,456
TAIKISHA LTD	COMMON STOCK	9,300	314,603
TAISEI CORP	COMMON STOCK	36,800	1,830,845
TAISHIN FINANCIAL HOLDING	COMMON STOCK TWD10.	1,473,442	685,180
TAISHO PHARMACEUTICAL HOLDIN	COMMON STOCK	6,600	525,753
TAIWAN CEMENT	COMMON STOCK TWD10.	721,615	883,626
TAIWAN COOPERATIVE FINANCIAL	COMMON STOCK TWD10.0	1,176,910	656,460
TAIWAN FERTILIZER CO LTD	COMMON STOCK TWD10.	141,000	181,703
TAIWAN GLASS IND CORP	COMMON STOCK TWD10.	302,084	226,484
TAIWAN MOBILE CO LTD	COMMON STOCK TWD10.	277,528	1,002,343
TAIWAN PAIHO LTD	COMMON STOCK TWD10.	175,389	713,023
TAIWAN SECOM	COMMON STOCK TWD10.	84,261	259,247
TAIWAN SEMICONDUCTOR MANUFAC	COMMON STOCK TWD10.	4,109,363	31,576,609
TAIWAN SURFACE MOUNTING TECH	COMMON STOCK TWD10.	96,964	114,413
TAIWAN TEA CORP	COMMON STOCK TWD10.	421,607	218,668
TAIYO YUDEN CO LTD	COMMON STOCK	25,400	396,107
TAKARA BIO INC	COMMON STOCK	26,700	372,104
TAKARA HOLDINGS INC	COMMON STOCK	36,000	420,660
TAKASHIMAYA CO LTD	COMMON STOCK	53,000	557,484
TAKEDA PHARMACEUTICAL CO LTD	COMMON STOCK	119,000	6,738,870
TAL EDUCATION GROUP ADR	ADR	50,100	1,488,471
TALKTALK TELECOM GROUP	COMMON STOCK GBP.001	126,459	261,406
TAMRON CO LTD	COMMON STOCK	10,400	222,739
TATE + LYLE PLC	COMMON STOCK GBP.25	92,048	874,872
TATNEFT PAO SPONSORED ADR	ADR	3,175	159,639
TATNEFT PJSC	COMMON STOCK RUB1.0	265,606	2,184,962
TATUNG CO LTD	COMMON STOCK TWD10.	412,828	264,885
TAURON POLSKA ENERGIA SA	COMMON STOCK PLN5.	260,209	228,011
TAYLOR WIMPEY PLC	COMMON STOCK GBP.01	608,332	1,697,887
TCL MULTIMEDIA	EXP 12JAN2018	147,134	8,282
TCL MULTIMEDIA TECHNOLOGY	COMMON STOCK HKD1.0	441,400	219,418
TDC A/S	COMMON STOCK DKK1.	143,100	879,923
TDK CORP	COMMON STOCK	21,800	1,740,480
TECAN GROUP AG REG	COMMON STOCK CHF.1	2,878	598,004
TECHNOPOLIS OYJ	COMMON STOCK	87,606	439,853
TECHTRONIC INDUSTRIES CO LTD	COMMON STOCK	242,000	1,576,417

TECK RESOURCES LTD CLS B	COMMON STOCK	101,761	2,669,607
TECNICAS REUNIDAS SA	COMMON STOCK EUR.1	6,830	216,731
TECO ELECTRIC + MACHINERY	COMMON STOCK TWD10.	423,775	405,566
TEIJIN LTD	COMMON STOCK	33,200	740,010
TELE2 AB B SHS	COMMON STOCK SEK1.25	68,193	838,970
TELECOM ARGENTINA S.A. B	COMMON STOCK ARS1.	6	44
TELECOM ITALIA RSP	COMMON STOCK	858,300	613,541
TELECOM ITALIA SPA	COMMON STOCK	1,995,678	1,724,160
TELECOM PLUS PLC	COMMON STOCK	16,152	262,405
TELEFONICA BRASIL S.A. PREF	PREFERENCE	75,648	1,117,605
TELEFONICA DEUTSCHLAND HOLDI	COMMON STOCK	121,314	609,697
TELEFONICA SA	COMMON STOCK EUR1.	780,689	7,607,303
TELEKOM MALAYSIA BHD	COMMON STOCK MYR.7	468,534	728,695
TELEKOMUNIKASI INDONESIA PER	COMMON STOCK IDR50.	7,940,900	2,584,507
TELENET GROUP HOLDING NV	COMMON STOCK	9,109	634,675
TELENOR ASA	COMMON STOCK NOK6.	126,682	2,723,982
TELEPERFORMANCE	COMMON STOCK EUR2.5	11,112	1,591,781
TELESITES SAB DE CV	COMMON STOCK	355,253	270,904
TELEVISION BROADCASTS LTD	COMMON STOCK	91,100	328,197
TELEVISION FRANCAISE (T.F.1)	COMMON STOCK EUR.2	25,853	380,406
TELIA CO AB	COMMON STOCK SEK3.2	403,618	1,799,989
TELKOM SA SOC LTD	COMMON STOCK ZAR10.0	56,670	220,160
TELSTRA CORP LTD	COMMON STOCK	698,242	1,981,389
TELUS CORP	COM (NON CANADIAN	35,648	1,354,849
TEMENOS GROUP AG REG	COMMON STOCK CHF5.0	11,210	1,434,510
TENAGA NASIONAL BHD	COMMON STOCK MYR1.	489,005	1,840,947
TENARIS SA	COMMON STOCK USD1.	77,666	1,226,950
TENCENT HOLDINGS LTD	COMMON STOCK HKD.00002	967,400	49,981,258
TERNA ENERGY SA	COMMON STOCK EUR.3	68,702	364,579
TERNA SPA	COMMON STOCK EUR.22	263,241	1,529,822
TERUMO CORP	COMMON STOCK	53,600	2,533,206
TESCO PLC	COMMON STOCK GBP.05	1,372,223	3,882,513
TEST RESEARCH INC	COMMON STOCK TWD10.	178,812	268,728
TEVA PHARMACEUTICAL IND LTD	COMMON STOCK ILS.1	134,715	2,563,219
TEVA PHARMACEUTICAL SP ADR	ADR	20,211	382,998
TFI INTERNATIONAL INC	COMMON STOCK	19,200	503,541
TGS NOPEC GEOPHYSICAL CO ASA	COMMON STOCK NOK.25	25,339	601,681
THAI OIL PCL	COMMON STOCK THB10. L	189,600	602,136
THAI VEGETABLE OIL PCL FOR	FOREIGN SH. THB1.0 A	473,480	432,219
THAICOM PCL FOREIGN	FOREIGN SH. A	259,700	99,609
THAILAND BAHT	FOREIGN CURRENCY	5,012,298	153,799
THALES SA	COMMON STOCK EUR3.	17,881	1,925,716
THANACHART CAPITAL FOREIGN	FOREIGN SH. THB10.0 A	379,600	655,186
THE FOSCHINI GROUP LTD	COMMON STOCK ZAR.0125	43,317	687,784
THK CO LTD	COMMON STOCK	22,400	839,233
THOMAS COOK GROUP PLC	COMMON STOCK EUR.01	310,447	516,132
THOMSON REUTERS CORP	COMMON STOCK	47,030	2,056,565
THYSSENKRUPP AG	COMMON STOCK	74,312	2,159,581
TIANJIN PORT DVLP HLDS LTD	COMMON STOCK HKD.1	1,004,000	147,697
TIANNENG POWER INTL LTD	COMMON STOCK HKD.1	242,000	250,936
TIETO OYJ	COMMON STOCK	12,646	394,104
TIGER BRANDS LTD	COMMON STOCK ZAR.1	31,447	1,167,811
TIM PARTICIPACOES SA	COMMON STOCK	178,072	689,189
TIME DOTCOM BHD	COMMON STOCK MYR.5	281,120	632,071
TINGYI (CAYMAN ISLN) HLDG CO	COMMON STOCK USD.005	364,000	707,115
TIS INC	COMMON STOCK	14,600	510,220
TISCO FINANCIAL FOREIGN	FOREIGN SH. THB10.0 A	158,490	430,389
TITAN CEMENT CO. S.A.	COMMON STOCK EUR3.0	9,353	257,083
TKH GROUP NV DUTCH CERT	DUTCH CERT EUR.25	12,672	804,795
TMX GROUP LTD	COMMON STOCK	8,472	476,290
TOA CORP	COMMON STOCK	9,200	248,451
TOBU RAILWAY CO LTD	COMMON STOCK	36,200	1,168,779
TOCALO CO LTD	COMMON STOCK	6,300	280,030
TOCHIGI BANK LTD/THE	COMMON STOCK	62,400	251,217
TOD S SPA	COMMON STOCK EUR2.0	3,032	221,742
TOENEC CORP	COMMON STOCK	5,200	158,410
TOHO CO LTD	COMMON STOCK	19,900	689,436
TOHO GAS CO LTD	COMMON STOCK	17,600	482,445
TOHO HOLDINGS CO LTD	COMMON STOCK	13,500	305,427
TOHO TITANIUM CO LTD	COMMON STOCK	13,400	141,954

TOHO ZINC CO LTD	COMMON STOCK	5,800	315,265
TOHOKU ELECTRIC POWER CO INC	COMMON STOCK	89,000	1,138,681
TOKAI CARBON CO LTD	COMMON STOCK	35,600	441,013
TOKAI HOLDINGS CORP	COMMON STOCK	31,400	266,471
TOKAI RIKA CO LTD	COMMON STOCK	13,000	273,823
TOKEN CORP	COMMON STOCK	2,240	264,729
TOKIO MARINE HOLDINGS INC	COMMON STOCK	109,800	5,012,538
TOKUYAMA CORP	COMMON STOCK	12,800	416,342
TOKYO CENTURY CORP	COMMON STOCK	5,700	275,390
TOKYO ELECTRIC POWER COMPANY	COMMON STOCK	263,000	1,041,499
TOKYO ELECTRON LTD	COMMON STOCK	26,800	4,801,696
TOKYO GAS CO LTD	COMMON STOCK	63,400	1,448,160
TOKYO SEIMITSU CO LTD	COMMON STOCK	10,800	424,693
TOKYO STEEL MFG CO LTD	COMMON STOCK	26,400	236,994
TOKYO TATEMONO CO LTD	COMMON STOCK	38,300	516,898
TOKYO TY FINANCIAL GROUP INC	COMMON STOCK	6,900	199,614
TOKYOTOKEIBA CO LTD	COMMON STOCK	6,300	238,615
TOKYU CONSTRUCTION CO LTD	COMMON STOCK	23,560	229,705
TOKYU CORP	COMMON STOCK	82,000	1,306,557
TOKYU FUDOSAN HOLDINGS CORP	COMMON STOCK	89,400	646,123
TOMONY HOLDINGS INC	COMMON STOCK	49,200	252,616
TOMTOM	COMMON STOCK EUR.2	30,414	301,289
TOMY COMPANY LTD	COMMON STOCK	16,800	228,167
TONG HSING ELECTRONIC INDUST	COMMON STOCK TWD10.	54,871	248,262
TONG YANG INDUSTRY	COMMON STOCK TWD10.	295,000	570,201
TONGAAT HULETT LTD	COMMON STOCK ZAR1.0	25,076	232,116
TOPCON CORP	COMMON STOCK	22,000	475,379
TOPDANMARK A/S	COMMON STOCK DKK1.0	13,585	586,300
TOPIX INDX FUTR MAR18	XOSE 20180308	270,000	72,792
TOPPAN PRINTING CO LTD	COMMON STOCK	94,000	849,592
TORAY INDUSTRIES INC	COMMON STOCK	250,000	2,358,587
TORII PHARMACEUTICAL CO LTD	COMMON STOCK	6,600	177,266
TOROMONT INDUSTRIES LTD	COMMON STOCK	21,104	928,074
TORONTO DOMINION BANK	COMMON STOCK	309,300	18,181,049
TOSHIBA CORP	COMMON STOCK	1,102,000	3,098,393
TOSOH CORP	COMMON STOCK	56,500	1,281,607
TOTAL SA	COMMON STOCK EUR2.5	386,583	21,346,735
TOTO LTD	COMMON STOCK	24,300	1,432,915
TOURMALINE OIL CORP	COMMON STOCK	41,300	750,879
TOWA PHARMACEUTICAL CO LTD	COMMON STOCK	4,500	245,506
TOWER SEMICONDUCTOR LTD	COMMON STOCK ILS1.	17,676	605,703
TOWN HEALTH INTERNATIONAL ME	COMMON STOCK HKD.01	692,000	61,080
TOYO KANETSU K K	COMMON STOCK	5,600	227,429
TOYO KOHAN CO LTD	COMMON STOCK	34,700	150,166
TOYO SEIKAN GROUP HOLDINGS L	COMMON STOCK	27,600	442,897
TOYO SUISAN KAISHA LTD	COMMON STOCK	17,000	725,120
TOYO TIRE + RUBBER CO LTD	COMMON STOCK	19,200	396,969
TOYOBO CO LTD	COMMON STOCK	20,300	368,524
TOYODA GOSEI CO LTD	COMMON STOCK	12,500	317,027
TOYOTA BOSHOKU CORP	COMMON STOCK	10,900	227,420
TOYOTA INDUSTRIES CORP	COMMON STOCK	27,500	1,768,047
TOYOTA MOTOR CORP	COMMON STOCK	429,400	27,503,056
TOYOTA TSUSHO CORP	COMMON STOCK	39,100	1,571,772
TP ICAP PLC	COMMON STOCK GBP.25	109,626	786,689
TPG TELECOM LTD	COMMON STOCK	78,794	404,901
TPK HOLDING CO LTD	COMMON STOCK TWD10.	78,000	218,773
TRAKYA CAM SANAYII AS	COMMON STOCK TRY1.	220,097	268,342
TRANSALTA CORP	COMMON STOCK	78,596	467,329
TRANSCANADA CORP	COMMON STOCK	144,865	7,073,579
TRANSCEND INFORMATION INC	COMMON STOCK TWD10.0	72,566	201,455
TRANSCOSMOS INC	COMMON STOCK	10,500	267,929
TRANSPORTADORA DE GAS SUR B	COMMON STOCK ARS1.0	3	13
TRANSURBAN GROUP	STAPLED SECURITY	339,679	3,295,833
TRAVELSKY TECHNOLOGY LTD H	COMMON STOCK CNY1.0	181,000	542,107
TRAVIS PERKINS PLC	COMMON STOCK GBP.1	46,943	994,475
TREASURY WINE ESTATES LTD	COMMON STOCK	148,540	1,852,063
TRELLEBORG AB B SHS	COMMON STOCK SEK25.	43,468	1,007,224
TREND MICRO INC	COMMON STOCK	21,500	1,217,971
TRIPOD TECHNOLOGY CORP	COMMON STOCK TWD10.	131,366	409,505
TRITAX BIG BOX REIT PLC	REIT GBP.01	432,320	870,665

TRULY INTERNATIONAL HOLDINGS	COMMON STOCK HKD.02	372,000	159,838
TRUSCO NAKAYAMA CORP	COMMON STOCK	11,000	320,533
TRUWORTHS INTERNATIONAL LTD	COMMON STOCK ZAR.00015	88,510	673,968
TRYG A/S	COMMON STOCK DKK5.0	26,975	672,934
TS TECH CO LTD	COMMON STOCK	11,000	451,950
TSINGTAO BREWERY CO LTD H	COMMON STOCK CNY1.0	74,000	381,152
TSOGO SUN HOLDINGS LTD	COMMON STOCK ZAR.02	59,206	117,331
TSUGAMI CORP	COMMON STOCK	38,000	489,378
TSUKISHIMA KIKAI CO LTD	COMMON STOCK	14,300	192,575
TSUKUBA BANK LTD	COMMON STOCK	65,100	222,487
TSUMURA + CO	COMMON STOCK	12,800	425,657
TSURUHA HOLDINGS INC	COMMON STOCK	6,100	827,278
TSUTSUMI JEWELRY CO LTD	COMMON STOCK	5,100	99,754
TTY BIOPHARM CO LTD	COMMON STOCK TWD10.	175,000	602,332
TUBACEX SA	COMMON STOCK EUR.45	73,339	294,553
TUI AG DI	COMMON STOCK	45,770	943,418
TUI AG DI	COMMON STOCK NPV	26,771	555,372
TULLOW OIL PLC	COMMON STOCK GBP.1	272,780	761,548
TUNG HO STEEL ENTERPRISE COR	COMMON STOCK TWD10.	267,419	231,809
TUPRAS TURKIYE PETROL RAFINE	COMMON STOCK TRY1.	24,577	787,555
TURK SISE VE CAM FABRIKALARI	COMMON STOCK TRY1.	245,969	304,888
TURK TELEKOMUNIKASYON AS	COMMON STOCK TRY1.	129,390	219,759
TURKCELL ILETISIM HIZMET AS	COMMON STOCK TRY1.	203,681	831,525
TURKISH LIRA	FOREIGN CURRENCY	366,976	96,786
TURKIYE GARANTI BANKASI	COMMON STOCK TRY1.	422,028	1,195,075
TURKIYE HALK BANKASI	COMMON STOCK TRY1.	148,549	422,883
TURKIYE IS BANKASI C	COMMON STOCK TRY1.	354,775	652,605
TURKIYE SINAI KALKINMA BANK	COMMON STOCK TRY1.	807,018	306,990
TURKIYE VAKIFLAR BANKASI T D	COMMON STOCK TRY1.	195,636	349,609
TURQUOISE HILL RESOURCES LTD	COMMON STOCK	189,830	649,963
TYC BROTHER INDUSTRIAL CO	COMMON STOCK TWD10.	391,000	437,403
U BLOX HOLDING AG	COMMON STOCK CHF.9	1,501	295,392
U MING MARINE TRANSPORT CORP	COMMON STOCK TWD10.	127,000	155,953
UAE DIRHAM	FOREIGN CURRENCY	1,395,127	379,854
UBE INDUSTRIES LTD	COMMON STOCK	20,900	615,265
UBI BANCA SPA	COMMON STOCK EUR2.5	187,771	819,628
UBISOFT ENTERTAINMENT	COMMON STOCK EUR.0775	12,695	977,576
UBM PLC	COMMON STOCK GBP.1125	73,925	743,656
UBS GROUP AG REG	COMMON STOCK CHF.1	603,158	11,081,982
UCB SA	COMMON STOCK	21,202	1,681,474
UDG HEALTHCARE PLC	COMMON STOCK EUR.05	52,989	604,161
UEM SUNRISE BHD	COMMON STOCK MYR.5	522,833	134,215
ULTRA ELECTRONICS HLDGS PLC	COMMON STOCK GBP.05	16,224	296,111
ULTRAPAR PARTICIPACOES SA	COMMON STOCK	61,700	1,397,887
ULVAC INC	COMMON STOCK	9,700	606,776
UMICORE	COMMON STOCK	40,264	1,904,160
UMW HOLDINGS BHD	COMMON STOCK	190,800	245,135
UMW OIL + GAS CORP BHD	COMMON STOCK MYR.5	795,952	60,059
UNI PRESIDENT ENTERPRISES CO	COMMON STOCK TWD10.	843,507	1,869,651
UNIBAIL RODAMCO SE	REIT EUR5.0	16,714	4,214,037
UNICHARM CORP	COMMON STOCK	68,000	1,768,047
UNICREDIT SPA	COMMON STOCK	337,791	6,297,794
UNILEVER INDONESIA TBK PT	COMMON STOCK IDR10.	220,000	906,461
UNILEVER NV CVA	DUTCH CERT EUR.16	270,606	15,215,866
UNILEVER PLC	COMMON STOCK GBP.0311	211,974	11,765,875
UNIMICRON TECHNOLOGY CORP	COMMON STOCK TWD10.	380,805	208,331
UNIPER SE	COMMON STOCK	36,871	1,151,025
UNIPOL GRUPPO SPA	COMMON STOCK	89,515	419,582
UNIPOLSAI ASSICURAZIONI SPA	COMMON STOCK	168,630	393,549
UNIPRES CORP	COMMON STOCK	8,700	233,456
UNISEM (M) BERHAD	COMMON STOCK MYR.5	386,100	347,992
UNITE GROUP PLC	REIT GBP.25	64,777	705,023
UNITED ARROWS LTD	COMMON STOCK	7,400	300,587
UNITED BANK LTD	COMMON STOCK PKR10.	78,500	133,738
UNITED INTEGRATED SERVICES	COMMON STOCK TWD10.	110,000	216,750
UNITED INTERNET AG REG SHARE	COMMON STOCK	24,132	1,661,180
UNITED MICROELECTRONICS CORP	COMMON STOCK TWD10.	2,160,021	1,027,190
UNITED OVERSEAS BANK LTD	COMMON STOCK	218,912	4,321,943
UNITED SUPER MARKETS HOLDING	COMMON STOCK	15,800	160,262
UNITED TRACTORS TBK PT	COMMON STOCK IDR250.0	372,519	970,812

UNITED URBAN INVESTMENT CORP	REIT	549	789,613
UNITED UTILITIES GROUP PLC	COMMON STOCK GBP.05	116,203	1,303,090
UNITIKA LTD	COMMON STOCK	21,600	158,392
UNIVERSAL ENTERTAINMENT CORP	COMMON STOCK	4,800	175,900
UNIVERSAL ROBINA CORP	COMMON STOCK PHP1.	117,760	356,230
UOL GROUP LTD	COMMON STOCK	114,218	757,893
UPM KYMMENE OYJ	COMMON STOCK	91,043	2,827,152
UPONOR OYJ	COMMON STOCK	12,812	258,086
URANIUM PARTICIPATION CORP	COMMON STOCK	26,700	90,140
URANIUM PARTICIPATION CORP	COMMON STOCK	20,900	70,634
US DOLLAR		154,248,984	154,248,984
USHIO INC	COMMON STOCK	23,900	341,888
USS CO LTD	COMMON STOCK	47,800	1,011,439
VALE SA	COMMON STOCK	535,191	6,523,186
VALEANT PHARMACEUTICALS INTE	COMMON STOCK	56,177	1,174,698
VALEO SA	COMMON STOCK EUR1.0	43,641	3,254,789
VALIANT HOLDING AG REG	COMMON STOCK CHF.5	5,174	559,147
VALID SOLUCOES SA	COMMON STOCK	27,848	155,345
VALLOUREC SA	COMMON STOCK EUR2.0	66,406	401,346
VALMET OYJ	COMMON STOCK	24,218	477,605
VALOR HOLDINGS CO LTD	COMMON STOCK	8,600	200,627
VALORA HOLDING AG REG	COMMON STOCK CHF1.0	843	280,906
VALUE PARTNERS GROUP LTD	COMMON STOCK HKD.1	264,000	279,218
VANGUARD INTERNATIONAL SEMI	COMMON STOCK TWD10.	228,691	505,947
VAT GROUP AG	COMMON STOCK CHF.1	4,316	638,410
VECTURA GROUP PLC	COMMON STOCK GBP.00025	156,858	249,765
VEDANTA RESOURCES PLC	COMMON STOCK USD.1	27,251	293,727
VENTURE CORP LTD	COMMON STOCK	50,900	778,415
VEOLIA ENVIRONNEMENT	COMMON STOCK EUR5.	81,267	2,075,077
VERMILION ENERGY INC	COMMON STOCK	21,700	791,138
VESTAS WIND SYSTEMS A/S	COMMON STOCK DKK1.	36,475	2,501,962
VESTEL ELEKTRONIK SANAYI	COMMON STOCK TRY1.	137,367	274,119
VESUVIUS PLC	COMMON STOCK GBP.1	52,055	409,287
VICINITY CENTRES	REIT	660,198	1,406,120
VICTREX PLC	COMMON STOCK GBP.01	17,926	639,707
VIFOR PHARMA AG	COMMON STOCK CHF.01	8,501	1,089,329
VINA CONCHA Y TORO S.A.	COMMON STOCK	142,191	269,362
VINCI SA	COMMON STOCK EUR2.5	82,477	8,421,549
VINDA INTERNATIONAL HOLDINGS	COMMON STOCK HKD.1	112,000	224,864
VIPSHOP HOLDINGS LTD ADR	ADR USD.0001	70,900	830,948
VIRBAC SA	COMMON STOCK EUR1.25	1,397	207,181
VIRGIN MONEY HOLDINGS UK	COMMON STOCK GBP.0001	70,017	268,247
VIROMED CO LTD	COMMON STOCK KRW500.	4,082	621,978
VISCOFAN SA	COMMON STOCK EUR.7	12,056	795,722
VISTA LAND + LIFESCAPES INC	COMMON STOCK PHP1.0	2,646,600	317,551
VIVENDI	COMMON STOCK EUR5.5	173,563	4,670,816
VODACOM GROUP LTD	COMMON STOCK	92,938	1,091,349
VODAFONE GROUP PLC	COMMON STOCK USD.2095	4,404,570	13,941,133
VODAFONE QATAR	COMMON STOCK QAR10.	190,241	416,569
VOESTALPINE AG	COMMON STOCK	22,522	1,347,222
VOLKSWAGEN AG	COMMON STOCK	5,147	1,042,899
VOLKSWAGEN AG PREF	PREFERENCE	31,669	6,316,314
VOLVO AB B SHS	COMMON STOCK SEK1.2	259,599	4,839,417
VONOVIA SE	COMMON STOCK	78,186	3,873,283
VONTOBEL HOLDING AG REG	COMMON STOCK CHF1.0	5,967	376,552
VOPAK	COMMON STOCK EUR.5	12,948	568,406
VOSSLOH AG	COMMON STOCK	4,802	269,716
VTB BANK JSC GDR REG S	GDR	397,993	726,829
VTB BANK SPON GDR 144A	GDR	136,000	248,880
VTECH HOLDINGS LTD	COMMON STOCK USD.05	37,900	496,400
VUKILE PROPERTY FUND LTD	REIT	163,055	273,350
WACKER CHEMIE AG	COMMON STOCK	3,705	721,299
WACOAL HOLDINGS CORP	COMMON STOCK	12,400	391,476
WACOM CO LTD	COMMON STOCK	37,100	200,991
WALLENIUS WILHELMSEN LOGISTI	COMMON STOCK NOK.52	23,603	170,964
WALLENSTAM AB B SHS	COMMON STOCK SEK1.0	39,221	377,962
WALMART DE MEXICO SAB DE CV	COMMON STOCK	954,164	2,351,577
WALSIN LIHWA CORP	COMMON STOCK TWD10.	813,696	480,505
WANT WANT CHINA HOLDINGS LTD	COMMON STOCK USD.02	1,046,000	874,658
WARTSILA OYJ ABP	COMMON STOCK	24,540	1,547,673

WASKITA KARYA PERSERO TBK PT	COMMON STOCK IDR100.0	3,113,500	508,206
WEG SA	COMMON STOCK	101,800	738,120
WEIBO CORP SPON ADR	ADR USD.00025	8,460	875,272
WEICHAI POWER CO LTD H	COMMON STOCK CNY1.0	421,200	461,127
WEIR GROUP PLC/THE	COMMON STOCK GBP.125	38,710	1,107,574
WELCIA HOLDINGS CO LTD	COMMON STOCK	11,800	510,256
WENDEL	COMMON STOCK EUR4.	5,406	937,284
WERELDHAVE NV	REIT EUR1.0	9,276	445,125
WESFARMERS LTD	COMMON STOCK	185,612	6,443,688
WEST FRASER TIMBER CO LTD	COMMON STOCK	14,200	879,120
WEST JAPAN RAILWAY CO	COMMON STOCK	27,800	2,028,548
WESTFIELD CORP	REIT	332,427	2,469,376
WESTON (GEORGE) LTD	COMMON STOCK	9,715	846,394
WESTPAC BANKING CORP	COMMON STOCK	562,277	13,757,396
WETHERSPOON (J.D.) PLC	COMMON STOCK GBP.02	23,258	395,806
WH GROUP LTD	COMMON STOCK USD.0001	1,509,000	1,699,970
WH SMITH PLC	COMMON STOCK GBP.22	28,141	892,608
WHARF HOLDINGS LTD	COMMON STOCK	186,650	645,057
WHARF REAL ESTATE INVESTMENT	COMMON STOCK	186,650	1,241,580
WHEATON PRECIOUS METALS CORP	COMMON STOCK	77,700	1,723,359
WHEELOCK + CO LTD	COMMON STOCK	133,000	949,734
WHITBREAD PLC	COMMON STOCK GBP.767974	31,096	1,682,598
WHITECAP RESOURCES INC	COMMON STOCK	77,800	555,736
WIENERBERGER AG	COMMON STOCK	22,786	551,214
WIHLBORGS FASTIGHETER AB	COMMON STOCK SEK2.5	15,766	377,328
WILLIAM DEMANT HOLDING	COMMON STOCK DKK.2	25,045	697,680
WILLIAM HILL PLC	COMMON STOCK GBP.1	173,341	753,869
WILMAR INTERNATIONAL LTD	COMMON STOCK	307,000	708,340
WIN SEMICONDUCTORS CORP	COMMON STOCK TWD10.0	77,000	727,751
WINBOND ELECTRONICS CORP	COMMON STOCK TWD10.	641,477	504,314
WIRECARD AG	COMMON STOCK	21,799	2,435,675
WISTRON CORP	COMMON STOCK TWD10.	472,497	379,728
WIX.COM LTD	COMMON STOCK ILS.01	6,600	379,830
WM MORRISON SUPERMARKETS	COMMON STOCK GBP.1	386,076	1,148,016
WOLTERS KLUWER	COMMON STOCK EUR.12	62,192	3,241,135
WOOD GROUP (JOHN) PLC	COMMON STOCK GBP.042857	119,563	1,047,045
WOODSIDE PETROLEUM LTD	COMMON STOCK	140,095	3,629,667
WOOLWORTHS GROUP LTD	COMMON STOCK	218,332	4,658,499
WOOLWORTHS HOLDINGS LTD	COMMON STOCK	166,870	880,335
WOORI BANK	COMMON STOCK KRW5000.0	66,774	981,892
WORKSPACE GROUP PLC	REIT GBP1.0	36,288	491,690
WORLDLINE SA	COMMON STOCK EUR.68	8,324	404,205
WORLDPAY GROUP PLC	COMMON STOCK GBP.03	337,289	1,936,771
WORLEYPARSONS LTD	COMMON STOCK	46,525	522,190
WPG HOLDINGS LTD	COMMON STOCK TWD10.	291,795	386,409
WPP PLC	COMMON STOCK GBP.1	216,373	3,928,789
WSP GLOBAL INC	COMMON STOCK	19,000	908,488
WT MICROELECTRONICS CO LTD	COMMON STOCK TWD10.	149,723	227,106
WYNN MACAU LTD	COMMON STOCK HKD.001	278,800	877,892
XINGDA INT L HOLDINGS	COMMON STOCK HKD.1	455,213	161,220
XINHUA WINSHARE PUBLISHING H	COMMON STOCK CNY1.0	435,000	345,530
XINYI GLASS HOLDINGS LTD	COMMON STOCK HKD.1	331,580	431,726
XINYI SOLAR HOLDINGS LTD	COMMON STOCK HKD.1	835,580	322,517
YAGEO CORPORATION	COMMON STOCK TWD10.	92,776	1,100,523
YAHOO JAPAN CORP	COMMON STOCK	264,000	1,210,917
YAKULT HONSHA CO LTD	COMMON STOCK	15,400	1,161,335
YAMADA DENKI CO LTD	COMMON STOCK	97,700	537,764
YAMAGUCHI FINANCIAL GROUP IN	COMMON STOCK	42,000	499,359
YAMAHA CORP	COMMON STOCK	32,000	1,173,973
YAMAHA MOTOR CO LTD	COMMON STOCK	49,800	1,631,048
YAMANA GOLD INC	COMMON STOCK	186,881	584,679
YAMATO HOLDINGS CO LTD	COMMON STOCK	63,600	1,280,664
YAMATO KOGYO CO LTD	COMMON STOCK	10,400	301,508
YAMAZAKI BAKING CO LTD	COMMON STOCK	24,000	467,199
YANG MING MARINE TRANSPORT	COMMON STOCK TWD10.	272,107	105,154
YANGZIJIANG SHIPBUILDING	COMMON STOCK	466,500	513,095
YANZHOU COAL MINING CO H	COMMON STOCK CNY1.0	400,800	466,900
YAOKO CO LTD	COMMON STOCK	4,800	233,836
YAPI VE KREDI BANKASI	COMMON STOCK TRY1.	235,817	270,068
YARA INTERNATIONAL ASA	COMMON STOCK NOK1.7	30,923	1,420,809

YASKAWA ELECTRIC CORP	COMMON STOCK	44,800	1,958,012
YIT OYJ	COMMON STOCK	28,246	215,844
YOKOGAWA ELECTRIC CORP	COMMON STOCK	49,200	940,751
YOKOHAMA REITO CO LTD	COMMON STOCK	21,000	217,369
YOKOHAMA RUBBER CO LTD	COMMON STOCK	21,000	515,294
YOMIURI LAND CO LTD	COMMON STOCK	2,900	127,406
YONEX CO LTD	COMMON STOCK	16,800	107,771
YOOX NET A PORTER GROUP	COMMON STOCK	10,261	358,430
YOUNGONE CORP	COMMON STOCK KRW500.0	8,486	249,790
YTL CORP BHD	COMMON STOCK MYR.1	1,065,782	360,740
YTL POWER INTERNATIONAL BHD	COMMON STOCK MYR.5	886,128	282,630
YUANTA FINANCIAL HOLDING CO	COMMON STOCK TWD10.	1,496,409	693,204
YUANTA SECURITIES KOREA	COMMON STOCK KRW5000.0	41,698	150,188
YUE YUEN INDUSTRIAL HLDG	COMMON STOCK HKD.25	150,738	591,151
YUEXIU PROPERTY CO LTD	COMMON STOCK	1,812,000	337,402
YUEXIU TRANSPORT INFRASTRUCT	COMMON STOCK HKD.1	472,799	347,041
YUHAN CORPORATION	COMMON STOCK KRW5000.0	2,054	420,040
YULON MOTOR COMPANY	COMMON STOCK TWD10.	495,492	402,480
YUM CHINA HOLDINGS INC	COMMON STOCK USD.01	65,800	2,633,316
YURTEC CORP	COMMON STOCK	18,200	155,454
YUSHIN PRECISION EQUIPMENT	COMMON STOCK	7,800	221,944
YY INC ADR	ADR USD.00001	7,600	859,256
ZALANDO SE	COMMON STOCK	18,974	1,000,557
ZARDOYA OTIS SA	COMMON STOCK EUR.1	39,955	437,302
ZENKOKU HOSHO CO LTD	COMMON STOCK	9,500	409,308
ZENRIN CO LTD	COMMON STOCK	7,600	255,064
ZENSHO HOLDINGS CO LTD	COMMON STOCK	26,800	460,951
ZEON CORP	COMMON STOCK	35,000	506,930
ZERIA PHARMACEUTICAL CO LTD	COMMON STOCK	11,600	221,604
ZHEJIANG EXPRESSWAY CO H	COMMON STOCK CNY1.0	336,000	369,194
ZHEJIANG SHIBAO CO LTD H	COMMON STOCK CNY1.0	382,500	128,863
ZHONGSHENG GROUP HOLDINGS	COMMON STOCK HKD.0001	185,500	421,345
ZHUZHOU CRRC TIMES ELECTRI H	COMMON STOCK CNY1.0	111,000	720,617
ZIJIN MINING GROUP CO LTD H	COMMON STOCK CNY.1	1,227,000	462,561
ZINWELL CORPORATION	COMMON STOCK TWD10.	323,690	343,670
ZODIAC AEROSPACE	COMMON STOCK	37,447	1,121,018
ZORLU ENERJI ELEKTRIK URETIM	COMMON STOCK TRY1.	783,543	326,144
ZTE CORP H	COMMON STOCK CNY1.0	262,390	980,177
ZURICH INSURANCE GROUP AG	COMMON STOCK CHF.1	24,364	7,409,398

	Total: EXHIBIT C - Total International Stock Market Index Fund		$4,590,708,654

n / a - Cost is not applicable

EXHIBIT D - Total Bond Market Fund

(Managed by Neuberger Berman)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2017

Schedule H, line 4i-Schedule of Assets (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	21ST CENTURY FOX AMERICA	6.15% 01 Mar 2037	1,850,000		$2,422,840
	ABBOTT LABORATORIES	4.9% 30 Nov 2046	4,000,000		4,585,988
	ABBVIE INC	2.9% 06 Nov 2022	2,000,000		2,005,816
	ABBVIE INC	4.7% 14 May 2045	2,760,000		3,094,718
	AERCAP IRELAND CAP/GLOBA	4.625% 30 Oct 2020	6,000,000		6,289,690
	AETNA INC	2.75% 15 Nov 2022	1,650,000		1,634,021
	AFRICAN DEVELOPMENT BANK	2.125% 16 Nov 2022	3,500,000		3,458,100
	ALEXANDRIA REAL ESTATE E	3.9% 15 Jun 2023	1,000,000		1,033,482
	ALLERGAN FUNDING SCS	3.8% 15 Mar 2025	5,300,000		5,395,648
	ALLERGAN FUNDING SCS	4.75% 15 Mar 2045	602,000		640,863
	ALLERGAN FUNDING SCS	2.45% 15 Jun 2019	2,460,000		2,459,963
	ALLSTATE CORP	3.28% 15 Dec 2026	5,000,000		5,075,381
	ALTRIA GROUP INC	5.375% 31 Jan 2044	3,000,000		3,649,410
	AMAZON.COM INC	4.05% 22 Aug 2047	2,000,000		2,155,434
	AMAZON.COM INC	4.8% 05 Dec 2034	1,500,000		1,760,595
	AMEREN ILLINOIS CO	4.15% 15 Mar 2046	3,090,000		3,404,671
	AMERICA MOVIL SAB DE CV	5% 30 Mar 2020	1,800,000		1,897,092
	AMERICAN EXPRESS CREDIT	2.2% 03 Mar 2020	10,000,000		9,969,729
	AMERICAN MUNI PWR OHIO INC OHR	7.834% 15 Feb 2041	930,000		1,451,767
	AMERICAN TOWER CORP	3.5% 31 Jan 2023	2,000,000		2,045,001
	AMGEN INC	3.2% 02 Nov 2027	5,000,000		4,993,807
	AMGEN INC	2.65% 11 May 2022	5,000,000		4,986,546
	AMGEN INC	2.2% 22 May 2019	1,800,000		1,800,366
	ANADARKO PETROLEUM CORP	3.45% 15 Jul 2024	3,000,000		2,987,586
	ANADARKO PETROLEUM CORP	6.2% 15 Mar 2040	665,000		806,348
	ANHEUSER BUSCH INBEV FIN	3.65% 01 Feb 2026	12,000,000		12,383,730
	ANHEUSER BUSCH INBEV FIN	2.65% 01 Feb 2021	5,455,000		5,482,372
	ANHEUSER BUSCH INBEV WOR	5.375% 15 Jan 2020	4,990,000		5,293,439
	ANTHEM INC	3.65% 01 Dec 2027	4,000,000		4,077,311
	ANTHEM INC	3.3% 15 Jan 2023	1,400,000		1,420,532
	APACHE CORP	4.75% 15 Apr 2043	1,400,000		1,438,831
	APACHE CORP	5.25% 01 Feb 2042	500,000		541,362
	APPLE INC	4.65% 23 Feb 2046	2,000,000		2,342,069
	APPLE INC	2.5% 09 Feb 2025	5,000,000		4,875,160
	APPLE INC	3.2% 11 May 2027	2,920,000		2,957,085
	APPLE INC	2.1% 06 May 2019	5,785,000		5,798,284
	ASIAN DEVELOPMENT BANK	1.5% 22 Jan 2020	4,400,000		4,352,787
	ASTRAZENECA PLC	6.45% 15 Sep 2037	2,000,000		2,717,495
	AT+T INC	6% 15 Aug 2040	1,730,000		1,957,829
	AT+T INC	4.75% 15 May 2046	2,000,000		1,956,094
	AT+T INC	4.25% 01 Mar 2027	3,000,000		3,058,250
	AT+T INC	4.5% 09 Mar 2048	7,358,000		6,894,306
	BAKER HUGHES LLC/CO OBL	2.773% 15 Dec 2022	3,000,000		2,996,235
	BANK OF AMERICA CORP	1% 24 Apr 2038	2,000,000		2,169,061
	BANK OF AMERICA CORP	1% 20 Dec 2028	10,761,000		10,763,313
	BANK OF AMERICA CORP	2.65% 01 Apr 2019	10,000,000		10,056,774
	BANK OF AMERICA CORP	3.3% 11 Jan 2023	3,525,000		3,606,075
	BARCLAYS PLC	4.337% 10 Jan 2028	5,000,000		5,174,825
	BARRICK PD AU FIN PTY LT	5.95% 15 Oct 2039	1,055,000		1,316,060
	BAT CAPITAL CORP	4.54% 15 Aug 2047	1,545,000		1,626,743
	BAY AREA CA TOLL AUTH TOLL BRI	7.043% 01 Apr 2050	500,000		789,910
	BECTON DICKINSON AND CO	2.894% 06 Jun 2022	6,225,000		6,186,060
	BECTON DICKINSON AND CO	3.125% 08 Nov 2021	1,100,000		1,109,275

BERKSHIRE HATHAWAY ENERG	6.125% 01 Apr 2036	4,035,000	5,392,870
BERKSHIRE HATHAWAY FIN	5.75% 15 Jan 2040	1,275,000	1,681,329
BOSTON PROPERTIES LP	5.625% 15 Nov 2020	1,400,000	1,514,156
BP CAPITAL MARKETS PLC	2.521% 15 Jan 2020	6,275,000	6,327,680
BRITISH TELECOM PLC	9.125% 15 Dec 2030	400,000	597,627
BROADCOM CRP / CAYMN FI	3.875% 15 Jan 2027	2,930,000	2,883,254
BURLINGTN NORTH SANTA FE	3.4% 01 Sep 2024	2,000,000	2,071,541
BURLINGTN NORTH SANTA FE	4.9% 01 Apr 2044	1,000,000	1,198,725
BURLINGTN NORTH SANTA FE	4.375% 01 Sep 2042	1,800,000	2,010,504
CALIFORNIA ST	7.55% 01 Apr 2039	3,710,000	5,838,093
CANADIAN NATL RESOURCES	2.95% 15 Jan 2023	5,710,000	5,684,430
CAPITAL ONE NA	2.35% 31 Jan 2020	5,750,000	5,732,688
CARDINAL HEALTH INC	3.5% 15 Nov 2024	3,735,000	3,752,278
CARRINGTON MORTGAGE LOAN TRUST	1% 25 Jun 2036	150,874	4,482
CATERPILLAR FINANCIAL SE	2.1% 09 Jun 2019	2,600,000	2,601,259
CATERPILLAR INC	3.803% 15 Aug 2042	938,000	1,005,064
CBS CORP	2.9% 15 Jan 2027	3,160,000	2,951,584
CBS CORP	4.3% 15 Feb 2021	2,100,000	2,194,202
CELGENE CORP	2.25% 15 May 2019	1,750,000	1,747,621
CELGENE CORP	3.95% 15 Oct 2020	795,000	823,235
CHARTER COMM OPT LLC/CAP	6.484% 23 Oct 2045	2,000,000	2,331,860
CHARTER COMM OPT LLC/CAP	3.579% 23 Jul 2020	2,000,000	2,037,282
CHARTER COMM OPT LLC/CAP	4.908% 23 Jul 2025	3,000,000	3,189,556
CHUBB INA HOLDINGS INC	2.3% 03 Nov 2020	5,330,000	5,321,512
CISCO SYSTEMS INC	2.6% 28 Feb 2023	6,735,000	6,747,863
CISCO SYSTEMS INC	5.5% 15 Jan 2040	765,000	1,012,249
CITIGROUP COMMERCIAL MORTGAGE	3.717% 15 Sep 2048	3,400,000	3,555,224
CITIGROUP COMMERCIAL MORTGAGE	3.371% 10 Oct 2047	7,075,000	7,261,927
CITIGROUP COMMERCIAL MORTGAGE	4.023% 10 Mar 2047	3,530,000	3,744,680
CITIGROUP INC	4.65% 30 Jul 2045	2,098,000	2,387,881
CITIGROUP INC	4.125% 25 Jul 2028	3,500,000	3,607,293
CITIGROUP INC	3.875% 25 Oct 2023	4,900,000	5,117,231
CITIGROUP INC	2.5% 29 Jul 2019	8,000,000	8,024,551
CITIGROUP MORTGAGE LOAN TRUST	1% 25 Nov 2036	3,561,252	1,103,904
COCA COLA CO/THE	1.875% 27 Oct 2020	2,000,000	1,989,662
COCA COLA CO/THE	3.15% 15 Nov 2020	750,000	770,462
COMCAST CORP	3.375% 15 Aug 2025	5,000,000	5,131,420
COMCAST CORP	4% 15 Aug 2047	2,000,000	2,087,017
COMCAST CORP	4.65% 15 Jul 2042	2,760,000	3,106,763
COMM MORTGAGE TRUST	4.046% 10 Oct 2046	4,000,000	4,248,295
COMM MORTGAGE TRUST	3.644% 10 Dec 2047	2,535,000	2,634,182
COMM MORTGAGE TRUST	3.528% 10 Dec 2047	4,900,000	5,059,431
COMMONWEALTH EDISON CO	2.15% 15 Jan 2019	2,030,000	2,030,401
CONCHO RESOURCES INC	3.75% 01 Oct 2027	3,000,000	3,039,170
CONNECTICUT ST	5.85% 15 Mar 2032	1,045,000	1,256,780
CONOCOPHILLIPS	6.5% 01 Feb 2039	2,000,000	2,798,863
CONOCOPHILLIPS COMPANY	4.3% 15 Nov 2044	600,000	656,148
CONSOLIDATED EDISON CO O	3.95% 01 Mar 2043	2,500,000	2,632,628
CONSTELLATION BRANDS INC	2.25% 06 Nov 2020	3,845,000	3,809,721
COOPERATIEVE RABOBANK UA	4.625% 01 Dec 2023	2,000,000	2,143,906
CORP ANDINA DE FOMENTO	8.125% 04 Jun 2019	655,000	707,014
CORPORATE OFFICE PROP LP	3.6% 15 May 2023	1,000,000	1,000,627
COVIDIEN INTL FINANCE SA	3.2% 15 Jun 2022	650,000	664,356
CRED SUIS GP FUN LTD	3.75% 26 Mar 2025	5,000,000	5,101,937
CSAIL COMMERCIAL MORTGAGE TRUS	3.502% 15 Nov 2049	5,555,000	5,691,318
CSX CORP	4.75% 30 May 2042	850,000	952,612
CVS HEALTH CORP	5.125% 20 Jul 2045	2,000,000	2,292,188
CVS HEALTH CORP	2.8% 20 Jul 2020	4,760,000	4,779,828
DELL INT LLC / EMC CORP	5.45% 15 Jun 2023	5,000,000	5,403,195
DELL INT LLC / EMC CORP	3.48% 01 Jun 2019	2,500,000	2,531,319
DEUTSCHE BANK COMMERCIAL MORTG	2.89% 10 Sep 2049	2,375,000	2,341,663
DEUTSCHE BANK COMMERCIAL MORTG	3.276% 10 May 2049	2,115,500	2,144,187
DEVON FINANCING CORP LLC	7.875% 30 Sep 2031	1,200,000	1,647,366
DISCOVER FINANCIAL SVS	4.1% 09 Feb 2027	4,000,000	4,097,325
DISCOVERY COMMUNICATIONS	5.2% 20 Sep 2047	2,000,000	2,087,439
DISCOVERY COMMUNICATIONS	4.375% 15 Jun 2021	1,180,000	1,234,504
DOMINION ENERGY INC	1.6% 15 Aug 2019	6,000,000	5,933,978

DOMINION ENERGY INC	4.45% 15 Mar 2021	4,600,000	4,857,266
DOVER CORP	4.3% 01 Mar 2021	960,000	1,013,787
DOW CHEMICAL CO/THE	3% 15 Nov 2022	2,100,000	2,111,131
DR PEPPER SNAPPLE GROUP	4.42% 15 Dec 2046	2,000,000	2,101,551
DUKE ENERGY CAROLINAS	3.875% 15 Mar 2046	1,500,000	1,573,068
DUKE ENERGY CORP	2.65% 01 Sep 2026	3,500,000	3,353,586
ECOLAB INC	3.95% 01 Dec 2047	777,000	794,256
ECOLAB INC	5.5% 08 Dec 2041	95,000	118,936
ECOPETROL SA	5.875% 28 May 2045	1,275,000	1,301,775
ENERGY TRANSFER PARTNERS	4.2% 15 Apr 2027	3,000,000	2,984,406
ENERGY TRANSFER PARTNERS	6.5% 01 Feb 2042	1,925,000	2,179,707
ENTERPRISE PRODUCTS OPER	3.35% 15 Mar 2023	1,800,000	1,835,477
ENTERPRISE PRODUCTS OPER	7.55% 15 Apr 2038	800,000	1,120,435
EUROPEAN INVESTMENT BANK	2.375% 24 May 2027	3,270,000	3,210,790
EUROPEAN INVESTMENT BANK	4% 16 Feb 2021	2,250,000	2,371,970
EXELON CORP	2.85% 15 Jun 2020	4,380,000	4,420,841
EXELON CORP	4.45% 15 Apr 2046	3,740,000	4,064,346
EXELON GENERATION CO LLC	5.2% 01 Oct 2019	2,000,000	2,094,826
EXXON MOBIL CORPORATION	4.114% 01 Mar 2046	1,500,000	1,678,854
FANNIE MAE	2.125% 24 Apr 2026	1,100,000	1,061,490
FANNIE MAE	1.5% 30 Jul 2020	7,250,000	7,160,318
FANNIE MAE	2% 05 Oct 2022	6,500,000	6,418,841
FANNIE MAE	2% 05 Jan 2022	3,500,000	3,476,946
FANNIE MAE	1.6% 24 Dec 2020	3,180,000	3,132,399
FANNIE MAE	0.01% 09 Oct 2019	250,000	240,775
FANNIE MAE	7.125% 15 Jan 2030	865,000	1,246,079
FANNIE MAE	7.25% 15 May 2030	330,000	482,752
FANNIE MAE	6.625% 15 Nov 2030	535,000	752,374
FED HM LN PC POOL A17554	5.5% 01 Jan 2034	99,205	110,316
FED HM LN PC POOL A23137	5% 01 Jun 2034	1,052,189	1,138,024
FED HM LN PC POOL A31788	5% 01 Mar 2035	124,489	133,774
FED HM LN PC POOL A35945	5% 01 Jul 2035	33,554	36,267
FED HM LN PC POOL A39272	5.5% 01 Oct 2035	135,361	150,358
FED HM LN PC POOL A46663	5% 01 Aug 2035	54,895	59,341
FED HM LN PC POOL A48972	5.5% 01 May 2036	76,057	84,176
FED HM LN PC POOL A51249	6% 01 Aug 2036	20,743	23,410
FED HM LN PC POOL A54174	6% 01 Nov 2036	4,579	5,158
FED HM LN PC POOL A55275	5.5% 01 Dec 2036	37,869	41,365
FED HM LN PC POOL A56733	6% 01 Jan 2037	8,341	9,316
FED HM LN PC POOL A56988	5.5% 01 Feb 2037	93,812	103,687
FED HM LN PC POOL A57943	5% 01 Mar 2037	47,753	51,622
FED HM LN PC POOL A60311	5% 01 May 2037	64,318	70,035
FED HM LN PC POOL A61985	6% 01 Jun 2037	27,196	30,572
FED HM LN PC POOL A63820	6% 01 Aug 2037	10,254	11,505
FED HM LN PC POOL A65647	5.5% 01 Sep 2037	481	527
FED HM LN PC POOL A65895	6% 01 Sep 2037	1,343	1,515
FED HM LN PC POOL A66380	6% 01 Sep 2037	21,447	24,057
FED HM LN PC POOL A66777	6% 01 Oct 2037	25,619	28,875
FED HM LN PC POOL A68547	5.5% 01 Nov 2037	2,427	2,679
FED HM LN PC POOL A71925	5% 01 Jan 2038	128,365	139,599
FED HM LN PC POOL A72047	5% 01 Jan 2038	1,204	1,310
FED HM LN PC POOL A72232	6% 01 Feb 2038	8,963	10,012
FED HM LN PC POOL A74128	5.5% 01 Feb 2038	126,347	138,011
FED HM LN PC POOL A74793	5% 01 Mar 2038	163,270	177,699
FED HM LN PC POOL A75230	5% 01 Apr 2038	60,240	65,219
FED HM LN PC POOL A76467	6% 01 Apr 2038	9,602	10,729
FED HM LN PC POOL A77766	6% 01 Jun 2038	57,931	64,928
FED HM LN PC POOL A77961	5.5% 01 Jun 2038	14,248	15,727
FED HM LN PC POOL A77976	6% 01 Jun 2038	14,946	16,695
FED HM LN PC POOL A78147	5.5% 01 Jun 2038	1,461	1,612
FED HM LN PC POOL A80388	6% 01 Dec 2036	249	279
FED HM LN PC POOL A80970	5.5% 01 Aug 2038	7,796	8,588
FED HM LN PC POOL A81327	6% 01 Aug 2038	12,792	14,289
FED HM LN PC POOL A81426	6% 01 Sep 2038	1,754	1,959
FED HM LN PC POOL A81569	6% 01 Aug 2038	46,662	52,121
FED HM LN PC POOL A82880	5.5% 01 Nov 2038	30,920	34,052
FED HM LN PC POOL A83435	6% 01 Dec 2038	32,340	36,239

FED HM LN PC POOL A84660	5.5% 01 Feb 2039	5,511	6,022
FED HM LN PC POOL A86521	4.5% 01 May 2039	184,172	196,439
FED HM LN PC POOL A87250	5% 01 Jun 2039	106,678	116,228
FED HM LN PC POOL A88235	5.5% 01 Aug 2039	46,950	51,332
FED HM LN PC POOL A90575	5.5% 01 Jan 2040	10,583	11,568
FED HM LN PC POOL A91538	4.5% 01 Mar 2040	186,392	198,872
FED HM LN PC POOL A91695	4.5% 01 Apr 2040	49,492	52,810
FED HM LN PC POOL A92458	5% 01 Jun 2040	29,303	31,928
FED HM LN PC POOL A92939	5% 01 Jul 2040	477,289	520,051
FED HM LN PC POOL A93010	4.5% 01 Jul 2040	141,163	150,618
FED HM LN PC POOL A93505	4.5% 01 Aug 2040	164,280	175,613
FED HM LN PC POOL A93520	4.5% 01 Aug 2040	220,402	235,178
FED HM LN PC POOL A93548	4.5% 01 Aug 2040	28,739	30,665
FED HM LN PC POOL A95258	4% 01 Nov 2040	242,502	254,585
FED HM LN PC POOL A95582	4% 01 Dec 2040	434,494	456,163
FED HM LN PC POOL A96174	4% 01 Jan 2041	181,688	190,756
FED HM LN PC POOL A96687	4% 01 Jan 2041	425,003	446,213
FED HM LN PC POOL A96807	4% 01 Feb 2041	192,453	202,057
FED HM LN PC POOL A97473	4.5% 01 Mar 2041	143,078	152,666
FED HM LN PC POOL A97479	4.5% 01 Mar 2041	230,936	246,406
FED HM LN PC POOL A97620	4.5% 01 Mar 2041	728,087	778,335
FED HM LN PC POOL A97673	4.5% 01 Mar 2041	14,909	15,908
FED HM LN PC POOL A97759	5% 01 Mar 2041	360,154	392,432
FED HM LN PC POOL B14973	5% 01 Jun 2019	60,406	61,840
FED HM LN PC POOL B15314	5% 01 Jul 2019	38,845	39,643
FED HM LN PC POOL C01846	5% 01 Jun 2034	242,287	262,196
FED HM LN PC POOL C02551	6% 01 Jun 2036	38,516	43,464
FED HM LN PC POOL C03478	4.5% 01 Jun 2040	122,710	130,922
FED HM LN PC POOL C03479	5% 01 Jun 2040	118,023	128,596
FED HM LN PC POOL C03531	4% 01 Oct 2040	220,809	231,823
FED HM LN PC POOL C04244	3.5% 01 Sep 2042	1,096,738	1,131,815
FED HM LN PC POOL C09008	3% 01 Aug 2042	339,053	340,870
FED HM LN PC POOL C09035	3% 01 Apr 2043	419,929	422,330
FED HM LN PC POOL C09042	3.5% 01 May 2043	375,423	387,425
FED HM LN PC POOL C90689	4.5% 01 Jul 2023	169,383	180,004
FED HM LN PC POOL C91175	5% 01 May 2028	490,000	526,548
FED HM LN PC POOL C91249	4.5% 01 May 2029	53,747	57,124
FED HM LN PC POOL D95720	5.5% 01 Nov 2022	9,558	10,440
FED HM LN PC POOL E01279	5.5% 01 Jan 2018	1,482	1,480
FED HM LN PC POOL E93873	5.5% 01 Jan 2018	711	711
FED HM LN PC POOL E94294	5.5% 01 Feb 2018	162	161
FED HM LN PC POOL G01781	6.5% 01 Dec 2034	1,061,465	1,194,241
FED HM LN PC POOL G01840	5% 01 Jul 2035	2,874	3,117
FED HM LN PC POOL G01879	4.5% 01 Aug 2035	64,141	68,472
FED HM LN PC POOL G01883	5% 01 Aug 2035	24,905	27,016
FED HM LN PC POOL G01974	5% 01 Dec 2035	13,369	14,495
FED HM LN PC POOL G02391	6% 01 Nov 2036	4,063	4,581
FED HM LN PC POOL G02469	5.5% 01 Dec 2036	47,087	52,108
FED HM LN PC POOL G02478	5.5% 01 Dec 2036	24,140	26,621
FED HM LN PC POOL G02680	6% 01 Mar 2037	130,148	146,494
FED HM LN PC POOL G02793	5% 01 May 2037	69,110	75,160
FED HM LN PC POOL G02939	5.5% 01 May 2037	101,328	111,936
FED HM LN PC POOL G03238	6% 01 Aug 2037	30,951	34,754
FED HM LN PC POOL G03350	5.5% 01 Sep 2037	51,845	57,266
FED HM LN PC POOL G03432	5.5% 01 Nov 2037	10,316	11,407
FED HM LN PC POOL G03698	6% 01 Dec 2037	19,225	21,636
FED HM LN PC POOL G03776	6% 01 Jan 2038	8,170	9,184
FED HM LN PC POOL G03781	6% 01 Jan 2038	50,323	56,386
FED HM LN PC POOL G03819	6% 01 Jan 2038	47,669	53,443
FED HM LN PC POOL G04316	6% 01 May 2038	40,232	45,278
FED HM LN PC POOL G04725	5% 01 Oct 2036	52,290	56,745
FED HM LN PC POOL G04776	5.5% 01 Jul 2038	129,798	143,162
FED HM LN PC POOL G04891	5.5% 01 Jan 2038	29,857	33,091
FED HM LN PC POOL G04913	5% 01 Mar 2038	111,378	120,965
FED HM LN PC POOL G04916	5% 01 Dec 2035	60,665	65,764
FED HM LN PC POOL G04920	6% 01 Nov 2038	15,313	17,263
FED HM LN PC POOL G04924	6% 01 Nov 2038	21,696	24,281

FED HM LN PC POOL G04986	5.5% 01 Nov 2037	152,980	168,980
FED HM LN PC POOL G05120	5.5% 01 Dec 2038	29,901	32,984
FED HM LN PC POOL G05132	5% 01 Dec 2038	1,302	1,418
FED HM LN PC POOL G05179	5.5% 01 Jan 2039	17,373	19,201
FED HM LN PC POOL G05299	4.5% 01 Jun 2038	149,328	159,402
FED HM LN PC POOL G05397	4.5% 01 Apr 2039	236,388	251,923
FED HM LN PC POOL G05432	6% 01 Apr 2039	155,710	174,079
FED HM LN PC POOL G05666	6% 01 Apr 2038	11,022	12,351
FED HM LN PC POOL G05816	5.5% 01 Nov 2038	140,988	156,720
FED HM LN PC POOL G05922	5.5% 01 Jul 2039	28,471	31,428
FED HM LN PC POOL G05958	5% 01 Aug 2040	100,380	109,435
FED HM LN PC POOL G06012	4% 01 Sep 2040	77,574	82,662
FED HM LN PC POOL G06021	5.5% 01 Jan 2040	100,992	111,625
FED HM LN PC POOL G06193	5.5% 01 May 2040	15,689	17,334
FED HM LN PC POOL G06800	4% 01 Oct 2041	410,102	430,569
FED HM LN PC POOL G06892	4% 01 Jan 2042	231,753	243,319
FED HM LN PC POOL G06970	4% 01 Jun 2041	224,633	237,181
FED HM LN PC POOL G07068	5% 01 Jul 2041	120,581	131,306
FED HM LN PC POOL G07083	4% 01 Jul 2042	204,044	216,179
FED HM LN PC POOL G07216	4% 01 Jul 2042	225,025	237,938
FED HM LN PC POOL G07266	4% 01 Dec 2042	858,834	901,646
FED HM LN PC POOL G07459	3.5% 01 Aug 2043	1,094,230	1,129,210
FED HM LN PC POOL G07519	5.5% 01 Apr 2039	105,405	116,488
FED HM LN PC POOL G07574	6% 01 May 2040	53,305	60,084
FED HM LN PC POOL G07642	5% 01 Oct 2041	820,132	896,154
FED HM LN PC POOL G07842	4.5% 01 Jul 2044	294,564	314,105
FED HM LN PC POOL G07924	3.5% 01 Jan 2045	2,015,397	2,082,683
FED HM LN PC POOL G08160	5.5% 01 Nov 2036	361,791	400,041
FED HM LN PC POOL G08210	6% 01 Jul 2037	104,827	117,944
FED HM LN PC POOL G08255	5% 01 Mar 2038	98,297	106,993
FED HM LN PC POOL G08256	5.5% 01 Mar 2038	617,170	682,243
FED HM LN PC POOL G08271	6% 01 May 2038	23,431	26,217
FED HM LN PC POOL G08273	5.5% 01 Jun 2038	20,810	23,001
FED HM LN PC POOL G08323	5% 01 Feb 2039	104,572	113,832
FED HM LN PC POOL G08368	4.5% 01 Oct 2039	29,386	31,350
FED HM LN PC POOL G08372	4.5% 01 Nov 2039	117,515	125,398
FED HM LN PC POOL G08447	4.5% 01 May 2041	80,914	86,298
FED HM LN PC POOL G08479	3.5% 01 Mar 2042	364,736	376,400
FED HM LN PC POOL G08524	3% 01 Mar 2043	3,117,391	3,135,380
FED HM LN PC POOL G08525	3% 01 May 2043	954,993	960,208
FED HM LN PC POOL G08528	3% 01 Apr 2043	1,271,773	1,279,177
FED HM LN PC POOL G08534	3% 01 Jun 2043	115,570	116,201
FED HM LN PC POOL G08537	3% 01 Jul 2043	2,614,513	2,626,632
FED HM LN PC POOL G08540	3% 01 Aug 2043	529,220	531,455
FED HM LN PC POOL G08549	4.5% 01 Sep 2043	102,792	109,537
FED HM LN PC POOL G08558	4% 01 Nov 2043	173,340	181,569
FED HM LN PC POOL G08559	4.5% 01 Nov 2043	402,341	428,394
FED HM LN PC POOL G08578	4.5% 01 Mar 2044	544,337	579,029
FED HM LN PC POOL G08626	3% 01 Feb 2045	763,774	764,475
FED HM LN PC POOL G08635	3% 01 Apr 2045	886,509	887,391
FED HM LN PC POOL G08636	3.5% 01 Apr 2045	540,387	555,770
FED HM LN PC POOL G08653	3% 01 Jul 2045	1,627,750	1,629,622
FED HM LN PC POOL G08654	3.5% 01 Jul 2045	758,848	780,439
FED HM LN PC POOL G08658	3% 01 Aug 2045	1,046,157	1,047,401
FED HM LN PC POOL G08659	3.5% 01 Aug 2045	1,060,889	1,091,063
FED HM LN PC POOL G08676	3.5% 01 Nov 2045	1,811,354	1,862,895
FED HM LN PC POOL G08681	3.5% 01 Dec 2045	2,234,846	2,298,436
FED HM LN PC POOL G08686	3% 01 Jan 2046	597,969	598,797
FED HM LN PC POOL G08693	3.5% 01 Mar 2046	1,318,622	1,356,120
FED HM LN PC POOL G08698	3.5% 01 Mar 2046	2,449,023	2,518,678
FED HM LN PC POOL G08699	4% 01 Mar 2046	3,165,978	3,310,927
FED HM LN PC POOL G08701	3% 01 Apr 2046	2,328,605	2,331,828
FED HM LN PC POOL G08705	3% 01 May 2046	694,508	695,469
FED HM LN PC POOL G08708	4.5% 01 May 2046	728,250	773,957
FED HM LN PC POOL G08711	3.5% 01 Jun 2046	792,969	815,552
FED HM LN PC POOL G08729	4.5% 01 Sep 2046	570,754	606,605
FED HM LN PC POOL G08730	4.5% 01 Oct 2046	1,288,065	1,369,037

FED HM LN PC POOL G08732	3% 01 Nov 2046	3,361,399	3,365,010
FED HM LN PC POOL G08737	3% 01 Dec 2046	3,012,122	3,015,203
FED HM LN PC POOL G08743	4% 01 Jan 2047	2,913,194	3,046,877
FED HM LN PC POOL G08745	4.5% 01 Jan 2047	766,549	814,824
FED HM LN PC POOL G08747	3% 01 Feb 2047	3,133,503	3,136,114
FED HM LN PC POOL G08750	3% 01 Mar 2047	534,425	534,871
FED HM LN PC POOL G08767	4% 01 Jun 2047	419,690	438,919
FED HM LN PC POOL G08769	3% 01 Jul 2047	831,260	831,767
FED HM LN PC POOL G08774	3.5% 01 Aug 2047	802,604	825,470
FED HM LN PC POOL G08784	3.5% 01 Oct 2047	190,682	196,115
FED HM LN PC POOL G08788	3.5% 01 Nov 2047	2,730,864	2,808,665
FED HM LN PC POOL G08789	4% 01 Nov 2047	1,611,410	1,687,245
FED HM LN PC POOL G11552	5.5% 01 Feb 2019	9,422	9,492
FED HM LN PC POOL G14047	5.5% 01 Dec 2024	74,385	77,748
FED HM LN PC POOL G16093	3% 01 Feb 2032	1,957,947	1,995,382
FED HM LN PC POOL G16122	2.5% 01 Feb 2032	810,977	810,404
FED HM LN PC POOL G18188	4.5% 01 Apr 2022	23,924	24,657
FED HM LN PC POOL G18622	2.5% 01 Dec 2031	1,517,095	1,515,296
FED HM LN PC POOL G18631	2.5% 01 Feb 2032	2,099,118	2,096,629
FED HM LN PC POOL G18637	3.5% 01 Feb 2032	1,069,073	1,105,776
FED HM LN PC POOL G18643	2.5% 01 May 2032	212,723	212,471
FED HM LN PC POOL G18648	3.5% 01 Jun 2032	368,857	381,484
FED HM LN PC POOL G18670	3% 01 Dec 2032	934,460	952,013
FED HM LN PC POOL G30406	5.5% 01 Jul 2028	82,332	89,963
FED HM LN PC POOL G30759	5% 01 Jun 2031	40,373	43,384
FED HM LN PC POOL G30768	5.5% 01 Jan 2024	510,442	557,562
FED HM LN PC POOL G60038	3.5% 01 Jan 2044	464,800	479,649
FED HM LN PC POOL G60069	3% 01 Apr 2045	658,890	661,076
FED HM LN PC POOL G60174	4% 01 Oct 2043	644,924	677,057
FED HM LN PC POOL G60187	3% 01 Aug 2045	42,536	42,585
FED HM LN PC POOL G60480	4.5% 01 Nov 2045	328,152	349,170
FED HM LN PC POOL G60703	4% 01 Sep 2046	1,398,100	1,462,253
FED HM LN PC POOL G60855	4.5% 01 Dec 2045	536,755	571,043
FED HM LN PC POOL G60919	4.5% 01 Sep 2046	548,503	582,938
FED HM LN PC POOL J05098	4.5% 01 Jun 2022	64,414	65,882
FED HM LN PC POOL J13583	3.5% 01 Nov 2025	129,064	134,214
FED HM LN PC POOL J17233	3% 01 Nov 2026	379,628	386,758
FED HM LN PC POOL J31961	3.5% 01 Mar 2027	117,423	121,371
FED HM LN PC POOL J35797	2.5% 01 Dec 2031	1,861,712	1,859,504
FED HM LN PC POOL J36173	2.5% 01 Jan 2032	1,846,753	1,844,563
FED HM LN PC POOL J36214	2.5% 01 Feb 2032	1,009,972	1,008,775
FED HM LN PC POOL J37005	3.5% 01 May 2032	1,902,592	1,967,640
FED HM LN PC POOL Q00093	4% 01 Apr 2041	573,212	601,799
FED HM LN PC POOL Q00291	5% 01 Apr 2041	311,087	338,969
FED HM LN PC POOL Q00876	4.5% 01 May 2041	231,355	246,858
FED HM LN PC POOL Q00927	5% 01 May 2041	94,140	102,143
FED HM LN PC POOL Q01237	4.5% 01 Jul 2041	128,032	136,633
FED HM LN PC POOL Q01348	4.5% 01 Jun 2041	224,751	239,819
FED HM LN PC POOL Q01443	4.5% 01 Jun 2041	251,876	268,763
FED HM LN PC POOL Q01798	4.5% 01 Jul 2041	58,453	62,364
FED HM LN PC POOL Q01936	5% 01 Jun 2041	21,846	23,475
FED HM LN PC POOL Q02583	4.5% 01 Aug 2041	67,525	71,868
FED HM LN PC POOL Q04108	4% 01 Oct 2041	235,481	247,235
FED HM LN PC POOL Q04461	4% 01 Nov 2041	292,311	306,902
FED HM LN PC POOL Q06274	3.5% 01 Feb 2042	225,212	232,415
FED HM LN PC POOL Q06344	4% 01 Feb 2042	386,747	408,356
FED HM LN PC POOL Q09004	3.5% 01 Jun 2042	290,787	300,066
FED HM LN PC POOL Q09341	3% 01 Jun 2042	75,674	76,071
FED HM LN PC POOL Q09813	3.5% 01 Aug 2042	782,873	809,255
FED HM LN PC POOL Q09896	3.5% 01 Aug 2042	420,802	434,240
FED HM LN PC POOL Q12143	3.5% 01 Oct 2042	303,056	312,723
FED HM LN PC POOL Q12544	3% 01 Oct 2042	971,609	977,115
FED HM LN PC POOL Q13765	4% 01 Dec 2042	202,926	214,966
FED HM LN PC POOL Q14038	3.5% 01 Dec 2042	677,426	699,094
FED HM LN PC POOL Q14039	3.5% 01 Dec 2042	583,558	602,049
FED HM LN PC POOL Q14321	3% 01 Dec 2042	933,788	938,978
FED HM LN PC POOL Q15885	3% 01 Feb 2043	430,821	433,307

FED HM LN PC POOL Q16084	3% 01 Mar 2043	1,912,204	1,923,238
FED HM LN PC POOL Q16644	3.5% 01 Mar 2043	3,464,689	3,575,445
FED HM LN PC POOL Q16893	3.5% 01 Apr 2043	1,626,054	1,680,836
FED HM LN PC POOL Q17453	3.5% 01 Apr 2043	1,215,083	1,253,928
FED HM LN PC POOL Q18305	3.5% 01 May 2043	106,276	109,667
FED HM LN PC POOL Q18306	3.5% 01 May 2043	170,849	176,310
FED HM LN PC POOL Q19475	3.5% 01 Jun 2043	1,108,025	1,143,448
FED HM LN PC POOL Q19476	3.5% 01 Jun 2043	893,441	922,003
FED HM LN PC POOL Q19909	3% 01 Jul 2043	587,070	589,784
FED HM LN PC POOL Q20172	3% 01 Jul 2043	1,905,742	1,916,936
FED HM LN PC POOL Q20542	3% 01 Jul 2043	1,099,148	1,104,243
FED HM LN PC POOL Q20570	3.5% 01 Aug 2043	1,448,245	1,494,544
FED HM LN PC POOL Q20680	4% 01 Oct 2043	123,271	129,095
FED HM LN PC POOL Q20780	3.5% 01 Aug 2043	744,498	770,369
FED HM LN PC POOL Q22402	4.5% 01 Oct 2043	419,446	447,429
FED HM LN PC POOL Q22915	4.5% 01 Nov 2043	383,087	408,167
FED HM LN PC POOL Q23677	4.5% 01 Dec 2043	134,216	142,864
FED HM LN PC POOL Q23891	4% 01 Dec 2043	474,948	497,265
FED HM LN PC POOL Q25083	4.5% 01 Mar 2044	349,752	372,311
FED HM LN PC POOL Q25625	4% 01 Apr 2044	1,460,763	1,529,346
FED HM LN PC POOL Q26154	4.5% 01 May 2044	263,557	280,083
FED HM LN PC POOL Q26367	4% 01 May 2044	508,437	536,489
FED HM LN PC POOL Q26423	4.5% 01 May 2044	3,878	4,122
FED HM LN PC POOL Q27903	4% 01 Aug 2044	810,091	847,300
FED HM LN PC POOL Q28759	4.5% 01 Oct 2044	139,599	148,353
FED HM LN PC POOL Q29182	3.5% 01 Oct 2044	659,605	678,918
FED HM LN PC POOL Q29187	4.5% 01 Oct 2044	255,716	272,088
FED HM LN PC POOL Q29863	3.5% 01 Nov 2044	529,716	544,920
FED HM LN PC POOL Q30470	4% 01 Dec 2044	421,819	441,121
FED HM LN PC POOL Q31285	3.5% 01 Feb 2045	3,143,921	3,233,470
FED HM LN PC POOL Q32857	3% 01 Apr 2045	923,560	924,408
FED HM LN PC POOL Q33869	4% 01 Jun 2045	298,243	311,915
FED HM LN PC POOL Q34590	3% 01 Jul 2045	1,643,107	1,644,615
FED HM LN PC POOL Q34661	3% 01 Jul 2045	940,573	941,655
FED HM LN PC POOL Q35225	3.5% 01 Aug 2045	1,173,876	1,207,312
FED HM LN PC POOL Q35614	3.5% 01 Aug 2045	1,813,694	1,868,016
FED HM LN PC POOL Q37234	3.5% 01 Nov 2045	1,876,338	1,929,759
FED HM LN PC POOL Q37359	3% 01 Nov 2045	108,707	109,164
FED HM LN PC POOL Q37646	3% 01 Dec 2045	161,240	161,348
FED HM LN PC POOL Q37812	3% 01 Dec 2045	231,701	232,003
FED HM LN PC POOL Q38470	4% 01 Jan 2046	534,372	558,834
FED HM LN PC POOL Q38473	4% 01 Jan 2046	486,794	509,097
FED HM LN PC POOL Q40375	3.5% 01 May 2046	271,089	278,805
FED HM LN PC POOL Q44452	3% 01 Nov 2046	4,371,006	4,375,702
FED HM LN PC POOL Q44663	3% 01 Nov 2046	2,221,737	2,224,124
FED HM LN PC POOL Q45097	3.5% 01 Dec 2046	1,894,320	1,948,280
FED HM LN PC POOL Q45219	3.5% 01 Jan 2045	2,306,791	2,374,873
FED HM LN PC POOL Q45252	3% 01 Jan 2047	1,317,503	1,319,259
FED HM LN PC POOL Q45695	3.5% 01 Jan 2047	935,712	962,369
FED HM LN PC POOL Q46539	4.5% 01 Mar 2047	245,000	260,412
FED HM LN PC POOL Q46860	3% 01 Mar 2047	1,410,408	1,412,071
FED HM LN PC POOL Q47602	4.5% 01 Apr 2047	422,828	449,375
FED HM LN PC POOL Q48093	4.5% 01 May 2047	434,547	461,944
FED HM LN PC POOL Q49100	4% 01 Jul 2047	4,234,286	4,428,341
FED HM LN PC POOL Q51644	3.5% 01 Oct 2047	1,941,215	1,996,519
FED HM LN PC POOL V61427	2.5% 01 Dec 2031	929,036	928,092
FED HM LN PC POOL V80509	4% 01 Oct 2043	227,375	239,537
FED HM LN PC POOL V80589	4.5% 01 Oct 2043	203,905	217,254
FED HM LN PC POOL V80597	4.5% 01 Oct 2043	153,516	163,540
FED HM LN PC POOL V81992	4% 01 Oct 2045	1,969,663	2,059,800
FED HM LN PC POOL V82605	3% 01 Sep 2046	1,652,125	1,654,412
FED HM LN PC POOL V82645	3% 01 Oct 2046	2,875,835	2,880,149
FED HM LN PC POOL V82781	3% 01 Dec 2046	583,399	584,274
FED HM LN PC POOL V82942	3% 01 Feb 2047	1,729,875	1,732,182
FED HM LN PC POOL Z40054	4% 01 Jul 2042	1,432,318	1,503,700
FED HM LN PC POOL Z60007	5% 01 Apr 2023	167,949	180,476
FEDERAL HOME LOAN BANK	1.375% 15 Nov 2019	3,250,000	3,217,409

FEDERAL HOME LOAN BANK	0.875% 05 Aug 2019	4,280,000	4,210,403
FEDERAL HOME LOAN BANK	0.875% 01 Oct 2018	4,000,000	3,973,384
FEDERAL HOME LOAN BANK	1.375% 18 Mar 2019	5,865,000	5,831,077
FEDERAL HOME LOAN BANK	1.25% 16 Jan 2019	3,115,000	3,095,428
FEDERAL HOME LOAN BANK	2.875% 11 Sep 2020	1,340,000	1,369,231
FEDERAL HOME LOAN BANK	5.5% 15 Jul 2036	100,000	137,149
FEDEX CORP	4.1% 01 Feb 2045	1,000,000	1,030,784
FHLMC TBA 15 YR 3	3% 23 Jan 2033	5,715,000	5,819,020
FHLMC TBA 30 YR 3	3% 18 Jan 2048	4,435,000	4,434,305
FHLMC TBA 30 YR 3.5	3.5% 18 Jan 2048	19,385,000	19,906,988
FHLMC TBA 30 YR 4	4% 18 Jan 2048	12,380,000	12,945,804
FIFTH THIRD BANCORP	4.3% 16 Jan 2024	1,960,000	2,080,259
FIRSTENERGY CORP	4.85% 15 Jul 2047	2,000,000	2,231,977
FNMA POOL 190391	1% 01 Sep 2038	1,205	1,358
FNMA POOL 190396	1% 01 Jun 2039	303,265	323,539
FNMA POOL 190399	1% 01 Nov 2039	221,426	243,958
FNMA POOL 251709	6% 01 Mar 2018	232	259
FNMA POOL 254797	5% 01 Jun 2023	194,374	208,671
FNMA POOL 254915	4.5% 01 Sep 2023	137,079	145,957
FNMA POOL 254919	4% 01 Sep 2018	5,552	5,714
FNMA POOL 255321	5.5% 01 Jul 2024	136,511	149,444
FNMA POOL 255498	5.5% 01 Dec 2034	66,526	73,799
FNMA POOL 255550	5.5% 01 Dec 2024	395,158	432,538
FNMA POOL 255767	5.5% 01 Jun 2025	303,183	331,863
FNMA POOL 255994	5.5% 01 Nov 2025	230,114	251,915
FNMA POOL 256476	6% 01 Nov 2036	1,783	2,016
FNMA POOL 256805	5.5% 01 Jul 2022	588	612
FNMA POOL 256866	5% 01 Aug 2027	258,162	277,151
FNMA POOL 257262	5.5% 01 Jul 2038	0	0
FNMA POOL 310124	1% 01 Aug 2018	10,878	11,046
FNMA POOL 310125	1% 01 May 2028	875,027	879,139
FNMA POOL 310157	1% 01 Sep 2041	231,514	256,120
FNMA POOL 310184	1% 01 Jan 2026	289,782	317,193.80
FNMA POOL 444277	6% 01 Sep 2018	469	524
FNMA POOL 506482	6.5% 01 Jul 2029	1,441	1,598
FNMA POOL 555487	1% 01 May 2018	32	33
FNMA POOL 671146	5% 01 Feb 2018	25	25
FNMA POOL 681357	5% 01 Mar 2018	1,862	1,895
FNMA POOL 695870	5% 01 Apr 2018	11,584	11,793
FNMA POOL 709905	4.5% 01 Jun 2018	5,246	5,328
FNMA POOL 720272	4.5% 01 Jun 2018	14,123	14,342
FNMA POOL 721502	5% 01 Jul 2033	763	828
FNMA POOL 725250	1% 01 Mar 2034	264,109	286,890
FNMA POOL 725422	1% 01 Apr 2034	503,538	547,030
FNMA POOL 732094	5.5% 01 Aug 2018	712	713
FNMA POOL 735058	1% 01 Sep 2019	5,244	5,397
FNMA POOL 735228	1% 01 Feb 2035	148,988	165,276
FNMA POOL 735288	1% 01 Mar 2035	90,228	98,273
FNMA POOL 735380	1% 01 Jul 2024	570,721	624,707
FNMA POOL 735484	1% 01 May 2035	541,968	588,686
FNMA POOL 735591	1% 01 Jun 2035	113,376	123,154
FNMA POOL 735676	1% 01 Jul 2035	158,224	171,866.40
FNMA POOL 735893	1% 01 Oct 2035	129,933	141,143
FNMA POOL 735925	1% 01 Oct 2035	51,889	56,364
FNMA POOL 738166	5% 01 Sep 2033	3,381	3,671
FNMA POOL 740455	4% 01 Oct 2018	634	653
FNMA POOL 745275	1% 01 Feb 2036	182,501	198,245.56
FNMA POOL 745873	1% 01 Oct 2036	122,033	135,170
FNMA POOL 745932	1% 01 Nov 2036	38,068	43,120
FNMA POOL 747428	5.5% 01 Oct 2033	134,393	148,965
FNMA POOL 748841	5% 01 Jun 2022	13,981	14,328
FNMA POOL 749079	5.5% 01 Dec 2033	256,175	284,899
FNMA POOL 763978	5.5% 01 Dec 2033	128,611	142,624
FNMA POOL 779150	4.5% 01 Jun 2019	54,937	55,788
FNMA POOL 785497	4.5% 01 Jun 2019	13,385	13,592
FNMA POOL 809620	5% 01 Feb 2035	108,383	117,695
FNMA POOL 822042	5% 01 Apr 2035	9,152	9,860

FNMA POOL 826966	5.5% 01 Jun 2035	5,068	5,619
FNMA POOL 829196	5% 01 Jul 2035	96,461	104,689
FNMA POOL 831017	6% 01 Sep 2035	4,782	5,425
FNMA POOL 831822	5.5% 01 Sep 2036	79,384	87,766
FNMA POOL 831832	6% 01 Sep 2036	26,208	29,583
FNMA POOL 833126	5% 01 Sep 2035	55,168	59,595
FNMA POOL 835783	5% 01 Sep 2035	79,803	86,643
FNMA POOL 836361	5% 01 Oct 2035	108,754	118,088
FNMA POOL 836427	5% 01 Oct 2035	607,145	659,259
FNMA POOL 847817	6% 01 Nov 2035	143,766	160,620
FNMA POOL 849299	5.5% 01 Jan 2036	268,662	297,355
FNMA POOL 871058	5.5% 01 Jan 2037	152,876	168,292
FNMA POOL 878340	6% 01 Apr 2037	1,356	1,516
FNMA POOL 879131	5% 01 Jun 2021	451	465
FNMA POOL 880622	5.5% 01 Apr 2036	24,487	27,071
FNMA POOL 880950	5.5% 01 Jul 2021	11,988	12,366
FNMA POOL 883992	6% 01 Apr 2036	283,611	320,181
FNMA POOL 886090	6.5% 01 Jul 2036	11,154	12,668
FNMA POOL 886958	6% 01 Jun 2036	86,752	98,373
FNMA POOL 888131	1% 01 Feb 2037	30,602	33,866
FNMA POOL 888173	1% 01 Nov 2036	206,113	228,342
FNMA POOL 888219	1% 01 Mar 2037	141,208	156,259
FNMA POOL 888221	1% 01 Mar 2037	181,859	201,211
FNMA POOL 888420	1% 01 Sep 2020	104,249	107,289
FNMA POOL 888743	1% 01 Jan 2036	686,144	778,500
FNMA POOL 889190	1% 01 Mar 2038	73,407	82,469
FNMA POOL 889450	1% 01 Mar 2038	44,833	50,483
FNMA POOL 889479	1% 01 Jul 2037	72,542	78,821
FNMA POOL 889529	1% 01 Mar 2038	3,546	4,007
FNMA POOL 889574	1% 01 Aug 2037	184,103	208,244
FNMA POOL 889749	1% 01 Jun 2038	119,376	132,079
FNMA POOL 889995	1% 01 Sep 2038	243,269	268,616
FNMA POOL 889996	1% 01 Jun 2038	127,564	140,992
FNMA POOL 890306	1% 01 Apr 2026	104,753	109,634
FNMA POOL 890310	1% 01 Dec 2040	183,242	196,428
FNMA POOL 890331	1% 01 Jul 2024	35,525	36,338
FNMA POOL 890337	1% 01 Jan 2026	207,257	218,470
FNMA POOL 890375	1% 01 Aug 2023	6,510	6,618
FNMA POOL 890529	1% 01 Sep 2041	84,252	93,213
FNMA POOL 890650	1% 01 Jun 2026	12,925	13,158
FNMA POOL 890710	1% 01 Feb 2031	428,298	436,476
FNMA POOL 890765	3.5% 01 Sep 2046	0	0
FNMA POOL 891436	6% 01 Mar 2036	22,800	25,797
FNMA POOL 892537	6.5% 01 Sep 2036	1,007	1,129
FNMA POOL 893511	6% 01 Sep 2036	25,114	28,326
FNMA POOL 893533	6.5% 01 Sep 2036	48,555	55,108
FNMA POOL 893885	6% 01 Oct 2036	36,249	40,763
FNMA POOL 897100	6.5% 01 Jul 2036	74,128	83,816
FNMA POOL 897909	6% 01 Jan 2037	27,730	30,978
FNMA POOL 899588	5.5% 01 Jun 2037	38,876	42,826
FNMA POOL 899671	6.5% 01 Aug 2037	15,139	16,937
FNMA POOL 901666	6% 01 Oct 2036	16,357	18,476
FNMA POOL 902591	5.5% 01 Nov 2021	26,897	27,908
FNMA POOL 903677	6.5% 01 Oct 2036	1,348	1,578
FNMA POOL 905106	6% 01 Jan 2037	81,209	90,721
FNMA POOL 908670	5.5% 01 Dec 2036	42,523	46,559
FNMA POOL 913304	5.5% 01 Apr 2037	28,123	30,878
FNMA POOL 917599	6% 01 Apr 2037	80,129	89,514
FNMA POOL 920079	6% 01 Dec 2036	7,853	8,817
FNMA POOL 930039	5.5% 01 Oct 2038	182,799	200,549
FNMA POOL 931410	4% 01 Jun 2024	28,521	29,614
FNMA POOL 931507	4.5% 01 Jul 2039	653,204	704,772
FNMA POOL 931974	5% 01 Sep 2039	275,831	296,816
FNMA POOL 932091	6.5% 01 Sep 2039	11,240	12,459
FNMA POOL 932117	4% 01 Nov 2024	42,181	43,802
FNMA POOL 932841	3.5% 01 Dec 2025	122,237	126,205
FNMA POOL 932842	3.5% 01 Dec 2025	763,578	788,366

FNMA POOL 933008	6% 01 Sep 2037	33,328	37,734
FNMA POOL 933463	5.5% 01 Feb 2038	8,033	8,807
FNMA POOL 933796	5.5% 01 May 2038	97,307	106,837
FNMA POOL 933990	5% 01 Aug 2023	3,615	3,815
FNMA POOL 934084	6.5% 01 Jun 2038	10,900	12,082
FNMA POOL 934769	5% 01 Jan 2024	43,155	44,729
FNMA POOL 935154	5.5% 01 Apr 2039	522,303	575,666
FNMA POOL 935964	4.5% 01 Apr 2025	18,390	18,675
FNMA POOL 941045	5% 01 Jul 2022	13,758	14,006
FNMA POOL 941817	4.5% 01 Feb 2023	17,981	18,563
FNMA POOL 943669	5.5% 01 Jul 2022	8,616	8,827
FNMA POOL 944632	5% 01 Jul 2037	1,116	1,198
FNMA POOL 944748	6.5% 01 Jul 2037	21,946	24,326
FNMA POOL 947732	5% 01 Oct 2022	12,925	13,172
FNMA POOL 948711	6% 01 Aug 2037	20,983	23,586
FNMA POOL 949298	6.5% 01 Oct 2037	28,102	31,150
FNMA POOL 952459	6% 01 Sep 2037	1,286	1,449
FNMA POOL 952656	6% 01 Aug 2037	180,559	202,296
FNMA POOL 953513	5.5% 01 Oct 2022	9,909	10,158
FNMA POOL 953613	5.5% 01 Mar 2038	122,206	134,646
FNMA POOL 955724	6.5% 01 Nov 2037	183,098	204,338
FNMA POOL 955803	6.5% 01 Oct 2037	32,681	36,664
FNMA POOL 956014	6% 01 Nov 2037	27,220	30,427
FNMA POOL 956078	6.5% 01 Dec 2037	990	1,098
FNMA POOL 961118	6% 01 Apr 2038	21,507	24,026
FNMA POOL 962567	5.5% 01 Apr 2038	1,130	1,240
FNMA POOL 963736	5% 01 Jun 2023	127,906	134,305
FNMA POOL 964072	5.5% 01 Jul 2038	38,980	42,939
FNMA POOL 964413	5.5% 01 Jul 2023	21,471	22,422
FNMA POOL 967691	6% 01 Jan 2038	121,190	136,666
FNMA POOL 969057	5.5% 01 Mar 2023	1,955	1,962
FNMA POOL 969436	5% 01 Jan 2023	3,914	3,985
FNMA POOL 972541	6% 01 Feb 2038	17,830	20,097
FNMA POOL 973241	5% 01 Mar 2038	4,017	4,327
FNMA POOL 974620	5% 01 May 2023	5,467	5,572
FNMA POOL 974678	4.5% 01 Apr 2023	567	576
FNMA POOL 974965	5% 01 Apr 2038	64,671	69,624
FNMA POOL 975103	5.5% 01 Jun 2038	36,898	40,603
FNMA POOL 975123	5.5% 01 May 2038	85,380	94,068
FNMA POOL 975376	5.5% 01 Jun 2038	76,479	84,229
FNMA POOL 976452	4.5% 01 Apr 2023	48,351	49,463
FNMA POOL 976851	5.5% 01 Apr 2036	1,613	1,766
FNMA POOL 976990	5.5% 01 Apr 2038	273,491	302,340
FNMA POOL 977006	6% 01 May 2038	227,677	254,344
FNMA POOL 977077	5.5% 01 Dec 2037	103,197	114,451
FNMA POOL 979639	5% 01 Jun 2023	14,640	15,307
FNMA POOL 979919	6% 01 May 2038	11,321	12,668
FNMA POOL 981274	5% 01 Apr 2023	9,772	10,307
FNMA POOL 981359	4.5% 01 Apr 2023	2,635	2,777
FNMA POOL 982530	6% 01 Jun 2038	156,639	176,452
FNMA POOL 983034	5% 01 May 2038	1,073	1,152
FNMA POOL 990970	5% 01 Sep 2023	6,698	6,818
FNMA POOL 991042	5.5% 01 Oct 2038	741	811
FNMA POOL 991066	5% 01 Nov 2023	2,522	2,573
FNMA POOL 991073	5% 01 Dec 2023	9,496	9,667
FNMA POOL 992144	6% 01 Oct 2038	15,781	17,660
FNMA POOL 994149	5.5% 01 Dec 2023	42,363	44,935
FNMA POOL 994207	6% 01 Dec 2038	18,842	21,049
FNMA POOL 994810	5% 01 Nov 2023	8,227	8,655
FNMA POOL 994933	5% 01 Sep 2023	4,741	4,960
FNMA POOL 995011	1% 01 Oct 2038	259,644	293,036
FNMA POOL 995112	1% 01 Jul 2036	151,961	168,579
FNMA POOL 995152	1% 01 Jan 2021	7,298	7,372
FNMA POOL 995160	1% 01 Sep 2022	10,180	10,363
FNMA POOL 995231	1% 01 Jan 2039	6,417	7,209
FNMA POOL 995245	1% 01 Jan 2039	184,716	199,968
FNMA POOL 995246	1% 01 Dec 2035	38,410	41,728

FNMA POOL 995251	1% 01 Nov 2038	43,584	49,263
FNMA POOL 995266	1% 01 Dec 2023	5,218	5,507
FNMA POOL 995481	1% 01 Dec 2038	98,128	107,827
FNMA POOL 995692	1% 01 May 2024	10,682	11,269
FNMA POOL 995838	1% 01 May 2039	37,838	41,702
FNMA POOL AA0264	5% 01 Feb 2039	1,496	1,611
FNMA POOL AA0588	5.5% 01 Feb 2039	30,644	33,542
FNMA POOL AA8051	5.5% 01 May 2039	19,729	21,595
FNMA POOL AA8487	4.5% 01 Jul 2039	484,288	516,486
FNMA POOL AA8868	5% 01 Apr 2024	7,594	7,868
FNMA POOL AA9357	4.5% 01 Aug 2039	4,638	4,949
FNMA POOL AA9443	4.5% 01 Jul 2024	47,305	48,405
FNMA POOL AA9591	5.5% 01 Apr 2039	5,874	6,439
FNMA POOL AA9782	4% 01 Jul 2024	36,954	38,379
FNMA POOL AB0183	5% 01 Feb 2025	263,845	283,251
FNMA POOL AB0194	5.5% 01 Jan 2039	294,758	323,731
FNMA POOL AB0299	6% 01 Feb 2037	46,059	52,280
FNMA POOL AB0334	4.5% 01 Feb 2018	686	696
FNMA POOL AB1080	4.5% 01 May 2040	562,619	602,246
FNMA POOL AB1335	4.5% 01 Aug 2040	574,191	615,669
FNMA POOL AB1387	4.5% 01 Aug 2040	387,140	414,823
FNMA POOL AB1389	4.5% 01 Aug 2040	43,975	47,147
FNMA POOL AB1854	4.5% 01 Nov 2040	555,083	595,045
FNMA POOL AB2985	5.5% 01 Jan 2040	41,416	45,392
FNMA POOL AB3193	4.5% 01 Jun 2041	32,376	34,715
FNMA POOL AB3738	3.5% 01 Oct 2041	800,571	826,551
FNMA POOL AB4102	3.5% 01 Dec 2041	273,721	282,635
FNMA POOL AB4302	3.5% 01 Jan 2042	913,571	943,343
FNMA POOL AB5192	4% 01 May 2042	318,838	337,131
FNMA POOL AB5250	3.5% 01 May 2042	687,509	709,934
FNMA POOL AB5679	4% 01 Jul 2042	624,076	655,436
FNMA POOL AB6929	3.5% 01 Nov 2042	550,085	567,887
FNMA POOL AB7436	3% 01 Dec 2042	936,945	942,008
FNMA POOL AB7733	3% 01 Jan 2043	131,362	132,072
FNMA POOL AB7848	3% 01 Feb 2043	2,547,538	2,561,307
FNMA POOL AB7965	3.5% 01 Feb 2043	943,744	973,828
FNMA POOL AB8455	3% 01 Feb 2028	367,322	374,940
FNMA POOL AB8486	3% 01 Feb 2043	466,000	468,518
FNMA POOL AB8796	2.5% 01 Mar 2028	596,803	599,608
FNMA POOL AB8855	3.5% 01 Mar 2043	1,194,016	1,231,748
FNMA POOL AB8881	3% 01 Apr 2043	1,345,040	1,352,830
FNMA POOL AB8897	3% 01 Apr 2043	845,167	849,735
FNMA POOL AB8899	3% 01 Apr 2043	1,022,131	1,027,634
FNMA POOL AB9154	2.5% 01 Apr 2028	344,430	346,049
FNMA POOL AB9172	2.5% 01 Apr 2028	336,889	338,474
FNMA POOL AB9177	3.5% 01 Apr 2043	272,761	281,761
FNMA POOL AB9187	3% 01 Apr 2043	467,491	469,969
FNMA POOL AB9362	3.5% 01 May 2043	432,458	446,724
FNMA POOL AB9374	3.5% 01 May 2043	261,092	269,822
FNMA POOL AB9491	2.5% 01 May 2028	639,022	642,025
FNMA POOL AB9779	2.5% 01 Jul 2028	582,076	582,515
FNMA POOL AB9863	3% 01 Jul 2043	1,182,140	1,187,920
FNMA POOL AB9965	4% 01 Jul 2043	308,686	323,784
FNMA POOL AC2489	4.5% 01 Jul 2024	91,953	93,378
FNMA POOL AC3434	4% 01 Nov 2024	36,729	38,096
FNMA POOL AC5302	6.5% 01 Nov 2039	3,011	3,338
FNMA POOL AC6608	4.5% 01 Nov 2039	186,236	199,169
FNMA POOL AC6795	4.5% 01 Dec 2039	117,608	125,796
FNMA POOL AC6897	4.5% 01 Dec 2024	87,146	89,169
FNMA POOL AC8107	5.5% 01 Dec 2036	233,378	258,875
FNMA POOL AC8512	4.5% 01 Dec 2039	269,452	288,021
FNMA POOL AC9419	4% 01 Mar 2025	150,356	155,656
FNMA POOL AC9708	4% 01 Feb 2025	160,602	166,830
FNMA POOL AD0207	1% 01 Oct 2038	65,217	73,561
FNMA POOL AD0220	1% 01 Oct 2038	256,809	290,276
FNMA POOL AD0245	1% 01 Aug 2038	44,826	48,678
FNMA POOL AD0255	1% 01 Jun 2039	2,968	3,342

FNMA POOL AD0317	1% 01 Jan 2039	1,122	1,241
FNMA POOL AD0447	1% 01 Jun 2039	29,439	33,223
FNMA POOL AD0527	1% 01 Jun 2039	222,101	245,166
FNMA POOL AD1656	4.5% 01 Mar 2040	304,875	326,350
FNMA POOL AD1753	4% 01 Jan 2025	43,396	45,211
FNMA POOL AD2381	4.5% 01 Mar 2040	185,491	198,554
FNMA POOL AD3808	4.5% 01 Apr 2040	115,238	123,308
FNMA POOL AD3859	4% 01 Mar 2025	21,947	22,623
FNMA POOL AD4296	5% 01 Apr 2040	737,459	795,713
FNMA POOL AD7072	4% 01 Jun 2025	49,296	51,577
FNMA POOL AD7371	5% 01 Jul 2040	115,635	124,563
FNMA POOL AD8266	4.5% 01 Sep 2025	14,863	15,624
FNMA POOL AD8529	4.5% 01 Aug 2040	70,873	75,977
FNMA POOL AD8950	5% 01 Jul 2040	74,594	80,523
FNMA POOL AD9810	5% 01 Jul 2040	214,445	231,486
FNMA POOL AE0025	1% 01 Jan 2040	37,586	41,598
FNMA POOL AE0217	1% 01 Aug 2040	83,223	89,091
FNMA POOL AE0233	1% 01 Jul 2039	141,513	156,827
FNMA POOL AE0271	1% 01 Aug 2040	213,016	229,789
FNMA POOL AE0313	1% 01 Sep 2040	370,972	397,697
FNMA POOL AE0392	1% 01 Dec 2039	50,703	55,972
FNMA POOL AE0408	1% 01 Mar 2025	19,507	20,575
FNMA POOL AE0481	1% 01 Sep 2040	1,003,180	1,082,842
FNMA POOL AE0691	1% 01 Oct 2040	137,195	146,549
FNMA POOL AE0828	1% 01 Feb 2041	665,750	687,416
FNMA POOL AE0880	1% 01 May 2040	49,537	56,127
FNMA POOL AE0937	1% 01 Feb 2041	441,939	456,331
FNMA POOL AE0949	1% 01 Feb 2041	470,003	494,017
FNMA POOL AE0984	1% 01 Feb 2041	36,580	39,222
FNMA POOL AE1856	4.5% 01 Aug 2040	108,744	116,280
FNMA POOL AE5463	4% 01 Oct 2040	194,864	204,732
FNMA POOL AE5745	5% 01 Feb 2034	124,161	133,420
FNMA POOL AE6061	4.5% 01 Oct 2040	215,263	230,773
FNMA POOL AE8714	3.5% 01 Nov 2040	853,882	881,634
FNMA POOL AE9059	6% 01 Feb 2033	114,529	128,540
FNMA POOL AH0399	4% 01 Dec 2025	82,896	85,313
FNMA POOL AH0573	4% 01 Dec 2040	297,567	314,218
FNMA POOL AH1114	4% 01 Dec 2040	550,933	583,867
FNMA POOL AH2366	3.5% 01 Jan 2026	150,813	155,709
FNMA POOL AH4428	3.5% 01 Jan 2041	557,668	575,838
FNMA POOL AH4696	5% 01 Mar 2041	1,937	2,082
FNMA POOL AH5620	4% 01 Feb 2026	70,590	73,536
FNMA POOL AH6789	4.5% 01 Mar 2041	275,129	295,939
FNMA POOL AH7010	4.5% 01 Mar 2041	161,635	173,265
FNMA POOL AH8076	5% 01 Jun 2041	130,946	140,735
FNMA POOL AH9034	4% 01 Mar 2026	90,491	94,727
FNMA POOL AI0278	4.5% 01 May 2041	4,066	4,330
FNMA POOL AI1740	3.5% 01 Aug 2026	112,868	116,545
FNMA POOL AI3435	4% 01 May 2026	171,459	179,442
FNMA POOL AI3661	5% 01 May 2041	172,174	185,694
FNMA POOL AI3713	4% 01 Jun 2026	135,153	141,029
FNMA POOL AI4052	4% 01 Sep 2026	90,078	94,276
FNMA POOL AI4815	4.5% 01 Jun 2041	84,695	90,817
FNMA POOL AI5507	4.5% 01 Jul 2041	245,166	262,296
FNMA POOL AI6653	3.5% 01 Aug 2026	805,691	831,846
FNMA POOL AI8013	3.5% 01 Aug 2026	425,920	439,747
FNMA POOL AJ1441	3.5% 01 Sep 2026	335,171	346,052
FNMA POOL AJ6346	3.5% 01 Dec 2041	633,561	654,207
FNMA POOL AJ7686	4% 01 Dec 2041	159,149	168,314
FNMA POOL AJ8476	3.5% 01 Dec 2041	863,744	891,890
FNMA POOL AJ9303	4% 01 Jan 2042	2,612,871	2,744,154
FNMA POOL AK0706	3.5% 01 Feb 2027	126,927	131,118
FNMA POOL AK2415	4% 01 Feb 2042	582,655	611,931
FNMA POOL AK3402	4% 01 Feb 2042	273,543	287,287
FNMA POOL AK6568	3.5% 01 Apr 2042	333,559	344,439
FNMA POOL AK6846	3.5% 01 Apr 2042	346,100	357,390
FNMA POOL AK7123	4% 01 Apr 2042	23,208	24,289

FNMA POOL AK7506	4% 01 Apr 2042	1,434,096	1,506,142
FNMA POOL AK9393	3.5% 01 Apr 2042	1,417,726	1,463,967
FNMA POOL AL0060	1% 01 Apr 2021	6,480	6,597
FNMA POOL AL0082	1% 01 Oct 2039	23,471	25,904
FNMA POOL AL0102	1% 01 Jan 2025	13,364	13,986
FNMA POOL AL0414	1% 01 Sep 2040	52,811	58,288
FNMA POOL AL0443	1% 01 Apr 2029	158,323	169,968
FNMA POOL AL0484	1% 01 May 2040	70,080	77,329
FNMA POOL AL0520	1% 01 Jul 2041	128,171	141,212
FNMA POOL AL0615	1% 01 Sep 2040	67,435	74,295
FNMA POOL AL1176	1% 01 Oct 2039	65,590	73,791
FNMA POOL AL1319	1% 01 Oct 2041	593,293	635,544
FNMA POOL AL1547	1% 01 Nov 2041	338,247	362,204
FNMA POOL AL1862	1% 01 Apr 2027	210,488	214,979
FNMA POOL AL2088	1% 01 Sep 2026	1,079,603	1,124,565
FNMA POOL AL2195	1% 01 May 2025	13,646	14,132
FNMA POOL AL2276	1% 01 Sep 2027	575,691	587,978
FNMA POOL AL2374	1% 01 Dec 2041	908,822	965,414
FNMA POOL AL3000	1% 01 Dec 2042	2,077,771	2,144,802
FNMA POOL AL3174	1% 01 Feb 2028	454,332	456,601
FNMA POOL AL3195	1% 01 Mar 2028	1,006,663	1,011,700
FNMA POOL AL3299	1% 01 Feb 2028	215,152	219,746
FNMA POOL AL3304	1% 01 Mar 2028	544,804	556,434
FNMA POOL AL3315	1% 01 Mar 2043	567,800	587,138
FNMA POOL AL3320	1% 01 Mar 2043	3,223,054	3,326,304
FNMA POOL AL3352	1% 01 Jun 2040	55,047	61,962
FNMA POOL AL3498	1% 01 May 2043	741,561	765,953
FNMA POOL AL3615	1% 01 Dec 2026	197,572	203,986
FNMA POOL AL3652	1% 01 Oct 2040	367,293	413,209
FNMA POOL AL3865	1% 01 Jul 2043	127,325	131,393
FNMA POOL AL4608	1% 01 Dec 2043	789,982	842,185
FNMA POOL AL5218	1% 01 Mar 2044	523,952	563,028
FNMA POOL AL5229	1% 01 Jan 2044	243,473	262,300
FNMA POOL AL5315	1% 01 Jun 2042	844,373	891,180
FNMA POOL AL5616	1% 01 Sep 2041	449,836	496,928
FNMA POOL AL5744	1% 01 Sep 2029	431,767	446,003
FNMA POOL AL5783	1% 01 Jul 2041	121,548	137,084
FNMA POOL AL6004	1% 01 Dec 2043	25,683	27,372
FNMA POOL AL6019	1% 01 Nov 2028	1,406,492	1,413,094
FNMA POOL AL6226	1% 01 Jan 2030	1,129,248	1,131,419
FNMA POOL AL6289	1% 01 Feb 2042	134,264	148,379
FNMA POOL AL6317	1% 01 Sep 2030	85,031	91,314
FNMA POOL AL6325	1% 01 Oct 2044	1,561,318	1,569,426
FNMA POOL AL6432	1% 01 Jan 2045	455,095	476,402
FNMA POOL AL6586	1% 01 Oct 2043	689,693	712,059
FNMA POOL AL6598	1% 01 Apr 2030	682,358	704,893
FNMA POOL AL6763	1% 01 May 2030	2,197,055	2,242,505
FNMA POOL AL6938	1% 01 Apr 2030	227,400	248,910
FNMA POOL AL7121	1% 01 Jan 2044	930,114	935,136
FNMA POOL AL7204	1% 01 Oct 2043	122,684	132,472
FNMA POOL AL7800	1% 01 Nov 2030	1,154,668	1,156,896
FNMA POOL AL7801	1% 01 Nov 2030	1,182,367	1,184,649
FNMA POOL AL8270	1% 01 Jun 2030	716,454	717,831
FNMA POOL AL8340	1% 01 Feb 2045	556,805	593,449
FNMA POOL AL8776	1% 01 Jul 2046	1,977,074	2,030,987
FNMA POOL AL9105	1% 01 Oct 2046	741,062	789,053
FNMA POOL AL9282	1% 01 Jun 2046	3,050,774	3,191,226
FNMA POOL AL9318	1% 01 Oct 2043	1,890,076	1,984,604
FNMA POOL AL9578	1% 01 Jun 2045	3,322,577	3,491,560
FNMA POOL AL9781	1% 01 Feb 2046	971,658	1,041,026
FNMA POOL AL9994	1% 01 Apr 2032	2,732,674	2,731,130
FNMA POOL AO1214	3.5% 01 Apr 2042	1,182,648	1,220,859
FNMA POOL AO2976	3.5% 01 May 2042	1,126,555	1,163,256
FNMA POOL AO4144	4% 01 Jun 2042	746,112	783,405
FNMA POOL AO7152	3.5% 01 Aug 2042	956,818	988,026
FNMA POOL AP2088	4% 01 Aug 2042	538,799	565,421
FNMA POOL AP6136	3% 01 Sep 2042	584,054	587,210

FNMA POOL AQ9328	3.5% 01 Jan 2043	2,237,383	2,309,710
FNMA POOL AQ9330	3.5% 01 Jan 2043	600,666	620,795
FNMA POOL AQ9362	2.5% 01 Jan 2028	936,672	941,363
FNMA POOL AR1995	3.5% 01 Feb 2043	433,772	447,915
FNMA POOL AR6445	4.5% 01 Oct 2043	92,995	99,017
FNMA POOL AR6852	3% 01 Feb 2043	882,684	887,436
FNMA POOL AR8293	3% 01 May 2043	1,270,284	1,277,084
FNMA POOL AR9197	3% 01 Mar 2043	1,493,479	1,501,533
FNMA POOL AR9248	2.5% 01 Mar 2028	714,410	717,767
FNMA POOL AS0016	3% 01 Jul 2043	3,700,122	3,719,357
FNMA POOL AS0037	3.5% 01 Jul 2043	1,284,404	1,322,512
FNMA POOL AS0080	3.5% 01 Aug 2043	2,102,854	2,169,724
FNMA POOL AS0128	3% 01 Aug 2043	267,670	269,061
FNMA POOL AS0189	2.5% 01 Aug 2028	996,265	1,000,946
FNMA POOL AS0210	3.5% 01 Aug 2043	611,386	631,521
FNMA POOL AS0263	5% 01 Aug 2043	117,747	126,762
FNMA POOL AS0302	3% 01 Aug 2043	1,657,726	1,666,341
FNMA POOL AS0331	3% 01 Aug 2043	449,860	452,198
FNMA POOL AS0358	4% 01 Sep 2043	1,234,571	1,304,003
FNMA POOL AS0489	2.5% 01 Sep 2028	495,131	497,456
FNMA POOL AS0516	3% 01 Sep 2043	1,527,768	1,535,549
FNMA POOL AS0563	4.5% 01 Sep 2043	76,657	81,684
FNMA POOL AS0657	4% 01 Oct 2043	1,127,475	1,182,336
FNMA POOL AS0830	4.5% 01 Oct 2043	100,739	107,281
FNMA POOL AS0837	5% 01 Oct 2043	262,947	282,764
FNMA POOL AS0860	4.5% 01 Oct 2043	153,718	163,673
FNMA POOL AS1042	4% 01 Nov 2043	1,485,677	1,566,374
FNMA POOL AS1338	5% 01 Dec 2043	89,314	96,050
FNMA POOL AS1361	3.5% 01 Dec 2028	300,790	310,592
FNMA POOL AS1380	4.5% 01 Dec 2043	580,206	617,781
FNMA POOL AS1417	3% 01 Jan 2029	303,095	309,362
FNMA POOL AS1527	3% 01 Jan 2029	242,095	247,104
FNMA POOL AS1586	4.5% 01 Jan 2044	591,536	630,448
FNMA POOL AS1587	4.5% 01 Jan 2044	268,722	286,418
FNMA POOL AS1588	4.5% 01 Jan 2044	601,094	640,811
FNMA POOL AS1764	4% 01 Feb 2044	854,015	904,436
FNMA POOL AS2555	4% 01 Jun 2044	1,267,704	1,327,291
FNMA POOL AS2919	5% 01 Jul 2044	497,687	535,741
FNMA POOL AS2983	3% 01 Aug 2029	838,152	855,543
FNMA POOL AS3467	4% 01 Oct 2044	291,636	305,296
FNMA POOL AS3743	2.5% 01 Nov 2029	258,347	258,844
FNMA POOL AS3934	3% 01 Dec 2029	977,874	998,143
FNMA POOL AS4306	3% 01 Jan 2045	788,758	790,229
FNMA POOL AS4333	3% 01 Jan 2045	995,836	997,819
FNMA POOL AS4466	3% 01 Feb 2030	433,997	443,106
FNMA POOL AS4480	2.5% 01 Feb 2030	660,774	662,046
FNMA POOL AS4485	2.5% 01 Feb 2030	1,486,672	1,489,539
FNMA POOL AS4517	2.5% 01 Feb 2030	368,676	369,386
FNMA POOL AS4679	3% 01 Mar 2030	713,364	728,162
FNMA POOL AS4766	2.5% 01 Apr 2030	925,250	927,033
FNMA POOL AS4797	3.5% 01 Apr 2045	1,261,767	1,299,855
FNMA POOL AS4953	3% 01 May 2030	1,495,301	1,526,331
FNMA POOL AS5175	3.5% 01 Jun 2045	1,376,450	1,420,330
FNMA POOL AS5240	3% 01 Jun 2030	310,970	317,426
FNMA POOL AS5444	3% 01 Jul 2045	1,899,597	1,906,255
FNMA POOL AS5594	3.5% 01 Aug 2045	1,710,054	1,761,634
FNMA POOL AS5617	2.5% 01 Aug 2030	489,893	490,838
FNMA POOL AS6096	3% 01 Oct 2030	1,158,652	1,182,672
FNMA POOL AS6311	3.5% 01 Dec 2045	1,552,553	1,594,890
FNMA POOL AS6386	3% 01 Dec 2045	475,446	475,687
FNMA POOL AS6520	3.5% 01 Jan 2046	2,410,031	2,475,751
FNMA POOL AS6536	3.5% 01 Jan 2046	2,237,843	2,298,867
FNMA POOL AS6573	3.5% 01 Jan 2046	3,966,214	4,074,369
FNMA POOL AS6627	4.5% 01 Feb 2046	1,509,649	1,607,414
FNMA POOL AS6677	4% 01 Feb 2046	1,408,776	1,473,572
FNMA POOL AS7003	3% 01 Apr 2046	2,877,998	2,879,461
FNMA POOL AS7245	3.5% 01 May 2046	3,176,060	3,262,668

FNMA POOL AS7253	4.5% 01 May 2046	39,794	42,371
FNMA POOL AS7343	3% 01 Jun 2046	1,050,718	1,051,253
FNMA POOL AS7375	3% 01 Jun 2046	2,434,884	2,436,122
FNMA POOL AS7401	4% 01 Jun 2046	2,111,552	2,208,991
FNMA POOL AS7538	3% 01 Jul 2046	2,753,626	2,755,027
FNMA POOL AS7558	4% 01 Jul 2046	1,679,734	1,758,700
FNMA POOL AS7712	3% 01 Aug 2031	3,300,783	3,363,812
FNMA POOL AS7797	3% 01 Aug 2046	1,344,304	1,344,987
FNMA POOL AS7844	3% 01 Sep 2046	1,669,163	1,672,102
FNMA POOL AS8012	2.5% 01 Sep 2031	2,321,200	2,318,719
FNMA POOL AS8143	4% 01 Oct 2046	0	0
FNMA POOL AS8144	4% 01 Oct 2046	1,683,065	1,760,861
FNMA POOL AS8157	4.5% 01 Oct 2046	103,911	110,640
FNMA POOL AS8186	3% 01 Oct 2046	1,044,688	1,045,220
FNMA POOL AS8415	3% 01 Nov 2046	2,860,767	2,862,222
FNMA POOL AS8483	3% 01 Dec 2046	3,554,763	3,556,571
FNMA POOL AS8583	3.5% 01 Jan 2047	1,439,233	1,478,480
FNMA POOL AS8703	2.5% 01 Feb 2032	435,295	434,985
FNMA POOL AS8714	2.5% 01 Feb 2032	3,087,935	3,084,634
FNMA POOL AS8784	3% 01 Feb 2047	2,530,636	2,531,923
FNMA POOL AS8966	4% 01 Mar 2047	3,097,263	3,241,195
FNMA POOL AS9394	4.5% 01 Apr 2047	1,482,561	1,578,839
FNMA POOL AS9505	3% 01 Apr 2032	3,143,870	3,203,902
FNMA POOL AS9520	3.5% 01 Apr 2032	245,247	253,557
FNMA POOL AS9589	4% 01 Apr 2044	1,936,306	2,027,854
FNMA POOL AS9661	3.5% 01 May 2047	2,685,739	2,758,977
FNMA POOL AS9668	4% 01 May 2047	1,548,438	1,620,356
FNMA POOL AS9703	3.5% 01 May 2032	253,330	261,913
FNMA POOL AS9831	4% 01 Jun 2047	2,386,406	2,497,302
FNMA POOL AT2014	3% 01 Apr 2043	1,480,235	1,488,236
FNMA POOL AT2016	3% 01 Apr 2043	1,166,822	1,173,129
FNMA POOL AT2021	3.5% 01 Apr 2043	744,436	768,326
FNMA POOL AT2062	2.5% 01 Apr 2028	681,374	684,576
FNMA POOL AT2725	3% 01 May 2043	804,777	809,127
FNMA POOL AT5830	4.5% 01 Jun 2043	14,942	15,950
FNMA POOL AT5895	3% 01 Jun 2043	1,415,527	1,423,032
FNMA POOL AT5897	3% 01 Jun 2043	269,636	271,077
FNMA POOL AT5900	3% 01 Jun 2043	960,561	965,703
FNMA POOL AT5925	3% 01 Jun 2028	901,580	920,269
FNMA POOL AT5988	3% 01 May 2043	775,699	779,852
FNMA POOL AT9221	3% 01 Jul 2043	471,492	473,799
FNMA POOL AU0949	3.5% 01 Aug 2043	543,371	563,173
FNMA POOL AU1632	3% 01 Jul 2043	1,009,861	1,015,215
FNMA POOL AU3195	3% 01 Aug 2043	516,733	519,415
FNMA POOL AU3735	3% 01 Aug 2043	2,282,763	2,294,748
FNMA POOL AU3742	3.5% 01 Aug 2043	1,058,730	1,092,531
FNMA POOL AU3751	4% 01 Aug 2043	1,353,301	1,426,811
FNMA POOL AU4229	4.5% 01 Sep 2043	902,861	962,189
FNMA POOL AU4386	4% 01 Oct 2043	297,187	313,347
FNMA POOL AU6048	4% 01 Sep 2043	2,138,057	2,237,579
FNMA POOL AU7309	3.5% 01 Aug 2043	489,919	504,645
FNMA POOL AU8870	3.5% 01 Nov 2028	161,517	167,747
FNMA POOL AU9133	4.5% 01 Nov 2043	163,181	173,893
FNMA POOL AV0663	4.5% 01 Dec 2043	489,631	521,807
FNMA POOL AV0691	4% 01 Dec 2043	701,913	741,231
FNMA POOL AV2301	4.5% 01 Dec 2043	265,163	283,583
FNMA POOL AV6366	4.5% 01 Jan 2044	26,233	27,937
FNMA POOL AV8440	3.5% 01 Jan 2029	192,588	198,927
FNMA POOL AW0393	3.5% 01 Apr 2029	201,421	208,061
FNMA POOL AW3640	3% 01 Jun 2029	354,636	361,982
FNMA POOL AW4583	4.5% 01 Jun 2044	172,111	183,257
FNMA POOL AW7396	3.5% 01 Jan 2027	1,568,024	1,618,928
FNMA POOL AX3613	3% 01 Jan 2045	637,691	639,705
FNMA POOL AX9538	3% 01 Feb 2030	746,880	762,371
FNMA POOL AX9550	3% 01 Feb 2030	1,388,639	1,417,394
FNMA POOL AY3407	2.5% 01 Apr 2030	1,245,949	1,248,351
FNMA POOL AZ0814	3.5% 01 Jul 2045	2,776,419	2,860,160

FNMA POOL AZ0862	3.5% 01 Jul 2045	496,686	510,230
FNMA POOL AZ0881	2.5% 01 Jul 2030	1,765,274	1,768,672
FNMA POOL AZ0886	3% 01 Jul 2030	930,834	950,149
FNMA POOL AZ4775	3.5% 01 Oct 2045	1,383,185	1,420,903
FNMA POOL AZ7821	3.5% 01 Aug 2045	1,614,177	1,658,195
FNMA POOL BA0041	3% 01 Feb 2046	2,063,289	2,066,082
FNMA POOL BA5977	3.5% 01 Dec 2045	436,097	447,989
FNMA POOL BC0822	3.5% 01 Apr 2046	479,686	492,767
FNMA POOL BC0825	3.5% 01 Apr 2046	869,722	893,439
FNMA POOL BC2733	3% 01 May 2046	2,975,292	2,976,805
FNMA POOL BC5049	3% 01 Apr 2046	547,761	548,039
FNMA POOL BD2471	2.5% 01 Jan 2032	2,280,571	2,278,133
FNMA POOL BE3619	4% 01 May 2047	2,491,272	2,607,298
FNMA POOL BE3767	3.5% 01 Jul 2047	761,889	782,687
FNMA POOL BE5041	3.5% 01 Nov 2046	542,243	558,597
FNMA POOL BE5475	3.5% 01 Feb 2047	637,029	654,401
FNMA POOL BM1095	1% 01 Mar 2047	1,069,558	1,138,922
FNMA POOL BM1177	1% 01 Dec 2031	1,790,666	1,828,318
FNMA POOL BM1567	1% 01 Feb 2047	2,767,982	2,782,949
FNMA POOL BM1578	1% 01 Feb 2045	1,987,657	2,051,523
FNMA POOL BM1759	1% 01 Nov 2046	4,482,470	4,703,547
FNMA POOL BM1792	1% 01 Oct 2044	4,598,928	4,623,528
FNMA POOL CA0110	3.5% 01 Aug 2047	2,445,733	2,512,497
FNMA POOL MA0156	5% 01 Aug 2029	367,683	394,866
FNMA POOL MA0359	4% 01 Mar 2025	156,326	162,373
FNMA POOL MA0537	4.5% 01 Oct 2040	669,840	718,135
FNMA POOL MA0918	4% 01 Dec 2041	330,973	347,576
FNMA POOL MA1034	3.5% 01 Apr 2027	77,088	79,633
FNMA POOL MA1167	2.5% 01 Sep 2027	725,555	729,184
FNMA POOL MA1524	3% 01 Aug 2043	1,618,646	1,627,145
FNMA POOL MA1891	3% 01 May 2029	1,172,117	1,196,345
FNMA POOL MA2145	4% 01 Jan 2045	587,551	615,579
FNMA POOL MA2305	2.5% 01 Jun 2030	531,049	532,071
FNMA POOL MA2495	3.5% 01 Jan 2046	1,722,658	1,769,633
FNMA POOL MA2522	3.5% 01 Feb 2046	1,517,162	1,558,534
FNMA POOL MA2542	3% 01 Feb 2046	3,140,539	3,142,136
FNMA POOL MA2670	3% 01 Jul 2046	1,968,097	1,969,098
FNMA POOL MA2737	3% 01 Sep 2046	2,083,858	2,084,917
FNMA POOL MA2803	2.5% 01 Nov 2031	1,985,794	1,983,671
FNMA POOL MA2863	3% 01 Jan 2047	582,025	582,321
FNMA POOL MA2868	2.5% 01 Jan 2032	3,483,964	3,480,240
FNMA POOL MA2877	3.5% 01 Jan 2032	442,009	457,041
FNMA POOL MA2879	4% 01 Jan 2047	1,191,122	1,246,365
FNMA POOL MA2895	3% 01 Feb 2047	2,118,550	2,119,627
FNMA POOL MA2920	3% 01 Mar 2047	2,192,953	2,194,068
FNMA POOL MA2929	3.5% 01 Mar 2047	1,230,311	1,263,860
FNMA POOL MA2959	3.5% 01 Apr 2047	1,709,727	1,756,350
FNMA POOL MA2994	3.5% 01 May 2047	2,392,455	2,457,696
FNMA POOL MA3008	4.5% 01 May 2047	2,427,709	2,585,373
FNMA POOL MA3026	3.5% 01 Jun 2047	3,414,709	3,507,825
FNMA POOL MA3038	4.5% 01 Jun 2047	445,328	474,768
FNMA POOL MA3057	3.5% 01 Jul 2047	2,301,858	2,364,635
FNMA POOL MA3058	4% 01 Jul 2047	2,281,051	2,387,406
FNMA POOL MA3087	3.5% 01 Aug 2047	1,747,509	1,795,213
FNMA POOL MA3088	4% 01 Aug 2047	1,944,727	2,035,501
FNMA POOL MA3155	3% 01 Oct 2032	1,319,855	1,345,057
FNMA POOL MA3179	3% 01 Nov 2047	283,635	283,779
FNMA TBA 15 YR 3	3% 23 Jan 2033	3,395,000	3,457,993
FNMA TBA 30 YR 3	3% 18 Jan 2048	3,450,000	3,450,000
FNMA TBA 30 YR 3.5	3.5% 18 Jan 2048	17,510,000	17,977,846
FNMA TBA 30 YR 4	4% 18 Jan 2048	18,170,000	19,001,076
FNMA TBA 30 YR 4.5	4.5% 18 Jan 2048	4,945,000	5,261,016
FOMENTO ECONOMICO MEX	2.875% 10 May 2023	2,835,000	2,805,126
FORD MOTOR CREDIT CO LLC	2.597% 04 Nov 2019	5,000,000	5,003,272
FORD MOTOR CREDIT CO LLC	3.664% 08 Sep 2024	5,000,000	5,064,447
FREDDIE MAC	1.125% 15 Apr 2019	1,000,000	990,847
FREDDIE MAC	1.875% 17 Nov 2020	2,000,000	1,989,518

FREDDIE MAC	1.375% 20 Apr 2020	6,250,000	6,161,656
FREDDIE MAC	6.75% 15 Mar 2031	180,000	257,408
FREDDIE MAC	6.25% 15 Jul 2032	1,345,000	1,886,744
GE CAPITAL INTL FUNDING	4.418% 15 Nov 2035	3,829,000	4,143,960
GENERAL ELECTRIC CO	4.5% 11 Mar 2044	1,500,000	1,661,655
GENERAL MOTORS CO	6.75% 01 Apr 2046	1,600,000	2,014,511
GENERAL MOTORS FINL CO	3.2% 13 Jul 2020	2,500,000	2,533,932
GENERAL MOTORS FINL CO	3.15% 30 Jun 2022	3,000,000	2,997,667
GILEAD SCIENCES INC	3.7% 01 Apr 2024	3,880,000	4,059,215
GILEAD SCIENCES INC	4.75% 01 Mar 2046	2,000,000	2,313,480
GNMA II POOL 004098	5.5% 20 Mar 2038	73,509	80,513
GNMA II POOL 004561	6% 20 Oct 2039	29,292	33,304
GNMA II POOL 004616	4% 20 Jan 2040	785,271	827,360
GNMA II POOL 004774	6% 20 Aug 2040	30,953	35,128
GNMA II POOL 004804	6% 20 Sep 2040	39,778	45,080
GNMA II POOL 004905	6% 20 Dec 2040	112,557	127,514
GNMA II POOL 004923	4.5% 20 Jan 2041	22,355	23,713
GNMA II POOL 004928	6% 20 Jan 2041	95,796	106,214
GNMA II POOL 004945	4% 20 Feb 2041	139,373	146,698
GNMA II POOL 004978	4.5% 20 Mar 2041	208,348	220,983
GNMA II POOL 004984	5.5% 20 Mar 2041	164,052	179,797
GNMA II POOL 004991	6% 20 Mar 2041	10,701	11,878
GNMA II POOL 005017	4.5% 20 Apr 2041	798,311	846,690
GNMA II POOL 005055	4.5% 20 May 2041	472,432	500,785
GNMA II POOL 005057	5.5% 20 May 2041	76,968	84,354
GNMA II POOL 005082	4.5% 20 Jun 2041	546,944	579,637
GNMA II POOL 005115	4.5% 20 Jul 2041	71,016	75,233
GNMA II POOL 005140	4.5% 20 Aug 2041	838,627	888,169
GNMA II POOL 005204	4.5% 20 Oct 2041	407,633	431,590
GNMA II POOL 005260	4.5% 20 Dec 2041	495,609	525,053
GNMA II POOL 005281	4.5% 20 Jan 2042	498,281	527,978
GNMA II POOL 005305	4% 20 Feb 2042	221,028	232,627
GNMA II POOL 782909	5.5% 20 Sep 2039	267,719	289,968
GNMA II POOL 782913	5.5% 20 Nov 2039	227,321	246,190
GNMA II POOL 783229	5.5% 20 Dec 2040	566,812	613,454
GNMA II POOL 783755	3% 20 Apr 2043	2,423,128	2,457,325
GNMA II POOL 783976	3.5% 20 Apr 2043	1,211,747	1,259,424
GNMA II POOL MA0088	3.5% 20 May 2042	980,133	1,018,694
GNMA II POOL MA0089	4% 20 May 2042	989,182	1,040,754
GNMA II POOL MA0090	4.5% 20 May 2042	678,776	719,498
GNMA II POOL MA0154	3.5% 20 Jun 2042	1,189,145	1,237,021
GNMA II POOL MA0155	4% 20 Jun 2042	1,095,432	1,152,448
GNMA II POOL MA0317	3% 20 Aug 2042	683,878	693,106
GNMA II POOL MA0391	3% 20 Sep 2042	334,564	339,113
GNMA II POOL MA0392	3.5% 20 Sep 2042	1,494,290	1,553,082
GNMA II POOL MA0461	3% 20 Oct 2042	611,960	620,344
GNMA II POOL MA0534	3.5% 20 Nov 2042	398,420	414,096
GNMA II POOL MA0698	3% 20 Jan 2043	1,092,836	1,108,146
GNMA II POOL MA0699	3.5% 20 Jan 2043	1,311,238	1,362,830
GNMA II POOL MA0782	3% 20 Feb 2043	1,331,888	1,350,684
GNMA II POOL MA0783	3.5% 20 Feb 2043	1,138,128	1,182,909
GNMA II POOL MA0852	3.5% 20 Mar 2043	206,698	214,831
GNMA II POOL MA0933	3% 20 Apr 2043	570,575	578,627
GNMA II POOL MA0934	3.5% 20 Apr 2043	2,105,471	2,188,316
GNMA II POOL MA1012	3.5% 20 May 2043	1,157,290	1,202,826
GNMA II POOL MA1156	3% 20 Jul 2043	351,902	356,868
GNMA II POOL MA1157	3.5% 20 Jul 2043	1,013,021	1,052,882
GNMA II POOL MA1223	3% 20 Aug 2043	1,989,268	2,017,343
GNMA II POOL MA1224	3.5% 20 Aug 2043	1,554,559	1,615,731
GNMA II POOL MA1225	4% 20 Aug 2043	1,111,513	1,167,744
GNMA II POOL MA1374	3% 20 Oct 2043	599,073	607,528
GNMA II POOL MA1375	3.5% 20 Oct 2043	1,558,448	1,619,775
GNMA II POOL MA1376	4% 20 Oct 2043	3,070,462	3,234,821
GNMA II POOL MA1377	4.5% 20 Oct 2043	120,809	127,636
GNMA II POOL MA1601	4% 20 Jan 2044	1,459,421	1,533,258
GNMA II POOL MA1602	4.5% 20 Jan 2044	343,424	362,983
GNMA II POOL MA1677	3.5% 20 Feb 2044	162,037	168,413

GNMA II POOL MA1678	4% 20 Feb 2044	610,054	640,918
GNMA II POOL MA1679	4.5% 20 Feb 2044	432,038	456,644
GNMA II POOL MA1839	4% 20 Apr 2044	253,862	266,668
GNMA II POOL MA1840	4.5% 20 Apr 2044	838,248	885,988
GNMA II POOL MA1920	4% 20 May 2044	360,845	379,019
GNMA II POOL MA1995	3.5% 20 Jun 2044	444,913	461,680
GNMA II POOL MA1996	4% 20 Jun 2044	32,528	34,166
GNMA II POOL MA1997	4.5% 20 Jun 2044	171,534	181,303
GNMA II POOL MA2073	3.5% 20 Jul 2044	175,749	182,255
GNMA II POOL MA2074	4% 20 Jul 2044	1,028,895	1,080,560
GNMA II POOL MA2148	3.5% 20 Aug 2044	897,401	930,322
GNMA II POOL MA2224	4% 20 Sep 2044	503,807	529,028
GNMA II POOL MA2225	4.5% 20 Sep 2044	704,511	744,326
GNMA II POOL MA2303	3.5% 20 Oct 2044	891,558	923,669
GNMA II POOL MA2305	4.5% 20 Oct 2044	568,955	601,110
GNMA II POOL MA2372	4% 20 Nov 2044	288,770	303,182
GNMA II POOL MA2445	3.5% 20 Dec 2044	946,151	979,597
GNMA II POOL MA2446	4% 20 Dec 2044	680,234	712,962
GNMA II POOL MA2521	3.5% 20 Jan 2045	3,169,204	3,281,234
GNMA II POOL MA2522	4% 20 Jan 2045	277,009	290,337
GNMA II POOL MA2601	3.5% 20 Feb 2045	1,042,484	1,079,336
GNMA II POOL MA2602	4% 20 Feb 2045	932,186	976,984
GNMA II POOL MA2678	3.5% 20 Mar 2045	631,542	653,867
GNMA II POOL MA2679	4% 20 Mar 2045	1,231,502	1,292,779
GNMA II POOL MA2680	4.5% 20 Mar 2045	701,267	740,176
GNMA II POOL MA2754	3.5% 20 Apr 2045	1,266,925	1,311,477
GNMA II POOL MA2756	4.5% 20 Apr 2045	826,585	872,812
GNMA II POOL MA2826	3.5% 20 May 2045	1,648,533	1,706,811
GNMA II POOL MA2827	4% 20 May 2045	489,302	513,795
GNMA II POOL MA2892	3.5% 20 Jun 2045	1,438,917	1,489,785
GNMA II POOL MA2895	5% 20 Jun 2045	659,845	704,331
GNMA II POOL MA2960	3% 20 Jul 2045	2,032,596	2,053,014
GNMA II POOL MA2961	3.5% 20 Jul 2045	1,659,500	1,718,166
GNMA II POOL MA2962	4% 20 Jul 2045	732,856	768,034
GNMA II POOL MA3035	4% 20 Aug 2045	1,036,795	1,085,239
GNMA II POOL MA3036	4.5% 20 Aug 2045	491,267	518,529
GNMA II POOL MA3105	3.5% 20 Sep 2045	4,307,965	4,460,264
GNMA II POOL MA3106	4% 20 Sep 2045	2,644,311	2,771,248
GNMA II POOL MA3107	4.5% 20 Sep 2045	1,068,928	1,128,717
GNMA II POOL MA3172	3% 20 Oct 2045	944,504	953,992
GNMA II POOL MA3244	3.5% 20 Nov 2045	1,808,158	1,872,082
GNMA II POOL MA3245	4% 20 Nov 2045	1,476,262	1,547,128
GNMA II POOL MA3246	4.5% 20 Nov 2045	550,007	580,527
GNMA II POOL MA3309	3% 20 Dec 2045	2,253,209	2,275,843
GNMA II POOL MA3310	3.5% 20 Dec 2045	642,089	664,740
GNMA II POOL MA3311	4% 20 Dec 2045	1,098,856	1,153,455
GNMA II POOL MA3375	3% 20 Jan 2046	2,317,889	2,341,173
GNMA II POOL MA3376	3.5% 20 Jan 2046	1,385,484	1,434,252
GNMA II POOL MA3596	3% 20 Apr 2046	1,072,626	1,083,401
GNMA II POOL MA3599	4.5% 20 Apr 2046	258,498	272,842
GNMA II POOL MA3662	3% 20 May 2046	3,477,342	3,512,272
GNMA II POOL MA3663	3.5% 20 May 2046	771,229	798,198
GNMA II POOL MA3735	3% 20 Jun 2046	2,860,718	2,889,454
GNMA II POOL MA3736	3.5% 20 Jun 2046	1,716,004	1,775,748
GNMA II POOL MA3802	3% 20 Jul 2046	2,889,346	2,918,370
GNMA II POOL MA3803	3.5% 20 Jul 2046	3,729,439	3,859,186
GNMA II POOL MA3873	3% 20 Aug 2046	501,867	506,909
GNMA II POOL MA3936	3% 20 Sep 2046	560,851	566,484
GNMA II POOL MA3937	3.5% 20 Sep 2046	2,521,908	2,609,645
GNMA II POOL MA3939	4.5% 20 Sep 2046	112,492	118,403
GNMA II POOL MA4003	3% 20 Oct 2046	2,917,576	2,946,883
GNMA II POOL MA4004	3.5% 20 Oct 2046	3,377,155	3,494,645
GNMA II POOL MA4068	3% 20 Nov 2046	3,161,316	3,193,072
GNMA II POOL MA4069	3.5% 20 Nov 2046	0	0
GNMA II POOL MA4195	3% 20 Jan 2047	3,641,132	3,677,708
GNMA II POOL MA4196	3.5% 20 Jan 2047	0	0
GNMA II POOL MA4261	3% 20 Feb 2047	2,542,872	2,568,416

GNMA II POOL MA4262	3.5% 20 Feb 2047	3,135,164	3,244,235
GNMA II POOL MA4320	3% 20 Mar 2047	2,438,555	2,463,051
GNMA II POOL MA4321	3.5% 20 Mar 2047	2,651,969	2,744,231
GNMA II POOL MA4323	4.5% 20 Mar 2047	0	0
GNMA II POOL MA4381	3% 20 Apr 2047	3,171,837	3,203,699
GNMA II POOL MA4382	3.5% 20 Apr 2047	3,027,000	3,132,309
GNMA II POOL MA4383	4% 20 Apr 2047	0	0
GNMA II POOL MA4450	3% 20 May 2047	1,534,907	1,550,325
GNMA II POOL MA4509	3% 20 Jun 2047	5,546,562	5,602,278
GNMA II POOL MA4510	3.5% 20 Jun 2047	3,656,440	3,783,647
GNMA II POOL MA4585	3% 20 Jul 2047	5,877,845	5,936,889
GNMA II POOL MA4586	3.5% 20 Jul 2047	4,532,217	4,689,893
GNMA II POOL MA4587	4% 20 Jul 2047	5,229,277	5,456,349
GNMA II POOL MA4652	3.5% 20 Aug 2047	3,750,326	3,880,799
GNMA II POOL MA4653	4% 20 Aug 2047	4,093,509	4,286,887
GNMA II POOL MA4719	3.5% 20 Sep 2047	213,213	220,631
GNMA II POOL MA4777	3% 20 Oct 2047	2,413,047	2,437,286
GNMA II POOL MA4778	3.5% 20 Oct 2047	3,234,279	3,346,800
GNMA II TBA 30 YR 3	3% 24 Jan 2048	8,620,000	8,698,119
GNMA II TBA 30 YR 3.5	3.5% 24 Jan 2048	23,735,000	24,536,056
GNMA POOL 428124	5% 15 Feb 2039	277,614	300,330
GNMA POOL 487821	5% 15 Mar 2039	1,134,852	1,227,715
GNMA POOL 615278	5% 15 Jul 2033	609,480	669,046
GNMA POOL 618700	6.5% 15 Sep 2036	988	1,154
GNMA POOL 645990	6.5% 15 Oct 2036	51,729	57,388
GNMA POOL 646541	6.5% 15 Aug 2036	2,431	2,697
GNMA POOL 680110	5% 15 Apr 2038	1,975	2,140
GNMA POOL 697488	6% 15 Sep 2038	56,889	63,603
GNMA POOL 698099	5% 15 Apr 2039	64,504	70,026
GNMA POOL 698342	5% 15 May 2039	143,725	155,960
GNMA POOL 700978	6% 15 Nov 2038	22,256	24,900
GNMA POOL 701603	5% 15 Feb 2039	159,143	172,749
GNMA POOL 704182	5% 15 Jan 2039	553,464	597,590
GNMA POOL 714130	5% 15 Sep 2039	99,419	107,885
GNMA POOL 722270	5% 15 Sep 2039	217,303	235,645
GNMA POOL 729038	5% 15 Feb 2040	313,134	339,086
GNMA POOL 733018	6% 15 Jan 2040	50,126	56,042
GNMA POOL 733603	5% 15 Apr 2040	371,945	404,936
GNMA POOL 738423	5% 15 Jun 2041	25,410	27,513
GNMA POOL 745134	5% 15 Jun 2040	434,043	469,754
GNMA POOL 745142	5% 15 Jun 2040	262,272	283,849
GNMA POOL 745719	5% 15 Jun 2040	141,857	152,589
GNMA POOL 748501	5% 15 Jun 2040	136,935	147,383
GNMA POOL 749368	5% 15 Apr 2041	250,088	272,105
GNMA POOL 750588	5% 15 Jun 2041	70,593	76,403
GNMA POOL 763854	3% 15 Jul 2043	856,930	866,744
GNMA POOL 765307	5% 15 May 2041	101,480	109,134
GNMA POOL 782369	6% 15 Jul 2038	26,466	29,590
GNMA POOL 782449	6% 15 Sep 2038	106,363	118,917
GNMA POOL 782468	5% 15 Nov 2038	2,232	2,420
GNMA POOL 783292	6% 15 Dec 2040	56,111	62,734
GNMA POOL 783622	6% 15 Jun 2041	69,132	77,819
GNMA POOL AB0935	3% 15 Sep 2042	755,973	764,665
GNMA POOL AD9016	3% 15 Apr 2043	382,157	387,851
GOLDMAN SACHS GROUP INC	2.6% 23 Apr 2020	5,000,000	5,006,808
GOLDMAN SACHS GROUP INC	3.75% 22 May 2025	2,655,000	2,735,317
GOLDMAN SACHS GROUP INC	1% 31 Oct 2038	2,000,000	2,056,783
GOLDMAN SACHS GROUP INC	3.85% 08 Jul 2024	1,500,000	1,555,900
GOLDMAN SACHS GROUP INC	3.85% 26 Jan 2027	5,455,000	5,600,414
GOLDMAN SACHS GROUP INC	5.75% 24 Jan 2022	2,000,000	2,217,661
GOLDMAN SACHS GROUP INC	6.25% 01 Feb 2041	950,000	1,280,218
GOLDMAN SACHS GROUP INC	6.75% 01 Oct 2037	1,000,000	1,338,643
GS MORTGAGE SECURITIES TRUST	4.074% 10 Jan 2047	2,560,000	2,717,132
HARTFORD FINL SVCS GRP	6.1% 01 Oct 2041	750,000	994,988
HESS CORP	4.3% 01 Apr 2027	1,775,000	1,779,344
HESS CORP	5.6% 15 Feb 2041	390,000	420,562
HOME DEPOT INC	4.25% 01 Apr 2046	2,100,000	2,345,273

	HP ENTERPRISE CO	4.4% 15 Oct 2022	5,460,000	5,737,948
	HSBC HOLDINGS PLC	3.9% 25 May 2026	6,440,000	6,679,178
	HSBC HOLDINGS PLC	5.1% 05 Apr 2021	2,065,000	2,218,697
	HSBC HOLDINGS PLC	6.5% 15 Sep 2037	850,000	1,117,819
	HUMANA INC	4.625% 01 Dec 2042	1,000,000	1,091,127
	ILLINOIS ST	5.1% 01 Jun 2033	400,000	399,336
	INGREDION INC	4.625% 01 Nov 2020	875,000	919,142
	INTEL CORP	3.7% 29 Jul 2025	2,380,000	2,512,668
	INTER AMERICAN DEVEL BK	3% 21 Feb 2024	3,400,000	3,521,601
	INTER AMERICAN DEVEL BK	3.875% 17 Sep 2019	1,900,000	1,959,079
	INTERNATIONAL PAPER CO	7.3% 15 Nov 2039	850,000	1,197,391
	INTL BK RECON + DEVELOP	1.625% 10 Feb 2022	5,000,000	4,871,790
	INTL BK RECON + DEVELOP	2.5% 25 Nov 2024	2,845,000	2,846,909
	INTL BK RECON + DEVELOP	4.75% 15 Feb 2035	1,200,000	1,542,066
	INTL FINANCE CORP	1.625% 16 Jul 2020	2,500,000	2,472,612
	JOHN DEERE CAPITAL CORP	2.65% 10 Jun 2026	3,000,000	2,938,325
	JOHN DEERE CAPITAL CORP	2.8% 06 Mar 2023	4,000,000	4,015,608
	JOHNSON + JOHNSON	2.45% 01 Mar 2026	2,755,000	2,686,609
	JOHNSON + JOHNSON	5.85% 15 Jul 2038	575,000	779,034
	JPMBB COMMERCIAL MORTGAGE SECU	3.801% 15 Sep 2047	2,050,000	2,148,474
*	JPMORGAN CHASE + CO	3.3% 01 Apr 2026	5,675,000	5,719,741
*	JPMORGAN CHASE + CO	2.25% 23 Jan 2020	13,945,000	13,935,670
*	JPMORGAN CHASE + CO	4.125% 15 Dec 2026	4,000,000	4,219,655
*	JPMORGAN CHASE + CO	4.25% 15 Oct 2020	2,000,000	2,097,039
*	JPMORGAN CHASE + CO	5.5% 15 Oct 2040	1,465,000	1,844,991
	JPN BANK FOR INT L COOP	2.375% 21 Jul 2022	1,900,000	1,873,312
	JPN BANK FOR INT L COOP	2.875% 21 Jul 2027	1,740,000	1,750,931
	KENTUCKY UTILITIES CO	5.125% 01 Nov 2040	1,370,000	1,690,409
	KFW	1.5% 09 Sep 2019	20,000,000	19,826,719
	KFW	1.625% 29 May 2020	10,000,000	9,890,208
	KFW	2% 04 Oct 2022	5,000,000	4,919,379
	KINDER MORGAN ENER PART	5.5% 01 Mar 2044	2,000,000	2,130,384
	KINDER MORGAN ENER PART	6.95% 15 Jan 2038	1,450,000	1,802,852
	KINDER MORGAN INC/DELAWA	5.3% 01 Dec 2034	1,730,000	1,845,502
	KONINKLIJKE PHILIPS NV	3.75% 15 Mar 2022	580,000	603,897
	KRAFT HEINZ FOODS CO	3.95% 15 Jul 2025	2,560,000	2,644,150
	KRAFT HEINZ FOODS CO	3.5% 06 Jun 2022	2,000,000	2,046,518
	KROGER CO	4.45% 01 Feb 2047	2,000,000	1,996,973
	LINCOLN NATIONAL CORP	4% 01 Sep 2023	1,520,000	1,586,750
	LLOYDS BANKING GROUP PLC	1% 07 Nov 2023	4,800,000	4,758,867
	LOCKHEED MARTIN CORP	3.8% 01 Mar 2045	3,250,000	3,291,554
	MANITOBA (PROVINCE OF)	2.125% 04 May 2022	3,215,000	3,162,798
	MARATHON OIL CORP	4.4% 15 Jul 2027	5,170,000	5,402,991
	MARATHON PETROLEUM CORP	6.5% 01 Mar 2041	1,500,000	1,880,020
	MCDONALD S CORP	4.6% 26 May 2045	1,600,000	1,786,109
	MCKESSON CORP	4.883% 15 Mar 2044	1,700,000	1,850,003
	MEDTRONIC INC	4.625% 15 Mar 2045	3,000,000	3,495,155
	MERCK + CO INC	2.75% 10 Feb 2025	4,900,000	4,880,164
	MET TRANSPRTN AUTH NY REVENUE	6.814% 15 Nov 2040	990,000	1,414,918
*	METLIFE INC	4.75% 08 Feb 2021	1,100,000	1,177,716
	MICROSOFT CORP	2.4% 08 Aug 2026	3,335,000	3,216,158
	MICROSOFT CORP	4.25% 06 Feb 2047	2,455,000	2,806,728
	MICROSOFT CORP	2.65% 03 Nov 2022	5,000,000	5,036,641
	MICROSOFT CORP	5.3% 08 Feb 2041	3,000,000	3,831,704
	MOLSON COORS BREWING CO	3.5% 01 May 2022	1,600,000	1,643,370
	MORGAN STANLEY	4% 23 Jul 2025	2,800,000	2,931,742
	MORGAN STANLEY	2.5% 21 Apr 2021	4,570,000	4,562,350
	MORGAN STANLEY	1% 22 Jul 2038	2,000,000	2,070,989
	MORGAN STANLEY	2.75% 19 May 2022	8,945,000	8,912,166
	MORGAN STANLEY	3.875% 29 Apr 2024	3,440,000	3,591,621
	MORGAN STANLEY	5.5% 24 Jul 2020	2,200,000	2,358,797
	MORGAN STANLEY BAML TRUST	3.741% 15 Aug 2047	1,400,000	1,463,175
	MPLX LP	4.125% 01 Mar 2027	3,775,000	3,866,500
	MYLAN NV	3.95% 15 Jun 2026	1,500,000	1,512,550
	NATIONAL RURAL UTIL COOP	3.05% 15 Feb 2022	1,200,000	1,220,794
	NBCUNIVERSAL MEDIA LLC	2.875% 15 Jan 2023	2,000,000	2,020,289
	NEW JERSEY ST TURNPIKE AUTH	7.102% 01 Jan 2041	955,000	1,426,703

	NEWMONT MINING CORP	6.25% 01 Oct 2039	750,000	959,052
	NEXEN ENERGY ULC	6.4% 15 May 2037	4,205,000	5,484,476
	NEXTERA ENERGY CAPITAL	4.5% 01 Jun 2021	800,000	846,582
	NOBLE ENERGY INC	5.25% 15 Nov 2043	2,000,000	2,213,529
	NOBLE ENERGY INC	3.9% 15 Nov 2024	1,500,000	1,542,276
	NORDSTROM INC	4.75% 01 May 2020	935,000	978,549
	NORFOLK SOUTHERN CORP	4.65% 15 Jan 2046	2,864,583	3,271,514
	NORTHROP GRUMMAN CORP	3.2% 01 Feb 2027	5,500,000	5,520,545
	NOVARTIS CAPITAL CORP	3.1% 17 May 2027	1,935,000	1,972,855
	NOVARTIS CAPITAL CORP	2.4% 21 Sep 2022	925,000	919,836
	OHIO POWER COMPANY	5.375% 01 Oct 2021	1,005,000	1,104,901
	ONTARIO (PROVINCE OF)	3.2% 16 May 2024	5,500,000	5,669,932
	ONTARIO (PROVINCE OF)	4.4% 14 Apr 2020	3,132,000	3,280,362
	ORACLE CORP	4% 15 Jul 2046	3,425,000	3,644,238
	ORACLE CORP	2.95% 15 May 2025	4,000,000	4,017,313
	ORACLE CORP	2.25% 08 Oct 2019	2,000,000	2,009,042
	ORACLE CORP	5.375% 15 Jul 2040	650,000	821,813
	ORANGE SA	5.375% 13 Jan 2042	2,100,000	2,533,248
	PACIFIC GAS + ELECTRIC	3.95% 01 Dec 2047	1,780,000	1,769,132
	PACIFIC GAS + ELECTRIC	3.75% 15 Feb 2024	4,700,000	4,872,641
	PACIFIC GAS + ELECTRIC	3.5% 01 Oct 2020	1,060,000	1,086,130
	PACKAGING CORP OF AMERIC	4.5% 01 Nov 2023	1,935,000	2,081,630
	PEPSICO INC	3.45% 06 Oct 2046	2,380,000	2,308,917
	PEPSICO INC	4.25% 22 Oct 2044	1,405,000	1,550,549
	PETROLEOS MEXICANOS	6.5% 13 Mar 2027	6,000,000	6,558,000
	PETROLEOS MEXICANOS	5.5% 27 Jun 2044	1,300,000	1,195,948
	PETROLEOS MEXICANOS	6% 05 Mar 2020	2,525,000	2,679,025
	PFIZER INC	2.75% 03 Jun 2026	6,000,000	5,922,657
	PLAINS ALL AMER PIPELINE	4.7% 15 Jun 2044	1,285,000	1,201,285
	PNC BANK NA	2.15% 29 Apr 2021	6,900,000	6,838,622
	PORT AUTH OF NEW YORK NEW JE	4.926% 01 Oct 2051	655,000	809,331
	PROGRESS ENERGY INC	4.4% 15 Jan 2021	985,000	1,032,523
	PROVINCE OF ALBERTA	2.2% 26 Jul 2022	4,960,000	4,887,743
	PROVINCE OF QUEBEC	2.5% 20 Apr 2026	2,685,000	2,626,108
	PROVINCE OF QUEBEC	2.75% 25 Aug 2021	1,500,000	1,516,009
*	PRUDENTIAL FINANCIAL INC	3.935% 07 Dec 2049	1,373,000	1,403,771
	PUBLIC SERVICE COLORADO	3.2% 15 Nov 2020	945,000	965,036
	QUALCOMM INC	2.6% 30 Jan 2023	10,000,000	9,754,165
	RAYTHEON COMPANY	3.125% 15 Oct 2020	1,015,000	1,038,323
	REPUBLIC OF COLOMBIA	5.625% 26 Feb 2044	3,400,000	3,893,000
	REPUBLIC OF PERU	7.125% 30 Mar 2019	930,000	993,240
	REPUBLIC OF PERU	6.55% 14 Mar 2037	1,250,000	1,690,625
	REPUBLIC OF PHILIPPINES	3.95% 20 Jan 2040	1,550,000	1,595,572
	REPUBLIC OF POLAND	5.125% 21 Apr 2021	770,000	833,556
	REPUBLIC SERVICES INC	5.25% 15 Nov 2021	550,000	600,455
	REYNOLDS AMERICAN INC	3.25% 12 Jun 2020	2,435,000	2,474,191
	REYNOLDS AMERICAN INC	4.45% 12 Jun 2025	5,500,000	5,864,350
	RIO TINTO FIN USA LTD	3.75% 15 Jun 2025	2,700,000	2,830,235
	SANOFI	4% 29 Mar 2021	965,000	1,015,349
	SCANA CORPORATION	4.75% 15 May 2021	1,020,000	1,057,653
	SHELL INTERNATIONAL FIN	2.875% 10 May 2026	3,080,000	3,080,026
	SHELL INTERNATIONAL FIN	4.375% 11 May 2045	2,645,000	2,973,966
	SHERWIN WILLIAMS CO	2.25% 15 May 2020	4,375,000	4,360,353
	SHIRE ACQ INV IRELAND DA	2.4% 23 Sep 2021	5,620,000	5,531,547
	SIMON PROPERTY GROUP LP	2.625% 15 Jun 2022	5,000,000	4,987,998
	SIMON PROPERTY GROUP LP	3.375% 01 Dec 2027	3,500,000	3,516,211
	SOUTHERN CAL EDISON	3.9% 15 Mar 2043	1,100,000	1,157,249
	SOUTHERN CALIF GAS CO	5.125% 15 Nov 2040	700,000	869,905
	SOUTHERN POWER CO	5.15% 15 Sep 2041	1,500,000	1,668,279
	SSGA	G STIFF ERISA QUALIFIED	37,966,612	37,966,612
	STATOIL ASA	5.1% 17 Aug 2040	815,000	982,640
	SUNCOR ENERGY INC	6.5% 15 Jun 2038	850,000	1,148,359
	TC PIPELINES LP	4.65% 15 Jun 2021	960,000	1,004,236
	TELEFONICA EMISIONES SAU	5.213% 08 Mar 2047	2,500,000	2,837,127
	TENN VALLEY AUTHORITY	2.875% 01 Feb 2027	3,000,000	3,057,111
	TENN VALLEY AUTHORITY	6.15% 15 Jan 2038	175,000	255,061
	TENN VALLEY AUTHORITY	4.65% 15 Jun 2035	65,000	79,551

TENN VALLEY AUTHORITY	5.375% 01 Apr 2056	50,000	70,986
TEVA PHARMACEUTICALS NE	2.2% 21 Jul 2021	1,180,000	1,077,895
THERMO FISHER SCIENTIFIC	2.4% 01 Feb 2019	2,200,000	2,205,363
THOMSON REUTERS CORP	5.65% 23 Nov 2043	2,500,000	3,010,056
TIME WARNER ENTERTAINMEN	8.375% 15 Jul 2033	1,200,000	1,651,078
TIME WARNER INC	2.1% 01 Jun 2019	1,800,000	1,796,516
TIME WARNER INC	5.375% 15 Oct 2041	1,775,000	1,963,301
TIME WARNER INC	4.875% 15 Mar 2020	705,000	741,839
TORONTO DOMINION BANK	2.125% 07 Apr 2021	5,000,000	4,952,379
TOTAL CAPITAL SA	4.45% 24 Jun 2020	1,300,000	1,368,398
TRANSCANADA PIPELINES	7.625% 15 Jan 2039	1,000,000	1,506,644
TRAVELERS COS INC	3.9% 01 Nov 2020	1,625,000	1,689,890
UBS COMMERCIAL MORTGAGE TRUST	3.563% 15 Oct 2050	3,000,000	3,092,221
UNILEVER CAPITAL CORP	1.8% 05 May 2020	2,915,000	2,893,530
UNION PACIFIC CORP	2.75% 01 Mar 2026	1,500,000	1,482,666
UNITED MEXICAN STATES	4% 02 Oct 2023	1,440,000	1,506,960
UNITED MEXICAN STATES	4.75% 08 Mar 2044	2,300,000	2,325,300
UNITED MEXICAN STATES	3.625% 15 Mar 2022	1,800,000	1,870,200
UNITED MEXICAN STATES	6.75% 27 Sep 2034	1,300,000	1,690,000
UNITED PARCEL SERVICE	3.75% 15 Nov 2047	2,000,000	2,065,013
UNITED PARCEL SERVICE	4.875% 15 Nov 2040	765,000	914,999
UNITED TECHNOLOGIES CORP	3.125% 04 May 2027	2,925,000	2,926,826
UNITED TECHNOLOGIES CORP	4.5% 01 Jun 2042	825,000	914,401
UNITEDHEALTH GROUP INC	2.7% 15 Jul 2020	6,000,000	6,069,369
UNITEDHEALTH GROUP INC	4.25% 15 Mar 2043	1,100,000	1,206,064
UNIV OF SOUTHERN CALIFOR	3.028% 01 Oct 2039	3,600,000	3,436,383
US DOLLAR		(750)	(750)
US TREASURY N/B	2% 15 Nov 2026	8,500,000	8,226,074
US TREASURY N/B	2.875% 15 Nov 2046	7,750,000	7,950,107
US TREASURY N/B	1% 15 Nov 2019	16,000,000	15,742,500
US TREASURY N/B	1.625% 30 Jun 2020	23,500,000	23,326,504
US TREASURY N/B	2.875% 15 Aug 2045	13,575,000	13,921,799
US TREASURY N/B	1.375% 30 Apr 2021	30,000,000	29,350,781
US TREASURY N/B	0.875% 15 May 2019	5,000,000	4,934,180
US TREASURY N/B	1.625% 15 May 2026	8,400,000	7,911,750
US TREASURY N/B	1.375% 30 Jun 2023	32,975,000	31,501,430
US TREASURY N/B	1.125% 30 Jun 2021	15,000,000	14,526,563
US TREASURY N/B	0.75% 15 Aug 2019	15,000,000	14,734,570
US TREASURY N/B	2.25% 15 Aug 2046	17,460,000	15,750,148
US TREASURY N/B	3.75% 15 Nov 2043	4,000,000	4,766,094
US TREASURY N/B	2% 30 Nov 2020	18,045,000	18,061,917
US TREASURY N/B	1.625% 15 Feb 2026	8,650,000	8,168,844
US TREASURY N/B	2.5% 15 Feb 2046	15,900,000	15,130,465
US TREASURY N/B	1.5% 28 Feb 2023	8,645,000	8,342,087
US TREASURY N/B	1% 15 Mar 2019	2,000,000	1,979,922
US TREASURY N/B	1.5% 31 Mar 2023	27,025,000	26,053,789
US TREASURY N/B	1.25% 31 Mar 2021	25,000,000	24,382,813
US TREASURY N/B	0.875% 15 Apr 2019	1,795,000	1,772,773
US TREASURY N/B	2% 30 Sep 2020	10,000,000	10,013,672
US TREASURY N/B	1.375% 31 Jan 2021	5,000,000	4,904,688
US TREASURY N/B	1.875% 31 May 2022	12,985,000	12,836,383
US TREASURY N/B	1.875% 30 Jun 2020	11,000,000	10,985,820
US TREASURY N/B	3.625% 15 Aug 2043	5,000,000	5,835,547
US TREASURY N/B	1.5% 31 Jan 2022	5,615,000	5,477,038
US TREASURY N/B	2% 15 Feb 2025	21,830,000	21,339,678
US TREASURY N/B	2.5% 15 Feb 2045	12,920,000	12,316,898
US TREASURY N/B	1.375% 29 Feb 2020	11,000,000	10,875,820
US TREASURY N/B	1.75% 28 Feb 2022	8,680,000	8,547,088
US TREASURY N/B	1.375% 31 Mar 2020	16,070,000	15,881,680
US TREASURY N/B	1.75% 30 Apr 2022	21,000,000	20,638,242
US TREASURY N/B	3% 15 May 2045	14,250,000	14,965,283
US TREASURY N/B	2.125% 15 May 2025	10,000,000	9,847,266
US TREASURY N/B	2.25% 31 Oct 2024	7,000,000	6,967,734
US TREASURY N/B	1.5% 15 May 2020	7,500,000	7,428,223
US TREASURY N/B	1.5% 15 Jun 2020	10,500,000	10,394,180
US TREASURY N/B	2% 31 Oct 2021	22,500,000	22,403,320
US TREASURY N/B	1.5% 31 Oct 2019	22,500,000	22,345,313

US TREASURY N/B	2.25% 15 Nov 2024	38,130,000	37,933,392
US TREASURY N/B	2.5% 15 May 2024	14,000,000	14,158,047
US TREASURY N/B	2% 31 May 2021	14,000,000	13,975,938
US TREASURY N/B	2.125% 30 Jun 2021	10,970,000	10,991,426
US TREASURY N/B	2.375% 15 Aug 2024	27,910,000	27,999,399
US TREASURY N/B	2% 31 Aug 2021	10,000,000	9,967,188
US TREASURY N/B	3% 15 Feb 2047	11,750,000	12,357,236
US TREASURY N/B	2.125% 29 Feb 2024	15,480,000	15,327,014
US TREASURY N/B	2.125% 31 Jan 2021	20,000,000	20,070,312
US TREASURY N/B	2.75% 15 Feb 2024	4,955,000	5,085,069
US TREASURY N/B	1.5% 28 Feb 2019	12,500,000	12,450,195
US TREASURY N/B	2% 28 Feb 2021	6,000,000	5,996,484
US TREASURY N/B	2.25% 31 Mar 2021	14,000,000	14,092,422
US TREASURY N/B	1.625% 31 Mar 2019	12,000,000	11,964,844
US TREASURY N/B	1.875% 31 Oct 2022	11,000,000	10,840,156
US TREASURY N/B	2% 30 Nov 2022	4,000,000	3,963,594
US TREASURY N/B	2.125% 31 Dec 2022	7,500,000	7,468,945
US TREASURY N/B	1.375% 15 Jan 2020	5,000,000	4,948,438
US TREASURY N/B	1.375% 28 Feb 2019	8,295,000	8,249,961
US TREASURY N/B	1.5% 31 Mar 2019	10,935,000	10,889,295
US TREASURY N/B	1.25% 30 Apr 2019	6,500,000	6,448,457
US TREASURY N/B	1.75% 15 May 2022	19,930,000	19,609,252
US TREASURY N/B	1% 30 Jun 2019	10,000,000	9,875,391
US TREASURY N/B	0.875% 31 Jul 2019	975,000	960,299
US TREASURY N/B	1.625% 15 Aug 2022	3,500,000	3,418,242
US TREASURY N/B	2.75% 15 Aug 2042	12,890,000	12,979,626
US TREASURY N/B	1% 31 Aug 2019	2,500,000	2,464,648
US TREASURY N/B	1% 15 Sep 2018	23,000,000	22,888,594
US TREASURY N/B	1.375% 30 Sep 2020	6,240,000	6,144,937
US TREASURY N/B	1.75% 30 Sep 2022	13,000,000	12,739,492
US TREASURY N/B	0.875% 15 Oct 2018	20,000,000	19,870,312
US TREASURY N/B	2.25% 31 Jul 2018	20,000,000	20,074,219
US TREASURY N/B	2.125% 15 Aug 2021	20,170,000	20,199,152
US TREASURY N/B	1.375% 30 Sep 2018	6,005,000	5,989,049
US TREASURY N/B	3.125% 15 Nov 2041	1,250,000	1,343,799
US TREASURY N/B	1.125% 31 Dec 2019	5,000,000	4,925,977
US TREASURY N/B	2% 15 Feb 2023	2,600,000	2,573,289
US TREASURY N/B	3.125% 15 Feb 2043	8,085,000	8,686,006
US TREASURY N/B	1.125% 31 Mar 2020	20,000,000	19,658,594
US TREASURY N/B	1.75% 15 May 2023	21,555,000	21,023,703
US TREASURY N/B	2.875% 15 May 2043	10,215,000	10,503,494
US TREASURY N/B	1% 31 May 2018	10,588,000	10,566,493
US TREASURY N/B	1.375% 31 May 2020	12,500,000	12,339,844
US TREASURY N/B	1% 30 Sep 2019	10,000,000	9,852,734
US TREASURY N/B	1.25% 31 Oct 2019	7,500,000	7,415,918
US TREASURY N/B	1.625% 15 Nov 2022	13,000,000	12,668,906
US TREASURY N/B	2.75% 15 Nov 2042	4,235,000	4,261,800
US TREASURY N/B	3.625% 15 Feb 2021	7,680,000	8,053,800
US TREASURY N/B	4.375% 15 May 2040	2,710,000	3,494,206
US TREASURY N/B	2.625% 15 Aug 2020	14,000,000	14,244,453
US TREASURY N/B	3.875% 15 Aug 2040	5,325,000	6,415,793
US TREASURY N/B	2.75% 15 Feb 2019	4,420,000	4,464,027
US TREASURY N/B	3.125% 15 May 2019	15,390,000	15,653,313
US TREASURY N/B	4.25% 15 May 2039	6,855,000	8,664,345
US TREASURY N/B	3.625% 15 Aug 2019	16,000,000	16,445,000
US TREASURY N/B	4.5% 15 Aug 2039	1,185,000	1,547,953
US TREASURY N/B	4.625% 15 Feb 2040	1,000,000	1,329,805
US TREASURY N/B	4.375% 15 Feb 2038	2,650,000	3,387,549
US TREASURY N/B	4.5% 15 May 2038	5,750,000	7,473,203
US TREASURY N/B	4.75% 15 Feb 2037	3,000,000	3,996,680
US TREASURY N/B	5% 15 May 2037	3,850,000	5,278,861
US TREASURY N/B	8.75% 15 May 2020	7,500,000	8,696,191
US TREASURY N/B	6.125% 15 Aug 2029	13,415,000	18,407,895
US TREASURY N/B	6.25% 15 May 2030	5,020,000	7,057,610
US TREASURY N/B	5.25% 15 Feb 2029	10,000,000	12,735,156
US TREASURY N/B	6% 15 Feb 2026	545,000	691,000
US TREASURY N/B	6.25% 15 Aug 2023	950,000	1,150,688

US TREASURY N/B	5.25% 15 Nov 2028	6,000,000	7,611,328
US TREASURY N/B	5.375% 15 Feb 2031	9,500,000	12,622,754
US TREASURY N/B	4.5% 15 Feb 2036	2,500,000	3,218,457
VALE OVERSEAS LIMITED	6.25% 10 Aug 2026	2,000,000	2,317,000
VALE OVERSEAS LIMITED	6.875% 21 Nov 2036	525,000	643,125
VALERO ENERGY CORP	6.625% 15 Jun 2037	600,000	790,748
VERIZON COMMUNICATIONS	4.672% 15 Mar 2055	2,246,000	2,168,387
VERIZON COMMUNICATIONS	4.125% 15 Aug 2046	2,000,000	1,847,608
VERIZON COMMUNICATIONS	5.012% 21 Aug 2054	2,965,000	3,036,127
VERIZON COMMUNICATIONS	2.625% 21 Feb 2020	2,348,000	2,367,833
VERIZON COMMUNICATIONS	5.012% 15 Apr 2049	2,776,000	2,911,434
VERIZON COMMUNICATIONS	2.45% 01 Nov 2022	2,240,000	2,195,697
VIACOM INC	4.85% 15 Dec 2034	3,000,000	2,885,871
VISA INC	3.15% 14 Dec 2025	3,670,000	3,751,831
VODAFONE GROUP PLC	6.15% 27 Feb 2037	1,000,000	1,254,299
VOYA FINANCIAL INC	5.7% 15 Jul 2043	1,000,000	1,224,749
WALMART INC	3.625% 15 Dec 2047	2,500,000	2,619,118
WALMART INC	3.3% 22 Apr 2024	2,000,000	2,077,855
WASHINGTON ST	5.14% 01 Aug 2040	1,080,000	1,363,230
WELLS FARGO + COMPANY	4.3% 22 Jul 2027	5,000,000	5,324,026
WELLS FARGO + COMPANY	5.375% 02 Nov 2043	2,000,000	2,381,585
WELLS FARGO + COMPANY	2.125% 22 Apr 2019	4,000,000	3,999,370
WELLS FARGO + COMPANY	2.55% 07 Dec 2020	2,370,000	2,379,600
WELLS FARGO + COMPANY	4.6% 01 Apr 2021	2,000,000	2,125,409
WELLS FARGO COMMERCIAL MORTGAG	3.64% 15 Dec 2059	5,720,000	5,934,459
WELLS FARGO COMMERCIAL MORTGAG	2.942% 15 Oct 2049	2,100,000	2,074,325
WELLTOWER INC	5.25% 15 Jan 2022	1,000,000	1,086,683
WESTERN GAS PARTNERS LP	5.45% 01 Apr 2044	2,000,000	2,125,227
WF RBS COMMERCIAL MORTGAGE TRU	2.87% 15 Nov 2045	3,475,000	3,498,225
WILLIAMS PARTNERS LP	4% 15 Sep 2025	3,220,000	3,294,747
XEROX CORPORATION	4.07% 17 Mar 2022	2,872,000	2,899,639
ZIMMER BIOMET HOLDINGS	2.7% 01 Apr 2020	3,000,000	3,001,458
ZOETIS INC	4.7% 01 Feb 2043	1,165,000	1,302,409

	Total: EXHIBIT D - Total Bond Market Fund		$3,248,171,124

n / a - Cost is not applicable

EXHIBIT E - Inflation Protected Bond Fund

(Managed by State Street Global Advisors)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2017

Schedule H, line 4i-Schedule of Assets (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	SSGA	G STIFF ERISA QUALIFIED	158,461		$158,461
	TSY INFL IX N/B	3.625% 15 Apr 2028	22,778,744		29,886,839
	TSY INFL IX N/B	0.375% 15 Jul 2027	56,808,096		56,505,630
	TSY INFL IX N/B	3.375% 15 Apr 2032	10,535,164		14,573,769
	TSY INFL IX N/B	2.375% 15 Jan 2025	46,129,811		52,567,565
	TSY INFL IX N/B	2% 15 Jan 2026	33,602,826		37,796,924
	TSY INFL IX N/B	2.375% 15 Jan 2027	27,035,505		31,630,766
	TSY INFL IX N/B	1.75% 15 Jan 2028	26,985,518		30,330,047
	TSY INFL IX N/B	2.125% 15 Jan 2019	23,337,606		23,818,032
	TSY INFL IX N/B	2.5% 15 Jan 2029	26,114,497		31,677,854
	TSY INFL IX N/B	1.875% 15 Jul 2019	27,846,387		28,710,907
	TSY INFL IX N/B	1.375% 15 Jan 2020	33,770,972		34,655,169
	TSY INFL IX N/B	2.125% 15 Feb 2040	14,273,489		18,573,087
	TSY INFL IX N/B	1.25% 15 Jul 2020	51,896,426		53,586,295
	TSY INFL IX N/B	1.125% 15 Jan 2021	59,361,901		61,133,485
	TSY INFL IX N/B	2.125% 15 Feb 2041	18,152,740		23,784,507
	TSY INFL IX N/B	0.625% 15 Jul 2021	63,012,383		64,224,454
	TSY INFL IX N/B	0.125% 15 Jan 2022	69,551,409		69,271,243
	TSY INFL IX N/B	0.75% 15 Feb 2042	31,937,020		32,247,852
	TSY INFL IX N/B	0.125% 15 Jul 2022	71,736,018		71,639,763
	TSY INFL IX N/B	0.125% 15 Jan 2023	70,466,781		69,919,518
	TSY INFL IX N/B	0.625% 15 Feb 2043	22,777,242		22,287,246
	TSY INFL IX N/B	0.375% 15 Jul 2023	71,484,473		72,021,651
	TSY INFL IX N/B	0.625% 15 Jan 2024	70,683,832		71,921,458
	TSY INFL IX N/B	1.375% 15 Feb 2044	35,669,860		41,178,866
	TSY INFL IX N/B	0.125% 15 Apr 2019	86,187,707		85,994,081
	TSY INFL IX N/B	0.125% 15 Jul 2024	68,783,674		67,975,463
	TSY INFL IX N/B	0.25% 15 Jan 2025	68,955,101		68,344,718
	TSY INFL IX N/B	0.75% 15 Feb 2045	39,440,470		39,638,236
	TSY INFL IX N/B	0.125% 15 Apr 2020	84,814,380		84,640,447
	TSY INFL IX N/B	0.375% 15 Jul 2025	70,171,274		70,278,512
	TSY INFL IX N/B	0.625% 15 Jan 2026	62,629,780		63,632,236
	TSY INFL IX N/B	1% 15 Feb 2046	29,119,971		31,107,812
	TSY INFL IX N/B	0.125% 15 Apr 2021	73,996,995		73,692,047
	TSY INFL IX N/B	0.125% 15 Jul 2026	58,543,223		57,202,053
	TSY INFL IX N/B	0.375% 15 Jan 2027	58,808,029		58,384,278
	TSY INFL IX N/B	0.875% 15 Feb 2047	28,583,188		29,702,108
	TSY INFL IX N/B	0.125% 15 Apr 2022	49,560,865		49,211,853
	TSY INFL IX N/B	3.875% 15 Apr 2029	27,730,187		37,804,469

		Total : EXHIBIT E - Inflation Protected Bond Fund			$1,861,709,699

n / a - Cost is not applicable

EXHIBIT F - Real Estate Investment Trust (REIT) Index Fund

(Managed by BlackRock Institutional Trust Company)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2017

Schedule H, line 4i-Schedule of Assets (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	ACADIA REALTY TRUST	REIT USD.001	119,806		$3,277,892
	AGREE REALTY CORP	REIT USD.0001	41,033		2,110,738
	ALEXANDER + BALDWIN INC	REIT	36,232		1,005,076
	ALEXANDER S INC	REIT USD1.0	3,268		1,293,638
	ALEXANDRIA REAL ESTATE EQUIT	REIT USD.01	134,014		17,500,888
	ALTISOURCE RESIDENTIAL CORP	REIT USD.01	72,323		857,751
	AMERICAN ASSETS TRUST INC	REIT USD.01	50,664		1,937,391
	AMERICAN CAMPUS COMMUNITIES	REIT USD.01	195,276		8,012,174
	AMERICAN HOMES 4 RENT A	REIT USD.01	334,722		7,310,328
	APARTMENT INVT + MGMT CO A	REIT USD.01	224,778		9,825,046
	APPLE HOSPITALITY REIT INC	REIT NPV	303,668		5,954,929
	ARMADA HOFFLER PROPERTIES IN	REIT USD.01	63,962		993,330
	ASHFORD HOSPITALITY PRIME IN	REIT USD.01	38,592		375,500
	ASHFORD HOSPITALITY TRUST	REIT USD.01	138,878		934,649
	AVALONBAY COMMUNITIES INC	REIT USD.01	197,664		35,265,234
	BOSTON PROPERTIES INC	REIT USD.01	220,898		28,723,367
	BRANDYWINE REALTY TRUST	REIT USD.01	251,298		4,571,111
	BRIXMOR PROPERTY GROUP INC	REIT USD.01	436,642		8,147,740
	CAMDEN PROPERTY TRUST	REIT USD.01	132,612		12,208,261
	CARETRUST REIT INC	REIT USD.01	108,885		1,824,913
	CBL + ASSOCIATES PROPERTIES	REIT USD.01	245,051		1,386,989
	CEDAR REALTY TRUST INC	REIT USD.06	129,947		790,078
	CHATHAM LODGING TRUST	REIT USD.01	65,030		1,480,083
	CHESAPEAKE LODGING TRUST	REIT USD.01	86,149		2,333,776
	COLONY NORTHSTAR INC CLASS A	REIT USD.01	750,358		8,561,585
	COLUMBIA PROPERTY TRUST INC	REIT USD.01	173,634		3,984,900
	COMMUNITY HEALTHCARE TRUST I	REIT USD.01	26,524		745,324
	CORECIVIC INC	REIT USD.01	169,216		3,807,360
	CORESITE REALTY CORP	REIT USD.01	49,016		5,582,922
	CORPORATE OFFICE PROPERTIES	REIT USD.01	142,378		4,157,438
	COUSINS PROPERTIES INC	REIT USD1.0	602,257		5,570,877
	CUBESMART	REIT USD.01	257,993		7,461,158
	CYRUSONE INC	REIT USD.01	124,175		7,392,138
	DCT INDUSTRIAL TRUST INC	REIT USD.01	133,225		7,830,966
	DDR CORP	REIT USD.1	447,745		4,011,795
	DIAMONDROCK HOSPITALITY CO	REIT USD.01	287,225		3,242,770
	DIGITAL REALTY TRUST INC	REIT USD.01	293,618		33,443,090
	DJ US REAL ESTATE MAR18	XCBT 20180316	34,200		(8,531)
	DOUGLAS EMMETT INC	REIT USD.01	221,532		9,096,104
	DUKE REALTY CORP	REIT USD.01	509,309		13,858,298
	EASTERLY GOVERNMENT PROPERTI	REIT USD.01	55,408		1,182,407
	EASTGROUP PROPERTIES INC	REIT	49,097		4,339,193
	EDUCATION REALTY TRUST INC	REIT USD.01	104,851		3,661,397
	EMPIRE STATE REALTY TRUST A	REIT USD.01	192,100		3,943,813
	EPR PROPERTIES	REIT USD.01	105,438		6,901,971
	EQUINIX INC	REIT USD.001	111,594		50,576,633
	EQUITY COMMONWEALTH	REIT USD.01	177,170		5,405,457
	EQUITY LIFESTYLE PROPERTIES	REIT USD.01	118,324		10,533,202
	EQUITY RESIDENTIAL	REIT USD.01	525,764		33,527,970
	ESSEX PROPERTY TRUST INC	REIT USD.0001	94,466		22,801,258
	EXTRA SPACE STORAGE INC	REIT USD.01	180,380		15,774,231
	FEDERAL REALTY INVS TRUST	REIT USD.01	103,432		13,736,804

FIRST INDUSTRIAL REALTY TR	REIT USD.01	171,527	5,397,955
FOREST CITY REALTY TRUST A	REIT USD.01	305,571	7,364,261
FOUR CORNERS PROPERTY TRUST	REIT USD.0001	87,815	2,256,846
FRANKLIN STREET PROPERTIES C	REIT USD.0001	146,779	1,576,406
GAMING AND LEISURE PROPERTIE	REIT	289,127	10,697,699
GEO GROUP INC/THE	REIT USD.01	177,626	4,191,974
GETTY REALTY CORP	REIT USD.01	47,818	1,298,737
GGP INC	REIT USD.01	883,915	20,674,772
GLADSTONE COMMERCIAL CORP	REIT USD.001	40,728	857,732
GLOBAL NET LEASE INC	REIT USD.01	96,824	1,992,638
GOVERNMENT PROPERTIES INCOME	REIT USD.01	124,005	2,299,053
GRAMERCY PROPERTY TRUST	REIT USD.01	217,646	5,802,442
HCP INC	REIT USD1.0	671,373	17,509,408
HEALTHCARE REALTY TRUST INC	REIT USD.01	177,243	5,693,045
HEALTHCARE TRUST OF AME CL A	REIT USD.01	287,412	8,633,856
HERSHA HOSPITALITY TRUST	REIT USD.01	59,837	1,041,164
HIGHWOODS PROPERTIES INC	REIT USD.01	147,712	7,520,018
HOSPITALITY PROPERTIES TRUST	REIT USD.01	235,348	7,025,138
HOST HOTELS + RESORTS INC	REIT USD.01	1,059,521	21,031,492
HUDSON PACIFIC PROPERTIES IN	REIT USD.01	222,379	7,616,481
INDEPENDENCE REALTY TRUST IN	REIT USD.01	117,671	1,187,300
INVESTORS REAL ESTATE TRUST	REIT	174,549	991,438
INVITATION HOMES INC	REIT USD.01	445,818	10,507,930
IRON MOUNTAIN INC	REIT USD.01	379,331	14,312,159
ISTAR INC	REIT USD.001	92,923	1,050,030
JBG SMITH PROPERTIES	REIT USD.01	135,388	4,702,025
KILROY REALTY CORP	REIT USD.01	140,789	10,509,899
KIMCO REALTY CORP	REIT USD.01	609,464	11,061,772
KITE REALTY GROUP TRUST	REIT USD.01	119,930	2,350,628
LASALLE HOTEL PROPERTIES	REIT USD.01	162,042	4,548,519
LEXINGTON REALTY TRUST	REIT USD.0001	311,631	3,007,239
LIBERTY PROPERTY TRUST	REIT USD.001	210,876	9,069,777
LIFE STORAGE INC	REIT USD.01	66,654	5,936,872
LTC PROPERTIES INC	REIT USD.01	56,695	2,469,067
MACERICH CO/THE	REIT USD.01	172,072	11,301,689
MACK CALI REALTY CORP	REIT USD.01	122,354	2,637,952
MEDICAL PROPERTIES TRUST INC	REIT USD.001	521,767	7,189,949
MGM GROWTH PROPERTIES LLC A	REIT	99,133	2,889,727
MID AMERICA APARTMENT COMM	REIT USD.01	162,644	16,355,481
MONMOUTH REAL ESTATE INV COR	REIT USD.01	95,325	1,696,785
NATIONAL RETAIL PROPERTIES	REIT USD.01	213,616	9,213,258
NATIONAL STORAGE AFFILIATES	REIT USD.01	70,669	1,926,437
NATL HEALTH INVESTORS INC	REIT USD.01	58,688	4,423,901
NEW SENIOR INVESTMENT GROUP	REIT	118,030	892,307
NEW YORK REIT INC	REIT USD.01	240,085	943,534
NEXPOINT RESIDENTIAL	REIT USD.01	25,785	720,433
NORTHSTAR REALTY EUROPE CORP	REIT USD.01	74,859	1,005,356
OMEGA HEALTHCARE INVESTORS	REIT USD.1	282,383	7,776,828
ONE LIBERTY PROPERTIES INC	REIT USD1.0	19,700	510,624
PARAMOUNT GROUP INC	REIT USD.01	290,907	4,610,876
PARK HOTELS + RESORTS INC	REIT USD.01	230,628	6,630,555
PEBBLEBROOK HOTEL TRUST	REIT USD.01	98,719	3,669,385
PENN REAL ESTATE INVEST TST	REIT USD1.0	100,122	1,190,451
PHYSICIANS REALTY TRUST	REIT USD.01	254,669	4,581,495
PIEDMONT OFFICE REALTY TRU A	REIT USD.01	208,603	4,090,705
PREFERRED APARTMENT COMMUN A	REIT USD.01	46,099	933,505
PROLOGIS INC	REIT USD.01	761,460	49,121,785
PS BUSINESS PARKS INC/CA	REIT USD.01	29,211	3,654,004
PUBLIC STORAGE	REIT USD.1	224,201	46,858,009
QTS REALTY TRUST INC CL A	REIT USD.01	69,681	3,773,923
QUALITY CARE PROPERTIES	REIT USD.01	134,391	1,855,940
RAMCO GERSHENSON PROPERTIES	REIT USD.01	113,945	1,678,410
REALTY INCOME CORP	REIT USD1.0	392,347	22,371,626
REGENCY CENTERS CORP	REIT USD.01	219,163	15,161,696
RETAIL OPPORTUNITY INVESTMEN	REIT USD.0001	157,418	3,140,489
RETAIL PROPERTIES OF AME A	REIT USD.001	330,923	4,447,605
REXFORD INDUSTRIAL REALTY IN	REIT USD.01	101,926	2,972,162

RLJ LODGING TRUST	REIT	250,252	5,498,036
RYMAN HOSPITALITY PROPERTIES	REIT USD.01	65,968	4,553,111
SABRA HEALTH CARE REIT INC	REIT USD.01	251,810	4,726,474
SAUL CENTERS INC	REIT USD.01	18,906	1,167,446
SELECT INCOME REIT	REIT USD.01	96,426	2,423,185
SENIOR HOUSING PROP TRUST	REIT USD.01	340,328	6,517,281
SERITAGE GROWTH PROP A REIT	REIT USD.01	35,950	1,454,537
SIMON PROPERTY GROUP INC	REIT USD.0001	445,018	76,427,391
SL GREEN REALTY CORP	REIT USD.01	141,661	14,297,845
SPIRIT REALTY CAPITAL INC	REIT USD.01	656,495	5,632,727
SSGA	G STIFF ERISA QUALIFIED	5,172,715	5,172,715
STAG INDUSTRIAL INC	REIT USD.01	132,279	3,615,185
STORE CAPITAL CORP	REIT USD.01	244,894	6,377,040
SUMMIT HOTEL PROPERTIES INC	REIT	149,457	2,276,230
SUN COMMUNITIES INC	REIT USD.01	113,117	10,494,995
SUNSTONE HOTEL INVESTORS INC	REIT USD.01	322,727	5,334,677
TANGER FACTORY OUTLET CENTER	REIT USD.01	135,951	3,604,061
TAUBMAN CENTERS INC	REIT USD.01	86,908	5,686,390
TERRENO REALTY CORP	REIT USD.01	75,047	2,631,148
TIER REIT INC	REIT USD.0001	68,606	1,398,876
UDR INC	REIT USD.01	383,053	14,755,202
UMH PROPERTIES INC	REIT USD.1	44,906	669,099
UNIVERSAL HEALTH RLTY INCOME	REIT USD.01	18,546	1,392,990
URBAN EDGE PROPERTIES	REIT USD.01	163,170	4,159,203
URSTADT BIDDLE CLASS A	REIT USD.01	43,546	946,690
US DOLLAR		396,668	396,668
VANGUARD REAL ESTATE ETF	VANGUARD REAL ESTATE ETF	271,692	22,545,002
VENTAS INC	REIT USD.25	509,881	30,597,959
VEREIT INC	REIT USD.01	1,395,976	10,874,653
VORNADO REALTY TRUST	REIT USD.04	244,061	19,080,689
WASHINGTON PRIME GROUP INC	REIT USD.0001	266,456	1,897,167
WASHINGTON REIT	REIT USD.01	110,292	3,432,287
WEINGARTEN REALTY INVESTORS	REIT USD.03	174,636	5,740,285
WELLTOWER INC	REIT USD1.0	528,093	33,676,491
WHITESTONE REIT	REIT USD.001	56,152	809,150
WP CAREY INC	REIT USD.001	153,080	10,547,212
XENIA HOTELS + RESORTS INC	REIT USD.01	152,994	3,303,140

	Total : EXHIBIT F - Real Estate Investment Trust (REIT) Index Fund		$1,255,769,304

n / a - Cost is not applicable

EXHIBIT G - International Real Estate Index Fund

(Managed by BlackRock Institutional Trust Company)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2017

Schedule H, line 4i-Schedule of Assets (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	ACTIVIA PROPERTIES INC	REIT	328		$1,372,828
	ADLER REAL ESTATE AG	COMMON STOCK	28,323		451,105
	ADO PROPERTIES SA	COMMON STOCK	25,788		1,309,374
	ADVANCE RESIDENCE INVESTMENT	REIT	1,210		2,975,902
	AEDIFICA	REIT	16,607		1,569,665
	AEON MALL CO LTD	COMMON STOCK	118,500		2,319,058
	AEON REIT INVESTMENT CORP	REIT	704		740,207
	ALLIED PROPERTIES REAL ESTAT	REIT	80,428		2,701,153
	ANF IMMOBILIER	REIT EUR1.0	5,222		136,819
	ARTIS REAL ESTATE INVESTMENT	REIT	131,433		1,479,074
	ASCENDAS REAL ESTATE INV TRT	REIT	2,053,028		4,177,337
	ASSURA PLC	REIT GBP.1	1,960,856		1,695,044
	AUSTRALIAN DOLLAR	FOREIGN CURRENCY	223,047		174,456
	AZ. BGP HOLDINGS	COMMON STOCK	6,007,914		101
	BEFIMMO	REIT	16,933		1,088,730
	BENI STABILI SPA	REIT EUR.1	898,872		831,512
	BIG YELLOW GROUP PLC	REIT GBP.1	126,566		1,489,227
	BOARDWALK REAL ESTATE INVEST	REIT	33,196		1,141,638
	BRITISH LAND CO PLC	REIT GBP.25	865,081		8,086,653
	BWP TRUST	REIT	426,778		1,030,152
	CA IMMOBILIEN ANLAGEN AG	COMMON STOCK	60,163		1,859,183
	CAN APARTMENT PROP REAL ESTA	REIT	116,558		3,471,762
	CAN REAL ESTATE INVEST TRUST	REIT	63,165		2,334,123
	CANADIAN DOLLAR	FOREIGN CURRENCY	3,600,392		2,873,532
	CAPITAL + COUNTIES PROPERTIE	COMMON STOCK GBP.25	633,342		2,737,673
	CAPITAL + REGIONAL PLC	REIT GBP.01	573,266		453,380
	CAPITALAND COMMERCIAL TRUST	REIT	2,028,558		2,929,600
	CAPITALAND MALL TRUST	REIT	1,994,000		3,176,366
	CARMILA	REIT EUR6.0	19,575		545,665
	CASTELLUM AB	COMMON STOCK SEK.5	232,929		3,935,389
	CATENA AB	COMMON STOCK SEK4.4	14,375		272,518
	CDL HOSPITALITY TRUSTS	STAPLED SECURITY	682,600		862,977
	CHAMPION REIT	REIT	1,700,000		1,245,669
	CHARTER HALL RETAIL REIT	REIT	296,261		963,050
	CHARTWELL RETIREMENT RESIDEN	UNIT	166,559		2,161,498
	CITYCON OYJ	COMMON STOCK	338,157		876,095
	COFINIMMO	REIT	17,907		2,359,523
	COMINAR REAL ESTATE INV TR U	REIT	161,246		1,853,180
	CROMBIE REAL ESTATE INVESTME	REIT	77,269		851,041
	CROMWELL PROPERTY GROUP	REIT	1,298,849		1,025,285
	CURRENCY CONTRACT	NOK/USD			1,244
	CURRENCY CONTRACT	JPY/USD			8,348
	CURRENCY CONTRACT	CHF/USD			1,385
	CURRENCY CONTRACT	GBP/USD			27,537
	CURRENCY CONTRACT	SGD/USD			1,819
	CURRENCY CONTRACT	USD/NZD			(71)
	CURRENCY CONTRACT	EUR/USD			48,290
	CURRENCY CONTRACT	AUD/USD			13,531
	CURRENCY CONTRACT	HKD/USD			(530)
	CURRENCY CONTRACT	SEK/USD			19,019
	CURRENCY CONTRACT	NOK/USD			89
	D CARNEGIE + CO AB	COMMON STOCK SEK.16	33,344		497,784

DAEJAN HOLDINGS PLC	COMMON STOCK GBP.25	4,158	340,945
DAIWA HOUSE REIT INVESTMENT	REIT	1,327	3,152,977
DAIWA OFFICE INVESTMENT CORP	REIT	305	1,608,297
DERWENT LONDON PLC	REIT GBP.05	86,544	3,649,244
DEUTSCHE EUROSHOP AG	COMMON STOCK	44,443	1,810,614
DEUTSCHE WOHNEN SE	COMMON STOCK	297,825	12,995,734
DEXUS	REIT	839,295	6,389,399
DIC ASSET AG	COMMON STOCK	38,726	488,400
DIOS FASTIGHETER AB	COMMON STOCK SEK2.0	75,406	512,932
DREAM GLOBAL REAL ESTATE INV	REIT	142,736	1,392,102
DREAM OFFICE REAL ESTATE INV	REIT	66,415	1,174,633
ENTRA ASA	COMMON STOCK NOK1.0	95,452	1,423,486
EURO CURRENCY	FOREIGN CURRENCY	208,313	250,142
EUROCOMMERCIAL PROPERTIE CV	DUTCH CERT EUR5.0	40,939	1,784,755
F+C COMMERCIAL PROPERTY TRUST	F+C COMMERCIAL PROPERTY TRUS	463,991	852,408
F+C UK REAL ESTATE INVESTMEN	REIT	360,597	502,616
FABEGE AB	COMMON STOCK SEK30.82	114,377	2,435,806
FASTIGHETS AB BALDER B SHRS	COMMON STOCK SEK1.0	84,119	2,252,951
FIRST CAPITAL REALTY INC	COMMON STOCK	128,463	2,124,389
FONCIERE DES REGIONS	REIT EUR3.0	33,852	3,838,620
FORTUNE REIT	REIT	1,150,000	1,421,237
FRONTIER REAL ESTATE INVEST	REIT	422	1,640,822
FUKUOKA REIT CORP	REIT	785	1,172,173
GECINA SA	REIT EUR7.5	39,874	7,362,651
GLP J REIT	REIT	1,809	1,955,085
GPT GROUP	REIT NPV	1,496,108	5,970,404
GRAND CITY PROPERTIES	COMMON STOCK EUR.1	94,491	2,224,322
GREAT PORTLAND ESTATES PLC	REIT GBP.1315789	282,609	2,630,485
GREEN REIT PLC	REIT EUR.1	487,879	910,914
H+R REAL ESTATE INV REIT UTS	REIT	251,202	4,282,433
HAMBORNER REIT AG	REIT	82,121	973,584
HAMMERSON PLC	REIT GBP.25	684,879	5,064,993
HANG LUNG PROPERTIES LTD	COMMON STOCK	1,750,000	4,268,179
HANSTEEN HOLDINGS PLC	REIT GBP.1	536,115	1,036,848
HEMFOSA FASTIGHETER AB	COMMON STOCK SEK1.0	130,538	1,751,002
HIBERNIA REIT PLC	REIT EUR.1	789,715	1,450,558
HISPANIA ACTIVOS INMOBILIARI	REIT EUR1.0	53,123	1,000,296
HONG KONG DOLLAR	FOREIGN CURRENCY	252,834	32,343
HUFVUDSTADEN AB A SHS	COMMON STOCK SEK5.0	95,421	1,529,585
HYSAN DEVELOPMENT CO	COMMON STOCK	532,000	2,822,130
IMMOBILIARE GRANDE DISTRIBUZ	REIT	326,886	378,357
INDUSTRIAL + INFRASTRUCTURE	REIT	222	953,524
INMOBILIARIA COLONIAL SOCIMI	REIT EUR2.5	223,195	2,215,138
INTERVEST OFFICES+WAREHOUSES	REIT	14,470	390,736
INTU PROPERTIES PLC	REIT GBP.5	659,351	2,255,461
INVESTA OFFICE FUND	REIT	475,744	1,691,800
INVINCIBLE INVESTMENT CORP	REIT	4,110	1,747,322
JAPAN EXCELLENT INC	REIT	1,310	1,524,618
JAPAN HOTEL REIT INVESTMENT	REIT	2,724	1,828,144
JAPAN LOGISTICS FUND INC	REIT	849	1,565,805
JAPAN PRIME REALTY INVESTMEN	REIT	814	2,586,939
JAPAN REAL ESTATE INVESTMENT	REIT	1,059	5,029,231
JAPAN RENTAL HOUSING INVESTM	REIT	1,763	1,286,210
JAPAN RETAIL FUND INVESTMENT	REIT	2,390	4,382,109
JAPANESE YEN	FOREIGN CURRENCY	23,177,631	205,749
KENEDIX OFFICE INVESTMENT CO	REIT	262	1,487,516
KEPPEL REIT	REIT	1,696,800	1,602,373
KILLAM APARTMENT REAL ESTATE	REIT	68,836	781,235
KIWI PROPERTY GROUP LTD	COMMON STOCK	1,240,542	1,238,650
KLEPIERRE	REIT EUR1.4	168,124	7,399,106
KLOVERN AB B SHS	COMMON STOCK	500,671	655,008
KUNGSLEDEN AB	COMMON STOCK SEK.42	165,115	1,199,791
LAND SECURITIES GROUP PLC	REIT GBP.1066667	614,136	8,345,034
LAR ESPANA REAL ESTATE SOCIM	REIT EUR2.0	68,196	726,883
LEASINVEST REAL ESTATE SCA	REIT	2,103	242,416
LEG IMMOBILIEN AG	COMMON STOCK	54,562	6,232,671

LINK REIT	REIT	1,859,000	17,216,753
LONDONMETRIC PROPERTY PLC	REIT GBP.1	602,856	1,515,901
MAPLETREE COMMERCIAL TRUST	REIT	1,650,555	2,000,911
MAPLETREE INDUSTRIAL TRUST	REIT	1,142,100	1,735,846
MAPLETREE LOGISTICS TRUST 20	REIT	1,779,621	1,757,645
MEDICX FUND LTD	REIT	464,154	527,399
MERCIALYS	REIT EUR1.0	36,176	801,064
MERLIN PROPERTIES SOCIMI SA	REIT EUR1.0	304,464	4,125,249
MORI HILLS REIT INVESTMENT C	REIT	1,511	1,826,699
MORI TRUST SOGO REIT INC	REIT	981	1,364,890
MSCI EAFE MAR18	IFUS 20180316	850	12,147
NEW ISRAELI SHEQEL	FOREIGN CURRENCY	5,663	1,631
NEW ZEALAND DOLLAR	FOREIGN CURRENCY	84,071	59,791
NEWRIVER REIT PLC	REIT	281,289	1,267,524
NIPPON ACCOMMODATIONS FUND	REIT	418	1,723,121
NIPPON BUILDING FUND INC	REIT	1,092	5,343,746
NOMURA REAL ESTATE MASTER FU	REIT	3,436	4,267,065
NORTHVIEW APARTMENT REAL EST	REIT	43,972	877,018
NORWEGIAN KRONE	FOREIGN CURRENCY	50,838	6,215
NSI NV	REIT EUR.46	15,611	651,515
ORIX JREIT INC	REIT	2,416	3,348,225
PHOENIX SPREE DEUTSCHLAND LT	COMMON STOCK	5,028	26,722
POUND STERLING	FOREIGN CURRENCY	79,899	108,083
PREMIER INVESTMENT CORP	REIT	1,452	1,374,039
PRIMARY HEALTH PROPERTIES	REIT GBP.125	580,408	917,114
PSP SWISS PROPERTY AG REG	COMMON STOCK CHF.1	33,945	3,216,554
PURE INDUSTRIAL REAL ESTATE	REIT	267,117	1,443,299
RDI REIT PLC	REIT GBP.08	1,123,425	558,043
RETAIL ESTATES	REIT	5,580	494,235
RIOCAN REAL ESTATE INVST TR	REIT	280,076	5,445,270
SAFESTORE HOLDINGS PLC	REIT GBP.01	178,148	1,203,504
SCENTRE GROUP	REIT	4,221,069	13,808,646
SEGRO PLC	REIT GBP.1	859,918	6,823,937
SEKISUI HOUSE REIT INC	REIT	1,060	1,236,815
SEKISUI HOUSE RESIDENTIAL IN	REIT	1,266	1,265,128
SHAFTESBURY PLC	REIT GBP.25	198,511	2,803,821
SHOPPING CENTRES AUSTRALASIA	REIT	670,696	1,220,217
SINGAPORE DOLLAR	FOREIGN CURRENCY	21,289	15,930
SMARTCENTRES REAL ESTATE INV	REIT	101,592	2,506,252
SPI 200 FUTURES MAR18	XSFE 20180315	150	1,623
SSGA	G STIFF ERISA QUALIFIED	27,891,665	27,891,665
STANDARD LIFE INV PROP INC	REIT GBP.01	236,326	298,262
SUNTEC REIT	REIT	2,188,200	3,515,351
SWEDISH KRONA	FOREIGN CURRENCY	113,325	13,841
SWISS FRANC	FOREIGN CURRENCY	671	688
TARGET HEALTHCARE REIT LTD	REIT	456,497	693,084
TECHNOPOLIS OYJ	COMMON STOCK	125,449	629,856
TLG IMMOBILIEN AG	COMMON STOCK	73,422	1,951,131
TOKYU REIT INC	REIT	1,046	1,299,982
TRITAX BIG BOX REIT PLC	REIT GBP.01	1,075,205	2,165,396
UK COMMERCIAL PROPERTY TRUST L	UK COMMERCIAL PROPERTY TRUST	581,464	696,595
UNIBAIL RODAMCO SE	REIT EUR5.0	83,411	21,030,097
UNITE GROUP PLC	REIT GBP.25	206,320	2,245,557
UNITED URBAN INVESTMENT CORP	REIT	2,670	3,840,195
US DOLLAR		50,516	50,516
VASTNED RETAIL NV	REIT EUR5.0	16,056	795,928
VICINITY CENTRES	REIT	2,694,163	5,738,151
VONOVIA SE	COMMON STOCK	409,565	20,289,581
WALLENSTAM AB B SHS	COMMON STOCK SEK1.0	165,920	1,598,928
WAREHOUSES DE PAUW SCA	REIT	14,911	1,671,898
WERELDHAVE BELGIUM NV	REIT	2,007	229,513
WERELDHAVE NV	REIT EUR1.0	35,088	1,683,758
WESTFIELD CORP	REIT	1,600,106	11,886,110
WIHLBORGS FASTIGHETER AB	COMMON STOCK SEK2.5	57,886	1,385,387
WORKSPACE GROUP PLC	REIT GBP1.0	104,958	1,422,145
XIOR STUDENT HOUSING NV	REIT	7,342	343,477

	Total : EXHIBIT G - International Real Estate Index Fund		$436,874,986

n / a - Cost is not applicable

EXHIBIT H - High Yield and Emerging Markets Bond Fund

(Managed by Pacific Management Investment Company)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2017

Schedule H, line 4i-Schedule of Assets (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	1011778 B C UNLIMITED LIABILI	1% 16 Feb 2024	515,018		$514,740
	1011778 BC / NEW RED FIN	4.25% 15 May 2024	125,000		124,688
	90DAY EUR FUTR MAR19	XCME 20190318	24,500,000		(28,175)
	90DAY EUR FUTR MAR20	XCME 20200316	24,500,000		8,575
	90DAY EUR FUTR SEP19	XCME 20190916	36,750,000		(18,375)
	90DAY EUR FUTR SEP20	XCME 20200914	36,750,000		42,263
	ABU DHABI GOVT INT L	3.125% 11 Oct 2027	400,000		391,104
	ABU DHABI GOVT INT L	2.5% 11 Oct 2022	400,000		392,000
	ABU DHABI GOVT INT L	4.125% 11 Oct 2047	400,000		395,648
	AERCAP IRELAND CAP/GLOBA	4.5% 15 May 2021	1,250,000		1,312,774
	AERCAP IRELAND CAP/GLOBA	4.625% 30 Oct 2020	750,000		786,211
	AKELIUS RESIDENTIAL AB	3.375% 23 Sep 2020	100,000		129,689
	ALLEGION US HOLDING CO	3.2% 01 Oct 2024	13,000		12,847
	ALLEGION US HOLDING CO	3.55% 01 Oct 2027	6,000		5,933
	ALLY FINANCIAL INC	4.125% 30 Mar 2020	400,000		408,000
	ALLY FINANCIAL INC	3.6% 21 May 2018	1,040,000		1,043,120
	ALLY FINANCIAL INC	8% 01 Nov 2031	1,090,000		1,417,000
	ALLY FINANCIAL INC	4.75% 10 Sep 2018	1,550,000		1,569,375
	ALLY FINANCIAL INC	8% 01 Nov 2031	20,000		25,950
	ALPHA 3 B V	1% 31 Jan 2024	199,000		200,079
	ALROSA FINANCE SA	7.75% 03 Nov 2020	1,400,000		1,565,116
	ALTICE FINANCING SA	1% 31 Jan 2026	50,000		48,900
	ALTICE LUXEMBOURG SA	7.25% 15 May 2022	4,570,000		5,559,436
	AMER AIRLN PT TRS 11 1	7% 31 Jul 2019	52,696		52,959
	AMERICAN TOWER CORP	3% 15 Jun 2023	54,000		53,859
	AMERICAN TOWER CORP	3.3% 15 Feb 2021	50,000		50,917
	AMGH HLDG CORP	1% 14 Mar 2025	100,000		100,188
	AMWINS GROUP INC	1% 25 Jan 2024	396,000		397,101
	ANCESTRY COM OPERATIONS INC	1% 19 Oct 2023	2,475,000		2,485,049
	ANDEAVOR LOGIS LP/CORP	4.25% 01 Dec 2027	8,000		8,069
	ANDEAVOR LOGIS LP/CORP	5.2% 01 Dec 2047	8,000		8,344
	ANDEAVOR LOGIS LP/CORP	3.5% 01 Dec 2022	6,000		5,989
	ARGENTINE PESO	FOREIGN CURRENCY	1,400,718		74,407
	ARQIVA BROADC FINANCE PL	9.5% 31 Mar 2020	100,000		140,423
	ARROW ELECTRONICS INC	3.25% 08 Sep 2024	71,000		69,572
	AT+T INC	4.1% 15 Feb 2028	214,000		214,708
	AT+T INC	1% 15 Jul 2021	423,000		428,797
	AT+T INC	2.85% 14 Feb 2023	92,000		92,365
	AT+T INC	5.15% 14 Feb 2050	246,000		249,066
	AT+T INC	3.9% 14 Aug 2027	1,364,000		1,373,114
	AT+T INC	5.3% 14 Aug 2058	72,000		72,236
	AT+T INC	4.9% 14 Aug 2037	164,000		166,066
	AT+T INC	3.4% 14 Aug 2024	178,000		178,914
	AUSTRALIAN DOLLAR	FOREIGN CURRENCY	475		372
	AVANTOR INC	6% 01 Oct 2024	10,000		9,963
	AVANTOR, INC.	1% 21 Nov 2024	80,000		80,334
	AVAYA INC.	1% 15 Dec 2024	50,000		49,146
	AVOLON TLB BORROWER 1 ( US )	1% 03 Apr 2022	109,450		108,571
	BANCO BILBAO VIZCAYA ARG	1% 29 May 2049	2,600,000		2,658,500
	BARCLAYS BANK PLC	7.625% 21 Nov 2022	2,725,000		3,086,063
	BARCLAYS BANK PLC	1% 10 Apr 2023	600,000		609,000
	BARCLAYS PLC	3.25% 12 Feb 2027	360,000		508,778
	BARCLAYS PLC	3.684% 10 Jan 2023	300,000		304,433
	BARCLAYS PLC	3.125% 17 Jan 2024	300,000		424,218
	BARCLAYS PLC	1% 29 Dec 2049	600,000		901,061
	BAT CAPITAL CORP	3.222% 15 Aug 2024	84,000		83,997
	BMC SOFTWARE FIN INC	1% 10 Sep 2022	3,368,449		3,368,819
	BMC SOFTWARE FINANCE INC	8.125% 15 Jul 2021	64,000		64,400
	BONOS DE TESORERIA	6.15% 12 Aug 2032	850,000		278,977
	BOSTON PROPERTIES LP	3.2% 15 Jan 2025	40,000		39,873
	BPCE SA	1% 29 Aug 2049	548,000		634,995

BRAZILIAN REAL	FOREIGN CURRENCY	2,105	635
BRIGHTHOUSE FINANCIAL IN	4.7% 22 Jun 2047	16,000	16,322
BRIGHTHOUSE FINANCIAL IN	3.7% 22 Jun 2027	308,000	302,908
BROADCOM CRP / CAYMN FI	3.875% 15 Jan 2027	48,000	47,234
BROADCOM CRP / CAYMN FI	3.625% 15 Jan 2024	10,000	9,944
BROADCOM CRP / CAYMN FI	3% 15 Jan 2022	102,000	101,136
BROOKFIELD FINANCE INC	4.7% 20 Sep 2047	56,000	58,687
BWPC0DSY5 CDS EUR P F 1.00000	1% 20 Dec 2021	(600,000)	(740,221)
BWPC0DSY5 CDS EUR R V 03MEVENT	1% 20 Dec 2021	600,000	720,480
BWPC0DTU2 CDS USD P F 1.00000	1% 20 Dec 2021	(2,500,000)	(2,557,223)
BWPC0DTU2 CDS USD R V 03MEVENT	1% 20 Dec 2021	2,500,000	2,500,000
BWPC0FA52 CDS USD P F 1.00000	1% 20 Jun 2022	(3,200,000)	(3,271,408)
BWPC0FA52 CDS USD R V 03MEVENT	1% 20 Jun 2022	3,200,000	3,200,000
BWPC0G6Z9 CDS EUR P F 1.00000	1% 20 Dec 2022	(1,900,000)	(2,343,466)
BWPC0G6Z9 CDS EUR R V 03MEVENT	1% 20 Dec 2022	1,900,000	2,281,520
BWU00DZI2 IRS JPY P F .15000	0.15% 22 Mar 2018	(1,980,000,000)	(17,582,414)
BWU00DZI2 IRS JPY R V 06MLIBOR	1% 22 Mar 2018	1,980,000,000	17,576,565
BWU00MIA8 IRS EUR P F .50000	0.5% 21 Mar 2023	(2,400,000)	(2,901,107)
BWU00MIA8 IRS EUR R V 06MEURIB	1% 21 Mar 2023	2,400,000	2,881,921
BWU00MIB6 IRS EUR P F 1.00000	1% 21 Mar 2028	(6,800,000)	(8,222,531)
BWU00MIB6 IRS EUR R V 06MEURIB	1% 21 Mar 2028	6,800,000	8,165,441
BWU00MIE0 IRS GBP P F 1.50000	1.5% 21 Mar 2028	(7,300,000)	(10,064,680)
BWU00MIE0 IRS GBP R V 06MLIBOR	1% 21 Mar 2028	7,300,000	9,875,074
BWU00NP18 IRS MXN P F 7.98400	7.984% 10 Dec 2027	(200,000)	(10,226)
BWU00NP18 IRS MXN R V 01MTIIE	1% 10 Dec 2027	200,000	10,222
CADILLAC FAIRVIEW PRP TR	3.875% 20 Mar 2027	600,000	613,404
CAESARS ENTERTAIN CORP	5% 01 Oct 2024	28,417	54,969
CAESARS ENTERTAINMENT CORP	COMMON STOCK USD.01	5,893	74,546
CAESARS GROW PROP HLD/FI	9.375% 01 May 2022	1,540,000	1,647,800
CAESARS RESORT / FINCO	5.25% 15 Oct 2025	28,000	28,210
CAESARS RESORT COLLECTION LLC	1% 22 Dec 2024	200,000	200,786
CALIFORNIA RESOURCES CORP	1% 31 Dec 2022	100,000	99,500
CALPINE CORP	5.25% 01 Jun 2026	40,000	39,200
CANADIAN DOLLAR	FOREIGN CURRENCY	4,619	3,686
CBL + ASSOCIATES LP	5.95% 15 Dec 2026	160,000	148,844
CBS RADIO INC	1% 17 Nov 2024	704,717	707,945
CCMSCZUS2 CCPC COC EQUITY	MORGAN STANLEY CASH COLLATERAL	2,159,000	2,159,000
CCNGFIUS2 NOMURA GLOBAL BOC	CCNGFIUS2 NOMURA GLOBAL BOC	(60,000)	(60,000)
CCPC CCMSCHUS2 COC	CCPC CASH COLLATERAL USD	713,000	713,000
CENTRAL GARDEN + PET CO	5.125% 01 Feb 2028	13,000	13,000
CH HOLD CORP	1% 01 Feb 2024	0	0
CH HOLD CORP	1% 01 Feb 2024	138,197	138,975
CHARTER COMM OPT LLC/CAP	4.2% 15 Mar 2028	61,000	60,547
CHARTER COMMUNICATIONS OPERAT	1% 03 Jan 2021	964,219	964,827
CHARTER COMMUNICATIONS OPERAT	1% 01 Jul 2020	193,924	193,924
CHENIERE CORP CHRISTI HD	5.875% 31 Mar 2025	1,600,000	1,734,000
CHENIERE ENERGY PARTNERS	5.25% 01 Oct 2025	39,000	39,683
CHS/COMMUNITY HEALTH SYS	6.25% 31 Mar 2023	76,000	68,400
CHS/COMMUNITY HEALTH SYS	5.125% 01 Aug 2021	400,000	360,000
CIMAREX ENERGY CO	3.9% 15 May 2027	23,000	23,518
CIT GROUP INC	5% 15 Aug 2022	300,000	318,000
CLARK EQUIP CO	1% 18 May 2024	91,815	92,136
CLEVELAND CLIFFS INC	4.875% 15 Jan 2024	22,000	21,945
CO OP GRP HLDS	1% 08 Jul 2026	200,000	334,659
COLOMBIAN PESO	FOREIGN CURRENCY	800,574	268
COLUMBUS MCKINNON CORP	1% 31 Jan 2024	118,395	119,135
CRED SUIS GP FUN LTD	3.75% 26 Mar 2025	1,000,000	1,020,387
CREDIT AGRICOLE SA	1% 29 Dec 2049	200,000	226,250
CREDIT AGRICOLE SA	1% 19 Sep 2033	800,000	830,280
CREDIT SUISSE AG	6.5% 08 Aug 2023	200,000	223,800
CREDIT SUISSE AG	6.5% 08 Aug 2023	3,300,000	3,692,700
CREDIT SUISSE FIRST BOSTON MOR	1% 25 Jun 2033	11,481	11,445
CREDIT SUISSE GROUP AG	4.282% 09 Jan 2028	500,000	521,300
CROWN CASTLE INTL CORP	3.2% 01 Sep 2024	34,000	33,647
CROWN CASTLE INTL CORP	3.65% 01 Sep 2027	148,000	147,638
CROWN CASTLE INTL CORP	4% 01 Mar 2027	20,000	20,449
CSC HOLDINGS LLC	8.625% 15 Feb 2019	3,285,000	3,465,675
CSC HOLDINGS LLC	7.875% 15 Feb 2018	590,000	592,950
CSN ISLANDS XI CORP	6.875% 21 Sep 2019	120,000	113,400
CSN RESOURCES SA	6.5% 21 Jul 2020	240,000	225,000
CURRENCY CONTRACT	ARS/USD		(19,049)
CURRENCY CONTRACT	BRL/USD		11,778
CURRENCY CONTRACT	CLP/USD		13
CURRENCY CONTRACT	COP/USD		15,789
CURRENCY CONTRACT	CZK/USD		15,170

CURRENCY CONTRACT	GBP/USD		2,924
CURRENCY CONTRACT	HUF/USD		74,183
CURRENCY CONTRACT	IDR/USD		6,520
CURRENCY CONTRACT	IDR/USD		104
CURRENCY CONTRACT	IDR/USD		117
CURRENCY CONTRACT	IDR/USD		171
CURRENCY CONTRACT	IDR/USD		159
CURRENCY CONTRACT	INR/USD		28,662
CURRENCY CONTRACT	MXN/USD		(344,860)
CURRENCY CONTRACT	MYR/USD		246,641
CURRENCY CONTRACT	PEN/USD		494
CURRENCY CONTRACT	PHP/USD		9,623
CURRENCY CONTRACT	PLN/USD		309,536
CURRENCY CONTRACT	RUB/USD		33,488
CURRENCY CONTRACT	RUB/USD		5,312
CURRENCY CONTRACT	THB/USD		87,529
CURRENCY CONTRACT	TRY/USD		151,549
CURRENCY CONTRACT	USD/BRL		(13,082)
CURRENCY CONTRACT	USD/BRL		33,207
CURRENCY CONTRACT	USD/EUR		(8,710)
CURRENCY CONTRACT	USD/EUR		(147,028)
CURRENCY CONTRACT	USD/EUR		(3,128)
CURRENCY CONTRACT	USD/EUR		(1,147)
CURRENCY CONTRACT	USD/GBP		(381,826)
CURRENCY CONTRACT	USD/MXN		4,309
CURRENCY CONTRACT	ZAR/USD		118,465
CVS PASS THROUGH TRUST	8.353% 10 Jul 2031	79,834	102,914
CVS PASS THROUGH TRUST	6.943% 10 Jan 2030	1,848,397	2,161,608
DAE FUNDING LLC	4% 01 Aug 2020	33,000	33,330
DAE FUNDING LLC	4.5% 01 Aug 2022	40,000	39,300
DAE FUNDING LLC	5% 01 Aug 2024	73,000	72,088
DELL INT LLC / EMC CORP	6.02% 15 Jun 2026	1,600,000	1,764,190
DELL INT LLC / EMC CORP	4.42% 15 Jun 2021	502,000	523,094
DELOS FIN S A R L	1% 06 Oct 2023	2,200,000	2,215,708
DEUTSCHE BANK AG	4.25% 14 Oct 2021	1,000,000	1,040,365
DEUTSCHE BANK AG	1% 18 Jan 2019	100,000	100,924
DEUTSCHE BANK NY	2.7% 13 Jul 2020	1,320,000	1,313,535
DEUTSCHE BANK NY	1% 13 Jul 2020	1,320,000	1,322,333
DIAMOND OFFSHORE DRILL	7.875% 15 Aug 2025	649,000	679,016
DIAMOND RESORTS INTL INC	7.75% 01 Sep 2023	331,000	359,102
DIAMOND RESORTS INTL INC	1% 11 Aug 2023	1,491,697	1,501,483
DISCOVERY COMMUNICATIONS	3.95% 20 Mar 2028	21,000	20,888
DISCOVERY COMMUNICATIONS	2.95% 20 Mar 2023	16,000	15,835
DISH DBS CORP	7.875% 01 Sep 2019	2,070,000	2,214,900
DOLLAR TREE INC	5.25% 01 Mar 2020	100,000	101,730
DUKE REALTY LP	3.375% 15 Dec 2027	14,000	14,023
DXC TECHNOLOGY CO	4.75% 15 Apr 2027	43,000	45,727
EMC CORP	2.65% 01 Jun 2020	400,000	394,932
EMERALD BAY SA	0.01% 08 Oct 2020	786,000	873,042
ENABLE OKLAHOMA INTRASTR	6.25% 15 Mar 2020	40,000	42,024
ENDO LUXEMBOURG FIN CO I S A	1% 29 Apr 2024	178,105	178,996
ENERGY FUTURE INTERMEDIATE HL	1% 30 Jun 2018	5,375,550	5,387,054
ENERGY TRANSFER PARTNERS	4.15% 01 Oct 2020	30,000	30,979
ENRGY TRANS PT/REG FIN	5.75% 01 Sep 2020	390,000	415,074
EQT CORP	1% 01 Oct 2020	51,000	51,108
EQT CORP	2.5% 01 Oct 2020	8,000	7,944
EQUINIX INC	2.875% 01 Feb 2026	100,000	119,990
EQUINIX INC	2.875% 01 Oct 2025	100,000	120,981
ERP OPERATING LP	3.25% 01 Aug 2027	14,000	13,955
ERP OPERATING LP	4% 01 Aug 2047	8,000	8,231
ESC LEHMAN BRTH HLDH PROD	1% 31 Dec 2049	800,000	37,200
EURO CURRENCY	FOREIGN CURRENCY	313,946	376,986
EUROPEAN INVESTMENT BANK	1% 15 Jan 2018	112,000	134,510
FLYING FORTRESS INC	1% 30 Oct 2022	100,000	100,696
FNMA TBA 30 YR 3	3% 13 Feb 2048	3,500,000	3,495,420
FNMA TBA 30 YR 3.5	3.5% 13 Aug 2048	—	—
FNMA TBA 30 YR 3.5	3.5% 13 Feb 2048	5,000,000	5,125,586
FNMA TBA 30 YR 3.5	3.5% 13 Mar 2048	2,100,000	2,149,465
FNMA TBA 30 YR 4	4% 13 Feb 2048	2,000,000	2,088,665
FORTRESS TRANS + INFRAST	6.75% 15 Mar 2022	128,000	132,480
FREEDOM MORTGAGE CORP	8.125% 15 Nov 2024	34,000	34,638
FUTURES MORGAN STANLEY COC	SWAP CASH COLLATERALRAL USD	378,000	378,000
GARDNER DENVER INC	1% 30 Jul 2024	499,530	500,913
GENERAL MOTORS FINL CO	1% 04 Oct 2019	100,000	101,314
GENERALITAT DE CATALUNYA	4.9% 15 Sep 2021	150,000	190,044

GENERALITAT DE CATALUNYA	4.95% 11 Feb 2020	10,000	12,680
GENERALITAT DE CATALUNYA	4.75% 04 Jun 2018	24,000	29,185
GENESIS ENERGY LP/FIN	6.25% 15 May 2026	16,000	15,940
GENESIS ENERGY LP/GENESI	5.75% 15 Feb 2021	400,000	407,000
GOEASY LTD	7.875% 01 Nov 2022	20,000	20,875
GOLDEN NUGGET, INC.	1% 04 Oct 2023	79,597	80,144
GOODMAN US FIN FOUR	4.5% 15 Oct 2037	32,000	33,071
GOODMAN US FIN THREE	3.7% 15 Mar 2028	63,000	62,515
GRIFOLS WORLDWIDE OPERATIONS	1% 31 Jan 2025	148,999	149,226
GS MORTGAGE SECURITIES TRUST	1% 15 Jul 2032	1,300,000	1,293,020
HARLAND CLARKE HOLDINGS	8.375% 15 Aug 2022	36,000	37,384
HARVEST OPERATIONS CORP	2.33% 14 Apr 2021	90,000	87,250
HCA INC	5.5% 15 Jun 2047	40,000	39,900
HCA INC	4.5% 15 Feb 2027	600,000	603,000
HD SUPPLY WTRWKS LTD	1% 01 Aug 2024	20,000	20,138
HILTON WORLDWIDE FIN LLC	1% 26 Oct 2020	0	0
HILTON WORLDWIDE FIN LLC	1% 25 Oct 2023	756,061	759,554
HIPOTECARIA SU CASITA SA	7.5% 29 Jun 2018	86,932	2,608
HIPOTECARIA SU CASITA SA	COMMON STOCK	10,518	—
HOWARD HUGHES CORP	5.375% 15 Mar 2025	1,589,000	1,628,725
HSBC HOLDINGS PLC	1% 05 Jan 2022	700,000	723,700
HSBC HOLDINGS PLC	1% 08 Mar 2021	300,000	315,994
HUDSON PACIFIC PROPERTIE	3.95% 01 Nov 2027	14,000	13,929
HUNGARIAN FORINT	FOREIGN CURRENCY	45,986	178
IHEARTCOMMUNICATIONS INC	9% 15 Sep 2022	1,800,000	1,291,500
IHS MARKIT LTD	4% 01 Mar 2026	25,000	24,969
IMS HEALTH INC	1% 17 Jan 2025	99,750	100,106
INDIGO MERGER SUB I INC	1% 13 Sep 2024	49,875	49,987
INDONESIAN RUPIAH	FOREIGN CURRENCY	0	—
INTELSAT JACKSON HLDG	7.25% 15 Oct 2020	1,450,000	1,363,000
INTL LEASE FINANCE CORP	8.25% 15 Dec 2020	95,000	109,122
INTL LEASE FINANCE CORP	6.25% 15 May 2019	250,000	261,976
IRON MOUNTAIN INC	5.25% 15 Mar 2028	24,000	23,880
ISLAMIC REP OF PAKISTAN	6.875% 05 Dec 2027	400,000	401,050
ISTAR INC	5.25% 15 Sep 2022	22,000	22,138
ISTAR INC	4.625% 15 Sep 2020	5,000	5,075
JAPANESE YEN	FOREIGN CURRENCY	2,595,503	23,040
JEFFERIES FIN LLC / JFIN	6.875% 15 Apr 2022	1,900,000	1,923,750
JEFFERIES FIN LLC / JFIN	7.5% 15 Apr 2021	220,000	227,700
JEFFERIES FIN LLC / JFIN	7.375% 01 Apr 2020	200,000	205,750
JELD WEN INC	4.875% 15 Dec 2027	10,000	10,100
KBC BANK NV	1% 25 Jan 2023	1,200,000	1,205,664
KINDER MORGAN ENER PART	6.375% 01 Mar 2041	400,000	464,946
KINETIC CONCEPTS INC	1% 02 Feb 2024	1,402,950	1,395,585
KINGDOM OF BAHRAIN	5.5% 31 Mar 2020	300,000	306,906
KINGDOM OF SWEDEN	0.875% 31 Jan 2018	900,000	1,081,954
KSA SUKUK LTD	3.628% 20 Apr 2027	300,000	302,714
KSA SUKUK LTD	2.894% 20 Apr 2022	400,000	397,154
LANDMARK MORTGAGE SECURITIES P	1% 17 Jun 2039	3,573,230	4,599,688
LAS VEGAS SANDS LLC	1% 29 Mar 2024	866,936	871,166
LEHMAN BROTHERS HOLDINGS	1% 10 Jan 2009	400,000	17,500
LENNAR CORP	4.75% 29 Nov 2027	24,000	24,715
LIFE STORAGE LP	3.875% 15 Dec 2027	14,000	13,948
LLOYDS BANKING GROUP PLC	1% 29 Dec 2049	400,000	657,950
LSI OPEN POSITION NET ASSET	0.01% 31 Dec 2060	171,451	12,430
MAJAPAHIT HOLDING BV	7.75% 20 Jan 2020	100,000	109,380
MALAYSIAN RINGGIT	FOREIGN CURRENCY	580	143
MALLINCKRODT INTL FIN	4.75% 15 Apr 2023	2,538,000	1,992,330
MATTEL INC	6.75% 31 Dec 2025	34,000	34,457
MEXICAN PESO (NEW)	FOREIGN CURRENCY	12,431,747	635,391
MORGAN STANLEY CAP SVCS BOC	SWAP CASH COLLATERAL USD	(50,000)	(50,000)
MORGAN STANLEY CAP SVCS COC	SWAP CASH COLLATERAL USD	21,000	21,000
MORGAN STANLEY CASH BOC	CCMSBIUS1 MORGAN STANLEY CASH	280,000	280,000
MULTI COLOR CORP	1% 31 Oct 2024	6,000	6,038
NATIONAL COLLEGIATE STUDENT LO	1% 25 Nov 2027	1,478,929	1,469,135
NATIONWIDE BLDG SOCIETY	1% 20 Mar 2023	100,000	121,098
NAVIENT CORP	6.5% 15 Jun 2022	195,000	204,653
NAVIENT CORP	6.625% 26 Jul 2021	72,000	75,960
NAVIENT CORP	5.5% 15 Jan 2019	520,000	529,100
NAVIENT CORP	4.875% 17 Jun 2019	538,000	547,092
NAVIENT CORP	5.875% 25 Mar 2021	1,521,000	1,570,433
NAVIENT CORP	8% 25 Mar 2020	1,220,000	1,319,125
NAVIENT CORP	7.25% 25 Jan 2022	100,000	107,125
NAVIENT CORP	8.45% 15 Jun 2018	30,000	30,765
NETAPP INC	2% 27 Sep 2019	10,000	9,923

NETAPP INC	3.3% 29 Sep 2024	21,000	20,919
NETFLIX INC	4.875% 15 Apr 2028	35,000	34,300
NEW ALBERTSONS LP	6.57% 23 Feb 2028	600,000	456,000
NIDDA HEALTHCARE HOLDING AG	1% 21 Aug 2024	16,786	20,154
NIDDA HEALTHCARE HOLDING AG	1% 21 Aug 2024	83,214	99,912
NIELSEN CO LUX SARL/THE	5.5% 01 Oct 2021	600,000	616,500
NIELSEN FIN LLC	1% 04 Oct 2023	1,188,030	1,192,485
NISSAN MOTOR ACCEPTANCE	1% 28 Sep 2022	120,000	120,549
NOKIA OYJ	4.375% 12 Jun 2027	20,000	19,770
NOTA DO TESOURO NACIONAL	10% 01 Jan 2027	4,400,000	1,308,157
NOTA DO TESOURO NACIONAL	10% 01 Jan 2021	26,400,000	8,197,363
NUMERICABLE GROUP SA	1% 31 Jan 2026	50,000	48,078
ODEBRECHT DRILL VIII/IX	6.35% 30 Jun 2022	143,000	90,090
OI EUROPEAN GROUP BV	4% 15 Mar 2023	16,000	16,022
OLD REPUBLIC INTL CORP	3.875% 26 Aug 2026	60,000	60,398
OLYMPUS MERGER SUB INC	1% 10 Oct 2024	1,486	1,489
ONEMAIN FIN HOLDINGS INC	6.75% 15 Dec 2019	1,940,000	2,004,408
ONEMAIN FIN HOLDINGS INC	7.25% 15 Dec 2021	136,000	141,331
OPPENHEIMER HOLDINGS INC	6.75% 01 Jul 2022	24,000	24,720
ORTHO CLINICAL INC/SA	6.625% 15 May 2022	508,000	510,540
OXFORD FIN LLC/CO ISS II	6.375% 15 Dec 2022	24,000	24,780
PARK AEROSPACE HOLDINGS	4.5% 15 Mar 2023	1,372,000	1,310,260
PARK AEROSPACE HOLDINGS	3.625% 15 Mar 2021	36,000	34,470
PARK AEROSPACE HOLDINGS	5.25% 15 Aug 2022	1,163,000	1,155,731
PARK AEROSPACE HOLDINGS	5.5% 15 Feb 2024	33,000	32,753
PETROBRAS GLOBAL FINANCE	5.299% 27 Jan 2025	61,000	61,183
PETROBRAS GLOBAL FINANCE	5.999% 27 Jan 2028	52,000	52,130
PETROBRAS GLOBAL FINANCE	7.375% 17 Jan 2027	1,724,000	1,898,124
PETROBRAS GLOBAL FINANCE	6.125% 17 Jan 2022	565,000	599,606
PETROBRAS GLOBAL FINANCE	7.25% 17 Mar 2044	1,122,000	1,166,880
PETROLEO GLOBAL TRADING	1% 19 Feb 2020	100,000	96,650
PETROLEOS DE VENEZUELA S	5.375% 12 Apr 2027	712,000	165,540
PETROLEOS MEXICANOS	3.75% 21 Feb 2024	200,000	260,336
PETROLEOS MEXICANOS	6.5% 13 Mar 2027	554,000	605,522
PETROLEOS MEXICANOS	5.125% 15 Mar 2023	600,000	838,387
PETSMART INC	5.875% 01 Jun 2025	51,000	39,143
PHYSICIANS REALTY LP	3.95% 15 Jan 2028	29,000	28,663
PIMCO FDS SHORT TERM FLTG NAV	MUTUAL FUND	2,512,613	25,143,718
PITNEY BOWES INC	4.7% 01 Apr 2023	16,000	14,680
PLAINS ALL AMER PIPELINE	2.6% 15 Dec 2019	200,000	198,863
POLISH ZLOTY	FOREIGN CURRENCY	13	4
POST HLDGS INC	1% 24 May 2024	29,850	29,941
POST HOLDINGS INC	5.625% 15 Jan 2028	10,000	10,053
POUND STERLING	FOREIGN CURRENCY	217,387	294,070
PRESTIGE BRANDS INC DEL	1% 26 Jan 2024	88,087	88,610
PROVIDENT FDG/PFG FIN	6.375% 15 Jun 2025	21,000	22,050
QVC INC	3.125% 01 Apr 2019	1,200,000	1,204,478
QVC INC	5.45% 15 Aug 2034	1,000,000	1,004,598
QVC INC	5.95% 15 Mar 2043	1,395,000	1,405,927
RAIT TRUST	1% 15 Jun 2037	2,699,623	2,701,392
RED OAK POWER LLC	9.2% 30 Nov 2029	800,000	908,000
REPUBLIC OF ARGENTINA	1% 03 Apr 2022	27,215,000	1,438,456
REPUBLIC OF ARGENTINA	1% 21 Jun 2020	18,359,000	1,043,513
REPUBLIC OF ARGENTINA	3.875% 15 Jan 2022	4,100,000	5,181,901
REPUBLIC OF ARGENTINA	1% 01 Mar 2020	600,000	33,307
REPUBLIC OF ARGENTINA	7.82% 31 Dec 2033	187,150	262,529
REPUBLIC OF ARGENTINA	1% 31 Dec 2038	2,176,000	1,907,447
REPUBLIC OF COLOMBIA	7.75% 14 Apr 2021	4,000,000,000	1,421,940
REPUBLIC OF INDONESIA	4.35% 11 Jan 2048	200,000	202,906
REPUBLIC OF NIGERIA	6.5% 28 Nov 2027	300,000	312,607
REPUBLIC OF PANAMA	9.375% 01 Apr 2029	653,000	989,295
REPUBLIC OF PERU	5.7% 12 Aug 2024	2,860,000	951,883
REPUBLIC OF PERU	6.95% 12 Aug 2031	10,100,000	3,555,181
REPUBLIC OF PERU	8.75% 21 Nov 2033	255,000	401,625
REPUBLIC OF SOUTH AFRICA	8.875% 28 Feb 2035	65,900,000	5,003,801
REPUBLIC OF TURKEY	5.625% 30 Mar 2021	1,400,000	1,473,637
REPUBLIC OF TURKEY	7% 05 Jun 2020	500,000	539,410
REPUBLIC OF TURKEY	6.875% 17 Mar 2036	1,000,000	1,114,504
REPUBLIC OF TURKEY	7% 11 Mar 2019	100,000	104,465
REPUBLIC OF VENEZUELA	8.25% 13 Oct 2024	153,000	30,600
REPUBLIC OF VENEZUELA	9.25% 15 Sep 2027	140,000	30,100
REPUBLIC OF VENEZUELA	7.65% 21 Apr 2025	249,000	49,800
REPUBLIC OF VENEZUELA	6% 09 Dec 2020	31,000	6,898
REPUBLIC OF VENEZUELA	7% 31 Mar 2038	199,000	40,795
REPUBLIC OF VENEZUELA	9% 07 May 2023	31,000	6,355

REPUBLIC OF VENEZUELA	9.25% 07 May 2028	137,000	27,743
REPUBLICA ORIENT URUGUAY	5.1% 18 Jun 2050	800,000	888,000
REPUBLICA ORIENT URUGUAY	7.625% 21 Mar 2036	100,000	142,480
RESOURCE CAPITAL CORP LTD	1% 15 Jul 2034	3,571,109	3,573,295
REYNOLDS GROUP HLDGS INC	1% 05 Feb 2023	1,234,406	1,239,529
RIO OIL FINANCE TRUST	9.25% 06 Jul 2024	1,239,720	1,338,898
ROCKIES EXPRESS PIPELINE	5.625% 15 Apr 2020	100,000	104,750
ROCKIES EXPRESS PIPELINE	6% 15 Jan 2019	300,000	308,250
ROMANIA GOVERNMENT BOND	5.85% 26 Apr 2023	7,200,000	2,012,407
ROMANIAN LEU	FOREIGN CURRENCY	421,690	108,459
ROSSLYN PORTFOLIO TRUST 20172)	1% 15 Jun 2033	2,700,000	2,660,786
ROYAL BK OF SCOTLAND PLC	6.934% 09 Apr 2018	100,000	122,269
ROYAL BK SCOTLND GRP PLC	1% 29 Dec 2049	1,550,000	1,745,688
ROYAL BK SCOTLND GRP PLC	1% 29 Dec 2049	2,500,000	2,643,750
ROYAL BK SCOTLND GRP PLC	4.8% 05 Apr 2026	875,000	940,150
RPI FIN TR	1% 27 Mar 2023	48,213	48,400
RUSSIA GOVT BOND OFZ	8.5% 17 Sep 2031	190,900,000	3,588,789
RUSSIAN RUBLE	FOREIGN CURRENCY	342	6
SABINE PASS LIQUEFACTION	5.625% 01 Feb 2021	200,000	214,412
SABINE PASS LIQUEFACTION	5.625% 15 Apr 2023	100,000	109,823
SABINE PASS LIQUEFACTION	5.75% 15 May 2024	1,200,000	1,333,777
SANTANDER HOLDINGS USA	3.4% 18 Jan 2023	28,000	27,891
SANTANDER HOLDINGS USA	4.4% 13 Jul 2027	10,000	10,227
SANTANDER UK GROUP HLDGS	1% 29 Dec 2049	2,550,000	3,795,843
SANTANDER UK GROUP HLDGS	3.625% 14 Jan 2026	1,840,000	2,716,420
SAUDI INTERNATIONAL BOND	3.625% 04 Mar 2028	200,000	198,200
SAUDI INTERNATIONAL BOND	4.625% 04 Oct 2047	400,000	408,522
SAUDI INTERNATIONAL BOND	2.875% 04 Mar 2023	400,000	393,209
SCIENTIFIC GAMES INTERNA	5% 15 Oct 2025	11,000	11,028
SEQUA MEZZANINE HLDGS LLC	1% 28 Nov 2021	49,750	50,030
SERTA SIMMONS BEDDING LLC	1% 08 Nov 2023	2,481,250	2,264,835
SERVICE CORP INTL	4.625% 15 Dec 2027	14,000	14,205
SFR GROUP SA	6% 15 May 2022	200,000	202,500
SFR GROUP SA	7.375% 01 May 2026	3,600,000	3,694,500
SHIRE ACQ INV IRELAND DA	2.4% 23 Sep 2021	1,530,000	1,505,920
SIMMONS FOODS INC	5.75% 01 Nov 2024	12,000	11,925
SINCLAIR BROADCAST GROUP INC	1% 12 Dec 2024	200,000	199,626
SINGAPORE DOLLAR	FOREIGN CURRENCY	2,723	2,038
SL GREEN OPERATING PARTN	3.25% 15 Oct 2022	8,000	7,969
SLM STUDENT LOAN TRUST	1% 26 Oct 2026	1,898,516	1,903,498
SLM STUDENT LOAN TRUST	1% 27 Apr 2026	3,456,300	3,468,174
SLM STUDENT LOAN TRUST	1% 25 Apr 2023	2,062,142	2,110,125
SOCIETE GENERALE	1% 29 Sep 2049	200,000	209,250
SOUTH AFRICAN RAND	FOREIGN CURRENCY	654	53
SPIRIT ISSUER PLC	6.582% 28 Dec 2027	800,000	1,140,467
SPRINGLEAF FINANCE CORP	5.625% 15 Mar 2023	400,000	400,880
SPRINGLEAF FINANCE CORP	6.125% 15 May 2022	330,000	342,375
SPRINGLEAF FINANCE CORP	5.25% 15 Dec 2019	1,990,000	2,047,213
SPRINGLEAF FINANCE CORP	8.25% 15 Dec 2020	20,000	22,000
SPRINT CAPITAL CORP	6.9% 01 May 2019	3,050,000	3,191,063
SPRINT COMMUNICATIONS	9% 15 Nov 2018	330,000	347,358
SPRINT COMMUNICATIONS	7% 15 Aug 2020	540,000	572,400
SPRINT COMMUNICATIONS	6% 15 Nov 2022	600,000	600,000
SSGA	G STIFF ERISA QUALIFIED	754,175	754,175
STANDARD INDUSTRIES INC	4.75% 15 Jan 2028	32,000	32,074
STARWOOD PROPERTY TRUST	4.75% 15 Mar 2025	44,000	43,670
STRUCTURED ASSET SECURITIES CO	1% 25 Jun 2033	16,417	16,171
SUMITOMO MITSUI FINL GRP	1% 19 Oct 2021	1,500,000	1,525,677
SWAP BARCLAYS BANK BOC	TBA CASH COLLATERALL USD	(250,000)	(250,000)
SWAP CCPC MORGAN STANLEY COC	SWAP CCPC CASH COLLATERAL	948,000	948,000
SWAP GOLDMAN SACHS COC	SWAP CASH COLLATERAL USD	311,000	311,000
SWAP HSBC BOC	SWAP CASH COLLATERAL USD	(190,000)	(190,000)
SWAP JP MORGAN BOC	SWAP CASH COLLATERAL USD	(130,000)	(130,000)
SWAP UBS COC	SWAP CASH COLLATERAL USD	160,000	160,000
SWPC0AAP9 CDS USD P V 03MEVENT	1% 20 Jun 2020	(800,000)	(800,000)
SWPC0AAP9 CDS USD R F 1.00000	1% 20 Jun 2020	800,000	802,832
SWPC0C0C5 CDS USD P V 01MEVENT	1% 17 Sep 2058	(1,100,000)	(1,100,000)
SWPC0C0C5 CDS USD R F .50000	1% 17 Sep 2058	1,100,000	1,102,005
SWPC0D3A4 CDS USD P V 03MEVENT	1% 21 Jun 2021	(300,000)	(300,000)
SWPC0D3A4 CDS USD R F 1.00000	1% 21 Jun 2021	300,000	299,495
SWPC0DEN4 CDS USD P V 03MEVENT	1% 20 Jun 2021	(800,000)	(800,000)
SWPC0DEN4 CDS USD R F 1.00000	1% 20 Jun 2021	800,000	795,138
SWPC0DVZ8 CDS USD P V 03MEVENT	1% 20 Dec 2021	(100,000)	(100,000)
SWPC0DVZ8 CDS USD R F 1.00000	1% 20 Dec 2021	100,000	98,778
SWPC0DW53 CDS USD P F .00000	1% 20 Dec 2021	(1,500,000)	(1,500,000)
SWPC0DW53 CDS USD R F 1.00000	1% 20 Dec 2021	1,500,000	1,481,675

SWPC0DZ76 CDS USD P V 03MEVENT	1% 20 Dec 2021	(400,000)	(400,000)
SWPC0DZ76 CDS USD R F 5.00000	5% 20 Dec 2021	400,000	442,174
SWPC0DZJ0 CDS USD P V 03MEVENT	1% 20 Dec 2021	(1,000,000)	(1,000,000)
SWPC0DZJ0 CDS USD R F 1.00000	1% 20 Dec 2021	1,000,000	992,346
SWPC0EJ07 CDS USD P V 03MEVENT	1% 20 Dec 2021	(200,000)	(200,000)
SWPC0EJ07 CDS USD R F 5.00000	5% 20 Dec 2021	200,000	220,631
SWPC0EO92 CDS USD P V 03MEVENT	1% 20 Dec 2021	(3,000,000)	(3,000,000)
SWPC0EO92 CDS USD R F 1.00000	1% 20 Dec 2021	3,000,000	2,963,350
SWPC0EP26 CDS USD P V 03MEVENT	1% 20 Dec 2021	(5,000,000)	(5,000,000)
SWPC0EP26 CDS USD R F 1.00000	1% 20 Dec 2021	5,000,000	5,019,008
SWPC0EP34 CDS USD P V 03MEVENT	1% 20 Dec 2021	(6,700,000)	(6,700,000)
SWPC0EP34 CDS USD R F 1.00000	1% 20 Dec 2021	6,700,000	6,725,471
SWPC0ESB3 CDS USD P V 03MEVENT	1% 20 Dec 2021	(100,000)	(100,000)
SWPC0ESB3 CDS USD R F 5.00000	5% 20 Dec 2021	100,000	111,541
SWPC0ETH9 CDS USD P V 03MEVENT	1% 20 Dec 2021	(100,000)	(100,000)
SWPC0ETH9 CDS USD R F 1.00000	1% 20 Dec 2021	100,000	98,778
SWPC0F2A0 CDS USD P V 03MEVENT	1% 20 Jun 2022	(250,000)	(250,000)
SWPC0F2A0 CDS USD R F 5.00000	5% 20 Jun 2022	250,000	293,527
SWPC0FAE3 CDS USD P V 03MEVENT	1% 20 Jun 2022	(1,600,000)	(1,600,000)
SWPC0FAE3 CDS USD R F 1.00000	1% 20 Jun 2022	1,600,000	1,603,528
SWPC0FBT9 CDS USD P V 03MEVENT	1% 20 Jun 2022	(1,100,000)	(1,100,000)
SWPC0FBT9 CDS USD R F 1.00000	1% 20 Jun 2022	1,100,000	1,079,588
SWPC0FN58 CDS USD P V 03MEVENT	1% 20 Jun 2022	(200,000)	(200,000)
SWPC0FN58 CDS USD R F 1.00000	1% 20 Jun 2022	200,000	201,458
SWPC0G6C0 CDS USD P V 03MEVENT	1% 20 Dec 2022	(1,200,000)	(1,200,000)
SWPC0G6C0 CDS USD R F 1.00000	1% 20 Dec 2022	1,200,000	1,166,533
SWPC0G6E6 CDS USD P V 03MEVENT	1% 20 Dec 2022	(600,000)	(600,000)
SWPC0G6E6 CDS USD R F 1.00000	1% 20 Dec 2022	600,000	598,337
SWPC0G6H9 CDS USD P V 03MEVENT	1% 20 Dec 2022	(500,000)	(500,000)
SWPC0G6H9 CDS USD R F 1.00000	1% 20 Dec 2022	500,000	498,614
SWPC0G7A3 CDS USD P V 03MEVENT	1% 20 Dec 2022	(2,000,000)	(2,000,000)
SWPC0G7A3 CDS USD R F 1.00000	1% 20 Dec 2022	2,000,000	1,944,222
SWPC0GA92 CDS USD P V 03MEVENT	1% 20 Dec 2022	(35,600,000)	(35,600,000)
SWPC0GA92 CDS USD R F 5.00000	5% 20 Dec 2022	35,600,000	38,549,282
SWU00B8J4 IRS MXN P V 01MTIIE	1% 31 Aug 2021	(100,900,000)	(5,157,037)
SWU00B8J4 IRS MXN R F 6.75000	6.75% 31 Aug 2021	100,900,000	4,970,977
SWU00BON7 IRS MXN P V 01MTIIE	1% 17 Nov 2021	(70,800,000)	(3,618,614)
SWU00BON7 IRS MXN R F 5.43000	5.43% 17 Nov 2021	70,800,000	3,320,683
SWU00D7O0 IRS USD P V 03MLIBOR	1% 16 Dec 2025	(5,500,000)	(5,500,000)
SWU00D7O0 IRS USD R F 2.50000	2.5% 16 Dec 2025	5,500,000	5,557,896
SWU00FLT8 IRS USD P V 03MLIBOR	1% 15 Jun 2023	(4,200,000)	(4,200,000)
SWU00FLT8 IRS USD R F 2.00000	2% 15 Jun 2023	4,200,000	4,142,092
SWU00GPF2 IRS MXN P V 01MTIIE	1% 30 Jan 2026	(4,100,000)	(209,553)
SWU00GPF2 IRS MXN R F 5.95000	5.95% 30 Jan 2026	4,100,000	184,315
SWU00IN60 IRS USD P V 03MLIBOR	1% 21 Dec 2021	(10,300,000)	(10,300,000)
SWU00IN60 IRS USD R F 1.50000	1.5% 21 Dec 2021	10,300,000	10,018,624
SWU00IN86 IRS USD P V 03MLIBOR	1% 21 Dec 2023	(9,600,000)	(9,600,000)
SWU00IN86 IRS USD R F 1.75000	1.75% 21 Dec 2023	9,600,000	9,310,320
SWU00KLL4 IRS USD P V 03MLIBOR	1% 21 Jun 2027	(800,000)	(800,000)
SWU00KLL4 IRS USD R F 1.50000	1.5% 21 Jun 2027	800,000	737,943
SWU00KZF2 IRS MXN P V 01MTIIE	1% 02 Feb 2027	(2,800,000)	(143,109)
SWU00KZF2 IRS MXN R F 7.86500	7.865% 02 Feb 2027	2,800,000	142,244
SWU00L0J0 IRS MXN P V 01MTIIE	1% 04 Feb 2027	(4,200,000)	(214,664)
SWU00L0J0 IRS MXN R F 8.01000	8.01% 04 Feb 2027	4,200,000	215,418
SWU00L3K4 IRS MXN P V 01MTIIE	1% 17 Feb 2027	(5,800,000)	(296,440)
SWU00L3K4 IRS MXN R F 7.81750	7.817% 17 Feb 2027	5,800,000	293,694
SWU00L9Q5 IRS USD P V 03MLIBOR	1% 20 Dec 2027	(2,500,000)	(2,500,000)
SWU00L9Q5 IRS USD R F 2.50000	2.5% 20 Dec 2027	2,500,000	2,518,529
SWU00NP00 IRS MXN P V 01MTIIE	1% 16 Dec 2022	(400,000)	(20,444)
SWU00NP00 IRS MXN R F 7.87500	7.875% 16 Dec 2022	400,000	20,457
TEAM HEALTH INC.	1% 06 Feb 2024	397,000	386,333
TECH DATA CORP	3.7% 15 Feb 2022	11,000	11,034
TECH DATA CORP	4.95% 15 Feb 2027	28,000	29,536
TEMPO ACQUISITION LLC	1% 01 May 2024	117,904	117,412
TENET HEALTHCARE CORP	4.625% 15 Jul 2024	126,000	122,850
TERRAFORM GLOBAL OPERATI	9.75% 15 Aug 2022	1,000,000	1,106,250
TESCO PROPERTY FIN 2 PLC	6.051% 13 Oct 2039	1,893,602	3,092,666
TEX OPERATIONS CO LLC	1% 04 Aug 2023	96,459	96,941
TEX OPERATIONS CO LLC	1% 04 Aug 2023	544,320	547,041
TEXTRON INC	1% 10 Nov 2020	150,000	149,958
THAILAND BAHT	FOREIGN CURRENCY	99,986	3,068
THRONES 2014 1 PLC.A	1% 15 Nov 2049	1,714,359	2,325,627
TIME WARNER INC	3.8% 15 Feb 2027	46,000	45,957
TRANSOCEAN INC	7.5% 15 Jan 2026	16,000	16,385
TRANSOCEAN PHOENIX 2 LTD	7.75% 15 Oct 2024	18,000	19,710

TRANSOCEAN PROTEUS LTD	6.25% 01 Dec 2024	3,600	3,776
TURKEY GOVERNMENT BOND	8.8% 27 Sep 2023	10,000,000	2,318,283
TURKISH LIRA	FOREIGN CURRENCY	1,405	371
UBS AG	5.125% 15 May 2024	1,000,000	1,055,120
UBS AG	1% 22 May 2023	500,000	503,429
UBS AG STAMFORD CT	7.625% 17 Aug 2022	1,300,000	1,518,660
UNITED MEXICAN STATES	4% 15 Mar 2049	2,000,000	2,304,336
UNITYMEDIA HESSEN GMBH + CO K	1% 15 Jan 2026	100,000	99,722
UNITYMEDIA HESSEN GMBH + CO KG	1% 15 Jan 2027	100,000	119,885
UPCB FINANCE VII LTD	3.625% 15 Jun 2029	100,000	119,546
US 10YR NOTE (CBT)MAR18	XCBT 20180320	15,000,000	(100,781)
US DOLLAR		(2,118,200)	(2,118,200)
US TREASURY N/B	1.75% 30 Nov 2021	5,000,000	4,930,273
VALEANT PHARMACEUTICALS	5.5% 01 Nov 2025	10,000	10,175
VALEANT PHARMACEUTICALS INT.	1% 01 Apr 2022	341,435	346,052
VEREIT OPERATING PARTNER	3.95% 15 Aug 2027	20,000	19,771
VERIZON COMMUNICATIONS	2.875% 15 Jan 2038	100,000	121,602
VERIZON COMMUNICATIONS	5.25% 16 Mar 2037	160,000	175,949
VERIZON COMMUNICATIONS	4.125% 16 Mar 2027	40,000	41,709
VIASAT INC	5.625% 15 Sep 2025	112,000	112,840
VICI PPTYS 1 LLC	1% 20 Dec 2024	100,000	100,000
VIRGIN MEDIA SECURED FIN	5% 15 Apr 2027	1,500,000	2,062,098
VIRGIN MEDIA SECURED FIN	5% 15 Apr 2027	100,000	137,473
VMWARE INC	3.9% 21 Aug 2027	30,000	30,284
VMWARE INC	2.95% 21 Aug 2022	30,000	29,916
VMWARE INC	2.3% 21 Aug 2020	40,000	39,773
VORNADO REALTY LP	3.5% 15 Jan 2025	16,000	15,960
WASHINGTON PG LP	5.95% 15 Aug 2024	256,000	261,616
WESTJET AIRLINES LTD	3.5% 16 Jun 2021	190,000	191,771
WIND TRE SPA	1% 20 Jan 2024	200,000	236,130
WIND TRE SPA	2.625% 20 Jan 2023	200,000	235,042
WOOLWORTHS GROUP LTD	4% 22 Sep 2020	20,000	20,614
WYNDHAM WORLDWIDE CORP	4.5% 01 Apr 2027	18,000	18,291
WYNDHAM WORLDWIDE CORP	4.15% 01 Apr 2024	16,000	16,075
YUAN RENMINBI	FOREIGN CURRENCY	(9,786,393)	(1,502,824)
YUAN RENMINBI OFFSHORE	FOREIGN CURRENCY	9,786,393	1,502,813

	Total: EXHIBIT H - High Yield and Emerging Markets Bond Fund		$294,132,837

n / a - Cost is not applicable

EXHIBIT I - High Yield Debt Fund

(Administered by JP Morgan)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2017

Schedule H, line 4i-Schedule of Assets (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	21ST CENTURY ONCOLOGY HOLDINGS	1% 30 Apr 2022	284,925		$268,305
	ACCO BRANDS CORP	5.25% 15 Dec 2024	115,000		118,163
	ACCUDYNE INDS LLC	1% 18 Aug 2024	374,063		376,460
	ACI WORLDWIDE INC	6.375% 15 Aug 2020	150,000		152,625
	ADIENT GLOBAL HOLDINGS	4.875% 15 Aug 2026	125,000		128,438
	ADT CORP	3.5% 15 Jul 2022	305,000		300,425
	AECOM	5.75% 15 Oct 2022	250,000		260,625
	AECOM	5.875% 15 Oct 2024	120,000		129,984
	AERCAP IRELAND CAP/GLOBA	4.625% 30 Oct 2020	1,015,000		1,064,006
	AES CORP/THE	5.5% 15 Apr 2025	35,000		36,750
	AES CORP/THE	5.5% 15 Mar 2024	35,000		36,400
	AES CORP/THE	6% 15 May 2026	25,000		27,000
	AES CORP/THE	4.875% 15 May 2023	260,000		264,875
	AIR MEDICAL GROUP HOLDIN	6.375% 15 May 2023	245,000		235,200
	AIRCASTLE LTD	5.125% 15 Mar 2021	35,000		36,794
	AIRCASTLE LTD	5% 01 Apr 2023	80,000		84,300
	AIRCASTLE LTD	7.625% 15 Apr 2020	75,000		81,938
	ALBERTSONS COS LLC/SAFEW	6.625% 15 Jun 2024	320,000		303,200
	ALBERTSONS COS LLC/SAFEW	5.75% 15 Mar 2025	20,000		18,040
	ALCOA NEDERLAND HOLDING	6.75% 30 Sep 2024	300,000		327,000
	ALLY FINANCIAL INC	4.125% 30 Mar 2020	225,000		229,500
	ALLY FINANCIAL INC	4.625% 30 Mar 2025	385,000		404,250
	ALLY FINANCIAL INC	4.125% 13 Feb 2022	200,000		204,460
	ALLY FINANCIAL INC	5.75% 20 Nov 2025	360,000		392,400
	ALLY FINANCIAL INC	4.25% 15 Apr 2021	185,000		189,625
	ALLY FINANCIAL INC	3.5% 27 Jan 2019	195,000		195,975
	ALLY FINANCIAL INC	4.625% 19 May 2022	385,000		400,400
	ALPINE FIN MERGER SUB LLC	1% 12 Jul 2024	99,750		100,249
	ALTA MESA HLDGS/FINANC S	7.875% 15 Dec 2024	115,000		126,069
	ALTICE FINANCING SA	6.625% 15 Feb 2023	200,000		209,420
	ALTICE FINANCING SA	7.5% 15 May 2026	220,000		234,300
	ALTICE LUXEMBOURG SA	7.75% 15 May 2022	600,000		591,000
	AMC ENTERTAINMENT HOLDIN	5.875% 15 Nov 2026	30,000		29,550
	AMC ENTERTAINMENT HOLDIN	5.75% 15 Jun 2025	460,000		454,825
	AMC NETWORKS INC	5% 01 Apr 2024	405,000		410,063
	AMERICAN AXLE + MFG INC	6.25% 01 Apr 2025	440,000		463,100
	AMERICAN AXLE + MFG INC	6.5% 01 Apr 2027	250,000		264,688
	AMERICAN AXLE + MFG INC	6.625% 15 Oct 2022	215,000		223,063
	AMERICAN AXLE + MFG INC	6.25% 15 Mar 2021	130,000		133,250
	AMERICAN GREETINGS CORP	7.875% 15 Feb 2025	35,000		37,800
	AMERIGAS PART/FIN CORP	5.875% 20 Aug 2026	230,000		236,900
	AMERIGAS PART/FIN CORP	5.5% 20 May 2025	140,000		141,400
	AMGH HLDG CORP	1% 14 Mar 2025	545,000		546,025
	AMKOR TECHNOLOGY INC	6.625% 01 Jun 2021	170,000		171,816
	AMKOR TECHNOLOGY INC	6.375% 01 Oct 2022	445,000		459,240
	ANDEAVOR LOGIS LP/CORP	5.25% 15 Jan 2025	80,000		84,136
	ANDEAVOR LOGIS LP/CORP	6.25% 15 Oct 2022	106,000		112,463
	ANDEAVOR LOGIS LP/CORP	6.375% 01 May 2024	90,000		97,650
	ANDEAVOR LOGIS LP/CORP	3.5% 01 Dec 2022	585,000		583,890
	ANIXTER INC	5.5% 01 Mar 2023	225,000		242,224
	ANTERO MIDSTREAM PART/FI	5.375% 15 Sep 2024	275,000		283,250
	ANTERO RESOURCES CORP	5.125% 01 Dec 2022	435,000		443,700

ANTERO RESOURCES CORP	5.625% 01 Jun 2023	55,000	57,200
ARCONIC INC	5.9% 01 Feb 2027	145,000	162,863
ARCONIC INC	5.87% 23 Feb 2022	200,000	216,500
ARDAGH PKG FIN/HLDGS USA	6% 15 Feb 2025	400,000	421,000
ARDAGH PKG FIN/HLDGS USA	7.25% 15 May 2024	600,000	653,250
ASHLAND LLC	4.75% 15 Aug 2022	525,000	546,000
AT+T INC	3.4% 14 Aug 2024	190,000	190,976
AVANTOR INC	6% 01 Oct 2024	310,000	308,838
AVIS BUDGET CAR/FINANCE	6.375% 01 Apr 2024	315,000	327,695
AVIS BUDGET CAR/FINANCE	5.5% 01 Apr 2023	560,000	574,000
AXALTA COATING SYSTEMS	4.875% 15 Aug 2024	150,000	157,500
B+G FOODS INC	4.625% 01 Jun 2021	133,000	134,995
BLUE RACER MID LLC/FINAN	6.125% 15 Nov 2022	455,000	474,338
BOARDWALK PIPELINES LP	5.95% 01 Jun 2026	130,000	145,009
BOISE CASCADE COMPANY	5.625% 01 Sep 2024	45,000	47,475
BOMBARDIER INC	7.5% 15 Mar 2025	160,000	161,248
BOYD GAMING CORP	6.875% 15 May 2023	125,000	132,500
BWAY HLDG CO	1% 03 Apr 2024	547,250	549,204
CAESARS ENTERTAINMENT CORP	COMMON STOCK USD.01	30,660	387,849
CALPINE CORP	5.25% 01 Jun 2026	140,000	137,201
CARRIZO OIL + GAS INC	6.25% 15 Apr 2023	175,000	181,563
CARRIZO OIL + GAS INC	8.25% 15 Jul 2025	90,000	98,888
CARRIZO OIL + GAS INC	7.5% 15 Sep 2020	112,000	114,100
CBS RADIO INC	7.25% 01 Nov 2024	170,000	179,244
CCO HLDGS LLC/CAP CORP	5% 01 Feb 2028	385,000	374,413
CCO HLDGS LLC/CAP CORP	5.125% 01 May 2023	105,000	107,100
CCO HLDGS LLC/CAP CORP	5.375% 01 May 2025	120,000	123,638
CCO HLDGS LLC/CAP CORP	5.875% 01 Apr 2024	1,285,000	1,339,613
CCO HLDGS LLC/CAP CORP	5.5% 01 May 2026	290,000	297,250
CCO HLDGS LLC/CAP CORP	5.75% 15 Feb 2026	1,315,000	1,365,956
CCO HLDGS LLC/CAP CORP	5.25% 30 Sep 2022	150,000	153,750
CDW LLC/CDW FINANCE	5% 01 Sep 2025	245,000	253,575
CENTRAL GARDEN + PET CO	6.125% 15 Nov 2023	220,000	232,650
CENTRAL GARDEN + PET CO	5.125% 01 Feb 2028	160,000	160,000
CENTURYLINK INC	7.5% 01 Apr 2024	140,000	139,650
CENTURYLINK INC	6.75% 01 Dec 2023	570,000	558,600
CENTURYLINK INC	5.8% 15 Mar 2022	60,000	58,764
CHEMOURS CO	6.625% 15 May 2023	505,000	534,038
CHENIERE CORP CHRISTI HD	5.875% 31 Mar 2025	320,000	346,800
CHESAPEAKE ENERGY CORP	8% 15 Jun 2027	90,000	86,400
CHESAPEAKE ENERGY CORP	8% 15 Dec 2022	244,000	263,215
CHESAPEAKE ENERGY CORP	1% 23 Aug 2021	275,000	292,325
CHESAPEAKE ENERGY CORP	5.5% 05 Oct 2026	75,000	68,297
CINEMARK USA INC	4.875% 01 Jun 2023	170,000	172,125
CIT GROUP INC	3.875% 19 Feb 2019	295,000	297,950
CITYCENTER HLDGS LLC	1% 18 Apr 2024	129,350	129,867
CLAIRE S STORES INC	9% 15 Mar 2019	280,000	182,700
CLEAN HARBORS INC	5.125% 01 Jun 2021	430,000	434,300
CLEAR CHANNEL WORLDWIDE	6.5% 15 Nov 2022	1,935,000	1,964,025
CLEAR CHANNEL WORLDWIDE	7.625% 15 Mar 2020	730,000	715,400
CLEAR CHANNEL WORLDWIDE	7.625% 15 Mar 2020	105,000	102,769
CLUBCORP HLDGS INC	1% 18 Sep 2024	479,841	481,415
CNH INDUSTRIAL CAP LLC	4.375% 05 Apr 2022	155,000	160,575
CNH INDUSTRIAL CAPITAL L	4.375% 06 Nov 2020	185,000	191,938
CNH INDUSTRIAL CAPITAL L	4.875% 01 Apr 2021	230,000	241,500
COGENT COMM FINANCE INC	5.625% 15 Apr 2021	260,000	262,600
COGENT COMMUNICATIONS GR	5.375% 01 Mar 2022	325,000	341,250
COMMSCOPE INC	5.5% 15 Jun 2024	95,000	98,800
COMMSCOPE TECH LLC	6% 15 Jun 2025	665,000	706,563
CONTINENTAL RESOURCES	4.5% 15 Apr 2023	515,000	525,300
CONTINENTAL RESOURCES	5% 15 Sep 2022	20,000	20,300
COOPER STANDARD AUTOMOTI	5.625% 15 Nov 2026	430,000	443,975
CORECIVIC INC	4.625% 01 May 2023	50,000	51,125
CORECIVIC INC	5% 15 Oct 2022	455,000	475,475
COVEY PARK ENERGY LLC/FI	7.5% 15 May 2025	210,000	218,862
CRESTWOOD MIDSTREAM PART	6.25% 01 Apr 2023	150,000	155,880
CSC HOLDINGS LLC	6.625% 15 Oct 2025	400,000	432,992

CSC HOLDINGS LLC	10.125% 15 Jan 2023	200,000	225,250
CSC HOLDINGS LLC	10.875% 15 Oct 2025	200,000	238,000
DANA FINANCING LUX SARL	6.5% 01 Jun 2026	425,000	460,594
DANA INC	5.5% 15 Dec 2024	115,000	121,469
DANA INC	6% 15 Sep 2023	350,000	364,875
DAVITA INC	5% 01 May 2025	385,000	384,885
DELL INT LLC / EMC CORP	6.02% 15 Jun 2026	320,000	352,838
DELPHI TECHNOLOGIES PLC	5% 01 Oct 2025	345,000	349,313
DENBURY RESOURCES INC	5.5% 01 May 2022	40,000	27,350
DENBURY RESOURCES INC	4.625% 15 Jul 2023	105,000	67,200
DISH DBS CORP	5.875% 15 Nov 2024	1,925,000	1,874,469
DISH DBS CORP	7.75% 01 Jul 2026	135,000	141,919
DISH DBS CORP	5.875% 15 Jul 2022	495,000	497,475
DISH DBS CORP	5% 15 Mar 2023	790,000	746,550
DISH NETWORK CORP	3.375% 15 Aug 2026	210,000	228,506
DJO FIN LLC/DJO FIN CORP	8.125% 15 Jun 2021	340,000	317,900
ENCOMPASS HEALTH CORP	5.75% 15 Sep 2025	235,000	244,400
ENCOMPASS HEALTH CORP	5.75% 01 Nov 2024	225,000	230,344
ENDO DAC/FIN LLC/FINCO	6% 15 Jul 2023	260,000	204,100
ENERGIZER HOLDINGS INC	5.5% 15 Jun 2025	345,000	359,335
ENLINK MIDSTREAM PARTNER	4.4% 01 Apr 2024	165,000	170,428
ENTEGRIS INC	4.625% 10 Feb 2026	245,000	248,675
EP ENER/EVEREST ACQ FIN	8% 15 Feb 2025	215,000	156,950
EP ENER/EVEREST ACQ FIN	8% 29 Nov 2024	270,000	278,775
EP ENER/EVEREST ACQ FIN	9.375% 01 May 2020	15,000	12,675
EP ENER/EVEREST ACQ FIN	7.75% 01 Sep 2022	95,000	52,963
EQUINIX INC	5.375% 01 Jan 2022	60,000	62,400
EQUINIX INC	5.75% 01 Jan 2025	25,000	26,531
EQUINIX INC	5.875% 15 Jan 2026	100,000	107,375
ESH HOSPITALITY INC	5.25% 01 May 2025	200,000	202,000
EVERGREEN SKILLS LUX S A R L	1% 28 Apr 2021	346,478	332,865
FGI OPERATING CO LLC/FIN	7.875% 01 May 2020	310,000	68,200
FIAT CHRYSLER AUTOMOBILE	5.25% 15 Apr 2023	400,000	418,760
FIRST DATA CORPORATION	5.75% 15 Jan 2024	1,235,000	1,278,225
FIRST DATA CORPORATION	5.375% 15 Aug 2023	1,229,000	1,279,266
FMG RESOURCES AUG 2006	9.75% 01 Mar 2022	570,000	630,705
FREEPORT MCMORAN INC	4.55% 14 Nov 2024	455,000	462,599
FREEPORT MCMORAN INC	3.875% 15 Mar 2023	290,000	288,550
FRONTIER COMMUNICATIONS	6.875% 15 Jan 2025	370,000	239,575
FRONTIER COMMUNICATIONS	11% 15 Sep 2025	790,000	580,650
GARDNER DENVER INC	1% 30 Jul 2024	316,175	317,051
GCI LLC	6.875% 15 Apr 2025	125,000	133,125
GCI LLC	6.75% 01 Jun 2021	320,000	325,600
GCP APPLIED TECHNOLOGIES	9.5% 01 Feb 2023	275,000	305,250
GENERAL CABLE CORP	5.75% 01 Oct 2022	385,000	398,956
GENERAL MOTORS CO	4.875% 02 Oct 2023	285,000	308,419
GENERAL MOTORS FINL CO	4.25% 15 May 2023	285,000	298,116
GEO GROUP INC/THE	5.875% 15 Jan 2022	305,000	314,150
GEO GROUP INC/THE	5.875% 15 Oct 2024	430,000	441,825
GEO GROUP INC/THE	6% 15 Apr 2026	85,000	87,338
GEO GROUP INC/THE	5.125% 01 Apr 2023	10,000	10,000
GOODYEAR TIRE + RUBBER	5.125% 15 Nov 2023	235,000	245,197
GOODYEAR TIRE + RUBBER	5% 31 May 2026	70,000	72,177
GREAT LAKES DREDGE+DOCK	8% 15 May 2022	145,000	151,706
GULFPORT ENERGY CORP	6% 15 Oct 2024	50,000	50,000
HALCON RESOURCES CORP	6.75% 15 Feb 2025	340,000	353,600
HCA INC	5.25% 15 Apr 2025	55,000	58,163
HCA INC	5.375% 01 Feb 2025	2,635,000	2,727,225
HCA INC	5.875% 15 Feb 2026	1,250,000	1,321,875
HCA INC	5.25% 15 Jun 2026	155,000	164,300
HCA INC	5.875% 15 Mar 2022	250,000	267,500
HCA INC	7.5% 15 Feb 2022	160,000	180,000
HD SUPPLY INC	5.75% 15 Apr 2024	175,000	185,938
HERC RENTALS INC	7.75% 01 Jun 2024	316,000	346,810
HERC RENTALS INC	7.5% 01 Jun 2022	196,000	211,190
HERTZ CORP	7.625% 01 Jun 2022	340,000	356,150
HERTZ CORP	5.5% 15 Oct 2024	555,000	500,888

HERTZ CORP	7.375% 15 Jan 2021	165,000	166,650
HERTZ CORP	6.25% 15 Oct 2022	565,000	545,225
HEXION INC	6.625% 15 Apr 2020	405,000	363,488
HILL ROM HOLDINGS INC	5% 15 Feb 2025	40,000	40,788
HILL ROM HOLDINGS INC	5.75% 01 Sep 2023	370,000	387,113
HILTON WORLDWIDE FIN LLC	4.875% 01 Apr 2027	50,000	52,313
HILTON WORLDWIDE FIN LLC	4.625% 01 Apr 2025	100,000	102,750
HOLOGIC INC	5.25% 15 Jul 2022	210,000	217,350
HOLOGIC INC	4.375% 15 Oct 2025	135,000	137,025
HRG GROUP INC	7.75% 15 Jan 2022	190,000	197,125
HRG GROUP INC	7.875% 15 Jul 2019	255,000	255,510
HUGHES SATELLITE SYSTEMS	5.25% 01 Aug 2026	80,000	81,600
HUGHES SATELLITE SYSTEMS	6.625% 01 Aug 2026	40,000	41,900
HUNTSMAN INTERNATIONAL L	5.125% 15 Nov 2022	645,000	687,731
IHO VERWALTUNGS GMBH	4.5% 15 Sep 2023	450,000	458,721
IHS MARKIT LTD	4.75% 15 Feb 2025	360,000	379,800
INEOS GROUP HOLDINGS SA	5.625% 01 Aug 2024	720,000	750,600
INFOR US INC	6.5% 15 May 2022	775,000	802,125
INMARSAT FINANCE PLC	4.875% 15 May 2022	285,000	284,288
INTELSAT JACKSON HLDG	5.5% 01 Aug 2023	450,000	367,875
INTELSAT JACKSON HLDG	8% 15 Feb 2024	200,000	210,500
INTELSAT JACKSON HLDG	7.25% 15 Oct 2020	940,000	883,600
INTERNATIONAL GAME TECH	6.25% 15 Feb 2022	200,000	215,500
INTERNATIONAL GAME TECH	6.5% 15 Feb 2025	200,000	223,500
INTERVAL ACQUISITION COR	5.625% 15 Apr 2023	275,000	284,625
INTL LEASE FINANCE CORP	6.25% 15 May 2019	70,000	73,353
INVENTIV GRP HLDGS INC	7.5% 01 Oct 2024	210,000	226,800
IRON MOUNTAIN INC	6% 15 Aug 2023	185,000	193,325
J CREW GROUP INC	1% 05 Mar 2021	378,667	225,307
JACK COOPER ENTERPRISES INC	WARRANT	280	328,475
JACK OHIO FIN LLC/FIN 1	6.75% 15 Nov 2021	405,000	426,263
JAMES HARDIE INTL FIN	4.75% 15 Jan 2025	235,000	236,763
JELD WEN INC	4.875% 15 Dec 2027	65,000	65,650
JELD WEN INC	4.625% 15 Dec 2025	65,000	65,488
KINDRED HEALTHCARE INC	8.75% 15 Jan 2023	350,000	371,000
KINETIC CONCEPT/KCI USA	7.875% 15 Feb 2021	335,000	350,075
KLX INC	5.875% 01 Dec 2022	350,000	366,520
KRATOS DEFENSE + SEC	6.5% 30 Nov 2025	140,000	145,600
L BRANDS INC	6.75% 01 Jul 2036	185,000	185,000
L BRANDS INC	6.625% 01 Apr 2021	200,000	219,000
LAREDO PETROLEUM INC	5.625% 15 Jan 2022	165,000	166,650
LEAR CORP	5.375% 15 Mar 2024	35,000	37,021
LEAR CORP	5.25% 15 Jan 2025	185,000	197,515
LEVEL 3 FINANCING INC	5.125% 01 May 2023	15,000	15,038
LEVEL 3 FINANCING INC	5.375% 01 May 2025	485,000	484,394
LEVEL 3 FINANCING INC	5.375% 15 Jan 2024	105,000	104,869
LEVEL 3 FINANCING INC	5.625% 01 Feb 2023	40,000	40,300
LEVEL 3 PARENT LLC	5.75% 01 Dec 2022	165,000	165,668
LSB INDUSTRIES	1% 01 Aug 2019	301,000	297,238
MALLINCKRODT FIN/SB	5.5% 15 Apr 2025	125,000	101,875
MALLINCKRODT FIN/SB	5.75% 01 Aug 2022	65,000	58,988
MALLINCKRODT FIN/SB	5.625% 15 Oct 2023	305,000	259,250
MATTEL INC	6.75% 31 Dec 2025	330,000	334,439
MEG ENERGY CORP	1% 31 Dec 2023	129,025	129,061
MEG ENERGY CORP	6.5% 15 Jan 2025	305,000	301,188
MEG ENERGY CORP	7% 31 Mar 2024	225,000	189,844
MEG ENERGY CORP	6.375% 30 Jan 2023	520,000	442,000
MGM GROWTH/MGM FINANCE	5.625% 01 May 2024	190,000	202,350
MGM GROWTH/MGM FINANCE	4.5% 15 Jan 2028	45,000	44,100
MGM RESORTS INTL	4.625% 01 Sep 2026	40,000	40,400
MGM RESORTS INTL	6% 15 Mar 2023	710,000	766,800
MGM RESORTS INTL	5.25% 31 Mar 2020	135,000	139,725
MGM RESORTS INTL	6.75% 01 Oct 2020	55,000	59,400
MGM RESORTS INTL	7.75% 15 Mar 2022	910,000	1,037,400
MICHAELS STORES INC	5.875% 15 Dec 2020	150,000	152,063
MICRON TECHNOLOGY INC	5.25% 15 Jan 2024	545,000	566,119
MICROSEMI CORP	9.125% 15 Apr 2023	588,000	661,500

MIDCONTINENT COMM + FIN	6.875% 15 Aug 2023	295,000	313,069
MPLX LP	4.875% 01 Jun 2025	440,000	471,557
MPLX LP	4.875% 01 Dec 2024	80,000	86,232
MPLX LP	5.5% 15 Feb 2023	450,000	463,086
NABORS INDUSTRIES INC	5.5% 15 Jan 2023	50,000	48,500
NEIMAN MARCUS GROUP LTD	8.75% 15 Oct 2021	78,562	42,015
NEIMAN MARCUS GROUP LTD	8% 15 Oct 2021	75,000	43,140
NEIMAN MARCUS GROUP LTD INC	1% 25 Oct 2020	570,349	464,338
NETFLIX INC	4.875% 15 Apr 2028	275,000	269,500
NEWFIELD EXPLORATION CO	5.75% 30 Jan 2022	195,000	208,163
NEXSTAR BROADCASTING INC	6.125% 15 Feb 2022	65,000	67,275
NGPL PIPECO LLC	4.375% 15 Aug 2022	185,000	188,122
NGPL PIPECO LLC	4.875% 15 Aug 2027	45,000	46,688
NIELSEN CO LUX SARL/THE	5.5% 01 Oct 2021	65,000	66,788
NIELSEN FINANCE LLC/CO	5% 15 Apr 2022	380,000	390,925
NOVA CHEMICALS CORP	4.875% 01 Jun 2024	135,000	134,663
NOVA CHEMICALS CORP	5.25% 01 Jun 2027	110,000	109,725
NOVELIS CORP	6.25% 15 Aug 2024	240,000	251,400
NOVELIS CORP	5.875% 30 Sep 2026	95,000	96,900
NRG ENERGY INC	6.625% 15 Jan 2027	125,000	132,188
NRG ENERGY INC	6.25% 15 Jul 2022	50,000	52,000
NXP BV/NXP FUNDING LLC	4.625% 01 Jun 2023	460,000	481,160
NXP BV/NXP FUNDING LLC	4.625% 15 Jun 2022	200,000	209,250
NXP BV/NXP FUNDING LLC	5.75% 15 Mar 2023	400,000	413,000
OASIS PETROLEUM INC	6.875% 15 Mar 2022	85,000	87,231
OASIS PETROLEUM INC	6.5% 01 Nov 2021	90,000	91,913
OASIS PETROLEUM INC	6.875% 15 Jan 2023	490,000	501,025
ORTHO CLINICAL DIAGNOSTICS SA	1% 30 Jun 2021	270,685	271,099
OSHKOSH CORP	5.375% 01 Mar 2022	130,000	134,063
OSHKOSH CORP	5.375% 01 Mar 2025	95,000	100,819
PARSLEY ENERGY LLC/FINAN	5.25% 15 Aug 2025	135,000	135,338
PARSLEY ENERGY LLC/FINAN	5.625% 15 Oct 2027	100,000	102,250
PET ACQUISITION MERGER SUB LLC	1% 26 Jan 2023	270,188	203,232
PETSMART INC	5.875% 01 Jun 2025	160,000	122,800
PETSMART INC	8.875% 01 Jun 2025	210,000	126,525
PETSMART INC	7.125% 15 Mar 2023	555,000	328,838
PETSMART INC	1% 11 Mar 2022	272,208	217,002
PLANTRONICS INC	5.5% 31 May 2023	160,000	166,200
POST HOLDINGS INC	5.5% 01 Mar 2025	265,000	274,275
POST HOLDINGS INC	5.625% 15 Jan 2028	130,000	130,689
PRECISION DRILLING CORP	7.75% 15 Dec 2023	140,000	147,000
PRECISION DRILLING CORP	6.5% 15 Dec 2021	28,000	28,525
PRECISION DRILLING CORP	7.125% 15 Jan 2026	175,000	178,500
QEP RESOURCES INC	5.625% 01 Mar 2026	85,000	86,169
QUEBECOR MEDIA INC	5.75% 15 Jan 2023	825,000	874,500
QUINTILES IMS INC	5% 15 Oct 2026	265,000	271,625
QWEST CAPITAL FUNDING	7.75% 15 Feb 2031	180,000	158,400
RACKSPACE HOSTIN	8.625% 15 Nov 2024	330,000	352,275
RAIN CII CARBON LLC/CII	7.25% 01 Apr 2025	290,000	315,738
RANGE RESOURCES CORP	4.875% 15 May 2025	189,000	182,385
RANGE RESOURCES CORP	5% 15 Mar 2023	205,000	203,975
RANGE RESOURCES CORP	5% 15 Aug 2022	25,000	24,875
RBS GLOBAL + REXNORD LLC	4.875% 15 Dec 2025	95,000	95,950
REALOGY GROUP/CO ISSUER	5.25% 01 Dec 2021	150,000	155,625
REGAL ENTERTAINMENT GRP	5.75% 15 Mar 2022	155,000	159,844
REGAL ENTERTAINMENT GRP	5.75% 15 Jun 2023	70,000	72,363
REYNOLDS GRP ISS/REYNOLD	7% 15 Jul 2024	80,000	85,600
REYNOLDS GRP ISS/REYNOLD	6.875% 15 Feb 2021	149,071	151,121
REYNOLDS GRP ISS/REYNOLD	5.75% 15 Oct 2020	920,652	934,462
RHP HOTEL PPTY/RHP FINAN	5% 15 Apr 2021	355,000	360,325
RITE AID CORP	6.125% 01 Apr 2023	425,000	383,563
RIVERBED TECHNOLOGY INC	8.875% 01 Mar 2023	200,000	188,750
RIVERBED TECHNOLOGY INC	1% 24 Apr 2022	217,355	213,823
RSI HOME PRODUCTS INC	6.5% 15 Mar 2023	545,000	570,888
RSP PERMIAN INC	6.625% 01 Oct 2022	205,000	214,994
RSP PERMIAN INC	5.25% 15 Jan 2025	60,000	61,500
SABINE PASS LIQUEFACTION	5.875% 30 Jun 2026	85,000	95,495

SABINE PASS LIQUEFACTION	5.625% 15 Apr 2023	135,000	148,261
SABINE PASS LIQUEFACTION	6.25% 15 Mar 2022	350,000	389,421
SABINE PASS LIQUEFACTION	5.75% 15 May 2024	100,000	111,148
SABRE GLBL INC	5.375% 15 Apr 2023	195,000	200,850
SABRE GLBL INC	5.25% 15 Nov 2023	360,000	368,208
SANCHEZ ENERGY CORP	6.125% 15 Jan 2023	35,000	29,575
SBA COMMUNICATIONS CORP	4.875% 01 Sep 2024	170,000	174,675
SCIENTIFIC GAMES INTERNA	7% 01 Jan 2022	390,000	410,963
SCOTTS MIRACLE GRO CO	5.25% 15 Dec 2026	40,000	41,900
SCOTTS MIRACLE GRO CO	6% 15 Oct 2023	350,000	370,563
SENSATA TECH UK FIN CO	6.25% 15 Feb 2026	260,000	282,750
SENSATA TECHNOLOGIES BV	4.875% 15 Oct 2023	290,000	303,050
SERVICE CORP INTL	5.375% 15 Jan 2022	125,000	127,969
SERVICE CORP INTL	5.375% 15 May 2024	45,000	47,419
SERVICE CORP INTL	7.5% 01 Apr 2027	435,000	524,175
SFR GROUP SA	6% 15 May 2022	465,000	470,813
SFR GROUP SA	7.375% 01 May 2026	400,000	410,500
SINCLAIR TELEVISION GROU	5.125% 15 Feb 2027	150,000	148,688
SINCLAIR TELEVISION GROU	5.625% 01 Aug 2024	100,000	103,125
SINCLAIR TELEVISION GROU	6.125% 01 Oct 2022	415,000	427,450
SIRIUS XM RADIO INC	5% 01 Aug 2027	45,000	45,113
SIRIUS XM RADIO INC	5.375% 15 Apr 2025	435,000	452,944
SIRIUS XM RADIO INC	6% 15 Jul 2024	895,000	946,463
SIX FLAGS ENTERTAINMENT	4.875% 31 Jul 2024	90,000	91,350
SM ENERGY CO	5.625% 01 Jun 2025	90,000	87,300
SM ENERGY CO	6.5% 15 Nov 2021	200,000	202,500
SM ENERGY CO	6.5% 01 Jan 2023	250,000	255,000
SOUTHWESTERN ENERGY CO	6.7% 23 Jan 2025	400,000	415,500
SOUTHWESTERN ENERGY CO	4.1% 15 Mar 2022	150,000	147,750
SOUTHWESTERN ENERGY CO	7.5% 01 Apr 2026	100,000	106,250
SOUTHWESTERN ENERGY CO	7.75% 01 Oct 2027	100,000	106,750
SPECTRUM BRANDS INC	6.625% 15 Nov 2022	65,000	67,275
SPECTRUM BRANDS INC	5.75% 15 Jul 2025	85,000	89,463
SPRINT CAPITAL CORP	8.75% 15 Mar 2032	1,185,000	1,344,975
SPRINT COMMUNICATIONS	9% 15 Nov 2018	57,000	59,998
SPRINT CORP	7.625% 15 Feb 2025	945,000	989,888
SPRINT CORP	7.875% 15 Sep 2023	2,390,000	2,545,350
SPX FLOW INC	5.625% 15 Aug 2024	170,000	178,925
SPX FLOW INC	5.875% 15 Aug 2026	100,000	106,000
SSGA	G STIFF ERISA QUALIFIED	7,510,664	7,510,664
STANDARD INDUSTRIES INC	4.75% 15 Jan 2028	315,000	315,728
STAPLES INC	8.5% 15 Sep 2025	515,000	476,375
STAPLES INC	1% 12 Sep 2024	560,000	548,520
STEINWAY MUSICAL INSTRS INC	1% 19 Sep 2019	399,379	395,386
SUMMIT MID HLDS LLC / FI	5.75% 15 Apr 2025	125,000	126,049
T MOBILE USA INC	6.375% 01 Mar 2025	330,000	353,100
T MOBILE USA INC	6.5% 15 Jan 2026	165,000	180,056
T MOBILE USA INC	6.5% 15 Jan 2024	905,000	959,300
TALLGRASS NRG PRTNR/FIN	5.5% 15 Jan 2028	330,000	334,026
TARGA RESOURCES PARTNERS	6.75% 15 Mar 2024	735,000	788,288
TARGA RESOURCES PARTNERS	4.25% 15 Nov 2023	15,000	14,831
TARGA RESOURCES PARTNERS	5.125% 01 Feb 2025	50,000	51,188
TEGNA INC	4.875% 15 Sep 2021	50,000	51,000
TEGNA INC	5.5% 15 Sep 2024	272,000	285,260
TEGNA INC	6.375% 15 Oct 2023	65,000	68,088
TELECOM ITALIA SPA	5.303% 30 May 2024	200,000	213,500
TEMPUR SEALY INTL INC	5.5% 15 Jun 2026	125,000	128,150
TEMPUR SEALY INTL INC	5.625% 15 Oct 2023	390,000	405,600
TENET HEALTHCARE CORP	7.5% 01 Jan 2022	110,000	115,500
TENET HEALTHCARE CORP	4.5% 01 Apr 2021	525,000	527,625
TENET HEALTHCARE CORP	8.125% 01 Apr 2022	615,000	625,763
TENET HEALTHCARE CORP	6.75% 15 Jun 2023	985,000	955,450
TENNECO INC	5% 15 Jul 2026	105,000	107,625
TEREX CORP	5.625% 01 Feb 2025	205,000	214,225
TI GROUP AUTO SYSTEMS LL	8.75% 15 Jul 2023	280,000	300,300
TIME INC	7.5% 15 Oct 2025	190,000	224,200
TRANSDIGM INC	6.5% 15 May 2025	305,000	311,863

TRANSOCEAN INC	7.5% 15 Jan 2026	175,000	179,209
TREEHOUSE FOODS INC	6% 15 Feb 2024	355,000	369,200
TRIMAS CORP	4.875% 15 Oct 2025	105,000	105,394
TRINSEO OP / TRINSEO FIN	5.375% 01 Sep 2025	185,000	191,475
TRIUMPH GROUP INC	4.875% 01 Apr 2021	270,000	265,275
TRIUMPH GROUP INC	7.75% 15 Aug 2025	165,000	175,106
UNITED RENTALS NORTH AM	4.875% 15 Jan 2028	290,000	291,450
UNITED RENTALS NORTH AM	5.5% 15 Jul 2025	100,000	106,000
UNITED RENTALS NORTH AM	5.5% 15 May 2027	145,000	152,613
UNITED RENTALS NORTH AM	5.75% 15 Nov 2024	245,000	257,863
UNITED RENTALS NORTH AM	5.875% 15 Sep 2026	115,000	123,050
UNITI GROUP/CSL CAPITAL	6% 15 Apr 2023	130,000	127,400
UNITI GROUP/CSL CAPITAL	7.125% 15 Dec 2024	185,000	168,350
UNITI GROUP/CSL CAPITAL	8.25% 15 Oct 2023	285,000	273,956
UPCB FINANCE IV LTD	5.375% 15 Jan 2025	475,000	478,278
US CELLULAR CORP	6.7% 15 Dec 2033	240,000	250,375
US DOLLAR		66,637	66,637
VALEANT PHARMACEUTICALS	7% 15 Mar 2024	310,000	331,700
VALEANT PHARMACEUTICALS	5.875% 15 May 2023	640,000	593,600
VALEANT PHARMACEUTICALS	6.125% 15 Apr 2025	930,000	850,950
VALEANT PHARMACEUTICALS	7.5% 15 Jul 2021	830,000	844,525
VALEANT PHARMACEUTICALS	6.75% 15 Aug 2021	70,000	70,525
VALEANT PHARMACEUTICALS	7.25% 15 Jul 2022	460,000	465,175
VALEANT PHARMACEUTICALS	5.5% 01 Nov 2025	235,000	239,113
VALEANT PHARMACEUTICALS	9% 15 Dec 2025	300,000	312,660
VANTIV LLC/ISSUER CORP	4.375% 15 Nov 2025	685,000	693,686
VARSITY BRANDS INC.	1% 11 Dec 2021	0	0
VENATOR FIN SARL/VENATOR	5.75% 15 Jul 2025	140,000	147,700
VERITAS BERMUDA LTD	1% 27 Jan 2023	163,784	164,058
VERITAS BERMUDA LTD	1% 27 Jan 2023	0	0
VICI PROP 1 / VICI FC	8% 15 Oct 2023	502,960	561,957
VICI PROP 1 / VICI FC	1% 15 Oct 2022	63,559	63,559
VICI PROPERTIES EQUITY RESTRIC	VICI PROPERTIES EQUITY RESTRIC	10,900	—
VICI PROPERTIES INC	REIT	41,137	843,309
VIDEOTRON LTD	5.375% 15 Jun 2024	245,000	263,988
VIRGIN MEDIA SECURED FIN	5.5% 15 Jan 2025	200,000	205,000
VIRGIN MEDIA SECURED FIN	5.5% 15 Aug 2026	200,000	205,000
VISTA OUTDOOR INC	5.875% 01 Oct 2023	525,000	504,000
VISTRA ENERGY CORP	8% 15 Jan 2025	155,000	167,788
VISTRA ENERGY CORP	7.625% 01 Nov 2024	215,000	230,588
VISTRA ENERGY CORP	7.375% 01 Nov 2022	160,000	168,800
WABASH NATIONAL CORP	5.5% 01 Oct 2025	140,000	141,050
WELBILT INC	9.5% 15 Feb 2024	407,000	463,471
WESTERN DIGITAL CORP	7.375% 01 Apr 2023	400,000	431,500
WESTERN DIGITAL CORP	10.5% 01 Apr 2024	835,000	967,556
WHITING PETROLEUM CORP	5.75% 15 Mar 2021	115,000	118,019
WHITING PETROLEUM CORP	6.25% 01 Apr 2023	320,000	328,400
WHITING PETROLEUM CORP	6.625% 15 Jan 2026	65,000	66,300
WILDHORSE RESOURCE DEVEL	6.875% 01 Feb 2025	145,000	148,263
WIND TRE SPA	5% 20 Jan 2026	200,000	188,104
WINDSTREAM SRVC / FIN	6.375% 01 Aug 2023	10,000	6,100
WINDSTREAM SRVC / FIN	7.75% 15 Oct 2020	65,000	54,925
WINDSTREAM SRVC / FIN	8.75% 15 Dec 2024	1,611,000	1,125,686
WMG ACQUISITION CORP	4.875% 01 Nov 2024	40,000	41,200
WMG ACQUISITION CORP	5.625% 15 Apr 2022	52,000	53,560
WPX ENERGY INC	8.25% 01 Aug 2023	250,000	283,750
WPX ENERGY INC	6% 15 Jan 2022	320,000	334,400
WR GRACE + CO CONN	5.625% 01 Oct 2024	25,000	26,969
WYNN LAS VEGAS LLC/CORP	5.5% 01 Mar 2025	585,000	602,550
XPO LOGISTICS INC	6.125% 01 Sep 2023	90,000	95,175
XPO LOGISTICS INC	6.5% 15 Jun 2022	500,000	521,875
ZAYO GROUP LLC/ZAYO CAP	6% 01 Apr 2023	330,000	343,712
ZAYO GROUP LLC/ZAYO CAP	6.375% 15 May 2025	180,000	190,350
ZF NA CAPITAL	4.5% 29 Apr 2022	161,000	169,050

	Total : EXHIBIT I - High Yield Debt Fund		$140,689,815

n / a - Cost is not applicable

EXHIBIT J - Emerging Markets Debt Fund

(Administered by PGIM)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2017

Schedule H, line 4i-Schedule of Assets (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	1MDB GLOBAL INVESTMENTS	4.4% 09 Mar 2023	1,000,000		$970,192
	ARAB REPUBLIC OF EGYPT	5.875% 11 Jun 2025	350,000		353,303
	ARAB REPUBLIC OF EGYPT	8.5% 31 Jan 2047	350,000		401,835
	ARAB REPUBLIC OF EGYPT	8.5% 31 Jan 2047	200,000		229,620
	ARGENTINE PESO	FOREIGN CURRENCY	1,068,181		56,743
	AUTORIDAD CANAL DE PANAM	4.95% 29 Jul 2035	225,000		250,875
	B8A45LAL4 USD P MXN C 17.75	MAR18 17.75 PUT	(700,000)		(8,950)
	B8A45LAS9 USD C MXN P 19.25	MAR18 19.25 CALL	700,000		49,137
	B8A45LAV2 USD C MXN P 21.25	MAR18 21.25 CALL	(700,000)		(22,687)
	B8A46Q3D8 EUR C BRL P 3.4 EO	APR18 3.4 CALL	400,000		44,785
	B8A46Q3F3 EUR C BRL P 3.8 EO	APR18 3.8 CALL	(400,000)		(20,399)
	B8A46Q3G1 EUR P BRL C 3.20	APR18 3.20 PUT	(400,000)		(6,182)
	BHARTI AIRTEL INTERNATIO	5.125% 11 Mar 2023	350,000		370,926
	BNQ CEN TUNISIA INT BOND	5.75% 30 Jan 2025	270,000		269,139
	BNQ CEN TUNISIA INT BOND	5.625% 17 Feb 2024	130,000		164,143
	BONOS TESORERIA PESOS	4.5% 01 Mar 2026	230,000,000		380,204
	BRAZIL LOAN TRUST 1	5.477% 24 Jul 2023	858,929		895,434
	BRAZILIAN REAL	FOREIGN CURRENCY	103,823		31,299
	CANADIAN DOLLAR	FOREIGN CURRENCY	0		0
	CEMEX SAB DE CV	7.75% 16 Apr 2026	300,000		339,750
	CNAC HK FINBRIDGE CO LTD	3.5% 19 Jul 2022	345,000		342,750
	CNAC HK FINBRIDGE CO LTD	4.125% 19 Jul 2027	340,000		339,892
	COLOMBIAN PESO	FOREIGN CURRENCY	72,642,620		24,340
	COM CELULARES(COM TRUST)	6.875% 06 Feb 2024	345,000		356,871
	COMISION FEDERAL DE ELEC	4.75% 23 Feb 2027	200,000		209,250
	COSTA RICA GOVERNMENT	4.25% 26 Jan 2023	200,000		195,000
	COSTA RICA GOVERNMENT	4.375% 30 Apr 2025	350,000		337,750
	CROATIA	5.5% 04 Apr 2023	210,000		231,525
	CURRENCY CONTRACT	ARS/USD			(12,316)
	CURRENCY CONTRACT	ARS/USD			(28,125)
	CURRENCY CONTRACT	AUD/USD			10,590
	CURRENCY CONTRACT	AUD/USD			2,717
	CURRENCY CONTRACT	AUD/USD			1,243
	CURRENCY CONTRACT	AUD/USD			6,501
	CURRENCY CONTRACT	BRL/EUR			(7,154)
	CURRENCY CONTRACT	BRL/EUR			(13,409)
	CURRENCY CONTRACT	BRL/USD			(817)
	CURRENCY CONTRACT	BRL/USD			(1,869)
	CURRENCY CONTRACT	BRL/USD			(762)
	CURRENCY CONTRACT	CAD/USD			2,141
	CURRENCY CONTRACT	CAD/USD			1,006
	CURRENCY CONTRACT	CHF/EUR			(5,052)
	CURRENCY CONTRACT	CHF/EUR			3,494
	CURRENCY CONTRACT	CLP/USD			3,126
	CURRENCY CONTRACT	CLP/USD			2,589
	CURRENCY CONTRACT	CLP/USD			3,212
	CURRENCY CONTRACT	CLP/USD			1,443
	CURRENCY CONTRACT	CLP/USD			1,622
	CURRENCY CONTRACT	CLP/USD			27,642
	CURRENCY CONTRACT	CLP/USD			10,421
	CURRENCY CONTRACT	CNY/USD			2,227
	CURRENCY CONTRACT	CNY/USD			1,822
	CURRENCY CONTRACT	COP/USD			(1,002)
	CURRENCY CONTRACT	COP/USD			19,375
	CURRENCY CONTRACT	CZK/EUR			(4,817)
	CURRENCY CONTRACT	CZK/EUR			5,320
	CURRENCY CONTRACT	CZK/USD			28,546
	CURRENCY CONTRACT	CZK/USD			28,237
	CURRENCY CONTRACT	CZK/USD			2,816
	CURRENCY CONTRACT	EUR/AUD			(4,793)
	CURRENCY CONTRACT	EUR/AUD			2,406
	CURRENCY CONTRACT	EUR/CAD			(845)
	CURRENCY CONTRACT	EUR/CAD			652
	CURRENCY CONTRACT	EUR/JPY			(2,513)
	CURRENCY CONTRACT	EUR/JPY			(1,425)
	CURRENCY CONTRACT	EUR/JPY			6,870
	CURRENCY CONTRACT	EUR/JPY			3,117
	CURRENCY CONTRACT	EUR/RON			(950)

CURRENCY CONTRACT	EUR/RON	1,479
CURRENCY CONTRACT	EUR/USD	1,840
CURRENCY CONTRACT	EUR/USD	1,974
CURRENCY CONTRACT	EUR/USD	3,437
CURRENCY CONTRACT	EUR/USD	1,322
CURRENCY CONTRACT	EUR/USD	1,592
CURRENCY CONTRACT	EUR/USD	701
CURRENCY CONTRACT	EUR/USD	1,194
CURRENCY CONTRACT	HUF/USD	26,908
CURRENCY CONTRACT	HUF/USD	270
CURRENCY CONTRACT	HUF/USD	2,463
CURRENCY CONTRACT	ILS/USD	1,300
CURRENCY CONTRACT	INR/USD	5,906
CURRENCY CONTRACT	INR/USD	8,818
CURRENCY CONTRACT	INR/USD	7,825
CURRENCY CONTRACT	JPY/USD	6
CURRENCY CONTRACT	JPY/USD	(991)
CURRENCY CONTRACT	KRW/USD	3,469
CURRENCY CONTRACT	KRW/USD	3,452
CURRENCY CONTRACT	MXN/USD	(6,542)
CURRENCY CONTRACT	MXN/USD	(1,551)
CURRENCY CONTRACT	MXN/USD	(2,022)
CURRENCY CONTRACT	MXN/USD	(2,132)
CURRENCY CONTRACT	MXN/USD	(1,787)
CURRENCY CONTRACT	MXN/USD	(2,917)
CURRENCY CONTRACT	MXN/USD	492
CURRENCY CONTRACT	MXN/USD	(4,987)
CURRENCY CONTRACT	NZD/USD	3,708
CURRENCY CONTRACT	PEN/USD	6,301
CURRENCY CONTRACT	PEN/USD	1,393
CURRENCY CONTRACT	PLN/USD	3,932
CURRENCY CONTRACT	PLN/USD	82,112
CURRENCY CONTRACT	RON/USD	2,615
CURRENCY CONTRACT	RUB/USD	3,376
CURRENCY CONTRACT	RUB/USD	4,967
CURRENCY CONTRACT	RUB/USD	29,255
CURRENCY CONTRACT	RUB/USD	2,450
CURRENCY CONTRACT	THB/USD	(1,079)
CURRENCY CONTRACT	THB/USD	399
CURRENCY CONTRACT	THB/USD	2,924
CURRENCY CONTRACT	THB/USD	29,125
CURRENCY CONTRACT	TRY/USD	7,035
CURRENCY CONTRACT	USD/AUD	(1,147)
CURRENCY CONTRACT	USD/AUD	(1,198)
CURRENCY CONTRACT	USD/AUD	(7,729)
CURRENCY CONTRACT	USD/AUD	(4,500)
CURRENCY CONTRACT	USD/AUD	(4,275)
CURRENCY CONTRACT	USD/AUD	(4,918)
CURRENCY CONTRACT	USD/BRL	2,231
CURRENCY CONTRACT	USD/CAD	(3,061)
CURRENCY CONTRACT	USD/CAD	(604)
CURRENCY CONTRACT	USD/CHF	(1,753)
CURRENCY CONTRACT	USD/CHF	(1,571)
CURRENCY CONTRACT	USD/CLP	(19,162)
CURRENCY CONTRACT	USD/CNY	(3,359)
CURRENCY CONTRACT	USD/CNY	(6,217)
CURRENCY CONTRACT	USD/EUR	(4,398)
CURRENCY CONTRACT	USD/EUR	(23,529)
CURRENCY CONTRACT	USD/EUR	(23,986)
CURRENCY CONTRACT	USD/EUR	(4,105)
CURRENCY CONTRACT	USD/EUR	(7,451)
CURRENCY CONTRACT	USD/EUR	(6,924)
CURRENCY CONTRACT	USD/EUR	(2,882)
CURRENCY CONTRACT	USD/HUF	(8,797)
CURRENCY CONTRACT	USD/IDR	(1,106)
CURRENCY CONTRACT	USD/IDR	120
CURRENCY CONTRACT	USD/IDR	(49)
CURRENCY CONTRACT	USD/ILS	(1,622)
CURRENCY CONTRACT	USD/ILS	(3,959)
CURRENCY CONTRACT	USD/ILS	(7,117)
CURRENCY CONTRACT	USD/JPY	(993)
CURRENCY CONTRACT	USD/JPY	1,595
CURRENCY CONTRACT	USD/JPY	103
CURRENCY CONTRACT	USD/MXN	1,508
CURRENCY CONTRACT	USD/MXN	5,997
CURRENCY CONTRACT	USD/MXN	4,702
CURRENCY CONTRACT	USD/MXN	2,513
CURRENCY CONTRACT	USD/MXN	634
CURRENCY CONTRACT	USD/MXN	977
CURRENCY CONTRACT	USD/MXN	8,796
CURRENCY CONTRACT	USD/MXN	863
CURRENCY CONTRACT	USD/MYR	(1,949)

CURRENCY CONTRACT	USD/NZD		(5,552)
CURRENCY CONTRACT	USD/PHP		(424)
CURRENCY CONTRACT	USD/PLN		(1,054)
CURRENCY CONTRACT	USD/PLN		(11,897)
CURRENCY CONTRACT	USD/RON		(1,141)
CURRENCY CONTRACT	USD/RUB		(4,151)
CURRENCY CONTRACT	USD/RUB		(4,602)
CURRENCY CONTRACT	USD/RUB		(3,629)
CURRENCY CONTRACT	USD/RUB		(3,036)
CURRENCY CONTRACT	USD/SGD		(13,144)
CURRENCY CONTRACT	USD/TWD		(3,187)
CURRENCY CONTRACT	USD/TWD		(4,058)
CURRENCY CONTRACT	USD/ZAR		(24,136)
CURRENCY CONTRACT	USD/ZAR		(53,585)
CURRENCY CONTRACT	USD/ZAR		1,007
CURRENCY CONTRACT	USD/ZAR		955
CURRENCY CONTRACT	USD/ZAR		(3,497)
CURRENCY CONTRACT	ZAR/USD		1,488
CZECH KORUNA	FOREIGN CURRENCY	0	0
CZECH REPUBLIC	2.5% 25 Aug 2028	8,200,000	413,896
CZECH REPUBLIC	1% 26 Jun 2026	12,300,000	557,530
DIGICEL GROUP LTD	8.25% 30 Sep 2020	200,000	196,758
DOMINICAN REPUBLIC	7.45% 30 Apr 2044	710,000	846,675
DOMINICAN REPUBLIC	6.875% 29 Jan 2026	310,000	353,884
DOMINICAN REPUBLIC	7.5% 06 May 2021	300,000	327,375
ESKOM HOLDINGS SOC LTD	5.75% 26 Jan 2021	360,000	356,213
ESKOM HOLDINGS SOC LTD	6.75% 06 Aug 2023	350,000	356,268
ESKOM HOLDINGS SOC LTD	7.125% 11 Feb 2025	205,000	209,389
EURO CURRENCY	FOREIGN CURRENCY	1	1
EXPORT CREDIT BANK OF TU	5.375% 08 Feb 2021	205,000	209,642
EXPORT IMPORT BK INDIA	3.375% 05 Aug 2026	265,000	260,192
FED REPUBLIC OF BRAZIL	8.25% 20 Jan 2034	255,000	334,050
FED REPUBLIC OF BRAZIL	7.125% 20 Jan 2037	430,000	518,150
FED REPUBLIC OF BRAZIL	5% 27 Jan 2045	235,000	219,020
FED REPUBLIC OF BRAZIL	6% 07 Apr 2026	285,000	318,488
FEDERAL REP OF ETHIOPIA	6.625% 11 Dec 2024	205,000	214,738
GEORGIAN RAILWAY JSC	7.75% 11 Jul 2022	270,000	301,779
GOVERNMENT OF JAMAICA	8.5% 28 Feb 2036	100,000	126,000
GOVERNMENT OF JAMAICA	8% 15 Mar 2039	160,000	196,114
GOVERNMENT OF JAMAICA	7.625% 09 Jul 2025	240,000	283,961
GOVERNMENT OF JAMAICA	6.75% 28 Apr 2028	240,000	271,800
HONDURAS GOVERNMENT	8.75% 16 Dec 2020	300,000	336,135
HUNGARY	5.75% 22 Nov 2023	510,000	583,259
HUNGARY	5.375% 25 Mar 2024	390,000	441,176
HUNGARY	7.625% 29 Mar 2041	392,000	614,088
HUNGARY	6.375% 29 Mar 2021	650,000	721,552
HUNGARY GOVERNMENT BOND	6% 24 Nov 2023	91,670,000	449,174
HUNGARY GOVERNMENT BOND	3.25% 22 Oct 2031	162,430,000	665,815
INDONESIA GOVERNMENT	8.25% 15 Jul 2021	30,050,000,000	2,380,966
INDONESIA GOVERNMENT	8.375% 15 Sep 2026	30,000,000,000	2,498,304
INDONESIA GOVERNMENT	7% 15 May 2022	4,400,000,000	337,277
INDONESIA GOVERNMENT	12.8% 15 Jun 2021	3,500,000,000	313,508
INDONESIA GOVERNMENT	8.25% 15 May 2036	2,200,000,000	180,800
INDONESIA GOVERNMENT	8.375% 15 Mar 2034	34,910,000,000	2,868,963
INDONESIA GOVERNMENT	8.375% 15 Mar 2024	2,000,000,000	163,893
INDONESIA GOVERNMENT	8.75% 15 May 2031	600,000,000	51,520
INDONESIAN RUPIAH	FOREIGN CURRENCY	1,405,366,954	103,583
ISLAMIC REP OF PAKISTAN	7.25% 15 Apr 2019	275,000	284,682
ISLAMIC REP OF PAKISTAN	8.25% 15 Apr 2024	500,000	551,293
ISLAMIC REP OF PAKISTAN	7.25% 15 Apr 2019	490,000	507,252
ISLAMIC REP OF PAKISTAN	6.875% 05 Dec 2027	200,000	200,525
ISRAEL ELECTRIC CORP LTD	6.875% 21 Jun 2023	295,000	342,897
IVORY COAST	1% 31 Dec 2032	439,075	438,160
IVORY COAST	6.375% 03 Mar 2028	235,000	248,282
IVORY COAST	5.125% 15 Jun 2025	150,000	196,080
JAPANESE YEN	FOREIGN CURRENCY	1	0
JBS USA LLC/JBS USA FINA	5.75% 15 Jun 2025	450,000	433,125
KAZAGRO NATL MGMT HLDG	4.625% 24 May 2023	335,000	339,582
KAZAKHSTAN TEMIR ZHOLY	6.95% 10 Jul 2042	270,000	315,972
KAZMUNAYGAS NATIONAL CO	7% 05 May 2020	705,000	763,515
KAZMUNAYGAS NATIONAL CO	6.375% 09 Apr 2021	765,000	834,615
KAZMUNAYGAS NATIONAL CO	3.875% 19 Apr 2022	250,000	253,750
KINGDOM OF JORDAN	5.75% 31 Jan 2027	220,000	218,240
KINGDOM OF JORDAN	7.375% 10 Oct 2047	200,000	208,373
KINGDOM OF MOROCCO	4.25% 11 Dec 2022	270,000	284,688
KINGDOM OF MOROCCO	5.5% 11 Dec 2042	230,000	260,613
LEBANESE REPUBLIC	8.25% 12 Apr 2021	60,000	62,490
LEBANESE REPUBLIC	6.6% 27 Nov 2026	95,000	90,488
LEBANESE REPUBLIC	8.25% 12 Apr 2021	335,000	348,903
LEBANESE REPUBLIC	6% 27 Jan 2023	205,000	196,345
LEBANESE REPUBLIC	5.8% 14 Apr 2020	255,000	251,369
LEBANESE REPUBLIC	6.65% 03 Nov 2028	310,000	289,949

LEBANESE REPUBLIC	6.375% 09 Mar 2020	325,000	324,735
LEBANESE REPUBLIC	6.65% 22 Apr 2024	225,000	219,733
LEBANESE REPUBLIC	6.85% 25 May 2029	130,000	122,434
LEBANESE REPUBLIC	6.25% 27 May 2022	40,000	38,914
LEBANESE REPUBLIC	6.6% 27 Nov 2026	30,000	28,575
LEBANESE REPUBLIC	6.375% 09 Mar 2020	60,000	59,951
MALAYSIA GOVERNMENT	3.955% 15 Sep 2025	925,000	227,044
MALAYSIA GOVERNMENT	3.795% 30 Sep 2022	810,000	200,605
MALAYSIA GOVERNMENT	4.254% 31 May 2035	1,800,000	427,562
MALAYSIA GOVERNMENT	3.48% 15 Mar 2023	1,995,000	485,335
MALAYSIA GOVERNMENT	4.181% 15 Jul 2024	4,900,000	1,226,423
MALAYSIA GOVERNMENT	4.048% 30 Sep 2021	6,230,000	1,565,577
MALAYSIA GOVERNMENT	3.9% 30 Nov 2026	750,000	182,939
MALAYSIA GOVERNMENT	4.762% 07 Apr 2037	600,000	151,391
MALAYSIA GOVERNMENT	3.441% 15 Feb 2021	2,295,000	568,590
MALAYSIA SUKUK GLOBAL	4.08% 27 Apr 2046	260,000	275,470
MALAYSIAN RINGGIT	FOREIGN CURRENCY	52,911	13,074
MEX BONOS DESARR FIX RT	10% 20 Nov 2036	15,940,000	994,275
MEX BONOS DESARR FIX RT	5% 11 Dec 2019	15,380,000	748,236
MEX BONOS DESARR FIX RT	10% 05 Dec 2024	59,712,000	3,440,044
MEX BONOS DESARR FIX RT	8% 07 Dec 2023	5,600,000	290,843
MEX BONOS DESARR FIX RT	7.75% 29 May 2031	16,400,000	838,671
MEX BONOS DESARR FIX RT	7.5% 03 Jun 2027	13,750,000	694,651
MEXICAN PESO (NEW)	FOREIGN CURRENCY	1	0
MONGOLIA INTL BOND	5.125% 05 Dec 2022	560,000	554,481
MONGOLIA INTL BOND	8.75% 09 Mar 2024	200,000	230,314
MONGOLIA INTL BOND	5.625% 01 May 2023	200,000	201,787
NATIONAL SAVINGS BANK	8.875% 18 Sep 2018	270,000	278,640
NEW ZEALAND DOLLAR	FOREIGN CURRENCY	460	327
NOTA DO TESOURO NACIONAL	10% 01 Jan 2021	5,400,000	1,676,733
NOTA DO TESOURO NACIONAL	6% 15 Aug 2050	390,000	393,611
NOTA DO TESOURO NACIONAL	10% 01 Jan 2023	13,461,000	4,107,539
NOTA DO TESOURO NACIONAL	10% 01 Jan 2025	4,890,000	1,472,369
OMAN GOV INTERNTL BOND	3.625% 15 Jun 2021	350,000	350,000
OMAN GOV INTERNTL BOND	4.75% 15 Jun 2026	410,000	397,941
OMAN GOV INTERNTL BOND	6.5% 08 Mar 2047	200,000	200,290
PERTAMINA PERSERO PT	6% 03 May 2042	350,000	397,338
PERTAMINA PERSERO PT	5.625% 20 May 2043	355,000	386,170
PERTAMINA PERSERO PT	4.3% 20 May 2023	600,000	627,006
PERUSAHAAN PENERBIT SBSN	4.325% 28 May 2025	370,000	387,575
PERUSAHAAN PENERBIT SBSN	4.55% 29 Mar 2026	470,000	496,339
PETRO CO TRIN/TOBAGO LTD	9.75% 14 Aug 2019	240,000	255,600
PETROBRAS GLOBAL FINANCE	8.375% 23 May 2021	497,000	566,829
PETROBRAS GLOBAL FINANCE	8.75% 23 May 2026	250,000	298,750
PETROBRAS GLOBAL FINANCE	5.299% 27 Jan 2025	85,000	85,255
PETROLEOS DE VENEZUELA S	5.375% 12 Apr 2027	985,000	229,013
PETROLEOS DE VENEZUELA S	9% 17 Nov 2021	95,000	26,363
PETROLEOS DE VENEZUELA S	6% 15 Nov 2026	70,000	15,330
PETROLEOS DE VENEZUELA S	8.5% 27 Oct 2020	918,750	748,781
PETROLEOS MEXICANOS	6.625% 15 Jun 2038	795,000	826,800
PETROLEOS MEXICANOS	5.5% 21 Jan 2021	330,000	350,130
PETROLEOS MEXICANOS	6.5% 02 Jun 2041	450,000	462,825
PETROLEOS MEXICANOS	5.5% 27 Jun 2044	157,000	144,434
PETROLEOS MEXICANOS	6.875% 04 Aug 2026	205,000	232,419
PETROLEOS MEXICANOS	5.375% 13 Mar 2022	500,000	530,000
PETROLEOS MEXICANOS	6.5% 13 Mar 2027	320,000	349,760
PETRONAS CAPITAL LTD	4.5% 18 Mar 2045	210,000	236,979
PHILIPPINE GOVERNMENT	4.125% 20 Aug 2024	20,000,000	381,950
PHILIPPINE PISO	FOREIGN CURRENCY	660,000	13,221
POLAND GOVERNMENT BOND	5.75% 23 Sep 2022	6,125,000	2,012,112
POLAND GOVERNMENT BOND	3.25% 25 Jul 2025	9,735,000	2,825,134
POLISH ZLOTY	FOREIGN CURRENCY	1	0
POUND STERLING	FOREIGN CURRENCY	1,358	1,838
PROVINCIA DE BUENOS AIRE	1% 01 May 2020	175,000	211,401
PROVINCIA DE BUENOS AIRE	9.125% 16 Mar 2024	300,000	351,000
REPUBLIC OF ANGOLA	9.5% 12 Nov 2025	200,000	230,336
REPUBLIC OF ANGOLA	9.5% 12 Nov 2025	511,000	588,510
REPUBLIC OF ARGENTINA	1% 31 Dec 2038	400,000	294,060
REPUBLIC OF ARGENTINA	7.82% 31 Dec 2033	511,911	712,194
REPUBLIC OF ARGENTINA	8.28% 31 Dec 2033	682,793	805,012
REPUBLIC OF ARGENTINA	1% 31 Dec 2038	650,000	477,848
REPUBLIC OF ARGENTINA	1% 31 Dec 2038	475,000	416,377
REPUBLIC OF ARGENTINA	18.2% 03 Oct 2021	5,875,000	334,711
REPUBLIC OF ARGENTINA	7.5% 22 Apr 2026	575,000	650,986
REPUBLIC OF ARGENTINA	6.875% 22 Apr 2021	620,000	675,180
REPUBLIC OF ARGENTINA	5.625% 26 Jan 2022	585,000	617,175
REPUBLIC OF BELARUS	6.875% 28 Feb 2023	235,000	252,761
REPUBLIC OF CAMEROON	9.5% 19 Nov 2025	200,000	240,000
REPUBLIC OF CHILE	5.5% 05 Aug 2020	50,000,000	85,093
REPUBLIC OF COLOMBIA	6.125% 18 Jan 2041	705,000	851,288
REPUBLIC OF COLOMBIA	7.375% 18 Sep 2037	565,000	763,315
REPUBLIC OF COSTA RICA	7% 04 Apr 2044	280,000	289,044

REPUBLIC OF ECUADOR	10.5% 24 Mar 2020	540,000	596,700
REPUBLIC OF ECUADOR	9.65% 13 Dec 2026	200,000	229,500
REPUBLIC OF ECUADOR	7.95% 20 Jun 2024	270,000	286,875
REPUBLIC OF EL SALVADOR	7.375% 01 Dec 2019	525,000	555,188
REPUBLIC OF EL SALVADOR	7.625% 01 Feb 2041	177,000	192,045
REPUBLIC OF EL SALVADOR	7.75% 24 Jan 2023	150,000	164,531
REPUBLIC OF EL SALVADOR	7.65% 15 Jun 2035	310,000	336,012
REPUBLIC OF EL SALVADOR	5.875% 30 Jan 2025	280,000	281,400
REPUBLIC OF GABON	6.375% 12 Dec 2024	290,000	293,942
REPUBLIC OF GABON	6.375% 12 Dec 2024	225,000	228,058
REPUBLIC OF GHANA	7.875% 07 Aug 2023	300,000	329,430
REPUBLIC OF GHANA	10.75% 14 Oct 2030	315,000	433,308
REPUBLIC OF GHANA	9.25% 15 Sep 2022	295,000	334,176
REPUBLIC OF GUATEMALA	4.5% 03 May 2026	240,000	242,402
REPUBLIC OF INDONESIA	8.5% 12 Oct 2035	225,000	337,156
REPUBLIC OF INDONESIA	8.5% 12 Oct 2035	200,000	299,694
REPUBLIC OF INDONESIA	7.75% 17 Jan 2038	400,000	572,042
REPUBLIC OF INDONESIA	7.75% 17 Jan 2038	100,000	143,010
REPUBLIC OF INDONESIA	5.95% 08 Jan 2046	250,000	308,627
REPUBLIC OF INDONESIA	4.75% 18 Jul 2047	250,000	266,519
REPUBLIC OF IRAQ	5.8% 15 Jan 2028	1,045,000	1,007,944
REPUBLIC OF KAZAKHSTAN	6.5% 21 Jul 2045	550,000	705,672
REPUBLIC OF KENYA	6.875% 24 Jun 2024	285,000	303,229
REPUBLIC OF MOZAMBIQUE	10.5% 18 Jan 2023	200,000	164,578
REPUBLIC OF NIGERIA	6.75% 28 Jan 2021	525,000	557,813
REPUBLIC OF NIGERIA	7.875% 16 Feb 2032	200,000	225,880
REPUBLIC OF NIGERIA	5.625% 27 Jun 2022	135,000	139,928
REPUBLIC OF NIGERIA	7.625% 28 Nov 2047	200,000	214,494
REPUBLIC OF PANAMA	8.875% 30 Sep 2027	161,000	233,450
REPUBLIC OF PANAMA	6.7% 26 Jan 2036	630,000	838,530
REPUBLIC OF PARAGUAY	6.1% 11 Aug 2044	245,000	279,300
REPUBLIC OF PERU	6.95% 12 Aug 2031	2,515,000	885,275
REPUBLIC OF PERU	8.75% 21 Nov 2033	200,000	315,000
REPUBLIC OF PERU	5.625% 18 Nov 2050	610,000	782,630
REPUBLIC OF PERU	8.75% 21 Nov 2033	205,000	322,875
REPUBLIC OF PERU	6.35% 12 Aug 2028	1,134,000	383,012
REPUBLIC OF PHILIPPINES	5% 13 Jan 2037	210,000	248,007
REPUBLIC OF PHILIPPINES	7.75% 14 Jan 2031	370,000	527,561
REPUBLIC OF SENEGAL	8.75% 13 May 2021	245,000	282,412
REPUBLIC OF SERBIA	7.25% 28 Sep 2021	230,000	262,953
REPUBLIC OF SOUTH AFRICA	10.5% 21 Dec 2026	13,070,000	1,179,150
REPUBLIC OF SOUTH AFRICA	6.25% 08 Mar 2041	150,000	166,830
REPUBLIC OF SOUTH AFRICA	10.5% 21 Dec 2026	3,915,000	353,204
REPUBLIC OF SOUTH AFRICA	4.665% 17 Jan 2024	305,000	311,889
REPUBLIC OF SOUTH AFRICA	8.25% 31 Mar 2032	17,300,000	1,279,056
REPUBLIC OF SOUTH AFRICA	8.875% 28 Feb 2035	15,200,000	1,154,139
REPUBLIC OF SOUTH AFRICA	4.875% 14 Apr 2026	405,000	413,934
REPUBLIC OF SOUTH AFRICA	4.3% 12 Oct 2028	200,000	192,950
REPUBLIC OF SOUTH AFRICA	8.25% 31 Mar 2032	9,185,000	679,082
REPUBLIC OF SOUTH AFRICA	6.25% 08 Mar 2041	300,000	333,660
REPUBLIC OF SOUTH AFRICA	8.75% 31 Jan 2044	21,790,000	1,584,439
REPUBLIC OF SRI LANKA	5.875% 25 Jul 2022	410,000	432,230
REPUBLIC OF SRI LANKA	6.85% 03 Nov 2025	560,000	617,816
REPUBLIC OF SURINAME	9.25% 26 Oct 2026	200,000	215,000
REPUBLIC OF TURKEY	6.875% 17 Mar 2036	350,000	390,076
REPUBLIC OF TURKEY	7.375% 05 Feb 2025	120,000	138,185
REPUBLIC OF TURKEY	5.75% 22 Mar 2024	400,000	423,274
REPUBLIC OF TURKEY	4.875% 16 Apr 2043	1,025,000	899,120
REPUBLIC OF TURKEY	6.25% 26 Sep 2022	315,000	341,839
REPUBLIC OF TURKEY	5.125% 25 Mar 2022	380,000	393,870
REPUBLIC OF TURKEY	6.875% 17 Mar 2036	100,000	111,450
REPUBLIC OF VENEZUELA	11.95% 05 Aug 2031	640,000	128,000
REPUBLIC OF VENEZUELA	9.25% 07 May 2028	285,000	57,713
REPUBLIC OF ZAMBIA	5.375% 20 Sep 2022	495,000	482,902
REPUBLIC OF ZAMBIA	8.97% 30 Jul 2027	270,000	303,430
REPUBLICA ORIENT URUGUAY	7.625% 21 Mar 2036	705,000	1,004,484
REPUBLICA ORIENT URUGUAY	8.5% 15 Mar 2028	3,965,000	137,679
REPUBLICA ORIENT URUGUAY	5.1% 18 Jun 2050	140,000	155,400
ROMANIA	6.125% 22 Jan 2044	140,000	180,575
ROMANIA	3.875% 29 Oct 2035	340,000	447,842
ROMANIA	6.75% 07 Feb 2022	484,000	554,180
ROMANIA GOVERNMENT BOND	4.75% 24 Feb 2025	4,310,000	1,147,427
ROMANIAN LEU	FOREIGN CURRENCY	0	0
RUSSIA GOVT BOND OFZ	7.6% 14 Apr 2021	25,700,000	466,036
RUSSIA GOVT BOND OFZ	8.15% 03 Feb 2027	14,800,000	270,698
RUSSIA GOVT BOND OFZ	7.05% 19 Jan 2028	41,860,000	706,886
RUSSIA GOVT BOND OFZ	7% 16 Aug 2023	110,260,000	1,915,192
RUSSIA GOVT BOND OFZ	7% 16 Aug 2023	47,880,000	831,665
RUSSIA GOVT BOND OFZ	7.75% 16 Sep 2026	19,100,000	339,427
RUSSIA GOVT BOND OFZ	7.7% 23 Mar 2033	9,050,000	158,061
RUSSIAN FEDERATION	12.75% 24 Jun 2028	765,000	1,327,275
RUSSIAN FEDERATION	5.625% 04 Apr 2042	200,000	224,000

RUSSIAN FEDERATION	4.875% 16 Sep 2023	600,000	649,422
RUSSIAN FEDERATION	5.875% 16 Sep 2043	200,000	231,960
RUSSIAN FEDERATION	4.75% 27 May 2026	600,000	636,295
RUSSIAN FEDERATION	4.75% 27 May 2026	400,000	424,197
RUSSIAN FEDERATION	5.25% 23 Jun 2047	400,000	418,520
RUSSIAN RUBLE	FOREIGN CURRENCY	1,494,398	25,957
SASOL FINANCING INT	4.5% 14 Nov 2022	350,000	354,585
SAUDI INTERNATIONAL BOND	2.875% 04 Mar 2023	465,000	457,105
SINOCHEM OVERSEAS CAPITA	6.3% 12 Nov 2040	105,000	136,767
SINOPEC GRP OVERSEA 2013	4.375% 17 Oct 2023	205,000	217,501
SINOPEC GRP OVERSEA 2013	5.375% 17 Oct 2043	210,000	253,114
SINOPEC GRP OVERSEA 2014	4.375% 10 Apr 2024	200,000	212,163
SOCIALIST REP OF VIETNAM	4.8% 19 Nov 2024	205,000	218,644
SOUTH AFRICAN RAND	FOREIGN CURRENCY	1	0
SOUTHERN GAS CORRIDOR	6.875% 24 Mar 2026	285,000	323,831
SSGA	G STIFF ERISA QUALIFIED	360,780	360,780
ST SAVINGS BK (SSB 1)	1% 10 Mar 2023	325,000	346,964
STATE OF MINAS GERAIS	5.333% 15 Feb 2028	940,000	951,750
STATE OIL CO OF THE AZER	6.95% 18 Mar 2030	335,000	370,999
SWAP BARCLAYS BANK COC	SWAP CASH COLLATERAL USD	20,000	20,000
SWAP CITIBANK BOC	SWAP CASH COLLATERAL USD	100,000	100,000
SWAP CITIBANK BOC	SWAP CASH COLLATERAL USD	(160,000)	(160,000)
SWAP UBS COC	SWAP CASH COLLATERAL USD	240,000	240,000
SWAP UBS COC	SWAP CASH COLLATERAL USD	(250,000)	(250,000)
SWISS FRANC	FOREIGN CURRENCY	3,246	3,331
TBG GLOBAL PTE LTD	5.25% 10 Feb 2022	250,000	255,027
TELECOM ARGENT STET FRAN	6.5% 15 Jun 2021	165,000	175,261
THAILAND BAHT	FOREIGN CURRENCY	1,917,946	58,851
THAILAND GOVERNMENT BOND	4.875% 22 Jun 2029	11,300,000	425,158
THAILAND GOVERNMENT BOND	3.85% 12 Dec 2025	60,910,000	2,085,464
THAILAND GOVERNMENT BOND	3.4% 17 Jun 2036	11,510,000	377,686
THAILAND GOVERNMENT BOND	2.875% 17 Jun 2046	6,500,000	189,238
THAILAND GOVERNMENT BOND	3.58% 17 Dec 2027	8,040,000	268,687
THIRD PKSTAN INTL SUKUK	5.625% 05 Dec 2022	250,000	250,313
TITULOS DE TESORERIA B	10% 24 Jul 2024	1,441,600,000	582,376
TITULOS DE TESORERIA B	7% 04 May 2022	1,091,500,000	383,088
TITULOS DE TESORERIA B	6% 28 Apr 2028	8,173,100,000	2,626,943
TRANSNET SOC LTD	9.5% 13 May 2021	7,700,000	606,235
TURKEY GOVERNMENT BOND	8% 12 Mar 2025	4,910,000	1,049,895
TURKEY GOVERNMENT BOND	7.1% 08 Mar 2023	1,860,000	403,680
TURKEY GOVERNMENT BOND	10.6% 11 Feb 2026	4,120,000	1,009,735
TURKEY GOVERNMENT BOND	9.5% 12 Jan 2022	9,500,000	2,292,568
TURKISH LIRA	FOREIGN CURRENCY	1	0
UKRAINE GOVERNMENT	7.75% 01 Sep 2027	325,000	335,483
UKRAINE GOVERNMENT	7.75% 01 Sep 2023	400,000	424,320
UKRAINE GOVERNMENT	7.75% 01 Sep 2024	310,000	326,213
UKRAINE GOVERNMENT	7.75% 01 Sep 2022	165,000	175,433
UKRAINE GOVERNMENT	7.75% 01 Sep 2026	200,000	206,508
UKRAINE GOVERNMENT	7.375% 25 Sep 2032	250,000	245,722
UKRAINE GOVERNMENT	7.75% 01 Sep 2020	235,000	248,846
UKREXIMBANK(BIZ FIN PLC)	9.75% 22 Jan 2025	385,000	415,800
UNITED MEXICAN STATES	5.75% 12 Oct 2099	450,000	479,250
UNITED MEXICAN STATES	6.05% 11 Jan 2040	286,000	336,908
UNITED MEXICAN STATES	4.6% 23 Jan 2046	215,000	211,990
US DOLLAR		(180,926)	(180,926)
VTR FINANCE BV	6.875% 15 Jan 2024	350,000	369,250

	Total : EXHIBIT J - Emerging Markets Debt Fund		$139,814,476

n / a - Cost is not applicable

EXHIBIT K - Long Credit Fund

(Managed by Western Asset Management Company)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2017

Schedule H, line 4i-Schedule of Assets (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	21ST CENTURY FOX AMERICA	6.4% 15 Dec 2035	140,000		$186,054
	21ST CENTURY FOX AMERICA	6.15% 01 Mar 2037	800,000		1,047,714
	21ST CENTURY FOX AMERICA	6.2% 15 Dec 2034	90,000		116,221
	21ST CENTURY FOX AMERICA	6.65% 15 Nov 2037	240,000		330,097
	21ST CENTURY FOX AMERICA	5.4% 01 Oct 2043	180,000		222,633
	21ST CENTURY FOX AMERICA	4.95% 15 Oct 2045	50,000		58,847
	3M COMPANY	3.625% 15 Oct 2047	600,000		615,762
	ABBOTT LABORATORIES	4.9% 30 Nov 2046	990,000		1,135,032
	ABBVIE INC	4.7% 14 May 2045	400,000		448,510
	ABU DHABI GOVT INT L	4.125% 11 Oct 2047	890,000		880,317
	AETNA INC	3.875% 15 Aug 2047	460,000		453,338
	AHS HOSPITAL CORP	5.024% 01 Jul 2045	160,000		193,636
	ALLERGAN FUNDING SCS	4.55% 15 Mar 2035	1,095,000		1,158,692
	ALLSTATE CORP	4.2% 15 Dec 2046	565,000		616,460
	ALTRIA GROUP INC	5.375% 31 Jan 2044	370,000		450,094
	ALTRIA GROUP INC	3.875% 16 Sep 2046	70,000		69,462
	AMAZON.COM INC	3.875% 22 Aug 2037	420,000		445,662
	AMAZON.COM INC	4.05% 22 Aug 2047	580,000		625,076
	AMERICA MOVIL SAB DE CV	6.125% 30 Mar 2040	250,000		317,678
	AMERICAN INTL GROUP	6.25% 01 May 2036	330,000		425,948
	AMERICAN MUNI PWR OHIO INC OHR	6.27% 15 Feb 2050	600,000		784,986
	AMERISOURCEBERGEN CORP	3.45% 15 Dec 2027	60,000		59,501
	AMERISOURCEBERGEN CORP	4.3% 15 Dec 2047	140,000		140,500
	AMGEN INC	4.663% 15 Jun 2051	806,000		901,515
	ANADARKO FINANCE CO	7.5% 01 May 2031	90,000		115,524
	ANADARKO PETROLEUM CORP	4.5% 15 Jul 2044	1,850,000		1,843,550
	ANADARKO PETROLEUM CORP	6.2% 15 Mar 2040	1,825,000		2,212,910
	ANALOG DEVICES INC	3.5% 05 Dec 2026	110,000		111,318
	ANGLO AMERICAN CAPITAL	4% 11 Sep 2027	230,000		228,463
	ANGLO AMERICAN CAPITAL	4.75% 10 Apr 2027	500,000		523,311
	ANHEUSER BUSCH INBEV FIN	4.9% 01 Feb 2046	2,860,000		3,314,709
	ANHEUSER BUSCH INBEV FIN	4.7% 01 Feb 2036	565,000		631,754
	ANHEUSER BUSCH INBEV WOR	4.439% 06 Oct 2048	280,000		305,028
	ANTHEM INC	5.1% 15 Jan 2044	210,000		245,098
	ANTHEM INC	5.85% 15 Jan 2036	145,000		178,063
	ANTHEM INC	4.375% 01 Dec 2047	720,000		765,534
	APACHE CORP	4.75% 15 Apr 2043	1,645,000		1,690,627
	APACHE CORP	4.25% 15 Jan 2044	640,000		620,016
	APACHE CORP	5.1% 01 Sep 2040	220,000		234,385
	APACHE CORP	5.25% 01 Feb 2042	200,000		216,545
	APPLE INC	4.375% 13 May 2045	1,240,000		1,396,944
	ARCHER DANIELS MIDLAND C	2.5% 11 Aug 2026	320,000		305,231
	ARGENTINE PESO	FOREIGN CURRENCY	769,830		40,894
	AT+T INC	4.75% 15 May 2046	280,000		273,853
	AT+T INC	4.8% 15 Jun 2044	135,000		133,526
	AT+T INC	5.15% 14 Feb 2050	1,350,000		1,366,827
	AT+T INC	4.9% 14 Aug 2037	3,120,000		3,159,295
	BANCO MERCANTIL DE NORTE	1% 31 Dec 2099	400,000		438,000
	BANCO SANTANDER SA	3.8% 23 Feb 2028	200,000		200,028
	BANK OF AMERICA CORP	6.11% 29 Jan 2037	1,285,000		1,642,815
	BANK OF AMERICA CORP	1% 21 Jul 2028	800,000		813,163
	BANK OF AMERICA CORP	1% 20 Dec 2028	1,459,000		1,459,314
	BARCLAYS PLC	4.337% 10 Jan 2028	410,000		424,336
	BARCLAYS PLC	4.836% 09 May 2028	360,000		374,702
	BARRICK NA FINANCE LLC	5.75% 01 May 2043	1,050,000		1,318,560
	BARRICK PD AU FIN PTY LT	5.95% 15 Oct 2039	1,055,000		1,316,060
	BAT CAPITAL CORP	4.39% 15 Aug 2037	450,000		472,546
	BAT CAPITAL CORP	4.54% 15 Aug 2047	540,000		568,570

BECTON DICKINSON AND CO	4.685% 15 Dec 2044	425,000	464,736
BECTON DICKINSON AND CO	4.669% 06 Jun 2047	630,000	682,106
BERKSHIRE HATHAWAY ENERG	6.125% 01 Apr 2036	1,055,000	1,410,032
BHP BILLITON FIN USA LTD	4.125% 24 Feb 2042	485,000	522,236
BHP BILLITON FIN USA LTD	5% 30 Sep 2043	1,140,000	1,397,693
BNP PARIBAS	4.625% 13 Mar 2027	1,030,000	1,098,785
BOEING CO	3.5% 01 Mar 2045	230,000	223,385
BOEING CO	6.875% 15 Mar 2039	840,000	1,235,355
BP CAPITAL MARKETS PLC	3.017% 16 Jan 2027	705,000	698,696
BRIGHTHOUSE FINANCIAL IN	4.7% 22 Jun 2047	1,160,000	1,183,355
BRITISH TELECOM PLC	9.125% 15 Dec 2030	410,000	612,568
BROADCOM CRP / CAYMN FI	3.875% 15 Jan 2027	120,000	118,086
BURLINGTN NORTH SANTA FE	4.55% 01 Sep 2044	660,000	755,666
BURLINGTON RESOURCES FIN	7.4% 01 Dec 2031	30,000	41,938
CALIFORNIA INSTITUTE OF	4.7% 01 Nov 2111	200,000	221,108
CALIFORNIA ST	7.3% 01 Oct 2039	1,550,000	2,312,383
CANADIAN NATL RESOURCES	6.25% 15 Mar 2038	490,000	611,908
CARDINAL HEALTH INC	4.368% 15 Jun 2047	310,000	308,093
CARLYLE GROUP LP	PREFERRED STOCK 5.875	16,775	425,582
CARLYLE HOLDINGS II FIN	5.625% 30 Mar 2043	370,000	423,014
CATERPILLAR INC	4.75% 15 May 2064	290,000	340,781
CATHOLIC HEALTH INITIATI	4.35% 01 Nov 2042	600,000	579,225
CELGENE CORP	5% 15 Aug 2045	605,000	686,427
CENOVUS ENERGY INC	4.45% 15 Sep 2042	480,000	443,161
CENTERPOINT ENER HOUSTON	4.5% 01 Apr 2044	600,000	697,051
CHARTER COMM OPT LLC/CAP	6.484% 23 Oct 2045	2,405,000	2,804,062
CHARTER COMM OPT LLC/CAP	5.375% 01 May 2047	50,000	51,267
CHEVRON CORP	2.954% 16 May 2026	310,000	309,900
CHUBB INA HOLDINGS INC	4.35% 03 Nov 2045	515,000	581,484
CIGNA CORP	3.875% 15 Oct 2047	380,000	380,454
CIMAREX ENERGY CO	3.9% 15 May 2027	530,000	541,935
CINTAS CORPORATION NO. 2	3.7% 01 Apr 2027	180,000	187,294
CITIGROUP INC	4.125% 25 Jul 2028	1,420,000	1,463,530
CITIGROUP INC	5.3% 06 May 2044	795,000	938,638
CITIGROUP INC	4.65% 30 Jul 2045	1,908,000	2,171,628
CITY OF HOPE/THE	5.623% 15 Nov 2043	490,000	624,785
CME GROUP INC	5.3% 15 Sep 2043	350,000	449,348
COLGATE PALMOLIVE CO	3.7% 01 Aug 2047	400,000	409,145
COMCAST CORP	3.999% 01 Nov 2049	2,059,000	2,108,459
COMMONWEALTH BANK AUST	3.9% 12 Jul 2047	230,000	235,120
COMMONWEALTH EDISON CO	3.75% 15 Aug 2047	20,000	20,783
COMMONWEALTH EDISON CO	4.35% 15 Nov 2045	1,165,000	1,306,888
CONNECTICUT LIGHT + PWR	4.3% 15 Apr 2044	130,000	146,618
CONOCOPHILLIPS	5.9% 15 May 2038	250,000	328,528
CONOCOPHILLIPS	6.5% 01 Feb 2039	550,000	769,687
CONSOLIDATED EDISON CO O	3.95% 01 Mar 2043	330,000	347,507
CONTINENTAL RESOURCES	4.375% 15 Jan 2028	450,000	444,240
COOPERATIEVE RABOBANK UA	5.25% 04 Aug 2045	770,000	926,711
COSTCO WHOLESALE CORP	3% 18 May 2027	400,000	400,582
CRED SUIS GP FUN LTD	4.875% 15 May 2045	870,000	1,001,405
CREDIT AGRICOLE SA	1% 29 Dec 2049	510,000	611,598
CVS HEALTH CORP	5.125% 20 Jul 2045	765,000	876,762
DAE FUNDING LLC	4.5% 01 Aug 2022	230,000	225,975
DAE FUNDING LLC	5% 01 Aug 2024	230,000	227,125
DELL INT LLC / EMC CORP	8.35% 15 Jul 2046	450,000	579,845
DEUTSCHE TELEKOM INT FIN	8.75% 15 Jun 2030	260,000	384,694
DEVON ENERGY CORPORATION	5% 15 Jun 2045	810,000	903,593
DEVON FINANCING CORP LLC	7.875% 30 Sep 2031	1,350,000	1,853,286
DOMINION ENERGY INC	5.95% 15 Jun 2035	1,785,000	2,254,497
DTE ELECTRIC CO	3.75% 15 Aug 2047	350,000	364,103
DUKE ENERGY CAROLINAS	5.3% 15 Feb 2040	555,000	697,675
DUKE ENERGY CORP	3.75% 01 Sep 2046	2,105,000	2,081,658
DUKE UNIVERSITY HEALTH	3.92% 01 Jun 2047	130,000	136,002
EATON CORP	4.15% 02 Nov 2042	580,000	603,947
ECOPETROL SA	5.375% 26 Jun 2026	880,000	950,136
ECOPETROL SA	5.875% 28 May 2045	510,000	520,710
ELI LILLY + CO	3.95% 15 May 2047	260,000	279,154
ENSCO PLC	5.75% 01 Oct 2044	530,000	363,050
ENTERPRISE PRODUCTS OPER	4.85% 15 Mar 2044	600,000	653,125
ENTERPRISE PRODUCTS OPER	7.55% 15 Apr 2038	880,000	1,232,479
EXXON MOBIL CORPORATION	4.114% 01 Mar 2046	500,000	559,618
FIRSTENERGY CORP	7.375% 15 Nov 2031	2,050,000	2,764,836
FIRSTENERGY CORP	4.85% 15 Jul 2047	590,000	658,433

	FORD MOTOR COMPANY	5.291% 08 Dec 2046	655,000	712,777
	GENERAL ELECTRIC CO	5.875% 14 Jan 2038	2,936,000	3,796,795
	GENERAL ELECTRIC CO	6.875% 10 Jan 2039	430,000	619,626
	GENERAL ELECTRIC CO	4.5% 11 Mar 2044	430,000	476,341
	GENERAL MOTORS CO	5.2% 01 Apr 2045	1,230,000	1,299,666
	GENERAL MOTORS CO	6.75% 01 Apr 2046	560,000	705,079
	GILEAD SCIENCES INC	4.8% 01 Apr 2044	80,000	92,826
	GILEAD SCIENCES INC	4.75% 01 Mar 2046	1,230,000	1,422,790
	GLAXOSMITHKLINE CAP INC	6.375% 15 May 2038	110,000	155,180
	GLENCORE FINANCE CANADA	6% 15 Nov 2041	1,570,000	1,838,784
	GLENCORE FINANCE CANADA	5.55% 25 Oct 2042	240,000	265,186
	GLENCORE FUNDING LLC	3.875% 27 Oct 2027	270,000	266,425
	GLENCORE FUNDING LLC	4% 27 Mar 2027	410,000	411,647
	GOLDMAN SACHS GROUP INC	6.75% 01 Oct 2037	1,420,000	1,900,874
	GOLDMAN SACHS GROUP INC	4.75% 21 Oct 2045	280,000	320,744
	GRUPO TELEVISA SAB	5% 13 May 2045	250,000	255,589
	GUARDIAN LIFE INSURANCE	4.85% 24 Jan 2077	350,000	384,343
	HACKENSACK MERIDIAN HLTH	4.5% 01 Jul 2057	200,000	223,272
	HALLIBURTON CO	5% 15 Nov 2045	1,520,000	1,745,506
	HARRIS CORPORATION	5.054% 27 Apr 2045	270,000	317,554
	HARRIS CORPORATION	4.854% 27 Apr 2035	660,000	737,608
	HCA INC	5.5% 15 Jun 2047	860,000	857,850
	HESS CORP	5.6% 15 Feb 2041	600,000	647,018
	HESS CORP	4.3% 01 Apr 2027	420,000	421,028
	HOME DEPOT INC	4.2% 01 Apr 2043	640,000	704,902
	HOME DEPOT INC	4.25% 01 Apr 2046	260,000	290,367
	HSBC HOLDINGS PLC	6.5% 15 Sep 2037	890,000	1,170,422
	HSBC HOLDINGS PLC	5.25% 14 Mar 2044	1,720,000	2,016,925
	HUMANA INC	4.8% 15 Mar 2047	1,200,000	1,353,049
	HUNTINGTON INGALLS INDUS	3.483% 01 Dec 2027	330,000	329,175
	ILLINOIS ST	5.1% 01 Jun 2033	540,000	539,104
	INTEL CORP	4.1% 19 May 2046	135,000	148,868
	INTESA SANPAOLO SPA	3.875% 14 Jul 2027	1,070,000	1,069,499
	INTESA SANPAOLO SPA	5.71% 15 Jan 2026	1,260,000	1,327,389
	ITAU UNIBANCO HLDG SA/KY	1% 31 Dec 2099	650,000	650,000
	JOHNSON + JOHNSON	3.7% 01 Mar 2046	1,450,000	1,528,287
	JOHNSON + JOHNSON	3.5% 15 Jan 2048	380,000	388,733
	JOHNSON + JOHNSON	3.4% 15 Jan 2038	250,000	256,066
*	JPMORGAN CHASE + CO	4.95% 01 Jun 2045	800,000	929,805
*	JPMORGAN CHASE + CO	3.625% 01 Dec 2027	908,000	917,784
*	JPMORGAN CHASE + CO	1% 22 Feb 2048	755,000	817,180
	KAISER FOUNDATION HOSPIT	4.15% 01 May 2047	430,000	464,633
	KIMBERLY CLARK CORP	6.625% 01 Aug 2037	315,000	448,392
	KINDER MORGAN INC/DELAWA	5.3% 01 Dec 2034	1,055,000	1,125,436
	KKR GROUP FINANCE CO III	5.125% 01 Jun 2044	1,280,000	1,418,884
	KONINKLIJKE KPN NV	8.375% 01 Oct 2030	140,000	192,311
	KRAFT HEINZ FOODS CO	5.2% 15 Jul 2045	1,225,000	1,347,522
	KROGER CO	4.65% 15 Jan 2048	200,000	204,726
	KROGER CO	3.7% 01 Aug 2027	270,000	273,398
	LLOYDS BANKING GROUP PLC	5.3% 01 Dec 2045	250,000	296,282
	LLOYDS BANKING GROUP PLC	1% 07 Nov 2028	480,000	475,485
	LOCKHEED MARTIN CORP	4.09% 15 Sep 2052	779,000	815,462
	LOS ANGELES CA DEPT OF WTR P	6.008% 01 Jul 2039	100,000	130,207
	LYB INTL FINANCE BV	5.25% 15 Jul 2043	150,000	174,454
	MAGELLAN MIDSTREAM PARTN	4.25% 15 Sep 2046	310,000	313,757
	MAGELLAN MIDSTREAM PARTN	4.2% 03 Oct 2047	470,000	473,906
	MARATHON PETROLEUM CORP	4.75% 15 Sep 2044	370,000	386,587
	MASS INSTITUTE OF TECH	4.678% 31 Dec 2099	240,000	280,262
*	MASS MUTUAL LIFE INS CO	4.9% 01 Apr 2077	440,000	500,233
	MCDONALD S CORP	6.3% 15 Oct 2037	305,000	409,632
	MCDONALD S CORP	4.6% 26 May 2045	340,000	379,548
	MEDTRONIC INC	4.625% 15 Mar 2044	835,000	956,386
*	METLIFE INC	6.5% 15 Dec 2032	385,000	504,206
	MEXICO CITY ARPT TRUST	5.5% 31 Oct 2046	650,000	641,875
	MICROSOFT CORP	3.7% 08 Aug 2046	1,240,000	1,292,714
	MICROSOFT CORP	4.25% 06 Feb 2047	695,000	794,573
	MICROSOFT CORP	4.45% 03 Nov 2045	2,635,000	3,088,474
	MID AMERICA APARTMENTS	3.6% 01 Jun 2027	470,000	470,802
	MISSOURI ST HLTH EDUCTNL FAC	3.652% 15 Aug 2057	330,000	335,396
	MORGAN STANLEY	3.95% 23 Apr 2027	910,000	924,087
	MPT OPER PARTNERSP/FINL	5% 15 Oct 2027	400,000	407,500
	MYRIAD INTL HOLDINGS BV	4.85% 06 Jul 2027	430,000	445,874
	NBK SPC LTD	2.75% 30 May 2022	980,000	963,340

	NEW JERSEY ST TURNPIKE AUTH	7.102% 01 Jan 2041	700,000	1,045,751
	NEW YORK CITY NY MUNI WTR FIN	5.79% 15 Jun 2041	90,000	97,299
	NEWELL BRANDS INC	5.5% 01 Apr 2046	320,000	381,529
	NGPL PIPECO LLC	4.375% 15 Aug 2022	60,000	61,013
	NGPL PIPECO LLC	4.875% 15 Aug 2027	60,000	62,250
	NOBLE ENERGY INC	5.25% 15 Nov 2043	805,000	890,945
	NOBLE ENERGY INC	4.95% 15 Aug 2047	590,000	631,393
	NORDSTROM INC	5% 15 Jan 2044	40,000	38,563
	NORFOLK SOUTHERN CORP	4.8% 15 Aug 2043	120,000	137,130
	NORFOLK SOUTHERN CORP	3.942% 01 Nov 2047	205,000	210,400
	NORTHERN STATES PWR MINN	3.6% 15 Sep 2047	400,000	407,016
	NORTHROP GRUMMAN CORP	4.03% 15 Oct 2047	1,160,000	1,212,320
	NORTHWELL HEALTHCARE INC	4.26% 01 Nov 2047	280,000	286,335
	NORTHWESTERN MUTUAL LIFE	3.85% 30 Sep 2047	960,000	973,205
	NY + PRESBYTERIAN HOSPIT	4.063% 01 Aug 2056	290,000	304,606
	OCCIDENTAL PETROLEUM COR	4.625% 15 Jun 2045	665,000	753,857
	OCCIDENTAL PETROLEUM COR	4.4% 15 Apr 2046	270,000	298,878
	OCCIDENTAL PETROLEUM COR	4.1% 15 Feb 2047	690,000	733,456
	OHIO ST UNIV	4.8% 31 Dec 2099	50,000	56,163
	ORACLE CORP	4% 15 Jul 2046	1,425,000	1,516,216
	PACIFIC GAS + ELECTRIC	6.05% 01 Mar 2034	490,000	617,616
	PACIFIC GAS + ELECTRIC	4.75% 15 Feb 2044	1,455,000	1,612,982
	PACIFIC GAS + ELECTRIC	3.95% 01 Dec 2047	870,000	864,688
	PEPSICO INC	4.25% 22 Oct 2044	740,000	816,659
	PEPSICO INC	4.45% 14 Apr 2046	335,000	380,674
	PETROBRAS GLOBAL FINANCE	7.375% 17 Jan 2027	540,000	594,540
	PETROLEOS MEXICANOS	5.5% 27 Jun 2044	260,000	239,190
	PETROLEOS MEXICANOS	6.5% 13 Mar 2027	2,375,000	2,595,875
	PFIZER INC	4.125% 15 Dec 2046	500,000	555,065
	PHILIP MORRIS INTL INC	6.375% 16 May 2038	365,000	493,941
	PHILIP MORRIS INTL INC	3.125% 02 Mar 2028	260,000	259,198
	PORT AUTH OF NEW YORK NEW JE	4.458% 01 Oct 2062	670,000	773,669
	PORT AUTH OF NEW YORK NEW JE	4.96% 01 Aug 2046	805,000	997,701
	PROCTER + GAMBLE CO/THE	3.5% 25 Oct 2047	290,000	292,828
	PROVINCIA DE BUENOS AIRE	9.125% 16 Mar 2024	560,000	655,200
*	PRUDENTIAL FINANCIAL INC	4.6% 15 May 2044	1,180,000	1,339,817
	RAYMOND JAMES FINANCIAL	4.95% 15 Jul 2046	290,000	327,861
	REPUBLIC OF ARGENTINA	21.2% 19 Sep 2018	90,000	4,936
	REPUBLIC OF ARGENTINA	6.875% 26 Jan 2027	880,000	961,400
	REPUBLIC OF ARGENTINA	1% 21 Jun 2020	8,710,000	495,070
	REPUBLIC OF COLOMBIA	5% 15 Jun 2045	830,000	877,725
	REPUBLIC OF COLOMBIA	5.625% 26 Feb 2044	610,000	698,450
	REPUBLIC OF ECUADOR	10.75% 28 Mar 2022	940,000	1,098,625
	REPUBLIC OF INDONESIA	3.5% 11 Jan 2028	280,000	279,040
	REPUBLIC OF INDONESIA	4.35% 11 Jan 2048	720,000	730,463
	REPUBLIC OF PANAMA	4.5% 15 May 2047	860,000	925,790
	REYNOLDS AMERICAN INC	6.15% 15 Sep 2043	40,000	51,412
	REYNOLDS AMERICAN INC	8.125% 01 May 2040	730,000	1,091,584
	RIO TINTO FIN USA LTD	5.2% 02 Nov 2040	305,000	374,559
	SAN DIEGO G + E	4.5% 15 Aug 2040	470,000	547,856
	SAN DIEGO G + E	3.75% 01 Jun 2047	100,000	105,069
	SANTANDER UK GROUP HLDGS	5.625% 15 Sep 2045	1,300,000	1,566,006
	SHELL INTERNATIONAL FIN	4.55% 12 Aug 2043	275,000	312,782
	SHELL INTERNATIONAL FIN	4% 10 May 2046	2,340,000	2,492,219
	SOUTHERN CAL EDISON	4.05% 15 Mar 2042	850,000	912,701
	SOUTHERN CAL EDISON	3.6% 01 Feb 2045	555,000	559,551
	SOUTHERN COPPER CORP	5.25% 08 Nov 2042	1,030,000	1,150,540
	SOUTHERN NATURAL GAS	8% 01 Mar 2032	690,000	935,463
	SOUTHWESTERN PUBLIC SERV	3.7% 15 Aug 2047	260,000	266,053
	SSGA	G STIFF ERISA QUALIFIED	2,011,821	2,011,821
	TARGET CORP	4% 01 Jul 2042	355,000	367,285
	TEACHERS INSUR + ANNUITY	4.27% 15 May 2047	300,000	317,262
	TELEFONICA EMISIONES SAU	5.213% 08 Mar 2047	1,035,000	1,174,571
	TEVA PHARMACEUT FIN BV	2.95% 18 Dec 2022	130,000	116,369

TEVA PHARMACEUTICALS NE	2.2% 21 Jul 2021	240,000	219,233
TEVA PHARMACEUTICALS NE	1.7% 19 Jul 2019	320,000	310,911
TIME WARNER CABLE LLC	6.55% 01 May 2037	925,000	1,087,869
TIME WARNER CABLE LLC	7.3% 01 Jul 2038	300,000	376,039
TIME WARNER INC	5.35% 15 Dec 2043	845,000	931,926
TRANSCONT GAS PIPE LINE	7.85% 01 Feb 2026	690,000	881,937
TRAVELERS COS INC	4.6% 01 Aug 2043	935,000	1,079,504
UBS GROUP FUNDING SWITZE	4.253% 23 Mar 2028	420,000	442,549
UNION PACIFIC CORP	3.6% 15 Sep 2037	40,000	41,443
UNION PACIFIC CORP	4.1% 15 Sep 2067	170,000	177,361
UNION PACIFIC CORP	4.05% 15 Nov 2045	520,000	562,044
UNITED MEXICAN STATES	4.75% 08 Mar 2044	3,445,000	3,482,895
UNITED TECHNOLOGIES CORP	4.5% 01 Jun 2042	705,000	781,397
UNITEDHEALTH GROUP INC	4.25% 15 Mar 2043	470,000	515,318
UNITEDHEALTH GROUP INC	6.5% 15 Jun 2037	810,000	1,130,632
UNIV OF CALIFORNIA CA REVENUES	4.858% 15 May 2112	265,000	295,804
UNIV OF CALIFORNIA CA REVENUES	4.131% 15 May 2045	445,000	470,717
UNIV OF SOUTHERN CALIFOR	5.25% 01 Oct 2111	20,000	25,187
UNIV OF VIRGINIA VA UNIV REVEN	4.179% 01 Sep 2117	490,000	510,982
US 10YR NOTE (CBT)MAR18	XCBT 20180320	(3,500,000)	19,141
US 2YR NOTE (CBT) MAR18	XCBT 20180329	(200,000)	234
US 5YR NOTE (CBT) MAR18	XCBT 20180329	(200,000)	438
US DOLLAR		407,137	407,137
US LONG BOND(CBT) MAR18	XCBT 20180320	19,700,000	(1,156)
US TREASURY N/B	2.75% 15 Aug 2047	920,000	921,150
US TREASURY N/B	2.25% 15 Nov 2027	2,120,000	2,090,105
US TREASURY N/B	2.75% 15 Nov 2047	2,540,000	2,544,167
US ULTRA BOND CBT MAR18	XCBT 20180320	(12,000,000)	(217,542)
VALE SA	5.625% 11 Sep 2042	1,180,000	1,292,100
VALEANT PHARMACEUTICALS	9% 15 Dec 2025	610,000	635,742
VERIZON COMMUNICATIONS	3.85% 01 Nov 2042	110,000	99,501
VERIZON COMMUNICATIONS	4.862% 21 Aug 2046	1,500,000	1,562,435
VERIZON COMMUNICATIONS	4.522% 15 Sep 2048	3,267,000	3,216,845
VERIZON COMMUNICATIONS	5.25% 16 Mar 2037	520,000	571,835
VERIZON COMMUNICATIONS	5.012% 15 Apr 2049	148,000	155,221
VISA INC	4.3% 14 Dec 2045	1,300,000	1,479,309
VOYA FINANCIAL INC	5.7% 15 Jul 2043	295,000	361,301
WALGREENS BOOTS ALLIANCE	4.8% 18 Nov 2044	390,000	419,892
WALMART INC	4% 11 Apr 2043	1,540,000	1,693,518
WALMART INC	4.3% 22 Apr 2044	190,000	221,585
WASHINGTON PG LP	5.95% 15 Aug 2024	330,000	337,240
WASTE MANAGEMENT INC	6.125% 30 Nov 2039	222,000	292,549
WEA FINANCE LLC/WESTFIEL	4.75% 17 Sep 2044	410,000	447,011
WELLS FARGO + CO	6.55% 15 Oct 2035	540,000	684,613
WELLS FARGO + CO	5.5% 01 Aug 2035	680,000	813,805
WELLS FARGO + COMPANY	5.375% 02 Nov 2043	5,000	5,954
WELLS FARGO + COMPANY	4.65% 04 Nov 2044	1,275,000	1,390,379
WELLS FARGO + COMPANY	4.3% 22 Jul 2027	1,025,000	1,091,425
WELLS FARGO + COMPANY	5.606% 15 Jan 2044	1,750,000	2,157,567
WELLS FARGO + COMPANY	4.9% 17 Nov 2045	290,000	328,217
WESLEYAN UNIVERSITY	4.781% 01 Jul 2116	170,000	180,462
WESTERN GAS PARTNERS LP	5.45% 01 Apr 2044	590,000	626,942
WILLIAMS COS INC	8.75% 15 Mar 2032	730,000	963,600
WILLIAMS PARTNERS LP	4.9% 15 Jan 2045	1,015,000	1,076,785
WYETH LLC	5.95% 01 Apr 2037	835,000	1,119,433
YAMANA GOLD INC	4.95% 15 Jul 2024	410,000	428,915
YAMANA GOLD INC	4.625% 15 Dec 2027	610,000	613,180
ZF NA CAPITAL	4.75% 29 Apr 2025	310,000	328,213

	Total : EXHIBIT K - Long Credit Fund		$239,722,727

n / a - Cost is not applicable

EXHIBIT L - Long Credit Fund

(Managed by Loomis, Sayles and Company)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2017

Schedule H, line 4i-Schedule of Assets (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	21ST CENTURY FOX AMERICA	6.4% 15 Dec 2035	2,166,000		$2,878,515
	21ST CENTURY FOX AMERICA	6.15% 15 Feb 2041	476,000		631,909
	21ST CENTURY FOX AMERICA	6.2% 15 Dec 2034	229,000		295,719
	ABBOTT LABORATORIES	4.75% 30 Nov 2036	1,586,000		1,782,031
	ABBVIE INC	4.5% 14 May 2035	2,474,000		2,717,297
	ABBVIE INC	4.45% 14 May 2046	505,000		548,935
	ABBVIE INC	4.3% 14 May 2036	603,000		646,132
	ABU DHABI CRUDE OIL	4.6% 02 Nov 2047	604,000		621,232
	AETNA INC	6.75% 15 Dec 2037	391,000		536,248
	AFLAC INC	4% 15 Oct 2046	594,000		621,570
	ALABAMA POWER CO	4.15% 15 Aug 2044	1,345,000		1,451,409
	ALIBABA GROUP HOLDING	4.2% 06 Dec 2047	1,099,000		1,144,264
	ALIBABA GROUP HOLDING	4% 06 Dec 2037	1,358,000		1,405,329
	ALIMENTATION COUCHE TARD	4.5% 26 Jul 2047	625,000		650,497
	ALLERGAN FUNDING SCS	4.85% 15 Jun 2044	1,192,000		1,275,946
	AMAZON.COM INC	4.25% 22 Aug 2057	1,496,000		1,631,978
	AMEREN ILLINOIS CO	3.7% 01 Dec 2047	664,000		679,418
	AMEREN ILLINOIS CO	4.15% 15 Mar 2046	882,000		971,819
	AMERICA MOVIL SAB DE CV	6.125% 30 Mar 2040	481,000		611,212
	AMERICA MOVIL SAB DE CV	6.375% 01 Mar 2035	539,000		680,894
	AMERICAN INTL GROUP	3.875% 15 Jan 2035	730,000		732,753
	AMERICAN INTL GROUP	4.5% 16 Jul 2044	1,320,000		1,421,774
	AMGEN INC	4.663% 15 Jun 2051	957,000		1,070,409
	AMGEN INC	5.15% 15 Nov 2041	343,000		411,636
	ANADARKO PETROLEUM CORP	6.45% 15 Sep 2036	1,688,000		2,067,482
	ANDEAVOR	4.5% 01 Apr 2048	854,000		863,678
	ANGLO AMERICAN CAPITAL	4.75% 10 Apr 2027	998,000		1,044,528
	ANHEUSER BUSCH INBEV FIN	4.9% 01 Feb 2046	2,252,000		2,610,043
	ANHEUSER BUSCH INBEV FIN	4.7% 01 Feb 2036	4,110,000		4,595,594
	ANTHEM INC	4.375% 01 Dec 2047	868,000		922,894
	AON PLC	4.75% 15 May 2045	722,000		802,787
	APPALACHIAN POWER CO	4.45% 01 Jun 2045	772,000		856,751
	APPALACHIAN POWER CO	4.4% 15 May 2044	703,000		774,945
	APPALACHIAN POWER CO	7% 01 Apr 2038	830,000		1,181,615
	APPLE INC	3.85% 04 Aug 2046	2,209,000		2,302,151
	APPLE INC	4.65% 23 Feb 2046	2,678,000		3,136,031
	ASTRAZENECA PLC	6.45% 15 Sep 2037	482,000		654,916
	AT+T INC	5.25% 01 Mar 2037	5,950,000		6,292,862
	AT+T INC	4.9% 14 Aug 2037	2,982,000		3,019,557
	AT+T INC	6% 15 Aug 2040	950,000		1,075,108
	AT+T INC	6.375% 01 Mar 2041	555,000		654,676
	AT+T INC	4.35% 15 Jun 2045	1,560,000		1,439,257
	BAKER HUGHES LLC/CO OBL	4.08% 15 Dec 2047	1,216,000		1,236,751
	BANK OF AMERICA CORP	1% 20 Dec 2028	1,550,000		1,550,333
	BANK OF AMERICA CORP	6.11% 29 Jan 2037	2,277,000		2,911,042
	BANK OF AMERICA NA	6% 15 Oct 2036	270,000		352,100
	BARCLAYS PLC	4.95% 10 Jan 2047	709,000		786,753
	BARRICK PD AU FIN PTY LT	5.95% 15 Oct 2039	639,000		797,121
	BAT CAPITAL CORP	4.39% 15 Aug 2037	1,096,000		1,150,913
	BAT CAPITAL CORP	4.54% 15 Aug 2047	1,234,000		1,299,288
	BECTON DICKINSON AND CO	4.669% 06 Jun 2047	976,000		1,056,723
	BERKSHIRE HATHAWAY ENERG	6.125% 01 Apr 2036	2,850,000		3,809,090
	BERKSHIRE HATHAWAY FIN	4.3% 15 May 2043	699,000		781,472
	BNP PARIBAS	3.5% 16 Nov 2027	1,736,000		1,727,940
	BRIGHTHOUSE FINANCIAL IN	4.7% 22 Jun 2047	825,000		841,611
	BROOKLYN UNION GAS CO	4.504% 10 Mar 2046	669,000		762,449
	BURLINGTN NORTH SANTA FE	4.375% 01 Sep 2042	755,000		843,295
	BURLINGTN NORTH SANTA FE	4.45% 15 Mar 2043	1,320,000		1,487,489
	CALIFORNIA ST	7.5% 01 Apr 2034	1,535,000		2,273,059
	CALIFORNIA ST	7.3% 01 Oct 2039	2,060,000		3,073,232
	CANADIAN NATL RESOURCES	4.95% 01 Jun 2047	77,000		86,174
	CANADIAN NATL RESOURCES	6.45% 30 Jun 2033	660,000		807,146
	CANADIAN NATL RESOURCES	6.75% 01 Feb 2039	638,000		821,447
	CANADIAN PACIFIC RR CO	6.125% 15 Sep 2115	773,000		1,032,080
	CBS CORP	3.375% 15 Feb 2028	1,900,000		1,829,741
	CELGENE CORP	5% 15 Aug 2045	338,000		383,491
	CENOVUS ENERGY INC	6.75% 15 Nov 2039	364,000		435,884

	CHARTER COMM OPT LLC/CAP	6.384% 23 Oct 2035	762,000	889,730
	CHARTER COMM OPT LLC/CAP	6.484% 23 Oct 2045	353,000	411,573
	CHARTER COMM OPT LLC/CAP	5.375% 01 May 2047	697,000	714,669
	CISCO SYSTEMS INC	5.5% 15 Jan 2040	1,120,000	1,481,985
	CITIGROUP INC	4.65% 30 Jul 2045	866,000	985,655
	CITIGROUP INC	4.45% 29 Sep 2027	2,219,000	2,349,261
	CITIGROUP INC	4.75% 18 May 2046	850,000	936,997
	CLEVELAND CLINIC FOUND	4.858% 01 Jan 2114	685,000	770,297
	CMS ENERGY CORP	4.875% 01 Mar 2044	340,000	397,262
	COMCAST CORP	4.049% 01 Nov 2052	1,639,000	1,677,072
	COMCAST CORP	7.05% 15 Mar 2033	610,000	848,743
	COMCAST CORP	6.5% 15 Nov 2035	978,000	1,322,201
	COMCAST CORP	6.4% 15 May 2038	233,000	314,639
	COMMONWEALTH EDISON CO	4.6% 15 Aug 2043	207,000	238,170
	CONOCOPHILLIPS	6.5% 01 Feb 2039	899,000	1,258,089
	CONSOLIDATED EDISON CO O	4% 15 Nov 2057	980,000	1,026,039
	CONSOLIDATED EDISON CO O	4.625% 01 Dec 2054	340,000	389,195
	CONSOLIDATED EDISON CO O	6.3% 15 Aug 2037	1,150,000	1,565,608
	CONSOLIDATED EDISON CO O	6.75% 01 Apr 2038	466,000	669,133
	COOPERATIEVE RABOBANK UA	5.25% 04 Aug 2045	460,000	553,620
	COX COMMUNICATIONS INC	4.6% 15 Aug 2047	582,000	587,403
	CSX CORP	6.22% 30 Apr 2040	446,000	593,526
	CSX CORP	4.75% 30 May 2042	721,000	808,039
	CSX CORP	6.15% 01 May 2037	781,000	1,024,758
	CVS HEALTH CORP	5.125% 20 Jul 2045	640,000	733,500
	CVS PASS THROUGH TR 2014	4.163% 11 Aug 2036	702,478	708,140
	DELL INT LLC / EMC CORP	8.1% 15 Jul 2036	1,049,000	1,324,668
	DELMARVA PWR + LIGHT CO	4.15% 15 May 2045	848,000	928,229
	DENVER CO PUBLIC SCHS COPS	7.017% 15 Dec 2037	450,000	618,228
	DEUTSCHE TELEKOM INT FIN	8.75% 15 Jun 2030	860,000	1,272,448
	DEVON ENERGY CORPORATION	5% 15 Jun 2045	347,000	387,095
	DISCOVERY COMMUNICATIONS	5.2% 20 Sep 2047	606,000	632,494
	DOMINION ENERGY GAS HLDG	4.6% 15 Dec 2044	800,000	880,145
	DOMINION ENERGY INC	5.95% 15 Jun 2035	1,385,000	1,749,288
	DOW CHEMICAL CO/THE	7.375% 01 Nov 2029	2,026,000	2,701,898
	DP WORLD LTD	6.85% 02 Jul 2037	350,000	430,523
	DUKE ENERGY CAROLINAS	3.7% 01 Dec 2047	657,000	676,800
	DUKE ENERGY CORP	3.75% 01 Sep 2046	996,000	984,955
	DUKE ENERGY PROGRESS INC	4.15% 01 Dec 2044	908,000	990,396
	EMERA US FINANCE LP	4.75% 15 Jun 2046	1,000,000	1,094,824
	ENERGY TRANSFER PARTNERS	6.125% 15 Dec 2045	850,000	923,029
	ENERGY TRANSFER PARTNERS	6.625% 15 Oct 2036	1,359,000	1,565,456
	ENTERPRISE PRODUCTS OPER	5.1% 15 Feb 2045	1,410,000	1,608,904
	EQT CORP	3.9% 01 Oct 2027	1,741,000	1,730,784
	EXELON CORP	5.1% 15 Jun 2045	260,000	306,887
	EXELON CORP	5.625% 15 Jun 2035	1,360,000	1,671,431
	FEDEX CORP	4.55% 01 Apr 2046	2,184,000	2,398,492
	FIRSTENERGY TRANSMISSION	5.45% 15 Jul 2044	1,595,000	1,894,573
	FLORIDA POWER + LIGHT CO	3.7% 01 Dec 2047	1,495,000	1,558,253
	FORD MOTOR COMPANY	7.45% 16 Jul 2031	1,855,000	2,424,880
	FORTIS INC	3.055% 04 Oct 2026	2,517,000	2,430,276
	GE CAPITAL INTL FUNDING	4.418% 15 Nov 2035	3,793,000	4,104,999
	GENERAL ELECTRIC CO	6.15% 07 Aug 2037	755,000	997,079
	GENERAL ELECTRIC CO	5.875% 14 Jan 2038	455,000	588,400
	GENERAL MOTORS CO	5.15% 01 Apr 2038	1,668,000	1,778,344
	GENERAL MOTORS CO	6.25% 02 Oct 2043	749,000	887,167
	GILEAD SCIENCES INC	4% 01 Sep 2036	825,000	872,791
	GILEAD SCIENCES INC	4.6% 01 Sep 2035	1,259,000	1,418,609
	GILEAD SCIENCES INC	4.75% 01 Mar 2046	1,221,000	1,412,380
	GOLDMAN SACHS GROUP INC	6.25% 01 Feb 2041	901,000	1,214,186
	GOLDMAN SACHS GROUP INC	6.125% 15 Feb 2033	576,000	734,145
	GOLDMAN SACHS GROUP INC	6.75% 01 Oct 2037	2,260,000	3,025,334
	GRUPO TELEVISA SAB	5% 13 May 2045	257,000	262,746
	HALLIBURTON CO	4.75% 01 Aug 2043	605,000	660,555
	HARTFORD FINL SVCS GRP	6.1% 01 Oct 2041	350,000	464,328
	HESS CORP	7.3% 15 Aug 2031	890,000	1,079,352
	HOME DEPOT INC	4.25% 01 Apr 2046	2,889,000	3,226,425
	HSBC HOLDINGS PLC	1% 13 Mar 2028	436,000	454,373
	HSBC HOLDINGS PLC	6.5% 15 Sep 2037	2,750,000	3,616,473
	HUNTINGTON INGALLS INDUS	3.483% 01 Dec 2027	1,499,000	1,495,253
	ILLINOIS ST	5.1% 01 Jun 2033	2,925,000	2,920,145
	INTEL CORP	3.734% 08 Dec 2047	920,000	955,365
	INTERNATIONAL PAPER CO	7.3% 15 Nov 2039	572,000	805,774
	ITC HOLDINGS CORP	5.3% 01 Jul 2043	135,000	162,872
	JOHNSON + JOHNSON	3.75% 03 Mar 2047	1,557,000	1,662,584
	JOHNSON + JOHNSON	3.4% 15 Jan 2038	1,641,000	1,680,815
*	JPMORGAN CHASE + CO	1% 22 Feb 2048	679,000	734,921
*	JPMORGAN CHASE + CO	1% 24 Jul 2038	484,000	497,536
*	JPMORGAN CHASE + CO	1% 15 Nov 2048	1,372,000	1,416,627
*	JPMORGAN CHASE + CO	4.25% 01 Oct 2027	770,000	818,396
*	JPMORGAN CHASE + CO	5.4% 06 Jan 2042	1,125,000	1,412,738
*	JPMORGAN CHASE + CO	6.4% 15 May 2038	1,120,000	1,541,053

	KAISER FOUNDATION HOSPIT	4.15% 01 May 2047	800,000	864,433
	KINDER MORGAN ENER PART	6.5% 01 Feb 2037	1,190,000	1,392,627
	KINDER MORGAN ENER PART	6.95% 15 Jan 2038	200,000	248,669
	KINDER MORGAN INC/DELAWA	5.55% 01 Jun 2045	704,000	770,453
	KRAFT HEINZ FOODS CO	5.2% 15 Jul 2045	570,000	627,010
	KRAFT HEINZ FOODS CO	6.875% 26 Jan 2039	680,000	895,148
	LOCKHEED MARTIN CORP	4.09% 15 Sep 2052	2,166,000	2,267,383
	LOS ANGELES CA DEPT WTR PWR	6.574% 01 Jul 2045	675,000	1,015,889
	LOWE S COS INC	4.05% 03 May 2047	1,638,000	1,743,680
	LYONDELLBASELL IND NV	4.625% 26 Feb 2055	892,000	943,960
	MARATHON PETROLEUM CORP	4.75% 15 Sep 2044	174,000	181,800
	MARATHON PETROLEUM CORP	5% 15 Sep 2054	1,046,000	1,059,342
	MCDONALD S CORP	4.6% 26 May 2045	918,000	1,024,780
	MEDTRONIC INC	4.625% 15 Mar 2045	1,780,000	2,073,792
	MERCK + CO INC	4.15% 18 May 2043	1,560,000	1,744,343
	MET TRANSPRTN AUTH NY REVENUE	6.814% 15 Nov 2040	1,000,000	1,429,210
*	METLIFE INC	4.721% 15 Dec 2044	1,090,000	1,267,161
*	METLIFE INC	6.4% 15 Dec 2066	1,015,000	1,167,565
	MEXICHEM SAB DE CV	5.5% 15 Jan 2048	684,000	666,045
	MICROSOFT CORP	3.7% 08 Aug 2046	2,919,000	3,043,090
	MICROSOFT CORP	3.75% 12 Feb 2045	3,387,000	3,568,188
	MORGAN STANLEY	1% 22 Jul 2038	2,037,000	2,109,302
	MORGAN STANLEY	4.3% 27 Jan 2045	899,000	969,641
	MOSAIC CO	5.625% 15 Nov 2043	133,000	143,303
	MPLX LP	5.2% 01 Mar 2047	442,000	485,062
	NBCUNIVERSAL MEDIA LLC	5.95% 01 Apr 2041	1,705,000	2,222,424
	NEW JERSEY ST TRANSPRTN TRUST	5.754% 15 Dec 2028	265,000	304,228
	NEW JERSEY ST TURNPIKE AUTH	7.102% 01 Jan 2041	650,000	971,055
	NEW YORK CITY NY MUNI WTR FIN	5.724% 15 Jun 2042	225,000	304,972
*	NEW YORK LIFE INSURANCE	6.75% 15 Nov 2039	679,000	981,625
	NEW YORK NY	5.985% 01 Dec 2036	1,000,000	1,291,150
	NEW YORK ST DORM AUTH ST PERSO	5.427% 15 Mar 2039	600,000	737,994
	NEXEN ENERGY ULC	6.4% 15 May 2037	1,135,000	1,480,352
	NISOURCE INC	5.95% 15 Jun 2041	574,000	735,997
	NISOURCE INC	5.8% 01 Feb 2042	441,000	546,408
	NISOURCE INC	5.25% 15 Feb 2043	554,000	663,383
	NOBLE ENERGY INC	4.95% 15 Aug 2047	1,732,000	1,853,513
	NORFOLK SOUTHERN CORP	4.45% 15 Jun 2045	822,000	916,428
	NORTHROP GRUMMAN CORP	4.03% 15 Oct 2047	2,482,000	2,593,947
	NORTHWELL HEALTHCARE INC	4.26% 01 Nov 2047	772,000	789,466
	NORTHWESTERN MUTUAL LIFE	3.85% 30 Sep 2047	685,000	694,423
	NOVARTIS CAPITAL CORP	4% 20 Nov 2045	1,546,000	1,679,401
	NY + PRESBYTERIAN HOSPIT	4.763% 01 Aug 2116	740,000	787,848
	OHIO ST UNIV	4.8% 31 Dec 2099	430,000	482,998
	ONCOR ELECTRIC DELIVERY	3.8% 30 Sep 2047	990,000	1,028,509
	ONEOK PARTNERS LP	6.85% 15 Oct 2037	847,000	1,056,645
	ORACLE CORP	4% 15 Jul 2046	1,229,000	1,307,669
	ORACLE CORP	3.8% 15 Nov 2037	2,782,000	2,917,680
	ORACLE CORP	6.125% 08 Jul 2039	687,000	943,474
	ORACLE CORP	5.375% 15 Jul 2040	1,333,000	1,685,348
	ORANGE SA	9% 01 Mar 2031	674,000	1,011,199
	PACIFIC GAS + ELECTRIC	6.05% 01 Mar 2034	1,874,000	2,362,066
	PARTNERS HEALTHCARE SYST	3.765% 01 Jul 2048	836,000	830,262
	PETROLEOS MEXICANOS	5.625% 23 Jan 2046	1,345,000	1,244,798
	PETROLEOS MEXICANOS	6.5% 02 Jun 2041	2,650,000	2,725,525
	PFIZER INC	4.4% 15 May 2044	585,000	671,477
	PFIZER INC	7.2% 15 Mar 2039	475,000	728,431
	PHILLIPS 66	4.875% 15 Nov 2044	525,000	601,328
	PLAINS ALL AMER PIPELINE	4.9% 15 Feb 2045	1,150,000	1,104,322
	PORT AUTH OF NEW YORK NEW JE	4.926% 01 Oct 2051	1,185,000	1,464,210
	PPL CAPITAL FUNDING INC	5% 15 Mar 2044	424,000	491,287
	PROCTER + GAMBLE CO/THE	3.5% 25 Oct 2047	965,000	974,410
	PROGRESS ENERGY INC	7.75% 01 Mar 2031	1,781,000	2,492,795
	PROGRESS ENERGY INC	7% 30 Oct 2031	476,000	636,073
*	PRUDENTIAL FINANCIAL INC	3.935% 07 Dec 2049	1,228,000	1,255,521
*	PRUDENTIAL FINANCIAL INC	5.7% 14 Dec 2036	600,000	755,429
	PUBLIC SERVICE ELECTRIC	3.6% 01 Dec 2047	1,290,000	1,320,877

REPUBLIC OF CHILE	3.86% 21 Jun 2047	820,000	842,140
REPUBLIC OF COLOMBIA	5% 15 Jun 2045	2,219,000	2,346,593
REPUBLIC OF PANAMA	4.5% 15 May 2047	822,000	884,883
REPUBLIC OF PHILIPPINES	3.95% 20 Jan 2040	1,655,000	1,703,659
REPUBLICA ORIENT URUGUAY	5.1% 18 Jun 2050	1,562,000	1,733,820
REYNOLDS AMERICAN INC	5.7% 15 Aug 2035	770,000	917,829
SEMPRA ENERGY	6% 15 Oct 2039	1,608,000	2,074,835
SHELL INTERNATIONAL FIN	4% 10 May 2046	3,395,000	3,615,848
SHELL INTERNATIONAL FIN	6.375% 15 Dec 2038	246,000	342,955
SIMON PROPERTY GROUP LP	3.375% 01 Dec 2027	4,108,000	4,127,027
SOUTHERN CAL EDISON	4% 01 Apr 2047	982,000	1,054,735
SOUTHERN COPPER CORP	7.5% 27 Jul 2035	545,000	740,671
SSGA	G STIFF ERISA QUALIFIED	2,115,749	2,115,749
SUNCOR ENERGY INC	4% 15 Nov 2047	625,000	639,649
SUNCOR ENERGY INC	6.8% 15 May 2038	571,000	786,971
SUNOCO LOGISTICS PARTNER	5.4% 01 Oct 2047	250,000	251,688
TARGET CORP	3.9% 15 Nov 2047	1,781,000	1,812,840
TELEFONICA EMISIONES SAU	5.213% 08 Mar 2047	130,000	147,531
TELEFONICA EMISIONES SAU	7.045% 20 Jun 2036	1,014,000	1,360,401
TENNESSEE GAS PIPELINE	7.625% 01 Apr 2037	145,000	186,978
TEXAS ST TRANSPRTN COMMISSION	5.178% 01 Apr 2030	675,000	810,972
TIME WARNER CABLE LLC	5.5% 01 Sep 2041	1,845,000	1,923,021
TIME WARNER INC	5.375% 15 Oct 2041	617,000	682,454
TRANSCANADA PIPELINES	7.25% 15 Aug 2038	483,000	704,944
TRANSCANADA PIPELINES	7.625% 15 Jan 2039	825,000	1,242,981
TRAVELERS COS INC	4% 30 May 2047	552,000	587,793
TRAVELERS COS INC	6.25% 15 Jun 2037	250,000	340,645
TREASURY BILL	0.01% 26 Apr 2018	500,000	498,235
UNION PACIFIC CORP	3.6% 15 Sep 2037	1,887,000	1,955,051
UNION PACIFIC CORP	4.375% 15 Nov 2065	1,100,000	1,201,254
UNITED MEXICAN STATES	4.6% 10 Feb 2048	419,000	413,763
UNITED MEXICAN STATES	6.75% 27 Sep 2034	3,895,000	5,063,500
UNITED MEXICAN STATES	6.05% 11 Jan 2040	1,000,000	1,178,000
UNITED PARCEL SERVICE	3.75% 15 Nov 2047	2,576,000	2,659,737
UNITED TECHNOLOGIES CORP	3.75% 01 Nov 2046	696,000	697,108
UNITED TECHNOLOGIES CORP	6.125% 15 Jul 2038	1,040,000	1,378,739
UNITEDHEALTH GROUP INC	3.75% 15 Oct 2047	1,086,000	1,108,011
UNITEDHEALTH GROUP INC	5.95% 15 Feb 2041	846,000	1,127,385
UNIV OF CALIFORNIA CA REVENUES	4.767% 15 May 2115	551,000	602,458
UNIV OF CALIFORNIA CA REVENUES	5.946% 15 May 2045	400,000	523,876
UNIV OF CALIFORNIA CA RGTS MED	6.548% 15 May 2048	1,000,000	1,417,790
UNIV OF VIRGINIA VA UNIV REVEN	4.179% 01 Sep 2117	782,000	815,485
US 10YR NOTE (CBT)MAR18	XCBT 20180320	(3,600,000)	5,930
US 10YR ULTRA FUT MAR18	XCBT 20180320	(3,300,000)	24,234
US DOLLAR		2,902,322	2,902,322
US LONG BOND(CBT) MAR18	XCBT 20180320	1,700,000	(4,781)
US TREASURY N/B	2.75% 15 Aug 2047	1,644,000	1,646,055
US TREASURY N/B	2.25% 15 Nov 2027	3,158,000	3,113,467
US ULTRA BOND CBT MAR18	XCBT 20180320	1,600,000	20,344
VALE OVERSEAS LIMITED	8.25% 17 Jan 2034	956,000	1,263,115
VALE OVERSEAS LIMITED	6.875% 21 Nov 2036	1,522,000	1,864,450
VALERO ENERGY CORP	6.625% 15 Jun 2037	820,000	1,080,689
VERIZON COMMUNICATIONS	5.25% 16 Mar 2037	1,040,000	1,143,669
VERIZON COMMUNICATIONS	4.272% 15 Jan 2036	1,340,000	1,333,035
VERIZON COMMUNICATIONS	4.522% 15 Sep 2048	2,900,000	2,855,479
VERIZON COMMUNICATIONS	4.672% 15 Mar 2055	1,283,000	1,238,665
VERIZON COMMUNICATIONS	4.75% 01 Nov 2041	2,410,000	2,456,889
VIACOM INC	4.375% 15 Mar 2043	615,000	532,397
VODAFONE GROUP PLC	4.375% 19 Feb 2043	250,000	257,687
VULCAN MATERIALS CO	4.5% 15 Jun 2047	1,055,000	1,077,164
WALGREENS BOOTS ALLIANCE	4.8% 18 Nov 2044	520,000	559,856
WALMART INC	3.625% 15 Dec 2047	784,000	821,356
WASHINGTON ST	5.481% 01 Aug 2039	650,000	836,102
WELLS FARGO + COMPANY	4.75% 07 Dec 2046	2,089,000	2,334,748
WELLS FARGO + COMPANY	4.9% 17 Nov 2045	1,900,000	2,150,388
WESLEYAN UNIVERSITY	4.781% 01 Jul 2116	915,000	971,309
WEYERHAEUSER CO	7.375% 15 Mar 2032	590,000	814,955
WEYERHAEUSER CO	6.875% 15 Dec 2033	330,000	433,967
WILLIAMS PARTNERS LP	6.3% 15 Apr 2040	1,837,000	2,259,399
WYETH LLC	5.95% 01 Apr 2037	131,000	175,624
XCEL ENERGY INC	6.5% 01 Jul 2036	852,000	1,150,976

	Total : EXHIBIT L - Long Credit Fund		$362,480,767

n / a - Cost is not applicable

EXHIBIT M - Interest Income Fund

(Managed by various investment companies)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2017

Schedule H, line 4i-Schedule of Assets (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	21ST CENTURY FOX AMERICA	7.75% 20 Jan 2024	100,000		$123,722
	90DAY EUR FUTR DEC18	XCME 20181217	26,500,000		(11,233)
	90DAY EUR FUTR DEC19	XCME 20191216	(26,500,000)		12,558
	ABBVIE INC	3.6% 14 May 2025	150,000		154,211
	AEP TEXAS INC	2.4% 01 Oct 2022	110,000		108,365
	AETNA INC	2.8% 15 Jun 2023	30,000		29,525
	AETNA INC	3.5% 15 Nov 2024	68,000		69,035
	AETNA INC	2.75% 15 Nov 2022	120,000		118,838
	AIR LEASE CORP	3.625% 01 Apr 2027	20,000		19,984
	AIR LIQUIDE FINANCE	1.75% 27 Sep 2021	210,000		203,653
	ALABAMA POWER CO	5.2% 01 Jun 2041	47,000		56,538
	ALIBABA GROUP HOLDING	3.4% 06 Dec 2027	450,000		449,887
	ALLERGAN FUNDING SCS	2.35% 12 Mar 2018	1,115,000		1,115,883
	ALLERGAN FUNDING SCS	3.8% 15 Mar 2025	470,000		478,482
	ALLERGAN FUNDING SCS	3.85% 15 Jun 2024	70,000		71,732
	ALLERGAN SALES LLC	5% 15 Dec 2021	140,000		149,727
	ALTRIA GROUP INC	2.85% 09 Aug 2022	65,000		65,427
	AMAZON.COM INC	3.15% 22 Aug 2027	70,000		70,105
	AMERICAN EXPRESS CREDIT ACCOUN	2.04% 15 May 2023	1,468,000		1,460,929
	ANADARKO PETROLEUM CORP	5.55% 15 Mar 2026	400,000		448,794
	ANDEAVOR LOGIS LP/CORP	3.5% 01 Dec 2022	45,000		44,915
	ANDEAVOR LOGIS LP/CORP	4.25% 01 Dec 2027	25,000		25,215
	ANDEAVOR LOGIS LP/CORP	6.25% 15 Oct 2022	104,000		110,341
	ANHEUSER BUSCH INBEV FIN	2.65% 01 Feb 2021	655,000		658,287
	ANTHEM INC	2.95% 01 Dec 2022	100,000		100,042
	ANTHEM INC	3.65% 01 Dec 2027	225,000		229,349
	ANTHEM INC	2.5% 21 Nov 2020	40,000		39,916
	AON PLC	3.875% 15 Dec 2025	180,000		188,199
	APPLE INC	2.1% 12 Sep 2022	5,000		4,906
	APPLE INC	3.2% 11 May 2027	105,000		106,334
	APPLE INC	3.35% 09 Feb 2027	195,000		199,753
	APPLIED MATERIALS INC	3.9% 01 Oct 2025	10,000		10,614
	AT+T INC	4.3% 15 Feb 2030	2,403,000		2,396,283
	AUSTRALIAN DOLLAR	FOREIGN CURRENCY	205		161
	AUTODESK INC	3.5% 15 Jun 2027	30,000		29,428
	AVIATION CAPITAL GROUP	2.875% 17 Sep 2018	420,000		421,409
	AVNET INC	4.625% 15 Apr 2026	30,000		30,941
	BAE SYSTEMS HOLDINGS INC	3.85% 15 Dec 2025	65,000		67,409
	BANC OF AMERICA MERRILL LYNCH	1% 15 Nov 2032	1,130,000		1,130,000
	BANK	3.435% 15 Sep 2060	370,000		378,377
	BANK OF AMERICA CORP	1% 01 Oct 2025	520,000		518,808
	BANK OF AMERICA CORP	1% 24 Apr 2023	180,000		180,265
	BANK OF AMERICA CORP	2.503% 21 Oct 2022	920,000		910,212
	BANK OF AMERICA CORP	4% 22 Jan 2025	55,000		57,220
	BANK OF AMERICA CORP	1.95% 12 May 2018	213,000		213,017
	BANK OF AMERICA CORP	2% 11 Jan 2018	277,000		277,006
	BANK OF AMERICA CORP	3.3% 11 Jan 2023	460,000		470,580
	BANK OF AMERICA CORP	6.875% 25 Apr 2018	97,000		98,482
	BANK OF AMERICA CORP	5.65% 01 May 2018	340,000		344,057
	BANK OF NEW YORK MELLON	3.4% 15 May 2024	245,000		254,232
	BANK OF NY MELLON CORP	3.3% 23 Aug 2029	50,000		49,842
	BANK OF NY MELLON CORP	1% 07 Feb 2028	644,000		658,262
	BANK OF NY MELLON CORP	3% 30 Oct 2028	85,000		82,629
	BARCLAYS BANK PLC	5.14% 14 Oct 2020	180,000		190,612
	BARCLAYS PLC	4.836% 09 May 2028	200,000		208,168
	BARCLAYS PLC	3.2% 10 Aug 2021	200,000		201,076
	BARCLAYS PLC	4.375% 12 Jan 2026	200,000		208,044
	BARCLAYS PLC	5.2% 12 May 2026	280,000		298,581
	BAT CAPITAL CORP	3.557% 15 Aug 2027	120,000		120,156
	BAYER US FINANCE LLC	3% 08 Oct 2021	380,000		383,901
	BECTON DICKINSON AND CO	2.675% 15 Dec 2019	61,000		61,220
	BECTON DICKINSON AND CO	3.734% 15 Dec 2024	47,000		48,137
	BERKSHIRE HATHAWAY INC	3.125% 15 Mar 2026	70,000		70,792
	BERKSHIRE HATHAWAY INC	2.75% 15 Mar 2023	100,000		100,653
	BLACK HILLS CORP	3.15% 15 Jan 2027	40,000		38,980
	BNK OF TKYO-MTBSHI L	1.7% 25 Jan 2018	2,470,000		2,470,000
	BNP PARIBAS	4.625% 13 Mar 2027	200,000		213,356
	BOSTON PROPERTIES LP	2.75% 01 Oct 2026	100,000		94,336
	BPCE SA	3.5% 23 Oct 2027	250,000		245,998
	BPCE SA	3% 22 May 2022	250,000		249,862
	BRANCH BANKING + TRUST	3.625% 16 Sep 2025	250,000		259,169
	BROADCOM CRP / CAYMN FI	3.125% 15 Jan 2025	325,000		310,689
	BROADCOM CRP / CAYMN FI	3.625% 15 Jan 2024	220,000		218,765
	BROADCOM CRP / CAYMN FI	3% 15 Jan 2022	530,000		525,511
	BRSRKFNM2 IRS USD P F 2.39500	2.395% 09 Feb 2046	(1,135,000)		(1,109,022)
	BRSRKFNM2 IRS USD R V 03MLIBOR	1% 09 Feb 2046	1,135,000		1,135,000
	BRT48SMC1 IRS USD P F 1.80000	1.8% 19 Aug 2046	(742,000)		(623,932)
	BRT48SMC1 IRS USD R V 03MLIBOR	1% 19 Aug 2046	742,000		742,000
	BRTDCHBU2 CDS USD P V 03MEVENT	1% 20 Dec 2022	(435,000)		(435,000)
	BRTDCHBU2 CDS USD R F 1.00000	1% 20 Dec 2022	435,000		447,156
	BRTDCHBW8 CDS USD P V 03MEVENT	1% 20 Dec 2022	(65,000)		(65,000)
	BRTDCHBW8 CDS USD R F 1.00000	1% 20 Dec 2022	65,000		67,337
	BRTDD19G0 CDS USD P V 03MEVENT	1% 20 Dec 2022	(140,000)		(140,000)
	BRTDD19G0 CDS USD R F 1.00000	1% 20 Dec 2022	140,000		145,685
	BRTDD19K1 CDS USD P V 03MEVENT	1% 20 Dec 2022	(100,000)		(100,000)
	BRTDD19K1 CDS USD R F 1.00000	1% 20 Dec 2022	100,000		104,172
	BRTDD19N5 CDS USD P V 03MEVENT	1% 20 Dec 2022	(135,000)		(135,000)
	BRTDD19N5 CDS USD R F 1.00000	1% 20 Dec 2022	135,000		140,341
	BRTDD19R6 CDS USD P V 03MEVENT	1% 20 Dec 2022	(40,000)		(40,000)
	BRTDD19R6 CDS USD R F 1.00000	1% 20 Dec 2022	40,000		41,552
	BRTDD19U9 CDS USD P V 03MEVENT	1% 20 Dec 2022	(65,000)		(65,000)
	BRTDD19U9 CDS USD R F 1.00000	1% 20 Dec 2022	65,000		66,241
	BRTDD9U87 CDS USD P V 03MEVENT	1% 20 Dec 2022	(200,000)		(200,000)

BRTDD9U87 CDS USD R F 1.00000	1% 20 Dec 2022	200,000	204,538
BRTDSD457 IRS USD P F 1.87500	1.875% 31 May 2022	(5,490,000)	(5,462,933)
BRTDSD457 IRS USD R V 12MFEDL	1% 31 May 2022	5,490,000	5,490,000
BRTEAWE69 IRS USD P F 2.60160	2.601% 15 Nov 2043	(1,350,000)	(1,354,526)
BRTEAWE69 IRS USD R V 03MLIBOR	1% 15 Nov 2043	1,350,000	1,350,000
BUCKEYE PARTNERS LP	4.125% 01 Dec 2027	10,000	9,888
BWAY MORTGAGE TRUST	2.809% 10 Mar 2033	1,032,935	1,033,706
CANADIAN DOLLAR	FOREIGN CURRENCY	63,526	50,701
CAPITAL ONE BANK USA NA	2.15% 21 Nov 2018	950,000	950,025
CAPITAL ONE BANK USA NA	2.25% 13 Feb 2019	515,000	514,323
CAPITAL ONE FINANCIAL CO	3.75% 28 Jul 2026	75,000	74,685
CAPITAL ONE NA	2.35% 31 Jan 2020	760,000	757,712
CBS CORP	3.7% 01 Jun 2028	95,000	93,687
CC HOLDINGS GS V LLC/CRO	3.849% 15 Apr 2023	609,000	628,298
CD COMMERCIAL MORTGAGE TRUST	3.431% 15 Aug 2050	280,000	287,165
CGDBB COMMERCIAL MORTGAGE TRUS	1% 15 Jul 2032	1,120,000	1,119,999
CGRBS COMMERCIAL MORTGAGE TRUS	1% 13 Mar 2035	500,000	510,823
CHARTER COMM OPT LLC/CAP	3.75% 15 Feb 2028	410,000	392,865
CHARTER COMM OPT LLC/CAP	4.2% 15 Mar 2028	340,000	337,474
CHARTER COMM OPT LLC/CAP	4.908% 23 Jul 2025	120,000	127,582
CHEVRON CORP	2.895% 03 Mar 2024	95,000	95,844
CHUBB INA HOLDINGS INC	3.35% 15 May 2024	250,000	257,501
CIGNA CORP	3.25% 15 Apr 2025	200,000	200,975
CIMAREX ENERGY CO	3.9% 15 May 2027	230,000	235,179
CIMAREX ENERGY CO	4.375% 01 Jun 2024	258,000	273,784
CISCO SYSTEMS INC	2.2% 20 Sep 2023	35,000	34,300
CITIBANK CREDIT CARD ISSUANCE	1% 22 Apr 2026	800,000	809,167
CITIBANK NA	1.85% 18 Sep 2019	510,000	506,864
CITIGROUP COMMERCIAL MORTGAGE	1% 15 Sep 2048	765,000	782,128
CITIGROUP INC	1% 24 Jul 2023	190,000	189,048
CITIGROUP INC	1.8% 05 Feb 2018	1,395,000	1,394,854
CITIGROUP INC	2.05% 07 Dec 2018	353,000	352,631
CITIGROUP INC	2.5% 29 Jul 2019	415,000	416,274
CITIZENS BANK NA/RI	2.2% 26 May 2020	250,000	248,256
CITIZENS FINANCIAL GROUP	2.375% 28 Jul 2021	30,000	29,607
CMS ENERGY CORP	3% 15 May 2026	60,000	58,909
CNH EQUIPMENT TRUST	1.63% 15 Aug 2021	430,000	427,794
COMCAST CORP	3.15% 15 Feb 2028	290,000	290,927
COMCAST CORP	3.3% 01 Feb 2027	40,000	40,808
COMCAST CORP	2.35% 15 Jan 2027	77,000	72,719
COMM MORTGAGE TRUST	3.63% 10 Oct 2048	555,000	577,858
COMM MORTGAGE TRUST	3.528% 10 Dec 2047	600,000	619,522
COMM MORTGAGE TRUST	3.178% 10 Feb 2035	980,000	987,028
COMM MORTGAGE TRUST	3.445% 10 Jul 2048	630,000	647,857
COMM MORTGAGE TRUST	1% 10 Aug 2049	1,235,000	1,281,599
COMM MORTGAGE TRUST	1% 13 Feb 2032	1,520,000	1,521,408
COMM MORTGAGE TRUST	3.961% 10 Mar 2047	890,000	938,752
CONCHO RESOURCES INC	3.75% 01 Oct 2027	445,000	450,810
CONSTELLATION BRANDS INC	3.5% 09 May 2027	65,000	66,321
CORE INDUSTRIAL TRUST	3.04% 10 Feb 2034	100,000	101,583
CORE INDUSTRIAL TRUST	3.077% 10 Feb 2034	930,000	944,972
CORP FINANCIERA DE DESAR	4.75% 15 Jul 2025	320,000	340,640
COX COMMUNICATIONS INC	3.15% 15 Aug 2024	330,000	325,012
CRED SUIS GP FUN LTD	2.75% 26 Mar 2020	500,000	501,949
CREDIT ACCEPTANCE AUTO LOAN TR	2.4% 15 Feb 2023	0	—
CREDIT AGRICOLE LONDON	3.25% 04 Oct 2024	270,000	268,184
CREDIT AGRICOLE LONDON	3.375% 10 Jan 2022	290,000	294,524
CREDIT SUISSE MORTGAGE TRUST	3.639% 15 Nov 2034	1,100,000	1,144,664
CROWN CASTLE INTL CORP	4% 01 Mar 2027	105,000	107,355
CROWN CASTLE INTL CORP	2.25% 01 Sep 2021	110,000	108,145
CROWN CASTLE INTL CORP	3.4% 15 Feb 2021	20,000	20,425
CROWN CASTLE INTL CORP	3.7% 15 Jun 2026	25,000	24,983
CSX CORP	3.25% 01 Jun 2027	190,000	189,815
CSX CORP	2.6% 01 Nov 2026	70,000	66,799
CURRENCY CONTRACT	USD/EUR		(343,971)
CURRENCY CONTRACT	USD/JPY		30,306
DELPHI CORP	4.15% 15 Mar 2024	98,000	103,490
DEUTSCHE BANK AG LONDON	1.875% 13 Feb 2018	109,000	108,984
DEUTSCHE BANK NY	1% 01 Dec 2032	240,000	239,160
DEUTSCHE TELEKOM INT FIN	1.95% 19 Sep 2021	430,000	418,143
DISCOVER BANK	2.6% 13 Nov 2018	330,000	331,120
DISCOVER BANK	3.1% 04 Jun 2020	250,000	252,967
DISCOVER FINANCIAL SVS	3.75% 04 Mar 2025	45,000	45,297
DISCOVERY COMMUNICATIONS	3.95% 20 Mar 2028	185,000	184,011
DISCOVERY COMMUNICATIONS	2.95% 20 Mar 2023	420,000	415,664
DISCOVERY COMMUNICATIONS	2.2% 20 Sep 2019	70,000	69,677
DOMINION ENERGY INC	2.579% 01 Jul 2020	70,000	70,029
DORIC NIMROD 2013 1 CL A	5.25% 30 May 2025	333,025	350,625
DTE ENERGY CO	3.3% 15 Jun 2022	500,000	507,376
DUKE ENERGY CAROLINAS	2.95% 01 Dec 2026	40,000	39,700
DUKE ENERGY CORP	2.4% 15 Aug 2022	345,000	338,960
DUKE ENERGY CORP	3.15% 15 Aug 2027	20,000	19,855
DUKE ENERGY CORP	3.75% 15 Apr 2024	110,000	114,885
DUKE ENERGY CORP	3.55% 15 Sep 2021	380,000	392,172
DUKE ENERGY FLORIDA LLC	2.1% 15 Dec 2019	60,000	59,951
DXC TECHNOLOGY CO	2.875% 27 Mar 2020	35,000	35,170
E.I. DU PONT DE NEMOURS	2.2% 01 May 2020	90,000	89,921
EASTMAN CHEMICAL CO	3.8% 15 Mar 2025	174,000	181,410
ECOPETROL SA	4.125% 16 Jan 2025	295,000	296,475
EMERA US FINANCE LP	2.15% 15 Jun 2019	30,000	29,883
ENEL FINANCE INTL NV	2.875% 25 May 2022	255,000	254,307
ENERGY TRANSFER PARTNERS	4.05% 15 Mar 2025	9,000	8,993
ENERGY TRANSFER PARTNERS	4.75% 15 Jan 2026	90,000	93,373
ENERGY TRANSFER PARTNERS	4.9% 01 Feb 2024	30,000	31,725
ENLINK MIDSTREAM PARTNER	2.7% 01 Apr 2019	80,000	79,928
ENTERGY CORP	2.95% 01 Sep 2026	70,000	68,106
ENTERGY CORP	4% 15 Jul 2022	285,000	297,524
ENTERGY TEXAS INC	3.45% 01 Dec 2027	120,000	121,603
EOG RESOURCES INC	4.15% 15 Jan 2026	116,000	123,459
EQUIFAX INC	2.3% 01 Jun 2021	40,000	39,044
EURO BUND FUTURE MAR18	XEUR 20180308	(800,000)	17,580
EURO CURRENCY	FOREIGN CURRENCY	21,755,485	26,123,991
EURO OAT FUTURE MAR18	XEUR 20180308	(800,000)	22,863
EVERSOURCE ENERGY	2.9% 01 Oct 2024	115,000	114,125
EXELON CORP	2.45% 15 Apr 2021	10,000	9,955
EXELON CORP	3.4% 15 Apr 2026	25,000	25,008
EXELON CORP	2.85% 15 Jun 2020	100,000	100,932

FANNIE MAE	1% 25 Aug 2046	1,137,780	1,143,025
FANNIE MAE	4.5% 25 Jan 2041	1,540,000	1,695,438
FANNIE MAE	4% 25 Feb 2041	2,708,737	2,840,587
FANNIE MAE	0.01% 15 May 2030	1,350,000	930,759
FANNIEMAE ACES	1% 25 Dec 2026	290,000	284,192
FANNIEMAE ACES	1% 25 May 2027	500,000	505,916
FANNIEMAE STRIPS	0.01% 15 May 2029	1,155,000	824,113
FED HM LN PC POOL A32162	5% 01 Mar 2035	47,805	51,371
FED HM LN PC POOL A90196	4.5% 01 Dec 2039	36,777	39,245
FED HM LN PC POOL A93534	4% 01 Aug 2040	41,184	43,235
FED HM LN PC POOL A93851	4% 01 Sep 2040	109,123	115,352
FED HM LN PC POOL A94779	4% 01 Nov 2040	53,676	56,876
FED HM LN PC POOL A94977	4% 01 Nov 2040	50,775	53,802
FED HM LN PC POOL A95144	4% 01 Nov 2040	50,073	53,058
FED HM LN PC POOL A95923	4% 01 Oct 2040	52,847	55,999
FED HM LN PC POOL C00748	6% 01 Apr 2029	417	472
FED HM LN PC POOL C03608	3.5% 01 Dec 2040	167,421	172,770
FED HM LN PC POOL C03811	3.5% 01 Apr 2042	431,438	446,885
FED HM LN PC POOL C04320	3% 01 Dec 2042	374,760	376,826
FED HM LN PC POOL G01838	5% 01 Jul 2035	640,112	694,405
FED HM LN PC POOL G01840	5% 01 Jul 2035	496,207	538,309
FED HM LN PC POOL G07106	3.5% 01 Aug 2042	96,589	99,816
FED HM LN PC POOL G07613	6% 01 Apr 2039	262,829	301,848
FED HM LN PC POOL G07642	5% 01 Oct 2041	127,715	139,554
FED HM LN PC POOL G07786	4% 01 Aug 2044	794,048	842,667
FED HM LN PC POOL G07848	3.5% 01 Apr 2044	414,713	429,534
FED HM LN PC POOL G07962	5% 01 Nov 2041	712,755	779,431
FED HM LN PC POOL G08624	4% 01 Jan 2045	0	—
FED HM LN PC POOL G08655	4% 01 Jul 2045	0	—
FED HM LN PC POOL G08672	4% 01 Oct 2045	0	—
FED HM LN PC POOL G08688	4% 01 Jan 2046	0	—
FED HM LN PC POOL G08728	4% 01 Oct 2046	0	—
FED HM LN PC POOL G08738	3.5% 01 Dec 2046	0	—
FED HM LN PC POOL G08741	3% 01 Jan 2047	1,347,086	1,348,394
FED HM LN PC POOL G08742	3.5% 01 Jan 2047	0	—
FED HM LN PC POOL G08747	3% 01 Feb 2047	2,718,465	2,720,731
FED HM LN PC POOL G08756	3% 01 Apr 2047	964,093	964,980
FED HM LN PC POOL G14989	2.5% 01 Feb 2024	13,503	13,552
FED HM LN PC POOL G15520	3% 01 Jul 2030	191,139	194,940
FED HM LN PC POOL G60018	4.5% 01 Dec 2043	281,988	301,832
FED HM LN PC POOL G60138	3.5% 01 Aug 2045	156,600	162,203
FED HM LN PC POOL G60148	4.5% 01 Jul 2045	0	—
FED HM LN PC POOL G60198	4.5% 01 Sep 2044	0	—
FED HM LN PC POOL G60250	3.5% 01 Oct 2045	0	—
FED HM LN PC POOL G60393	3.5% 01 Jan 2046	136,702	141,002
FED HM LN PC POOL G60561	3.5% 01 May 2046	112,102	115,609
FED HM LN PC POOL G60658	3.5% 01 Jul 2046	585,397	606,345
FED HM LN PC POOL G60718	3% 01 Sep 2046	165,001	165,325
FED HM LN PC POOL G60729	4% 01 Sep 2046	6,032	6,365
FED HM LN PC POOL G60968	3.5% 01 Mar 2047	292,031	302,358
FED HM LN PC POOL G61177	3% 01 Aug 2043	299,474	301,798
FED HM LN PC POOL G61178	3.5% 01 Oct 2047	199,547	206,927
FED HM LN PC POOL G67702	4% 01 Jan 2047	2,481,768	2,622,211
FED HM LN PC POOL G67704	4% 01 Aug 2047	732,178	776,543
FED HM LN PC POOL J00625	5% 01 Dec 2020	6,971	7,190
FED HM LN PC POOL J12438	4.5% 01 Jun 2025	300,486	314,614
FED HM LN PC POOL J31418	2.5% 01 May 2030	113,342	113,269
FED HM LN PC POOL J31689	3% 01 May 2030	221,362	225,974
FED HM LN PC POOL J32181	3% 01 Jul 2030	22,640	23,112
FED HM LN PC POOL J32204	2.5% 01 Jul 2030	41,685	41,651
FED HM LN PC POOL J32209	2.5% 01 Jul 2030	38,379	38,354
FED HM LN PC POOL J32436	3% 01 Aug 2030	26,787	27,320
FED HM LN PC POOL J32491	2.5% 01 Jul 2030	9,126	9,116
FED HM LN PC POOL Q00093	4% 01 Apr 2041	2,669	2,803
FED HM LN PC POOL Q00804	4.5% 01 May 2041	104,730	111,659
FED HM LN PC POOL Q00959	4.5% 01 May 2041	115,169	122,889
FED HM LN PC POOL Q03841	4% 01 Oct 2041	52,062	54,854
FED HM LN PC POOL Q04022	4% 01 Oct 2041	50,043	53,027
FED HM LN PC POOL Q07417	3.5% 01 Apr 2042	91,402	94,456
FED HM LN PC POOL Q07896	3.5% 01 May 2042	7,113	7,340
FED HM LN PC POOL Q10724	3.5% 01 Aug 2042	192,698	198,855
FED HM LN PC POOL Q11750	3.5% 01 Oct 2042	56,839	58,657
FED HM LN PC POOL Q11909	3.5% 01 Oct 2042	19,507	20,094
FED HM LN PC POOL Q12162	3.5% 01 Aug 2042	38,391	39,674
FED HM LN PC POOL Q13134	3.5% 01 Nov 2042	218,401	225,386
FED HM LN PC POOL Q14866	3% 01 Jan 2043	399,098	401,339
FED HM LN PC POOL Q16403	3% 01 Mar 2043	265,203	266,733
FED HM LN PC POOL Q16673	3% 01 Mar 2043	647,369	651,105
FED HM LN PC POOL Q17039	3% 01 Mar 2043	308,065	309,842
FED HM LN PC POOL Q17095	3% 01 Apr 2043	200,584	201,742
FED HM LN PC POOL Q17122	3% 01 Apr 2043	195,463	196,571
FED HM LN PC POOL Q18718	3.5% 01 Jun 2043	44,708	46,215
FED HM LN PC POOL Q20206	3.5% 01 Jul 2043	270,380	280,058
FED HM LN PC POOL Q21579	4% 01 Sep 2043	61,914	65,708
FED HM LN PC POOL Q24368	3.5% 01 Jan 2044	29,018	30,056
FED HM LN PC POOL Q24894	4.5% 01 Feb 2044	0	—
FED HM LN PC POOL Q25643	4% 01 Apr 2044	123,553	130,872
FED HM LN PC POOL Q25812	3.5% 01 Apr 2044	24,322	25,192
FED HM LN PC POOL Q25988	3.5% 01 May 2044	21,030	21,782
FED HM LN PC POOL Q26218	3.5% 01 May 2044	37,722	39,123
FED HM LN PC POOL Q26452	3.5% 01 May 2044	27,810	28,804
FED HM LN PC POOL Q26707	3.5% 01 Jun 2044	32,749	33,920
FED HM LN PC POOL Q27319	3.5% 01 Jul 2044	30,345	31,472
FED HM LN PC POOL Q27375	4.5% 01 Jul 2044	0	—
FED HM LN PC POOL Q27843	3.5% 01 Aug 2044	62,753	64,996
FED HM LN PC POOL Q28604	3.5% 01 Sep 2044	26,555	27,541
FED HM LN PC POOL Q28605	3.5% 01 Sep 2044	69,675	72,165
FED HM LN PC POOL Q28764	3.5% 01 Jun 2044	47,535	49,120
FED HM LN PC POOL Q36302	3.5% 01 Sep 2045	23,925	24,815
FED HM LN PC POOL Q36965	3.5% 01 Oct 2045	0	—
FED HM LN PC POOL Q36972	4% 01 Oct 2045	249,942	263,739
FED HM LN PC POOL Q37955	4% 01 Dec 2045	36,908	38,873
FED HM LN PC POOL Q37957	4% 01 Dec 2045	43,159	45,393
FED HM LN PC POOL Q38076	4% 01 Jan 2046	0	—
FED HM LN PC POOL Q38643	3.5% 01 Feb 2046	0	—
FED HM LN PC POOL Q38938	3.5% 01 Feb 2046	0	—
FED HM LN PC POOL Q39250	3.5% 01 Mar 2046	100,074	103,206

FED HM LN PC POOL Q44665	3% 01 Nov 2046	1,205,227	1,206,895
FED HM LN PC POOL Q44853	3% 01 Dec 2046	163,131	163,673
FED HM LN PC POOL Q45064	3% 01 Dec 2046	158,967	159,279
FED HM LN PC POOL Q45079	3% 01 Dec 2046	67,851	68,137
FED HM LN PC POOL Q45080	3% 01 Dec 2046	80,053	80,353
FED HM LN PC POOL Q45083	3% 01 Dec 2046	40,583	40,812
FED HM LN PC POOL Q46441	3% 01 Feb 2047	495,049	495,488
FED HM LN PC POOL Q52321	4.5% 01 Nov 2047	1,133,129	1,206,671
FED HM LN PC POOL V60696	3% 01 Jan 2030	49,279	50,258
FED HM LN PC POOL V60724	3% 01 Jan 2030	68,974	70,344
FED HM LN PC POOL V60770	2.5% 01 Mar 2030	99,792	99,756
FED HM LN PC POOL V60796	2.5% 01 May 2030	156,357	156,204
FED HM LN PC POOL V60840	3% 01 Jun 2030	426,121	434,746
FED HM LN PC POOL V60886	2.5% 01 Aug 2030	172,824	172,716
FED HM LN PC POOL V60902	2.5% 01 Aug 2030	128,906	128,823
FED HM LN PC POOL V60903	2.5% 01 Sep 2030	126,922	126,818
FED HM LN PC POOL V60904	2.5% 01 Sep 2030	262,605	262,348
FED HM LN PC POOL V60905	2.5% 01 Jul 2030	13,060	13,047
FED HM LN PC POOL V60908	3% 01 Aug 2030	0	—
FED HM LN PC POOL V60909	3% 01 Aug 2030	41,346	42,183
FED HM LN PC POOL V82528	4% 01 Jul 2046	69,244	73,069
FED HM LN PC POOL V82553	4% 01 Aug 2046	40,596	42,839
FED HM LN PC POOL V82661	4% 01 Oct 2046	11,383	12,015
FED HM LN PC POOL V82781	3% 01 Dec 2046	389,244	389,828
FED HM LN PC POOL V82848	3% 01 Dec 2046	640,030	642,428
FED HM LN PC POOL V82929	4% 01 Feb 2047	159,701	168,545
FEDERAL HOME LOAN BANK	4% 01 Sep 2028	1,380,000	1,527,983
FEDEX CORP	3.3% 15 Mar 2027	190,000	191,274
FHLMC MULTIFAMILY STRUCTURED P	3.281% 25 Aug 2027	420,000	433,082
FHLMC MULTIFAMILY STRUCTURED P	3.117% 25 Jun 2027	470,000	479,599
FHLMC MULTIFAMILY STRUCTURED P	3.062% 25 Dec 2024	785,000	804,698
FHLMC TBA 15 YR 2.5	2.5% 23 Jan 2033	(217,000)	(216,627)
FHLMC TBA 15 YR 3	3% 23 Jan 2033	(1,033,000)	(1,051,802)
FHLMC TBA 30 YR 3	3% 18 Jan 2048	7,965,000	7,963,752
FHLMC TBA 30 YR 3	3% 18 Jan 2048	(8,622,734)	(8,621,383)
FHLMC TBA 30 YR 3.5	3.5% 18 Jan 2048	4,244,873	4,359,176
FHLMC TBA 30 YR 4	4% 18 Jan 2048	906,000	947,407
FHLMC TBA 30 YR 4.5	4.5% 18 Jan 2048	2,640,000	2,806,238
FHLMC TBA 30 YR 4.5	4.5% 18 Jan 2048	(1,616,000)	(1,717,758)
FHLMC TBA 30 YR 5	5% 18 Jan 2048	(1,900,000)	(2,041,090)
FHLMC TBA 30 YR 5.5	5.5% 18 Jan 2048	2,700,000	2,952,043
FIDELITY NATIONAL INFORM	5% 15 Oct 2025	21,000	23,207
FIDELITY NATIONAL INFORM	3.5% 15 Apr 2023	35,000	35,779
FIFTH THIRD BANK	2.15% 20 Aug 2018	206,000	206,241
FMS WERTMANAGEMENT	1.625% 20 Nov 2018	3,017,000	3,009,520
FNMA POOL 254693	5.5% 01 Apr 2033	172,293	190,809
FNMA POOL 257369	5.5% 01 Sep 2018	6,399	6,427
FNMA POOL 305049	9.5% 01 Feb 2025	3,517	3,529
FNMA POOL 305113	9.5% 01 Mar 2025	469	470
FNMA POOL 306419	9.5% 01 Mar 2025	15,288	15,517
FNMA POOL 316338	9.5% 01 Jul 2025	1,375	1,380
FNMA POOL 324556	9.5% 01 Aug 2025	643	645
FNMA POOL 555424	1% 01 May 2033	488,017	540,505
FNMA POOL 677377	5.5% 01 Jan 2033	766,738	848,070
FNMA POOL 695460	5.5% 01 Apr 2018	7,787	7,790
FNMA POOL 725206	1% 01 Feb 2034	274,377	304,519
FNMA POOL 725424	1% 01 Apr 2034	7,182	7,969
FNMA POOL 725946	1% 01 Nov 2034	124,981	138,657
FNMA POOL 735989	1% 01 Feb 2035	376,629	417,382
FNMA POOL 819967	5.5% 01 Apr 2035	129,779	144,588
FNMA POOL 889183	1% 01 Sep 2021	38,038	38,849
FNMA POOL 889466	1% 01 May 2038	158,693	179,845
FNMA POOL 889529	1% 01 Mar 2038	48,815	55,174
FNMA POOL 889974	1% 01 Sep 2035	32,125	34,895
FNMA POOL 889983	1% 01 Oct 2038	81,375	91,751
FNMA POOL 890629	1% 01 Aug 2044	231,420	246,082
FNMA POOL 995113	1% 01 Sep 2036	21,141	23,452
FNMA POOL AB0686	4% 01 Jan 2036	194,038	204,198
FNMA POOL AB1226	4.5% 01 Jul 2040	60,815	65,124
FNMA POOL AB1614	4% 01 Oct 2040	737,748	780,569
FNMA POOL AB3314	4.5% 01 Jul 2041	33,901	36,341
FNMA POOL AB4054	4% 01 Dec 2041	127,692	135,972
FNMA POOL AB4307	4% 01 Jan 2042	328,853	347,123
FNMA POOL AB4530	4% 01 Feb 2042	147,794	155,220
FNMA POOL AB6512	3.5% 01 Oct 2042	142,859	147,453
FNMA POOL AB7271	3% 01 Dec 2042	278,047	279,811
FNMA POOL AB7425	3% 01 Dec 2042	233,433	234,913
FNMA POOL AB7755	3% 01 Jan 2043	400,986	403,530
FNMA POOL AB7762	3% 01 Feb 2043	256,779	258,616
FNMA POOL AB8558	3% 01 Feb 2043	253,076	254,887
FNMA POOL AB8701	3% 01 Mar 2043	764,014	768,860
FNMA POOL AB8712	3% 01 Mar 2043	90,267	90,839
FNMA POOL AB8830	3% 01 Mar 2043	273,172	274,905
FNMA POOL AB8923	3% 01 Apr 2043	269,141	270,540
FNMA POOL AB8924	3% 01 Apr 2043	185,289	186,271
FNMA POOL AB9016	3% 01 Apr 2043	707,512	712,000
FNMA POOL AB9033	3% 01 Apr 2043	60,866	61,252
FNMA POOL AB9173	3% 01 May 2043	539,072	542,930
FNMA POOL AB9462	3% 01 May 2043	329,733	332,827
FNMA POOL AB9564	3% 01 Jun 2043	37,796	38,151
FNMA POOL AB9662	3% 01 Jun 2043	410,960	414,808
FNMA POOL AC9312	4% 01 Oct 2041	39,065	41,027
FNMA POOL AD4059	5% 01 Apr 2040	194,666	212,510
FNMA POOL AD6391	4.5% 01 May 2025	524,597	553,598
FNMA POOL AD7992	4.5% 01 Jul 2040	126,267	135,221
FNMA POOL AD8036	4.5% 01 Aug 2040	659,434	706,942
FNMA POOL AD9136	4% 01 Aug 2040	4,299	4,516
FNMA POOL AE0028	1% 01 Oct 2039	646,308	730,197
FNMA POOL AE0113	1% 01 Jul 2040	159,393	167,448
FNMA POOL AE0216	1% 01 Aug 2040	284,840	299,290
FNMA POOL AE0823	1% 01 Sep 2040	51,305	57,676
FNMA POOL AE2873	4.5% 01 Aug 2040	54,688	58,599
FNMA POOL AE7535	4% 01 Oct 2040	14,956	15,710
FNMA POOL AE8407	4% 01 Nov 2040	51,868	54,485
FNMA POOL AH0006	4% 01 Dec 2040	36,328	38,159
FNMA POOL AH0946	4% 01 Dec 2040	230,694	242,327
FNMA POOL AH6958	1% 01 Feb 2041	0	—

FNMA POOL AH7036	4.5% 01 Mar 2041	56,859	61,220
FNMA POOL AI1186	4% 01 Apr 2041	24,708	25,946
FNMA POOL AJ1541	4% 01 Sep 2041	622,049	653,252
FNMA POOL AJ3120	4.5% 01 Oct 2041	20,748	22,385
FNMA POOL AJ7684	4% 01 Dec 2041	42,954	45,739
FNMA POOL AK7510	3.5% 01 Apr 2042	20,273	20,934
FNMA POOL AK9225	3.5% 01 Jun 2042	12,497	12,904
FNMA POOL AL1472	1% 01 May 2039	110,345	119,064
FNMA POOL AL1704	1% 01 May 2040	483,367	540,356
FNMA POOL AL1938	1% 01 Dec 2026	448,907	467,604
FNMA POOL AL2003	1% 01 Jun 2042	87,368	91,750
FNMA POOL AL2168	1% 01 Jun 2042	53,693	55,611
FNMA POOL AL2242	1% 01 Aug 2042	47,090	49,451
FNMA POOL AL2482	1% 01 Sep 2042	224,533	239,778
FNMA POOL AL2607	1% 01 Jul 2042	60,817	63,847
FNMA POOL AL2683	1% 01 Sep 2026	557,128	583,099
FNMA POOL AL2901	1% 01 Sep 2042	87,135	91,514
FNMA POOL AL2935	1% 01 Feb 2043	184,342	190,645
FNMA POOL AL3162	1% 01 Feb 2043	1,533,022	1,543,992
FNMA POOL AL3300	1% 01 Mar 2043	58,184	61,425
FNMA POOL AL3759	1% 01 May 2043	180,392	181,678
FNMA POOL AL4009	1% 01 Jul 2043	1,756,608	1,820,603
FNMA POOL AL4010	1% 01 Jul 2043	580,419	600,288
FNMA POOL AL4142	1% 01 Jun 2041	113,886	128,692
FNMA POOL AL4244	1% 01 Jul 2042	1,862,869	1,983,504
FNMA POOL AL4245	1% 01 Sep 2028	1,051,858	1,092,095
FNMA POOL AL4682	1% 01 Dec 2043	606,575	628,650
FNMA POOL AL4750	1% 01 Jan 2044	199,609	206,873
FNMA POOL AL4903	1% 01 Sep 2025	27,090	27,547
FNMA POOL AL5097	1% 01 Sep 2043	1,225,647	1,313,828
FNMA POOL AL5231	1% 01 Sep 2042	344,721	369,074
FNMA POOL AL5554	1% 01 May 2044	253,258	262,475
FNMA POOL AL5601	1% 01 Aug 2044	1,476,449	1,569,116
FNMA POOL AL5778	1% 01 Jul 2043	178,420	179,374
FNMA POOL AL5956	1% 01 May 2027	397,679	413,029
FNMA POOL AL6055	1% 01 Dec 2042	202,380	215,473
FNMA POOL AL6144	1% 01 Jan 2030	752,216	768,437
FNMA POOL AL6161	1% 01 Dec 2029	1,265,469	1,314,787
FNMA POOL AL6302	1% 01 Oct 2041	568,988	610,726
FNMA POOL AL6583	1% 01 Mar 2030	151,518	154,931
FNMA POOL AL6584	1% 01 Apr 2030	131,786	134,627
FNMA POOL AL6626	1% 01 Dec 2042	107,435	112,829
FNMA POOL AL6761	1% 01 May 2030	73,753	75,414
FNMA POOL AL6887	1% 01 Apr 2044	1,425,859	1,528,463
FNMA POOL AL6918	1% 01 Sep 2025	8,662	8,745
FNMA POOL AL7139	1% 01 Jul 2030	100,809	102,930
FNMA POOL AL7167	1% 01 Jan 2041	62,820	66,296
FNMA POOL AL7225	1% 01 Aug 2030	187,895	191,851
FNMA POOL AL7227	1% 01 Aug 2030	171,515	175,070
FNMA POOL AL7369	1% 01 Jan 2043	140,667	147,719
FNMA POOL AL7430	1% 01 Aug 2030	194,405	201,844
FNMA POOL AL7442	1% 01 Oct 2045	89,517	95,238
FNMA POOL AL7443	1% 01 Oct 2045	120,412	127,758
FNMA POOL AL7521	1% 01 Jun 2039	424,805	461,233
FNMA POOL AL7531	1% 01 Sep 2028	0	—
FNMA POOL AL7577	1% 01 Oct 2043	103,765	108,965
FNMA POOL AL7661	1% 01 Oct 2045	0	—
FNMA POOL AL7747	1% 01 Nov 2045	0	—
FNMA POOL AL7936	1% 01 Sep 2045	98,411	106,758
FNMA POOL AL8045	1% 01 Dec 2042	121,445	125,402
FNMA POOL AL8132	1% 01 Jan 2043	—	0
FNMA POOL AL8521	1% 01 Apr 2046	66,897	69,243
FNMA POOL AL8570	1% 01 May 2046	95,696	98,749
FNMA POOL AL8776	1% 01 Jul 2046	0	—
FNMA POOL AL8803	1% 01 Jun 2046	0	—
FNMA POOL AL8857	1% 01 Jul 2046	1,213,782	1,282,970
FNMA POOL AL8952	1% 01 Aug 2046	228,344	235,645
FNMA POOL AL9031	1% 01 Aug 2046	12,432	12,498
FNMA POOL AL9045	1% 01 Sep 2046	166,794	167,388
FNMA POOL AL9093	1% 01 Jun 2046	549,159	577,999
FNMA POOL AL9214	1% 01 Sep 2046	229,632	230,170
FNMA POOL AL9215	1% 01 Oct 2046	480,700	482,299
FNMA POOL AL9227	1% 01 Oct 2036	16,768	17,040
FNMA POOL AL9230	1% 01 Dec 2029	674,394	700,664
FNMA POOL AL9266	1% 01 Oct 2046	372,244	373,117
FNMA POOL AL9325	1% 01 Nov 2046	486,312	487,929
FNMA POOL AL9376	1% 01 Aug 2031	810,663	827,090
FNMA POOL AL9405	1% 01 Jun 2044	1,454,634	1,502,024
FNMA POOL AL9422	1% 01 Jan 2044	207,396	214,950
FNMA POOL AL9481	1% 01 Nov 2046	84,096	84,437
FNMA POOL AL9501	1% 01 Nov 2045	59,597	64,622
FNMA POOL AL9511	1% 01 Sep 2046	198,717	205,248
FNMA POOL AL9725	1% 01 Jan 2047	553,552	573,817
FNMA POOL AL9745	1% 01 Nov 2043	309,815	319,910
FNMA POOL AO0777	3.5% 01 Apr 2042	66,822	69,002
FNMA POOL AO2114	4% 01 May 2042	77,567	81,465
FNMA POOL AO2881	3.5% 01 May 2042	6,536	6,737
FNMA POOL AO2961	4% 01 May 2042	243,626	255,868
FNMA POOL AO3048	3.5% 01 Jun 2042	7,403	7,645
FNMA POOL AO3107	3.5% 01 Jun 2042	55,608	57,534
FNMA POOL AO7152	3.5% 01 Aug 2042	25,157	25,977
FNMA POOL AO9707	3.5% 01 Jul 2042	15,923	16,443
FNMA POOL AP4100	3.5% 01 Sep 2042	183,586	189,530
FNMA POOL AQ0393	3.5% 01 Oct 2042	72,420	75,072
FNMA POOL AQ7127	3.5% 01 Dec 2042	29,761	30,729
FNMA POOL AR6909	3.5% 01 Mar 2043	6,612	6,824
FNMA POOL AR7145	3.5% 01 Jul 2043	80,996	83,399
FNMA POOL AR7568	3% 01 Mar 2043	145,816	146,573
FNMA POOL AR7576	3% 01 Mar 2043	182,325	183,262
FNMA POOL AR8128	3.5% 01 Mar 2043	14,615	15,032
FNMA POOL AR8630	3% 01 Apr 2043	316,528	318,189
FNMA POOL AR9194	3% 01 Mar 2043	781,372	786,964
FNMA POOL AR9218	3% 01 Mar 2043	292,770	294,345
FNMA POOL AS0209	3.5% 01 Aug 2043	740,359	765,704
FNMA POOL AS0331	3% 01 Aug 2043	146,012	146,771
FNMA POOL AS1453	3.5% 01 Jan 2044	119,785	124,151
FNMA POOL AS1539	3.5% 01 Jan 2044	195,273	202,157

FNMA POOL AS2591	3.5% 01 Jun 2044	16,259	16,831
FNMA POOL AS2676	3% 01 Jun 2029	478,082	488,445
FNMA POOL AS3031	3.5% 01 Aug 2044	0	—
FNMA POOL AS3034	3.5% 01 Aug 2044	0	—
FNMA POOL AS3220	3% 01 Sep 2029	291,104	297,385
FNMA POOL AS3355	3% 01 Sep 2029	102,681	104,993
FNMA POOL AS3753	3.5% 01 Nov 2029	1,288,113	1,337,412
FNMA POOL AS3988	3.5% 01 Dec 2029	117,856	122,573
FNMA POOL AS4308	4% 01 Feb 2045	144,517	153,009
FNMA POOL AS5017	4% 01 May 2045	184,192	196,048
FNMA POOL AS5453	3.5% 01 Jul 2045	343,823	354,779
FNMA POOL AS5459	3.5% 01 Jul 2045	166,336	172,371
FNMA POOL AS5548	2.5% 01 Aug 2030	80,699	80,854
FNMA POOL AS5614	2.5% 01 Aug 2030	104,116	104,317
FNMA POOL AS5616	2.5% 01 Aug 2030	197,979	198,361
FNMA POOL AS5622	3% 01 Aug 2030	138,713	141,636
FNMA POOL AS5623	3% 01 Aug 2030	144,797	147,805
FNMA POOL AS5707	3.5% 01 Aug 2030	24,968	25,894
FNMA POOL AS5708	3.5% 01 Aug 2030	109,820	114,109
FNMA POOL AS5714	3% 01 Sep 2030	98,269	100,341
FNMA POOL AS5728	3% 01 Sep 2030	132,202	135,088
FNMA POOL AS5786	2.5% 01 Sep 2030	97,148	97,336
FNMA POOL AS5872	2.5% 01 Sep 2030	116,330	116,554
FNMA POOL AS5949	4% 01 Oct 2045	423,246	448,755
FNMA POOL AS6008	4% 01 Oct 2045	0	—
FNMA POOL AS6009	4% 01 Oct 2045	0	—
FNMA POOL AS6115	2.5% 01 Nov 2030	107,639	107,847
FNMA POOL AS6116	2.5% 01 Nov 2030	113,634	113,513
FNMA POOL AS6141	2.5% 01 Nov 2030	111,611	111,826
FNMA POOL AS6142	2.5% 01 Nov 2030	101,100	101,295
FNMA POOL AS6195	3.5% 01 Nov 2045	59,797	61,964
FNMA POOL AS6233	4.5% 01 Nov 2045	14,853	15,907
FNMA POOL AS6347	4% 01 Dec 2045	381,991	404,268
FNMA POOL AS6662	4% 01 Feb 2046	240,236	254,257
FNMA POOL AS6823	3.5% 01 Mar 2046	150,112	154,896
FNMA POOL AS6879	3.5% 01 Mar 2046	0	—
FNMA POOL AS7320	2.5% 01 Jun 2031	117,477	117,405
FNMA POOL AS7353	3.5% 01 Jun 2046	396,671	409,369
FNMA POOL AS7362	3% 01 Jun 2046	66,973	67,244
FNMA POOL AS7365	3% 01 Jun 2046	7,896	7,915
FNMA POOL AS7370	3% 01 Jun 2046	36,971	37,167
FNMA POOL AS7383	3.5% 01 Jun 2046	502,424	518,489
FNMA POOL AS7495	2.5% 01 Jul 2031	63,966	63,986
FNMA POOL AS7605	2.5% 01 Jul 2031	143,534	143,446
FNMA POOL AS7617	2.5% 01 Jul 2031	217,617	217,484
FNMA POOL AS7729	3% 01 Aug 2046	950,199	952,425
FNMA POOL AS7847	3% 01 Sep 2046	713,443	715,114
FNMA POOL AS7878	3% 01 Sep 2046	115,451	115,919
FNMA POOL AS7889	3% 01 Sep 2046	59,361	59,673
FNMA POOL AS7999	3% 01 Sep 2046	112,361	112,768
FNMA POOL AS8009	2.5% 01 Oct 2031	204,827	204,673
FNMA POOL AS8193	2.5% 01 Oct 2031	275,005	274,809
FNMA POOL AS8195	2.5% 01 Oct 2031	47,694	47,678
FNMA POOL AS8208	2.5% 01 Oct 2031	350,247	350,049
FNMA POOL AS8240	2.5% 01 Nov 2031	199,394	199,281
FNMA POOL AS8241	2.5% 01 Nov 2031	181,761	181,631
FNMA POOL AS8245	2.5% 01 Nov 2031	149,166	149,126
FNMA POOL AS8247	2.5% 01 Nov 2031	0	—
FNMA POOL AS8348	3% 01 Nov 2036	117,841	120,007
FNMA POOL AS8349	3% 01 Nov 2036	49,225	50,100
FNMA POOL AS8371	3.5% 01 Nov 2046	186,972	193,810
FNMA POOL AS8387	2.5% 01 Nov 2031	95,056	94,954
FNMA POOL AS8391	2.5% 01 Nov 2031	0	—
FNMA POOL AS8461	3.5% 01 Dec 2046	0	—
FNMA POOL AS8486	3% 01 Dec 2046	503,577	505,401
FNMA POOL AS8493	3.5% 01 Dec 2046	366,842	379,454
FNMA POOL AS8499	4% 01 Dec 2046	366,870	389,310
FNMA POOL AS8553	3% 01 Dec 2036	143,368	146,138
FNMA POOL AS8589	3% 01 Jan 2047	58,392	58,630
FNMA POOL AS8653	3.5% 01 Jan 2047	216,799	224,743
FNMA POOL AS8657	4% 01 Jan 2047	316,071	335,404
FNMA POOL AS8678	2.5% 01 Jan 2032	324,282	323,935
FNMA POOL AS8711	2.5% 01 Jan 2032	0	—
FNMA POOL AS8714	2.5% 01 Feb 2032	0	—
FNMA POOL AS8792	3% 01 Feb 2047	291,791	292,852
FNMA POOL AS8925	3% 01 Mar 2047	192,751	193,398
FNMA POOL AS8936	3% 01 Mar 2047	167,531	167,926
FNMA POOL AS9316	2.5% 01 Mar 2032	92,072	92,020
FNMA POOL AS9317	2.5% 01 Mar 2032	73,597	73,544
FNMA POOL AS9318	2.5% 01 Mar 2032	141,194	141,072
FNMA POOL AS9319	2.5% 01 Mar 2032	148,582	148,423
FNMA POOL AS9321	2.5% 01 Mar 2032	115,491	115,460
FNMA POOL AT0310	3.5% 01 Mar 2043	9,105	9,399
FNMA POOL AT2037	3% 01 Apr 2043	114,921	115,542
FNMA POOL AT2040	3% 01 Apr 2043	336,579	338,371
FNMA POOL AT2043	3% 01 Apr 2043	203,412	204,489
FNMA POOL AT2719	3% 01 May 2043	797,469	803,169
FNMA POOL AT3019	3.5% 01 Apr 2043	9,916	10,238
FNMA POOL AT3121	3% 01 Apr 2028	42,773	43,702
FNMA POOL AT3906	3.5% 01 Jul 2043	22,562	23,306
FNMA POOL AT4957	3.5% 01 May 2043	290,064	300,631
FNMA POOL AT6033	3% 01 May 2028	54,071	55,238
FNMA POOL AT6144	4% 01 May 2042	111,934	119,198
FNMA POOL AT6654	3% 01 May 2043	310,658	312,881
FNMA POOL AT7267	3.5% 01 Sep 2043	23,298	24,119
FNMA POOL AT7333	3.5% 01 Aug 2043	18,906	19,572
FNMA POOL AT7676	3% 01 Jun 2043	118,185	119,028
FNMA POOL AT7940	3.5% 01 Jul 2043	469,796	486,918
FNMA POOL AT8464	3.5% 01 Jul 2043	313,565	324,619
FNMA POOL AT9667	3.5% 01 Jul 2043	117,640	121,249
FNMA POOL AU0570	3.5% 01 Aug 2043	133,801	138,382
FNMA POOL AU0613	3.5% 01 Aug 2043	205,674	212,714
FNMA POOL AU0918	3.5% 01 Jul 2043	233,043	241,257
FNMA POOL AU1633	3.5% 01 Jul 2043	747,453	773,781
FNMA POOL AU3032	3.5% 01 Aug 2043	16,353	16,930
FNMA POOL AU3267	3.5% 01 Aug 2043	70,116	72,672
FNMA POOL AU3270	3.5% 01 Aug 2043	128,731	133,138

FNMA POOL AU7247	3.5% 01 Oct 2043	26,225	27,181
FNMA POOL AU8774	3% 01 Oct 2028	99,750	101,788
FNMA POOL AV6577	4% 01 Mar 2044	75,788	80,226
FNMA POOL AV8080	3.5% 01 Jun 2044	0	—
FNMA POOL AV8711	3.5% 01 Mar 2029	736,424	764,516
FNMA POOL AW0937	3% 01 Apr 2029	342,279	349,698
FNMA POOL AW1247	3% 01 May 2029	258,907	264,767
FNMA POOL AW7055	4% 01 Jul 2044	30,923	32,523
FNMA POOL AW7541	4% 01 Aug 2046	7,070	7,502
FNMA POOL AW8154	3.5% 01 Jan 2042	13,611	14,059
FNMA POOL AW8166	3% 01 Feb 2027	0	—
FNMA POOL AW9217	3.5% 01 Aug 2044	0	—
FNMA POOL AX1321	3.5% 01 Sep 2029	256,593	266,392
FNMA POOL AX3298	3% 01 Aug 2030	25,369	25,923
FNMA POOL AX6255	4% 01 Dec 2044	19,183	20,413
FNMA POOL AX8713	4% 01 Jan 2045	158,276	167,975
FNMA POOL AX9372	4% 01 Dec 2044	153,876	163,289
FNMA POOL AX9700	3% 01 Jul 2030	35,803	36,584
FNMA POOL AX9701	3% 01 Jul 2030	114,695	117,113
FNMA POOL AY0299	4% 01 Dec 2044	18,847	19,832
FNMA POOL AY0828	2.5% 01 May 2030	51,231	51,330
FNMA POOL AY1866	4% 01 Feb 2045	36,592	38,935
FNMA POOL AY2693	4% 01 Feb 2045	71,174	74,965
FNMA POOL AY2953	3.5% 01 May 2045	0	—
FNMA POOL AY3416	2.5% 01 Apr 2030	102,605	102,803
FNMA POOL AY8218	4% 01 May 2045	37,003	38,929
FNMA POOL AZ0625	4% 01 May 2045	71,924	76,533
FNMA POOL AZ2170	2.5% 01 Jul 2030	46,980	47,071
FNMA POOL AZ2297	3% 01 Jul 2030	20,093	20,502
FNMA POOL AZ4777	3.5% 01 Oct 2045	0	—
FNMA POOL AZ5719	3% 01 Sep 2030	56,998	58,158
FNMA POOL AZ7833	3% 01 Aug 2030	29,917	30,571
FNMA POOL AZ8597	3% 01 Aug 2030	13,318	13,609
FNMA POOL AZ9243	4% 01 Oct 2045	38,296	40,739
FNMA POOL AZ9244	4% 01 Oct 2045	40,323	42,778
FNMA POOL BA2877	4% 01 Oct 2045	45,341	47,744
FNMA POOL BA2878	4% 01 Oct 2045	42,087	44,606
FNMA POOL BA2879	4% 01 Oct 2045	43,875	46,238
FNMA POOL BA2889	4% 01 Nov 2045	0	—
FNMA POOL BA2904	4% 01 Nov 2045	131,076	138,582
FNMA POOL BA2905	4% 01 Nov 2045	197,835	209,713
FNMA POOL BA2924	4% 01 Dec 2045	56,402	59,427
FNMA POOL BA4736	4% 01 Dec 2045	107,780	114,641
FNMA POOL BA4737	4% 01 Dec 2045	126,526	134,217
FNMA POOL BA4781	4% 01 Jan 2046	146,046	155,340
FNMA POOL BC1154	3.5% 01 Jun 2046	39,919	41,366
FNMA POOL BC1450	3% 01 Jul 2046	819,147	821,067
FNMA POOL BC1486	3% 01 Aug 2046	861,809	863,828
FNMA POOL BC2628	2.5% 01 Nov 2031	19,348	19,342
FNMA POOL BC2629	2.5% 01 Nov 2031	20,096	20,084
FNMA POOL BC2631	2.5% 01 Nov 2031	39,770	39,736
FNMA POOL BC5646	3.5% 01 Jul 2046	0	—
FNMA POOL BC5660	3.5% 01 Jul 2046	0	—
FNMA POOL BC7299	3.5% 01 Nov 2046	8,201	8,454
FNMA POOL BC9012	4% 01 Nov 2046	81,446	86,661
FNMA POOL BC9041	2.5% 01 Nov 2031	0	—
FNMA POOL BC9084	3.5% 01 Dec 2046	597,167	617,935
FNMA POOL BD0734	4% 01 Jun 2046	8,240	8,664
FNMA POOL BD2439	4% 01 Jan 2047	112,617	119,405
FNMA POOL BD5049	3% 01 Feb 2047	106,288	106,643
FNMA POOL BD5056	3% 01 Feb 2047	30,652	30,777
FNMA POOL BD8477	3.5% 01 Nov 2046	30,401	31,377
FNMA POOL BD8531	3.5% 01 Jan 2047	65,881	68,029
FNMA POOL BD8962	3% 01 Nov 2046	30,012	30,101
FNMA POOL BD8963	3% 01 Nov 2046	21,801	21,860
FNMA POOL BD9583	4% 01 Dec 2046	15,046	15,966
FNMA POOL BE0547	3.5% 01 Sep 2046	5,039	5,200
FNMA POOL BE1896	3% 01 Dec 2036	116,332	118,183
FNMA POOL BE1932	3.5% 01 Nov 2046	13,713	14,153
FNMA POOL BE2862	4% 01 Dec 2046	10,698	11,352
FNMA POOL BE3141	4% 01 Dec 2046	6,869	7,289
FNMA POOL BE3188	3.5% 01 Feb 2047	13,429	13,904
FNMA POOL BE3963	2.5% 01 Jan 2032	0	—
FNMA POOL BE4913	3.5% 01 Jan 2047	36,141	37,301
FNMA POOL BE5312	4% 01 Jan 2047	9,442	10,019
FNMA POOL BE7553	3% 01 Feb 2047	0	—
FNMA POOL BF0056	6% 01 Jul 2039	136,493	150,941
FNMA POOL BH0914	3.5% 01 Apr 2032	81,977	85,188
FNMA POOL BH2998	3.5% 01 Jul 2032	18,495	19,200
FNMA POOL BH5780	3.5% 01 Nov 2032	52,805	55,030
FNMA POOL BH5785	3.5% 01 Nov 2032	115,091	120,082
FNMA POOL BH7067	4.5% 01 Dec 2047	262,000	283,040
FNMA POOL BH7482	3.5% 01 Sep 2032	17,708	18,454
FNMA POOL BH7484	3.5% 01 Sep 2032	15,744	16,346
FNMA POOL BH7543	3% 01 Oct 2032	24,717	25,260
FNMA POOL BH7855	3.5% 01 Oct 2032	10,868	11,304
FNMA POOL BH8456	3% 01 Oct 2032	24,734	25,276
FNMA POOL BH8696	3% 01 Oct 2032	24,711	25,253
FNMA POOL BH9555	3.5% 01 Sep 2032	12,872	13,352
FNMA POOL BJ1473	3% 01 Oct 2032	23,553	24,070
FNMA POOL BJ1979	3% 01 Oct 2032	24,720	25,263
FNMA POOL BJ3910	3% 01 Nov 2032	13,936	14,241
FNMA POOL BJ3912	3% 01 Nov 2032	11,927	12,179
FNMA POOL BM1100	1% 01 Feb 2045	135,619	139,962
FNMA POOL BM1124	1% 01 Nov 2045	599,815	620,887
FNMA POOL BM1155	1% 01 Mar 2047	788,941	833,918
FNMA POOL BM1174	1% 01 May 2047	196,817	203,336
FNMA POOL BM1272	1% 01 May 2032	250,312	259,711
FNMA POOL BM1494	1% 01 Jan 2032	721,174	748,608
FNMA POOL BM1502	1% 01 Oct 2043	614,958	645,617
FNMA POOL BM1600	1% 01 Sep 2031	137,867	143,100
FNMA POOL BM1619	1% 01 Aug 2047	306,738	323,782
FNMA POOL BM1756	1% 01 Dec 2045	197,461	212,494
FNMA POOL BM1791	1% 01 Jun 2032	1,625,407	1,660,688
FNMA POOL BM1822	1% 01 Sep 2047	99,770	103,196
FNMA POOL BM1890	1% 01 Jan 2032	43,190	43,174
FNMA POOL BM1896	1% 01 Nov 2031	192,972	192,916

FNMA POOL BM1920	1% 01 Jul 2046	494,187	536,111
FNMA POOL BM1937	1% 01 May 2047	60,577	62,791
FNMA POOL BM1938	1% 01 Nov 2046	169,861	175,878
FNMA POOL BM1952	1% 01 Oct 2047	496,232	513,810
FNMA POOL BM1994	1% 01 Nov 2032	58,650	61,120
FNMA POOL BM3031	1% 01 Jul 2043	499,156	504,152
FNMA POOL BM3052	1% 01 Oct 2047	204,236	222,636
FNMA POOL BM3053	1% 01 Jul 2046	328,030	357,404
FNMA POOL CA0689	3.5% 01 Nov 2047	234,489	243,177
FNMA POOL CA0784	3% 01 Nov 2032	201,690	206,115
FNMA POOL CA0789	3.5% 01 Nov 2032	139,291	144,986
FNMA POOL CA0792	3.5% 01 Dec 2032	129,238	134,842
FNMA POOL MA1440	3.5% 01 May 2043	17,655	18,204
FNMA POOL MA2578	3.5% 01 Apr 2046	0	—
FNMA POOL MA2803	2.5% 01 Nov 2031	0	—
FNMA POOL MA3088	4% 01 Aug 2047	17,046,838	17,842,537
FNMA POOL MA3121	4% 01 Sep 2047	15,218,752	15,929,914
FNMA TBA 15 YR 2	2% 23 Jan 2033	1,100,000	1,071,297
FNMA TBA 15 YR 2.5	2.5% 23 Jan 2033	2,075,000	2,071,758
FNMA TBA 15 YR 3	3% 18 Dec 2032	292,000	297,576
FNMA TBA 15 YR 3	3% 18 Dec 2032	(292,000)	(297,576)
FNMA TBA 15 YR 3	3% 23 Jan 2033	(368,000)	(374,828)
FNMA TBA 15 YR 3.5	3.5% 23 Jan 2033	(7,056,048)	(7,283,020)
FNMA TBA 15 YR 4.5	4.5% 23 Jan 2033	(300,000)	(304,306)
FNMA TBA 30 YR 2.5	2.5% 18 Jan 2048	1,000,000	965,042
FNMA TBA 30 YR 3	3% 13 Dec 2047	1,239,251	1,239,881
FNMA TBA 30 YR 3	3% 13 Dec 2047	(1,239,251)	(1,239,881)
FNMA TBA 30 YR 3	3% 18 Jan 2048	4,125,000	4,125,000
FNMA TBA 30 YR 3	3% 18 Jan 2048	(4,625,000)	(4,625,000)
FNMA TBA 30 YR 3	3% 13 Feb 2048	(1,239,251)	(1,237,629)
FNMA TBA 30 YR 3.5	3.5% 13 Dec 2047	6,390,000	6,564,250
FNMA TBA 30 YR 3.5	3.5% 13 Dec 2047	(6,390,000)	(6,564,250)
FNMA TBA 30 YR 3.5	3.5% 18 Jan 2048	(4,068,804)	(4,177,518)
FNMA TBA 30 YR 4	4% 18 Jan 2048	35,082,000	36,686,612
FNMA TBA 30 YR 4	4% 18 Jan 2048	(35,082,000)	(36,686,612)
FNMA TBA 30 YR 4	4% 13 Feb 2048	(35,082,000)	(36,637,278)
FNMA TBA 30 YR 4	4% 13 Dec 2047	36,302,000	37,967,442
FNMA TBA 30 YR 4	4% 13 Dec 2047	(36,302,000)	(37,967,442)
FNMA TBA 30 YR 4.5	4.5% 13 Feb 2048	(1,282,000)	(1,362,325)
FNMA TBA 30 YR 4.5	4.5% 13 Dec 2047	1,358,000	1,445,945
FNMA TBA 30 YR 4.5	4.5% 13 Dec 2047	(1,358,000)	(1,445,945)
FNMA TBA 30 YR 4.5	4.5% 18 Jan 2048	2,640,000	2,808,712
FNMA TBA 30 YR 4.5	4.5% 18 Jan 2048	(2,640,000)	(2,808,712)
FNMA TBA 30 YR 5	5% 18 Jan 2048	857,000	921,091
FNMA TBA 30 YR 5.5	5.5% 18 Jan 2048	(1,200,000)	(1,314,884)
FNMA TBA 30 YR 6	6% 18 Jan 2048	107,000	119,669
FORD CREDIT FLOORPLAN MASTER O	1.76% 15 Feb 2021	1,605,000	1,599,607
FORD CREDIT FLOORPLAN MASTER O	1.77% 15 Aug 2020	1,260,000	1,259,280
FORD MOTOR COMPANY	4.346% 08 Dec 2026	140,000	145,962
FORD MOTOR CREDIT CO LLC	4.389% 08 Jan 2026	280,000	293,775
FREDDIE MAC	1% 15 Aug 2046	634,107	638,092
FREDDIE MAC	1% 15 May 2041	468,607	471,084
FREDDIE MAC	6.75% 15 Mar 2031	204,000	291,729
FREDDIE MAC	6.25% 15 Jul 2032	734,000	1,029,643
GE CAPITAL INTL FUNDING	3.373% 15 Nov 2025	350,000	355,973
GENERAL MOTORS CO	4.2% 01 Oct 2027	320,000	331,587
GENERAL MOTORS FINL CO	2.45% 06 Nov 2020	140,000	138,947
GENERAL MOTORS FINL CO	3.15% 30 Jun 2022	90,000	89,930
GENERAL MOTORS FINL CO	4.35% 17 Jan 2027	180,000	187,209
GENERAL MOTORS FINL CO	3.45% 10 Apr 2022	175,000	177,333
GEORGIA PACIFIC LLC	5.4% 01 Nov 2020	42,000	45,298
GEORGIA POWER CO	2% 30 Mar 2020	150,000	149,033
GEORGIA POWER CO	3.25% 30 Mar 2027	180,000	180,595
GILEAD SCIENCES INC	2.5% 01 Sep 2023	30,000	29,617
GILEAD SCIENCES INC	2.95% 01 Mar 2027	80,000	78,683
GNMA I TBA 30 YR 4.5	4.5% 24 Jan 2048	(1,500,000)	(1,578,047)
GNMA I TBA 30 YR 5	5% 24 Jan 2048	(2,700,000)	(2,901,920)
GNMA II POOL 004223	6.5% 20 Aug 2038	151,219	173,255
GNMA II POOL 004292	6.5% 20 Nov 2038	90,939	103,285
GNMA II POOL 004422	4% 20 Apr 2039	9,710	10,219
GNMA II POOL 004494	4% 20 Jul 2039	55,957	58,890
GNMA II POOL 004598	4.5% 20 Dec 2039	11,654	12,361
GNMA II POOL 004617	4.5% 20 Jan 2040	14,466	15,343
GNMA II POOL 004636	4.5% 20 Feb 2040	11,464	12,159
GNMA II POOL 004696	4.5% 20 May 2040	735	779
GNMA II POOL 004771	4.5% 20 Aug 2040	27,520	29,188
GNMA II POOL 004800	4% 20 Sep 2040	14,724	15,496
GNMA II POOL 004833	4% 20 Oct 2040	164,557	173,208
GNMA II POOL 004838	6.5% 20 Oct 2040	188,568	214,241
GNMA II POOL 004853	4% 20 Nov 2040	92,256	97,098
GNMA II POOL 004882	4% 20 Dec 2040	353,279	371,846
GNMA II POOL 004922	4% 20 Jan 2041	304,856	320,848
GNMA II POOL 004945	4% 20 Feb 2041	6,531	6,874
GNMA II POOL 005018	5% 20 Apr 2041	40,806	44,361
GNMA II POOL 005056	5% 20 May 2041	7,643	8,310
GNMA II POOL 005083	5% 20 Jun 2041	92,414	100,464
GNMA II POOL 005115	4.5% 20 Jul 2041	840,019	889,900
GNMA II POOL 005116	5% 20 Jul 2041	42,470	46,178
GNMA II POOL 005258	3.5% 20 Dec 2041	536,973	558,097
GNMA II POOL 783584	4.5% 20 Jul 2041	189,277	200,517
GNMA II POOL 783590	4.5% 20 Jun 2041	271,683	287,923
GNMA II POOL AI4166	4% 20 Aug 2044	17,206	18,249
GNMA II POOL AI4167	4% 20 Aug 2044	19,750	20,612
GNMA II POOL AJ2723	4% 20 Aug 2044	18,931	20,040
GNMA II POOL AJ4687	4% 20 Aug 2044	20,352	21,515
GNMA II POOL AQ0542	4% 20 Oct 2046	22,372	23,422
GNMA II POOL AX4341	3.5% 20 Oct 2046	49,692	51,788
GNMA II POOL AX4342	3.5% 20 Oct 2046	46,824	48,651
GNMA II POOL AX4343	3.5% 20 Oct 2046	40,488	42,079
GNMA II POOL AX4344	3.5% 20 Oct 2046	118,128	122,570
GNMA II POOL AX4345	3.5% 20 Oct 2046	98,968	102,582
GNMA II POOL MA0023	4% 20 Apr 2042	198,892	209,327
GNMA II POOL MA0392	3.5% 20 Sep 2042	34,187	35,532
GNMA II POOL MA0462	3.5% 20 Oct 2042	50,443	52,428
GNMA II POOL MA0699	3.5% 20 Jan 2043	84,164	87,475
GNMA II POOL MA0934	3.5% 20 Apr 2043	47,697	49,574
GNMA II POOL MA1158	4% 20 Jul 2043	44,001	46,281

	GNMA II POOL MA2076	5% 20 Jul 2044	47,613	50,823
	GNMA II POOL MA2373	4.5% 20 Nov 2044	35,209	37,178
	GNMA II POOL MA3454	3.5% 20 Feb 2046	0	—
	GNMA II POOL MA4263	4% 20 Feb 2047	507,171	529,078
	GNMA II TBA 30 YR 3	3% 24 Jan 2048	11,730,000	11,836,303
	GNMA II TBA 30 YR 3.5	3.5% 24 Jan 2048	15,698,567	16,228,394
	GNMA II TBA 30 YR 4	4% 24 Jan 2048	4,503,000	4,694,026
	GNMA II TBA 30 YR 4	4% 21 Feb 2048	1,050,000	1,094,194
	GNMA II TBA 30 YR 4.5	4.5% 24 Jan 2048	(91,000)	(95,450)
	GNMA II TBA 30 YR 5	5% 24 Jan 2048	1,516,000	1,616,109
	GNMA POOL 351469	6% 15 Mar 2024	2,761	3,087
	GNMA POOL 355176	6% 15 Dec 2023	4,135	4,623
	GNMA POOL 462265	6% 15 Dec 2028	2,813	3,145
	GNMA POOL 492131	6% 15 Jan 2029	3,226	3,607
	GNMA POOL 492133	6% 15 Jan 2029	247	277
	GNMA POOL 492165	6% 15 Feb 2029	637	712
	GNMA POOL 553461	3.5% 15 Jan 2042	89,594	92,918
	GNMA POOL 615272	4.5% 15 Jul 2033	60,917	65,669
	GNMA POOL 616411	4.5% 15 May 2034	56,081	59,066
	GNMA POOL 646609	4.5% 15 Jul 2040	249,344	264,123
	GNMA POOL 671489	6.5% 15 Aug 2037	11,514	12,774
	GNMA POOL 685496	6.5% 15 Sep 2038	38,564	42,831
	GNMA POOL 691858	6.5% 15 Jul 2038	32,585	36,150
	GNMA POOL 697656	6.5% 15 Oct 2038	33,524	37,938
	GNMA POOL 701684	6.5% 15 Feb 2039	16,282	18,063
	GNMA POOL 728627	4.5% 15 Jan 2040	87,778	92,757
	GNMA POOL 732087	4.5% 15 May 2040	14,906	15,786
	GNMA POOL 745793	4.5% 15 Jul 2040	277,003	292,697
	GNMA POOL 759138	4% 15 Jan 2041	176,999	185,693
	GNMA POOL 762838	4% 15 Mar 2041	118,285	123,612
	GNMA POOL 780914	6% 15 Nov 2028	20,168	22,617
	GNMA POOL 782557	5% 15 Jan 2039	1,296,466	1,406,209
	GNMA POOL 782619	5% 15 Apr 2039	766,333	831,090
	GNMA POOL 782695	6.5% 15 Jun 2039	79,119	87,776
	GNMA POOL 782696	5% 15 Jun 2039	160,110	174,027
	GNMA POOL 782958	5% 15 May 2040	308,618	334,668
	GNMA POOL 783289	4.5% 15 Apr 2041	33,359	35,319
	GNMA POOL 783571	5% 15 Dec 2033	287,324	311,530
	GNMA POOL 783609	4.5% 15 Oct 2040	741,118	784,833
	GNMA POOL 783610	4.5% 15 Nov 2041	520,934	551,695
	GNMA POOL AD2334	3.5% 15 Apr 2043	139,106	144,095
	GOLDMAN SACHS GROUP INC	1% 31 Oct 2022	545,000	545,708
	GOLDMAN SACHS GROUP INC	2.6% 27 Dec 2020	830,000	829,909
	GOLDMAN SACHS GROUP INC	2.3% 13 Dec 2019	100,000	99,936
	GOLDMAN SACHS GROUP INC	4.25% 21 Oct 2025	4,000	4,181
	GOLDMAN SACHS GROUP INC	2.375% 22 Jan 2018	136,000	136,028
	GOLDMAN SACHS GROUP INC	1% 30 Apr 2018	365,000	366,087
	GOLDMAN SACHS GROUP INC	2.9% 19 Jul 2018	644,000	646,928
	SSGA	G STIFF ERISA QUALIFIED	19,736,134	19,736,134
	GREYSTONE COMMERCIAL REAL ESTA	1% 15 Mar 2027	410,000	413,168
	GS MORTGAGE SECURITIES TRUST	3.931% 10 Sep 2047	360,000	381,504
	HARRIS CORPORATION	2.7% 27 Apr 2020	65,000	65,261
	HCA INC	6.5% 15 Feb 2020	460,000	487,600
	HONEYWELL INTERNATIONAL	2.5% 01 Nov 2026	80,000	77,376
	HOST HOTELS + RESORTS LP	3.875% 01 Apr 2024	120,000	122,089
	HP ENTERPRISE CO	2.85% 05 Oct 2018	375,000	376,807
	HSBC HOLDINGS PLC	1% 13 Mar 2023	355,000	359,942
	HSBC HOLDINGS PLC	3.4% 08 Mar 2021	200,000	204,419
	HSBC USA INC	2.35% 05 Mar 2020	530,000	529,933
	HSBC USA INC	1.7% 05 Mar 2018	101,000	100,969
	HSBC USA INC	5% 27 Sep 2020	100,000	105,861
	HUNTINGTON INGALLS INDUS	3.483% 01 Dec 2027	320,000	319,200
	HYUNDAI CAPITAL AMERICA	2.55% 03 Apr 2020	85,000	84,306
	HYUNDAI CAPITAL AMERICA	1.75% 27 Sep 2019	300,000	294,286
	HYUNDAI CAPITAL AMERICA	2.5% 18 Mar 2019	60,000	59,854
	HYUNDAI CAPITAL AMERICA	3% 30 Oct 2020	427,000	426,313
	HYUNDAI CAPITAL AMERICA	2.4% 30 Oct 2018	165,000	164,841
	HYUNDAI CAPITAL SERVICES	3% 29 Aug 2022	230,000	226,160
	ING GROEP NV	3.95% 29 Mar 2027	200,000	208,505
	ING GROEP NV	3.15% 29 Mar 2022	200,000	202,392
	INTESA SANPAOLO SPA	3.125% 14 Jul 2022	200,000	198,558
	INVITATION HOMES TRUST	1% 17 Aug 2032	634,462	638,428
	IPALCO ENTERPRISES INC	3.7% 01 Sep 2024	110,000	109,900
	ITC HOLDINGS CORP	2.7% 15 Nov 2022	95,000	94,828
	JAPANESE YEN	FOREIGN CURRENCY	2,898,929,777	25,733,953
	JOHN DEERE CAPITAL CORP	2.8% 06 Mar 2023	100,000	100,390
	JP MORGAN CHASE COMMERCIAL MOR	1% 06 Oct 2038	650,000	636,685
	JP MORGAN CHASE COMMERCIAL MOR	1% 15 Jun 2045	1,190,000	1,226,758
	JP MORGAN CHASE COMMERCIAL MOR	3.905% 05 May 2030	531,205	547,294
*	JPMORGAN CHASE + CO	1% 01 Mar 2025	240,000	241,871
*	JPMORGAN CHASE + CO	1% 01 Feb 2028	600,000	621,750
*	JPMORGAN CHASE + CO	1% 24 Oct 2023	180,000	184,660
*	JPMORGAN CHASE + CO	2.972% 15 Jan 2023	332,000	334,784
*	JPMORGAN CHASE + CO	2.25% 23 Jan 2020	262,000	261,825
*	JPMORGAN CHASE + CO	1.7% 01 Mar 2018	680,000	679,934
*	JPMORGAN CHASE + CO	2.75% 23 Jun 2020	1,100,000	1,109,605
*	JPMORGAN CHASE + CO	3.9% 15 Jul 2025	166,000	174,025
*	JPMORGAN CHASE + CO	2.2% 22 Oct 2019	665,000	664,372
	JUNIPER NETWORKS INC	4.35% 15 Jun 2025	35,000	36,100
	KEYCORP	2.9% 15 Sep 2020	150,000	151,404
	KFW	1.5% 06 Feb 2019	771,000	767,512
	KINDER MORGAN INC/DELAWA	3.05% 01 Dec 2019	90,000	90,788
	KLA TENCOR CORP	4.65% 01 Nov 2024	13,000	14,101
	KRAFT HEINZ FOODS CO	5.375% 10 Feb 2020	130,000	137,735
	LAM RESEARCH CORP	2.8% 15 Jun 2021	89,000	89,559
	LAM RESEARCH CORP	3.8% 15 Mar 2025	130,000	135,144
	LATITUDE MANAGEMENT REAL ESTAT	1% 24 Nov 2031	550,000	555,500
	LEAR CORP	3.8% 15 Sep 2027	85,000	85,073
	LEHMAN BROS CAP TR VII	1% 29 Nov 2049	330,000	33
	LLOYDS BANKING GROUP PLC	1% 07 Nov 2023	200,000	198,286
	LLOYDS BANKING GROUP PLC	3% 11 Jan 2022	200,000	200,998
	LOCKHEED MARTIN CORP	3.55% 15 Jan 2026	245,000	254,402
	MARSH + MCLENNAN COS INC	2.75% 30 Jan 2022	70,000	70,141
	MARSH + MCLENNAN COS INC	3.75% 14 Mar 2026	243,000	253,784
	MARSH + MCLENNAN COS INC	3.5% 10 Mar 2025	12,000	12,363
	MCDONALD S CORP	2.75% 09 Dec 2020	5,000	5,052
	MCDONALD S CORP	3.5% 15 Jul 2020	120,000	123,561

	MERCEDES BENZ MASTER OWNER TRU	1% 15 May 2020	1,393,000	1,395,501
	MERRILL LYNCH MORTGAGE TRUST	1% 12 Sep 2042	800,291	831,557
	MERRILL LYNCH MORTGAGE TRUST	1% 12 Jun 2050	0	—
	MEXICAN PESO (NEW)	FOREIGN CURRENCY	623	32
	MICHAEL KORS USA INC	4% 01 Nov 2024	35,000	35,317
	MICROSOFT CORP	3.3% 06 Feb 2027	270,000	278,505
	MICROSOFT CORP	2.4% 08 Aug 2026	320,000	308,597
	MICROSOFT CORP	3.125% 03 Nov 2025	185,000	188,874
	MITSUBISHI UFJ FIN GRP	2.665% 25 Jul 2022	240,000	237,733
	MITSUBISHI UFJ FIN GRP	2.998% 22 Feb 2022	190,000	191,207
	MIZUHO FINANCIAL GROUP	2.953% 28 Feb 2022	730,000	730,714
	MOLSON COORS BREWING CO	1.9% 15 Mar 2019	295,000	293,684
	MOLSON COORS BREWING CO	2.25% 15 Mar 2020	175,000	174,117
	MONSANTO CO	3.375% 15 Jul 2024	—	0
	MORGAN STANLEY	2.75% 19 May 2022	230,000	229,156
	MORGAN STANLEY	1.875% 05 Jan 2018	427,000	426,992
	MORGAN STANLEY	2.2% 07 Dec 2018	185,000	185,212
	MORGAN STANLEY	2.8% 16 Jun 2020	210,000	211,895
	MORGAN STANLEY	2.125% 25 Apr 2018	209,000	209,109
	MORGAN STANLEY	2.5% 24 Jan 2019	260,000	260,662
	MORGAN STANLEY BAML TRUST	3.732% 15 May 2048	680,000	713,010
	MORGAN STANLEY BAML TRUST	3.892% 15 Jun 2047	760,000	800,201
	MOTOROLA SOLUTIONS INC	4% 01 Sep 2024	53,000	54,360
	MOTOROLA SOLUTIONS INC	3.5% 01 Sep 2021	90,000	91,356
	NATIONAL AUSTRALIA BK/NY	2.125% 22 May 2020	275,000	273,377
	NAVIENT STUDENT LOAN TRUST	3.91% 15 Dec 2045	404,500	415,634
	NBCUNIVERSAL ENTERPRISE	1% 01 Apr 2021	450,000	451,412
	NBCUNIVERSAL MEDIA LLC	5.15% 30 Apr 2020	80,000	85,233
	NEW YORK ST URBAN DEV CORP REV	5% 15 Mar 2024	860,000	997,394
	NEW ZEALAND DOLLAR	FOREIGN CURRENCY	4,090	2,909
	NEXTERA ENERGY CAPITAL	3.55% 01 May 2027	100,000	101,864
	NISOURCE INC	3.49% 15 May 2027	680,000	692,132
	NOMURA HOLDINGS INC	2.75% 19 Mar 2019	70,000	70,523
	NORFOLK SOUTHERN CORP	2.9% 15 Jun 2026	70,000	68,857
	NORTHROP GRUMMAN CORP	2.93% 15 Jan 2025	110,000	109,346
	NORTHROP GRUMMAN CORP	3.25% 15 Jan 2028	205,000	205,299
	NORTHROP GRUMMAN CORP	2.08% 15 Oct 2020	160,000	158,696
	NORTHROP GRUMMAN CORP	3.25% 01 Aug 2023	160,000	163,270
	NORTHWEST FLORIDA TIMBER	4.75% 04 Mar 2029	365,000	345,592
	NOVARTIS CAPITAL CORP	3.1% 17 May 2027	30,000	30,587
	NSTAR ELECTRIC CO	3.2% 15 May 2027	100,000	101,211
	NXP BV/NXP FUNDING LLC	4.125% 01 Jun 2021	1,126,000	1,148,520
	ONEMAIN FINANCIAL ISSUANCE TRU	3.19% 18 Mar 2026	1,620,000	1,628,282
	ONEMAIN FINANCIAL ISSUANCE TRU	2.57% 18 Jul 2025	554,595	554,235
	ONEMAIN FINANCIAL ISSUANCE TRU	2.47% 18 Sep 2024	23,737	23,741
	ORIX CORP	2.9% 18 Jul 2022	80,000	79,720
	PENSKE TRUCK LEASING/PTL	3.4% 15 Nov 2026	175,000	172,791
	PEPSICO INC	3% 15 Oct 2027	25,000	24,912
	PETROLEOS MEXICANOS	6.5% 02 Jun 2041	225,000	231,413
	PFS FINANCING CORP	1% 15 Mar 2021	2,270,000	2,274,880
	PFS FINANCING CORP	1% 18 Feb 2020	1,700,000	1,702,104
	PIONEER NATURAL RESOURCE	4.45% 15 Jan 2026	252,000	270,103
	PIONEER NATURAL RESOURCE	3.95% 15 Jul 2022	108,000	112,568
	PITNEY BOWES INC	4.7% 01 Apr 2023	350,000	321,122
	PITNEY BOWES INC	3.625% 15 Sep 2020	268,000	265,320
	PNC BANK NA	2.15% 29 Apr 2021	250,000	247,776
	POUND STERLING	FOREIGN CURRENCY	101,466	137,259
	PRINCIPAL FINANCIAL GROU	3.1% 15 Nov 2026	50,000	49,382
	PRINCIPAL FINANCIAL GROU	3.125% 15 May 2023	65,000	65,350
	PROGRESS RESIDENTIAL TRUST	1% 17 Sep 2033	1,223,927	1,237,692
	QUALCOMM INC	3.45% 20 May 2025	51,000	51,116
	REALTY INCOME CORP	3% 15 Jan 2027	100,000	95,691
	REALTY INCOME CORP	4.125% 15 Oct 2026	140,000	145,553
	REPUBLIC OF COLOMBIA	3.875% 25 Apr 2027	500,000	509,000
	REPUBLIC OF COLOMBIA	4.5% 28 Jan 2026	305,000	325,283
	REPUBLIC OF SOUTH AFRICA	5.875% 16 Sep 2025	200,000	217,682
	REPUBLIC SERVICES INC	2.9% 01 Jul 2026	45,000	44,063
	REPUBLIC SERVICES INC	3.2% 15 Mar 2025	260,000	261,430
	REYNOLDS AMERICAN INC	3.25% 12 Jun 2020	68,000	69,094
	REYNOLDS AMERICAN INC	4.45% 12 Jun 2025	210,000	223,912
	REYNOLDS AMERICAN INC	4% 12 Jun 2022	120,000	125,380
	ROCKWELL COLLINS INC	2.8% 15 Mar 2022	445,000	445,627
	ROYAL BANK OF CANADA	2.15% 26 Oct 2020	170,000	168,902
	ROYAL BANK OF CANADA	2.125% 02 Mar 2020	230,000	229,309
	ROYAL BANK OF CANADA	2.2% 23 Sep 2019	1,605,000	1,604,119
	ROYAL BK SCOTLND GRP PLC	1% 15 May 2023	200,000	200,436
	RPM INTERNATIONAL INC	3.75% 15 Mar 2027	50,000	50,594
	SABINE PASS LIQUEFACTION	5.625% 01 Mar 2025	410,000	452,234
	SABINE PASS LIQUEFACTION	6.25% 15 Mar 2022	260,000	289,284
	SABINE PASS LIQUEFACTION	5.75% 15 May 2024	310,000	344,559
	SABINE PASS LIQUEFACTION	5.625% 01 Feb 2021	100,000	107,206
	SANTANDER DRIVE AUTO RECEIVABL	1.62% 16 Mar 2020	0	—
	SANTANDER UK GROUP HLDGS	2.875% 05 Aug 2021	268,000	267,343
	SANTANDER UK GROUP HLDGS	2.875% 16 Oct 2020	55,000	55,182
	SANTANDER UK PLC	5% 07 Nov 2023	380,000	406,052
	SCHOLAR FUNDING TRUST	1% 28 Oct 2043	997,239	987,929
	SHERWIN WILLIAMS CO	3.45% 01 Jun 2027	250,000	253,999
	SHIRE ACQ INV IRELAND DA	1.9% 23 Sep 2019	310,000	307,193
	SLM STUDENT LOAN TRUST	2.95% 15 Feb 2046	158,597	158,690
	SMB PRIVATE EDUCATION LOAN TRU	2.82% 15 Oct 2035	500,000	498,101
	SMB PRIVATE EDUCATION LOAN TRU	1% 15 Oct 2035	290,000	291,066
	SMB PRIVATE EDUCATION LOAN TRU	1% 15 Sep 2034	1,010,000	1,022,579
	SMB PRIVATE EDUCATION LOAN TRU	1% 15 May 2023	66,018	66,050
	SMB PRIVATE EDUCATION LOAN TRU	2.7% 15 May 2031	170,000	169,140
	SOCIAL PROFESSIONAL LOAN PROGR	2.84% 25 Jan 2041	1,470,000	1,471,960
	SOCIAL PROFESSIONAL LOAN PROGR	1.48% 26 May 2031	372,412	370,995
	SOCIAL PROFESSIONAL LOAN PROGR	2.51% 27 Sep 2032	555,081	551,730
	SOUTHWEST AIRLINES CO	2.75% 16 Nov 2022	320,000	319,655
	SOUTHWESTERN PUBLIC SERV	3.3% 15 Jun 2024	400,000	409,534
	SPECTRA ENERGY PARTNERS	3.375% 15 Oct 2026	270,000	266,827
	SRSRKFNM2 IRS USD P V 03MLIBOR	1% 09 Feb 2046	(1,135,000)	(1,135,000)
	SRSRKFNM2 IRS USD R F 2.39500	2.395% 09 Feb 2046	1,135,000	1,109,022
	SRTEHSEJ3 IRS USD P V 03MLIBOR	1% 15 Nov 2043	(440,000)	(440,000)
	SRTEHSEJ3 IRS USD R F 2.60582	2.605% 15 Nov 2043	440,000	441,837
	SRTEJBUK7 IRS USD P V 03MLIBOR	1% 15 Nov 2043	(450,000)	(450,000)
	SRTEJBUK7 IRS USD R F 2.59424	2.594% 15 Nov 2043	450,000	450,863
*	STATE STREET CORP	2.55% 18 Aug 2020	255,000	256,691

	STRYKER CORP	3.5% 15 Mar 2026	35,000		36,115
	SUMITOMO MITSUI BANKING	1% 18 Oct 2019	495,000		495,054
	SUMITOMO MITSUI TR BK LT	1.95% 19 Sep 2019	440,000		436,485
	SWAP BANK OF AMERICA BOC	SWAP CASH COLLATERAL USD	140,000		140,000
	SWAP BANK OF AMERICA BOC	SWAP CASH COLLATERAL USD	(140,000)		(140,000)
	SWAP CCPC GOLDMAN SACHS COC	SWAP CCPC CASH COLLATERAL	157,000		157,000
	SWAP CITIBANK BOC	SWAP CASH COLLATERAL USD	(20,000)		(20,000)
	SWAP GOLDMAN SACHS BOC	SWAP CASH COLLATERAL USD	(20,000)		(20,000)
	SYNCHRONY CREDIT CARD MASTER N	2.04% 15 Mar 2022	1,615,000		1,614,461
	SYNCHRONY FINANCIAL	2.7% 03 Feb 2020	215,000		215,537
	SYNGENTA FINANCE NV	3.125% 28 Mar 2022	200,000		194,460
	SYNOVUS FINANCIAL CORP	3.125% 01 Nov 2022	110,000		109,087
	TAPESTRY INC	4.125% 15 Jul 2027	65,000		65,494
*	TBA JP MORGAN BOC	TBA CASH COLLATERAL	(12,000)		(12,000)
	TELECOM ITALIA SPA	5.303% 30 May 2024	410,000		437,675
	TEVA PHARMACEUTICALS NE	1.4% 20 Jul 2018	260,000		258,269
	TEVA PHARMACEUTICALS NE	2.2% 21 Jul 2021	350,000		319,715
	TEVA PHARMACEUTICALS NE	1.7% 19 Jul 2019	260,000		252,615
	THERMO FISHER SCIENTIFIC	2.95% 19 Sep 2026	55,000		53,444
	THERMO FISHER SCIENTIFIC	3% 15 Apr 2023	60,000		60,370
	TIME WARNER INC	3.875% 15 Jan 2026	101,000		101,963
	TYCO ELECTRONICS GROUP S	3.45% 01 Aug 2024	30,000		30,840
	UBS AG LONDON	2.2% 08 Jun 2020	490,000		486,856
	UBS GROUP FUNDING SWITZE	3.491% 23 May 2023	625,000		634,946
	UBS GROUP FUNDING SWITZE	4.125% 24 Sep 2025	200,000		209,891
	UNION PACIFIC RR 2014 1	3.227% 14 May 2026	349,753		356,654
	UNITED MEXICAN STATES	4.15% 28 Mar 2027	403,000		417,911
	UNITED TECHNOLOGIES CORP	1% 04 May 2018	1,080,000		1,078,348
	UNITEDHEALTH GROUP INC	2.875% 15 Dec 2021	235,000		237,992
	UNITEDHEALTH GROUP INC	2.7% 15 Jul 2020	115,000		116,330
	UNITEDHEALTH GROUP INC	3.35% 15 Jul 2022	75,000		77,447
	US 10YR NOTE (CBT)MAR18	XCBT 20180320	19,700,000		(30,825)
	US 10YR ULTRA FUT MAR18	XCBT 20180320	(1,600,000)		(3,650)
	US 2YR NOTE (CBT) MAR18	XCBT 20180329	77,000,000		(107,016)
	US 5YR NOTE (CBT) MAR18	XCBT 20180329	7,700,000		(45,119)
	US BANCORP	3.15% 27 Apr 2027	220,000		220,403
	US BANCORP	3.1% 27 Apr 2026	60,000		59,577
	US DOLLAR		85,952		85,952
	US LONG BOND(CBT) MAR18	XCBT 20180320	(6,100,000)		17,182
	US TREASURY N/B	2% 31 Oct 2022	3,425,000		3,395,165
	US TREASURY N/B	2.125% 30 Sep 2024	3,040,000		3,001,763
	US TREASURY N/B	2.125% 30 Nov 2024	1,760,000		1,736,900
	US TREASURY N/B	1.875% 15 Dec 2020	13,090,000		13,052,162
	US TREASURY N/B	1.875% 31 Dec 2019	6,470,000		6,467,978
	US TREASURY N/B	2.125% 31 Jul 2024	8,202,000		8,104,601
	US TREASURY N/B	1.875% 31 Jul 2022	2,390,000		2,357,604
	US TREASURY N/B	2.25% 15 Aug 2027	12,435,000		12,260,133
	US TREASURY N/B	2.75% 15 Aug 2047	855,000		856,069
	US TREASURY N/B	1.25% 31 Aug 2019	1,660,000		1,643,076
	US TREASURY N/B	1.625% 31 Aug 2022	4,070,000		3,969,363
	US TREASURY N/B	2.25% 15 Nov 2027	20,000		19,718
	US TREASURY N/B	2.75% 15 Nov 2047	620,000		621,017
	US TREASURY N/B	1.75% 15 Nov 2020	2,593,300		2,578,409
	US TREASURY N/B	3% 15 May 2047	635,000		667,618
	US TREASURY N/B	2.375% 15 May 2027	3,053,000		3,044,294
	US TREASURY N/B	2% 31 May 2024	13,175,000		12,928,998
	US TREASURY N/B	2% 30 Jun 2024	1,065,000		1,044,615
	US TREASURY N/B	1.75% 30 Jun 2022	1,946,000		1,910,805
	US TREASURY N/B	2% 31 Dec 2021	6,445,000		6,412,272
	US TREASURY N/B	1.625% 15 Mar 2020	2,906,000		2,888,292
	US TREASURY N/B	2% 15 Nov 2026	1,596,000		1,544,566
	US TREASURY N/B	1.375% 31 May 2021	6,640,000		6,490,600
	US TREASURY N/B	1.125% 30 Jun 2021	15,160,000		14,681,513
	US TREASURY N/B	1.125% 31 Jul 2021	6,660,000		6,440,428
	US TREASURY N/B	2% 30 Nov 2022	19,310,000		19,134,249
	US TREASURY N/B	2% 30 Sep 2020	1,865,000		1,867,550
	US TREASURY N/B	2.75% 15 Feb 2024	2,895,000		2,970,994
	US ULTRA BOND CBT MAR18	XCBT 20180320	(1,200,000)		(6,125)
	VERIZON COMMUNICATIONS	4.125% 16 Mar 2027	720,000		750,753
	VERIZON COMMUNICATIONS	1% 22 May 2020	530,000		533,082
	VIACOM INC	4.25% 01 Sep 2023	130,000		132,728
	VIRGINIA ELEC + POWER CO	2.75% 15 Mar 2023	200,000		199,069
	WALDORF ASTORIA BOCA RATON TRU	1% 15 Jun 2029	110,000		110,170
	WALGREENS BOOTS ALLIANCE	3.45% 01 Jun 2026	70,000		69,220
	WELLS FARGO + COMPANY	2.625% 22 Jul 2022	670,000		666,396
	WELLS FARGO + COMPANY	3% 23 Oct 2026	334,000		327,372
	WELLS FARGO + COMPANY	4.3% 22 Jul 2027	150,000		159,721
	WELLS FARGO + COMPANY	2.6% 22 Jul 2020	211,000		212,299
	WELLS FARGO COMMERCIAL MORTGAG	1% 15 Dec 2048	525,000		543,288
	WELLS FARGO COMMERCIAL MORTGAG	1% 15 Dec 2059	7,951,482		504,238
	WELLS FARGO COMMERCIAL MORTGAG	1% 15 Dec 2048	0		—
	WESTROCK RKT CO	4.9% 01 Mar 2022	76,000		81,957
	WF RBS COMMERCIAL MORTGAGE TRU	3.752% 15 Sep 2057	395,000		412,770
	WF RBS COMMERCIAL MORTGAGE TRU	1% 15 Mar 2044	1,520,406		1,523,669
	WILLIS NORTH AMERICA INC	3.6% 15 May 2024	70,000		71,162
	WISCONSIN POWER + LIGHT	3.05% 15 Oct 2027	105,000		105,025
	XEROX CORPORATION	3.625% 15 Mar 2023	90,000		87,797
	XILINX INC	2.95% 01 Jun 2024	220,000		218,626

		Sub-Total: Fund 5710 1 of 16		Total	$507,612,671

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	90DAY EUR FUTR MAR18	XCME 20180319	68,250,000		$(6,825)
	ABBEY NAT’L TREASURY	1.37% 02 Feb 2018	6,800,000		6,791,719
	ABBVIE INC	2.9% 06 Nov 2022	900,000		902,617
	ALBA PLC	1% 15 Dec 2038	721,920		836,195
	ALLERGAN FUNDING SCS	3.45% 15 Mar 2022	1,900,000		1,930,503
	ARROW ELECTRONICS INC	3.875% 12 Jan 2028	1,000,000		997,002

AT+T INC	1% 15 Jul 2021	2,400,000	2,432,889
AUBURN SECURITIES PLC	1% 01 Dec 2041	346,818	462,242
AUSTRALIAN DOLLAR	FOREIGN CURRENCY	990	774
BANK OF AMERICA CORP	1% 20 Dec 2028	2,222,000	2,222,478
BANK OF AMERICA CORP	4% 01 Apr 2024	2,000,000	2,114,252
BANK OF AMERICA CORP	2.503% 21 Oct 2022	2,800,000	2,770,212
BANK OF AMERICA CORP	1% 24 Apr 2023	1,400,000	1,402,059
BANK OF AMERICA CORP	1% 20 Jan 2023	3,400,000	3,448,971
BANK OF NOVA SCOTIA	1.875% 26 Apr 2021	1,400,000	1,372,752
BANK TOKYO MIT UFJ NY	1.49% 25 May 2018	6,800,000	6,759,472
BANK TOKYO MIT UFJ NY	1.39% 01 Feb 2018	6,800,000	6,791,861
BARCLAYS BANK PLC	1% 10 Apr 2023	1,100,000	1,116,500
BARCLAYS CAPITAL REPO	1.75% 02 Jan 2018	51,700,000	51,700,000
BARCLAYS PLC	1% 10 Aug 2021	2,100,000	2,197,243
BARCLAYS PLC	3.25% 12 Feb 2027	1,200,000	1,695,926
BARCLAYS PLC	3.684% 10 Jan 2023	1,400,000	1,420,689
BBCCRE TRUST	3.966% 10 Aug 2033	2,200,000	2,237,697
BNP PARIBAS NEW YORK	1.42% 05 Feb 2018	6,800,000	6,790,612
BONOS Y OBLIG DEL ESTADO	4.5% 31 Jan 2018	3,000,000	3,615,369
BOSTON GAS COMPANY	3.15% 01 Aug 2027	300,000	299,035
BRAZILIAN REAL	FOREIGN CURRENCY	426,112	128,459
BRIXMOR OPERATING PART	3.25% 15 Sep 2023	1,200,000	1,175,674
BROADCOM CRP / CAYMN FI	3.625% 15 Jan 2024	1,100,000	1,093,823
BWU00L9Q5 IRS USD P F 2.50000	2.5% 20 Dec 2027	(52,500,000)	(52,889,116)
BWU00L9Q5 IRS USD R V 03MLIBOR	1% 20 Dec 2027	52,500,000	52,500,000
BWU00L9U6 IRS USD P F 2.75000	2.75% 20 Dec 2047	(1,300,000)	(1,350,812)
BWU00L9U6 IRS USD R V 03MLIBOR	1% 20 Dec 2047	1,300,000	1,300,000
BX TRUST	1% 15 Jul 2034	1,400,000	1,403,940
CADILLAC FAIRVIEW PRP TR	3.875% 20 Mar 2027	700,000	715,638
CALIFORNIA ST	7.5% 01 Apr 2034	800,000	1,184,656
CAN 10YR BOND FUT MAR18	XMOD 20180320	(600,000)	6,393
CANADIAN DOLLAR	FOREIGN CURRENCY	1,296,312	1,034,608
CAPITAL ONE MULTI ASSET EXECUT	1% 15 Feb 2022	1,200,000	1,205,683
CATERPLR FIN SRV CO.	1.42% 26 Feb 2018	3,400,000	3,392,490
CBL + ASSOCIATES LP	5.95% 15 Dec 2026	1,000,000	930,277
CCBPGTUS0 FWCC BNP USD	FORWARDS CASH COLLATERAL USD	251,000	251,000
CCTORIUS6 TD BANK COC SWCC	CCTORIUS6 TD BANK COC SWCC	250,000	250,000
CHASE ISSUANCE TRUST	1% 18 Jan 2022	1,200,000	1,204,271
CITIGROUP COMMERCIAL MORTGAGE	3.431% 10 Jun 2048	3,500,000	3,602,297
CITIGROUP INC	2.75% 25 Apr 2022	3,400,000	3,393,120
CITIGROUP INC	1% 25 Apr 2022	1,000,000	1,010,368
CITIGROUP INC	1% 10 Jan 2020	1,400,000	1,408,323
COMM MORTGAGE TRUST	3.178% 10 Feb 2035	1,130,000	1,138,104
CONSTELLATION BRANDS INC	3.75% 01 May 2021	1,500,000	1,550,542
CRED SUIS GP FUN LTD	3.125% 10 Dec 2020	1,000,000	1,012,026
CRED SUIS GP FUN LTD	3.8% 15 Sep 2022	2,500,000	2,578,849
CREDIT AGRICOLE	1.39% 05 Feb 2018	5,100,000	5,093,108
CREDIT SUISSE MORTGAGE TRUST	3.565% 15 Dec 2049	900,000	928,876
CSAIL COMMERCIAL MORTGAGE TRUS	3.448% 15 Aug 2048	1,300,000	1,336,339
CURRENCY CONTRACT	BRL/USD		(23,776)
CURRENCY CONTRACT	CAD/USD		14,369
CURRENCY CONTRACT	CAD/USD		18,088
CURRENCY CONTRACT	CAD/USD		40,023
CURRENCY CONTRACT	CAD/USD		117,337
CURRENCY CONTRACT	CAD/USD		11,314
CURRENCY CONTRACT	DKK/USD		1,304,980
CURRENCY CONTRACT	DKK/USD		215,861
CURRENCY CONTRACT	DKK/USD		56,683
CURRENCY CONTRACT	EUR/USD		14,194
CURRENCY CONTRACT	MXN/USD		(38,286)
CURRENCY CONTRACT	USD/BRL		(23,846)
CURRENCY CONTRACT	USD/CAD		(252,669)
CURRENCY CONTRACT	USD/CAD		(48,528)
CURRENCY CONTRACT	USD/CAD		(45,007)
CURRENCY CONTRACT	USD/DKK		(40,108)
CURRENCY CONTRACT	USD/DKK		(42,099)
CURRENCY CONTRACT	USD/DKK		(272,835)
CURRENCY CONTRACT	USD/DKK		(535,688)
CURRENCY CONTRACT	USD/DKK		(340,721)
CURRENCY CONTRACT	USD/DKK		(1,119,760)
CURRENCY CONTRACT	USD/DKK		(32,108)
CURRENCY CONTRACT	USD/DKK		(295,993)
CURRENCY CONTRACT	USD/EUR		(52,381)
CURRENCY CONTRACT	USD/EUR		(60,124)
CURRENCY CONTRACT	USD/GBP		(37,718)
CURRENCY CONTRACT	USD/MXN		(33,982)
DANISH KRONE	FOREIGN CURRENCY	1,950	315
DELL INT LLC / EMC CORP	5.45% 15 Jun 2023	500,000	540,320
DELL INT LLC / EMC CORP	4.42% 15 Jun 2021	3,000,000	3,126,058
DEUTSCHE BANK AG	1% 10 May 2019	2,300,000	2,342,833
DEUTSCHE BANK AG	4.25% 14 Oct 2021	700,000	728,256
DEVELOPMENT BK OF JAPAN	1.625% 01 Sep 2021	2,400,000	2,299,154
DIGITAL REALTY TRUST LP	3.95% 01 Jul 2022	1,100,000	1,149,131
ENBRIDGE INC	3.7% 15 Jul 2027	2,700,000	2,711,384
ENERGY TRANSFER PARTNERS	4.15% 01 Oct 2020	1,000,000	1,032,646
ENTERGY ARKANSAS INC	3.5% 01 Apr 2026	2,200,000	2,270,194
ENTERGY LOUISIANA LLC	3.12% 01 Sep 2027	2,200,000	2,194,385
ENTERGY MISSISSIPPI INC	2.85% 01 Jun 2028	1,700,000	1,645,983
ESSEX PORTFOLIO LP	3.625% 01 May 2027	1,200,000	1,208,687
EURO BUXL 30Y BND MAR18	XEUR 20180308	700,000	(4,203)
EURO CURRENCY	FOREIGN CURRENCY	56,492	67,836
EURO OAT FUTURE MAR18	XEUR 20180308	(8,700,000)	167,211
EURO-BTP FUTURE MAR18	XEUR 20180308	(2,300,000)	87,274
FANNIE MAE	7% 25 Jul 2039	363,687	393,916
FANNIE MAE	2.75% 25 May 2020	4,181	4,181
FANNIE MAE	6.5% 25 Sep 2029	722,156	775,029
FANNIE MAE	7% 25 Oct 2022	55,400	59,524
FANNIE MAE	6.5% 25 Feb 2023	60,823	64,517
FANNIE MAE	6.5% 25 Jul 2029	605,489	677,865
FANNIE MAE	7.5% 20 Sep 2027	371,822	414,480
FANNIEMAE WHOLE LOAN	6.5% 25 Jun 2028	39,282	42,961
FED HM LN PC POOL 1J1214	1% 01 Sep 2035	73,832	76,354
FED HM LN PC POOL 1J1219	1% 01 Oct 2035	357,154	373,315
FED HM LN PC POOL 781923	1% 01 Sep 2034	967,969	1,018,944
FED HM LN PC POOL 785867	1% 01 Dec 2026	19,537	19,844
FED HM LN PC POOL 789758	1% 01 Sep 2032	26,000	27,351
FED HM LN PC POOL 789777	1% 01 Sep 2032	19,850	20,891

FED HM LN PC POOL 848812	1% 01 Oct 2039	1,919,950	2,024,346
FED HM LN PC POOL A96488	5% 01 Jan 2041	532,432	576,274
FED HM LN PC POOL C91256	5% 01 Jun 2029	53,154	57,201
FED HM LN PC POOL E01479	3.5% 01 Sep 2018	113,546	117,348
FED HM LN PC POOL G01827	4.5% 01 Jun 2035	163,573	174,566
FED HM LN PC POOL G08767	4% 01 Jun 2047	4,196,902	4,389,186
FHA 221 D4	7.43% 01 Dec 2020	36,123	35,215
FHA 221/D4 GMAC 56 P8/01	7.43% 25 Oct 2022	0	0
FHA INSD 23RD MTG	7.43% 01 Mar 2022	5,044	4,918
FHA INSD MTG P/T	7.43% 01 Jul 2024	4,259	4,206
FHA INSD MTG POOL 56 GMAC	7.43% 25 Oct 2022	0	0
FHA PROJ LN CTF SER POOL 5	7.43% 01 Feb 2022	3,172	3,092
FHLMC MULTIFAMILY STRUCTURED P	5.105% 25 May 2019	5,475,000	5,637,470
FHLMC MULTIFAMILY STRUCTURED P	2.864% 25 Oct 2026	9,915,861	10,026,201
FHLMC TBA 30 YR 3.5	3.5% 13 Feb 2048	5,000,000	5,126,239
FHLMC TBA 30 YR 4	4% 13 Feb 2048	3,000,000	3,132,656
FIRSTENERGY CORP	4.25% 15 Mar 2023	1,000,000	1,044,457
FNMA POOL 190639	1% 01 Jan 2024	1,315	1,440
FNMA POOL 251890	6.5% 01 Aug 2018	1,883	2,088
FNMA POOL 255075	5.5% 01 Feb 2024	179,788	196,794
FNMA POOL 256158	1% 01 Feb 2036	8,174	8,606
FNMA POOL 257238	5% 01 Jun 2028	114,690	123,213
FNMA POOL 429715	6.5% 01 Apr 2018	1,992	2,208
FNMA POOL 450838	5.5% 01 Dec 2028	2,224	2,434
FNMA POOL 457274	1% 01 Oct 2028	5,202	5,212
FNMA POOL 544502	1% 01 Jul 2030	40,214	40,662
FNMA POOL 559810	1% 01 Aug 2040	53,366	53,424
FNMA POOL 735764	1% 01 Jul 2035	518,250	549,500
FNMA POOL 735965	1% 01 Oct 2035	234,008	247,647
FNMA POOL 745390	1% 01 Feb 2036	2,268,480	2,375,611
FNMA POOL 745393	1% 01 Sep 2020	0	—
FNMA POOL 783610	1% 01 Jun 2035	415,887	437,386
FNMA POOL 814000	6% 01 Jun 2035	56,744	63,391
FNMA POOL 822101	1% 01 May 2035	552,636	582,416
FNMA POOL 825157	1% 01 Aug 2035	173,013	179,846
FNMA POOL 826129	1% 01 Jul 2035	391,422	406,784
FNMA POOL 874959	6.2% 01 Nov 2037	552,083	624,343
FNMA POOL 874960	6.2% 01 Nov 2037	454,606	514,108
FNMA POOL 890362	1% 01 Aug 2041	1,488,631	1,614,936
FNMA POOL 897717	1% 01 Aug 2036	80,925	84,236
FNMA POOL 898318	6% 01 Nov 2036	29,295	32,726
FNMA POOL 899601	5.5% 01 Jul 2047	1,330,708	1,415,218
FNMA POOL 902551	6% 01 Nov 2036	6,491	7,334
FNMA POOL 995797	1% 01 Mar 2021	89,119	90,500
FNMA POOL AA6435	6% 01 May 2040	23,793	26,580
FNMA POOL AA7916	4% 01 Mar 2039	21,272	22,380
FNMA POOL AB4049	4% 01 Dec 2041	563,565	598,418
FNMA POOL AB6244	4% 01 Sep 2042	1,680,653	1,783,467
FNMA POOL AB6535	4% 01 Oct 2042	3,885,166	4,119,017
FNMA POOL AB9136	2.5% 01 Apr 2043	115,136	111,642
FNMA POOL AB9589	4% 01 Jun 2043	3,015,898	3,205,312
FNMA POOL AC1254	4% 01 Aug 2039	53,496	56,854
FNMA POOL AE0715	1% 01 Dec 2040	2,345,571	2,492,207
FNMA POOL AE8349	6% 01 Aug 2037	12,871	14,385
FNMA POOL AK0730	1% 01 Feb 2042	582,304	607,294
FNMA POOL AK2411	4% 01 Feb 2042	356,388	378,427
FNMA POOL AK6297	4% 01 Mar 2042	154,637	164,684
FNMA POOL AK9808	4% 01 Apr 2042	12,378	13,145
FNMA POOL AL0300	1% 01 Jun 2026	0	—
FNMA POOL AL2815	1% 01 May 2035	194,259	205,866
FNMA POOL AL5548	1% 01 May 2038	1,607,477	1,688,589
FNMA POOL AL6447	1% 01 Jan 2026	70,373	71,464
FNMA POOL AL7183	1% 01 Jan 2036	542,696	573,286
FNMA POOL AL8092	1% 01 Jul 2042	2,252,017	2,392,635
FNMA POOL AL8922	1% 01 May 2030	1,867,985	1,907,846
FNMA POOL AL9380	1% 01 Apr 2031	2,121,318	2,167,582
FNMA POOL AM3528	2.69% 01 Oct 2023	5,000,000	5,041,549
FNMA POOL AR5180	3% 01 Jul 2043	2,703,238	2,716,872
FNMA POOL AS1410	3% 01 Jan 2029	628,236	641,270
FNMA POOL AS4168	4% 01 Dec 2044	252,719	264,537
FNMA POOL AS5715	3% 01 Sep 2030	724,873	739,913
FNMA POOL AS7603	4% 01 Jul 2046	5,049,476	5,282,527
FNMA POOL AX7911	3% 01 Jan 2045	347,583	348,679
FNMA POOL AZ8086	3.5% 01 Jul 2045	1,384,228	1,426,724
FNMA POOL BE2092	3.5% 01 Dec 2046	1,071,048	1,100,254
FNMA POOL BE4547	2.5% 01 Jan 2032	25,187	25,165
FNMA POOL MA0184	5% 01 Sep 2029	922,106	991,375
FNMA POOL MA0357	4% 01 Mar 2020	362,023	372,580
FNMA POOL MA0430	4% 01 Jun 2020	343,084	353,088
FNMA POOL MA1524	3% 01 Aug 2043	0	—
FNMA TBA 15 YR 2.5	2.5% 16 Feb 2033	1,000,000	997,600
FNMA TBA 30 YR 3	3% 18 Jan 2048	27,000,000	27,000,000
FNMA TBA 30 YR 3	3% 13 Feb 2048	31,000,000	30,959,434
FNMA TBA 30 YR 3.5	3.5% 18 Jan 2048	32,000,000	32,855,002
FNMA TBA 30 YR 3.5	3.5% 13 Feb 2048	19,000,000	19,477,228
FNMA TBA 30 YR 3.5	3.5% 13 Mar 2048	8,000,000	8,188,438
FNMA TBA 30 YR 4	4% 18 Jan 2048	15,000,000	15,686,084
FNMA TBA 30 YR 4	4% 18 Jan 2048	(15,000,000)	(15,686,084)
FNMA TBA 30 YR 4	4% 13 Feb 2048	42,000,000	43,861,971
FNMA TBA 30 YR 4	4% 13 Mar 2048	5,000,000	5,214,046
FNMA TBA 30 YR 4	4% 13 Dec 2047	7,000,000	7,321,142
FNMA TBA 30 YR 4	4% 13 Dec 2047	(7,000,000)	(7,321,142)
FNMA TBA 30 YR 4.5	4.5% 13 Feb 2048	16,000,000	17,002,499
FORD CREDIT AUTO LEASE TRUST	1.56% 15 Nov 2019	606,317	605,492
FORD CREDIT AUTO LEASE TRUST	1% 15 Nov 2019	1,212,634	1,212,513
FORD MOTOR CREDIT CO LLC	2.459% 27 Mar 2020	1,200,000	1,196,146
FORD MOTOR CREDIT CO LLC	3.2% 15 Jan 2021	1,200,000	1,216,796
FREDDIE MAC	6.5% 15 Feb 2026	463,117	512,898
FREDDIE MAC	6% 15 Jul 2023	267,356	283,690
FREDDIE MAC	6% 15 Dec 2028	329,593	362,096
FREDDIE MAC	1% 15 May 2037	718,482	717,001
FREDDIE MAC	7% 15 May 2022	27,345	28,651
FREDDIE MAC	5.5% 15 Nov 2032	1,590,697	1,722,658
FUTURES USD CITI CASH	COLLATERAL	129,000	129,000
GENERAL MOTORS FINL CO	3.2% 13 Jul 2020	1,400,000	1,419,002
GEORGIA PACIFIC LLC	5.4% 01 Nov 2020	2,100,000	2,264,887
GM FINANCIAL AUTOMOBILE LEASIN	1.67% 20 Sep 2019	1,146,481	1,145,030

	GNMA I TBA 30 YR 4	4% 21 Feb 2048	1,000,000	1,043,119
	GNMA II POOL 002910	8.5% 20 Apr 2030	1,094	1,250
	GNMA II POOL 002947	8.5% 20 Jul 2030	542	619
	GNMA II POOL 003029	8.5% 20 Jan 2031	3,174	3,643
	GNMA II POOL 780840	8.5% 20 Jul 2028	8,144	9,432
	GNMA II TBA 30 YR 4	4% 21 Feb 2048	1,000,000	1,042,090
	GNMA POOL 783473	3.5% 15 Nov 2041	989,697	1,026,412
	GNMA POOL AL1543	3% 15 May 2045	841,385	848,574
	GOLDEN CREDIT CARD TRUST	1% 15 Feb 2021	1,200,000	1,203,354
	GOLDMAN SACHS GROUP INC	5.75% 24 Jan 2022	5,000,000	5,544,153
	GOLDMAN SACHS GROUP INC	1% 26 Apr 2022	3,300,000	3,338,383
	GOODMAN US FIN FOUR	4.5% 15 Oct 2037	700,000	723,422
	GOVERNMENT NATIONAL MORTGAGE A	4.5% 20 Nov 2034	464,309	474,067
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Jul 2065	0	—
	GS MORTGAGE SECURITIES TRUST	3.467% 10 Jun 2047	2,300,000	2,367,064
	GS MORTGAGE SECURITIES TRUST	2.855% 10 May 2034	1,000,000	1,001,143
	HCA INC	5% 15 Mar 2024	2,700,000	2,808,000
	HEINEKEN NV	3.5% 29 Jan 2028	2,700,000	2,754,557
	HOST HOTELS + RESORTS LP	3.875% 01 Apr 2024	900,000	915,668
	HSBC BANK CANADA.	1% 08 Jan 2018	2,200,000	1,755,435
	HSBC HOLDINGS PLC	1% 05 Jan 2022	1,400,000	1,447,401
	HSBC HOLDINGS PLC	3.4% 08 Mar 2021	1,300,000	1,328,726
	IMM EUR FUT OPT MAR18C 98.75	EXP 03/19/2018	(575,000)	(1,438)
	IMM EUR FUT OPT MAR18P 98.25	EXP 03/19/2018	575,000	30,188
	ING GROEP NV	3.15% 29 Mar 2022	1,100,000	1,113,154
	ING US FUNDING LLC	1% 23 Jul 2018	6,800,000	6,800,000
	ING US FUNDING LLC	1.52% 25 May 2018	6,800,000	6,758,656
	INTERCONTINENTALEXCHANGE	2.35% 15 Sep 2022	1,700,000	1,687,416
	INTL LEASE FINANCE CORP	8.25% 15 Dec 2020	800,000	918,923
	IPALCO ENTERPRISES INC	3.45% 15 Jul 2020	1,700,000	1,717,000
	J.P. MORGAN SECURITIES	1.43% 06 Feb 2018	6,800,000	6,790,276
	J.P. MORGAN SECURITIES	1.54% 29 May 2018	6,800,000	6,756,948
	JAPAN FIN ORG MUNICIPAL	2.125% 13 Apr 2021	1,300,000	1,277,476
	JAPANESE YEN	FOREIGN CURRENCY	22,525,824	199,963
	JP MORGAN CHASE COMMERCIAL MOR	4.387% 15 Feb 2046	2,333,968	2,345,995
	JP MORGAN CHASE COMMERCIAL MOR	1% 15 Jan 2033	1,119,173	1,119,972
	JP MORGAN MORTGAGE TRUST	1% 25 Feb 2035	0	—
	JP MORGAN MORTGAGE TRUST	6% 25 Aug 2022	0	—
	JPMBB COMMERCIAL MORTGAGE SECU	3.017% 15 Feb 2048	1,900,000	1,922,802
*	JPMORGAN CHASE + CO	3.25% 23 Sep 2022	500,000	511,926
*	JPMORGAN CHASE + CO	2.4% 07 Jun 2021	1,100,000	1,094,095
*	JPMORGAN CHASE + CO	1% 25 Apr 2023	3,400,000	3,403,295
*	JPMORGAN CHASE + CO	1% 25 Apr 2023	1,000,000	1,011,233
	JPN 10Y BOND(OSE) MAR18	XOSE 20180313	(1,000,000,000)	7,989
	JPN BANK FOR INT L COOP	2.875% 21 Jul 2027	1,000,000	1,006,282
	KENNEDY WILSON EUROPE RE	3.95% 30 Jun 2022	1,300,000	1,847,770
	KILROY REALTY LP	4.375% 01 Oct 2025	2,300,000	2,412,866
	LONG GILT FUTURE MAR18	IFLL 20180327	(10,700,000)	(121,585)
	MERRILL LYNCH MORTGAGE INVESTO	1% 25 Feb 2036	0	—
	MEXICAN PESO (NEW)	FOREIGN CURRENCY	315	16
	MID AMERICA APARTMENTS	3.6% 01 Jun 2027	1,900,000	1,903,241
	MLCC MORTGAGE INVESTORS INC	1% 25 Nov 2035	0	—
	MONONGAHELA POWER CO	3.55% 15 May 2027	2,000,000	2,038,991
	MOODY S CORPORATION	4.5% 01 Sep 2022	2,200,000	2,357,233
	MORGAN STANLEY	7.3% 13 May 2019	1,100,000	1,172,721
	MORGAN STANLEY	2.5% 21 Apr 2021	1,000,000	998,326
	MORGAN STANLEY	3.125% 27 Jul 2026	700,000	690,431
	MORGAN STANLEY	2.625% 17 Nov 2021	3,400,000	3,384,507
	MORGAN STANLEY	2.75% 19 May 2022	1,000,000	996,329
	MORGAN STANLEY	TBA CASH COLLATERAL	(36,000)	(36,000)
	MORGAN STANLEY	1% 20 Jan 2022	1,400,000	1,423,159
	MORGAN STANLEY	1% 14 Feb 2020	300,000	301,196
	MORGAN STANLEY CAPITAL I TRUST	1% 13 Jul 2029	1,100,000	1,114,269
	MYLAN NV	3.15% 15 Jun 2021	900,000	905,024
	NATIONAL AUSTRALIA BANK	2.4% 07 Dec 2021	2,700,000	2,689,294
	NATIONAL RETAIL PROP INC	3.5% 15 Oct 2027	1,500,000	1,473,783
*	NATIXIS NY	1.41% 31 Jan 2018	6,800,000	6,792,010
	NAVIENT STUDENT LOAN TRUST	1% 16 Jan 2035	512,901	516,054
	NAVIENT STUDENT LOAN TRUST	1% 25 Mar 2066	2,209,045	2,260,554
	NEW YORK CITY NY TRANSITIONAL	4.905% 01 Nov 2024	1,900,000	2,134,517
	NEW ZEALAND DOLLAR	FOREIGN CURRENCY	467	332
	PENNSYLVANIA ST HGR EDU ASSIST	1% 25 Jul 2029	827,456	829,541
	PFP III	1% 14 Jan 2035	1,128,437	1,129,848
	POUND STERLING	FOREIGN CURRENCY	176,353	238,562
	RESOURCE CAPITAL CORP LTD	1% 15 Aug 2032	601,761	601,255
	RMAC SECURITIES PLC	1% 12 Jun 2044	1,266,852	1,658,078
	ROCHESTER GAS + ELECTRIC	3.1% 01 Jun 2027	1,000,000	989,882
	SABINE PASS LIQUEFACTION	5.875% 30 Jun 2026	1,200,000	1,348,162
	SANTANDER UK GROUP HLDGS	3.125% 08 Jan 2021	3,400,000	3,431,980
	SINGAPORE DOLLAR	FOREIGN CURRENCY	283	212
	SLM STUDENT LOAN TRUST	1% 27 Apr 2026	1,558,724	1,564,350
	SLM STUDENT LOAN TRUST	1% 25 Jan 2027	1,504,385	1,497,464
	SLM STUDENT LOAN TRUST	1% 25 Apr 2023	7,217,496	7,385,439
	SLM STUDENT LOAN TRUST	1% 27 Oct 2025	844,230	843,634
	SLM STUDENT LOAN TRUST	1% 25 Apr 2027	312,141	311,418
	SMALL BUSINESS ADMINISTRATION	5.6% 01 Sep 2028	0	—
	SMBC AVIATION CAPITAL FI	3% 15 Jul 2022	3,400,000	3,367,045
	SOFI CONSUMER LOAN PROGRAM TRU	2.14% 25 Sep 2026	1,408,722	1,405,043
	SOFI CONSUMER LOAN PROGRAM TRU	2.2% 25 Nov 2026	1,606,381	1,603,397
	SOUTH CAROLINA STUDENT LOAN CO	1% 01 Dec 2023	435,586	435,560
	SOUTHWESTERN ELEC POWER	2.75% 01 Oct 2026	700,000	674,160
	SPRINT SPECTRUM / SPEC I	3.36% 20 Mar 2023	937,500	943,359
	SSGA	G STIFF ERISA QUALIFIED	744,009	744,009
	STANDARD CHARTERED BANK	1.6% 05 Feb 2018	3,000,000	2,995,333
	SUMITOMO MITSUI TR BK LT	1% 18 Oct 2019	1,200,000	1,210,177
	SWAP BNP PARIBAS COC	SWAP CASH COLLATERAL USD	330,000	330,000
	SWAP CCPC CITIBANK COC	SWAP CCPC CASH COLLATERAL	7,000	7,000
	SWAP CITIBANK BOC	SWAP CASH COLLATERAL USD	(1,050,000)	(1,050,000)
	SWAP HSBC COC	SWAP CASH COLLATERAL USD	30,000	30,000
	SWAP JP MORGAN COC	SWAP CASH COLLATERAL USD	330,000	330,000
	SWAP RBC COCF CANADA	SWAP CASH COLLATERAL USD	1,020,000	1,020,000
	SWAPS CCNGFIUS2 COC USD	SWAPS CASH COLLATERAL USD	39,000	39,000
	SWCC CCSCXIUS6 COC	SWCC CASH COLLATERAL USD	250,000	250,000
	SWISS FRANC	FOREIGN CURRENCY	374	383
	SWPC0F962 CDS USD P V 03MEVENT	1% 20 Jun 2022	(1,200,000)	(1,200,000)
	SWPC0F962 CDS USD R F 1.00000	1% 20 Jun 2022	1,200,000	1,222,100
	SWPC0FA52 CDS USD P V 03MEVENT	1% 20 Jun 2022	(30,200,000)	(30,200,000)

SWPC0FA52 CDS USD R F 1.00000	1% 20 Jun 2022	30,200,000		30,873,913
SWPC0G796 CDS USD P V 03MEVENT	1% 20 Dec 2022	(1,600,000)		(1,600,000)
SWPC0G796 CDS USD R F 1.00000	1% 20 Dec 2022	1,600,000		1,638,139
TECH DATA CORP	3.7% 15 Feb 2022	2,000,000		2,006,202
THAILAND BAHT	FOREIGN CURRENCY	760		23
THE BANK OF NOVA SCOTIA REPO	1.75% 02 Jan 2018	67,700,000		67,700,000
TOKYO METROPOLITAN GOVT	2.5% 08 Jun 2022	1,000,000		989,566
TORONTO DOMINION BANK	1% 05 Jan 2018	2,600,000		2,074,824
TRANSURBAN FINANCE CO	4.125% 02 Feb 2026	1,000,000		1,040,496
UBS AG	1% 22 May 2023	1,600,000		1,610,973
UBS AG	5.125% 15 May 2024	1,200,000		1,266,144
UBS AG LONDON	1% 08 Jun 2020	1,600,000		1,606,979
UBS AG STAMFORD CT	7.625% 17 Aug 2022	1,000,000		1,168,200
UBS GROUP FUNDING SWITZE	3% 15 Apr 2021	1,000,000		1,007,020
UBS GROUP FUNDING SWITZE	2.65% 01 Feb 2022	3,400,000		3,361,500
US 10YR NOTE (CBT)MAR18	XCBT 20180320	69,400,000		(467,961)
US 5YR NOTE (CBT) MAR18	XCBT 20180329	44,700,000		(286,359)
US DOLLAR		980,095		980,095
US LONG BOND(CBT) MAR18	XCBT 20180320	(1,300,000)		(3,832)
US TREASURY N/B	3% 15 May 2042	6,900,000		7,262,520
US TREASURY N/B	2.75% 15 Aug 2042	400,000		402,781
US TREASURY N/B	2.75% 15 Nov 2042	5,300,000		5,333,539
US TREASURY N/B	3.125% 15 Feb 2043	900,000		966,902
US TREASURY N/B	5.25% 15 Feb 2029	8,700,000		11,079,586
US TREASURY N/B	2% 31 Oct 2022	200,000		198,258
US TREASURY N/B	4.375% 15 May 2040	100,000		128,938
US TREASURY N/B	4.375% 15 May 2041	2,700,000		3,493,230
US TREASURY N/B	2.875% 15 May 2043	2,400,000		2,467,781
US TREASURY N/B	3.625% 15 Aug 2043	5,500,000		6,419,102
US TREASURY N/B	3.75% 15 Nov 2043	3,600,000		4,289,484
US TREASURY N/B	3.125% 15 Aug 2044	7,600,000		8,168,516
US TREASURY N/B	1.625% 15 May 2026	10,600,000		9,983,875
US TREASURY N/B	2.125% 31 Mar 2024	2,800,000		2,771,453
US TREASURY N/B	3% 15 May 2047	2,000,000		2,102,734
US TREASURY N/B	2.375% 15 May 2027	10,100,000		10,071,199
US TREASURY N/B	1.875% 31 Jul 2022	200,000		197,289
US TREASURY N/B	2.125% 31 Jul 2024	16,600,000		16,402,875
US TREASURY N/B	2.25% 15 Aug 2027	20,730,000		20,438,484
US TREASURY N/B	3% 15 Nov 2044	800,000		840,281
US TREASURY N/B	2% 15 Feb 2025	2,200,000		2,150,586
US TREASURY N/B	2.5% 15 Feb 2045	8,700,000		8,293,887
US TREASURY N/B	2.875% 15 Aug 2045	6,700,000		6,871,164
US TREASURY N/B	1.875% 31 Aug 2022	1,900,000		1,873,281
US TREASURY N/B	2.5% 15 Feb 2046	700,000		666,121
US TREASURY N/B	2.25% 31 Jan 2024	600,000		598,711
US TREASURY N/B	1.875% 28 Feb 2022	33,300,000		32,939,684
VEREIT OPERATING PARTNER	3.95% 15 Aug 2027	400,000		395,429
VERIZON COMMUNICATIONS	3.376% 15 Feb 2025	1,992,000		1,999,524
VERIZON COMMUNICATIONS	4.125% 16 Mar 2027	2,100,000		2,189,697
VESTEDA FINANCE BV	2.5% 27 Oct 2022	1,500,000		1,942,355
VMWARE INC	3.9% 21 Aug 2027	2,700,000		2,725,601
WALDORF ASTORIA BOCA RATON TRU	1% 15 Jun 2029	1,100,000		1,101,698
WEA FINANCE LLC/WESTFIEL	3.25% 05 Oct 2020	1,100,000		1,119,262
WELLS FARGO + COMPANY	2.1% 26 Jul 2021	900,000		884,931
WELLS FARGO + COMPANY	1% 31 Oct 2023	800,000		821,271
WELLS FARGO + COMPANY	2.5% 04 Mar 2021	1,800,000		1,799,176
YUAN RENMINBI	FOREIGN CURRENCY	401		62
ZIMMER BIOMET HOLDINGS	3.375% 30 Nov 2021	1,030,000		1,043,603
ZIMMER BIOMET HOLDINGS	3.15% 01 Apr 2022	2,000,000		2,004,898

	Sub-Total: Fund 5711 2 of 16		Total	$873,973,948

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value
	SSGA	G STIFF ERISA QUALIFIED	121,933,579		$121,933,579

		Sub-Total: Fund 5725 3 of 16		Total	$121,933,579

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value
	21ST CENTURY FOX AMERICA	6.75% 09 Jan 2038	1,060,000		$1,446,964
	21ST CENTURY FOX AMERICA	6.2% 15 Dec 2034	60,000		77,481
	90DAY EUR FUTR DEC18	XCME 20181217	(49,750,000)		55,900
	90DAY EUR FUTR DEC19	XCME 20191216	(68,750,000)		(62,463)
	90DAY EUR FUTR JUN18	XCME 20180618	(98,000,000)		96,088
	90DAY EUR FUTR MAR18	XCME 20180319	(169,750,000)		251,063
	90DAY EUR FUTR SEP18	XCME 20180917	(14,250,000)		59,813
	ABB FINANCE USA INC	4.375% 08 May 2042	120,000		129,433
	ABBOTT LABORATORIES	4.75% 30 Nov 2036	250,000		280,900
	ABBOTT LABORATORIES	3.75% 30 Nov 2026	490,000		503,164
	ABBOTT LABORATORIES	4.9% 30 Nov 2046	420,000		481,529
	ABBVIE INC	3.6% 14 May 2025	30,000		30,842
	ABN AMRO BANK NV	4.75% 28 Jul 2025	470,000		498,905
	ABU DHABI GOVT INT L	2.5% 11 Oct 2022	2,430,000		2,381,400
	AERCAP IRELAND CAP/GLOBA	3.75% 15 May 2019	830,000		843,136
	AETNA INC	2.8% 15 Jun 2023	110,000		108,260
	ALLERGAN FUNDING SCS	4.55% 15 Mar 2035	80,000		84,653
	ALLERGAN FUNDING SCS	3.8% 15 Mar 2025	1,530,000		1,557,612
	ALLERGAN FUNDING SCS	4.75% 15 Mar 2045	54,000		57,486
	ALLERGAN FUNDING SCS	3.45% 15 Mar 2022	240,000		243,853
	ALTRIA GROUP INC	2.85% 09 Aug 2022	10,000		10,066

ALTRIA GROUP INC	9.25% 06 Aug 2019	1,650,000	1,829,274
AMAZON.COM INC	3.875% 22 Aug 2037	260,000	275,886
AMAZON.COM INC	4.05% 22 Aug 2047	320,000	344,869
AMAZON.COM INC	3.15% 22 Aug 2027	610,000	610,919
AMAZON.COM INC	4.95% 05 Dec 2044	370,000	449,759
AMERICA MOVIL SAB DE CV	3.125% 16 Jul 2022	200,000	202,382
AMERICA MOVIL SAB DE CV	5% 30 Mar 2020	670,000	706,140
AMGEN INC	3.625% 22 May 2024	120,000	124,679
ANADARKO PETROLEUM CORP	4.85% 15 Mar 2021	230,000	242,888
ANADARKO PETROLEUM CORP	6.6% 15 Mar 2046	70,000	90,039
ANADARKO PETROLEUM CORP	6.45% 15 Sep 2036	420,000	514,421
ANGLO AMERICAN CAPITAL	3.625% 11 Sep 2024	1,150,000	1,144,491
ANHEUSER BUSCH INBEV FIN	4.9% 01 Feb 2046	1,200,000	1,390,787
ANHEUSER BUSCH INBEV FIN	3.3% 01 Feb 2023	890,000	910,731
ANHEUSER BUSCH INBEV FIN	3.65% 01 Feb 2026	630,000	650,146
ANHEUSER BUSCH INBEV FIN	2.65% 01 Feb 2021	490,000	492,459
ANHEUSER BUSCH INBEV WOR	2.5% 15 Jul 2022	400,000	396,966
ANHEUSER BUSCH INBEV WOR	5.375% 15 Jan 2020	450,000	477,364
ANHEUSER BUSCH INBEV WOR	5% 15 Apr 2020	940,000	997,413
ANTHEM INC	2.95% 01 Dec 2022	230,000	230,096
ANTHEM INC	3.65% 01 Dec 2027	290,000	295,605
ANTHEM INC	3.35% 01 Dec 2024	140,000	142,033
ANTHEM INC	3.7% 15 Aug 2021	620,000	639,094
APACHE CORP	4.25% 15 Jan 2044	60,000	58,126
APACHE CORP	5.1% 01 Sep 2040	940,000	1,001,462
APACHE CORP	3.25% 15 Apr 2022	690,000	695,212
APACHE CORP	6% 15 Jan 2037	70,000	82,795
APPLE INC	2% 13 Nov 2020	410,000	407,409
APPLE INC	2.45% 04 Aug 2026	850,000	814,680
APPLE INC	2.4% 03 May 2023	960,000	950,121
AT+T INC	3.9% 14 Aug 2027	1,490,000	1,499,956
AT+T INC	4.9% 14 Aug 2037	230,000	232,897
AT+T INC	4.25% 01 Mar 2027	270,000	275,242
AT+T INC	3.4% 15 May 2025	980,000	963,487
AT+T INC	4.35% 15 Jun 2045	283,000	261,096
AT+T INC	4.45% 15 May 2021	150,000	158,219
AT+T INC	3% 15 Feb 2022	230,000	230,469
AT+T INC	5.5% 01 Feb 2018	440,000	441,260
BANK OF AMERICA CORP	1% 20 Dec 2023	2,715,000	2,721,971
BANK OF AMERICA CORP	1% 20 Dec 2028	1,403,000	1,403,302
BANK OF AMERICA CORP	1% 21 Jul 2028	1,670,000	1,697,478
BANK OF AMERICA CORP	4.45% 03 Mar 2026	130,000	138,763
BANK OF AMERICA CORP	4.2% 26 Aug 2024	950,000	1,000,417
BANK OF AMERICA CORP	4% 22 Jan 2025	1,050,000	1,092,380
BANK OF AMERICA CORP	2.6% 15 Jan 2019	152,000	152,520
BANK OF AMERICA CORP	5% 21 Jan 2044	1,120,000	1,352,938
BANK OF AMERICA CORP	4% 01 Apr 2024	1,410,000	1,490,548
BANK OF AMERICA CORP	3.3% 11 Jan 2023	330,000	337,590
BARCLAYS BANK PLC	10.179% 12 Jun 2021	350,000	426,557
BARRICK GOLD CORP	5.25% 01 Apr 2042	360,000	415,044
BARRICK NA FINANCE LLC	5.75% 01 May 2043	90,000	113,019
BARRICK NA FINANCE LLC	4.4% 30 May 2021	409,000	432,931
BARRICK NA FINANCE LLC	5.7% 30 May 2041	240,000	294,899
BAT CAPITAL CORP	4.54% 15 Aug 2047	810,000	852,855
BAT CAPITAL CORP	3.557% 15 Aug 2027	1,890,000	1,892,451
BEAR STEARNS ALT A TRUST	1% 25 Jan 2035	703,689	704,289
BEAR STEARNS ALT A TRUST	1% 25 Jun 2034	0	—
BECTON DICKINSON AND CO	3.363% 06 Jun 2024	1,400,000	1,403,911
BECTON DICKINSON AND CO	3.734% 15 Dec 2024	181,000	185,380
BECTON DICKINSON AND CO	4.685% 15 Dec 2044	160,000	174,959
BHARTI AIRTEL LTD	4.375% 10 Jun 2025	500,000	508,758
BHP BILLITON FIN USA LTD	5% 30 Sep 2043	430,000	527,200
BHP BILLITON FIN USA LTD	2.875% 24 Feb 2022	44,000	44,508
BNP PARIBAS	4.625% 13 Mar 2027	200,000	213,356
BOEING CAPITAL CORP	4.7% 27 Oct 2019	590,000	616,393
BOEING CO	6% 15 Mar 2019	590,000	617,133
BP CAPITAL MARKETS PLC	3.119% 04 May 2026	80,000	80,858
BP CAPITAL MARKETS PLC	3.216% 28 Nov 2023	690,000	704,845
BP CAPITAL MARKETS PLC	3.506% 17 Mar 2025	880,000	910,292
BP CAPITAL MARKETS PLC	3.814% 10 Feb 2024	1,180,000	1,240,489
BPCE SA	5.15% 21 Jul 2024	310,000	336,135
BRIGHTHOUSE FINANCIAL IN	4.7% 22 Jun 2047	480,000	489,664
BRIGHTHOUSE FINANCIAL IN	3.7% 22 Jun 2027	200,000	196,694
BROADCOM CRP / CAYMN FI	3.125% 15 Jan 2025	330,000	315,468
BROADCOM CRP / CAYMN FI	3.875% 15 Jan 2027	40,000	39,362
BWS025841 IRS USD P F 2.47440	2.474% 15 Nov 2043	(18,513,000)	(18,155,219)
BWS025841 IRS USD R V 03MLIBOR	1% 15 Nov 2043	18,513,000	18,513,000
BX TRUST	1% 15 Jul 2034	760,000	760,953
CARDINAL HEALTH INC	3.079% 15 Jun 2024	1,080,000	1,063,165
CARDINAL HEALTH INC	2.616% 15 Jun 2022	230,000	226,156
CATHOLIC HEALTH INITIATI	4.35% 01 Nov 2042	150,000	144,806
CELGENE CORP	3.875% 15 Aug 2025	220,000	227,719
CELGENE CORP	3.55% 15 Aug 2022	320,000	329,609
CELGENE CORP	5% 15 Aug 2045	290,000	329,031
CHARTER COMM OPT LLC/CAP	4.2% 15 Mar 2028	30,000	29,777
CHARTER COMM OPT LLC/CAP	4.908% 23 Jul 2025	1,020,000	1,084,449
CHEVRON CORP	2.954% 16 May 2026	890,000	889,711
CHUBB INA HOLDINGS INC	3.35% 03 May 2026	240,000	244,934
CHUBB INA HOLDINGS INC	2.3% 03 Nov 2020	180,000	179,713
CIMAREX ENERGY CO	3.9% 15 May 2027	810,000	828,240
CINTAS CORPORATION NO. 2	2.9% 01 Apr 2022	320,000	322,865
CINTAS CORPORATION NO. 2	3.7% 01 Apr 2027	330,000	343,373
CITIGROUP COMMERCIAL MORTGAGE	1% 10 May 2047	5,252,532	314,331
CITIGROUP INC	4.4% 10 Jun 2025	1,030,000	1,087,200
CITIGROUP INC	4.65% 30 Jul 2045	881,000	1,002,728
CITIGROUP INC	4.45% 29 Sep 2027	960,000	1,016,354
CITIGROUP INC	4.75% 18 May 2046	80,000	88,188
CITIGROUP INC	4.125% 25 Jul 2028	410,000	422,569
CITIGROUP INC	4.3% 20 Nov 2026	230,000	240,516
CITIGROUP INC	6.675% 13 Sep 2043	210,000	290,632
CITIGROUP INC	5.5% 13 Sep 2025	940,000	1,058,950
CITIGROUP INC	5.3% 06 May 2044	47,000	55,492
CITIGROUP INC	3.5% 15 May 2023	560,000	570,018
CITIGROUP INC	8.125% 15 Jul 2039	40,000	63,957
CITIGROUP INC	6.625% 15 Jun 2032	160,000	203,892
CNH EQUIPMENT TRUST	1.59% 16 Nov 2020	1,330,000	1,326,099
CNOOC FINANCE 2014 ULC	4.25% 30 Apr 2024	580,000	611,450

CNOOC FINANCE 2015 US	3.5% 05 May 2025	930,000	937,354
CODELCO INC	3.625% 01 Aug 2027	1,540,000	1,541,679
COMCAST CORP	4.25% 15 Jan 2033	410,000	446,886
COMCAST CORP	6.55% 01 Jul 2039	20,000	27,624
COMCAST CORP	5.65% 15 Jun 2035	280,000	349,122
COMISION FED DE ELECTRIC	4.875% 15 Jan 2024	600,000	639,750
COMISION FEDERAL DE ELEC	4.75% 23 Feb 2027	830,000	868,388
COMM MORTGAGE TRUST	3.987% 10 Dec 2047	2,890,000	3,020,246
COMM MORTGAGE TRUST	3.62% 10 Jul 2050	390,000	403,967
COMM MORTGAGE TRUST	3.528% 10 Dec 2047	3,670,000	3,789,410
COMM MORTGAGE TRUST	4.3% 10 Oct 2046	180,000	191,188
COMM MORTGAGE TRUST	1% 10 Jun 2047	7,005,870	369,033
COMM MORTGAGE TRUST	3.424% 10 Mar 2031	163,000	169,064
COMM MORTGAGE TRUST	1% 15 May 2045	7,042,060	470,250
COMMONWEALTH BANK AUST	3.9% 12 Jul 2047	670,000	684,915
COMMONWEALTH BANK AUST	5% 15 Oct 2019	420,000	439,356
COMPASS BANK	3.875% 10 Apr 2025	290,000	290,924
CONSTELLATION BRANDS INC	4.75% 15 Nov 2024	450,000	493,111
CONTL AIRLINES 2001 1	6.703% 15 Dec 2022	79,442	86,195
CONTL AIRLINES 2007 1	5.983% 19 Oct 2023	1,020,902	1,113,090
COOPERATIEVE RABOBANK UA	4.375% 04 Aug 2025	840,000	886,708
COOPERATIEVE RABOBANK UA	4.625% 01 Dec 2023	1,750,000	1,875,918
CRED SUIS GP FUN LTD	4.875% 15 May 2045	1,120,000	1,289,165
CREDIT SUISSE MORTGAGE TRUST	2.76% 05 Apr 2033	1,010,000	1,012,422
CREDIT SUISSE MORTGAGE TRUST	1% 15 Feb 2029	2,260,000	2,269,888
CREDIT SUISSE MORTGAGE TRUST	3.953% 15 Sep 2037	160,000	165,112
CURRENCY CONTRACT	USD/EUR		(8,274)
CVS HEALTH CORP	5.125% 20 Jul 2045	230,000	263,602
CVS HEALTH CORP	3.875% 20 Jul 2025	286,000	294,542
CVS HEALTH CORP	2.75% 01 Dec 2022	1,920,000	1,891,360
DELL INT LLC / EMC CORP	4.42% 15 Jun 2021	1,930,000	2,011,097
DELL INT LLC / EMC CORP	3.48% 01 Jun 2019	1,440,000	1,458,039
DELTA AIR LINES 2007 1 A	6.821% 10 Feb 2024	285,724	325,011
DEVON ENERGY CORPORATION	5.85% 15 Dec 2025	512,000	597,850
DEVON ENERGY CORPORATION	5% 15 Jun 2045	590,000	658,172
DEVON ENERGY CORPORATION	3.25% 15 May 2022	260,000	264,471
DEVON ENERGY CORPORATION	5.6% 15 Jul 2041	450,000	530,402
DEVON FINANCING CORP LLC	7.875% 30 Sep 2031	340,000	466,754
DIAGEO CAPITAL PLC	4.828% 15 Jul 2020	1,540,000	1,636,529
DUKE ENERGY CAROLINAS	5.3% 15 Feb 2040	1,220,000	1,533,627
EATON CORP	2.75% 02 Nov 2022	730,000	732,135
EATON CORP	4.15% 02 Nov 2042	590,000	614,360
ECOLAB INC	4.35% 08 Dec 2021	253,000	269,295
ECOPETROL SA	5.875% 28 May 2045	2,800,000	2,858,800
EL PASO NATURAL GAS	8.375% 15 Jun 2032	760,000	998,288
ELI LILLY + CO	3.1% 15 May 2027	250,000	253,760
ENRGY TRANS PT/REG FIN	4.5% 01 Nov 2023	80,000	82,715
ENRGY TRANS PT/REG FIN	5.875% 01 Mar 2022	600,000	655,953
EOG RESOURCES INC	4.15% 15 Jan 2026	280,000	298,004
EQUATE PETROCHEMICAL BV	4.25% 03 Nov 2026	860,000	875,050
EURO BUND FUTURE MAR18	XEUR 20180308	(8,800,000)	92,522
EURO CURRENCY	FOREIGN CURRENCY	699,750	840,260
EXPORT IMPORT BK INDIA	3.375% 05 Aug 2026	780,000	765,849
EXXON MOBIL CORPORATION	3.043% 01 Mar 2026	1,220,000	1,238,841
EXXON MOBIL CORPORATION	4.114% 01 Mar 2046	200,000	223,847
FANNIE MAE	0.01% 25 Mar 2042	67,429	61,413
FANNIE MAE	0.01% 25 Mar 2042	33,715	30,706
FANNIE MAE	1% 25 Dec 2042	400,423	84,787
FANNIE MAE	3% 25 Sep 2032	3,531,634	370,236
FANNIE MAE	1% 25 Sep 2041	1,059,661	143,682
FANNIE MAE	1% 25 Sep 2046	855,812	136,356
FANNIE MAE	1% 25 May 2034	225,478	225,690
FANNIE MAE	1% 25 Apr 2042	723,712	137,819
FANNIE MAE	1% 25 Oct 2057	2,662,109	487,473
FANNIE MAE	1% 25 Nov 2047	673,034	121,210
FANNIE MAE	1% 25 Jun 2043	856,045	169,343
FANNIE MAE	1% 25 Aug 2044	1,120,540	66,703
FANNIE MAE	1% 25 Mar 2042	775,438	116,392
FANNIE MAE	1% 25 Apr 2040	2,199,135	250,182
FANNIE MAE	3% 25 Apr 2032	910,252	74,697
FANNIE MAE	7% 25 May 2042	854,633	1,001,710
FANNIE MAE	6.5% 25 Jun 2039	340,184	369,001
FANNIE MAE	6% 25 May 2042	642,844	727,242
FANNIE MAE	0.01% 09 Oct 2019	11,790,000	11,354,966
FANNIE MAE	6.625% 15 Nov 2030	5,460,000	7,678,431
FANNIEMAE ACES	1% 25 Oct 2024	25,238,410	534,380
FANNIEMAE ACES	2.944% 25 Jul 2039	674,955	662,705
FANNIEMAE ACES	1% 25 Jan 2025	52,901,756	532,128
FANNIEMAE ACES	2.499% 25 Sep 2026	170,000	165,592
FANNIEMAE STRIP	3% 25 Apr 2027	1,214,286	108,574
FANNIEMAE STRIP	3% 25 Nov 2026	1,706,000	134,848
FANNIEMAE STRIP	3.5% 25 Nov 2041	857,072	149,052
FANNIEMAE STRIP	1% 25 Jan 2039	10,150	1,856
FANNIEMAE STRIP	5% 25 Jan 2039	26,622	5,243
FANNIEMAE STRIP	5% 25 Jan 2038	15,190	2,798
FANNIEMAE STRIP	1% 25 Jan 2039	18,851	3,592
FANNIEMAE STRIP	6% 25 Jan 2038	185,149	41,724
FANNIEMAE STRIP	6% 25 Jul 2038	381,861	81,715
FED HM LN PC POOL A39586	5.5% 01 Nov 2035	135,152	148,769
FED HM LN PC POOL A74793	5% 01 Mar 2038	1,848,283	2,011,620
FED HM LN PC POOL C00860	7% 01 Sep 2029	1,906	2,172
FED HM LN PC POOL G01737	5% 01 Dec 2034	9,207	9,987
FED HM LN PC POOL G06172	5.5% 01 Dec 2038	321,367	355,372
FED HM LN PC POOL G06669	6.5% 01 Sep 2039	145,802	163,451
FED HM LN PC POOL G06875	5.5% 01 Dec 2038	658,436	732,310
FED HM LN PC POOL G07117	6% 01 Oct 2036	974,997	1,101,240
FED HM LN PC POOL G07335	7% 01 Mar 2039	103,141	115,391
FED HM LN PC POOL G08771	4% 01 Jul 2047	2,377,435	2,487,843
FED HM LN PC POOL G08793	4% 01 Dec 2047	4,089,780	4,282,252
FED HM LN PC POOL G14492	4% 01 Oct 2025	135,105	140,401
FED HM LN PC POOL G60397	4% 01 Dec 2045	762,519	797,411
FED HM LN PC POOL Q12752	3.5% 01 Nov 2042	52,724	54,410
FED HM LN PC POOL Q18473	4% 01 May 2043	64,626	68,836
FED HM LN PC POOL Q19131	4% 01 Jun 2043	70,666	75,270
FED HM LN PC POOL Q19134	4% 01 Jun 2043	108,119	114,292
FED HM LN PC POOL Q19135	4% 01 Jun 2043	63,851	67,763
FED HM LN PC POOL Q19236	4% 01 Jun 2043	57,356	60,630

FED HM LN PC POOL Q19254	4% 01 Jun 2043	58,429	62,009
FED HM LN PC POOL Q19611	4% 01 Jul 2043	384,639	409,700
FED HM LN PC POOL Q19615	4% 01 Jul 2043	506,655	537,699
FED HM LN PC POOL Q37878	4% 01 Dec 2045	2,635,606	2,756,227
FED HM LN PC POOL U90245	3.5% 01 Oct 2042	197,999	203,993
FED HM LN PC POOL U90316	4% 01 Oct 2042	237,389	250,338
FED HM LN PC POOL U91254	4% 01 Apr 2043	785,042	828,161
FED HM LN PC POOL U92272	4.5% 01 Dec 2043	218,316	234,917
FED HM LN PC POOL U95137	4% 01 Aug 2043	445,591	469,889
FED HM LN PC POOL U99045	3.5% 01 Mar 2043	267,149	275,237
FED HM LN PC POOL U99084	4.5% 01 Feb 2044	2,020,015	2,173,732
FED HM LN PC POOL U99091	4.5% 01 Mar 2044	604,339	649,929
FED HM LN PC POOL U99114	3.5% 01 Feb 2044	72,791	74,994
FED HM LN PC POOL U99124	3.5% 01 Mar 2045	2,487,580	2,562,994
FED HOME LN DISCOUNT NT	0.01% 22 Feb 2018	3,720,000	3,710,426
FED HOME LN DISCOUNT NT	0.01% 17 Jan 2018	2,230,000	2,228,772
FED HOME LN DISCOUNT NT	0.01% 22 Jan 2018	2,930,000	2,927,949
FED HOME LN DISCOUNT NT	0.01% 13 Feb 2018	6,650,000	6,635,352
FED HOME LN DISCOUNT NT	0.01% 24 Jan 2018	3,380,000	3,373,480
FED HOME LN DISCOUNT NT	0.01% 09 Feb 2018	4,180,000	4,174,340
FED HOME LN DISCOUNT NT	0.01% 27 Apr 2018	2,380,000	2,368,274
FED HOME LN DISCOUNT NT	0.01% 28 Feb 2018	3,270,000	3,263,941
FED HOME LN DISCOUNT NT	0.01% 25 Apr 2018	8,730,000	8,684,708
FED HOME LN DISCOUNT NT	0.01% 26 Jan 2018	3,120,000	3,117,552
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Apr 2020	137,668	2,708
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Jul 2021	2,605,512	123,455
FHLMC TBA 30 YR 3	3% 18 Jan 2048	6,000,000	5,999,060
FHLMC TBA 30 YR 3.5	3.5% 18 Jan 2048	12,300,000	12,631,207
FHLMC TBA 30 YR 4	4% 18 Jan 2048	6,100,000	6,378,789
FICO STRIP PRIN	0.01% 11 May 2018	1,720,000	1,709,787
FICO STRIP PRIN	0.01% 02 Nov 2018	1,620,000	1,595,027
FIRSTENERGY CORP	3.9% 15 Jul 2027	890,000	911,935
FIRSTENERGY CORP	4.25% 15 Mar 2023	950,000	992,234
FIRSTENERGY CORP	7.375% 15 Nov 2031	2,010,000	2,710,888
FMG RESOURCES AUG 2006	9.75% 01 Mar 2022	370,000	409,405
FNMA POOL 254793	5% 01 Jul 2033	118,510	128,701
FNMA POOL 313046	1% 01 Aug 2026	4,731	5,237
FNMA POOL 555743	1% 01 Sep 2033	146,717	159,398
FNMA POOL 725162	1% 01 Feb 2034	15,066	17,119
FNMA POOL 745000	1% 01 Oct 2035	34,689	39,255
FNMA POOL 880622	5.5% 01 Apr 2036	484,744	535,892
FNMA POOL 888560	1% 01 Nov 2035	185,752	211,313
FNMA POOL 889117	1% 01 Oct 2035	426,041	462,789
FNMA POOL 890248	1% 01 Aug 2037	364,587	414,663
FNMA POOL 890604	1% 01 Oct 2044	1,572,524	1,696,980
FNMA POOL 892570	6.5% 01 Jul 2036	81,302	90,119
FNMA POOL 894044	6.5% 01 Oct 2036	58,209	64,522
FNMA POOL 898835	6.5% 01 Nov 2036	92,395	102,415
FNMA POOL 903858	6.5% 01 Oct 2036	6,051	6,708
FNMA POOL 904000	6% 01 Jan 2037	90,067	101,264
FNMA POOL 918357	6% 01 May 2037	423,104	477,500
FNMA POOL 922285	6.5% 01 Dec 2036	18,860	20,906
FNMA POOL 924874	7% 01 Oct 2037	1,783	1,957
FNMA POOL 928938	7% 01 Dec 2037	3,411	3,843
FNMA POOL 934648	7% 01 Nov 2038	6,636	7,808
FNMA POOL 942478	6% 01 Aug 2037	172,002	193,459
FNMA POOL 946585	6.5% 01 Sep 2037	77,960	86,414
FNMA POOL 948696	6% 01 Aug 2037	94,842	106,027
FNMA POOL 950189	6.5% 01 Sep 2037	126,266	139,960
FNMA POOL 974963	4.5% 01 Apr 2038	239,111	255,173
FNMA POOL 984867	5% 01 Jun 2038	72,708	78,704
FNMA POOL 985626	6% 01 Apr 2033	84,596	95,893
FNMA POOL 985867	7% 01 Aug 2038	337	371
FNMA POOL 995072	1% 01 Aug 2038	238,879	264,429
FNMA POOL AA5781	5% 01 Apr 2039	95,507	102,947
FNMA POOL AA7717	4.5% 01 Jul 2039	443,561	474,386
FNMA POOL AB0133	5% 01 Jan 2039	709,241	772,162
FNMA POOL AB6201	3% 01 Sep 2042	887,176	891,970
FNMA POOL AB9594	4% 01 Jun 2043	53,799	57,033
FNMA POOL AB9597	4% 01 Jun 2043	53,978	56,920
FNMA POOL AB9683	4% 01 Jun 2043	672,140	708,765
FNMA POOL AC4700	5% 01 Oct 2039	76,217	81,879
FNMA POOL AD0217	1% 01 Aug 2037	20,795	23,643
FNMA POOL AE0758	1% 01 Feb 2039	611,203	694,621
FNMA POOL AH0057	4.5% 01 Feb 2041	28,317	30,561
FNMA POOL AH9406	4.5% 01 Apr 2041	164,525	176,235
FNMA POOL AJ5905	4.5% 01 Nov 2041	41,098	44,002
FNMA POOL AK8441	4% 01 Apr 2042	164,663	172,936
FNMA POOL AL0069	1% 01 Nov 2040	313,203	338,031
FNMA POOL AL0215	1% 01 Apr 2041	2,786,408	2,987,647
FNMA POOL AL0814	1% 01 Jun 2040	483,049	544,781
FNMA POOL AL1176	1% 01 Oct 2039	268,934	302,559
FNMA POOL AL2491	1% 01 Sep 2039	455,795	523,154
FNMA POOL AL3508	1% 01 Apr 2043	182,539	193,513
FNMA POOL AL3519	1% 01 Nov 2041	20,182	21,636
FNMA POOL AL4741	1% 01 Jan 2044	331,931	355,382
FNMA POOL AL5110	1% 01 Mar 2044	374,878	399,502
FNMA POOL AL5540	1% 01 Jul 2044	243,027	262,798
FNMA POOL AM8674	2.81% 01 Apr 2025	80,000	80,626
FNMA POOL AO2711	4% 01 May 2042	104,130	109,363
FNMA POOL AO4170	4% 01 Jun 2042	59,485	62,474
FNMA POOL AO6086	4% 01 Jun 2042	51,921	54,530
FNMA POOL AO6908	4% 01 Jun 2042	61,413	64,499
FNMA POOL AO7501	4% 01 Jun 2042	57,468	60,355
FNMA POOL AO9859	4% 01 Jul 2042	45,482	47,767
FNMA POOL AP0692	4% 01 Jul 2042	84,452	88,695
FNMA POOL AP2530	4% 01 Aug 2042	83,665	87,638
FNMA POOL AP2958	4% 01 Aug 2042	74,495	78,238
FNMA POOL AP4532	4% 01 Sep 2042	78,121	82,047
FNMA POOL AP4781	3% 01 Sep 2042	403,966	406,147
FNMA POOL AP4903	4% 01 Sep 2042	104,168	109,253
FNMA POOL AP7399	4% 01 Sep 2042	284,218	298,500
FNMA POOL AP9229	4% 01 Oct 2042	90,822	95,135
FNMA POOL AP9766	4% 01 Oct 2042	1,104,554	1,164,107
FNMA POOL AP9862	4% 01 Oct 2042	45,294	47,433
FNMA POOL AQ0100	4% 01 Oct 2042	60,431	63,468
FNMA POOL AQ1641	4% 01 Oct 2042	67,314	70,697

FNMA POOL AQ3599	4% 01 Nov 2042	76,335	80,171
FNMA POOL AQ4078	4% 01 Jun 2043	237,669	251,955
FNMA POOL AQ4080	4% 01 Jun 2043	289,464	305,762
FNMA POOL AQ4555	4% 01 Dec 2042	507,583	533,089
FNMA POOL AQ4573	4% 01 Dec 2042	97,510	104,695
FNMA POOL AQ5137	4% 01 Nov 2042	30,694	32,236
FNMA POOL AQ6744	4% 01 Nov 2042	35,669	37,614
FNMA POOL AQ7003	4% 01 Dec 2042	230,740	242,334
FNMA POOL AQ7048	4% 01 Dec 2042	50,746	54,516
FNMA POOL AQ7082	4% 01 Jan 2043	305,920	321,293
FNMA POOL AQ7661	4% 01 Dec 2042	144,970	152,071
FNMA POOL AS0070	4% 01 Aug 2043	347,085	365,960
FNMA POOL AS4271	4.5% 01 Jan 2045	138,002	150,014
FNMA POOL AS6328	3.5% 01 Dec 2045	680,121	698,667
FNMA POOL AS6340	3.5% 01 Dec 2045	84,548	87,242
FNMA POOL AS6541	3.5% 01 Jan 2046	85,321	88,125
FNMA POOL AS6562	3.5% 01 Jan 2046	85,523	88,248
FNMA POOL AS8359	3% 01 Nov 2046	2,187,468	2,188,580
FNMA POOL AT3870	4% 01 Jun 2043	61,424	65,117
FNMA POOL AT3874	4% 01 Jun 2043	126,353	133,469
FNMA POOL AT4281	4% 01 Jun 2043	68,752	72,886
FNMA POOL AT6546	4% 01 Jun 2043	68,696	73,010
FNMA POOL AT6549	4% 01 Jun 2043	114,769	121,669
FNMA POOL AT7208	4% 01 Jun 2043	63,492	67,309
FNMA POOL AT7698	4% 01 Jun 2043	177,623	187,884
FNMA POOL AT8394	4% 01 Jun 2043	483,688	512,620
FNMA POOL AT9627	4% 01 Jul 2043	68,470	72,326
FNMA POOL AT9637	4% 01 Jul 2043	1,013,726	1,070,813
FNMA POOL AT9653	4% 01 Jul 2043	699,502	741,559
FNMA POOL AT9657	4% 01 Jul 2043	533,763	562,282
FNMA POOL AT9839	4% 01 Jun 2043	64,947	68,852
FNMA POOL AU6939	4.5% 01 Oct 2043	82,908	88,355
FNMA POOL AV4892	4.5% 01 Dec 2043	25,481	27,131
FNMA POOL AV6366	4.5% 01 Jan 2044	230,706	245,687
FNMA POOL AV7116	4.5% 01 Mar 2044	72,431	77,509
FNMA POOL BF0141	5.5% 01 Sep 2056	1,625,598	1,805,635
FNMA POOL BF0145	3.5% 01 Mar 2057	4,816,461	4,939,034
FNMA POOL BF0148	4.5% 01 Apr 2056	648,541	697,460
FNMA POOL BH2623	4% 01 Aug 2047	7,631,997	7,988,629
FNMA POOL MA0706	4.5% 01 Apr 2031	250,895	267,766
FNMA POOL MA0734	4.5% 01 May 2031	861,347	919,461
FNMA POOL MA0776	4.5% 01 Jun 2031	292,911	312,674
FNMA POOL MA0913	4.5% 01 Nov 2031	372,481	397,621
FNMA POOL MA0939	4.5% 01 Dec 2031	438,127	467,697
FNMA POOL MA0968	4.5% 01 Dec 2031	70,890	75,664
FNMA POOL MA1177	3.5% 01 Sep 2042	123,022	126,796
FNMA POOL MA1213	3.5% 01 Oct 2042	63,321	65,266
FNMA POOL MA1221	4.5% 01 Sep 2042	54,413	58,238
FNMA POOL MA1253	4% 01 Nov 2042	60,552	63,796
FNMA POOL MA1547	4% 01 Aug 2043	362,080	381,911
FNMA POOL MA1591	4.5% 01 Sep 2043	665,604	712,768
FNMA POOL MA1629	4.5% 01 Oct 2043	625,107	669,202
FNMA POOL MA1664	4.5% 01 Nov 2043	433,414	464,138
FNMA POOL MA1711	4.5% 01 Dec 2043	557,569	596,935
FNMA POOL MA3008	4.5% 01 May 2047	6,179,624	6,580,950
FNMA TBA 15 YR 3	3% 23 Jan 2033	14,500,000	14,769,043
FNMA TBA 15 YR 3.5	3.5% 23 Jan 2033	600,000	619,300
FNMA TBA 30 YR 3	3% 18 Jan 2048	28,400,000	28,400,000
FNMA TBA 30 YR 3.5	3.5% 18 Jan 2048	23,000,000	23,614,532
FNMA TBA 30 YR 4	4% 18 Jan 2048	2,700,000	2,823,495
FORD MOTOR COMPANY	4.75% 15 Jan 2043	260,000	263,674
FORD MOTOR CREDIT CO LLC	3.2% 15 Jan 2021	610,000	618,538
FORD MOTOR CREDIT CO LLC	2.459% 27 Mar 2020	380,000	378,779
FORD MOTOR CREDIT CO LLC	5.875% 02 Aug 2021	200,000	219,621
FREDDIE MAC	1% 15 Dec 2041	1,059,553	201,942
FREDDIE MAC	1% 15 Jan 2040	474,917	74,399
FREDDIE MAC REFERENCE REMIC	6% 15 May 2036	867,074	963,484
FREMF MORTGAGE TRUST	0.2% 25 May 2045	24,373,204	171,395
GE CAPITAL INTL FUNDING	2.342% 15 Nov 2020	2,820,000	2,806,998
GENERAL ELECTRIC CO	4.5% 11 Mar 2044	380,000	420,953
GENERAL ELECTRIC CO	3.15% 07 Sep 2022	20,000	20,316
GENERAL ELECTRIC CO	4.625% 07 Jan 2021	393,000	416,914
GENERAL ELECTRIC CO	5.3% 11 Feb 2021	232,000	250,512
GENERAL ELECTRIC CO	6.875% 10 Jan 2039	527,000	759,402
GENERAL ELECTRIC CO	6% 07 Aug 2019	10,000	10,596
GENERAL ELECTRIC CO	4.375% 16 Sep 2020	373,000	391,809
GENERAL MOTORS CO	6.25% 02 Oct 2043	130,000	153,981
GENERAL MOTORS FINL CO	4.35% 17 Jan 2027	290,000	301,614
GENERAL MOTORS FINL CO	4.375% 25 Sep 2021	190,000	199,859
GENERAL MOTORS FINL CO	3.45% 10 Apr 2022	140,000	141,866
GENERAL MOTORS FINL CO	4.25% 15 May 2023	170,000	177,823
GENERAL MOTORS FINL CO	3.25% 15 May 2018	90,000	90,338
GILEAD SCIENCES INC	1.85% 20 Sep 2019	630,000	627,382
GILEAD SCIENCES INC	3.65% 01 Mar 2026	290,000	300,846
GILEAD SCIENCES INC	4.75% 01 Mar 2046	300,000	347,022
GILEAD SCIENCES INC	3.7% 01 Apr 2024	650,000	680,023
GLAXOSMITHKLINE CAPITAL	2.85% 08 May 2022	570,000	578,560
GLENCORE FUNDING LLC	4% 27 Mar 2027	1,570,000	1,576,308
GLENCORE FUNDING LLC	4.125% 30 May 2023	70,000	72,415
GMRF MORTGAGE ACQUISITION CO.,	1% 25 Jul 2056	1,880,385	1,877,373
GNMA II POOL 003474	6% 20 Nov 2033	23,397	26,543
GNMA II POOL 004006	6% 20 Jul 2037	141,925	161,491
GNMA II POOL 004040	6.5% 20 Oct 2037	359,219	425,673
GNMA II POOL 004245	6% 20 Sep 2038	757,756	846,295
GNMA II POOL 004617	4.5% 20 Jan 2040	380,675	403,772
GNMA II POOL 004717	6% 20 Jun 2040	144,171	163,133
GNMA II POOL 004747	5% 20 Jul 2040	48,668	52,907
GNMA II POOL 004801	4.5% 20 Sep 2040	19,919	21,133
GNMA II POOL 004802	5% 20 Sep 2040	173,187	189,833
GNMA II POOL 004837	6% 20 Oct 2040	72,009	81,542
GNMA II POOL 004855	5% 20 Nov 2040	272,951	297,669
GNMA II POOL 004923	4.5% 20 Jan 2041	89,421	94,850
GNMA II POOL 004978	4.5% 20 Mar 2041	3,585,518	3,802,968
GNMA II POOL 004991	6% 20 Mar 2041	650,501	722,050
GNMA II POOL 005085	6% 20 Jun 2041	695,987	783,152
GNMA II POOL 005189	6% 20 Sep 2041	297,599	330,498
GNMA II POOL 005240	6% 20 Nov 2041	7,474	8,303

	GNMA II POOL 783050	5% 20 Jul 2040	1,024,072	1,123,577
	GNMA II POOL BC4732	3.5% 20 Oct 2047	996,794	1,032,856
	GNMA II POOL BD0384	3.5% 20 Oct 2047	795,610	824,616
	GNMA II POOL MA4837	3.5% 20 Nov 2047	199,567	206,510
	GNMA II TBA 30 YR 3	3% 24 Jan 2048	11,800,000	11,906,938
	GNMA II TBA 30 YR 3.5	3.5% 24 Jan 2048	23,400,000	24,189,750
	GNMA II TBA 30 YR 4	4% 24 Jan 2048	600,000	625,453
	GNMA POOL 486470	6.5% 15 Aug 2028	1,793	1,989
	GNMA POOL 486516	6.5% 15 Sep 2028	3,799	4,291
	GNMA POOL 617327	6% 15 Dec 2036	102,108	114,159
	GNMA POOL 617567	6% 15 Jun 2037	2,983	3,336
	GNMA POOL 661534	6% 15 Dec 2036	46,364	51,902
	GNMA POOL 662583	6% 15 Sep 2037	232,717	261,888
	GNMA POOL 780851	7.5% 15 Dec 2027	5,581	6,152
	GNMA POOL 781001	7.5% 15 Mar 2029	8,349	9,720
	GOLDMAN SACHS GROUP INC	2.375% 22 Jan 2018	100,000	100,020
	GOLDMAN SACHS GROUP INC	3.5% 16 Nov 2026	470,000	472,751
	GOLDMAN SACHS GROUP INC	4.75% 21 Oct 2045	460,000	526,936
	GOLDMAN SACHS GROUP INC	4.25% 21 Oct 2025	620,000	647,981
	GOLDMAN SACHS GROUP INC	3.85% 08 Jul 2024	490,000	508,261
	GOLDMAN SACHS GROUP INC	5.15% 22 May 2045	690,000	800,155
	GOLDMAN SACHS GROUP INC	4% 03 Mar 2024	30,000	31,474
	GOLDMAN SACHS GROUP INC	2.9% 19 Jul 2018	100,000	100,455
	GOLDMAN SACHS GROUP INC	6.25% 01 Feb 2041	1,810,000	2,439,153
	GOLDMAN SACHS GROUP INC	5.25% 27 Jul 2021	2,310,000	2,503,556
	GOLDMAN SACHS GROUP INC	5.75% 24 Jan 2022	100,000	110,883
	GOLDMAN SACHS GROUP INC	5.375% 15 Mar 2020	490,000	519,562
	GOLDMAN SACHS GROUP INC	6% 15 Jun 2020	1,970,000	2,129,995
	GOLDMAN SACHS GROUP INC	6.15% 01 Apr 2018	30,000	30,316
	GOVERNMENT NATIONAL MORTGAGE A	1% 16 Feb 2054	12,325,851	583,757
	GOVERNMENT NATIONAL MORTGAGE A	1% 16 Jun 2043	171,144	20,359
	GOVERNMENT NATIONAL MORTGAGE A	1% 16 Mar 2057	979,436	976,244
	GOVERNMENT NATIONAL MORTGAGE A	1% 16 Mar 2060	7,440,000	485,025
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Aug 2031	24,229	24,345
	GOVERNMENT NATIONAL MORTGAGE A	4.5% 20 Oct 2039	1,223,387	1,277,118
	GOVERNMENT NATIONAL MORTGAGE A	1% 16 Oct 2046	356,071	73,395
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Aug 2044	886,353	116,790
	GOVERNMENT NATIONAL MORTGAGE A	1% 16 Aug 2042	548,317	92,939
	GOVERNMENT NATIONAL MORTGAGE A	1% 16 Oct 2054	20,067,652	688,973
	GOVERNMENT NATIONAL MORTGAGE A	1% 16 Mar 2047	8,518,009	364,157
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Apr 2040	76,965	11,474
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Jan 2040	130,680	14,448
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Mar 2039	114,684	6,085
	GS MORTGAGE SECURITIES TRUST	3.964% 10 Nov 2047	910,000	940,981
	HALLIBURTON CO	5% 15 Nov 2045	120,000	137,803
	HALLIBURTON CO	3.8% 15 Nov 2025	630,000	654,738
	HALLIBURTON CO	4.85% 15 Nov 2035	70,000	78,529
	HARRIS CORPORATION	5.054% 27 Apr 2045	220,000	258,748
	HCA INC	4.5% 15 Feb 2027	10,000	10,050
	HELOC SUMMIT PELS TRUST	1% 12 Aug 2047	1,647,128	1,562,062
	HERTZ VEHICLE FINANCING LLC	2.96% 25 Oct 2021	2,570,000	2,565,248
	HSBC FINANCE CORP	6.676% 15 Jan 2021	517,000	574,804
	HSBC HOLDINGS PLC	4.3% 08 Mar 2026	470,000	499,695
	HSBC HOLDINGS PLC	3.4% 08 Mar 2021	410,000	419,060
	HSBC HOLDINGS PLC	4.25% 18 Aug 2025	840,000	871,102
	HSBC HOLDINGS PLC	4.25% 14 Mar 2024	860,000	898,338
	HUDSON YARDS	2.835% 10 Aug 2038	720,000	702,988
	HUMANA INC	3.95% 15 Mar 2027	30,000	31,062
	HUMANA INC	4.8% 15 Mar 2047	20,000	22,551
	HUMANA INC	4.625% 01 Dec 2042	390,000	425,539
	HUMANA INC	3.15% 01 Dec 2022	760,000	765,049
	ING BANK NV	5.8% 25 Sep 2023	1,450,000	1,627,242
	INTEL CORP	3.734% 08 Dec 2047	206,000	213,919
	INTEL CORP	3.7% 29 Jul 2025	120,000	126,689
	INTESA SANPAOLO SPA	3.875% 14 Jul 2027	610,000	609,715
	INTESA SANPAOLO SPA	3.125% 14 Jul 2022	500,000	496,394
	INTESA SANPAOLO SPA	5.017% 26 Jun 2024	2,110,000	2,160,477
	JOHN DEERE CAPITAL CORP	1.7% 15 Jan 2020	270,000	267,368
	JOHN DEERE CAPITAL CORP	2.25% 17 Apr 2019	450,000	450,540
	JOHNSON + JOHNSON	3.625% 03 Mar 2037	350,000	369,768
	JOHNSON + JOHNSON	2.45% 01 Mar 2026	1,250,000	1,218,969
	JP MORGAN CHASE COMMERCIAL MOR	4.171% 15 Aug 2046	41,032	42,979
	JPMBB COMMERCIAL MORTGAGE SECU	4.065% 15 Nov 2047	880,000	920,055
	JPMDB COMMERCIAL MORTGAGE SECU	3.693% 15 Mar 2050	1,350,000	1,411,957
*	JPMORGAN CHASE + CO	4.25% 01 Oct 2027	170,000	180,685
*	JPMORGAN CHASE + CO	3.875% 10 Sep 2024	1,060,000	1,105,710
*	JPMORGAN CHASE + CO	4.95% 01 Jun 2045	810,000	941,428
*	JPMORGAN CHASE + CO	4.35% 15 Aug 2021	810,000	859,099
*	JPMORGAN CHASE + CO	4.4% 22 Jul 2020	750,000	787,901
*	JPMORGAN CHASE + CO	4.25% 15 Oct 2020	80,000	83,882
	KAZMUNAYGAS NATIONAL CO	5.75% 19 Apr 2047	770,000	820,435
	KERR MCGEE CORP	7.875% 15 Sep 2031	1,230,000	1,634,247
	KERR MCGEE CORP	6.95% 01 Jul 2024	160,000	188,604
	KINDER MORGAN INC/DELAWA	6.7% 15 Feb 2027	650,000	678,716
	KINDER MORGAN INC/DELAWA	7.8% 01 Aug 2031	1,190,000	1,534,895
	KKR GROUP FIN CO II	5.5% 01 Feb 2043	70,000	81,344
	KRAFT HEINZ FOODS CO	3% 01 Jun 2026	50,000	48,114
	KRAFT HEINZ FOODS CO	3.95% 15 Jul 2025	50,000	51,644
	KRAFT HEINZ FOODS CO	5% 15 Jul 2035	170,000	185,601
	KRAFT HEINZ FOODS CO	3.5% 15 Jul 2022	530,000	542,058
	KRAFT HEINZ FOODS CO	5.2% 15 Jul 2045	140,000	154,003
	KRAFT HEINZ FOODS CO	3.5% 06 Jun 2022	270,000	276,280
	KRAFT HEINZ FOODS CO	5% 04 Jun 2042	80,000	85,842
	KRAFT HEINZ FOODS CO	5.375% 10 Feb 2020	405,000	429,096
	KUWAIT INTL BOND	3.5% 20 Mar 2027	1,000,000	1,015,612
	LEHMAN BROS CAP TR VII	1% 29 Nov 2049	1,400,000	140
	LLOYDS BANKING GROUP PLC	1% 07 Nov 2023	910,000	902,202
	LLOYDS BANKING GROUP PLC	4.5% 04 Nov 2024	760,000	797,458
	LOCKHEED MARTIN CORP	3.55% 15 Jan 2026	640,000	664,560
	LOCKHEED MARTIN CORP	4.5% 15 May 2036	100,000	112,130
	LOCKHEED MARTIN CORP	3.1% 15 Jan 2023	60,000	60,965
	LYONDELLBASELL IND NV	5% 15 Apr 2019	365,000	374,755
	MADISON AVENUE TRUST	1% 15 Aug 2034	750,000	754,681
	MCDONALD S CORP	3.5% 01 Mar 2027	420,000	431,939
	MCDONALD S CORP	3.7% 30 Jan 2026	190,000	198,053
	MEDTRONIC GLOBAL HLDINGS	3.35% 01 Apr 2027	460,000	471,992
	MEDTRONIC INC	3.5% 15 Mar 2025	980,000	1,016,600

	MEDTRONIC INC	3.125% 15 Mar 2022	160,000	163,523
	MERCK + CO INC	2.75% 10 Feb 2025	290,000	288,826
*	METLIFE INC	4.75% 08 Feb 2021	750,000	802,988
	MEXICAN PESO (NEW)	FOREIGN CURRENCY	14,016,320	716,379
	MEXICO CITY ARPT TRUST	5.5% 31 Oct 2046	1,010,000	997,375
	MICROSOFT CORP	2.4% 08 Aug 2026	2,050,000	1,976,949
	MICROSOFT CORP	3.45% 08 Aug 2036	30,000	30,930
	MICROSOFT CORP	3.3% 06 Feb 2027	1,350,000	1,392,527
	MICROSOFT CORP	4.1% 06 Feb 2037	70,000	78,156
	MICROSOFT CORP	2.875% 06 Feb 2024	850,000	862,305
	MICROSOFT CORP	2.7% 12 Feb 2025	210,000	209,677
	MITSUBISHI UFJ FIN GRP	2.998% 22 Feb 2022	310,000	311,969
	MOLSON COORS BREWING CO	3.5% 01 May 2022	160,000	164,337
	MORGAN STANLEY	6.625% 01 Apr 2018	2,010,000	2,032,021
	MPLX LP	4.875% 01 Jun 2025	460,000	492,991
	MPLX LP	4.875% 01 Dec 2024	490,000	528,171
	MSCG TRUST	1% 07 Jun 2035	1,500,000	1,478,461
	MYRIAD INTL HOLDINGS BV	4.85% 06 Jul 2027	720,000	746,580
	NAVIENT STUDENT LOAN TRUST	1% 25 Mar 2066	3,000,000	3,031,934
	NEW RESIDENTIAL MORTGAGE LOAN	1% 25 May 2057	4,737,291	4,947,840
	NEW RESIDENTIAL MORTGAGE LOAN	1% 27 Aug 2057	2,443,291	2,507,351
	NEW RESIDENTIAL MORTGAGE LOAN	1% 25 Feb 2057	1,730,040	1,781,473
	NEW RESIDENTIAL MORTGAGE LOAN	1% 25 Sep 2056	1,385,159	1,395,966
	NEW RESIDENTIAL MORTGAGE LOAN	1% 26 Nov 2035	4,821,975	4,929,384
	NEWELL BRANDS INC	3.85% 01 Apr 2023	410,000	424,252
	NEWELL BRANDS INC	3.15% 01 Apr 2021	220,000	222,461
	NEWELL BRANDS INC	4.2% 01 Apr 2026	310,000	323,767
	NOBLE ENERGY INC	4.95% 15 Aug 2047	180,000	192,628
	NOBLE ENERGY INC	3.85% 15 Jan 2028	370,000	371,131
	NORDEA BANK AB	4.875% 13 May 2021	1,890,000	2,004,841
	NORTHROP GRUMMAN CORP	2.55% 15 Oct 2022	650,000	645,369
	NORTHROP GRUMMAN CORP	2.93% 15 Jan 2025	810,000	805,187
	NORTHROP GRUMMAN CORP	3.25% 15 Jan 2028	280,000	280,409
	OCCIDENTAL PETROLEUM COR	4.4% 15 Apr 2046	110,000	121,765
	OCCIDENTAL PETROLEUM COR	3.4% 15 Apr 2026	430,000	440,371
	OCCIDENTAL PETROLEUM COR	4.1% 15 Feb 2047	400,000	425,192
	OCCIDENTAL PETROLEUM COR	3% 15 Feb 2027	300,000	298,246
	OCCIDENTAL PETROLEUM COR	4.625% 15 Jun 2045	40,000	45,345
	OCCIDENTAL PETROLEUM COR	3.125% 15 Feb 2022	450,000	461,342
	OFFICE CHERIFIEN DES PHO	4.5% 22 Oct 2025	600,000	600,428
	PACIFIC GAS + ELECTRIC	8.25% 15 Oct 2018	405,000	423,781
	PACIFIC GAS + ELECTRIC	6.05% 01 Mar 2034	1,250,000	1,575,551
	PEPSICO INC	4% 05 Mar 2042	90,000	95,404
	PERNOD RICARD SA	4.45% 15 Jan 2022	570,000	605,470
	PERTAMINA PERSERO PT	6% 03 May 2042	680,000	771,970
	PERUSAHAAN LISTRIK NEGAR	4.125% 15 May 2027	1,510,000	1,512,628
	PETROLEOS DEL PERU SA	4.75% 19 Jun 2032	1,820,000	1,840,475
	PETROLEOS MEXICANOS	5.625% 23 Jan 2046	1,050,000	971,775
	PETROLEOS MEXICANOS	6.875% 04 Aug 2026	400,000	453,500
	PETROLEOS MEXICANOS	6.375% 23 Jan 2045	400,000	402,140
	PETROLEOS MEXICANOS	5.5% 27 Jun 2044	800,000	735,968
	PETROLEOS MEXICANOS	6.625% 15 Jun 2035	121,000	129,269
	PHILIP MORRIS INTL INC	2.5% 02 Nov 2022	590,000	584,750
	PHILIP MORRIS INTL INC	2.5% 22 Aug 2022	600,000	594,492
	PHILIP MORRIS INTL INC	2.9% 15 Nov 2021	820,000	829,979
	POTASH CORP SASKATCHEWAN	4.875% 30 Mar 2020	90,000	94,230
	POUND STERLING	FOREIGN CURRENCY	482	651
	PROVINCE OF QUEBEC	1% 22 Jul 2036	280,000	447,458
	QVC INC	5.95% 15 Mar 2043	40,000	40,313
	RAYTHEON COMPANY	3.125% 15 Oct 2020	480,000	491,029
	REPUBLIC OF COLOMBIA	3.875% 25 Apr 2027	960,000	977,280
	REPUBLIC OF COLOMBIA	5.625% 26 Feb 2044	1,510,000	1,728,950
	REPUBLIC OF INDONESIA	3.85% 18 Jul 2027	680,000	697,456
	REPUBLIC OF INDONESIA	4.75% 18 Jul 2047	200,000	213,215
	REPUBLIC OF INDONESIA	5.25% 08 Jan 2047	760,000	859,491
	REPUBLIC OF INDONESIA	5.125% 15 Jan 2045	1,030,000	1,138,462
	REPUBLIC OF INDONESIA	5.875% 15 Jan 2024	864,000	982,461
	REPUBLIC OF INDONESIA	5.875% 13 Mar 2020	130,000	139,551
	REPUBLIC OF INDONESIA	3.75% 25 Apr 2022	300,000	308,877
	REPUBLIC OF INDONESIA	3.75% 25 Apr 2022	850,000	875,151
	REPUBLIC OF KAZAKHSTAN	4.875% 14 Oct 2044	1,490,000	1,601,905
	REPUBLIC OF PANAMA	4.5% 15 May 2047	1,460,000	1,571,690
	REPUBLIC OF PERU	6.55% 14 Mar 2037	1,080,000	1,460,700
	REPUBLIC OF POLAND	4% 22 Jan 2024	3,100,000	3,305,778
	REYNOLDS AMERICAN INC	8.125% 23 Jun 2019	400,000	432,666
	REYNOLDS AMERICAN INC	3.25% 12 Jun 2020	151,000	153,430
	REYNOLDS AMERICAN INC	5.85% 15 Aug 2045	270,000	337,168
	ROSSLYN PORTFOLIO TRUST 20172)	1% 15 Jun 2033	990,000	975,621
	ROYAL BK SCOTLND GRP PLC	6% 19 Dec 2023	1,440,000	1,586,047
	ROYAL BK SCOTLND GRP PLC	5.125% 28 May 2024	860,000	912,176
	ROYAL BK SCOTLND GRP PLC	6.1% 10 Jun 2023	850,000	935,988
	SABINE PASS LIQUEFACTION	5.75% 15 May 2024	320,000	355,674
	SANTANDER HOLDINGS USA	4.5% 17 Jul 2025	100,000	104,306
	SAUDI INTERNATIONAL BOND	2.875% 04 Mar 2023	2,260,000	2,221,630
	SCHLUMBERGER HLDGS CORP	4% 21 Dec 2025	390,000	409,828
	SCHLUMBERGER HLDGS CORP	3% 21 Dec 2020	500,000	506,476
	SHELL INTERNATIONAL FIN	3.75% 12 Sep 2046	40,000	40,797
	SHELL INTERNATIONAL FIN	4% 10 May 2046	90,000	95,855
	SHELL INTERNATIONAL FIN	2.875% 10 May 2026	690,000	690,006
	SHELL INTERNATIONAL FIN	4.375% 11 May 2045	510,000	573,430
	SHELL INTERNATIONAL FIN	4.55% 12 Aug 2043	220,000	250,225
	SHELL INTERNATIONAL FIN	6.375% 15 Dec 2038	260,000	362,473
	SHELL INTERNATIONAL FIN	4.375% 25 Mar 2020	300,000	313,704
	SINOPEC GRP OVERSEA 2014	4.375% 10 Apr 2024	650,000	689,529
	SLM STUDENT LOAN TRUST	1% 15 Dec 2032	757,508	751,167
	SLM STUDENT LOAN TRUST	1% 15 Mar 2033	751,521	748,351
	SLM STUDENT LOAN TRUST	1% 25 Mar 2026	1,669,672	1,675,771
	SLM STUDENT LOAN TRUST	1% 15 Jun 2039	2,000,000	1,915,111
	SMALL BUSINESS ADMINISTRATION	2.507% 10 Mar 2026	783,729	785,104
	SMALL BUSINESS ADMINISTRATION	2.517% 10 Mar 2025	112,930	113,185
	SOUTHERN COPPER CORP	5.25% 08 Nov 2042	2,600,000	2,904,276
	SOUTHERN NATURAL GAS	8% 01 Mar 2032	500,000	677,872
	SSGA	G STIFF ERISA QUALIFIED	126,557,137	126,557,137
	STANDARD CHARTERED PLC	5.7% 26 Mar 2044	1,460,000	1,770,823
	STRUCTURED ASSET INVESTMENT LO	1% 25 Sep 2034	0	—
	SUMITOMO MITSUI FINL GRP	2.058% 14 Jul 2021	450,000	441,006
	SWS026724 IRS USD P V 03MLIBOR	1% 31 May 2022	(61,480,000)	(61,480,000)

SWS026724 IRS USD R F 2.25000	2.25% 31 May 2022	61,480,000		61,439,146
TELEFONICA EMISIONES SAU	5.213% 08 Mar 2047	180,000		204,273
TELEFONICA EMISIONES SAU	5.877% 15 Jul 2019	250,000		262,825
TELEFONICA EMISIONES SAU	5.134% 27 Apr 2020	370,000		391,686
TEVA PHARMACEUT FIN BV	2.95% 18 Dec 2022	150,000		134,272
TEVA PHARMACEUTICALS NE	3.15% 01 Oct 2026	150,000		123,847
TEVA PHARMACEUTICALS NE	2.2% 21 Jul 2021	20,000		18,269
TEVA PHARMACEUTICALS NE	2.8% 21 Jul 2023	60,000		52,249
TIME WARNER CABLE LLC	5.875% 15 Nov 2040	120,000		130,199
TIME WARNER CABLE LLC	7.3% 01 Jul 2038	600,000		752,078
TIME WARNER CABLE LLC	8.25% 01 Apr 2019	1,110,000		1,186,354
TIME WARNER CABLE LLC	6.75% 15 Jun 2039	340,000		407,958
TIME WARNER CABLE LLC	5% 01 Feb 2020	160,000		166,977
TIME WARNER ENTERTAINMEN	8.375% 15 Jul 2033	240,000		330,216
TIME WARNER INC	4.75% 29 Mar 2021	250,000		266,100
TIME WARNER INC	6.1% 15 Jul 2040	190,000		230,211
TOWD POINT MORTGAGE TRUST	1% 25 Jun 2057	5,325,635		5,303,506
TOWD POINT MORTGAGE TRUST	1% 25 Apr 2056	1,274,581		1,262,396
TOWD POINT MORTGAGE TRUST	1% 25 Oct 2056	4,548,361		4,542,524
TOWD POINT MORTGAGE TRUST	1% 25 May 2055	3,095,275		3,095,983
TRANSCONT GAS PIPE LINE	7.85% 01 Feb 2026	710,000		907,500
TSY INFL IX N/B	0.375% 15 Jul 2027	7,290,587		7,251,770
TSY INFL IX N/B	0.625% 15 Jan 2024	4,492,930		4,571,598
TSY INFL IX N/B	1.375% 15 Feb 2044	2,593,056		2,993,538
TSY INFL IX N/B	0.75% 15 Feb 2042	1,222,637		1,234,536
UBM PLC	5.75% 03 Nov 2020	810,000		840,995
UBS COMMERCIAL MORTGAGE TRUST	3.487% 15 Aug 2050	740,000		758,618
UBS GROUP FUNDING SWITZE	3.491% 23 May 2023	1,910,000		1,940,396
UBS GROUP FUNDING SWITZE	4.253% 23 Mar 2028	1,010,000		1,064,225
UBS GROUP FUNDING SWITZE	4.125% 24 Sep 2025	580,000		608,683
UNITED MEXICAN STATES	4.75% 08 Mar 2044	7,580,000		7,663,380
UNITED PARCEL SERVICE	2.5% 01 Apr 2023	180,000		178,999
UNITED PARCEL SERVICE	3.05% 15 Nov 2027	130,000		130,010
UNITED TECHNOLOGIES CORP	4.5% 01 Jun 2042	240,000		266,008
UNITEDHEALTH GROUP INC	3.375% 15 Nov 2021	340,000		350,513
UNITEDHEALTH GROUP INC	6% 15 Feb 2018	840,000		844,143
US 10YR NOTE (CBT)MAR18	XCBT 20180320	(19,800,000)		128,842
US 10YR ULTRA FUT MAR18	XCBT 20180320	(11,600,000)		13,595
US 2YR NOTE (CBT) MAR18	XCBT 20180329	(21,400,000)		41,797
US 5YR NOTE (CBT) MAR18	XCBT 20180329	86,700,000		(468,923)
US DOLLAR		1,146,858		1,146,858
US LONG BOND(CBT) MAR18	XCBT 20180320	(27,800,000)		32,641
US TREASURY N/B	2.25% 15 Nov 2027	730,000		719,706
US TREASURY N/B	2.75% 15 Nov 2047	7,350,000		7,362,059
US TREASURY N/B	2.25% 31 Dec 2024	25,880,000		25,740,491
US TREASURY N/B	2.75% 15 Aug 2047	8,710,000		8,720,888
US TREASURY N/B	1.875% 30 Sep 2022	5,840,000		5,755,366
US TREASURY N/B	2% 31 Oct 2022	60,000		59,477
US TREASURY N/B	1.875% 31 Mar 2022	40,000		39,548
US TREASURY N/B	1.875% 30 Apr 2022	1,930,000		1,906,930
US TREASURY N/B	2% 31 May 2024	1,580,000		1,550,498
US TREASURY N/B	2% 30 Jun 2024	11,070,000		10,858,113
US TREASURY N/B	1.75% 30 Jun 2022	6,030,000		5,920,942
US TREASURY N/B	1.875% 31 Jan 2022	10,990,000		10,875,807
US TREASURY N/B	3% 15 Feb 2047	4,950,000		5,205,814
US TREASURY N/B	1.375% 30 Jun 2023	1,080,000		1,031,738
US TREASURY N/B	1.125% 30 Jun 2021	1,610,000		1,559,184
US TREASURY N/B	1.25% 31 Jul 2023	3,000,000		2,843,086
US TREASURY N/B	2.5% 15 Feb 2045	4,960,000		4,728,469
US TREASURY N/B	3.75% 15 Nov 2043	34,290,000		40,857,339
US ULTRA BOND CBT MAR18	XCBT 20180320	15,900,000		207,051
VALE OVERSEAS LIMITED	6.875% 21 Nov 2036	3,251,000		3,982,475
VERIZON COMMUNICATIONS	3.376% 15 Feb 2025	1,259,000		1,263,755
VERIZON COMMUNICATIONS	5.25% 16 Mar 2037	10,000		10,997
VERIZON COMMUNICATIONS	5.5% 16 Mar 2047	210,000		239,277
VERIZON COMMUNICATIONS	4.125% 16 Mar 2027	1,070,000		1,115,703
VERIZON COMMUNICATIONS	2.625% 15 Aug 2026	640,000		602,809
VERIZON COMMUNICATIONS	5.15% 15 Sep 2023	1,050,000		1,168,276
VERIZON COMMUNICATIONS	3.85% 01 Nov 2042	90,000		81,410
VIACOM INC	4.25% 01 Sep 2023	120,000		122,518
VIACOM INC	3.875% 01 Apr 2024	130,000		129,704
VISA INC	3.15% 14 Dec 2025	1,240,000		1,267,649
VISA INC	4.3% 14 Dec 2045	710,000		807,930
VNO MORTGAGE TRUST	2.995% 15 Nov 2030	220,000		222,027
VOYA FINANCIAL INC	2.9% 15 Feb 2018	46,000		46,045
WALGREENS BOOTS ALLIANCE	3.45% 01 Jun 2026	580,000		573,536
WASTE MANAGEMENT INC	3.5% 15 May 2024	330,000		341,677
WASTE MANAGEMENT INC	4.6% 01 Mar 2021	190,000		201,764
WASTE MANAGEMENT INC	7.375% 15 May 2029	290,000		383,648
WEA FINANCE LLC/WESTFIEL	3.75% 17 Sep 2024	1,170,000		1,206,750
WELLS FARGO + CO	5.75% 01 Feb 2018	560,000		561,736
WELLS FARGO + COMPANY	3% 23 Oct 2026	810,000		793,927
WELLS FARGO + COMPANY	4.75% 07 Dec 2046	490,000		547,643
WELLS FARGO + COMPANY	4.3% 22 Jul 2027	1,730,000		1,842,113
WELLS FARGO + COMPANY	4.9% 17 Nov 2045	760,000		860,155
WELLS FARGO + COMPANY	4.4% 14 Jun 2046	120,000		126,557
WELLS FARGO + COMPANY	4.65% 04 Nov 2044	370,000		403,483
WELLS FARGO + COMPANY	5.375% 02 Nov 2043	360,000		428,685
WELLS FARGO + COMPANY	5.606% 15 Jan 2044	800,000		986,316
WELLS FARGO + COMPANY	4.48% 16 Jan 2024	92,000		98,880
WELLS FARGO + COMPANY	3.45% 13 Feb 2023	530,000		540,095
WELLS FARGO + COMPANY	4.6% 01 Apr 2021	260,000		276,303
WELLS FARGO COMMERCIAL MORTGAG	1% 15 Aug 2049	5,376,194		637,345
WELLS FARGO COMMERCIAL MORTGAG	3.184% 15 Apr 2050	910,000		919,308
WELLS FARGO COMMERCIAL MORTGAG	3.406% 15 May 2048	670,000		667,473
WELLS FARGO COMMERCIAL MORTGAG	3.54% 15 May 2048	2,110,000		2,180,275
WELLS FARGO DEALER FLOORPLAN M	1% 20 Jan 2022	4,920,000		4,953,313
WESTLAKE CHEMICAL CORP	4.625% 15 Feb 2021	90,000		92,250
WESTLAKE CHEMICAL CORP	4.875% 15 May 2023	180,000		185,400
WESTROCK RKT CO	3.5% 01 Mar 2020	260,000		264,518
WESTROCK RKT CO	4% 01 Mar 2023	270,000		279,789
WF RBS COMMERCIAL MORTGAGE TRU	1% 15 Mar 2047	7,715,956		367,491
WF RBS COMMERCIAL MORTGAGE TRU	3.311% 15 Mar 2045	600,000		608,492
WF RBS COMMERCIAL MORTGAGE TRU	1% 15 Mar 2044	10,746,791		332,077
WM WRIGLEY JR CO	2.9% 21 Oct 2019	660,000		666,136
WM WRIGLEY JR CO	2.4% 21 Oct 2018	240,000		240,682
WPP FINANCE 2010	5.125% 07 Sep 2042	40,000		43,115
WYETH LLC	5.95% 01 Apr 2037	360,000		482,630

	Sub-Total: Fund 5728 4 of 16		Total	$926,895,591

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value
	280 PARK AVENUE MORTGAGE TRUST	1% 15 Sep 2034	5,000,000		$5,006,226
	90DAY EUR FUTR DEC18	XCME 20181217	325,500,000		16,275
	90DAY EUR FUTR DEC19	XCME 20191216	(325,500,000)		(545,575)
	90DAY EUR FUTR JUN18	XCME 20180618	388,000,000		(192,375)
	90DAY EUR FUTR JUN19	XCME 20190617	(388,000,000)		(19,400)
	90DAY EUR FUTR MAR18	XCME 20180319	130,000,000		19,500
	ABBVIE INC	2.3% 14 May 2021	7,400,000		7,345,929
	ABBVIE INC	2.85% 14 May 2023	2,000,000		1,995,617
	ABN AMRO BANK NV	1.8% 20 Sep 2019	1,700,000		1,683,884
	ADCB FINANCE CAYMAN LTD	3% 04 Mar 2019	3,500,000		3,507,910
	AERCAP IRELAND CAP/GLOBA	4.625% 30 Oct 2020	4,700,000		4,926,924
	AERCAP IRELAND CAP/GLOBA	4.25% 01 Jul 2020	4,350,000		4,513,845
	AIG GLOBAL FUNDING	1% 02 Jul 2020	2,000,000		2,006,788
	AIR LEASE CORP	2.125% 15 Jan 2018	200,000		199,987
	ALLERGAN SALES LLC	5% 15 Dec 2021	1,000,000		1,069,476
	AMERICAN TOWER CORP	5.05% 01 Sep 2020	500,000		530,143
	AMERICAN TOWER CORP	2.25% 15 Jan 2022	4,000,000		3,895,849
	AMERICAN TOWER CORP	2.8% 01 Jun 2020	5,000,000		5,031,150
	AMGEN INC	1% 22 May 2019	4,965,000		4,995,371
	AMGEN INC	2.25% 19 Aug 2023	1,000,000		969,872
	ANHEUSER BUSCH INBEV FIN	2.65% 01 Feb 2021	4,650,000		4,673,332
	ANHEUSER BUSCH INBEV WOR	3.75% 15 Jan 2022	2,200,000		2,299,399
	ANTHEM INC	1.875% 15 Jan 2018	1,800,000		1,799,878
	AP MOLLER MAERSK A/S	2.875% 28 Sep 2020	2,900,000		2,920,201
	APTIV PLC	3.15% 19 Nov 2020	6,400,000		6,498,848
	ASCIANO FINANCE LTD	4.625% 23 Sep 2020	285,000		294,581
	AT+T INC	1% 15 Jul 2021	7,400,000		7,501,407
	AT+T INC	2.85% 14 Feb 2023	5,600,000		5,622,204
	ATHENE GLOBAL FUNDING	2.75% 20 Apr 2020	2,765,000		2,766,394
	ATHENE GLOBAL FUNDING	3% 01 Jul 2022	8,900,000		8,808,983
	AUSTRALIAN DOLLAR	FOREIGN CURRENCY	234		183
	AVENUE OF AMERICAS	2.957% 13 Dec 2029	2,300,000		2,314,134
	AVIATION CAPITAL GROUP	2.875% 20 Jan 2022	400,000		399,672
	AVIATION CAPITAL GROUP	6.75% 06 Apr 2021	1,113,000		1,243,908
	AVIATION CAPITAL GROUP	2.875% 17 Sep 2018	110,000		110,369
	BANC OF AMERICA MERRILL LYNCH	1% 15 Jan 2028	1,600,000		1,603,032
	BANK OF AMERICA CORP	5.65% 01 May 2018	1,600,000		1,619,093
	BANK OF AMERICA CORP	6.875% 15 Nov 2018	5,000,000		5,206,971
	BANK OF AMERICA CORP	1% 21 Jul 2021	300,000		301,426
	BANK OF AMERICA CREDIT CARD TR	1% 15 Jun 2020	8,000,000		8,001,221
	BANQUES POPULAIRES CB	3.875% 31 Jan 2018	7,000,000		8,432,836
	BARCLAYS BANK PLC	1.82656% 17 May 2018	1,700,000		1,700,000
	BAT INTL FINANCE PLC	2.75% 15 Jun 2020	600,000		602,935
	BG ENERGY CAPITAL PLC	4% 15 Oct 2021	3,390,000		3,554,509
	BG ENERGY CAPITAL PLC	4% 09 Dec 2020	300,000		312,720
	BK TOKYO MITSUBISHI UFJ	2.15% 14 Sep 2018	800,000		800,804
	BK TOKYO MITSUBISHI UFJ	1% 14 Sep 2018	2,800,000		2,815,403
	BMW US CAPITAL LLC	1.5% 11 Apr 2019	4,500,000		4,468,916
	BOC AVIATION LTD	2.75% 18 Sep 2022	2,000,000		1,957,554
	BOSTON SCIENTIFIC CORP	2.65% 01 Oct 2018	1,767,000		1,773,974
	BOSTON SCIENTIFIC CORP	3.375% 15 May 2022	7,200,000		7,311,354
	BP CAPITAL MARKETS PLC	2.315% 13 Feb 2020	2,000,000		2,004,862
	BRAZILIAN REAL	FOREIGN CURRENCY	3,235		975
	BRITISH TRA INTL FINANCE	0.01% 04 Nov 2021	1,500,000		1,350,212
	BSPRT 2017 FL1 ISSUER, LTD.	1% 15 Oct 2034	1,000,000		1,000,033
	BWU00KLL4 IRS USD P F 1.50000	1.5% 21 Jun 2027	(28,900,000)		(26,658,200)
	BWU00KLL4 IRS USD R V 03MLIBOR	1% 21 Jun 2027	28,900,000		28,900,000
	CALIFORNIA ST	1% 01 Apr 2047	5,800,000		5,854,172
	CALIFORNIA ST EARTHQUAKE AUTH	2.805% 01 Jul 2019	2,688,000		2,690,204
	CANADIAN DOLLAR	FOREIGN CURRENCY	53,809		42,946
	CCRDRXUS9 RBC COC USD	CCRDRXUS9 RBC COC USD	2,485,000		2,485,000
	CCWFSCUS3 WELLS FARGO CCPC COC	CCWFSCUS3 WELLS FARGO CCPC COC	69,000		69,000
	CENTRAL NIPPON EXPRESSWY	2.369% 10 Sep 2018	15,550,000		15,546,268
	CENTRAL NIPPON EXPRESSWY	2.293% 23 Apr 2021	1,400,000		1,379,190
	CFCRE COMMERCIAL MORTGAGE TRUS	3.367% 15 Jun 2050	5,000,000		5,123,257
	CHARTER COMM OPT LLC/CAP	4.464% 23 Jul 2022	5,000,000		5,216,746
	CHASE ISSUANCE TRUST	1% 17 May 2021	5,000,000		5,020,030
	CHEVRON CORP	2.1% 16 May 2021	5,000,000		4,959,068
	CHEVRON CORP	1% 15 Nov 2021	2,825,000		2,859,743
	CITIGROUP COMMERCIAL MORTGAGE	3.522% 10 Sep 2058	500,000		516,463
	CITIGROUP INC	1% 26 Oct 2020	6,000,000		6,124,833
	CITIGROUP INC	2.75% 25 Apr 2022	4,300,000		4,291,299
	CITIGROUP INC	1% 24 Jul 2023	4,000,000		4,032,626
	CITIGROUP INC	1% 02 Aug 2021	2,000,000		2,037,275
	CITIGROUP INC	2.7% 30 Mar 2021	2,000,000		2,006,075
	CNOOC FINANCE 2013 LTD	1.75% 09 May 2018	3,400,000		3,392,925
	CNPC GENERAL CAPITAL LTD	2.75% 14 May 2019	3,000,000		3,005,387
	COMM MORTGAGE TRUST	3.373% 10 Oct 2048	4,500,000		4,641,363
	COMM MORTGAGE TRUST	3.142% 10 Feb 2048	4,800,000		4,879,180
	COMM MORTGAGE TRUST	1.906% 10 Jan 2046	492,761		492,509
	CONOCOPHILLIPS COMPANY	1% 15 May 2022	3,600,000		3,678,273
	CREDIT SUISSE FIRST BOSTON MOR	5.75% 22 Apr 2033	0		—
	CROWN CASTLE TOWERS LLC	6.113% 15 Jan 2040	1,100,000		1,159,557
	CROWN CASTLE TOWERS LLC	4.883% 15 Aug 2040	200,000		209,174
	CURRENCY CONTRACT	DKK/USD			834,626
	CURRENCY CONTRACT	MXN/USD			(1,540)
	CURRENCY CONTRACT	USD/DKK			(1,354,996)
	CURRENCY CONTRACT	USD/EUR			(129,098)
	CURRENCY CONTRACT	USD/EUR			(64,964)
	CURRENCY CONTRACT	USD/GBP			224
	CURRENCY CONTRACT	USD/GBP			(206,953)
	CURRENCY CONTRACT	USD/JPY			27,062
	CURRENCY CONTRACT	USD/JPY			19,676
	CURRENCY CONTRACT	USD/JPY			(1,816)
	CURRENCY CONTRACT	USD/JPY			(149,357)
	CURRENCY CONTRACT	USD/MXN			41,489

CURRENCY CONTRACT	USD/MXN		12,455
D.R. HORTON INC	3.75% 01 Mar 2019	2,000,000	2,026,876
D.R. HORTON INC	4% 15 Feb 2020	4,500,000	4,628,876
DAIMLER FINANCE NA LLC	1% 30 Oct 2019	3,000,000	3,014,312
DANISH KRONE	FOREIGN CURRENCY	3,967,666	639,905
DBCG MORTGAGE TRUST	1% 15 Jun 2034	10,000,000	9,999,991
DBUBS MORTGAGE TRUST	4.537% 10 Jul 2044	630,000	663,505
DBUBS MORTGAGE TRUST	4.551% 10 Aug 2044	2,500,000	2,623,213
DELL INT LLC / EMC CORP	4.42% 15 Jun 2021	7,100,000	7,398,336
DELL INT LLC / EMC CORP	3.48% 01 Jun 2019	800,000	810,022
DENVER CITY CNTY CO ARPT REV	1% 15 Nov 2031	2,970,000	2,978,524
DEUTSCHE TELEKOM INT FIN	1% 17 Jan 2020	1,500,000	1,503,871
DISCOVER BANK	2.6% 13 Nov 2018	1,500,000	1,505,090
DOMINION ENERGY GAS HLDG	2.5% 15 Dec 2019	3,300,000	3,305,185
DUQUESNE LIGHT HOLDINGS	6.4% 15 Sep 2020	500,000	546,771
E.ON INTL FINANCE BV	5.8% 30 Apr 2018	2,600,000	2,630,789
ECOLAB INC	1.55% 12 Jan 2018	1,625,000	1,624,819
ENERGY TRANSFER PARTNERS	9.7% 15 Mar 2019	2,000,000	2,164,580
ENGIE SA	2.875% 10 Oct 2022	1,100,000	1,106,747
ENRGY TRANS PT/REG FIN	5.75% 01 Sep 2020	2,000,000	2,128,586
ENTERPRISE PRODUCTS OPER	1.65% 07 May 2018	1,000,000	998,666
EURO CURRENCY	FOREIGN CURRENCY	253,207	304,052
EUROPEAN INVESTMENT BANK	1.375% 15 Jan 2018	12,900,000	17,456,580
EXELON CORP	2.45% 15 Apr 2021	1,300,000	1,294,106
EXPORT IMPORT BK INDIA	3.875% 02 Oct 2019	1,000,000	1,018,730
FANNIE MAE	1% 25 Jun 2041	2,219,445	2,243,819
FANNIE MAE	6% 25 Sep 2031	1,439,570	1,612,926
FANNIE MAE	5.5% 25 Aug 2035	2,361,800	2,650,122
FANNIE MAE	1% 25 Oct 2042	0	—
FANNIE MAE	1% 25 Apr 2044	1,400,748	1,396,306
FANNIE MAE	3% 25 Oct 2040	4,102,494	4,132,493
FANNIE MAE	1% 25 Dec 2044	7,799,881	7,801,075
FANNIE MAE	1% 25 Jul 2046	1,838,694	1,831,807
FANNIE MAE	1% 25 Feb 2047	7,711,960	7,698,356
FANNIE MAE	1% 25 Jul 2046	10,135,784	10,121,878
FANNIEMAE ACES	1.785% 25 Jun 2019	1,074,656	1,072,603
FANNIEMAE ACES	1% 25 Nov 2022	523,904	524,009
FANNIEMAE ACES	1% 25 Jun 2031	628,703	640,409
FANNIEMAE WHOLE LOAN	1% 25 Aug 2037	628,184	667,466
FED HM LN PC POOL 1Q0184	1% 01 Nov 2036	289,822	304,067
FED HM LN PC POOL 840291	1% 01 Nov 2041	454,513	475,454
FED HM LN PC POOL A43389	5.5% 01 Feb 2036	23,253	25,403
FED HM LN PC POOL A93101	5% 01 Jul 2040	243,071	263,226
FED HM LN PC POOL B14914	5% 01 Jun 2019	1,131	1,154
FED HM LN PC POOL B15130	5% 01 Jun 2019	32,164	32,798
FED HM LN PC POOL B15170	5% 01 Jul 2019	7,962	8,119
FED HM LN PC POOL C91030	5.5% 01 May 2027	94,627	103,362
FED HM LN PC POOL G01838	5% 01 Jul 2035	465,400	504,874
FED HM LN PC POOL G01912	5% 01 Sep 2035	16,779	18,200
FED HM LN PC POOL G02123	5.5% 01 Mar 2036	16,246	18,040
FED HM LN PC POOL G02254	5.5% 01 Mar 2036	12,060	13,376
FED HM LN PC POOL G04092	5.5% 01 Mar 2038	35,641	39,296
FED HM LN PC POOL G05267	5.5% 01 Dec 2038	203,570	225,053
FED HM LN PC POOL G06193	5.5% 01 May 2040	171,258	189,216
FED HM LN PC POOL G06872	5.5% 01 Sep 2039	354,005	393,731
FED HM LN PC POOL G07786	4% 01 Aug 2044	2,987,107	3,170,004
FED HM LN PC POOL G08105	5.5% 01 Jan 2036	5,566	6,180
FED HM LN PC POOL G30547	5.5% 01 Jun 2024	161,832	176,771
FED HM LN PC POOL H09069	6.5% 01 Sep 2037	131,704	143,827
FED HM LN PC POOL H09070	6.5% 01 Sep 2037	72,745	78,592
FED HM LN PC POOL L00007	5.5% 01 Mar 2035	31,799	35,247
FED HM LN PC POOL L10219	5% 01 Jan 2034	593,321	626,567
FED HM LN PC POOL M30034	4% 01 Dec 2020	12,997	13,146
FED HM LN PC POOL N30127	4.5% 01 Sep 2033	63,726	67,049
FED HM LN PC POOL N30926	5% 01 Nov 2032	114,035	115,679
FED HM LN PC POOL N31031	4.5% 01 Sep 2033	55,597	55,761
FED HM LN PC POOL N31490	5% 01 Jan 2038	43,834	44,479
FED HM LN PC POOL P50425	5% 01 Nov 2034	155,474	160,577
FED HM LN PC POOL U90133	4% 01 Aug 2042	241,399	254,652
FED HM LN PC POOL Z60009	5% 01 Apr 2024	84,111	90,385
FHLMC MULTIFAMILY STRUCTURED P	1.78% 25 Jul 2019	796,495	792,942
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Sep 2021	16,153,816	16,018,153
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Nov 2021	22,606,276	22,394,614
FIRSTENERGY CORP	2.85% 15 Jul 2022	570,000	564,818
FNMA POOL 254634	5.5% 01 Feb 2023	226,674	248,116
FNMA POOL 256339	5.5% 01 Jul 2036	985	1,044
FNMA POOL 256370	5.5% 01 Jun 2036	68,891	73,849
FNMA POOL 256687	5.5% 01 Apr 2037	9,136	9,628
FNMA POOL 256808	5.5% 01 Jul 2037	882	919
FNMA POOL 256900	5.5% 01 Sep 2037	786	812
FNMA POOL 357985	4.5% 01 Sep 2020	4,213	4,292
FNMA POOL 499479	6.5% 01 Jun 2029	10,626	11,778
FNMA POOL 526993	1% 01 Nov 2028	195,836	199,995
FNMA POOL 555887	1% 01 Nov 2018	995,849	1,011,279
FNMA POOL 629058	5.5% 01 May 2032	39,670	40,871
FNMA POOL 657494	4.75% 01 Aug 2033	33,304	33,450
FNMA POOL 724068	4.465% 01 Feb 2034	79,914	81,505
FNMA POOL 725352	1% 01 Apr 2019	1,263	1,282
FNMA POOL 734384	5.5% 01 Jul 2033	146,183	158,215
FNMA POOL 745017	1% 01 Jul 2020	1,035	1,051
FNMA POOL 745150	1% 01 Jun 2020	151,322	153,666
FNMA POOL 745393	1% 01 Sep 2020	53,746	54,579
FNMA POOL 750148	4.465% 01 May 2033	126,064	131,309
FNMA POOL 750149	4.465% 01 Sep 2033	18,854	18,875
FNMA POOL 756833	4.5% 01 Jan 2019	41,712	42,358
FNMA POOL 773398	4.5% 01 May 2019	1,510	1,533
FNMA POOL 775227	4.5% 01 May 2019	1,436	1,458
FNMA POOL 776014	4.465% 01 Sep 2033	68,934	70,019
FNMA POOL 777651	4.49% 01 Feb 2034	57,008	57,880
FNMA POOL 777652	4.465% 01 Aug 2034	48,190	48,700
FNMA POOL 777654	4.465% 01 Oct 2034	59,934	60,837
FNMA POOL 777655	4.465% 01 Nov 2034	50,997	51,745
FNMA POOL 780316	4.5% 01 Jun 2019	45,823	46,533
FNMA POOL 782012	4.465% 01 Jan 2035	78,386	79,967
FNMA POOL 785677	5% 01 Jul 2019	6,798	6,927
FNMA POOL 785721	5% 01 Jul 2019	74,422	75,763
FNMA POOL 818985	4.465% 01 Jul 2035	30,721	30,891

FNMA POOL 822771	4.465% 01 May 2035	27,825	27,881
FNMA POOL 835361	4.5% 01 Sep 2035	53,517	56,329
FNMA POOL 878661	5.5% 01 Feb 2036	15,936	16,621
FNMA POOL 880871	5.5% 01 Apr 2036	2,672	2,827
FNMA POOL 888737	1% 01 Oct 2037	1,228,395	1,282,043
FNMA POOL 899303	5.5% 01 Mar 2037	828	868
FNMA POOL 916389	5% 01 May 2027	42,932	45,191
FNMA POOL 922386	5.5% 01 Jan 2037	3,465	3,621
FNMA POOL 930784	4.5% 01 Jan 2020	231,559	235,147
FNMA POOL 931884	4% 01 Sep 2039	41,679	42,855
FNMA POOL 944052	5.5% 01 Jul 2037	2,738	2,831
FNMA POOL 959407	6.5% 01 Dec 2037	26,672	28,676
FNMA POOL 962745	5% 01 Apr 2038	97,456	100,993
FNMA POOL 994397	5.5% 01 Nov 2038	66,573	70,656
FNMA POOL AB6113	4% 01 Aug 2042	112,194	115,368
FNMA POOL AC3943	4% 01 Jan 2040	663,229	693,135
FNMA POOL AC4532	5% 01 Jan 2034	1,973,987	2,073,177
FNMA POOL AC5635	4% 01 Mar 2040	182,074	185,813
FNMA POOL AH0995	3.5% 01 Dec 2040	536,025	550,687
FNMA POOL AL4287	1% 01 Nov 2040	952,206	1,080,450
FNMA POOL AL7090	1% 01 Oct 2037	11,096,444	11,703,128
FNMA POOL AL7271	1% 01 Sep 2041	642,564	674,692
FNMA POOL AL7824	1% 01 Aug 2034	4,219,627	4,359,196
FNMA POOL AL8835	1% 01 Jan 2042	1,149,491	1,242,933
FNMA POOL AL9066	1% 01 Aug 2025	423,301	431,384
FNMA POOL AM3528	2.69% 01 Oct 2023	7,000,000	7,058,169
FNMA POOL AS8509	3% 01 Dec 2046	2,840,116	2,851,647
FNMA POOL AS9487	4% 01 May 2047	10,918,097	11,423,638
FNMA POOL AV4429	5% 01 Jan 2044	255,100	274,355
FNMA POOL AX2491	4% 01 Oct 2044	541,938	567,303
FNMA POOL AY5630	4% 01 Jun 2045	837,737	876,541
FNMA POOL AZ5735	4% 01 Sep 2045	491,575	515,916
FNMA POOL BC5068	2.5% 01 Mar 2044	287,707	278,979
FNMA POOL BC8086	4% 01 Jun 2046	29,946	31,331
FNMA POOL BE4147	3.5% 01 Sep 2046	215,916	221,804
FNMA POOL BE4664	3.5% 01 May 2047	1,951,672	2,004,900
FNMA POOL MA0213	5% 01 Oct 2039	23,336	24,526
FNMA POOL MA0235	4% 01 Nov 2019	68,268	70,259
FNMA POOL MA0445	5% 01 Jun 2040	50,298	52,898
FNMA POOL MA0476	4.5% 01 Jul 2020	3,642	3,699
FNMA POOL MA0565	5.5% 01 Sep 2040	61,761	68,914
FNMA POOL MA0600	4.5% 01 Dec 2040	52,134	54,423
FNMA POOL MA0741	4% 01 May 2021	10,355	10,657
FNMA POOL MA3904	4% 01 Sep 2021	130,108	133,902
FNMA POOL MB0150	4% 01 Jun 2042	19,845	21,123
FNMA TBA 15 YR 4.5	4.5% 23 Jan 2033	2,000,000	2,028,709
FNMA TBA 30 YR 3.5	3.5% 13 Mar 2048	2,000,000	2,047,109
FORD CREDIT AUTO OWNER TRUST/F	2.62% 15 Aug 2028	4,000,000	4,002,391
FORD MOTOR CREDIT CO LLC	1% 09 Jan 2020	15,800,000	15,956,449
FORD MOTOR CREDIT CO LLC	1% 12 Mar 2019	1,400,000	1,407,049
FORT CRE LLC	1% 21 May 2036	365,251	365,463
FREDDIE MAC	5.5% 15 Apr 2036	1,465,530	1,626,292
FREDDIE MAC	2% 15 May 2026	1,354,445	1,343,275
FREDDIE MAC	1.8% 13 Apr 2020	10,000,000	9,930,870
FREDDIEMAC STRIP	1% 15 Sep 2040	15,274,778	15,331,957
FREDDIEMAC STRIP	1% 15 Oct 2037	7,970,067	7,964,077
GENERAL MOTORS CO	3.5% 02 Oct 2018	400,000	404,161
GENERAL MOTORS FINL CO	3.25% 15 May 2018	1,750,000	1,756,576
GENERAL MOTORS FINL CO	1% 15 Jan 2020	5,500,000	5,611,448
GNMA II POOL 004113	5% 20 Apr 2038	1,491,366	1,621,456
GNMA II POOL 004215	5.5% 20 Aug 2038	40,637	42,272
GNMA II POOL 004314	5% 20 Dec 2038	627,330	681,974
GNMA II POOL 004462	5% 20 Jun 2039	29,420	30,990
GNMA II POOL 004593	5% 20 Dec 2039	57,130	60,135
GNMA II POOL 004932	3.5% 20 Jan 2041	30,914	31,634
GNMA II POOL 004952	3.5% 20 Feb 2041	31,820	32,561
GNMA II POOL 004994	3.5% 20 Mar 2041	76,737	78,527
GNMA II POOL 005105	3.5% 20 Apr 2041	35,941	36,753
GNMA II POOL 005278	3.5% 20 Jan 2042	6,223	6,368
GNMA II POOL 005302	3.5% 20 Feb 2042	67,500	69,074
GNMA II POOL 627122	5.5% 20 Mar 2034	213,073	223,968
GNMA II POOL 634924	5.5% 20 Nov 2034	43,732	44,369
GNMA II POOL 737242	5.5% 20 Nov 2037	93,996	97,981
GNMA II POOL 763305	4.5% 20 May 2041	98,221	103,163
GNMA II POOL 799902	3.74% 20 Mar 2042	158,055	163,188
GNMA II POOL AA0711	3.74% 20 Jul 2042	171,797	177,376
GNMA II POOL AH5878	3.75% 20 Mar 2044	64,190	67,285
GNMA II POOL AU8923	4.5% 20 Aug 2046	1,011,076	1,079,332
GNMA II POOL AX8408	4.5% 20 Feb 2041	664,217	699,241
GNMA II POOL BC3090	5% 20 Jun 2035	1,005,609	1,079,395
GNMA II POOL MA0214	3.5% 20 Jul 2042	162,175	165,956
GNMA II POOL MA0456	3.5% 20 Oct 2042	197,136	201,733
GNMA II POOL MA0528	3.5% 20 Nov 2042	53,501	54,749
GNMA II POOL MA0619	3.5% 20 Dec 2042	42,827	43,826
GNMA II POOL MA0776	3.5% 20 Feb 2043	34,340	35,140
GNMA II POOL MA1150	3.5% 20 Jul 2043	35,702	36,535
GNMA II POOL MA1218	3.5% 20 Aug 2043	18,704	19,140
GNMA II POOL MA1279	3.5% 20 Sep 2043	17,079	17,477
GNMA II POOL MA1367	3.5% 20 Oct 2043	16,474	16,859
GNMA II POOL MA1440	3.5% 20 Nov 2043	34,384	35,186
GNMA II POOL MA1512	3.5% 20 Dec 2043	16,989	17,387
GNMA II POOL MA1829	3.5% 20 Apr 2044	2,146	2,196
GNMA II POOL MA1910	3.5% 20 May 2044	55,387	56,679
GNMA II POOL MA2064	3.5% 20 Jul 2044	11,013	11,270
GNMA II POOL MA2667	3.5% 20 Mar 2045	148,745	152,215
GNMA II POOL MA2744	3.5% 20 Apr 2045	29,658	30,350
GNMA II POOL MA2756	4.5% 20 Apr 2045	1,781,780	1,881,427
GNMA II POOL MA2816	3.5% 20 May 2045	63,539	65,021
GNMA II POOL MA2883	3.5% 20 Jun 2045	55,156	56,443
GNMA II POOL MA4187	4.5% 20 Jan 2047	158,186	163,912
GNMA II POOL MA4772	5% 20 Oct 2047	517,514	541,301
GNMA POOL 678858	5% 15 Mar 2038	12,018	13,042
GNMA POOL 738317	5% 15 May 2041	20,651	22,399
GNMA POOL 782386	5% 15 Aug 2038	1,009,123	1,094,065
GNMA POOL 790468	4.5% 15 Nov 2039	517,114	544,659
GNMA POOL 799863	3.75% 15 Apr 2042	291,531	304,156
GNMA POOL AA0060	3.7% 15 Apr 2042	207,767	215,796

	GNMA POOL AB1552	3.75% 15 Sep 2042	2,806,622	2,932,132
	GNMA POOL AC1428	2.69% 15 Jun 2033	13,339,763	12,982,274
	GNMA POOL AK0485	3% 15 Oct 2044	344,013	346,952
	GNMA POOL AK4648	3% 15 Oct 2045	455,547	459,439
	GOLDMAN SACHS BANK USA BOC	SWAP CASH COLLATERAL USD	(770,000)	(770,000)
	GOLDMAN SACHS GROUP INC	1% 15 Sep 2020	9,898,000	10,085,424
	GOLDMAN SACHS GROUP INC	1% 25 Feb 2021	200,000	207,008
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Oct 2066	0	—
	GOVERNMENT NATIONAL MORTGAGE A	6% 16 Jun 2032	2,429,204	2,722,164
	GS MORTGAGE SECURITIES TRUST	3.467% 10 Jun 2047	5,138,000	5,287,814
	GS MORTGAGE SECURITIES TRUST	3.419% 10 Oct 2032	6,000,000	6,128,079
	GS MORTGAGE SECURITIES TRUST	3.119% 10 May 2050	4,000,000	4,037,215
	GS MORTGAGE SECURITIES TRUST	2.905% 10 Nov 2049	5,800,000	5,851,306
	HEATHROW FUNDING LTD	4.875% 15 Jul 2021	4,650,000	4,963,638
	HP ENTERPRISE CO	2.85% 05 Oct 2018	2,250,000	2,260,843
	HP INC	1% 14 Jan 2019	1,800,000	1,806,526
	HSBC HOLDINGS PLC	3.6% 25 May 2023	1,700,000	1,749,058
	HSBC HOLDINGS PLC	1% 25 May 2021	1,100,000	1,141,523
	HSBC USA INC	1% 13 Nov 2019	1,500,000	1,508,481
	HUMANA INC	2.625% 01 Oct 2019	2,000,000	2,008,449
	IBERDROLA FIN IRELAND	5% 11 Sep 2019	2,540,000	2,644,072
	ICICI BANK LTD/DUBAI	4.8% 22 May 2019	2,500,000	2,565,800
	IMPERIAL BRANDS FIN PLC	2.05% 11 Feb 2018	1,100,000	1,099,857
	IMPERIAL BRANDS FIN PLC	2.95% 21 Jul 2020	5,200,000	5,250,199
	IMPERIAL BRANDS FIN PLC	2.05% 11 Feb 2018	4,000,000	3,999,480
	INTEL CORP	2.875% 11 May 2024	2,000,000	2,018,344
	INTESA SANPAOLO SPA	3.875% 16 Jan 2018	2,000,000	2,001,338
	INTL LEASE FINANCE CORP	5.875% 01 Apr 2019	2,100,000	2,185,678
	INTL LEASE FINANCE CORP	8.25% 15 Dec 2020	500,000	574,327
	INTL LEASE FINANCE CORP	6.25% 15 May 2019	2,100,000	2,200,600
	JACKSON NATL LIFE GLOBAL	1% 27 Jun 2022	7,000,000	7,079,292
	JAPAN FIN ORG MUNICIPAL	2.5% 12 Sep 2018	7,400,000	7,398,490
	JAPAN TREASURY DISC BILL	0.01% 10 Jan 2018	2,100,000,000	18,642,202
	JAPAN TREASURY DISC BILL	0.01% 15 Jan 2018	390,000,000	3,462,186
	JAPAN TREASURY DISC BILL	0.01% 22 Jan 2018	740,000,000	6,569,479
	JAPAN TREASURY DISC BILL	0.01% 05 Feb 2018	33,900,000	300,972
	JAPANESE YEN	FOREIGN CURRENCY	9,241,164	82,034
	JP MORGAN CHASE COMMERCIAL MOR	3.483% 15 Jun 2045	930,000	956,892
	JP MORGAN CHASE COMMERCIAL MOR	2.933% 05 Sep 2032	390,000	393,495
	JP MORGAN CHASE COMMERCIAL MOR	3.378% 15 Sep 2050	7,000,000	7,167,805
	JP MORGAN CHASE COMMERCIAL MOR	1% 15 Jul 2034	2,500,000	2,501,578
	JPMBB COMMERCIAL MORTGAGE SECU	3.288% 15 Jan 2048	10,650,000	10,898,084
*	JPMORGAN CHASE + CO	1% 09 Mar 2021	2,700,000	2,706,284
*	JPMORGAN CHASE + CO	1% 01 Mar 2025	4,000,000	4,031,190
	JPN BANK FOR INT L COOP	1.75% 31 Jul 2018	7,510,000	7,503,795
	JPN BANK FOR INT L COOP	1.75% 13 Nov 2018	5,000,000	4,982,777
	KANSAS CITY SOUTHERN	3% 15 May 2023	4,025,000	3,990,125
	KINDER MORGAN INC/DELAWA	7.25% 01 Jun 2018	7,400,000	7,555,877
	KLA TENCOR CORP	3.375% 01 Nov 2019	500,000	508,244
	KOMATSU FINANCE AMERICA	2.118% 11 Sep 2020	1,300,000	1,284,488
	KOMATSU FINANCE AMERICA	2.437% 11 Sep 2022	2,300,000	2,263,837
	KOREA EAST WEST POWER CO	2.625% 27 Nov 2018	1,700,000	1,700,726
	KOREA SOUTHERN POWER	1.875% 05 Feb 2018	3,000,000	2,997,639
	LBI POST DISTRIBUTION CLAIM	0.01% 31 Dec 2060	745,897	294,629
	LBI POST DISTRIBUTION CLAIM	0.01% 31 Dec 2060	(637,501)	(251,813)
	LEASEPLAN CORPORATION NV	2.875% 22 Jan 2019	400,000	400,271
	LEASEPLAN CORPORATION NV	2.5% 16 May 2018	7,207,000	7,207,842
	LONG GILT FUTURE MAR18	IFLL 20180327	(24,000,000)	58,439
	LSI OPEN POSITION NET ASSET	0.01% 31 Dec 2060	102,460	7,428
	MACQUARIE GROUP LTD	3% 03 Dec 2018	9,000,000	9,066,141
	MARRIOTT INTERNATIONAL	3.125% 15 Oct 2021	300,000	303,643
	MARSH + MCLENNAN COS INC	2.75% 30 Jan 2022	3,000,000	3,006,045
	MASCO CORP	7.125% 15 Mar 2020	129,000	140,665
	MASSACHUSETTS EDUCATIONAL FINA	1% 25 Apr 2038	474,381	477,066
	MASTER CREDIT CARD TRUST	2.26% 21 Jul 2021	6,000,000	5,999,615
	MCCORMICK + CO	2.7% 15 Aug 2022	1,000,000	999,242
	MEXICAN PESO (NEW)	FOREIGN CURRENCY	37,048,064	1,893,540
	MINERA Y METALURGICA DEL	2.875% 07 May 2019	7,000,000	6,994,897
	MINERA Y METALURGICA DEL	2.875% 07 May 2019	1,200,000	1,199,125
	MITSUBISHI UFJ FIN GRP	1% 01 Mar 2021	5,000,000	5,201,505
	MITSUBISHI UFJ LEASE+FIN	2.75% 21 Oct 2020	1,250,000	1,248,190
	MORGAN STANLEY	1% 22 Jul 2022	10,000,000	10,080,313
	MORGAN STANLEY BAML TRUST	3.401% 15 May 2050	6,000,000	6,124,928
	MORGAN STANLEY CAPITAL I TRUST	3.35% 13 Jul 2029	5,000,000	5,114,614
	MOTOROLA SOLUTIONS INC	3.5% 01 Sep 2021	1,100,000	1,116,568
	MYLAN INC	2.6% 24 Jun 2018	3,504,000	3,509,822
	MYLAN NV	3.15% 15 Jun 2021	6,000,000	6,033,496
	NATIONAL BANK OF CANADA	1% 17 Jan 2020	4,000,000	4,020,238
	NATIONWIDE BLDG SOCIETY	1% 20 Mar 2023	2,100,000	2,543,064
	NATIONWIDE BLDG SOCIETY	2.45% 27 Jul 2021	4,000,000	3,967,764
	NAVIENT STUDENT LOAN TRUST	1% 26 Jul 2066	3,000,000	3,032,367
	NAVIENT STUDENT LOAN TRUST	1% 25 Jun 2065	418,557	427,453
	NAVIENT STUDENT LOAN TRUST	1% 25 Mar 2066	618,533	632,955
	NAVIENT STUDENT LOAN TRUST	1% 26 Jul 2066	4,855,157	4,871,700
	NEW YORK ST URBAN DEV CORP REV	2.1% 15 Mar 2022	5,000,000	4,978,900
	NISSAN MOTOR ACCEPTANCE	1% 13 Sep 2019	1,600,000	1,605,688
	NISSAN MOTOR ACCEPTANCE	2% 08 Mar 2019	4,800,000	4,788,348
	NISSAN MOTOR ACCEPTANCE	1% 28 Sep 2022	800,000	803,658
	NORTH CAROLINA ST EDU ASSISTAN	1% 26 Jan 2026	379,358	380,056
	NTT FINANCE CORP	1.9% 21 Jul 2021	400,000	389,952
	PENNSYLVANIA ELECTRIC CO	5.2% 01 Apr 2020	1,300,000	1,372,106
	PENSKE TRUCK LEASING/PTL	4.875% 11 Jul 2022	225,000	242,903
	PETROLEOS MEXICANOS	8% 03 May 2019	3,000,000	3,204,000
	PETRONAS CAPITAL LTD	5.25% 12 Aug 2019	3,100,000	3,231,660
	PHILIP MORRIS INTL INC	2.5% 02 Nov 2022	2,000,000	1,982,204
	PIONEER NATURAL RESOURCE	6.875% 01 May 2018	1,300,000	1,320,001
	PLAINS ALL AMER PIPELINE	2.6% 15 Dec 2019	1,900,000	1,889,199
	POUND STERLING	FOREIGN CURRENCY	178,060	240,871
	PRIVATE EXPORT FUNDING	2.1% 19 Dec 2019	17,300,000	17,276,887
	PROTECTIVE LIFE GLOBAL	1.722% 15 Apr 2019	2,200,000	2,188,385
	PROTECTIVE LIFE GLOBAL	2.615% 22 Aug 2022	4,000,000	3,942,870
	QBE INSURANCE GROUP LTD	3% 21 Oct 2022	2,000,000	1,965,220
	QNB FINANCE LTD	2.125% 14 Feb 2018	4,200,000	4,193,700
	QUALCOMM INC	3% 20 May 2022	1,100,000	1,101,004
	RECKITT BENCKISER TSY	1% 24 Jun 2022	1,500,000	1,499,465
	RELIANCE STAND LIFE II	2.15% 15 Oct 2018	1,600,000	1,601,318
	RELX CAPITAL INC	8.625% 15 Jan 2019	500,000	530,068

REYNOLDS AMERICAN INC	3.25% 12 Jun 2020	2,207,000		2,242,522
REYNOLDS AMERICAN INC	2.3% 12 Jun 2018	2,000,000		2,002,345
ROYAL BK OF SCOTLAND PLC	6.934% 09 Apr 2018	400,000		489,077
ROYAL BK SCOTLND GRP PLC	1% 15 May 2023	6,000,000		6,013,082
S+P GLOBAL INC	3.3% 14 Aug 2020	2,500,000		2,546,504
SABINE PASS LIQUEFACTION	5.625% 15 Apr 2023	300,000		329,468
SAN FRANCISCO CITY CNTY CA R	2.526% 01 Aug 2020	4,500,000		4,502,970
SANTANDER UK GROUP HLDGS	2.875% 05 Aug 2021	6,300,000		6,284,565
SANTANDER UK PLC	2.35% 10 Sep 2019	5,300,000		5,302,099
SANTANDER UK PLC	3.05% 23 Aug 2018	300,000		302,053
SEMPRA ENERGY	1% 15 Mar 2021	2,000,000		2,003,080
SHELL INTERNATIONAL FIN	2.25% 10 Nov 2020	300,000		299,919
SHIRE ACQ INV IRELAND DA	1.9% 23 Sep 2019	1,000,000		990,947
SHIRE ACQ INV IRELAND DA	2.4% 23 Sep 2021	3,000,000		2,952,783
SHIRE ACQ INV IRELAND DA	2.875% 23 Sep 2023	3,200,000		3,145,838
SIEMENS FINANCIERINGSMAT	2.9% 27 May 2022	4,100,000		4,145,848
SINOPEC GRP OVERSEAS DEV	1.75% 29 Sep 2019	896,000		881,480
SK TELECOM CO LTD	2.125% 01 May 2018	1,428,000		1,426,103
SKY PLC	3.125% 26 Nov 2022	2,000,000		2,011,596
SL GREEN REALTY CORP	5% 15 Aug 2018	3,100,000		3,137,981
SLC STUDENT LOAN TRUST	1% 15 Sep 2026	1,338,162		1,334,960
SLC STUDENT LOAN TRUST	1% 15 Jun 2029	4,975,531		4,935,840
SLC STUDENT LOAN TRUST	1% 15 Jun 2021	5,600,000		5,623,964
SLM STUDENT LOAN TRUST	1% 25 Apr 2023	6,974,891		7,137,189
SLM STUDENT LOAN TRUST	1% 25 Jan 2022	2,337,009		2,307,529
SLM STUDENT LOAN TRUST	1% 25 Jan 2024	3,959,734		4,736,372
SLM STUDENT LOAN TRUST	1% 25 Jan 2028	3,531,704		3,547,779
SLM STUDENT LOAN TRUST	1% 25 Sep 2043	574,946		575,931
SLM STUDENT LOAN TRUST	1% 25 Oct 2028	4,000,000		3,974,288
SMBC AVIATION CAPITAL FI	2.65% 15 Jul 2021	2,800,000		2,753,705
SMBC AVIATION CAPITAL FI	3% 15 Jul 2022	2,100,000		2,079,646
SMBC AVIATION CAPITAL FI	2.65% 15 Jul 2021	5,083,000		4,998,958
SOCIAL PROFESSIONAL LOAN PROGR	2.65% 25 Sep 2040	3,000,000		2,981,796
SSGA	G STIFF ERISA QUALIFIED	17,982		17,982
STATE BANK INDIA/LONDON	3.622% 17 Apr 2019	2,000,000		2,021,030
STATE BANK INDIA/LONDON	3.25% 18 Apr 2018	1,500,000		1,502,937
SUMITOMO MITSUI FINL GRP	1% 18 Oct 2022	2,000,000		2,000,780
SUMITOMO MITSUI TR BK LT	2.05% 06 Mar 2019	3,400,000		3,391,191
SUNCORP METWAY LTD	2.1% 03 May 2019	2,700,000		2,690,361
SUNCORP METWAY LTD	2.8% 04 May 2022	1,400,000		1,393,815
SVENSKA HANDELSBANKEN AB	1% 30 Mar 2021	2,000,000		2,054,456
SWAP BNP PARIBAS COC	SWAP CASH COLLATERAL USD	1,190,000		1,190,000
SWAP HSBC BOC	SWAP CASH COLLATERAL USD	(40,000)		(40,000)
SWAP UBS COC	SWAP CASH COLLATERAL USD	70,000		70,000
SWU00JQ24 IRS MXN P V 01MTIIE	1% 06 Sep 2021	(445,800,000)		(22,785,004)
SWU00JQ24 IRS MXN R F 5.79750	5.797% 06 Sep 2021	445,800,000		21,258,809
SWU00KIA2 IRS MXN P V 01MTIIE	1% 03 Dec 2021	(18,000,000)		(919,987)
SWU00KIA2 IRS MXN R F 7.19900	7.199% 03 Dec 2021	18,000,000		899,138
SWU00KMY5 IRS USD P V 03MLIBOR	1% 28 Dec 2018	(67,700,000)		(67,700,000)
SWU00KMY5 IRS USD R F 1.35000	1.35% 28 Dec 2018	67,700,000		67,340,837
SWU00M561 IRS MXN P V 01MTIIE	1% 11 Jun 2027	(22,200,000)		(1,134,650)
SWU00M561 IRS MXN R F 7.15000	7.15% 11 Jun 2027	22,200,000		1,071,928
SYNCHRONY FINANCIAL	1% 03 Feb 2020	2,075,000		2,104,202
TELECOM ITALIA CAPITAL	6.999% 04 Jun 2018	800,000		814,760
TELEFONICA EMISIONES SAU	3.192% 27 Apr 2018	2,600,000		2,609,234
TELENOR ASA	1.75% 22 May 2018	5,250,000		5,242,524
TELSTRA CORP LTD	3.125% 07 Apr 2025	3,700,000		3,706,905
TIME WARNER CABLE LLC	6.75% 01 Jul 2018	3,500,000		3,577,578
TOYOTA MOTOR CREDIT CORP	1% 17 May 2018	1,200,000		1,200,130
TOYOTA MOTOR CREDIT CORP	1% 11 Jan 2022	2,000,000		2,020,172
TSY INFL IX N/B	0.125% 15 Apr 2021	28,620,900		28,502,951
TSY INFL IX N/B	0.125% 15 Apr 2022	19,068,464		18,934,182
TSY INFL IX N/B	0.125% 15 Apr 2020	23,173,040		23,125,518
UBS BARCLAYS COMMERCIAL MORTGA	3.525% 10 May 2063	7,000,000		7,229,712
UBS CITIGROUP COMMERCIAL MORTG	1% 10 Jan 2045	0		—
UBS GROUP FUNDING SWITZE	2.95% 24 Sep 2020	200,000		202,084
US 10YR NOTE (CBT)MAR18	XCBT 20180320	15,500,000		9,688
US 2YR NOTE (CBT) MAR18	XCBT 20180329	505,200,000		5
US 5YR NOTE (CBT) MAR18	XCBT 20180329	(125,400,000)		(29,391)
US DOLLAR		5,822,000		5,822,000
US TREASURY N/B	1.5% 31 Oct 2019	174,400,000		173,201,000
US ULTRA BOND CBT MAR18	XCBT 20180320	(15,500,000)		(33,906)
VENTAS REALTY LP/CAP CRP	2% 15 Feb 2018	1,800,000		1,799,898
VEREIT OPERATING PARTNER	3% 06 Feb 2019	1,507,000		1,514,243
VERIZON COMMUNICATIONS	1% 16 Mar 2022	1,900,000		1,937,405
VMWARE INC	2.95% 21 Aug 2022	4,600,000		4,587,145
WASHINGTON ST HLTH CARE FACS A	1% 01 Jan 2042	2,500,000		2,505,450
WEA FINANCE LLC/WESTFIEL	2.7% 17 Sep 2019	4,390,000		4,413,702
WELLS FARGO + COMPANY	1% 22 Apr 2019	625,000		626,385
WELLS FARGO COMMERCIAL MORTGAG	1% 15 Jan 2059	3,000,000		3,162,027
WESFARMERS LTD	1.874% 20 Mar 2018	500,000		499,983
WOODSIDE FINANCE LTD	8.75% 01 Mar 2019	750,000		801,200
WOODSIDE FINANCE LTD	4.6% 10 May 2021	3,300,000		3,455,415
WOODSIDE FINANCE LTD	3.65% 05 Mar 2025	1,100,000		1,106,671

	Sub-Total: Fund 5736 6 of 16		Total	$1,309,231,935

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value
	SSGA	G STIFF ERISA QUALIFIED	535,739		$535,739

		Sub-Total: Fund 5738 7 of 16		Total	$535,739

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value
	21ST CENTURY FOX AMERICA	3% 15 Sep 2022	1,002,000		$1,016,646
	21ST CENTURY FOX AMERICA	6.9% 01 Mar 2019	1,310,000		1,378,816
	ABB FINANCE USA INC	2.875% 08 May 2022	165,000		167,760
	ABBOTT LABORATORIES	2.9% 30 Nov 2021	895,000		905,361
	ABBOTT LABORATORIES	3.25% 15 Apr 2023	390,000		395,456
	ABBOTT LABORATORIES	2.55% 15 Mar 2022	500,000		494,840
	ABBVIE INC	3.6% 14 May 2025	1,500,000		1,542,114
	AETNA INC	2.75% 15 Nov 2022	520,000		514,964
	AGRIUM INC	3.5% 01 Jun 2023	650,000		666,831
	ALLERGAN FUNDING SCS	3.8% 15 Mar 2025	1,580,000		1,608,514
	ALTRIA GROUP INC	4% 31 Jan 2024	775,000		822,183
	ALTRIA GROUP INC	2.85% 09 Aug 2022	440,000		442,887
	AMAZON.COM INC	2.8% 22 Aug 2024	400,000		398,784
	AMER AIRLINE 16 2 AA PTT	3.2% 15 Dec 2029	94,800		94,522
	AMER AIRLN 14 1 A PTT	3.7% 01 Apr 2028	186,908		191,113
	AMEREN ILLINOIS CO	2.7% 01 Sep 2022	420,000		421,279
	AMERICA MOVIL SAB DE CV	5% 30 Mar 2020	1,455,000		1,533,483
	AMERICAN AIRLINES 2013 2	4.95% 15 Jul 2024	583,584		621,065
	AMERICAN EXPRESS CREDIT	2.2% 03 Mar 2020	1,680,000		1,674,914
	AMERICAN INTL GROUP	4.125% 15 Feb 2024	1,265,000		1,336,603
	AMERICAN WATER CAPITAL C	2.95% 01 Sep 2027	425,000		420,606
	AMGEN INC	2.65% 11 May 2022	1,220,000		1,216,717
	AMGEN INC	3.625% 22 May 2024	245,000		254,552
	AMGEN INC	4.1% 15 Jun 2021	305,000		318,584
	AMGEN INC	3.45% 01 Oct 2020	615,000		632,000
	ANADARKO PETROLEUM CORP	5.55% 15 Mar 2026	200,000		224,397
	ANHEUSER BUSCH INBEV FIN	3.3% 01 Feb 2023	610,000		624,209
	ANHEUSER BUSCH INBEV WOR	5% 15 Apr 2020	480,000		509,317
	ANHEUSER BUSCH INBEV WOR	5.375% 15 Jan 2020	2,325,000		2,466,382
	ANTHEM INC	3.3% 15 Jan 2023	840,000		852,319
	ANTHEM INC	3.125% 15 May 2022	1,685,000		1,699,886
	APACHE CORP	3.25% 15 Apr 2022	525,000		528,966
	APPALACHIAN POWER CO	3.3% 01 Jun 2027	220,000		220,671
	APPLE INC	2.85% 11 May 2024	1,610,000		1,617,212
	APPLE INC	3.35% 09 Feb 2027	160,000		163,900
	APPLE INC	3.25% 23 Feb 2026	1,825,000		1,862,529
	APPLE INC	2.4% 03 May 2023	935,000		925,378
	ARCH CAPITAL FINANCE LLC	4.011% 15 Dec 2026	95,000		98,907
	AT+T INC	4.45% 01 Apr 2024	2,195,000		2,321,897
	AT+T INC	3.9% 14 Aug 2027	1,170,000		1,177,818
	AT+T INC	3.6% 17 Feb 2023	180,000		184,135
	AT+T INC	3.4% 15 May 2025	1,110,000		1,091,297
	AT+T INC	3.875% 15 Aug 2021	135,000		139,864
	AXIS SPECIALTY FINANCE	5.875% 01 Jun 2020	650,000		695,679
	BAKER HUGHES LLC/CO OBL	3.337% 15 Dec 2027	2,640,000		2,635,568
	BALTIMORE GAS + ELECTRIC	3.35% 01 Jul 2023	120,000		123,017
	BANK OF AMERICA CORP	1% 20 Dec 2028	1,031,000		1,031,222
	BANK OF AMERICA CORP	4% 22 Jan 2025	650,000		676,235
	BANK OF AMERICA CORP	4% 01 Apr 2024	115,000		121,569
	BANK OF AMERICA CORP	3.95% 21 Apr 2025	800,000		827,295
	BANK OF AMERICA CORP	4.125% 22 Jan 2024	2,080,000		2,212,195
	BANK OF AMERICA CORP	3.3% 11 Jan 2023	3,735,000		3,820,905
	BANK OF AMERICA CREDIT CARD TR	1.95% 15 Aug 2022	500,000		497,764
	BANK OF NEW YORK MELLON	3.4% 15 May 2024	500,000		518,842
	BARCLAYS PLC	4.337% 10 Jan 2028	905,000		936,643
	BARCLAYS PLC	4.375% 12 Jan 2026	720,000		748,958
	BARCLAYS PLC	2.75% 08 Nov 2019	920,000		921,978
	BAT CAPITAL CORP	3.222% 15 Aug 2024	1,335,000		1,334,947
	BAXALTA INC	4% 23 Jun 2025	930,000		961,227
	BECTON DICKINSON AND CO	3.734% 15 Dec 2024	843,000		863,397
	BERKSHIRE HATHAWAY INC	2.75% 15 Mar 2023	2,700,000		2,717,644
	BNP PARIBAS	2.375% 21 May 2020	640,000		640,797
	BOSTON PROPERTIES LP	3.85% 01 Feb 2023	725,000		755,284
	BP CAPITAL MARKETS PLC	3.245% 06 May 2022	1,360,000		1,393,972
	BP CAPITAL MARKETS PLC	4.75% 10 Mar 2019	250,000		257,760
	BRITISH TELECOM PLC	5.95% 15 Jan 2018	1,250,000		1,251,672
	BUCKEYE PARTNERS LP	2.65% 15 Nov 2018	205,000		205,593
	BURLINGTN NORTH SANTA FE	3.4% 01 Sep 2024	465,000		481,633
	CA INC	3.6% 01 Aug 2020	515,000		526,441
	CALIFORNIA ST	6.2% 01 Mar 2019	170,000		178,231
	CALIFORNIA ST	6.2% 01 Oct 2019	1,350,000		1,446,863
	CANADIAN NATL RAILWAY	5.55% 01 Mar 2019	455,000		472,327
	CANADIAN NATL RAILWAY	6.8% 15 Jul 2018	350,000		359,018
	CAPITAL ONE BANK USA NA	3.375% 15 Feb 2023	620,000		626,119
	CAPITAL ONE NA	2.95% 23 Jul 2021	575,000		578,425
	CARDINAL HEALTH INC	4.625% 15 Dec 2020	635,000		669,504
	CATERPILLAR INC	2.6% 26 Jun 2022	240,000		240,057
	CATERPILLAR INC	3.9% 27 May 2021	910,000		956,984
	CBS CORP	4.3% 15 Feb 2021	210,000		219,420
	CELGENE CORP	3.625% 15 May 2024	935,000		961,594
	CENOVUS ENERGY INC	4.25% 15 Apr 2027	180,000		179,566
	CENTERPOINT ENER HOUSTON	2.25% 01 Aug 2022	305,000		300,594
	CFCRE COMMERCIAL MORTGAGE TRUS	3.585% 10 Dec 2054	2,250,000		2,307,111
	CHARTER COMM OPT LLC/CAP	4.908% 23 Jul 2025	1,515,000		1,610,726
	CHASE ISSUANCE TRUST	2.16% 16 Sep 2024	900,000		888,562
	CHEVRON CORP	3.191% 24 Jun 2023	365,000		375,083
	CHEVRON CORP	2.355% 05 Dec 2022	655,000		649,808
	CHUBB INA HOLDINGS INC	3.35% 15 May 2024	1,125,000		1,158,753
	CHUBB INA HOLDINGS INC	2.7% 13 Mar 2023	1,250,000		1,241,790
	CIGNA CORP	4% 15 Feb 2022	510,000		532,623
	CIGNA CORP	4.375% 15 Dec 2020	395,000		413,808
	CINTAS CORPORATION NO. 2	3.7% 01 Apr 2027	550,000		572,289
	CISCO SYSTEMS INC	1.85% 20 Sep 2021	385,000		377,844
	CISCO SYSTEMS INC	2.2% 28 Feb 2021	400,000		398,731
	CISCO SYSTEMS INC	3% 15 Jun 2022	390,000		397,543
	CITIBANK CREDIT CARD ISSUANCE	2.15% 15 Jul 2021	900,000		900,932
	CITIBANK CREDIT CARD ISSUANCE	2.88% 23 Jan 2023	2,300,000		2,341,302
	CITIGROUP COMMERCIAL MORTGAGE	3.314% 10 Apr 2049	3,000,000		3,042,460
	CITIGROUP COMMERCIAL MORTGAGE	3.197% 15 Aug 2050	5,000,000		5,037,047
	CITIGROUP COMMERCIAL MORTGAGE	3.717% 15 Sep 2048	4,500,000		4,705,443
	CITIGROUP COMMERCIAL MORTGAGE	2.79% 10 Mar 2047	1,500,000		1,508,632
	CITIGROUP INC	2.9% 08 Dec 2021	1,975,000		1,987,997
	CITIGROUP INC	4.6% 09 Mar 2026	1,140,000		1,213,213

CITIGROUP INC	3.4% 01 May 2026	740,000	744,420
CITIGROUP INC	4.125% 25 Jul 2028	1,280,000	1,319,239
CITIGROUP INC	3.7% 12 Jan 2026	1,165,000	1,199,379
CNOOC FINANCE 2013 LTD	1.75% 09 May 2018	235,000	234,511
COCA COLA CO/THE	3.15% 15 Nov 2020	540,000	554,733
COMCAST CORP	3% 01 Feb 2024	1,510,000	1,519,995
COMCAST CORP	3.6% 01 Mar 2024	1,310,000	1,365,676
COMCAST CORP	5.7% 01 Jul 2019	369,000	388,420
COMM MORTGAGE TRUST	3.42% 10 Aug 2047	1,500,000	1,542,200
COMM MORTGAGE TRUST	3.546% 10 Jun 2047	1,800,000	1,860,780
COMM MORTGAGE TRUST	3.819% 10 Jun 2047	200,000	209,832
COMM MORTGAGE TRUST	3.35% 10 Feb 2048	5,000,000	5,090,400
COMMONWEALTH BK AUSTR NY	2.3% 12 Mar 2020	1,035,000	1,035,595
COMMONWEALTH EDISON CO	2.95% 15 Aug 2027	330,000	326,262
COMMONWEALTH EDISON CO	2.55% 15 Jun 2026	640,000	618,914
CONCHO RESOURCES INC	3.75% 01 Oct 2027	500,000	506,528
CONOCOPHILLIPS COMPANY	2.4% 15 Dec 2022	995,000	983,432
CONTL AIRLINES 2012 1 A	4.15% 11 Oct 2025	420,399	439,316
CONTL AIRLINES 2012 2 A	4% 29 Apr 2026	410,679	428,071
CORP ANDINA DE FOMENTO	2% 10 May 2019	645,000	642,736
COVENTRY HEALTH CARE INC	5.45% 15 Jun 2021	1,100,000	1,190,824
CRED SUIS GP FUN LTD	4.55% 17 Apr 2026	545,000	583,523
CRED SUIS GP FUN LTD	3.75% 26 Mar 2025	755,000	770,393
CREDIT SUISSE NEW YORK	6% 15 Feb 2018	1,165,000	1,170,280
CREDIT SUISSE NEW YORK	4.375% 05 Aug 2020	260,000	272,435
CVS HEALTH CORP	3.875% 20 Jul 2025	1,432,000	1,474,772
DELL INT LLC / EMC CORP	3.48% 01 Jun 2019	2,110,000	2,136,433
DELTA AIR LINES 2007 1 A	6.821% 10 Feb 2024	215,504	245,136
DISCOVER BANK	8.7% 18 Nov 2019	467,000	513,501
DISCOVER FINANCIAL SVS	4.1% 09 Feb 2027	290,000	297,056
DISCOVER FINANCIAL SVS	3.85% 21 Nov 2022	1,048,000	1,076,446
DISCOVERY COMMUNICATIONS	3.95% 20 Mar 2028	570,000	566,954
DISCOVERY COMMUNICATIONS	5.625% 15 Aug 2019	175,000	183,568
DOMINION ENERGY GAS HLDG	3.55% 01 Nov 2023	265,000	270,492
DOMINION ENERGY INC	4.45% 15 Mar 2021	760,000	802,505
DOW CHEMICAL CO/THE	3% 15 Nov 2022	1,365,000	1,372,235
DOW CHEMICAL CO/THE	8.55% 15 May 2019	565,000	611,997
DUKE ENERGY CAROLINAS	2.95% 01 Dec 2026	795,000	789,029
DUKE ENERGY INDIANA INC	3.75% 15 Jul 2020	280,000	290,411
E.I. DU PONT DE NEMOURS	2.8% 15 Feb 2023	620,000	618,628
E.I. DU PONT DE NEMOURS	4.625% 15 Jan 2020	375,000	393,167
EASTMAN CHEMICAL CO	3.8% 15 Mar 2025	748,000	779,856
ECOLAB INC	4.35% 08 Dec 2021	632,000	672,706
ECOPETROL SA	4.125% 16 Jan 2025	185,000	185,925
EMERA US FINANCE LP	3.55% 15 Jun 2026	435,000	436,246
ENTERGY CORP	5.125% 15 Sep 2020	975,000	1,030,066
ENTERGY LOUISIANA LLC	2.4% 01 Oct 2026	380,000	359,717
ENTERPRISE PRODUCTS OPER	3.35% 15 Mar 2023	1,890,000	1,927,250
EOG RESOURCES INC	3.15% 01 Apr 2025	420,000	418,439
EOG RESOURCES INC	4.1% 01 Feb 2021	490,000	510,912
EQUIFAX INC	3.3% 15 Dec 2022	430,000	427,209
EXELON CORP	3.497% 01 Jun 2022	500,000	509,550
EXELON GENERATION CO LLC	2.95% 15 Jan 2020	550,000	555,596
EXPORT IMPORT BK KOREA	5.125% 29 Jun 2020	945,000	995,887
EXPRESS SCRIPTS HOLDING	4.5% 25 Feb 2026	460,000	488,155
EXXON MOBIL CORPORATION	3.043% 01 Mar 2026	1,460,000	1,482,547
EXXON MOBIL CORPORATION	2.397% 06 Mar 2022	440,000	439,294
FANNIE MAE	1.125% 19 Oct 2018	305,000	303,469
FANNIE MAE	2% 05 Oct 2022	265,000	261,691
FANNIE MAE	0.875% 21 May 2018	1,045,000	1,042,257
FED HM LN PC POOL A47038	5% 01 Sep 2035	45,715	49,417
FED HM LN PC POOL A56599	6% 01 Jan 2037	87,126	98,127
FED HM LN PC POOL A63809	6% 01 Aug 2037	71,331	80,272
FED HM LN PC POOL A69654	6% 01 Dec 2037	30,034	33,633
FED HM LN PC POOL A85726	5% 01 Apr 2039	120,949	131,866
FED HM LN PC POOL A92478	4.5% 01 Jun 2040	534,410	570,176
FED HM LN PC POOL A93318	5% 01 Aug 2040	494,916	539,258
FED HM LN PC POOL A93713	5% 01 Sep 2040	375,802	409,475
FED HM LN PC POOL A94069	5% 01 Sep 2040	119,429	129,393
FED HM LN PC POOL A94113	5% 01 Oct 2040	116,050	125,823
FED HM LN PC POOL A94898	4.5% 01 Nov 2040	202,585	216,167
FED HM LN PC POOL A95085	4% 01 Nov 2040	963,639	1,011,698
FED HM LN PC POOL A95519	4.5% 01 Dec 2040	113,313	120,910
FED HM LN PC POOL A95575	4% 01 Dec 2040	537,856	567,912
FED HM LN PC POOL A95960	4% 01 Dec 2040	496,132	520,862
FED HM LN PC POOL A97040	4% 01 Feb 2041	645,399	677,592
FED HM LN PC POOL C03469	4.5% 01 May 2040	692,514	738,945
FED HM LN PC POOL C03517	4.5% 01 Sep 2040	55,217	58,918
FED HM LN PC POOL C03520	4% 01 Sep 2040	712,436	747,922
FED HM LN PC POOL C03545	5% 01 Aug 2040	336,128	366,242
FED HM LN PC POOL C03792	3.5% 01 Apr 2042	2,189,796	2,259,450
FED HM LN PC POOL C04272	3% 01 Oct 2042	1,279,076	1,286,193
FED HM LN PC POOL C04422	3% 01 Dec 2042	1,008,306	1,013,960
FED HM LN PC POOL C09004	3.5% 01 Jul 2042	1,216,187	1,255,081
FED HM LN PC POOL C09022	3% 01 Jan 2043	5,736,763	5,769,272
FED HM LN PC POOL C09029	3% 01 Mar 2043	698,872	702,869
FED HM LN PC POOL C09031	2.5% 01 Feb 2043	391,632	378,282
FED HM LN PC POOL C09055	4% 01 Dec 2043	232,298	243,272
FED HM LN PC POOL C91176	5.5% 01 May 2028	79,867	87,240
FED HM LN PC POOL C91908	3% 01 Jan 2037	2,424,628	2,461,351
FED HM LN PC POOL E04113	2.5% 01 Nov 2027	1,663,097	1,671,708
FED HM LN PC POOL E97335	5% 01 Jul 2018	10,373	10,578
FED HM LN PC POOL G01843	6% 01 Jun 2035	199,657	225,393
FED HM LN PC POOL G02031	5.5% 01 Feb 2036	341,479	379,242
FED HM LN PC POOL G02408	5.5% 01 Dec 2036	129,093	142,896
FED HM LN PC POOL G02427	5.5% 01 Dec 2036	294,003	325,818
FED HM LN PC POOL G02794	6% 01 May 2037	227,526	256,497
FED HM LN PC POOL G03695	5.5% 01 Nov 2037	89,165	98,653
FED HM LN PC POOL G03737	6.5% 01 Nov 2037	127,226	140,924
FED HM LN PC POOL G03781	6% 01 Jan 2038	6,827	7,649
FED HM LN PC POOL G03812	5.5% 01 Feb 2038	405,833	448,219
FED HM LN PC POOL G03819	6% 01 Jan 2038	24,556	27,530
FED HM LN PC POOL G03926	6% 01 Feb 2038	67,084	75,558
FED HM LN PC POOL G04585	5.5% 01 Feb 2038	82,045	90,709
FED HM LN PC POOL G04588	5.5% 01 Aug 2038	33,403	36,918
FED HM LN PC POOL G04688	5.5% 01 Sep 2038	60,263	66,597
FED HM LN PC POOL G05179	5.5% 01 Jan 2039	73,944	81,726

FED HM LN PC POOL G05472	4.5% 01 Jun 2039	106,712	113,864
FED HM LN PC POOL G05676	4% 01 Nov 2039	686,796	721,086
FED HM LN PC POOL G05726	5% 01 Aug 2039	232,274	253,063
FED HM LN PC POOL G05741	4.5% 01 Dec 2039	85,279	90,989
FED HM LN PC POOL G05927	4.5% 01 Jul 2040	798,174	862,364
FED HM LN PC POOL G06087	5% 01 Sep 2040	64,622	70,357
FED HM LN PC POOL G06231	4% 01 Dec 2040	490,882	515,378
FED HM LN PC POOL G06499	4% 01 Mar 2041	587,918	622,963
FED HM LN PC POOL G06506	4% 01 Dec 2040	1,318,110	1,383,853
FED HM LN PC POOL G06507	4% 01 Feb 2041	244,533	256,734
FED HM LN PC POOL G06601	4.5% 01 Dec 2040	1,971,135	2,125,737
FED HM LN PC POOL G07032	3% 01 Jun 2042	1,837,416	1,847,069
FED HM LN PC POOL G07129	3.5% 01 Sep 2042	1,515,932	1,564,412
FED HM LN PC POOL G07388	3.5% 01 May 2043	826,221	852,635
FED HM LN PC POOL G08273	5.5% 01 Jun 2038	42,267	46,719
FED HM LN PC POOL G08368	4.5% 01 Oct 2039	325,835	347,617
FED HM LN PC POOL G08372	4.5% 01 Nov 2039	234,077	249,780
FED HM LN PC POOL G08479	3.5% 01 Mar 2042	652,686	673,557
FED HM LN PC POOL G08521	3% 01 Jan 2043	645,877	649,537
FED HM LN PC POOL G08567	4% 01 Jan 2044	2,889,685	3,024,610
FED HM LN PC POOL G08577	4% 01 Mar 2044	301,333	315,325
FED HM LN PC POOL G08601	4% 01 Aug 2044	395,864	414,105
FED HM LN PC POOL G08624	4% 01 Jan 2045	336,355	351,765
FED HM LN PC POOL G08627	3.5% 01 Feb 2045	974,652	1,002,402
FED HM LN PC POOL G08654	3.5% 01 Jul 2045	2,521,446	2,593,187
FED HM LN PC POOL G08676	3.5% 01 Nov 2045	3,393,752	3,490,320
FED HM LN PC POOL G08677	4% 01 Nov 2045	758,673	793,419
FED HM LN PC POOL G08681	3.5% 01 Dec 2045	1,600,149	1,645,680
FED HM LN PC POOL G08707	4% 01 May 2046	2,452,106	2,564,535
FED HM LN PC POOL G08732	3% 01 Nov 2046	954,723	955,749
FED HM LN PC POOL G08735	4.5% 01 Oct 2046	941,467	1,000,669
FED HM LN PC POOL G08737	3% 01 Dec 2046	3,801,345	3,805,233
FED HM LN PC POOL G08739	4% 01 Dec 2046	498,840	521,730
FED HM LN PC POOL G08741	3% 01 Jan 2047	6,170,275	6,176,267
FED HM LN PC POOL G12403	5% 01 Oct 2021	142,341	147,358
FED HM LN PC POOL G13300	4.5% 01 May 2023	52,639	55,150
FED HM LN PC POOL G13492	5% 01 Feb 2024	62,317	65,425
FED HM LN PC POOL G13868	4.5% 01 Jul 2025	199,156	208,678
FED HM LN PC POOL G14239	4% 01 Sep 2026	73,322	76,531
FED HM LN PC POOL G16177	2% 01 Jan 2032	715,694	697,770
FED HM LN PC POOL G18401	3.5% 01 Sep 2026	133,870	138,371
FED HM LN PC POOL G18475	2.5% 01 Aug 2028	268,424	269,729
FED HM LN PC POOL J09212	5% 01 Jan 2024	49,908	50,962
FED HM LN PC POOL J12398	4.5% 01 Jun 2025	197,106	206,711
FED HM LN PC POOL J12439	4.5% 01 Jun 2025	174,683	183,199
FED HM LN PC POOL J13721	3.5% 01 Dec 2025	264,948	275,164
FED HM LN PC POOL J15031	4% 01 Apr 2026	514,104	536,695
FED HM LN PC POOL J15719	4% 01 Jun 2026	482,516	505,302
FED HM LN PC POOL J15847	4% 01 Jun 2026	233,328	244,529
FED HM LN PC POOL J16059	4% 01 Jul 2026	289,408	302,176
FED HM LN PC POOL J16432	3.5% 01 Aug 2026	995,252	1,033,431
FED HM LN PC POOL J18912	2.5% 01 Apr 2027	477,721	480,375
FED HM LN PC POOL J23935	3% 01 May 2028	507,191	517,192
FED HM LN PC POOL J24887	3% 01 Jul 2028	3,401,525	3,472,308
FED HM LN PC POOL J27464	3.5% 01 Feb 2029	1,111,105	1,152,494
FED HM LN PC POOL J27964	3% 01 Apr 2029	602,823	614,738
FED HM LN PC POOL J28440	3% 01 Jun 2029	817,946	834,085
FED HM LN PC POOL J29007	3% 01 Aug 2029	643,813	656,833
FED HM LN PC POOL J29036	3% 01 Aug 2029	657,121	670,411
FED HM LN PC POOL J29049	3% 01 Aug 2029	657,349	670,647
FED HM LN PC POOL Q02171	5% 01 Jul 2041	201,634	218,590
FED HM LN PC POOL Q02606	5% 01 Aug 2041	967,439	1,047,413
FED HM LN PC POOL Q04673	4% 01 Nov 2041	1,210,052	1,279,496
FED HM LN PC POOL Q10241	3.5% 01 Aug 2042	461,292	477,153
FED HM LN PC POOL Q10448	3.5% 01 Aug 2042	579,486	598,015
FED HM LN PC POOL Q11288	3.5% 01 Sep 2042	486,575	501,946
FED HM LN PC POOL Q11788	3% 01 Oct 2042	304,991	306,672
FED HM LN PC POOL Q12520	3% 01 Oct 2042	133,336	134,078
FED HM LN PC POOL Q12841	3.5% 01 Nov 2042	1,226,958	1,265,982
FED HM LN PC POOL Q13630	3% 01 Nov 2042	320,096	321,877
FED HM LN PC POOL Q14326	2.5% 01 Jan 2043	1,113,398	1,075,448
FED HM LN PC POOL Q15062	3% 01 Feb 2043	1,513,171	1,521,668
FED HM LN PC POOL Q24141	4% 01 Jan 2044	548,670	574,710
FED HM LN PC POOL V60298	3% 01 Oct 2028	587,778	599,392
FED HM LN PC POOL V60564	3% 01 Jun 2029	1,113,219	1,135,765
FED HM LN PC POOL V60869	2.5% 01 Jul 2030	1,910,322	1,909,125
FEDERAL HOME LOAN BANK	1.375% 28 Sep 2020	1,210,000	1,188,915
FEDEX CORP	3.3% 15 Mar 2027	125,000	125,838
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Sep 2027	2,985,000	3,045,834
FHLMC MULTIFAMILY STRUCTURED P	1% 25 May 2025	3,000,000	3,121,533
FHLMC MULTIFAMILY STRUCTURED P	3.49% 25 Jan 2024	245,000	257,220
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Apr 2023	1,255,000	1,304,631
FHLMC TBA 30 YR 3.5	3.5% 18 Jan 2048	10,500,000	10,782,738
FIDELITY NATIONAL INFORM	4.5% 15 Oct 2022	346,000	370,368
FIDELITY NATIONAL INFORM	3.875% 05 Jun 2024	140,000	146,139
FISERV INC	3.85% 01 Jun 2025	825,000	860,626
FLORIDA POWER + LIGHT CO	2.75% 01 Jun 2023	120,000	120,292
FNMA POOL 257281	5% 01 Jul 2028	17,752	19,066
FNMA POOL 257595	5% 01 Mar 2029	2,345	2,518
FNMA POOL 555800	1% 01 Oct 2033	798,704	884,678
FNMA POOL 655687	6.5% 01 Aug 2032	292,334	324,037
FNMA POOL 660662	6.5% 01 Sep 2032	2,592	2,873
FNMA POOL 725690	1% 01 Aug 2034	29,200	33,185
FNMA POOL 735061	1% 01 Nov 2034	793,090	899,015
FNMA POOL 735271	1% 01 Jan 2035	175,599	198,810
FNMA POOL 735288	1% 01 Mar 2035	179,183	195,160
FNMA POOL 735382	1% 01 Apr 2035	1,016,687	1,104,434
FNMA POOL 735484	1% 01 May 2035	455,436	494,694
FNMA POOL 735500	1% 01 May 2035	607,394	673,889
FNMA POOL 735578	1% 01 Jun 2035	84,104	91,358
FNMA POOL 735580	1% 01 Jun 2035	386,774	419,020
FNMA POOL 735591	1% 01 Jun 2035	358,636	389,564
FNMA POOL 735667	1% 01 Jul 2035	360,145	391,216
FNMA POOL 735676	1% 01 Jul 2035	1,245,814	1,353,231
FNMA POOL 735989	1% 01 Feb 2035	693,541	768,585
FNMA POOL 745355	1% 01 Mar 2036	328,686	357,084
FNMA POOL 745412	1% 01 Dec 2035	399,511	443,159

FNMA POOL 745418	1% 01 Apr 2036	194,225	215,343
FNMA POOL 745515	1% 01 May 2036	65,819	71,475
FNMA POOL 745885	1% 01 Oct 2036	397,500	450,111
FNMA POOL 745950	1% 01 Nov 2036	292,685	331,560
FNMA POOL 826495	5.5% 01 Jul 2035	3,439	3,777
FNMA POOL 831400	6% 01 Apr 2036	29,810	33,754
FNMA POOL 832690	5% 01 Sep 2035	196,652	213,446
FNMA POOL 832799	5% 01 Sep 2035	258,914	281,427
FNMA POOL 872482	5.5% 01 Apr 2036	632,601	694,947
FNMA POOL 888102	1% 01 May 2036	25,310	28,039
FNMA POOL 888129	1% 01 Feb 2037	144,076	159,418
FNMA POOL 888131	1% 01 Feb 2037	53,293	58,978
FNMA POOL 888286	1% 01 Apr 2037	490,853	542,516
FNMA POOL 888637	1% 01 Sep 2037	84,358	95,182
FNMA POOL 889072	1% 01 Dec 2037	87,492	98,825
FNMA POOL 889190	1% 01 Mar 2038	146,814	164,937
FNMA POOL 889579	1% 01 May 2038	298,175	336,117
FNMA POOL 889691	1% 01 Jul 2038	101,037	114,112
FNMA POOL 889705	1% 01 Jun 2038	178,347	197,118
FNMA POOL 889983	1% 01 Oct 2038	526,915	594,103
FNMA POOL 898832	5.5% 01 Nov 2036	26,577	29,148
FNMA POOL 899172	6.5% 01 Feb 2037	55,526	61,548
FNMA POOL 902669	5% 01 Nov 2036	66,433	71,798
FNMA POOL 916398	6.5% 01 May 2037	4,950	5,486
FNMA POOL 928075	6% 01 Feb 2037	86,368	97,424
FNMA POOL 933478	5% 01 Mar 2023	26,811	27,334
FNMA POOL 938446	5.5% 01 Jul 2022	15,586	16,207
FNMA POOL 943699	6.5% 01 Aug 2037	5,453	6,048
FNMA POOL 946924	6.5% 01 Sep 2037	30,182	33,455
FNMA POOL 948227	6.5% 01 Aug 2037	90,813	100,662
FNMA POOL 954804	6.5% 01 Dec 2037	801	887
FNMA POOL 959604	6.5% 01 Nov 2037	11,510	13,013
FNMA POOL 968546	6.5% 01 Feb 2038	39,093	43,333
FNMA POOL 969014	6.5% 01 Feb 2038	73,340	81,293
FNMA POOL 969230	5.5% 01 May 2037	165,859	183,426
FNMA POOL 995930	1% 01 Apr 2039	8,540	9,213
FNMA POOL AA0472	4% 01 Mar 2039	153,479	161,333
FNMA POOL AB1047	4.5% 01 May 2040	620,616	669,659
FNMA POOL AB1141	4.5% 01 Jun 2040	527,473	569,192
FNMA POOL AB2801	3.5% 01 Apr 2026	640,207	660,990
FNMA POOL AB3693	4% 01 Oct 2041	632,271	663,900
FNMA POOL AB4058	4% 01 Dec 2041	645,191	677,613
FNMA POOL AB4689	3.5% 01 Mar 2042	969,437	1,001,059
FNMA POOL AB5593	3.5% 01 Jul 2042	678,708	700,569
FNMA POOL AB6017	3.5% 01 Aug 2042	1,044,895	1,078,708
FNMA POOL AB6136	2.5% 01 Sep 2027	3,417,830	3,434,835
FNMA POOL AB6229	3.5% 01 Sep 2042	3,277,313	3,383,041
FNMA POOL AB6238	3.5% 01 Sep 2042	544,290	562,257
FNMA POOL AB6390	3% 01 Oct 2042	330,978	332,767
FNMA POOL AB6832	3.5% 01 Nov 2042	1,373,216	1,417,337
FNMA POOL AB7272	3% 01 Dec 2042	1,792,469	1,802,863
FNMA POOL AB7410	3% 01 Dec 2042	2,377,160	2,389,969
FNMA POOL AB7426	3% 01 Dec 2042	1,562,343	1,571,406
FNMA POOL AB7568	3% 01 Jan 2043	2,190,352	2,202,188
FNMA POOL AB7570	3% 01 Jan 2043	3,685,735	3,705,653
FNMA POOL AB7716	2.5% 01 Jan 2028	2,830,054	2,843,359
FNMA POOL AB7741	3% 01 Jan 2043	1,924,192	1,934,590
FNMA POOL AB8499	3% 01 Feb 2043	661,832	666,030
FNMA POOL AB8923	3% 01 Apr 2043	25,554	25,687
FNMA POOL AB9361	3.5% 01 May 2043	608,355	629,180
FNMA POOL AB9944	3% 01 Jul 2043	784,053	791,406
FNMA POOL AC1889	4% 01 Sep 2039	298,714	313,851
FNMA POOL AC2953	4.5% 01 Sep 2039	3,054,727	3,259,742
FNMA POOL AC8568	4.5% 01 Jan 2040	282,635	302,926
FNMA POOL AC9564	4.5% 01 Feb 2040	390,054	420,884
FNMA POOL AD0567	1% 01 Sep 2039	34,558	39,080
FNMA POOL AD5479	5% 01 Jun 2040	62,202	67,116
FNMA POOL AD9713	5% 01 Aug 2040	119,931	129,464
FNMA POOL AD9870	4% 01 Oct 2040	69,470	72,759
FNMA POOL AE0113	1% 01 Jul 2040	437,902	460,032
FNMA POOL AE0967	1% 01 Jun 2039	517,527	534,223
FNMA POOL AH0210	4.5% 01 Dec 2040	1,170,300	1,263,035
FNMA POOL AH0921	4% 01 Dec 2040	1,377,604	1,447,007
FNMA POOL AH0943	4% 01 Dec 2040	847,812	896,964
FNMA POOL AH2899	4.5% 01 Jan 2041	1,751,171	1,900,738
FNMA POOL AH3324	3.5% 01 Feb 2026	58,043	59,927
FNMA POOL AH3765	4% 01 Jan 2041	2,370,435	2,489,574
FNMA POOL AH4404	4% 01 Jan 2041	1,876,066	1,970,688
FNMA POOL AH5616	3.5% 01 Feb 2026	42,125	43,493
FNMA POOL AH5929	3.5% 01 Feb 2026	97,193	100,348
FNMA POOL AH5984	4.5% 01 Mar 2041	686,244	740,567
FNMA POOL AH6210	3.5% 01 Feb 2026	57,562	59,434
FNMA POOL AH6438	3.5% 01 Feb 2026	100,546	103,810
FNMA POOL AI1051	4% 01 Jun 2026	250,337	260,701
FNMA POOL AI8382	3.5% 01 Sep 2026	317,297	327,615
FNMA POOL AK0968	3% 01 Feb 2027	597,538	610,285
FNMA POOL AK1140	3% 01 Feb 2027	373,968	381,944
FNMA POOL AK1608	3% 01 Jan 2027	395,217	403,649
FNMA POOL AK5567	3% 01 Apr 2027	546,702	558,381
FNMA POOL AK6966	3% 01 Mar 2027	621,029	634,276
FNMA POOL AK7088	3.5% 01 Apr 2042	387,043	399,664
FNMA POOL AK8311	2.5% 01 Dec 2027	236,621	237,735
FNMA POOL AK8660	3% 01 Apr 2027	571,061	583,261
FNMA POOL AL1895	1% 01 Jun 2042	519,907	537,267
FNMA POOL AL1945	1% 01 Jun 2042	1,446,119	1,493,430
FNMA POOL AL2151	1% 01 Mar 2042	2,012,144	2,078,966
FNMA POOL AL2389	1% 01 Sep 2042	887,144	916,335
FNMA POOL AL2890	1% 01 Dec 2042	832,021	836,518
FNMA POOL AL3039	1% 01 Oct 2027	523,319	543,333
FNMA POOL AL3218	1% 01 Feb 2043	562,547	581,109
FNMA POOL AL3454	1% 01 Apr 2043	292,692	294,786
FNMA POOL AL6851	1% 01 Oct 2043	399,290	387,171
FNMA POOL AL8352	1% 01 Oct 2044	640,193	643,614
FNMA POOL AO0454	3.5% 01 Aug 2042	599,405	619,193
FNMA POOL AO0527	3% 01 May 2027	785,888	802,709
FNMA POOL AO1967	3% 01 Jun 2027	59,206	60,393
FNMA POOL AO3110	3.5% 01 Jun 2042	1,110,404	1,146,623

FNMA POOL AO7185	4% 01 Sep 2042	1,318,742	1,385,006
FNMA POOL AP0457	3% 01 Jul 2027	143,944	147,017
FNMA POOL AP1110	2.5% 01 Sep 2027	216,072	216,296
FNMA POOL AP2611	3.5% 01 Sep 2042	535,786	553,554
FNMA POOL AP3308	3.5% 01 Sep 2042	499,411	515,898
FNMA POOL AP3902	3% 01 Oct 2042	480,834	483,623
FNMA POOL AP4539	3.5% 01 Sep 2042	1,132,497	1,168,857
FNMA POOL AP5143	3% 01 Sep 2042	622,357	625,716
FNMA POOL AP6032	3% 01 Apr 2043	1,343,396	1,350,656
FNMA POOL AP8615	2.5% 01 Nov 2027	286,501	287,937
FNMA POOL AP8903	3.5% 01 Oct 2042	1,116,868	1,153,240
FNMA POOL AP9998	3.5% 01 Oct 2042	132,921	137,202
FNMA POOL AQ3956	2.5% 01 Jun 2028	165,196	165,967
FNMA POOL AQ8684	3% 01 Dec 2042	186,083	187,088
FNMA POOL AR0190	3% 01 Apr 2043	227,457	228,656
FNMA POOL AR2626	2.5% 01 Feb 2043	685,158	664,363
FNMA POOL AR2638	3.5% 01 Feb 2043	611,589	633,928
FNMA POOL AR4756	2.5% 01 Feb 2028	130,289	130,902
FNMA POOL AR6858	3% 01 Feb 2043	31,182	31,350
FNMA POOL AR9161	3% 01 May 2043	392,630	394,635
FNMA POOL AR9203	3.5% 01 Mar 2043	2,385,298	2,463,982
FNMA POOL AR9218	3% 01 Mar 2043	22,194	22,313
FNMA POOL AS4155	3% 01 Sep 2044	208,623	209,706
FNMA POOL AS5133	3.5% 01 Jun 2045	6,498,497	6,675,706
FNMA POOL AS5263	3.5% 01 Jun 2045	1,365,312	1,402,543
FNMA POOL AS5384	4% 01 Jul 2045	820,816	858,848
FNMA POOL AS6286	4% 01 Dec 2045	1,614,242	1,688,709
FNMA POOL AS6304	4% 01 Dec 2045	811,803	849,261
FNMA POOL AS6515	4% 01 Jan 2046	2,058,738	2,153,733
FNMA POOL AS7248	4% 01 May 2046	836,867	875,506
FNMA POOL AS7693	2% 01 Aug 2031	1,415,412	1,379,070
FNMA POOL AS7877	2.5% 01 Sep 2046	956,015	923,133
FNMA POOL AS8115	3% 01 Oct 2046	475,120	475,362
FNMA POOL AS8249	3% 01 Nov 2036	3,140,222	3,190,196
FNMA POOL AS8386	2.5% 01 Nov 2031	2,206,444	2,204,086
FNMA POOL AS8461	3.5% 01 Dec 2046	1,922,546	1,974,972
FNMA POOL AS8650	3% 01 Jan 2047	3,974,305	3,976,326
FNMA POOL AS9394	4.5% 01 Apr 2047	481,354	512,613
FNMA POOL AT2040	3% 01 Apr 2043	62,371	62,703
FNMA POOL AT2745	3% 01 May 2043	63,984	64,329
FNMA POOL AT2894	2.5% 01 May 2028	49,562	49,795
FNMA POOL AU1279	2.5% 01 Jul 2028	293,269	294,645
FNMA POOL AU5904	3.5% 01 Sep 2033	600,739	626,034
FNMA POOL AU9300	3% 01 Sep 2028	676,926	690,632
FNMA POOL AV2223	4% 01 Dec 2043	148,674	155,756
FNMA POOL AZ4775	3.5% 01 Oct 2045	4,088,037	4,199,515
FNMA POOL BC2008	3% 01 May 2046	2,603,869	2,605,193
FNMA POOL BC9096	3.5% 01 Dec 2046	2,352,413	2,416,561
FNMA POOL MA0243	5% 01 Nov 2029	378,508	406,736
FNMA POOL MA0318	4.5% 01 Feb 2030	85,706	91,463
FNMA POOL MA0648	3.5% 01 Feb 2026	69,976	72,247
FNMA POOL MA0918	4% 01 Dec 2041	2,130,472	2,237,348
FNMA POOL MA1035	3% 01 Apr 2027	76,435	78,066
FNMA POOL MA1062	3% 01 May 2027	38,781	39,608
FNMA POOL MA1272	3% 01 Dec 2042	689,729	693,456
FNMA POOL MA2220	3% 01 Mar 2030	462,108	471,664
FNMA POOL MA2495	3.5% 01 Jan 2046	1,951,744	2,004,966
FNMA POOL MA2833	3% 01 Dec 2046	1,427,829	1,428,555
FNMA POOL MA2863	3% 01 Jan 2047	1,938,797	1,939,783
FNMA TBA 15 YR 3	3% 16 Feb 2033	1,500,000	1,526,279
FNMA TBA 30 YR 3	3% 18 Jan 2048	4,500,000	4,500,000
FNMA TBA 30 YR 3.5	3.5% 18 Jan 2048	6,000,000	6,160,313
FNMA TBA 30 YR 3.5	3.5% 13 Feb 2048	6,000,000	6,150,703
FNMA TBA 30 YR 4	4% 18 Jan 2048	2,750,000	2,875,782
FNMA TBA 30 YR 4.5	4.5% 13 Feb 2048	500,000	531,328
FORD MOTOR CREDIT CO LLC	3.81% 09 Jan 2024	1,595,000	1,628,273
FORD MOTOR CREDIT CO LLC	4.134% 04 Aug 2025	1,045,000	1,080,757
FORD MOTOR CREDIT CO LLC	2.551% 05 Oct 2018	605,000	606,757
FORTIVE CORPORATION	3.15% 15 Jun 2026	220,000	218,523
FORTUNE BRANDS HOME + SE	3% 15 Jun 2020	375,000	378,383
FREDDIE MAC	1.375% 20 Apr 2020	645,000	635,883
FREDDIE MAC	1.875% 17 Nov 2020	260,000	258,637
FREDDIE MAC	1.625% 29 Sep 2020	5,275,000	5,214,738
FREDDIE MAC	1.5% 17 Jan 2020	1,850,000	1,832,495
FREDDIE MAC	1.375% 15 Aug 2019	4,405,000	4,367,201
GE CAPITAL INTL FUNDING	3.373% 15 Nov 2025	1,279,000	1,300,826
GENERAL DYNAMICS CORP	2.25% 15 Nov 2022	885,000	873,571
GENERAL ELECTRIC CO	3.45% 15 May 2024	1,025,000	1,057,431
GENERAL ELECTRIC CO	3.15% 07 Sep 2022	388,000	394,134
GENERAL ELECTRIC CO	2.7% 09 Oct 2022	340,000	339,480
GENERAL ELECTRIC CO	4.65% 17 Oct 2021	240,000	258,392
GENERAL ELECTRIC CO	5.55% 04 May 2020	185,000	198,001
GENERAL MOTORS CO	4.875% 02 Oct 2023	2,245,000	2,429,479
GILEAD SCIENCES INC	3.5% 01 Feb 2025	835,000	863,565
GILEAD SCIENCES INC	4.5% 01 Apr 2021	595,000	634,047
GILEAD SCIENCES INC	4.4% 01 Dec 2021	265,000	282,634
GLAXOSMITHKLINE CAP INC	2.8% 18 Mar 2023	290,000	292,526
GLAXOSMITHKLINE CAPITAL	2.85% 08 May 2022	355,000	360,331
GNMA II POOL 004520	5% 20 Aug 2039	353,295	384,069
GNMA II POOL 004746	4.5% 20 Jul 2040	2,100,721	2,228,112
GNMA II POOL 004747	5% 20 Jul 2040	811,125	881,778
GNMA II POOL 004833	4% 20 Oct 2040	2,692,713	2,834,264
GNMA II POOL 004922	4% 20 Jan 2041	328,331	345,553
GNMA II POOL 004923	4.5% 20 Jan 2041	228,114	241,965
GNMA II POOL 004945	4% 20 Feb 2041	797,840	839,773
GNMA II POOL 004978	4.5% 20 Mar 2041	679,471	720,678
GNMA II POOL 004979	5% 20 Mar 2041	980,583	1,066,549
GNMA II POOL 004984	5.5% 20 Mar 2041	268,443	294,208
GNMA II POOL 005017	4.5% 20 Apr 2041	743,245	788,286
GNMA II POOL 005115	4.5% 20 Jul 2041	406,605	430,749
GNMA II POOL 005140	4.5% 20 Aug 2041	1,454,780	1,540,722
GNMA II POOL 005326	3% 20 Mar 2027	443,186	454,611
GNMA II POOL 005332	4% 20 Mar 2042	1,178,169	1,240,144
GNMA II POOL MA0023	4% 20 Apr 2042	550,297	579,169
GNMA II POOL MA0317	3% 20 Aug 2042	1,988,065	2,014,892
GNMA II POOL MA0318	3.5% 20 Aug 2042	4,021,768	4,180,000
GNMA II POOL MA0391	3% 20 Sep 2042	2,007,384	2,034,677

	GNMA II POOL MA0392	3.5% 20 Sep 2042	2,079,805	2,161,633
	GNMA II POOL MA0462	3.5% 20 Oct 2042	3,922,247	4,076,567
	GNMA II POOL MA0624	3% 20 Dec 2042	769,330	780,028
	GNMA II POOL MA0626	4% 20 Dec 2042	436,349	458,964
	GNMA II POOL MA0698	3% 20 Jan 2043	1,038,109	1,052,652
	GNMA II POOL MA0783	3.5% 20 Feb 2043	2,418,563	2,513,724
	GNMA II POOL MA0851	3% 20 Mar 2043	443,837	450,101
	GNMA II POOL MA0933	3% 20 Apr 2043	435,712	441,861
	GNMA II POOL MA1997	4.5% 20 Jun 2044	1,315,096	1,389,992
	GNMA II POOL MA2303	3.5% 20 Oct 2044	3,300,135	3,418,995
	GNMA II POOL MA2304	4% 20 Oct 2044	1,262,942	1,326,071
	GNMA II POOL MA2372	4% 20 Nov 2044	434,645	456,338
	GNMA II POOL MA2445	3.5% 20 Dec 2044	1,305,689	1,351,844
	GNMA II POOL MA2446	4% 20 Dec 2044	730,526	765,674
	GNMA II POOL MA2678	3.5% 20 Mar 2045	2,494,123	2,582,291
	GNMA II POOL MA2754	3.5% 20 Apr 2045	1,409,917	1,459,497
	GNMA II POOL MA2891	3% 20 Jun 2045	1,104,503	1,115,669
	GNMA II POOL MA2960	3% 20 Jul 2045	1,107,039	1,118,159
	GNMA II POOL MA3033	3% 20 Aug 2045	2,261,934	2,284,655
	GNMA II POOL MA3245	4% 20 Nov 2045	1,011,915	1,060,491
	GNMA II POOL MA3311	4% 20 Dec 2045	2,579,674	2,707,850
	GNMA II POOL MA3737	4% 20 Jun 2046	849,577	888,656
	GNMA II POOL MA3803	3.5% 20 Jul 2046	6,159,723	6,374,019
	GNMA II POOL MA3936	3% 20 Sep 2046	4,146,704	4,188,359
	GNMA II POOL MA3939	4.5% 20 Sep 2046	420,521	442,619
	GNMA II POOL MA4003	3% 20 Oct 2046	1,362,505	1,376,192
	GNMA II POOL MA4005	4% 20 Oct 2046	463,640	483,884
	GNMA II POOL MA4069	3.5% 20 Nov 2046	221,703	229,416
	GNMA II POOL MA4070	4% 20 Nov 2046	1,296,043	1,352,449
	GNMA II POOL MA4071	4.5% 20 Nov 2046	1,267,564	1,332,066
	GNMA II POOL MA4125	2.5% 20 Dec 2046	1,123,356	1,097,717
	GNMA II POOL MA4126	3% 20 Dec 2046	6,997,396	7,067,687
	GNMA II POOL MA4127	3.5% 20 Dec 2046	5,756,751	5,957,028
	GNMA II POOL MA4198	4.5% 20 Jan 2047	472,644	497,981
	GNMA II POOL MA4261	3% 20 Feb 2047	1,892,671	1,911,684
	GNMA II POOL MA4263	4% 20 Feb 2047	1,439,352	1,501,526
	GNMA II POOL MA4322	4% 20 Mar 2047	2,572,699	2,685,410
	GNMA II POOL MA4381	3% 20 Apr 2047	939,590	949,028
	GNMA II TBA 30 YR 3.5	3.5% 24 Jan 2048	1,500,000	1,550,625
	GNMA POOL 391705	5.5% 15 Jan 2038	31,730	35,079
	GNMA POOL 561294	5.5% 15 Feb 2033	20,836	22,853
	GNMA POOL 603325	5.5% 15 Dec 2032	731	812
	GNMA POOL 672676	5.5% 15 Apr 2038	88,982	97,593
	GNMA POOL 676389	5.5% 15 Jan 2038	1,010	1,119
	GNMA POOL 676515	5.5% 15 Feb 2038	287,931	319,031
	GNMA POOL 676754	5.5% 15 Mar 2038	179,747	199,201
	GNMA POOL 677222	5.5% 15 Aug 2038	295,538	324,990
	GNMA POOL 677228	6% 15 Aug 2038	718	803
	GNMA POOL 683957	5.5% 15 Feb 2038	132,039	145,258
	GNMA POOL 684721	5.5% 15 Mar 2038	93,691	102,774
	GNMA POOL 687179	5.5% 15 Apr 2038	115,206	126,740
	GNMA POOL 697463	6% 15 Sep 2038	76,236	85,249
	GNMA POOL 700829	5.5% 15 Oct 2038	2,750	3,024
	GNMA POOL 700978	6% 15 Nov 2038	179,447	200,766
	GNMA POOL 723344	4% 15 Sep 2039	508,650	531,142
	GNMA POOL 723430	4.5% 15 Nov 2039	537,817	570,942
	GNMA POOL 737111	4.5% 15 Apr 2040	842,596	890,288
	GNMA POOL 738882	4% 15 Oct 2041	255,512	268,108
	GNMA POOL 745243	4% 15 Jul 2040	371,435	388,771
	GNMA POOL 771561	4% 15 Aug 2041	252,059	264,787
	GNMA POOL 782495	5.5% 15 Dec 2038	54,020	59,810
	GNMA POOL 782528	5% 15 Jan 2039	482,803	522,302
	GNMA POOL 783851	6% 15 Mar 2041	130,628	146,045
	GNMA POOL AA5821	3% 15 Nov 2042	1,497,229	1,514,444
	GNMA POOL AB3031	3% 15 Oct 2042	281,059	284,291
	GNMA POOL AB9110	3% 15 Oct 2042	1,215,407	1,229,382
	GNMA POOL AD2413	3.5% 15 May 2043	306,296	317,601
	GNMA POOL AD2414	3.5% 15 May 2043	569,251	589,624
	GNMA POOL AD8784	3% 15 Mar 2043	597,172	606,069
	GNMA POOL AN6808	3.5% 15 Jul 2045	1,202,400	1,244,280
	GOLDMAN SACHS GROUP INC	3.5% 16 Nov 2026	600,000	603,512
	GOLDMAN SACHS GROUP INC	3.85% 26 Jan 2027	2,085,000	2,140,580
	GOLDMAN SACHS GROUP INC	4% 03 Mar 2024	2,795,000	2,932,339
	GOLDMAN SACHS GROUP INC	3.75% 22 May 2025	795,000	819,050
	GOLDMAN SACHS GROUP INC	3.625% 22 Jan 2023	1,158,000	1,196,251
	GOLDMAN SACHS GROUP INC	5.75% 24 Jan 2022	250,000	277,208
	GOLDMAN SACHS GROUP INC	6% 15 Jun 2020	115,000	124,340
	GOLDMAN SACHS GROUP INC	6.15% 01 Apr 2018	410,000	414,315
	GOVERNMENT PROPERTIES IN	3.75% 15 Aug 2019	310,000	312,605
	GS MORTGAGE SECURITIES TRUST	3.68% 10 Apr 2047	3,410,005	3,487,683
	GS MORTGAGE SECURITIES TRUST	4.074% 10 Jan 2047	4,065,000	4,314,508
	HALLIBURTON CO	3.8% 15 Nov 2025	365,000	379,332
	HARTFORD FINL SVCS GRP	5.125% 15 Apr 2022	595,000	649,309
	HARTFORD FINL SVCS GRP	5.5% 30 Mar 2020	820,000	873,966
	HOME DEPOT INC	2.625% 01 Jun 2022	895,000	899,994
	HOME DEPOT INC	3.75% 15 Feb 2024	1,378,000	1,452,861
	HP ENTERPRISE CO	2.85% 05 Oct 2018	940,000	944,530
	HP INC	4.3% 01 Jun 2021	700,000	733,911
	HSBC HOLDINGS PLC	1% 13 Mar 2028	505,000	526,281
	HSBC HOLDINGS PLC	5.1% 05 Apr 2021	1,990,000	2,138,114
	HYDRO QUEBEC	8.05% 07 Jul 2024	310,000	400,578
	INGERSOLL RAND GL HLD CO	6.875% 15 Aug 2018	775,000	797,446
	INGERSOLL RAND GL HLD CO	4.25% 15 Jun 2023	565,000	602,068
	INTERNATIONAL PAPER CO	3.65% 15 Jun 2024	2,685,000	2,773,840
	INTERNATIONAL PAPER CO	4.75% 15 Feb 2022	1,113,000	1,197,148
	JM SMUCKER CO	3.5% 15 Mar 2025	365,000	372,877
	JOHN DEERE CAPITAL CORP	2.8% 06 Mar 2023	1,520,000	1,525,931
	JOHN DEERE CAPITAL CORP	2.8% 27 Jan 2023	420,000	422,525
	JOHNSON + JOHNSON	2.45% 01 Mar 2026	2,045,000	1,994,234
	JP MORGAN CHASE COMMERCIAL MOR	3.07% 15 Dec 2046	431,291	433,528
	JP MORGAN CHASE COMMERCIAL MOR	2.875% 15 Dec 2047	1,179,591	1,189,394
	JPMBB COMMERCIAL MORTGAGE SECU	3.362% 15 Jul 2045	2,000,000	2,058,878
*	JPMORGAN CHASE + CO	3.3% 01 Apr 2026	575,000	579,533
*	JPMORGAN CHASE + CO	3.2% 15 Jun 2026	300,000	299,839
*	JPMORGAN CHASE + CO	3.125% 23 Jan 2025	2,841,000	2,856,666
*	JPMORGAN CHASE + CO	3.9% 15 Jul 2025	1,210,000	1,268,495
*	JPMORGAN CHASE + CO	3.875% 10 Sep 2024	695,000	724,970

*	JPMORGAN CHASE + CO	3.625% 13 May 2024	690,000	717,468
*	JPMORGAN CHASE + CO	3.875% 01 Feb 2024	1,930,000	2,028,320
*	JPMORGAN CHASE + CO	3.2% 25 Jan 2023	2,060,000	2,101,203
	JPN BANK FOR INT L COOP	2.25% 24 Feb 2020	1,200,000	1,194,792
	KAISER FOUNDATION HOSPIT	3.15% 01 May 2027	685,000	685,645
	KEY BANK NA	2.25% 16 Mar 2020	390,000	388,857
	KEYCORP	5.1% 24 Mar 2021	235,000	253,253
	KINDER MORGAN ENER PART	4.15% 01 Feb 2024	535,000	554,857
	KINDER MORGAN ENER PART	4.15% 01 Mar 2022	633,000	657,073
	KRAFT HEINZ FOODS CO	3% 01 Jun 2026	130,000	125,096
	KRAFT HEINZ FOODS CO	3.95% 15 Jul 2025	1,385,000	1,430,527
	KRAFT HEINZ FOODS CO	5.375% 10 Feb 2020	287,000	304,076
	KROGER CO	2.3% 15 Jan 2019	190,000	190,157
	LABORATORY CORP OF AMER	3.25% 01 Sep 2024	210,000	210,327
	LABORATORY CORP OF AMER	3.6% 01 Feb 2025	910,000	924,319
	LG+E AND KU ENERGY LLC	3.75% 15 Nov 2020	495,000	510,695
	LOCKHEED MARTIN CORP	3.1% 15 Jan 2023	255,000	259,102
	LOCKHEED MARTIN CORP	4.25% 15 Nov 2019	642,000	666,424
	LYB INTERNATIONAL FINANC	3.5% 02 Mar 2027	275,000	276,392
	LYONDELLBASELL IND NV	6% 15 Nov 2021	1,025,000	1,138,573
	LYONDELLBASELL IND NV	5.75% 15 Apr 2024	810,000	923,148
	MARRIOTT INTERNATIONAL	3.125% 15 Jun 2026	675,000	663,964
	MARSH + MCLENNAN COS INC	3.5% 03 Jun 2024	570,000	588,942
	MASTERCARD INC	3.375% 01 Apr 2024	615,000	638,660
	MCDONALD S CORP	3.7% 30 Jan 2026	365,000	380,471
	MCDONALD S CORP	2.625% 15 Jan 2022	610,000	611,255
	MCDONALD S CORP	1.875% 29 May 2019	440,000	438,248
	MCKESSON CORP	4.75% 01 Mar 2021	575,000	609,402
	MEDTRONIC INC	3.5% 15 Mar 2025	1,355,000	1,405,605
	MEDTRONIC INC	3.625% 15 Mar 2024	465,000	486,977
	MERCK + CO INC	2.75% 10 Feb 2025	870,000	866,478
	MERCK + CO INC	2.8% 18 May 2023	505,000	509,204
	MERCK + CO INC	3.875% 15 Jan 2021	695,000	725,742
*	METLIFE INC	4.368% 15 Sep 2023	45,000	48,587
	MICROSOFT CORP	2.4% 08 Aug 2026	2,465,000	2,377,160
	MICROSOFT CORP	3.125% 03 Nov 2025	360,000	367,539
	MICROSOFT CORP	1.85% 12 Feb 2020	75,000	74,709
	MONSANTO CO	3.375% 15 Jul 2024	400,000	405,994
	MORGAN STANLEY	4% 23 Jul 2025	3,255,000	3,408,150
	MORGAN STANLEY	3.875% 27 Jan 2026	2,680,000	2,793,542
	MORGAN STANLEY	3.875% 29 Apr 2024	770,000	803,938
	MORGAN STANLEY	5.75% 25 Jan 2021	425,000	463,138
	MORGAN STANLEY BAML TRUST	3.719% 15 Jul 2050	3,500,000	3,658,540
	MORGAN STANLEY BAML TRUST	3.451% 15 Jul 2050	1,134,000	1,167,368
	MPLX LP	4.125% 01 Mar 2027	310,000	317,514
	MPLX LP	4.5% 15 Jul 2023	470,000	496,565
	MYLAN INC	2.55% 28 Mar 2019	250,000	250,005
	MYLAN NV	3.15% 15 Jun 2021	845,000	849,717
	NATIONAL RURAL UTIL COOP	2.3% 15 Nov 2019	535,000	536,475
	NEWELL BRANDS INC	4.2% 01 Apr 2026	300,000	313,322
	NISOURCE INC	6.8% 15 Jan 2019	61,000	63,752
	NOBLE ENERGY INC	4.15% 15 Dec 2021	475,000	494,959
	NOMURA HOLDINGS INC	2.75% 19 Mar 2019	1,080,000	1,088,077
	NORFOLK SOUTHERN CORP	3% 01 Apr 2022	735,000	744,230
	NORFOLK SOUTHERN CORP	5.9% 15 Jun 2019	695,000	730,638
	NORTHERN STATES PWR MINN	2.2% 15 Aug 2020	460,000	459,599
	NORTHROP GRUMMAN CORP	5.05% 01 Aug 2019	1,500,000	1,567,379
	NOVARTIS CAPITAL CORP	3.4% 06 May 2024	160,000	166,394
	NOVARTIS CAPITAL CORP	2.4% 21 Sep 2022	1,195,000	1,188,329
	OCCIDENTAL PETROLEUM COR	2.6% 15 Apr 2022	395,000	395,850
	OCCIDENTAL PETROLEUM COR	4.1% 01 Feb 2021	950,000	994,970
	ONCOR ELECTRIC DELIVERY	2.95% 01 Apr 2025	480,000	478,905
	ONEOK INC	4% 13 Jul 2027	480,000	486,494
	ONEOK PARTNERS LP	3.375% 01 Oct 2022	495,000	498,469
	ONEOK PARTNERS LP	8.625% 01 Mar 2019	535,000	571,041
	ORACLE CORP	1.9% 15 Sep 2021	760,000	748,006
	ORACLE CORP	2.65% 15 Jul 2026	1,055,000	1,028,570
	ORACLE CORP	2.95% 15 May 2025	1,450,000	1,456,276
	ORACLE CORP	2.5% 15 Oct 2022	245,000	244,664
	ORACLE CORP	5% 08 Jul 2019	1,215,000	1,268,115
	PACIFIC GAS + ELECTRIC	3.4% 15 Aug 2024	930,000	947,732
	PACIFIC GAS + ELECTRIC	3.3% 15 Mar 2027	200,000	198,484
	PACIFIC GAS + ELECTRIC	3.85% 15 Nov 2023	895,000	933,360
	PEOPLES UNITED BANK	4% 15 Jul 2024	475,000	479,738
	PEPSICO INC	3.1% 17 Jul 2022	140,000	143,354
	PEPSICO INC	2.75% 05 Mar 2022	1,505,000	1,522,933
	PEPSICO INC	3.6% 01 Mar 2024	230,000	241,192
	PETROLEOS MEXICANOS	6.5% 13 Mar 2027	1,075,000	1,174,975
	PETROLEOS MEXICANOS	4.25% 15 Jan 2025	270,000	268,380
	PFIZER INC	3% 15 Dec 2026	476,000	478,869
	PHILIP MORRIS INTL INC	2.625% 06 Mar 2023	540,000	534,067
	PHILIP MORRIS INTL INC	4.5% 26 Mar 2020	520,000	544,245
	PHILLIPS 66 PARTNERS LP	3.75% 01 Mar 2028	170,000	170,078
	PNC BANK NA	1.95% 04 Mar 2019	1,585,000	1,582,221
	PNC BANK NA	3.25% 01 Jun 2025	365,000	370,449
	PNC FINANCIAL SERVICES	3.9% 29 Apr 2024	90,000	94,239
	PNC FINANCIAL SERVICES	4.375% 11 Aug 2020	265,000	278,454
	PROCTER + GAMBLE CO/THE	3.1% 15 Aug 2023	275,000	283,246
	PROGRESS ENERGY INC	4.875% 01 Dec 2019	1,295,000	1,354,549
	PROV ST JOSEPH HLTH OBL	2.746% 01 Oct 2026	190,000	184,056
	PROVINCE OF QUEBEC	7.125% 09 Feb 2024	1,140,000	1,408,415
	PROVINCE OF QUEBEC	7.5% 15 Jul 2023	350,000	431,945
	PSEG POWER LLC	3% 15 Jun 2021	715,000	721,287
	PUBLIC SERVICE COLORADO	2.5% 15 Mar 2023	150,000	149,070
	PUBLIC SERVICE ELECTRIC	2.25% 15 Sep 2026	95,000	89,361
	PUGET ENERGY INC	3.65% 15 May 2025	350,000	358,810
	RAYTHEON COMPANY	3.15% 15 Dec 2024	575,000	587,886
	RAYTHEON COMPANY	3.125% 15 Oct 2020	380,000	388,732
	REALTY INCOME CORP	3% 15 Jan 2027	563,000	538,738
	REPUBLIC OF CHILE	3.25% 14 Sep 2021	1,085,000	1,116,465
	REPUBLIC OF COLOMBIA	4% 26 Feb 2024	860,000	891,820
	REPUBLIC OF INDONESIA	3.5% 11 Jan 2028	1,000,000	996,572
	REPUBLIC SERVICES INC	5.5% 15 Sep 2019	495,000	520,532
	RIO TINTO FIN USA LTD	3.75% 15 Jun 2025	240,000	251,576
	ROCKWELL COLLINS INC	3.5% 15 Mar 2027	960,000	977,450
	ROGERS COMMUNICATIONS IN	3% 15 Mar 2023	320,000	319,435
	ROGERS COMMUNICATIONS IN	6.8% 15 Aug 2018	365,000	375,723

SAN DIEGO G + E	3.6% 01 Sep 2023	285,000		295,846
SANTANDER UK GROUP HLDGS	2.875% 16 Oct 2020	495,000		496,636
SANTANDER UK PLC	2.35% 10 Sep 2019	540,000		540,214
SCHLUMBERGER INVESTMENT	3.65% 01 Dec 2023	285,000		300,037
SCRIPPS NETWORKS INTERAC	3.95% 15 Jun 2025	745,000		755,361
SCRIPPS NETWORKS INTERAC	3.5% 15 Jun 2022	725,000		732,308
SELECT INCOME REIT	2.85% 01 Feb 2018	245,000		245,000
SHELL INTERNATIONAL FIN	2% 15 Nov 2018	3,055,000		3,056,707
SHELL INTERNATIONAL FIN	4.3% 22 Sep 2019	855,000		885,695
SHIRE ACQ INV IRELAND DA	2.875% 23 Sep 2023	1,340,000		1,317,320
SIMON PROPERTY GROUP LP	3.75% 01 Feb 2024	1,990,000		2,071,033
SOUTHERN CAL EDISON	3.5% 01 Oct 2023	855,000		885,452
SOUTHERN CO GAS CAPITAL	3.5% 15 Sep 2021	725,000		741,491
SOUTHERN COPPER CORP	3.875% 23 Apr 2025	800,000		829,624
SSGA	G STIFF ERISA QUALIFIED	62,262,557		62,262,557
STATE OF ISRAEL	4% 30 Jun 2022	655,000		693,845
STRYKER CORP	3.5% 15 Mar 2026	400,000		412,740
STRYKER CORP	3.375% 15 May 2024	190,000		195,123
SUMITOMO MITSUI BANKING	3.95% 19 Jul 2023	510,000		533,606
SUNTRUST BANK	3.3% 15 May 2026	815,000		807,169
SUNTRUST BANKS INC	2.7% 27 Jan 2022	285,000		284,990
SVENSKA HANDELSBANKEN AB	2.5% 25 Jan 2019	1,125,000		1,129,331
SWAP JP MORGAN COC	SWAP CASH COLLATERAL USD	(7,625)		(7,625)
TENN VALLEY AUTHORITY	2.875% 01 Feb 2027	795,000		810,134
TEVA PHARMACEUTICALS NE	2.8% 21 Jul 2023	860,000		748,897
THERMO FISHER SCIENTIFIC	3% 15 Apr 2023	415,000		417,559
THERMO FISHER SCIENTIFIC	3.15% 15 Jan 2023	400,000		404,997
TIME WARNER CABLE LLC	8.75% 14 Feb 2019	515,000		549,107
TIME WARNER INC	3.8% 15 Feb 2027	90,000		89,915
TIME WARNER INC	3.55% 01 Jun 2024	435,000		439,780
TIME WARNER INC	4.75% 29 Mar 2021	1,260,000		1,341,145
TOTAL CAPITAL INTL SA	2.7% 25 Jan 2023	460,000		462,637
TOTAL SYSTEM SERVICES IN	4.8% 01 Apr 2026	35,000		37,866
TRAVELERS COS INC	5.8% 15 May 2018	1,360,000		1,379,153
TYSON FOODS INC	3.95% 15 Aug 2024	590,000		620,486
UBS AG STAMFORD CT	2.375% 14 Aug 2019	380,000		380,313
UBS BARCLAYS COMMERCIAL MORTGA	2.92% 10 Mar 2046	2,036,680		2,050,732
UNILEVER CAPITAL CORP	4.25% 10 Feb 2021	900,000		949,125
UNION PACIFIC CORP	4% 01 Feb 2021	1,045,000		1,093,879
UNITED MEXICAN STATES	4% 02 Oct 2023	703,000		735,690
UNITED MEXICAN STATES	3.625% 15 Mar 2022	914,000		949,646
UNITED PARCEL SERVICE	3.125% 15 Jan 2021	560,000		573,784
UNITED PARCEL SERVICE	5.125% 01 Apr 2019	145,000		150,391
UNITED TECHNOLOGIES CORP	3.1% 01 Jun 2022	730,000		743,553
UNITEDHEALTH GROUP INC	2.95% 15 Oct 2027	865,000		862,477
UNITEDHEALTH GROUP INC	3.1% 15 Mar 2026	370,000		372,734
UNITEDHEALTH GROUP INC	3.75% 15 Jul 2025	305,000		321,478
UNITEDHEALTH GROUP INC	4.7% 15 Feb 2021	365,000		388,123
UNITEDHEALTH GROUP INC	2.75% 15 Feb 2023	450,000		450,891
UNITEDHEALTH GROUP INC	6% 15 Feb 2018	495,000		497,442
UNIV OF CALIFORNIA CA REVENUES	3.063% 01 Jul 2025	2,320,000		2,345,265
US 10YR NOTE (CBT)MAR18	XCBT 20180320	10,900,000		(67,156)
US 5YR NOTE (CBT) MAR18	XCBT 20180329	18,300,000		(99,537)
US BANCORP	2.625% 24 Jan 2022	2,075,000		2,086,915
US BANCORP	3.7% 30 Jan 2024	460,000		483,110
US DOLLAR		935,357		935,357
US LONG BOND(CBT) MAR18	XCBT 20180320	(7,900,000)		(26,352)
US TREASURY N/B	1.875% 30 Apr 2022	16,075,000		15,882,854
US TREASURY N/B	2.25% 15 Nov 2027	1,090,000		1,074,629
US TREASURY N/B	2.125% 30 Nov 2024	3,710,000		3,661,306
US TREASURY N/B	1.875% 15 Dec 2020	3,190,000		3,180,779
US TREASURY N/B	1% 15 Nov 2019	7,900,000		7,772,859
US TREASURY N/B	1.25% 31 Dec 2018	23,120,000		22,991,756
US TREASURY N/B	1.375% 30 Apr 2021	4,425,000		4,329,240
US TREASURY N/B	1.375% 31 May 2021	8,245,000		8,059,488
US TREASURY N/B	1.25% 30 Jun 2019	1,550,000		1,536,256
US TREASURY N/B	1.375% 30 Sep 2019	21,155,000		20,972,373
US TREASURY N/B	1.875% 30 Sep 2022	4,453,000		4,388,466
US TREASURY N/B	2.25% 15 Nov 2025	22,380,000		22,183,301
US TREASURY N/B	2% 30 Nov 2022	23,190,000		22,978,935
US TREASURY N/B	2.125% 31 Dec 2022	3,585,000		3,570,156
US TREASURY N/B	1.625% 30 Jun 2020	30,700,000		30,473,348
US TREASURY N/B	2.125% 30 Jun 2022	26,045,000		25,997,183
US TREASURY N/B	2.125% 30 Jun 2021	9,265,000		9,283,096
US TREASURY N/B	2.375% 15 Aug 2024	1,720,000		1,725,509
US TREASURY N/B	2.125% 30 Sep 2021	32,515,000		32,535,322
US TREASURY N/B	1.625% 30 Apr 2019	21,425,000		21,358,884
US TREASURY N/B	2% 15 Feb 2025	26,745,000		26,144,282
US TREASURY N/B	1.75% 31 Mar 2022	14,815,000		14,571,941
US TREASURY N/B	2.125% 15 May 2025	5,935,000		5,844,352
US TREASURY N/B	2% 30 Nov 2020	32,665,000		32,695,623
US TREASURY N/B	1.5% 31 Jan 2019	36,055,000		35,922,610
US TREASURY N/B	2.625% 15 Nov 2020	19,580,000		19,933,358
US ULTRA BOND CBT MAR18	XCBT 20180320	(28,400,000)		(798,281)
VENTAS REALTY LP	3.85% 01 Apr 2027	540,000		549,946
VERIZON COMMUNICATIONS	3.376% 15 Feb 2025	1,921,000		1,928,255
VERIZON COMMUNICATIONS	4.6% 01 Apr 2021	885,000		941,513
VIACOM INC	3.875% 01 Apr 2024	330,000		329,248
VIACOM INC	3.125% 15 Jun 2022	280,000		276,994
VIACOM INC	5.625% 15 Sep 2019	590,000		617,343
WALT DISNEY COMPANY/THE	1.85% 30 Jul 2026	615,000		563,209
WALT DISNEY COMPANY/THE	2.75% 16 Aug 2021	660,000		669,938
WASTE MANAGEMENT INC	2.9% 15 Sep 2022	475,000		477,688
WASTE MANAGEMENT INC	4.6% 01 Mar 2021	260,000		276,098
WELLS FARGO + COMPANY	2.1% 26 Jul 2021	980,000		963,591
WELLS FARGO COMMERCIAL MORTGAG	2.925% 15 Apr 2050	3,500,000		3,483,542
WESTERN GAS PARTNERS	4% 01 Jul 2022	400,000		408,071
WESTROCK RKT CO	4.9% 01 Mar 2022	285,000		307,339
WILLIAMS PARTNERS LP	3.75% 15 Jun 2027	445,000		445,925
WILLIAMS PARTNERS LP	4.3% 04 Mar 2024	880,000		921,671
WYETH LLC	6.45% 01 Feb 2024	1,230,000		1,483,167
XTO ENERGY INC	5.5% 15 Jun 2018	975,000		991,207
XYLEM INC	4.875% 01 Oct 2021	690,000		744,188
ZIMMER BIOMET HOLDINGS	2.7% 01 Apr 2020	510,000		510,248
ZOETIS INC	3% 12 Sep 2027	140,000		136,757

	Sub-Total: Fund 5739 8 of 16		Total	$1,207,224,319

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value
	PRUDENTIAL INVESTMENT CORP	PRU INVEST CORP	13,757		$471,015,406

		Sub-Total: Fund 5740 9 of 16		Total	$471,015,406

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value
	SSGA	G STIFF ERISA QUALIFIED	15,227		$15,227

		Sub-Total: Fund 5741 10 of 16		Total	$15,227

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value
	ABN AMRO BANK NV	2.1% 18 Jan 2019	4,575,000		$4,569,016
	AMERICAN EXPRESS CREDIT	1% 18 Mar 2019	1,250,000		1,254,926
	AMERICAN EXPRESS CREDIT	2.25% 05 May 2021	2,750,000		2,728,300
	AMPHENOL CORP	3.125% 15 Sep 2021	1,800,000		1,828,597
	ANADARKO PETROLEUM CORP	4.85% 15 Mar 2021	1,600,000		1,689,658
	ANGLO AMERICAN CAPITAL	4.875% 14 May 2025	1,050,000		1,112,649
	ANHEUSER BUSCH INBEV FIN	3.65% 01 Feb 2026	2,000,000		2,063,955
	ANHEUSER BUSCH INBEV FIN	2.65% 01 Feb 2021	2,750,000		2,763,799
	ANTHEM INC	3.65% 01 Dec 2027	1,700,000		1,732,857
	AT+T INC	3.95% 15 Jan 2025	700,000		716,705
	AT+T INC	3.9% 14 Aug 2027	4,500,000		4,530,068
	BANK OF AMERICA CORP	4.45% 03 Mar 2026	3,100,000		3,308,953
	BANK OF AMERICA CORP	1% 21 Jul 2023	1,975,000		1,971,143
	BANK OF NOVA SCOTIA	2.45% 22 Mar 2021	2,501,000		2,502,619
	BAYER US FINANCE LLC	2.375% 08 Oct 2019	1,250,000		1,250,694
	BCC FUNDING CORP	2.2% 20 Dec 2021	1,423,284		1,419,982
	BECTON DICKINSON AND CO	2.894% 06 Jun 2022	1,250,000		1,242,181
	CAL FUNDING III LTD	3.62% 25 Jun 2042	1,235,000		1,230,686
	CAPITAL AUTOMOTIVE REIT	3.87% 15 Apr 2047	695,333		705,061
	CAPITAL ONE NA	2.65% 08 Aug 2022	2,325,000		2,300,657
	CARPENTER TECHNOLOGY	4.45% 01 Mar 2023	750,000		764,631
	CD COMMERCIAL MORTGAGE TRUST	3.03% 10 May 2050	1,800,000		1,827,062
	CENOVUS ENERGY INC	4.25% 15 Apr 2027	1,600,000		1,596,146
	CHARTER COMM OPT LLC/CAP	3.579% 23 Jul 2020	1,250,000		1,273,301
	CITIGROUP COMMERCIAL MORTGAGE	3.855% 10 May 2047	500,000		526,576
	CITIGROUP COMMERCIAL MORTGAGE	2.4% 10 Oct 2049	2,100,000		2,086,500
	CITIGROUP COMMERCIAL MORTGAGE	2.505% 15 Nov 2049	1,000,000		996,322
	CITIGROUP INC	4.6% 09 Mar 2026	1,500,000		1,596,332
	CITIGROUP INC	1% 24 Jul 2023	1,500,000		1,492,484
	COMM MORTGAGE TRUST	3.977% 10 May 2047	1,000,000		1,057,196
	COMM MORTGAGE TRUST	3.009% 10 Aug 2046	1,300,000		1,306,667
	COMM MORTGAGE TRUST	2.499% 10 Oct 2049	1,000,000		993,183
	CRED SUIS GP FUN LTD	3.8% 15 Sep 2022	2,300,000		2,372,541
	CREDIT AGRICOLE LONDON	3.25% 04 Oct 2024	1,625,000		1,614,067
	CREDIT SUISSE GROUP AG	4.282% 09 Jan 2028	1,250,000		1,303,250
	DAIMLER FINANCE NA LLC	2.85% 06 Jan 2022	1,075,000		1,079,604
	DEUTSCHE TELEKOM INT FIN	2.82% 19 Jan 2022	2,000,000		2,002,538
	DISCOVER BANK	3.2% 09 Aug 2021	1,675,000		1,699,183
	DISCOVER FINANCIAL SVS	5.2% 27 Apr 2022	125,000		134,545
	DISCOVER FINANCIAL SVS	3.85% 21 Nov 2022	1,075,000		1,104,179
	DISCOVERY COMMUNICATIONS	3.95% 20 Mar 2028	1,500,000		1,491,983
	ELARA HGV TIMESHARE ISSUER	2.69% 25 Mar 2030	578,520		574,105
	ELECTRICITE DE FRANCE SA	2.35% 13 Oct 2020	1,850,000		1,847,672
	EMERA US FINANCE LP	2.7% 15 Jun 2021	1,300,000		1,296,834
	ENRGY TRANS PT/REG FIN	5.875% 01 Mar 2022	3,475,000		3,799,064
	ENTERGY CORP	4% 15 Jul 2022	2,125,000		2,218,378
	ENTERPRISE FLEET FINANCING LLC	1.83% 20 Sep 2021	385,550		385,342
	EXELON CORP	3.497% 01 Jun 2022	1,375,000		1,401,263
	EXPORT IMPORT BK KOREA	1.75% 27 Feb 2018	250,000		249,770
	FANNIE MAE	1.875% 24 Sep 2026	3,700,000		3,487,757
	FANNIE MAE	1% 24 Oct 2019	1,000,000		983,694
	FANNIE MAE	1.5% 28 Feb 2020	2,150,000		2,127,689
	FED HM LN PC POOL A32438	4.5% 01 Apr 2035	1,075,017		1,147,327
	FED HM LN PC POOL A71410	6% 01 Jan 2038	420,444		471,199
	FED HM LN PC POOL A75437	5.5% 01 Mar 2038	66,823		73,845
	FED HM LN PC POOL C91161	5% 01 Feb 2028	474,661		510,065
	FED HM LN PC POOL C91967	3% 01 Dec 2037	597,447		605,953
	FED HM LN PC POOL D99066	3.5% 01 Apr 2032	753,200		783,907
	FED HM LN PC POOL G04576	6% 01 Sep 2038	164,538		184,345
	FED HM LN PC POOL G04913	5% 01 Mar 2038	485,558		527,354
	FED HM LN PC POOL G05205	5% 01 Jan 2039	61,304		66,750
	FED HM LN PC POOL G05671	5.5% 01 Aug 2038	284,711		314,821
	FED HM LN PC POOL G06385	5.5% 01 Aug 2040	190,995		211,011
	FED HM LN PC POOL G07224	5% 01 Sep 2040	154,287		167,891
	FED HM LN PC POOL G07924	3.5% 01 Jan 2045	903,298		933,456
	FED HM LN PC POOL G08447	4.5% 01 May 2041	1,036,932		1,105,936

FED HM LN PC POOL G08487	4% 01 Apr 2042	1,169,374	1,227,737
FED HM LN PC POOL G08540	3% 01 Aug 2043	3,604,627	3,619,847
FED HM LN PC POOL G08542	4% 01 Aug 2043	2,950,590	3,092,694
FED HM LN PC POOL G08568	4.5% 01 Jan 2044	366,005	389,481
FED HM LN PC POOL G08595	4% 01 Jul 2044	284,890	298,042
FED HM LN PC POOL G08597	3.5% 01 Jul 2044	195,634	201,653
FED HM LN PC POOL G08624	4% 01 Jan 2045	92,045	96,262
FED HM LN PC POOL G08628	4% 01 Feb 2045	182,486	190,848
FED HM LN PC POOL G08635	3% 01 Apr 2045	461,112	461,571
FED HM LN PC POOL G08640	3% 01 May 2045	387,553	387,954
FED HM LN PC POOL G08655	4% 01 Jul 2045	23,602	24,683
FED HM LN PC POOL G08659	3.5% 01 Aug 2045	340,379	350,060
FED HM LN PC POOL G08660	4% 01 Aug 2045	170,768	178,582
FED HM LN PC POOL G08669	4% 01 Sep 2045	263,131	275,171
FED HM LN PC POOL G08671	3.5% 01 Oct 2045	285,002	293,110
FED HM LN PC POOL G08672	4% 01 Oct 2045	216,560	226,478
FED HM LN PC POOL G08675	3% 01 Nov 2045	237,562	237,882
FED HM LN PC POOL G08693	3.5% 01 Mar 2046	763,042	784,741
FED HM LN PC POOL G08702	3.5% 01 Apr 2046	598,910	615,958
FED HM LN PC POOL G08721	3% 01 Sep 2046	—	—
FED HM LN PC POOL G08732	3% 01 Nov 2046	—	—
FED HM LN PC POOL G08741	3% 01 Jan 2047	660,427	661,068
FED HM LN PC POOL G08752	4% 01 Mar 2047	225,432	235,763
FED HM LN PC POOL G08758	4% 01 Apr 2047	269,904	282,255
FED HM LN PC POOL G08761	3.5% 01 May 2047	373,658	384,272
FED HM LN PC POOL G08762	4% 01 May 2047	96,148	100,549
FED HM LN PC POOL G08766	3.5% 01 Jun 2047	799,920	822,675
FED HM LN PC POOL G08767	4% 01 Jun 2047	967,696	1,012,031
FED HM LN PC POOL G08770	3.5% 01 Jul 2047	289,676	297,929
FED HM LN PC POOL G08771	4% 01 Jul 2047	300,000	313,932
FED HM LN PC POOL G08779	3.5% 01 Sep 2047	400,000	411,396
FED HM LN PC POOL G08796	3.5% 01 Jan 2048	300,000	308,547
FED HM LN PC POOL G15095	3% 01 Apr 2024	197,957	201,950
FED HM LN PC POOL G18569	3% 01 Sep 2030	1,814,602	1,848,687
FED HM LN PC POOL G18581	2.5% 01 Jan 2031	525,422	524,799
FED HM LN PC POOL G18622	2.5% 01 Dec 2031	535,445	534,810
FED HM LN PC POOL G18632	3% 01 Feb 2032	179,444	182,815
FED HM LN PC POOL G18640	2.5% 01 Apr 2032	185,858	185,638
FED HM LN PC POOL G30584	3.5% 01 Apr 2032	532,011	554,063
FED HM LN PC POOL G30662	3% 01 Sep 2033	534,663	545,006
FED HM LN PC POOL G60727	3.5% 01 Feb 2044	1,082,718	1,117,307
FED HM LN PC POOL G60919	4.5% 01 Sep 2046	191,464	203,484
FED HM LN PC POOL J11562	4.5% 01 Jan 2025	138,179	144,793
FED HM LN PC POOL J12679	4% 01 Aug 2025	220,685	229,447
FED HM LN PC POOL J13585	3.5% 01 Nov 2025	183,288	189,442
FED HM LN PC POOL J18100	3% 01 Feb 2027	214,938	219,161
FED HM LN PC POOL J24302	2.5% 01 Jun 2028	2,141,344	2,151,883
FED HM LN PC POOL J28115	3.5% 01 May 2029	465,141	481,199
FED HM LN PC POOL J29001	3.5% 01 Aug 2029	160,130	165,818
FED HM LN PC POOL J33117	3% 01 Nov 2030	131,591	134,063
FED HM LN PC POOL J36298	2.5% 01 Feb 2032	272,147	271,824
FED HM LN PC POOL J36579	2.5% 01 Mar 2032	289,686	289,342
FED HM LN PC POOL Q36040	3.5% 01 Sep 2045	5,438,447	5,593,355
FED HM LN PC POOL Q36071	3.5% 01 Sep 2045	269,274	276,935
FED HM LN PC POOL Q36893	3.5% 01 Oct 2045	162,507	167,136
FED HM LN PC POOL Q37204	3.5% 01 Nov 2045	156,841	161,301
FED HM LN PC POOL Q42947	3.5% 01 Sep 2046	278,934	286,881
FED HM LN PC POOL Q44452	3% 01 Nov 2046	378,903	379,310
FED HM LN PC POOL Q45511	3% 01 Jan 2047	178,870	179,099
FED HM LN PC POOL V81888	3.5% 01 Aug 2045	249,068	256,162
FED HM LN PC POOL V82821	4% 01 Nov 2045	274,189	286,755
FEDERAL HOME LOAN BANK	2.5% 10 Dec 2027	3,100,000	3,026,549
FEDERAL HOME LOAN BANK	1.375% 18 Mar 2019	450,000	447,397
FEDERAL HOME LOAN BANK	1.5% 21 Oct 2019	2,800,000	2,779,577
FEDERAL HOME LOAN BANK	1.7% 15 May 2020	1,600,000	1,587,357
FEDERAL HOME LOAN BANK	1.375% 28 Sep 2020	1,800,000	1,768,633
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Apr 2023	1,100,000	1,143,501
FHLMC MULTIFAMILY STRUCTURED P	3.303% 25 Jul 2024	800,000	832,451
FIBRIA OVERSEAS FINANCE	5.5% 17 Jan 2027	950,000	1,018,875
FIBRIA OVERSEAS FINANCE	4% 14 Jan 2025	1,000,000	990,000
FIDELITY NATIONAL INFORM	2.25% 15 Aug 2021	700,000	688,198
FIFTH THIRD BANCORP	4.3% 16 Jan 2024	2,500,000	2,653,392
FIRSTENERGY TRANSMISSION	4.35% 15 Jan 2025	2,500,000	2,637,433
FISERV INC	4.75% 15 Jun 2021	500,000	533,774
FNMA POOL 310104	1% 01 Aug 2037	153,420	170,217
FNMA POOL 734696	4% 01 Sep 2018	22,029	22,671
FNMA POOL 735402	1% 01 Apr 2035	873,720	949,075
FNMA POOL 735893	1% 01 Oct 2035	741,388	805,354
FNMA POOL 889842	1% 01 Dec 2036	259,378	279,668
FNMA POOL 889897	1% 01 Feb 2038	147,752	160,601
FNMA POOL 890529	1% 01 Sep 2041	268,796	297,385
FNMA POOL 961203	5% 01 Jan 2038	154,204	166,161
FNMA POOL 972509	6% 01 Feb 2038	246,288	277,323
FNMA POOL 973288	5% 01 Mar 2038	245,621	264,488
FNMA POOL 985612	5.5% 01 May 2033	481,658	533,654
FNMA POOL 995692	1% 01 May 2024	20,330	21,446
FNMA POOL 995763	1% 01 Nov 2035	189,446	202,436
FNMA POOL 995865	1% 01 Jul 2024	109,606	115,637
FNMA POOL 995937	1% 01 Jun 2039	574,923	635,759
FNMA POOL AA4333	4.5% 01 Apr 2029	104,095	110,965
FNMA POOL AB1786	4% 01 Nov 2025	264,302	275,322
FNMA POOL AB3907	3.5% 01 Nov 2026	579,253	598,057
FNMA POOL AB5199	4% 01 May 2042	934,375	981,325
FNMA POOL AB8447	2.5% 01 Feb 2028	534,165	536,677
FNMA POOL AC8512	4.5% 01 Dec 2039	603,572	645,168
FNMA POOL AD0119	1% 01 Jul 2038	252,463	284,645
FNMA POOL AE0218	1% 01 Aug 2040	403,130	431,688
FNMA POOL AE0443	1% 01 Oct 2039	176,154	198,612
FNMA POOL AE0982	1% 01 Mar 2026	234,925	247,850
FNMA POOL AH1416	3.5% 01 Jan 2026	106,843	110,312
FNMA POOL AH6486	4% 01 Mar 2041	425,978	447,398
FNMA POOL AH6827	4% 01 Mar 2026	530,158	554,873
FNMA POOL AI2067	3.5% 01 May 2026	187,905	194,005
FNMA POOL AI4593	4.5% 01 Jun 2041	311,131	331,280
FNMA POOL AI5085	3.5% 01 Aug 2026	111,192	114,802
FNMA POOL AJ2452	1% 01 Jan 2042	0	—
FNMA POOL AL0058	1% 01 Jan 2018	110	111

FNMA POOL AL0160	1% 01 May 2041	325,892	349,361
FNMA POOL AL0851	1% 01 Oct 2040	94,826	106,964
FNMA POOL AL0913	1% 01 Jul 2041	64,048	72,089
FNMA POOL AL3593	1% 01 Nov 2042	1,287,578	1,360,078
FNMA POOL AL3652	1% 01 Oct 2040	186,504	209,819
FNMA POOL AL5259	1% 01 May 2029	153,329	158,387
FNMA POOL AL6223	1% 01 Aug 2044	1,698,285	1,809,638
FNMA POOL AL8874	1% 01 Feb 2045	843,249	870,272
FNMA POOL AL8960	1% 01 May 2046	353,906	376,826
FNMA POOL AL9027	1% 01 Sep 2046	221,999	232,243
FNMA POOL AL9319	1% 01 Oct 2046	440,388	455,284
FNMA POOL AL9549	1% 01 Sep 2046	397,808	416,157
FNMA POOL AL9612	1% 01 Nov 2043	1,513,067	1,561,627
FNMA POOL AL9733	1% 01 Jan 2044	973,890	1,005,621
FNMA POOL AL9745	1% 01 Nov 2043	874,779	903,281
FNMA POOL AO5096	1% 01 Jun 2042	0	—
FNMA POOL AS0232	4% 01 Aug 2043	622,726	652,238
FNMA POOL AS3906	4% 01 Nov 2044	1,886,214	1,974,085
FNMA POOL AS4482	3% 01 Mar 2035	607,411	618,940
FNMA POOL AS5018	4% 01 May 2045	246,914	258,380
FNMA POOL AS5056	3.5% 01 May 2045	2,224,818	2,285,487
FNMA POOL AS5240	3% 01 Jun 2030	335,682	342,650
FNMA POOL AS5521	3.5% 01 Jul 2045	242,506	249,119
FNMA POOL AS5628	3% 01 Aug 2030	1,662,408	1,696,912
FNMA POOL AS5696	3.5% 01 Aug 2045	0	—
FNMA POOL AS5722	3.5% 01 Sep 2045	352,035	361,635
FNMA POOL AS5839	4% 01 Sep 2045	145,736	152,468
FNMA POOL AS5906	3.5% 01 Oct 2045	351,573	361,160
FNMA POOL AS6203	3.5% 01 Nov 2045	401,101	412,038
FNMA POOL AS6393	3.5% 01 Dec 2045	451,648	463,964
FNMA POOL AS6621	3.5% 01 Feb 2046	366,264	376,251
FNMA POOL AS6802	3.5% 01 Mar 2046	268,205	275,518
FNMA POOL AS6856	4.5% 01 Mar 2046	200,000	213,539
FNMA POOL AS6879	3.5% 01 Mar 2046	322,503	331,298
FNMA POOL AS7386	3.5% 01 Jun 2046	0	—
FNMA POOL AS7949	4% 01 Sep 2046	295,228	308,780
FNMA POOL AS7960	4.5% 01 Sep 2046	311,754	331,943
FNMA POOL AS8282	3.5% 01 Nov 2046	499,951	513,584
FNMA POOL AS8483	3% 01 Dec 2046	1,133,125	1,133,701
FNMA POOL AS8574	4% 01 Dec 2046	274,507	287,224
FNMA POOL AS8576	4.5% 01 Dec 2046	185,442	197,583
FNMA POOL AS9456	4% 01 Feb 2047	500,203	523,195
FNMA POOL AS9509	3% 01 Apr 2032	187,287	190,863
FNMA POOL AS9579	3.5% 01 May 2047	283,199	290,922
FNMA POOL AT2717	2.5% 01 May 2043	428,480	415,485
FNMA POOL AT4242	2.5% 01 May 2028	1,683,276	1,691,181
FNMA POOL AU0333	2.5% 01 Jun 2028	23,830	23,942
FNMA POOL AU1628	3% 01 Jul 2043	584,963	588,065
FNMA POOL AU4279	3% 01 Sep 2043	350,954	352,779
FNMA POOL AU6657	4% 01 Sep 2043	180,325	189,191
FNMA POOL AU6739	3.5% 01 Oct 2043	286,894	295,510
FNMA POOL AU7885	2.5% 01 Sep 2028	27,509	27,639
FNMA POOL AV5063	3% 01 Feb 2029	663,445	677,152
FNMA POOL AY1394	3% 01 Apr 2045	152,843	153,109
FNMA POOL AY9148	4% 01 May 2045	44,180	46,207
FNMA POOL AZ0497	2.5% 01 Jun 2030	357,000	357,688
FNMA POOL AZ2319	4% 01 Jul 2045	171,973	179,877
FNMA POOL AZ2351	2.5% 01 Jun 2030	167,056	167,377
FNMA POOL AZ7362	4% 01 Nov 2045	146,832	153,610
FNMA POOL AZ8503	3% 01 Sep 2030	117,045	119,280
FNMA POOL AZ8874	4% 01 Sep 2045	255,284	267,084
FNMA POOL BA4735	4% 01 Dec 2045	321,371	336,180
FNMA POOL BA4745	2.5% 01 Jan 2031	147,621	147,463
FNMA POOL BA4849	3% 01 Feb 2031	279,199	284,531
FNMA POOL BA4879	3.5% 01 Apr 2046	351,513	361,098
FNMA POOL BA5048	2.5% 01 Feb 2031	220,686	220,450
FNMA POOL BA6554	4% 01 Nov 2045	142,900	149,498
FNMA POOL BC0822	3.5% 01 Apr 2046	263,745	270,937
FNMA POOL BC1100	3.5% 01 Jan 2046	409,044	420,199
FNMA POOL BC1171	3.5% 01 Jun 2046	0	—
FNMA POOL BC1760	3.5% 01 Feb 2046	263,212	270,389
FNMA POOL BC2666	3.5% 01 Feb 2046	357,277	367,019
FNMA POOL BC4437	3.5% 01 Apr 2046	500,001	513,635
FNMA POOL BC5745	3% 01 Mar 2031	274,858	280,107
FNMA POOL BC5886	4% 01 May 2046	417,731	437,008
FNMA POOL BC7500	4% 01 Nov 2046	300,000	313,867
FNMA POOL BC8140	3% 01 Sep 2046	463,201	463,436
FNMA POOL BC8296	3% 01 Mar 2046	239,402	239,665
FNMA POOL BC9482	3% 01 Jul 2046	445,562	445,788
FNMA POOL BD0134	3% 01 Jun 2036	741,459	753,258
FNMA POOL BD0448	4% 01 Jun 2046	2,334,018	2,442,360
FNMA POOL BD1748	3% 01 Jun 2046	357,990	358,172
FNMA POOL BD6126	2.5% 01 Sep 2031	264,466	264,184
FNMA POOL BD7351	3% 01 Sep 2046	69,266	69,301
FNMA POOL BD8228	3% 01 Sep 2046	641,236	641,562
FNMA POOL BE1976	3% 01 Jan 2047	580,735	581,030
FNMA POOL BE3032	2.5% 01 Jan 2032	919,956	918,973
FNMA POOL BE3767	3.5% 01 Jul 2047	399,999	410,918
FNMA POOL BE5646	3% 01 Feb 2037	651,695	662,072
FNMA POOL BM2001	1% 01 Dec 2046	370,449	380,551
FNMA POOL MA0577	3.5% 01 Nov 2020	234,148	241,749
FNMA POOL MA0658	3% 01 Feb 2021	67,383	68,670
FNMA POOL MA0976	3.5% 01 Feb 2032	165,914	172,532
FNMA POOL MA0977	4% 01 Feb 2032	115,770	122,392
FNMA POOL MA1181	3% 01 Sep 2022	61,844	63,024
FNMA POOL MA1278	2.5% 01 Dec 2022	183,772	184,661
FNMA POOL MA1341	2.5% 01 Feb 2023	263,662	265,127
FNMA POOL MA1568	2.5% 01 Sep 2028	484,350	486,620
FNMA POOL MA2046	3.5% 01 Oct 2034	304,590	316,911
FNMA POOL MA2120	3% 01 Dec 2024	202,350	206,266
FNMA POOL MA2230	3% 01 Apr 2035	330,513	336,785
FNMA POOL MA2386	3% 01 Sep 2045	909,758	910,636
FNMA POOL MA2830	2.5% 01 Dec 2031	632,793	632,117
FNMA POOL MA2931	3% 01 Mar 2032	274,621	279,865
FNMA POOL MA2956	3% 01 Apr 2047	382,343	382,537
FNMA POOL MA2960	4% 01 Apr 2047	474,729	496,787
FNMA POOL MA2995	4% 01 May 2047	474,638	496,720

FNMA POOL MA3027	4% 01 Jun 2047	386,606	404,611
FNMA POOL MA3029	3% 01 Jun 2032	493,867	503,297
FNMA POOL MA3182	3.5% 01 Nov 2047	800,000	821,880
FNMA POOL MA3218	3% 01 Dec 2032	300,000	305,728
FORD CREDIT AUTO OWNER TRUST/F	2.62% 15 Aug 2028	4,000,000	4,002,391
FORD CREDIT FLOORPLAN MASTER O	1% 15 Jun 2020	750,000	751,515
FORD MOTOR CREDIT CO LLC	4.25% 20 Sep 2022	2,985,000	3,130,044
FORD MOTOR CREDIT CO LLC	2.681% 09 Jan 2020	1,125,000	1,127,714
FORTUNE BRANDS HOME + SE	4% 15 Jun 2025	2,525,000	2,639,783
FREDDIE MAC	1.25% 01 Aug 2019	400,000	396,088
FREDDIE MAC	1.25% 02 Oct 2019	2,500,000	2,470,228
FREDDIE MAC	1.5% 17 Jan 2020	1,300,000	1,287,699
FREDDIE MAC	1.875% 17 Nov 2020	6,050,000	6,018,292
FREDDIE MAC	0.75% 09 Apr 2018	800,000	798,527
FREDDIE MAC	1.25% 15 Aug 2019	1,600,000	1,582,934
GE CAPITAL INTL FUNDING	2.342% 15 Nov 2020	2,500,000	2,488,474
GENERAL ELECTRIC CO	4.375% 16 Sep 2020	172,000	180,673
GENERAL MOTORS CO	4.875% 02 Oct 2023	2,625,000	2,840,705
GNMA II POOL 004715	5% 20 Jun 2040	497,660	545,935
GNMA II POOL 004804	6% 20 Sep 2040	109,896	124,544
GNMA II POOL 005056	5% 20 May 2041	428,180	465,554
GNMA II POOL 005057	5.5% 20 May 2041	172,936	189,532
GNMA II POOL 005175	4.5% 20 Sep 2041	743,188	787,092
GNMA II POOL 005280	4% 20 Jan 2042	703,763	740,730
GNMA II POOL 005281	4.5% 20 Jan 2042	764,101	809,641
GNMA II POOL 005305	4% 20 Feb 2042	551,019	579,936
GNMA II POOL AF5097	4% 20 Aug 2043	1,447,794	1,518,726
GNMA II POOL MA0154	3.5% 20 Jun 2042	1,263,467	1,314,335
GNMA II POOL MA0465	5% 20 Oct 2042	215,350	232,833
GNMA II POOL MA1156	3% 20 Jul 2043	168,563	170,942
GNMA II POOL MA1223	3% 20 Aug 2043	612,958	621,609
GNMA II POOL MA1224	3.5% 20 Aug 2043	2,133,958	2,217,929
GNMA II POOL MA1285	3.5% 20 Sep 2043	141,741	147,319
GNMA II POOL MA1374	3% 20 Oct 2043	177,757	180,266
GNMA II POOL MA1448	3.5% 20 Nov 2043	87,418	90,858
GNMA II POOL MA1762	4.5% 20 Mar 2044	243,975	257,876
GNMA II POOL MA1920	4% 20 May 2044	76,851	80,722
GNMA II POOL MA1996	4% 20 Jun 2044	151,036	158,643
GNMA II POOL MA2149	4% 20 Aug 2044	778,926	817,980
GNMA II POOL MA2225	4.5% 20 Sep 2044	66,048	69,780
GNMA II POOL MA2446	4% 20 Dec 2044	189,082	198,180
GNMA II POOL MA2522	4% 20 Jan 2045	347,057	363,755
GNMA II POOL MA2678	3.5% 20 Mar 2045	265,812	275,208
GNMA II POOL MA2753	3% 20 Apr 2045	139,694	141,124
GNMA II POOL MA2754	3.5% 20 Apr 2045	899,608	931,244
GNMA II POOL MA2755	4% 20 Apr 2045	161,906	169,677
GNMA II POOL MA2826	3.5% 20 May 2045	324,301	335,766
GNMA II POOL MA2960	3% 20 Jul 2045	4,293,867	4,337,001
GNMA II POOL MA2961	3.5% 20 Jul 2045	541,505	560,649
GNMA II POOL MA3034	3.5% 20 Aug 2045	378,345	391,720
GNMA II POOL MA3035	4% 20 Aug 2045	220,727	231,041
GNMA II POOL MA3104	3% 20 Sep 2045	222,234	224,467
GNMA II POOL MA3106	4% 20 Sep 2045	424,390	444,762
GNMA II POOL MA3173	3.5% 20 Oct 2045	323,480	334,916
GNMA II POOL MA3243	3% 20 Nov 2045	147,376	148,856
GNMA II POOL MA3310	3.5% 20 Dec 2045	3,253,233	3,367,995
GNMA II POOL MA3376	3.5% 20 Jan 2046	358,267	370,878
GNMA II POOL MA3453	3% 20 Feb 2046	361,094	364,722
GNMA II POOL MA3454	3.5% 20 Feb 2046	765,967	792,929
GNMA II POOL MA3455	4% 20 Feb 2046	126,978	133,219
GNMA II POOL MA3597	3.5% 20 Apr 2046	249,305	258,042
GNMA II POOL MA3736	3.5% 20 Jun 2046	439,266	454,559
GNMA II POOL MA3737	4% 20 Jun 2046	237,605	248,534
GNMA II POOL MA3873	3% 20 Aug 2046	3,800,712	3,838,891
GNMA II POOL MA3876	4.5% 20 Aug 2046	229,992	242,614
GNMA II POOL MA3936	3% 20 Sep 2046	816,781	824,985
GNMA II POOL MA3937	3.5% 20 Sep 2046	259,051	268,063
GNMA II POOL MA4003	3% 20 Oct 2046	278,406	281,203
GNMA II POOL MA4004	3.5% 20 Oct 2046	983,021	1,017,221
GNMA II POOL MA4068	3% 20 Nov 2046	285,423	288,290
GNMA II POOL MA4069	3.5% 20 Nov 2046	1,209,352	1,251,425
GNMA II POOL MA4126	3% 20 Dec 2046	1,579,829	1,595,699
GNMA II POOL MA4128	4% 20 Dec 2046	275,343	287,255
GNMA II POOL MA4194	2.5% 20 Jan 2047	565,608	552,700
GNMA II POOL MA4196	3.5% 20 Jan 2047	1,354,249	1,401,363
GNMA II POOL MA4197	4% 20 Jan 2047	568,546	593,070
GNMA II POOL MA4263	4% 20 Feb 2047	247,390	258,076
GNMA II POOL MA4322	4% 20 Mar 2047	616,899	643,925
GNMA II POOL MA4383	4% 20 Apr 2047	187,326	195,411
GNMA II POOL MA4384	4.5% 20 Apr 2047	178,765	187,729
GNMA II POOL MA4451	3.5% 20 May 2047	2,199,781	2,276,311
GNMA II POOL MA4452	4% 20 May 2047	300,000	312,942
GNMA II POOL MA4510	3.5% 20 Jun 2047	500,000	517,395
GNMA II POOL MA4585	3% 20 Jul 2047	199,981	201,990
GNMA II POOL MA4586	3.5% 20 Jul 2047	499,999	517,394
GNMA POOL 487698	4.5% 15 Mar 2039	99,752	105,164
GNMA POOL 487825	4.5% 15 Apr 2039	124,177	130,915
GNMA POOL 615516	4.5% 15 Sep 2033	13,352	14,183
GNMA POOL 616540	6% 15 Jul 2034	242,532	273,872
GNMA POOL 658499	6% 15 Jul 2037	154,722	172,983
GNMA POOL 666391	3% 15 Aug 2043	325,547	330,373
GNMA POOL 666405	3% 15 Sep 2043	373,459	378,996
GNMA POOL 677101	5.5% 15 Jul 2038	70,741	77,732
GNMA POOL 697974	5% 15 Jun 2040	309,974	334,866
GNMA POOL 702785	5.5% 15 Jan 2039	106,478	118,405
GNMA POOL 719256	4.5% 15 Jul 2040	318,762	337,474
GNMA POOL 733736	4.5% 15 Jun 2040	93,262	99,313
GNMA POOL 737286	4.5% 15 May 2040	234,124	250,465
GNMA POOL 738538	4% 15 Jul 2041	942,556	988,799
GNMA POOL 748483	4.5% 15 Aug 2040	275,060	290,688
GNMA POOL 758027	4.5% 15 Feb 2041	8,614	9,116
GNMA POOL 782640	5% 15 Apr 2039	86,849	93,955
GNMA POOL 782934	5.5% 15 Feb 2040	141,420	155,478
GNMA POOL AA3313	3.5% 15 Jun 2042	123,034	127,565
GNMA POOL AB3053	3% 15 Nov 2042	256,238	259,353
GNMA POOL AL5247	3.5% 15 Jan 2045	516,589	534,582
GNMA POOL AL5269	3.5% 15 Feb 2045	10,676	11,048

	GNMA POOL AM2842	3.5% 15 Apr 2045	88,516		91,599
	GOLDMAN SACHS GROUP INC	3.85% 26 Jan 2027	725,000		744,326
	GOLDMAN SACHS GROUP INC	1% 24 Jul 2023	3,750,000		3,723,813
	GRACE MORTGAGE TRUST	3.368% 10 Jun 2028	800,000		820,541
	GS MORTGAGE SECURITIES TRUST	3.862% 10 Jun 2047	1,300,000		1,369,528
	GS MORTGAGE SECURITIES TRUST	2.484% 10 Oct 2049	600,000		597,413
	GS MORTGAGE SECURITIES TRUST	2.905% 10 Nov 2049	1,600,000		1,614,153
	HELMERICH + PAYNE INTL	4.65% 15 Mar 2025	1,450,000		1,526,342
	HERTZ VEHICLE FINANCING LLC	2.32% 25 Mar 2020	900,000		896,972
	HILTON GRAND VACATIONS TRUST	2.28% 25 Jan 2026	435,833		432,757
	HILTON GRAND VACATIONS TRUST	2.66% 26 Dec 2028	921,242		914,751
	HONDA AUTO RECEIVABLES OWNER T	1.23% 23 Sep 2019	448,438		446,843
	HOST HOTELS + RESORTS LP	6% 01 Oct 2021	500,000		549,646
	HSBC BANK PLC	4.75% 19 Jan 2021	500,000		531,631
	HSBC USA INC	1% 24 Sep 2018	600,000		603,121
	HUNTINGTON NATIONAL BANK	2.875% 20 Aug 2020	2,125,000		2,142,550
	ING BANK NV	1% 01 Oct 2019	750,000		755,154
	INGREDION INC	4.625% 01 Nov 2020	1,000,000		1,050,448
	INTL BK RECON + DEVELOP	2% 30 Oct 2020	2,000,000		1,987,274
	JP MORGAN CHASE COMMERCIAL MOR	2.434% 15 Aug 2049	600,000		595,582
	JP MORGAN CHASE COMMERCIAL MOR	3.239% 15 Mar 2050	1,800,000		1,843,139
	JP MORGAN MORTGAGE TRUST	1% 25 Jun 2029	827,661		832,673
	JP MORGAN MORTGAGE TRUST	1% 25 Oct 2045	761,295		772,447
	JPMBB COMMERCIAL MORTGAGE SECU	3.019% 15 Aug 2046	945,359		951,812
	JPMBB COMMERCIAL MORTGAGE SECU	3.774% 15 Aug 2047	400,000		418,901
*	JPMORGAN CHASE + CO	3.875% 10 Sep 2024	1,000,000		1,043,123
*	JPMORGAN CHASE + CO	2.25% 23 Jan 2020	750,000		749,498
	KINDER MORGAN INC	5% 15 Feb 2021	2,250,000		2,387,260
	KOREA DEVELOPMENT BANK	1.5% 22 Jan 2018	500,000		499,754
	LABORATORY CORP OF AMER	3.25% 01 Sep 2024	1,700,000		1,702,645
	MASCO CORP	4.45% 01 Apr 2025	1,600,000		1,696,480
	MASCO CORP	3.5% 01 Apr 2021	1,900,000		1,929,735
	MCCORMICK + CO	3.15% 15 Aug 2024	2,300,000		2,312,187
	MITSUBISHI UFJ FIN GRP	2.95% 01 Mar 2021	2,665,000		2,689,321
	MMAF EQUIPMENT FINANCE LLC	2.04% 16 Feb 2022	800,000		795,869
	MORGAN STANLEY	5.75% 25 Jan 2021	775,000		844,545
	MORGAN STANLEY	4.35% 08 Sep 2026	1,252,000		1,311,919
	MORGAN STANLEY	1% 22 Jul 2028	2,100,000		2,119,328
	MORGAN STANLEY BAML TRUST	1% 15 Oct 2046	1,300,000		1,391,425
	MORGAN STANLEY BAML TRUST	2.936% 15 Nov 2046	600,000		604,108
	MORGAN STANLEY BAML TRUST	4.039% 15 Nov 2046	1,200,000		1,271,574
	MORGAN STANLEY BAML TRUST	2.505% 15 Nov 2049	700,000		696,496
	MORGAN STANLEY CAPITAL I TRUST	2.416% 15 Aug 2049	500,000		496,467
	MORGAN STANLEY CAPITAL I TRUST	2.454% 15 Nov 2049	1,000,000		992,689
	MOSAIC CO	4.05% 15 Nov 2027	950,000		952,491
	MVW OWNER TRUST	2.25% 22 Sep 2031	233,718		230,454
	MVW OWNER TRUST	2.25% 20 Dec 2033	68,537		67,766
	MVW OWNER TRUST	2.52% 20 Dec 2032	514,562		512,015
	NABORS INDUSTRIES INC	5% 15 Sep 2020	2,085,000		2,079,788
	NATIONAL AUSTRALIA BK/NY	2.625% 23 Jul 2020	865,000		869,565
	NATIONAL AUSTRALIA BK/NY	2.125% 22 May 2020	1,000,000		994,097
	NATIONAL RURAL UTIL COOP	2.95% 07 Feb 2024	2,500,000		2,518,751
	NATIONWIDE FINANCIAL SER	5.375% 25 Mar 2021	2,763,000		2,976,834
	NEWMARKET CORP	4.1% 15 Dec 2022	2,275,000		2,379,201
	NEXTGEAR FLOORPLAN MASTER OWNE	2.56% 17 Oct 2022	400,000		398,781
	NISSAN AUTO RECEIVABLES OWNER	1.37% 15 May 2020	255,647		254,830
	ORACLE CORP	2.4% 15 Sep 2023	1,675,000		1,654,053
	PETROLEOS MEXICANOS	4.875% 24 Jan 2022	270,000		281,408
	PETROLEOS MEXICANOS	3.5% 30 Jan 2023	750,000		734,250
	PNC BANK NA	2.3% 01 Jun 2020	450,000		449,556
	PRICOA GLOBAL FUNDING 1	2.2% 03 Jun 2021	600,000		594,264
	REALTY INCOME CORP	3.25% 15 Oct 2022	2,000,000		2,032,231
	REGENCY CENTERS LP	4.8% 15 Apr 2021	500,000		528,193
	RELIANCE STEEL + ALUM	4.5% 15 Apr 2023	1,150,000		1,212,207
	RIO TINTO FIN USA LTD	3.75% 15 Jun 2025	1,000,000		1,048,235
	SANTANDER UK GROUP HLDGS	1% 03 Nov 2028	1,675,000		1,678,885
	SHELL INTERNATIONAL FIN	2.25% 10 Nov 2020	900,000		899,757
	SIEMENS FINANCIERINGSMAT	2.7% 16 Mar 2022	2,000,000		2,011,746
	SIERRA RECEIVABLES FUNDING CO	2.07% 20 Mar 2030	180,965		180,542
	SIERRA RECEIVABLES FUNDING CO	2.91% 20 Mar 2034	665,989		666,781
	SIERRA RECEIVABLES FUNDING CO	2.58% 20 Sep 2032	398,111		397,524
	SIERRA RECEIVABLES FUNDING CO	2.33% 20 Jul 2033	381,304		378,432
	SIMON PROPERTY GROUP LP	2.625% 15 Jun 2022	1,575,000		1,571,219
	SSGA	G STIFF ERISA QUALIFIED	10,153,060		10,153,060
*	STATE STREET CORP	4.375% 07 Mar 2021	1,535,000		1,628,414
	TELEFONICA EMISIONES SAU	4.103% 08 Mar 2027	3,450,000		3,566,933
	TEXAS EASTERN TRANSMISSI	2.8% 15 Oct 2022	900,000		894,246
	TEXTAINER MARINE CONTAINERS LI	3.52% 20 Jun 2042	1,922,168		1,922,990
	UBS GROUP FUNDING SWITZE	3.491% 23 May 2023	1,300,000		1,320,688
	US 10YR NOTE (CBT)MAR18	XCBT 20180320	4,100,000		(15,841)
	US 10YR ULTRA FUT MAR18	XCBT 20180320	(900,000)		570
	US 2YR NOTE (CBT) MAR18	XCBT 20180329	(2,400,000)		4,687
	US 5YR NOTE (CBT) MAR18	XCBT 20180329	2,100,000		(8,859)
	US DOLLAR		132,495		132,495
	US LONG BOND(CBT) MAR18	XCBT 20180320	2,700,000		9,100
	US TREASURY N/B	1% 15 Sep 2018	8,650,000		8,608,102
	US TREASURY N/B	1.625% 31 May 2023	790,000		765,251
	US TREASURY N/B	2.125% 31 Dec 2022	2,725,000		2,713,717
	US TREASURY N/B	1.5% 31 Oct 2019	45,600,000		45,286,500
	US TREASURY N/B	1.375% 30 Sep 2023	18,180,000		17,317,870
	US TREASURY N/B	0.75% 30 Sep 2018	5,000,000		4,964,453
	US TREASURY N/B	0.75% 31 Jul 2018	1,000,000		995,078
	US TREASURY N/B	1.5% 15 Jun 2020	9,200,000		9,107,281
	US TREASURY N/B	2% 30 Jun 2024	1,400,000		1,373,203
	US TREASURY N/B	2.125% 30 Nov 2023	2,400,000		2,380,406
	US TREASURY N/B	2.25% 31 Oct 2024	3,710,000		3,692,899
	US TREASURY N/B	2.25% 15 Nov 2027	5,000,000		4,929,492
	US TREASURY N/B	1.75% 15 Nov 2020	12,200,000		12,129,945
	US TREASURY N/B	1.875% 31 Aug 2024	4,740,000		4,612,427
	US TREASURY N/B	2.125% 29 Feb 2024	7,000,000		6,930,820
	VEREIT OPERATING PARTNER	4.875% 01 Jun 2026	2,050,000		2,169,492
	VOLVO FINANCIAL EQUIPMENT LLC	1.67% 18 Feb 2020	400,000		399,477
	WELK RESORTS LLC	2.82% 15 Jun 2033	627,969		624,546
	WELLS FARGO COMMERCIAL MORTGAG	2.501% 15 Oct 2049	1,600,000		1,592,810
	WELLS FARGO COMMERCIAL MORTGAG	2.399% 15 Nov 2049	1,000,000		990,878
	WELLS FARGO COMMERCIAL MORTGAG	2.504% 15 Nov 2059	1,500,000		1,491,886
	WELLS FARGO COMMERCIAL MORTGAG	2.983% 15 Dec 2059	1,600,000		1,616,834
	WELLS FARGO COMMERCIAL MORTGAG	3.749% 15 Mar 2059	300,000		306,528
	WESTLAKE CHEMICAL CORP	3.6% 15 Aug 2026	1,625,000		1,634,384

		Sub-Total: Fund 5743 11 of 16		Total	$530,543,646

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value
	AIR LEASE CORP	2.75% 15 Jan 2023	835,000		$822,806.10
	ALIMENTATION COUCHE TARD	2.7% 26 Jul 2022	1,170,000		1,159,245
	ALIMENTATION COUCHE TARD	2.35% 13 Dec 2019	615,000		614,963
	ALTRIA GROUP INC	2.85% 09 Aug 2022	1,085,000		1,092,120
	ALTRIA GROUP INC	4% 31 Jan 2024	267,000		283,255
	AMAZON.COM INC	2.8% 22 Aug 2024	2,375,000		2,367,781
	AMER AIRLINE 17 1 AA PTT	3.65% 15 Feb 2029	2,890,000		2,953,002
	ANDEAVOR	5.125% 15 Dec 2026	2,165,000		2,379,170
	ANDEAVOR LOGIS LP/CORP	4.25% 01 Dec 2027	390,000		393,347
	ANGLO AMERICAN CAPITAL	4.875% 14 May 2025	1,185,000		1,255,704
	ANHEUSER BUSCH INBEV FIN	3.65% 01 Feb 2026	4,535,000		4,680,018
	AT+T INC	4.45% 01 Apr 2024	2,210,000		2,337,764
	ATMOS ENERGY CORP	3% 15 Jun 2027	1,715,000		1,706,413
	BANK OF AMERICA CORP	8.57% 15 Nov 2024	620,000		795,206
	BANK OF AMERICA CORP	1% 01 Oct 2025	2,025,000		2,020,356
	BANK OF AMERICA CORP	1% 20 Dec 2023	1,888,000		1,892,847
	BOOKING HOLDINGS INC	3.6% 01 Jun 2026	2,345,000		2,355,043
	BXP TRUST	3.379% 13 Jun 2039	1,240,000		1,266,556
	CELGENE CORP	3.875% 15 Aug 2025	2,125,000		2,199,559
	CHEVRON CORP	4.95% 03 Mar 2019	722,000		746,171
	CHEVRON CORP	1.961% 03 Mar 2020	3,760,000		3,746,780
	CHEVRON PHILLIPS CHEM CO	3.4% 01 Dec 2026	845,000		866,636
	CHUBB INA HOLDINGS INC	2.875% 03 Nov 2022	2,965,000		3,005,373
	CISCO SYSTEMS INC	3% 15 Jun 2022	4,425,000		4,510,583
	CITIGROUP INC	3.7% 12 Jan 2026	3,350,000		3,448,857
	CITIZENS BANK NA/RI	2.55% 13 May 2021	835,000		831,909
	CITIZENS FINANCIAL GROUP	4.3% 03 Dec 2025	850,000		891,550
	CITIZENS FINANCIAL GROUP	2.375% 28 Jul 2021	680,000		671,099
	CK HUTCH INTL 17 II LTD	2.75% 29 Mar 2023	2,255,000		2,211,998
	CNA FINANCIAL CORP	4.5% 01 Mar 2026	1,830,000		1,947,708
	COLUMBIA PIPELINE GROUP	3.3% 01 Jun 2020	1,815,000		1,840,924
	COMMONWEALTH EDISON CO	2.95% 15 Aug 2027	1,815,000		1,794,442
	CONSTELLATION BRANDS INC	3.5% 09 May 2027	735,000		749,935
	DELTA AIR LINES 2007 1 A	6.821% 10 Feb 2024	731,260		831,808
	DIGITAL REALTY TRUST LP	2.75% 01 Feb 2023	355,000		351,880
	DIGITAL REALTY TRUST LP	3.7% 15 Aug 2027	1,290,000		1,299,388
	DOLLAR GENERAL CORP	3.25% 15 Apr 2023	2,400,000		2,432,365
	DOW CHEMICAL CO/THE	4.125% 15 Nov 2021	3,425,000		3,591,221
	ESTEE LAUDER CO INC	1.7% 10 May 2021	1,580,000		1,546,754
	FANNIE MAE	0.01% 09 Oct 2019	6,940,000		6,683,924
	FED HM LN PC POOL A90710	4.5% 01 Jan 2040	1,178,911		1,273,712
	FED HM LN PC POOL A95289	4% 01 Dec 2040	2,074,872		2,190,819
	FED HM LN PC POOL A96411	4% 01 Jan 2041	614,867		652,774
	FED HM LN PC POOL C03517	4.5% 01 Sep 2040	1,537,908		1,640,991
	FED HM LN PC POOL C91385	4% 01 Aug 2031	1,112,319		1,175,221
	FED HM LN PC POOL D98903	3.5% 01 Jan 2032	3,557,920		3,708,430
	FED HM LN PC POOL G06607	4.5% 01 Jun 2041	6,280,876		6,772,895
	FED HM LN PC POOL G08737	3% 01 Dec 2046	4,623,258		4,627,986
	FED HM LN PC POOL G08747	3% 01 Feb 2047	2,326,388		2,328,327
	FED HM LN PC POOL G08750	3% 01 Mar 2047	2,834,363		2,836,725
	FED HM LN PC POOL G08787	3% 01 Nov 2047	2,355,004		2,356,807
	FED HM LN PC POOL J36173	2.5% 01 Jan 2032	4,377,489		4,372,298
	FED HM LN PC POOL Q04651	4% 01 Nov 2041	2,539,512		2,696,090
	FED HM LN PC POOL Q05263	4% 01 Dec 2041	2,709,999		2,887,810
	FED HM LN PC POOL Q14034	3.5% 01 Dec 2042	3,640,615		3,776,012
	FED HM LN PC POOL Q14790	3.5% 01 Jan 2043	1,701,962		1,765,240
	FED HM LN PC POOL Q26141	4% 01 May 2044	2,067,122		2,185,060
	FNMA POOL 190346	1% 01 Dec 2033	576,794		639,943
	FNMA POOL 555531	1% 01 Jun 2033	207,892		231,063
	FNMA POOL 555592	1% 01 Jul 2033	509,541		565,015
	FNMA POOL 725027	1% 01 Nov 2033	679,342		737,941
	FNMA POOL 725231	1% 01 Feb 2034	380,362		413,153
	FNMA POOL 725425	1% 01 Apr 2034	490,519		544,241
	FNMA POOL 735036	1% 01 Dec 2034	486,146		539,420
	FNMA POOL 735484	1% 01 May 2035	580,681		630,735
	FNMA POOL 735579	1% 01 Jun 2035	169,845		184,496
	FNMA POOL 735580	1% 01 Jun 2035	544,567		589,968
	FNMA POOL 735676	1% 01 Jul 2035	651,511		707,685
	FNMA POOL 745140	1% 01 Nov 2035	1,443,069		1,567,862
	FNMA POOL 745418	1% 01 Apr 2036	612,765		679,392
	FNMA POOL 745515	1% 01 May 2036	485,445		527,159
	FNMA POOL 931755	4.5% 01 Aug 2039	1,947,907		2,112,168
	FNMA POOL AA7666	4.5% 01 Jun 2039	876,199		945,310
	FNMA POOL AA9295	4.5% 01 Jun 2039	391,903		424,991
	FNMA POOL AB3853	4% 01 Nov 2041	2,385,850		2,527,137
	FNMA POOL AC1878	4.5% 01 Sep 2039	1,605,268		1,740,838
	FNMA POOL AD0394	1% 01 Oct 2039	1,465,500		1,589,091
	FNMA POOL AE0701	1% 01 Dec 2040	2,063,845		2,226,982
	FNMA POOL AE0835	1% 01 Jan 2041	3,390,767		3,602,610
	FNMA POOL AE0994	1% 01 Feb 2041	697,027		742,766
	FNMA POOL AH6788	4.5% 01 Mar 2041	640,422		689,745
	FNMA POOL AJ0794	4% 01 Sep 2041	1,858,600		1,965,161
	FNMA POOL AJ5442	4.5% 01 Nov 2041	2,927,238		3,159,394
	FNMA POOL AJ7685	4% 01 Dec 2041	2,425,303		2,575,286
	FNMA POOL AJ9325	3.5% 01 Jan 2042	1,131,880		1,173,824
	FNMA POOL AK0765	4% 01 Mar 2042	548,481		579,140
	FNMA POOL AK9785	3.5% 01 May 2042	2,816,830		2,908,684
	FNMA POOL AL1711	1% 01 Aug 2041	5,575,309		6,016,740
	FNMA POOL AO5527	4% 01 Jul 2042	775,285		816,762
	FNMA POOL AO8106	4% 01 Aug 2042	1,525,261		1,607,865
	FNMA POOL AO8167	4% 01 Sep 2042	1,292,739		1,362,730
	FNMA POOL AP3142	3.5% 01 Dec 2042	3,558,707		3,688,408

	FNMA POOL AQ4597	3.5% 01 Dec 2042	2,133,852		2,209,070
	FNMA POOL AR6482	3.5% 01 Feb 2043	3,383,272		3,506,574
	FNMA POOL AR6483	4% 01 Feb 2043	2,692,325		2,861,407
	FNMA POOL AR6485	3.5% 01 Feb 2043	7,714,057		7,985,968
	FNMA POOL AS0356	4% 01 Sep 2043	3,470,415		3,669,868
	FNMA POOL AT6545	4% 01 Jun 2043	2,555,941		2,699,871
	FNMA POOL AZ7336	3.5% 01 Nov 2045	3,758,576		3,871,943
	FNMA POOL MA2705	3% 01 Aug 2046	2,794,141		2,795,562
	FOUR TIMES SQUARE TRUST	5.401% 13 Dec 2028	2,635,034		2,825,381
	GE CAPITAL INTL FUNDING	2.342% 15 Nov 2020	2,361,000		2,350,114
	GENERAL ELECTRIC CO	4.65% 17 Oct 2021	735,000		791,327
	GENERAL MOTORS FINL CO	3.7% 09 May 2023	2,205,000		2,248,930
	GNMA II POOL 004883	4.5% 20 Dec 2040	656,018		696,120
	GNMA II POOL 004947	5% 20 Feb 2041	1,185,710		1,288,825
	GNMA II POOL 005017	4.5% 20 Apr 2041	1,103,325		1,170,188
	GNMA II POOL AB2921	4% 20 Sep 2042	4,954,592		5,198,903
	GNMA II POOL AB9233	4% 20 Nov 2042	4,965,616		5,233,867
	GNMA II POOL MA3725	3% 20 Jun 2046	1,079,598		1,080,815
	GNMA II POOL MA3937	3.5% 20 Sep 2046	2,342,071		2,423,551
	GNMA II POOL MA4502	4% 20 Jun 2047	3,581,442		3,684,922
	GNMA II POOL MA4586	3.5% 20 Jul 2047	2,278,384		2,357,649
	GNMA POOL 470009	4% 15 Sep 2041	2,402,511		2,525,976
	GNMA POOL 479494	4% 15 Oct 2041	4,031,440		4,235,928
	GNMA POOL 711675	3.5% 15 Sep 2042	2,657,017		2,758,748
	GOLDMAN SACHS GROUP INC	3.85% 26 Jan 2027	2,500,000		2,566,643
	GOLDMAN SACHS GROUP INC	5.25% 27 Jul 2021	2,045,000		2,216,352
	HASBRO INC	3.5% 15 Sep 2027	830,000		811,156
	HSBC FINANCE CORP	6.676% 15 Jan 2021	528,000		587,034
	HUNTINGTON BANCSHARES	3.15% 14 Mar 2021	2,170,000		2,204,135
	JOHNSON + JOHNSON	2.625% 15 Jan 2025	1,500,000		1,492,383
*	JPMORGAN CHASE + CO	1% 01 Feb 2028	3,500,000		3,626,876
*	JPMORGAN CHASE + CO	2.95% 01 Oct 2026	550,000		540,232
	KRAFT HEINZ FOODS CO	2.8% 02 Jul 2020	3,220,000		3,238,564
	LABORATORY CORP OF AMER	3.25% 01 Sep 2024	1,895,000		1,897,949
	LIBERTY MUTUAL GROUP INC	5% 01 Jun 2021	2,625,000		2,807,469
	MARATHON PETROLEUM CORP	3.625% 15 Sep 2024	2,325,000		2,371,103
	MARRIOTT INTERNATIONAL	2.3% 15 Jan 2022	1,645,000		1,615,026
	MARRIOTT INTERNATIONAL	3.125% 15 Jun 2026	940,000		924,632
	MCKESSON CORP	3.796% 15 Mar 2024	2,070,000		2,144,092
	MERCK + CO INC	2.4% 15 Sep 2022	3,385,000		3,372,846
	MET LIFE GLOB FUNDING I	1.75% 19 Sep 2019	1,145,000		1,136,767
	MICROSOFT CORP	2% 08 Aug 2023	4,665,000		4,531,629
	MORGAN STANLEY	3.125% 27 Jul 2026	2,700,000		2,663,091
	MPLX LP	4.125% 01 Mar 2027	2,040,000		2,089,446
	NISOURCE INC	3.49% 15 May 2027	2,200,000		2,239,250
	NSTAR ELECTRIC CO	3.2% 15 May 2027	895,000		905,839
	PEPSICO INC	2% 15 Apr 2021	2,375,000		2,347,984
	PRINCIPAL LFE GLB FND II	2.375% 21 Nov 2021	2,725,000		2,704,805
	PRIVATE EXPORT FUNDING	2.05% 15 Nov 2022	4,710,000		4,637,263
	PROTECTIVE LIFE CORP	7.375% 15 Oct 2019	2,278,000		2,468,991
	PUBLIC SERVICE ELECTRIC	1.9% 15 Mar 2021	2,210,000		2,176,370
	REPUBLIC SERVICES INC	3.375% 15 Nov 2027	825,000		831,168
	REYNOLDS AMERICAN INC	4.45% 12 Jun 2025	1,720,000		1,833,942
	ROCHE HOLDINGS INC	2.875% 29 Sep 2021	4,160,000		4,221,235
	ROCKWELL COLLINS INC	3.5% 15 Mar 2027	1,140,000		1,160,721
	SAN DIEGO G + E	2.5% 15 May 2026	3,820,000		3,680,638
	SANTANDER HOLDINGS USA	3.7% 28 Mar 2022	2,305,000		2,332,738
	SKY PLC	3.75% 16 Sep 2024	1,090,000		1,136,823
	SOUTHERN CO	2.95% 01 Jul 2023	3,390,000		3,391,661
	SOUTHERN COPPER CORP	3.875% 23 Apr 2025	1,555,000		1,612,581
	SPRINT SPECTRUM / SPEC I	3.36% 20 Mar 2023	1,982,813		1,995,205
	SSGA	G STIFF ERISA QUALIFIED	8,364,057		8,364,057
	STARBUCKS CORP	2.1% 04 Feb 2021	4,055,000		4,028,967
	STRYKER CORP	2.625% 15 Mar 2021	2,030,000		2,034,788
	SYNCHRONY FINANCIAL	4.5% 23 Jul 2025	1,940,000		2,027,308
	SYSCO CORPORATION	3.3% 15 Jul 2026	1,010,000		1,016,335
	SYSCO CORPORATION	3.75% 01 Oct 2025	560,000		582,297
	TYSON FOODS INC	4.5% 15 Jun 2022	2,430,000		2,595,516
	UNILEVER CAPITAL CORP	2% 28 Jul 2026	1,165,000		1,075,135
	US 2YR NOTE (CBT) MAR18	XCBT 20180329	3,400,000		(8,234)
	US 5YR NOTE (CBT) MAR18	XCBT 20180329	(5,600,000)		32,399
	US DOLLAR		4,582		4,582
	US TREASURY N/B	1.375% 15 Jan 2020	15,655,000		15,493,558
	US TREASURY N/B	2.375% 15 May 2027	7,235,000		7,214,369
	US TREASURY N/B	1.75% 30 Sep 2022	4,710,000		4,615,616
	US TREASURY N/B	1.75% 30 Jun 2022	2,095,000		2,057,110
	US TREASURY N/B	1.25% 31 Jul 2023	13,670,000		12,954,995
	US TREASURY N/B	0.875% 31 Jul 2019	14,830,000		14,606,391
	US TREASURY N/B	2.75% 15 Feb 2024	1,595,000		1,636,869
	US TREASURY N/B	2.5% 15 May 2024	3,885,000		3,928,858
	US TREASURY N/B	1.75% 30 Sep 2019	28,180,000		28,116,155
	US TREASURY N/B	1.25% 31 Jan 2020	19,030,000		18,778,001
	VALERO ENERGY CORP	3.4% 15 Sep 2026	1,825,000		1,832,420
	VOYA FINANCIAL INC	3.65% 15 Jun 2026	1,135,000		1,147,830
	WALGREENS BOOTS ALLIANCE	3.3% 18 Nov 2021	2,170,000		2,206,220
	WALMART INC	3.25% 25 Oct 2020	1,065,000		1,097,214
	WALMART INC	3.3% 22 Apr 2024	1,910,000		1,984,351
	WASTE MANAGEMENT INC	3.125% 01 Mar 2025	535,000		539,178
	WELLS FARGO + COMPANY	3% 22 Apr 2026	3,745,000		3,674,217
	WYNDHAM WORLDWIDE CORP	4.15% 01 Apr 2024	670,000		673,133
	XLIT LTD	4.45% 31 Mar 2025	1,600,000		1,636,485

		Sub-Total: Fund 5744 12 of 16		Total	$473,769,625

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value
	90DAY EUR FUTR JUN18	XCME 20180618	30,000,000		$(54,000)
	ABBVIE INC	2.85% 14 May 2023	1,800,000		1,796,055
	ABBVIE INC	3.2% 06 Nov 2022	2,000,000		2,030,899
	AERCAP IRELAND CAP/GLOBA	4.625% 30 Oct 2020	1,700,000		1,782,079
	AERCAP IRELAND CAP/GLOBA	4.25% 01 Jul 2020	1,100,000		1,141,432
	AIR LEASE CORP	2.625% 04 Sep 2018	574,000		575,692
	ALLERGAN FUNDING SCS	3.8% 15 Mar 2025	1,250,000		1,272,558
	ALLERGAN SALES LLC	5% 15 Dec 2021	600,000		641,686
	ALLY AUTO RECEIVABLES TRUST	1.49% 15 Nov 2019	2,056,321		2,053,875
	ALLY AUTO RECEIVABLES TRUST	1.38% 15 Oct 2019	4,472,588		4,466,750
	AMERICA MOVIL SAB DE CV	5% 16 Oct 2019	200,000		209,040
	AMERICAN INTL GROUP	3.9% 01 Apr 2026	600,000		622,205
	AMERICAN INTL GROUP	4.125% 15 Feb 2024	600,000		633,962
	ANTHEM INC	2.5% 21 Nov 2020	2,600,000		2,594,572
	APPLE INC	2.85% 06 May 2021	4,500,000		4,572,193
	APTIV PLC	3.15% 19 Nov 2020	1,500,000		1,523,168
	AT+T INC	4.3% 15 Feb 2030	5,211,000		5,196,434
	AUST + NZ BANKING GROUP	1% 23 Sep 2019	3,300,000		3,326,017
	AUSTRALIAN DOLLAR	FOREIGN CURRENCY	214,309		167,622
	AVIATION CAPITAL GROUP	6.75% 06 Apr 2021	3,308,000		3,697,079
	AVIATION CAPITAL GROUP	7.125% 15 Oct 2020	2,000,000		2,229,204
	BANK	3.265% 15 Sep 2060	2,300,000		2,340,990
	BANK OF AMERICA CORP	1% 20 Dec 2028	676,000		676,145
	BANK OF AMERICA CORP	2.65% 01 Apr 2019	300,000		301,703
	BANK OF AMERICA CORP	3.3% 11 Jan 2023	6,625,000		6,777,375
	BANK OF NY MELLON CORP	2.05% 03 May 2021	800,000		790,279
	BANK OF NY MELLON CORP	2.45% 27 Nov 2020	1,200,000		1,204,465
	BANQUE FED CRED MUTUEL	2.2% 20 Jul 2020	2,000,000		1,987,167
	BANQUE FED CRED MUTUEL	2% 12 Apr 2019	2,000,000		1,992,635
	BAT CAPITAL CORP	2.297% 14 Aug 2020	1,300,000		1,292,849
	BNP PARIBAS	5% 15 Jan 2021	4,000,000		4,299,574
	BP CAPITAL MARKETS PLC	2.5% 06 Nov 2022	1,500,000		1,492,262
	BPCE SA	4% 15 Apr 2024	2,400,000		2,534,942
	BRAZILIAN REAL	FOREIGN CURRENCY	0		—
	BWU00M7Q5 IRS USD P F 2.00000	2% 12 Jul 2023	(28,100,000)		(27,701,448)
	BWU00M7Q5 IRS USD R V 03MLIBOR	1% 12 Jul 2023	28,100,000		28,100,000
	CALIFORNIA ST	6.65% 01 Mar 2022	1,650,000		1,873,014
	CALIFORNIA ST EDUCTNL FACS AUT	1.966% 01 Apr 2018	1,000,000		998,720
	CALIFORNIA ST EDUCTNL FACS AUT	2.286% 01 Apr 2019	1,250,000		1,244,588
	CAPITAL ONE FINANCIAL CO	2.5% 12 May 2020	1,500,000		1,498,122
	CAPITAL ONE MULTI ASSET EXECUT	1% 15 Feb 2022	3,800,000		3,817,996
	CCBPGTUS0 FWCC BNP USD	FORWARDS CASH COLLATERAL USD	257,000		257,000
	CCPC CSFB CCFOBCUS1	CCPC CASH COLLATERAL USD	177,000		177,000
	CCPC CSFB CCFOBZUS0 COC	CCPC CASSH COLLATERAL USD	1,690,000		1,690,000
	CHASE ISSUANCE TRUST	1.36% 15 Apr 2020	1,600,000		1,598,273
	CITIBANK CREDIT CARD ISSUANCE	1% 10 Sep 2020	2,148,000		2,153,328
	CITIGROUP	TBA CASH COLLATERAL	(8,000)		(8,000)
	CITIGROUP COMMERCIAL MORTGAGE	3.268% 15 Sep 2050	2,500,000		2,545,021
	CITIGROUP COMMERCIAL MORTGAGE	2.984% 10 Apr 2048	2,000,000		2,020,285
	CITIGROUP INC	4.5% 14 Jan 2022	4,500,000		4,786,930
	CNOOC FINANCE 2012 LTD	3.875% 02 May 2022	4,500,000		4,638,429
	COMM MORTGAGE TRUST	3.142% 10 Feb 2048	1,150,000		1,168,970
	COMM MORTGAGE TRUST	3.257% 10 May 2048	1,500,000		1,535,474
	COMM MORTGAGE TRUST	3.04% 10 Feb 2048	1,650,000		1,670,539
	COMM MORTGAGE TRUST	3.421% 10 Jul 2048	400,000		412,014
	COMMONWEALTH BANK AUST	1.75% 07 Nov 2019	2,000,000		1,979,596
	COOPERAT RABOBANK UA/NY	2.5% 19 Jan 2021	2,000,000		2,009,154
	CRED SUIS GP FUN LTD	3.8% 09 Jun 2023	1,900,000		1,959,459
	CRED SUIS GP FUN LTD	3.8% 15 Sep 2022	3,600,000		3,713,542
	CREDIT SUISSE SEC LLC COC	CREDIT SUISSE SEC FUTURES COC	128,000		128,000
	CROWN CASTLE TOWERS LLC	4.883% 15 Aug 2040	3,700,000		3,869,719
	CSAIL COMMERCIAL MORTGAGE TRUS	3.256% 15 Sep 2050	900,000		917,699
	CSAIL COMMERCIAL MORTGAGE TRUS	3.616% 15 Nov 2048	2,891,000		2,996,860
	CSAIL COMMERCIAL MORTGAGE TRUS	3.351% 15 Apr 2050	200,000		205,635
	CURRENCY CONTRACT	USD/DKK			(84)
	CURRENCY CONTRACT	USD/DKK			(443,412)
	CURRENCY CONTRACT	USD/DKK			(303)
	CURRENCY CONTRACT	USD/JPY			11
	CURRENCY CONTRACT	USD/JPY			129,483
	CURRENCY CONTRACT	DKK/USD			84
	DAIMLER FINANCE NA LLC	2.3% 06 Jan 2020	3,300,000		3,292,562
	DANISH KRONE	FOREIGN CURRENCY	3,268		527
	DBS GROUP HOLDINGS LTD	1% 16 Jul 2019	3,000,000		3,003,720
	DEUTSCHE BANK AG	4.25% 14 Oct 2021	2,100,000		2,184,767
	DOMINION ENERGY GAS HLDG	2.8% 15 Nov 2020	2,075,000		2,090,935
	DUKE ENERGY CAROLINAS	2.5% 15 Mar 2023	2,850,000		2,824,539
	ELECTRICITE DE FRANCE SA	6.5% 26 Jan 2019	900,000		941,343
	ENBRIDGE INC	1% 10 Jan 2020	500,000		500,689
	ENBRIDGE INC	1% 15 Jun 2020	3,000,000		3,027,865
	ENERGY TRANSFER PARTNERS	2.5% 15 Jun 2018	1,850,000		1,852,758
	ENTERPRISE PRODUCTS OPER	2.55% 15 Oct 2019	700,000		702,204
	EURO CURRENCY	FOREIGN CURRENCY	278,021		333,847
	EUROPEAN INVESTMENT BANK	2% 15 Mar 2021	3,400,000		3,377,439
	FANNIE MAE	5.5% 25 Aug 2035	1,012,200		1,135,766
	FANNIE MAE	1.25% 23 Aug 2019	2,700,000		2,669,509
	FANNIE MAE	1.75% 26 Nov 2019	10,000,000		9,966,170
	FANNIEMAE ACES	2.944% 25 Jul 2039	2,324,844		2,282,652
	FED HM LN PC POOL A43389	5.5% 01 Feb 2036	7,751		8,468
	FED HM LN PC POOL B15591	5% 01 Jul 2019	8,574		8,772
	FED HM LN PC POOL G01818	5% 01 May 2035	118,048		128,041
	FED HM LN PC POOL G01838	5% 01 Jul 2035	155,133		168,291
	FED HM LN PC POOL G02123	5.5% 01 Mar 2036	5,415		6,013
	FED HM LN PC POOL G02254	5.5% 01 Mar 2036	4,020		4,459
	FED HM LN PC POOL G04092	5.5% 01 Mar 2038	11,880		13,099
	FED HM LN PC POOL G05267	5.5% 01 Dec 2038	67,857		75,018
	FED HM LN PC POOL G06193	5.5% 01 May 2040	57,086		63,072
	FED HM LN PC POOL G06872	5.5% 01 Sep 2039	118,002		131,244
	FED HM LN PC POOL G07021	5% 01 Sep 2039	310,424		337,933
	FED HM LN PC POOL G08105	5.5% 01 Jan 2036	1,855		2,060
	FED HM LN PC POOL G08693	3.5% 01 Mar 2046	4,017,598		4,131,847
	FED HM LN PC POOL G08716	3.5% 01 Aug 2046	2,040,189		2,098,307
	FED HM LN PC POOL Q17641	3% 01 Apr 2043	640,583		644,246
	FED HM LN PC POOL Q20537	3% 01 Jul 2043	701,916		704,879
	FEDERAL HOME LOAN BANK	0.875% 05 Aug 2019	3,500,000		3,443,087
	FHLMC MULTIFAMILY STRUCTURED P	1.78% 25 Jul 2019	185,849		185,020
	FHLMC MULTIFAMILY STRUCTURED P	5.105% 25 May 2019	1,825,000		1,879,157
	FHLMC TBA 30 YR 3.5	3.5% 13 Feb 2048	6,800,000		6,971,684
	FHLMC TBA 30 YR 4	4% 13 Feb 2048	12,800,000		13,366,000
	FNMA POOL 251890	6.5% 01 Aug 2018	628		696
	FNMA POOL 254634	5.5% 01 Feb 2023	75,558		82,705
	FNMA POOL 256101	5.5% 01 Feb 2036	29,080		32,156

FNMA POOL 257371	5% 01 Sep 2028	129,928	139,484
FNMA POOL 429715	6.5% 01 Apr 2018	664	736
FNMA POOL 468551	3.98% 01 Jul 2021	1,687,500	1,771,377
FNMA POOL 469086	3.15% 01 Sep 2018	3,825,000	3,847,066
FNMA POOL 469616	3.5% 01 Nov 2021	1,113,732	1,154,690
FNMA POOL 499479	6.5% 01 Jun 2029	3,542	3,926
FNMA POOL 691210	6% 01 Jan 2037	15,953	17,978
FNMA POOL 735734	1% 01 Jul 2025	34,206	37,447
FNMA POOL 793029	1% 01 Jul 2034	1,064,686	1,103,927
FNMA POOL 804558	5.5% 01 Dec 2034	506,771	558,134
FNMA POOL 829329	5.5% 01 Sep 2035	12,534	13,775
FNMA POOL 831368	6% 01 Apr 2036	60,553	68,176
FNMA POOL 850752	5.5% 01 Dec 2035	397,616	440,420
FNMA POOL 852336	5.5% 01 Feb 2036	2,119	2,342
FNMA POOL 869944	5.5% 01 Apr 2036	1,369	1,498
FNMA POOL 878104	5.5% 01 Apr 2036	1,073	1,187
FNMA POOL 878528	5.5% 01 Feb 2036	24,943	27,576
FNMA POOL 881398	5.5% 01 May 2036	11,698	12,804
FNMA POOL 888637	1% 01 Sep 2037	803,146	906,201
FNMA POOL 889334	1% 01 Feb 2038	66,540	74,881
FNMA POOL 890365	1% 01 Jul 2041	512,397	565,916
FNMA POOL 891386	5.5% 01 Oct 2035	491,333	543,185
FNMA POOL 891580	6% 01 Jul 2036	288	326
FNMA POOL 898318	6% 01 Nov 2036	9,765	10,909
FNMA POOL 904266	5.5% 01 Nov 2036	1,916	2,097
FNMA POOL 928031	6% 01 Jan 2037	46,611	52,513
FNMA POOL 938016	5.5% 01 Jul 2037	257,678	283,902
FNMA POOL 938224	6% 01 Jul 2037	9,604	10,837
FNMA POOL 940765	5.5% 01 Jun 2037	599,879	659,102
FNMA POOL 961440	5.5% 01 Feb 2038	22,508	24,827
FNMA POOL 961655	5% 01 Feb 2038	7,786	8,384
FNMA POOL 962958	5.5% 01 May 2038	38,229	41,955
FNMA POOL 995018	1% 01 Jun 2038	539,507	596,473
FNMA POOL 995738	1% 01 Dec 2038	153,765	169,633
FNMA POOL 995759	1% 01 Nov 2038	151,376	166,180
FNMA POOL 995838	1% 01 May 2039	43,420	47,854
FNMA POOL AA6435	6% 01 May 2040	7,931	8,860
FNMA POOL AB0534	5.5% 01 Nov 2038	995,067	1,101,336
FNMA POOL AB8613	3% 01 Mar 2043	319,377	321,087
FNMA POOL AB9187	3% 01 Apr 2043	421,528	423,763
FNMA POOL AD7406	5% 01 Jul 2040	4,103	4,458
FNMA POOL AD8950	5% 01 Jul 2040	13,300	14,357
FNMA POOL AE8287	4% 01 Nov 2040	615,366	646,360
FNMA POOL AE8349	6% 01 Aug 2037	4,290	4,795
FNMA POOL AH1747	4% 01 Dec 2040	120,253	126,170
FNMA POOL AL1606	1% 01 Apr 2042	6,106	6,579
FNMA POOL AL2692	1% 01 Oct 2042	5,400,259	5,576,402
FNMA POOL AL3040	1% 01 Jan 2043	1,726,457	1,813,104
FNMA POOL AL3072	1% 01 Feb 2043	107,446	108,127
FNMA POOL AL3223	1% 01 Sep 2041	819,868	904,567
FNMA POOL AL5616	1% 01 Sep 2041	2,760,057	3,048,995
FNMA POOL AL7090	1% 01 Oct 2037	1,151,935	1,214,916
FNMA POOL AO4597	4% 01 Jun 2042	244,360	256,638
FNMA POOL AR7106	3% 01 May 2043	63,143	63,481
FNMA POOL AR7414	3% 01 Jul 2043	620,748	624,006
FNMA POOL AS0837	5% 01 Oct 2043	770,413	828,475
FNMA POOL AS1338	5% 01 Dec 2043	1,886,572	2,028,839
FNMA POOL AS6007	3.5% 01 Oct 2045	7,665,431	7,874,461
FNMA POOL AT0681	3% 01 Mar 2043	3,890,399	3,911,401
FNMA POOL AT0682	3% 01 Apr 2043	113,765	114,380
FNMA POOL AT1572	3% 01 May 2043	650,503	653,952
FNMA POOL AT3526	3% 01 May 2043	62,918	63,252
FNMA POOL AT4506	3% 01 May 2043	29,387	29,546
FNMA POOL AT4827	3% 01 Jul 2043	29,238	29,396
FNMA POOL AT5895	3% 01 Jun 2043	523,416	526,191
FNMA POOL AT5898	3% 01 Jun 2043	65,014	65,362
FNMA POOL AT8026	3% 01 Jul 2043	480,043	482,513
FNMA POOL AT8341	3% 01 Jul 2043	26,166	26,294
FNMA POOL AT8489	3% 01 Aug 2043	17,624	17,716
FNMA POOL AT8912	3% 01 Jul 2043	21,525	21,637
FNMA POOL AU1631	3% 01 Jul 2043	2,228,081	2,239,778
FNMA POOL AU5341	3% 01 Jun 2043	27,647	27,786
FNMA POOL AX5306	3.5% 01 Jan 2027	1,887,829	1,949,114
FNMA POOL MA2705	3% 01 Aug 2046	2,613,874	2,615,203
FNMA TBA 15 YR 3	3% 23 Jan 2033	8,200,000	8,352,149
FNMA TBA 15 YR 3.5	3.5% 15 Mar 2033	4,400,000	4,532,854
FNMA TBA 30 YR 3	3% 18 Jan 2048	7,650,000	7,650,000
FNMA TBA 30 YR 3	3% 13 Feb 2048	32,150,000	32,107,929
FNMA TBA 30 YR 3.5	3.5% 13 Mar 2048	5,000,000	5,117,774
FNMA TBA 30 YR 3.5	3.5% 18 Jan 2048	9,500,000	9,753,829
FNMA TBA 30 YR 3.5	3.5% 13 Feb 2048	42,900,000	43,977,530
FNMA TBA 30 YR 4	4% 18 Jan 2048	35,000,000	36,600,862
FNMA TBA 30 YR 4	4% 18 Jan 2048	(35,000,000)	(36,600,862)
FNMA TBA 30 YR 4	4% 13 Feb 2048	35,000,000	36,551,643
FNMA TBA 30 YR 4	4% 13 Mar 2048	4,600,000	4,796,922
FORD CREDIT AUTO LEASE TRUST	1% 15 Nov 2019	2,771,734	2,771,459
FORD MOTOR CREDIT CO LLC	1% 03 Aug 2022	1,500,000	1,514,191
FORD MOTOR CREDIT CO LLC	5% 15 May 2018	2,600,000	2,626,465
FORD MOTOR CREDIT CO LLC	5.875% 02 Aug 2021	2,250,000	2,470,738
FREDDIE MAC	5% 15 Aug 2023	1,527,978	1,600,796
FREDDIE MAC	1.625% 29 Sep 2020	4,000,000	3,954,304
FREDDIE MAC	2.375% 13 Jan 2022	11,800,000	11,906,094
GNMA II POOL 004113	5% 20 Apr 2038	212,042	230,539
GNMA II POOL 004314	5% 20 Dec 2038	209,110	227,325
GNMA II POOL 005116	5% 20 Jul 2041	58,941	64,086
GNMA II POOL 080594	1% 20 Apr 2032	158,406	164,548
GNMA II TBA 30 YR 4	4% 24 Jan 2048	12,900,000	13,447,243
GNMA II TBA 30 YR 4	4% 21 Feb 2048	13,000,000	13,547,168
GNMA POOL 678858	5% 15 Mar 2038	4,006	4,347
GNMA POOL 720069	4.5% 15 Jun 2039	186,660	196,593
GNMA POOL 726316	5% 15 Sep 2039	1,235,793	1,353,226
GNMA POOL 736500	5% 15 Apr 2040	13,160	14,395
GNMA POOL 737183	5% 15 Apr 2040	443,392	485,428
GNMA POOL 738317	5% 15 May 2041	6,883	7,466
GNMA POOL 782386	5% 15 Aug 2038	336,374	364,688
GNMA POOL 782428	5% 15 Oct 2038	1,322	1,434
GNMA POOL AC1428	2.69% 15 Jun 2033	4,446,588	4,327,425

	GNMA POOL AL5247	3.5% 15 Jan 2045	267,910	277,242
	GNMA POOL AL5414	3.5% 15 Feb 2045	271,620	281,081
	GOLDMAN SACHS BANK USA COC	SWAP CASH COLLATERAL USD	270,000	270,000
	GOLDMAN SACHS GROUP INC	5.25% 27 Jul 2021	9,000,000	9,754,115
	GOVERNMENT NATIONAL MORTGAGE A	4.5% 20 Nov 2034	464,309	474,067
	GS MORTGAGE SECURITIES TRUST	3.12% 10 May 2050	2,200,000	2,233,522
	HONDA AUTO RECEIVABLES OWNER T	1.04% 18 Apr 2019	451,623	450,770
	HSBC HOLDINGS PLC	3.6% 25 May 2023	900,000	925,972
	HSBC HOLDINGS PLC	4% 30 Mar 2022	4,200,000	4,387,181
	IDAHO ENERGY RESOURCES AUTH TR	2.447% 01 Sep 2024	2,500,000	2,443,550
	IMPERIAL BRANDS FIN PLC	2.95% 21 Jul 2020	1,400,000	1,413,515
	ING BANK NV	2.625% 05 Dec 2022	2,250,000	2,251,388
	INTL LEASE FINANCE CORP	5.875% 01 Apr 2019	300,000	312,240
	JACKSON NATL LIFE GLOBAL	2.25% 29 Apr 2021	1,400,000	1,385,070
	JACKSON NATL LIFE GLOBAL	1.875% 15 Oct 2018	2,100,000	2,097,894
	JAPAN TREASURY DISC BILL	0.01% 22 Jan 2018	1,540,000,000	13,671,618
	JAPANESE YEN		20,800	185
	JPMBB COMMERCIAL MORTGAGE SECU	3.042% 15 Oct 2048	1,500,000	1,519,622
	JPMDB COMMERCIAL MORTGAGE SECU	2.994% 15 Dec 2049	2,200,000	2,204,048
*	JPMORGAN CHASE + CO	1% 25 Apr 2023	9,300,000	9,309,014
	JPN BANK FOR INT L COOP	2.5% 01 Jun 2022	1,100,000	1,095,364
	KFW	1.5% 06 Feb 2019	2,250,000	2,239,820
	KRAFT HEINZ FOODS CO	1% 10 Feb 2021	2,000,000	2,005,025
	KRAFT HEINZ FOODS CO	3.5% 15 Jul 2022	1,500,000	1,534,128
	LLOYDS BANKING GROUP PLC	1% 07 Nov 2023	2,900,000	2,875,149
	LOS ANGELES CA MUNI IMPT CORPL	2.846% 01 Nov 2019	1,300,000	1,315,457
	LOS ANGELES CNTY CA REDEV REFU	2% 01 Sep 2022	700,000	681,303
	LOS ANGELES CNTY CA REDEV REFU	2% 01 Sep 2023	1,800,000	1,729,530
	MEXICAN PESO (NEW)	FOREIGN CURRENCY	1,015,250	51,890
	MIZUHO FINANCIAL GROUP	1% 13 Sep 2021	2,400,000	2,439,051
	MIZUHO FINANCIAL GROUP	2.632% 12 Apr 2021	1,500,000	1,495,767
	MORGAN STANLEY	1% 20 Jan 2022	2,100,000	2,134,739
	MORGAN STANLEY	3.875% 29 Apr 2024	1,500,000	1,566,114
	MORGAN STANLEY	1% 27 Jan 2020	1,500,000	1,521,615
	MORGAN STANLEY	3.75% 25 Feb 2023	1,250,000	1,295,452
	MORGAN STANLEY	7.3% 13 May 2019	600,000	639,666
	MORGAN STANLEY BAML TRUST	3.04% 15 Apr 2048	2,000,000	2,028,805
	MORGAN STANLEY BAML TRUST	3.326% 15 Dec 2047	6,700,000	6,878,633
	MORGAN STANLEY BAML TRUST	3.069% 15 Feb 2048	1,525,000	1,546,097
	MUFG AMERICAS HLDGS CORP	2.25% 10 Feb 2020	3,200,000	3,182,623
	NATIONAL AUSTRALIA BK/NY	2.625% 23 Jul 2020	1,850,000	1,859,764
	NAVIENT STUDENT LOAN TRUST	1% 26 Sep 2022	227,601	227,690
	NAVIENT STUDENT LOAN TRUST	1% 25 Jul 2030	320,920	321,069
	NELNET STUDENT LOAN TRUST	1% 24 Dec 2035	3,165,824	3,129,056
	NORDEA BANK AB	1% 17 Sep 2018	1,900,000	1,909,584
	ORACLE CORP	2.95% 15 Nov 2024	1,000,000	1,007,166
	PARIBAS REPO	1.85% 02 Jan 2018	57,900,000	57,900,000
	PENSKE TRUCK LEASING/PTL	2.5% 15 Jun 2019	2,000,000	2,003,865
	PHILIP MORRIS INTL INC	4.5% 26 Mar 2020	2,609,000	2,730,644
	PNC BANK NA	2.45% 05 Nov 2020	1,600,000	1,602,397
	PRIVATE EXPORT FUNDING	2.1% 19 Dec 2019	2,100,000	2,097,194
	QUALCOMM INC	3% 20 May 2022	1,300,000	1,301,187
	REALKREDIT DANMARK	1% 01 Apr 2018	48,400,000	7,829,413
	RECKITT BENCKISER TSY	2.375% 24 Jun 2022	1,000,000	980,387
	REPUBLIC OF SLOVENIA	5.25% 18 Feb 2024	2,212,000	2,529,891
	REPUBLIC OF SLOVENIA	5.85% 10 May 2023	530,000	611,249
	SANTANDER HOLDINGS USA	4.5% 17 Jul 2025	2,650,000	2,764,100
	SBA TOWER TRUST	2.877% 10 Jul 2046	2,000,000	1,985,000
	SHELL INTERNATIONAL FIN	1% 11 May 2020	6,200,000	6,256,729
	SIEMENS FINANCIERINGSMAT	2.9% 27 May 2022	1,800,000	1,820,128
	SINOPEC GRP OVERSEAS DEV	2.5% 13 Sep 2022	1,000,000	973,984
	SINOPEC GRP OVERSEAS DEV	2.25% 13 Sep 2020	3,000,000	2,960,379
	SLC STUDENT LOAN TRUST	1% 15 Feb 2025	1,338,866	1,337,899
	SLC STUDENT LOAN TRUST	1% 15 Mar 2027	1,525,116	1,523,928
	SLC STUDENT LOAN TRUST	1% 15 Mar 2027	568,497	565,686
	SLC STUDENT LOAN TRUST	1% 25 Nov 2042	2,629,264	2,662,896
	SLC STUDENT LOAN TRUST	1% 15 Sep 2026	3,981,032	3,971,507
	SLM STUDENT LOAN TRUST	1% 27 Jan 2025	1,881,729	1,881,442
	SLM STUDENT LOAN TRUST	1% 25 Oct 2024	871,832	871,005
	SLM STUDENT LOAN TRUST	1% 25 Jan 2027	2,381,942	2,370,984
	SLM STUDENT LOAN TRUST	1% 25 Oct 2028	4,600,000	4,570,431
	SLM STUDENT LOAN TRUST	1% 25 Oct 2029	802,319	797,290
	SLM STUDENT LOAN TRUST	1% 27 Jul 2026	256,259	256,264
	SLM STUDENT LOAN TRUST	1% 25 Jan 2028	6,123,974	6,151,850
	SLM STUDENT LOAN TRUST	1% 25 Jul 2023	734,315	734,128
	SLM STUDENT LOAN TRUST	1% 25 Apr 2023	384,865	384,967
	SLM STUDENT LOAN TRUST	1% 27 Oct 2025	744,909	744,383
	SLM STUDENT LOAN TRUST	1% 25 Jan 2027	752,273	751,390
	SLM STUDENT LOAN TRUST	1% 26 Jan 2026	1,113,579	1,113,905
	SOCIETE GENERALE	2.625% 16 Sep 2020	3,500,000	3,509,166
	SOLVAY FINANCE (AMERICA)	3.4% 03 Dec 2020	2,698,000	2,754,948
	SOUTH CAROLINA STUDENT LOAN CO	1% 01 Dec 2023	622,266	622,228
	SOUTHERN POWER CO	1% 20 Dec 2020	2,600,000	2,605,462
	SPRINT SPECTRUM / SPEC I	3.36% 20 Mar 2023	1,781,250	1,792,383
	SSGA	G STIFF ERISA QUALIFIED	541,830	541,830
	STATE BOARD OF REGENTS OF THE	1% 25 Jan 2057	4,562,417	4,560,911
	STATE BOARD OF REGENTS OF THE	1% 25 Sep 2056	5,426,409	5,425,378
*	STATE STREET CORP	1% 18 Aug 2020	3,100,000	3,156,379
	SUMITOMO MITSUI BANKING	1% 16 Jan 2018	1,550,000	1,550,122
	SVENSKA HANDELSBANKEN AB	2.4% 01 Oct 2020	4,000,000	4,004,164
	SWAP CITIBANK BOC	SWAP CASH COLLATERAL USD	(110,000)	(110,000)
	SWAP HSBC BOC	SWAP CASH COLLATERAL USD	(30,000)	(30,000)
	SWPC06ZO4 CDS USD P V 03MEVENT	1% 20 Dec 2019	(700,000)	(700,000)
	SWPC06ZO4 CDS USD R F 1.00000	1% 20 Dec 2019	700,000	711,168
	SWPC0D3B2 CDS USD P V 03MEVENT	1% 20 Jun 2021	(3,000,000)	(3,000,000)
	SWPC0D3B2 CDS USD R F 1.00000	1% 20 Jun 2021	3,000,000	3,069,312
	SWPC0DBM9 CDS USD P V 03MEVENT	1% 20 Jun 2021	(2,700,000)	(2,700,000)
	SWPC0DBM9 CDS USD R F 1.00000	1% 20 Jun 2021	2,700,000	2,760,593
	SWPC0DQ35 CDS USD P V 03MEVENT	1% 20 Jun 2021	(600,000)	(600,000)
	SWPC0DQ35 CDS USD R F 1.00000	1% 20 Jun 2021	600,000	614,409
	SWPC0DQR2 CDS USD P V 03MEVENT	1% 20 Dec 2021	(1,250,000)	(1,250,000)
	SWPC0DQR2 CDS USD R F 1.00000	1% 20 Dec 2021	1,250,000	1,281,099
	SWPC0DTX6 CDS USD P V 03MEVENT	1% 20 Dec 2021	(2,200,000)	(2,200,000)
	SWPC0DTX6 CDS USD R F 1.00000	1% 20 Dec 2021	2,200,000	2,216,032
	SWPC0DU30 CDS USD P V 03MEVENT	1% 20 Dec 2021	(350,000)	(350,000)
	SWPC0DU30 CDS USD R F 1.00000	1% 20 Dec 2021	350,000	358,121
	SWPC0DZ35 CDS USD P V 03MEVENT	1% 20 Dec 2021	(500,000)	(500,000)

SWPC0DZ35 CDS USD R F 1.00000	1% 20 Dec 2021	500,000		508,138
SWPC0E6W1 CDS USD P V 03MEVENT	1% 20 Jun 2021	(3,900,000)		(3,900,000)
SWPC0E6W1 CDS USD R F 1.00000	1% 20 Jun 2021	3,900,000		3,972,010
SWPC0EAY2 CDS USD P V 03MEVENT	1% 20 Jun 2022	(150,000)		(150,000)
SWPC0EAY2 CDS USD R F 1.00000	1% 20 Jun 2022	150,000		153,469
SWPC0FAP8 CDS USD P V 03MEVENT	1% 20 Jun 2022	(450,000)		(450,000)
SWPC0FAP8 CDS USD R F 1.00000	1% 20 Jun 2022	450,000		461,115
SWPC0GA27 CDS USD P V 03MEVENT	1% 20 Dec 2022	(500,000)		(500,000)
SWPC0GA27 CDS USD R F 1.00000	1% 20 Dec 2022	500,000		511,916
SYDNEY AIRPORT FINANCE	3.9% 22 Mar 2023	2,300,000		2,367,094
SYNCHRONY FINANCIAL	3.75% 15 Aug 2021	100,000		102,541
SYNCHRONY FINANCIAL	3% 15 Aug 2019	100,000		100,695
SYNCHRONY FINANCIAL	1% 03 Feb 2020	2,900,000		2,940,813
TELEFONICA EMISIONES SAU	5.877% 15 Jul 2019	1,750,000		1,839,771
TORONTO DOMINION BANK	2.125% 07 Apr 2021	1,900,000		1,881,904
TOTAL CAPITAL CANADA LTD	1.45% 15 Jan 2018	2,700,000		2,699,375
UBS COMMERCIAL MORTGAGE TRUST	3.586% 15 Dec 2050	2,000,000		2,068,497
UBS GROUP FUNDING SWITZE	1% 15 Aug 2023	4,750,000		4,695,694
UBS GROUP FUNDING SWITZE	3% 15 Apr 2021	500,000		503,510
UNITEDHEALTH GROUP INC	3.35% 15 Jul 2022	2,850,000		2,942,999
US 5YR NOTE (CBT) MAR18	XCBT 20180329	38,300,000		(245,359)
US DOLLAR		(98,215)		(98,215)
US TREASURY N/B	1.875% 31 Aug 2024	11,720,000		11,404,567
US TREASURY N/B	2.25% 31 Oct 2024	11,800,000		11,745,609
US TREASURY N/B	2.25% 15 Feb 2027	6,100,000		6,019,938
US TREASURY N/B	2% 30 Apr 2024	10,300,000		10,114,117
US TREASURY N/B	2.375% 15 May 2027	9,600,000		9,572,625
US TREASURY N/B	2% 31 May 2024	9,000,000		8,831,953
US TREASURY N/B	1.25% 31 Jul 2023	3,000,000		2,843,086
US TREASURY N/B	1.125% 31 Jul 2021	2,665,000		2,577,138
US TREASURY N/B	1.75% 30 Sep 2022	3,350,000		3,282,869
US TREASURY N/B	1.125% 28 Feb 2021	12,150,000		11,815,400
US TREASURY N/B	1.75% 31 Mar 2022	9,700,000		9,540,859
US TREASURY N/B	1.75% 30 Apr 2022	2,700,000		2,653,488
US TREASURY N/B	2.125% 31 Dec 2021	14,800,000		14,802,891
US TREASURY N/B	2% 31 Jul 2022	200,000		198,477
US TREASURY N/B	1.875% 31 Aug 2022	3,400,000		3,352,188
US TREASURY N/B	2.125% 30 Jun 2022	9,250,000		9,233,018
US ULTRA BOND CBT MAR18	XCBT 20180320	(2,100,000)		(18,375)
UTAH ST	3.539% 01 Jul 2025	1,700,000		1,771,995
VERIZON COMMUNICATIONS	3.376% 15 Feb 2025	5,677,000		5,698,441
VOLKSWAGEN GROUP AMERICA	1.65% 22 May 2018	950,000		949,051
VOLKSWAGEN INTL FIN NV	2.125% 20 Nov 2018	200,000		199,833
WELLS FARGO + COMPANY	3.069% 24 Jan 2023	1,800,000		1,813,508
WELLS FARGO + COMPANY	1% 24 Jan 2023	2,100,000		2,141,721
WELLS FARGO + COMPANY	3.55% 29 Sep 2025	4,000,000		4,105,862
WELLS FARGO + COMPANY	4.6% 01 Apr 2021	600,000		637,623
WELLS FARGO COMMERCIAL MORTGAG	3.488% 15 Dec 2050	2,000,000		2,060,853
WELLS FARGO COMMERCIAL MORTGAG	2.788% 15 Jul 2048	1,800,000		1,789,028

	Sub-Total: Fund 5745 13 of 16		Total	$881,092,339

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value
	METLIFE BLACKROCK	MUTUAL FUND	6,177,146		$679,314,487
	METLIFE JP MORGAN	MUTUAL FUND	5,200,000		563,490,049
	DODGE COX	MUTUAL FUND	4,000,000		420,252,112

		Sub-Total: Fund 5747 14 of 16		Total	$1,663,056,648

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value
	321 HENDERSON RECEIVABLES LLC	1% 15 Mar 2042	612,675		$568,744.15
	321 HENDERSON RECEIVABLES LLC	1% 15 Jun 2041	364,763		356,280
	321 HENDERSON RECEIVABLES LLC	3.26% 15 Sep 2072	511,309		499,155
	321 HENDERSON RECEIVABLES LLC	3.87% 15 Mar 2058	189,240		198,190
	ABBOTT LABORATORIES	2.35% 22 Nov 2019	1,690,000		1,691,838
	ABBOTT LABORATORIES	3.75% 30 Nov 2026	1,115,000		1,144,956
	ACCESS GROUP INC	1% 01 Jul 2039	894,712		882,654
	AERCAP IRELAND CAP/GLOBA	4.5% 15 May 2021	2,000,000		2,100,438
	AFFILIATED MANAGERS GROU	3.5% 01 Aug 2025	950,000		960,638
	AIMCO	1% 20 Jul 2026	1,500,000		1,502,502
	AIR LEASE CORP	3.375% 01 Jun 2021	2,245,000		2,293,248
	ALLERGAN FUNDING SCS	3% 12 Mar 2020	550,000		554,948
	AMER AIRLN 14 1 A PTT	3.7% 01 Apr 2028	37,382		38,223
	AMEREN CORP	3.65% 15 Feb 2026	295,000		302,313
	AMEREN CORP	0% 04 Jan 2018	2,000,000		1,999,708
	AMERICAN INTL GROUP	6.4% 15 Dec 2020	1,070,000		1,186,222
	AMERICAN INTL GROUP	3.9% 01 Apr 2026	970,000		1,005,898
	AMERICAN TOWER CORP	4.4% 15 Feb 2026	300,000		315,475
	AMERICAN TOWER CORP	3.55% 15 Jul 2027	1,570,000		1,558,524
	AMERICAN TOWER TRUSTE I	3.07% 15 Mar 2048	610,000		616,843
	AMGEN INC	3.45% 01 Oct 2020	130,000		133,593
	AMGEN INC	4.1% 15 Jun 2021	60,000		62,672
	ANADARKO PETROLEUM CORP	5.55% 15 Mar 2026	365,000		409,524
	ANDEAVOR	3.8% 01 Apr 2028	570,000		571,362
	ANGLO AMERICAN CAPITAL	3.625% 11 Sep 2024	475,000		472,725
	ANHEUSER BUSCH INBEV WOR	7.75% 15 Jan 2019	850,000		897,695
	APIDOS CLO	1% 15 Apr 2025	564,111		565,630
	APPALACHIAN POWER CO	3.4% 01 Jun 2025	700,000		714,244
	ARES CAPITAL CORP	3.875% 15 Jan 2020	905,000		920,989
	ARES CAPITAL CORP	3.625% 19 Jan 2022	1,310,000		1,315,416

ARL LLC	1% 15 Dec 2042	476,081	477,509
ARROW ELECTRONICS INC	3.5% 01 Apr 2022	465,000	471,229
ARROW ELECTRONICS INC	3.25% 08 Sep 2024	560,000	548,735
ASSOC BANC CORP	4.25% 15 Jan 2025	1,228,000	1,264,411
AT+T INC	3% 30 Jun 2022	4,275,000	4,282,594
AT+T INC	1.75% 15 Jan 2018	2,000,000	1,999,434
ATHENE GLOBAL FUNDING	4% 25 Jan 2022	2,210,000	2,280,504
AUTONATION INC	4.5% 01 Oct 2025	245,000	256,406
AVERY POINT CLO LTD	1% 05 Aug 2027	1,120,000	1,122,671
AVERY POINT CLO LTD	1% 18 Jan 2025	1,100,000	1,103,067
AVIS BUDGET RENTAL CAR FUNDING	2.97% 20 Mar 2024	410,000	410,476
AXIS SPECIALTY FINAN PLC	4% 06 Dec 2027	1,115,000	1,120,028
AXIS SPECIALTY FINANCE	5.875% 01 Jun 2020	135,000	144,487
BAIN CAPITAL CREDIT CLO, LIMIT	1% 20 Jul 2030	1,460,000	1,468,195
BANK OF AMERICA CORP	8.57% 15 Nov 2024	140,000	179,563
BANK OF AMERICA CORP	6.875% 25 Apr 2018	1,867,000	1,895,523
BANK OF AMERICA CORP	4.125% 22 Jan 2024	450,000	478,600
BANK OF AMERICA CORP	3.3% 11 Jan 2023	525,000	537,075
BANK OF AMERICA CORP	1% 20 Dec 2023	1,546,000	1,549,969
BANK OF MONTREAL	1% 15 Dec 2032	1,080,000	1,067,720
BANK OF NOVA SCOTIA	4.5% 16 Dec 2025	495,000	520,719
BAXALTA INC	4% 23 Jun 2025	575,000	594,307
BAXALTA INC	3.6% 23 Jun 2022	215,000	219,890
BECTON DICKINSON AND CO	2.894% 06 Jun 2022	1,080,000	1,073,244
BECTON DICKINSON AND CO	3.7% 06 Jun 2027	1,080,000	1,088,327
BLUEMOUNTAIN CLO LTD	1% 18 Jul 2027	1,095,000	1,100,157
BM1068766	BCM SWAPTION USD PAY OPTION 20	2,622,000	248,413
BM1074012 SWAPTION	JULY27 2.87 CALL	3,710,000	234,101
BOOKING HOLDINGS INC	3.55% 15 Mar 2028	1,390,000	1,376,877
BRAMBLES USA INC	4.125% 23 Oct 2025	269,000	278,972
BRAZOS TX HGR EDU AUTH	1% 25 Jun 2026	400,000	387,836
BRE GRAND ISLANDER TIMESHARE I	2.94% 25 May 2029	418,430	415,696
BROADRIDGE FINANCIAL SOL	3.4% 27 Jun 2026	370,000	366,972
BUNGE LTD FINANCE CORP	3.5% 24 Nov 2020	335,000	341,989
BUNGE LTD FINANCE CORP	3.25% 15 Aug 2026	370,000	353,598
CAPITAL AUTOMOTIVE REIT	3.87% 15 Apr 2047	456,933	463,326
CAPITAL ONE FINANCIAL CO	2.5% 12 May 2020	665,000	664,167
CARLYLE GLOBAL MARKET STRATEGI	1% 14 Aug 2030	1,100,000	1,104,452
CARLYLE GLOBAL MARKET STRATEGI	1% 15 Oct 2025	750,000	749,789
CARNIVAL CORP	0% 14 Mar 2018	4,000,000	3,984,960
CBAM CLO MANAGEMENT	1% 17 Oct 2029	1,970,000	1,976,300
CENOVUS ENERGY INC	3% 15 Aug 2022	2,250,000	2,235,965
CENTERPOINT ENGY INC	0% 04 Jan 2018	4,000,000	3,999,483
CHARTER COMM OPT LLC/CAP	3.579% 23 Jul 2020	540,000	550,066
CHARTER COMM OPT LLC/CAP	3.75% 15 Feb 2028	1,230,000	1,178,596
CHUBB INA HOLDINGS INC	2.7% 13 Mar 2023	225,000	223,522
CHUBB INA HOLDINGS INC	3.35% 03 May 2026	365,000	372,503
CHURCH + DWIGHT CO INC	3.15% 01 Aug 2027	375,000	369,461
CIFC FUNDING LTD	1% 16 Nov 2030	500,000	500,000
CIGNA CORP	4.375% 15 Dec 2020	165,000	172,856
CIGNA CORP	4% 15 Feb 2022	90,000	93,992
CIT EDUCATION LOAN TRUST	1% 15 Mar 2026	103,361	103,216
CIT EDUCATION LOAN TRUST	1% 25 Jun 2042	434,618	391,354
CITIGROUP INC	3.375% 01 Mar 2023	1,705,000	1,729,892
CITIGROUP INC	6.125% 15 May 2018	1,800,000	1,827,275
CKE RESTAURANTS HOLDINGS INC	4.474% 20 Mar 2043	283,597	284,198
CLI FUNDING LLC	3.62% 18 May 2042	655,874	658,831
CNA FINANCIAL CORP	3.45% 15 Aug 2027	865,000	852,421
CONCHO RESOURCES INC	3.75% 01 Oct 2027	1,705,000	1,727,261
CONOCOPHILLIPS COMPANY	2.4% 15 Dec 2022	320,000	316,280
CONOCOPHILLIPS COMPANY	2.875% 15 Nov 2021	1,077,000	1,089,519
CONOCOPHILLIPS COMPANY	4.2% 15 Mar 2021	336,000	353,327
CONTL AIRLINES 2012 1 A	4.15% 11 Oct 2025	89,529	93,558
CONTL AIRLINES 2012 2 A	4% 29 Apr 2026	83,731	87,277
CPS AUTO TRUST	2.07% 15 Nov 2019	78,972	78,987
CPS AUTO TRUST	1.53% 15 Jul 2019	19,601	19,595
CROWN CASTLE INTL CORP	3.65% 01 Sep 2027	1,200,000	1,197,062
DB MASTER FINANCE LLC	3.98% 20 Feb 2045	194,500	198,528
DBUBS MORTGAGE TRUST	5.002% 10 Nov 2046	1,500,000	1,582,092
DELL INT LLC / EMC CORP	6.02% 15 Jun 2026	171,000	188,548
DELL INT LLC / EMC CORP	4.42% 15 Jun 2021	855,000	890,926
DELTA AIR LINES 2007 1 A	6.821% 10 Feb 2024	41,164	46,824
DELTA AIR LINES INC	3.625% 15 Mar 2022	1,400,000	1,424,189
DIAMOND RESORTS OWNER TRUST	2.27% 20 May 2026	0	0
DIAMOND RESORTS OWNER TRUST	3.08% 20 Nov 2028	719,976	720,658
DIAMOND RESORTS OWNER TRUST	1.95% 20 Jan 2025	387,630	386,580
DIAMOND RESORTS OWNER TRUST	2.73% 20 Jul 2027	0	0
DISCOVER FINANCIAL SVS	5.2% 27 Apr 2022	530,000	570,472
DISCOVERY COMMUNICATIONS	3.95% 20 Mar 2028	865,000	860,377
DISCOVERY COMMUNICATIONS	2.95% 20 Mar 2023	710,000	702,670
DOMINION RESOURCES	0% 09 Apr 2018	2,500,000	2,488,431
DOMINION RESOURCES	0% 02 Jan 2018	1,500,000	1,499,937
DOMINOS PIZZA MASTER ISSUER LL	3.484% 25 Oct 2045	1,014,550	1,018,081
DOW CHEMICAL CO/THE	4.25% 15 Nov 2020	250,000	261,093
DOW CHEMICAL CO/THE	8.55% 15 May 2019	115,000	124,566
DOW CHEMICAL CO/THE	4.125% 15 Nov 2021	410,000	429,898
DRB PRIME STUDENT LOAN TRUST	3.17% 25 Jul 2031	263,587	265,453
DRB PRIME STUDENT LOAN TRUST	2.89% 25 Jun 2040	0	0
DRB PRIME STUDENT LOAN TRUST	1% 25 Apr 2040	312,604	324,009
DRUG ROYALTY CORPORATION, INC.	1% 15 Jul 2024	81,577	82,365
DRUG ROYALTY II LP 1	3.484% 15 Jul 2023	96,493	96,266
DUKE ENERGY CORP	2.65% 01 Sep 2026	840,000	804,861
DUKE ENERGY INDIANA INC	3.75% 15 Jul 2020	55,000	57,045
DUKE REALTY LP	3.25% 30 Jun 2026	270,000	267,599
EARNEST STUDENT LOAN PROGRAM L	2.72% 25 Jan 2041	625,235	623,481
ECMC GROUP STUDENT LOAN TRUST	1% 26 Jul 2066	1,246,627	1,267,496
ECMC GROUP STUDENT LOAN TRUST	1% 27 Dec 2066	1,893,045	1,917,712
EDP FINANCE BV	3.625% 15 Jul 2024	1,560,000	1,571,113
EDUCATION LOAN ASSET BACKED TR	1% 25 Jun 2026	356,419	356,635
EDUCATIONAL SERVICES OF AMERIC	1% 25 Jul 2023	0	0
EDUCATIONAL SERVICES OF AMERIC	1% 25 Jun 2048	300,000	272,552
ELARA HGV TIMESHARE ISSUER	2.73% 25 Apr 2028	274,779	273,073
ELEMENT RAIL LEASING LLC	2.707% 19 Feb 2045	296,097	293,477
ENEL FINANCE INTL NV	2.875% 25 May 2022	1,450,000	1,446,059
ENEL FINANCE INTL NV	3.625% 25 May 2027	1,160,000	1,152,522
ENLINK MIDSTREAM PARTNER	4.85% 15 Jul 2026	165,000	172,898
ENSTAR GROUP LTD	4.5% 10 Mar 2022	670,000	682,368

ENTERGY ARKANSAS INC	3.5% 01 Apr 2026	150,000	154,786
ENTERGY NEW ORLEANS STORE RECO	2.67% 01 Jun 2027	287,467	286,820
ENTERPRISE PRODS OPER LLC	0% 18 Jan 2018	1,500,000	1,498,902
ENTERPRISE PRODUCTS OPER	3.35% 15 Mar 2023	350,000	356,898
ENTERPRISE PRODUCTS OPER	6.5% 31 Jan 2019	90,000	94,047
ENTERPRISE PRODUCTS OPER	3.75% 15 Feb 2025	40,000	41,244
ENTERPRISE PRODUCTS OPER	3.7% 15 Feb 2026	515,000	527,330
EXPEDIA INC	7.456% 15 Aug 2018	2,370,000	2,444,350
EXPERIAN FINANCE PLC	0% 24 Jan 2018	4,000,000	3,996,116
EXPORT IMPORT BK KOREA	5.125% 29 Jun 2020	190,000	200,231
EXXON MOBIL CORPORATION	2.397% 06 Mar 2022	145,000	144,767
FANNIE MAE	1.875% 18 Sep 2018	540,000	540,472
FANNIE MAE	4% 25 Nov 2043	303,093	316,541
FANNIE MAE	4% 25 Apr 2027	764,592	806,041
FED HM LN PC POOL C03537	4.5% 01 Aug 2040	429,162	462,774
FED HM LN PC POOL G06057	4.5% 01 Oct 2040	446,648	480,645
FED HM LN PC POOL G06601	4.5% 01 Dec 2040	405,101	436,874
FED HM LN PC POOL G08711	3.5% 01 Jun 2046	0	0
FED HM LN PC POOL G60172	4.5% 01 Sep 2043	628,580	677,835
FED HM LN PC POOL G60485	4.5% 01 Oct 2041	557,932	600,362
FED HM LN PC POOL Q05106	4% 01 Dec 2041	132,524	140,130
FED HM LN PC POOL Q37467	3.5% 01 Nov 2045	0	0
FED HM LN PC POOL Q41916	3.5% 01 Jul 2046	693,742	716,586
FED HM LN PC POOL Q42045	3.5% 01 Jul 2046	283,938	293,289
FED HM LN PC POOL Q44275	3.5% 01 Nov 2046	553,895	572,134
FED HM LN PC POOL Q44277	3.5% 01 Nov 2046	239,798	247,313
FED HM LN PC POOL Q45741	3.5% 01 Jan 2047	0	0
FED HM LN PC POOL Q47730	4% 01 Apr 2047	597,289	631,232
FED HM LN PC POOL Q47742	4% 01 Apr 2047	484,367	511,892
FED HM LN PC POOL Q48208	4.5% 01 May 2047	453,978	482,600
FED HM LN PC POOL Q48869	4.5% 01 Jun 2047	4,281,003	4,550,448
FED HM LN PC POOL Q52216	3.5% 01 Nov 2047	1,767,424	1,817,777
FED HM LN PC POOL Q52834	4% 01 Dec 2047	570,000	596,122
FED HM LN PC POOL Q52868	3.5% 01 Dec 2047	2,100,000	2,159,830
FED HM LN PC POOL V83655	3.5% 01 Dec 2047	4,192,491	4,311,935
FED HM LN PC POOL V83763	3.5% 01 Dec 2047	5,868,668	6,035,864
FED HM LN PC POOL V83764	4% 01 Dec 2047	3,196,976	3,343,492
FED HM LN PC POOL V83796	4% 01 Dec 2047	6,225,000	6,510,287
FHLMC TBA 30 YR 3.5	3.5% 18 Jan 2048	3,425,000	3,517,226
FIRST FRANKLIN MTG LOAN ASSET	1% 25 Apr 2035	69,383	69,534
FIRST HORIZON NATIONAL	3.5% 15 Dec 2020	1,250,000	1,276,476
FIRST INVESTORS AUTO OWNER TRU	1.87% 15 Nov 2021	540,000	537,744
FLAGSHIP CREDIT AUTO TRUST	1.98% 15 Oct 2020	65,612	65,610
FLAGSHIP CREDIT AUTO TRUST	2.05% 15 Nov 2020	900,000	900,026
FLAGSHIP CREDIT AUTO TRUST	1.63% 15 Jun 2020	21,874	21,861
FLIR SYSTEMS INC	3.125% 15 Jun 2021	435,000	438,218
FLORIDA PWR & LGT CO	0% 24 Jan 2018	4,000,000	3,996,167
FNMA POOL 735382	1% 01 Apr 2035	209,390	227,462
FNMA POOL 735676	1% 01 Jul 2035	256,416	278,525
FNMA POOL AB4051	4% 01 Dec 2041	0	—
FNMA POOL AD6437	5% 01 Jun 2040	266,747	291,272
FNMA POOL AD6996	5% 01 Jul 2040	1,680,344	1,813,727
FNMA POOL AH6787	4.5% 01 Mar 2041	467,093	504,132
FNMA POOL AI2632	4.5% 01 Jun 2041	101,471	109,281
FNMA POOL AL8173	1% 01 Feb 2044	680,451	735,746
FNMA POOL AS1304	3.5% 01 Dec 2028	711,063	736,540
FNMA POOL AS6475	3.5% 01 Jan 2046	0	—
FNMA POOL AV1897	3.5% 01 Dec 2028	119,477	123,752
FNMA POOL AV2325	3.5% 01 Dec 2028	402,143	415,880
FNMA POOL BE4046	3.5% 01 Dec 2046	0	—
FNMA POOL BF0094	4% 01 May 2056	3,000,447	3,154,262
FNMA POOL BF0105	4% 01 Jun 2056	2,369,558	2,490,739
FNMA POOL BH4875	3.5% 01 Jun 2047	0	—
FNMA POOL BH5155	3.5% 01 Sep 2047	6,900,483	7,089,215
FNMA POOL BH9008	4% 01 Aug 2047	124,356	130,174
FNMA POOL BH9011	4% 01 Sep 2047	373,430	390,901
FNMA POOL CA0181	4% 01 Aug 2047	3,969,580	4,155,079
FNMA POOL CA0185	4.5% 01 Aug 2047	2,458,907	2,619,226
FNMA POOL CA0620	4% 01 Oct 2047	13,606,269	14,242,787
FNMA POOL CA0770	3.5% 01 Nov 2047	5,688,318	5,843,897
FNMA POOL MA3027	4% 01 Jun 2047	0	—
FNMA POOL MA3210	3.5% 01 Dec 2047	747,614	768,061
FNMA TBA 30 YR 3.5	3.5% 18 Jan 2048	8,900,000	9,137,797
FNMA TBA 30 YR 4	4% 18 Jan 2048	3,350,000	3,503,225
FORD MOTOR CREDIT CO LLC	2.375% 12 Mar 2019	4,325,000	4,326,551
FORTIVE CORPORATION	0% 16 Jan 2018	4,000,000	3,997,367
FREDDIE MAC	0.875% 07 Mar 2018	520,000	519,550
FREDDIE MAC	0.75% 12 Jan 2018	690,000	689,887
FREDDIE MAC	2.375% 13 Jan 2022	505,000	509,540
FREDDIE MAC	5.5% 15 Mar 2038	330,360	363,359
FREDDIE MAC	4% 15 Mar 2040	1,046,762	1,082,383
FREDDIE MAC	4% 15 Jun 2033	881,851	923,725
FREDDIE MAC	3.5% 15 Jun 2026	879,464	909,103
FREDDIE MAC STACR	1% 25 Oct 2027	60,821	60,889
GALAXY CLO LTD	1% 20 Jul 2027	1,095,000	1,096,140
GCCFC COMMERCIAL MORTGAGE TRUS	1% 10 Jul 2038	371,812	374,040
GENERAL MOTORS CO	4.2% 01 Oct 2027	985,000	1,020,667
GENERAL MOTORS FINL CO	3.2% 13 Jul 2020	655,000	663,890
GENERAL MOTORS FINL CO	3.1% 15 Jan 2019	547,000	549,928
GENERAL MOTORS FINL CO	3.7% 09 May 2023	610,000	622,153
GLENCORE FUNDING LLC	0% 10 Jan 2018	4,200,000	4,198,320
GLOBAL SC FINANCE SRL	3.85% 15 Apr 2037	611,825	621,941
GNMA II POOL 004979	5% 20 Mar 2041	202,451	220,200
GNMA II POOL AC2985	4% 20 Oct 2047	324,112	340,613
GNMA II POOL BC4641	3.5% 20 Sep 2047	1,194,507	1,236,089
GNMA II POOL BC4885	3.5% 20 Nov 2047	1,797,124	1,863,797
GNMA II POOL BD6940	3.5% 20 Dec 2047	950,000	983,015
GNMA II POOL MA4382	3.5% 20 Apr 2047	0	—
GNMA II POOL MA4510	3.5% 20 Jun 2047	0	—
GNMA II POOL MA4778	3.5% 20 Oct 2047	6,294,405	6,513,387
GNMA II TBA 30 YR 3.5	3.5% 24 Jan 2048	7,950,000	8,218,313
GNMA II TBA 30 YR 4	4% 24 Jan 2048	6,800,000	7,088,469
GNMA POOL BF1053	3.5% 15 Dec 2047	625,000	647,344
GOAL CAPITAL FUNDING TRUST	1% 25 Aug 2048	445,910	445,994
GOAL CAPITAL FUNDING TRUST	1% 25 Sep 2043	200,000	180,373
GOLDMAN SACHS GROUP INC	5.95% 18 Jan 2018	470,000	470,741
GOLDMAN SACHS GROUP INC	6.15% 01 Apr 2018	685,000	692,209

	GOLDMAN SACHS GROUP INC	7.5% 15 Feb 2019	810,000	856,037
	GOLDMAN SACHS GROUP INC	5.25% 27 Jul 2021	560,000	606,923
	GOLDMAN SACHS GROUP INC	5.75% 24 Jan 2022	1,050,000	1,164,272
	GOLDMAN SACHS GROUP INC	5.375% 15 Mar 2020	25,000	26,508
	GS MORTGAGE SECURITIES TRUST	4.074% 10 Jan 2047	935,000	992,390
	HEALTHCARE TRUST OF AMER	3.5% 01 Aug 2026	445,000	438,137
	HELMERICH + PAYNE INTL	4.65% 15 Mar 2025	350,000	368,427
	HERCULES CAPITAL INC	4.625% 23 Oct 2022	2,025,000	2,053,225
	HERTZ FLEET LEASE FUNDING LP	1.96% 10 Apr 2030	338,733	338,672
	HEWLETT PACKARD ENTERPRISE CO	0% 03 Jan 2018	3,500,000	3,499,697
	HEXCEL CORP	3.95% 15 Feb 2027	145,000	147,821
	HILTON GRAND VACATIONS TRUST	1% 26 Dec 2028	569,495	565,773
	HOST HOTELS + RESORTS LP	3.75% 15 Oct 2023	325,000	330,828
	HP INC	0% 08 Jan 2018	3,700,000	3,698,892
	HYUNDAI CAPITAL AMERICA	0% 17 Jan 2018	2,000,000	1,998,604
	HYUNDAI CAPITAL AMERICA	0% 04 Jan 2018	2,500,000	2,499,692
	IMPERIAL BRANDS FIN PLC	2.95% 21 Jul 2020	755,000	762,289
	INGREDION INC	3.2% 01 Oct 2026	495,000	485,990
	INTL LEASE FINANCE CORP	7.125% 01 Sep 2018	348,000	359,090
	IPALCO ENTERPRISES INC	3.45% 15 Jul 2020	1,595,000	1,610,950
	ISRAEL ELECTRIC CORP LTD	7.25% 15 Jan 2019	445,000	463,637
	JP MORGAN MORTGAGE TRUST	1% 25 Jan 2047	1,205,438	1,211,628
*	JPMORGAN CHASE + CO	3.2% 25 Jan 2023	2,315,000	2,361,303
*	JPMORGAN CHASE + CO	6.3% 23 Apr 2019	745,000	784,334
*	JPMORGAN CHASE + CO	3.25% 23 Sep 2022	190,000	194,532
*	JPMORGAN CHASE + CO	4.35% 15 Aug 2021	220,000	233,336
	KEYCORP STUDENT LOAN TRUST	1% 25 May 2029	147,000	146,196
	KEYCORP STUDENT LOAN TRUST	1% 27 Jan 2042	317,181	317,215
	KEYCORP STUDENT LOAN TRUST	1% 27 Sep 2035	493,867	493,263
	LAM RESEARCH CORP	3.8% 15 Mar 2025	800,000	831,654
	LAM RESEARCH CORP	2.75% 15 Mar 2020	620,000	624,389
	LAZARD GROUP LLC	4.25% 14 Nov 2020	1,240,000	1,291,558
	LCM LTD PARTNERSHIP	1% 20 Oct 2029	760,000	772,638
	LEAR CORP	5.375% 15 Mar 2024	220,000	232,704
*	LEGG MASON INC	4.75% 15 Mar 2026	355,000	380,372
	LEIDOS HOLDINGS INC	4.45% 01 Dec 2020	1,555,000	1,613,313
	LENNAR CORP	4.5% 15 Nov 2019	943,000	967,754
	LG+E AND KU ENERGY LLC	3.75% 15 Nov 2020	105,000	108,329
	LIBERTY MUTUAL GROUP INC	5% 01 Jun 2021	700,000	748,658
	MAGELLAN MIDSTREAM PARTN	5% 01 Mar 2026	1,120,000	1,244,098
	MARBLE POINT CLO XI LTD	1% 18 Dec 2030	1,000,000	1,000,396
	MARRIOTT INTERNATION	0% 16 Jan 2018	3,000,000	2,998,038
	MARSH + MCLENNAN COS INC	3.3% 14 Mar 2023	155,000	158,854
	MCKESSON CORP	4.75% 01 Mar 2021	120,000	127,180
	MILOS CLO, LTD	1% 20 Oct 2030	1,180,000	1,184,433
	MIRAMAX LLC	3.34% 20 Jul 2026	403,056	403,385
	MISSISSIPPI HIGHER EDUCATION A	1% 25 Oct 2035	505,203	506,060
	MOLSON COORS BREWING CO	2.1% 15 Jul 2021	390,000	382,251
	MORGAN STANLEY CAPITAL I TRUST	1% 12 Feb 2044	0	—
	MPLX LP	4.125% 01 Mar 2027	1,215,000	1,244,450
	MVW OWNER TRUST	2.42% 20 Dec 2034	173,033	171,470
	MYLAN NV	3.15% 15 Jun 2021	615,000	618,433
	MYLAN NV	3.95% 15 Jun 2026	1,555,000	1,568,010
	NABORS INDUSTRIES INC	5.5% 15 Jan 2023	1,235,000	1,197,950
	NASDAQ INC	0% 20 Feb 2018	3,500,000	3,491,979
	NASDAQ INC	0% 24 Jan 2018	600,000	599,379
	NAVIENT STUDENT LOAN TRUST	1% 26 Jul 2066	1,800,000	1,842,990
	NAVIENT STUDENT LOAN TRUST	1% 25 Jun 2065	1,004,538	1,025,887
	NAVIENT STUDENT LOAN TRUST	1% 26 Jul 2066	650,000	667,107
	NAVIENT STUDENT LOAN TRUST	1% 27 Sep 2066	950,000	959,094
	NAVIENT STUDENT LOAN TRUST	1% 26 Jul 2066	757,405	759,985
	NAVIENT STUDENT LOAN TRUST	1% 25 Mar 2066	4,950,000	5,091,355
	NELNET STUDENT LOAN TRUST	1% 25 Jan 2037	411,396	409,294
	NELNET STUDENT LOAN TRUST	1% 25 Oct 2033	560,570	550,153
	NELNET STUDENT LOAN TRUST	1% 25 Apr 2031	680,000	681,883
	NEW RESIDENTIAL ADVANCE RECEIV	3.106% 15 Dec 2050	1,100,000	1,095,102
	NEW RESIDENTIAL ADVANCE RECEIV	2.575% 15 Oct 2049	1,300,000	1,287,585
*	NEW YORK LIFE GLOBAL FDG	2.35% 14 Jul 2026	805,000	768,323
	NEWELL BRANDS INC	3.85% 01 Apr 2023	725,000	750,201
	NEWELL BRANDS INC	4.7% 15 Aug 2020	50,000	52,571
	NOVASTAR HOME EQUITY LOAN	1% 25 Mar 2035	1,573,340	1,577,256
	O REILLY AUTOMOTIVE INC	3.6% 01 Sep 2027	1,580,000	1,585,809
	ONDECK ASSET SECURITIZATION TR	4.21% 17 May 2020	300,000	301,179
	ONEMAIN FINANCIAL ISSUANCE TRU	2.47% 18 Sep 2024	6,161	6,162
	ORANGE LAKE TIMESHARE TRUST	2.61% 08 Mar 2029	480,402	476,733
	OSCAR US FUNDING TRUST	2.73% 15 Dec 2020	1,800,000	1,796,665
	PANHANDLE PLAINS STUDENT FINAN	1% 01 Dec 2031	600,000	565,550
	PENNSYLVANIA HIGHER EDUCATION	1% 25 Nov 2065	1,149,453	1,152,373
	PIONEER NATURAL RESOURCE	4.45% 15 Jan 2026	655,000	702,053
	PITNEY BOWES INC	3.625% 15 Sep 2020	615,000	608,850
	PITNEY BOWES INC	3.625% 01 Oct 2021	1,060,000	985,800
	PITNEY BOWES INC	6.25% 15 Mar 2019	710,000	731,300
	PLAINS ALL AMER PIPELINE	4.5% 15 Dec 2026	2,320,000	2,351,784
	PROGRESS ENERGY INC	4.875% 01 Dec 2019	320,000	334,715
	PROLOGIS LP	3.75% 01 Nov 2025	325,000	340,740
	PUGET ENERGY INC	3.65% 15 May 2025	685,000	702,243
	QUALCOMM INC	3.45% 20 May 2025	332,000	332,754
	REGIONS BANK	2.25% 14 Sep 2018	995,000	996,085
	REGIONS FINANCIAL CORP	3.2% 08 Feb 2021	600,000	610,476
	REINSURANCE GRP OF AMER	4.7% 15 Sep 2023	760,000	815,255
	REINSURANCE GRP OF AMER	5% 01 Jun 2021	610,000	652,274
	REINSURANCE GRP OF AMER	3.95% 15 Sep 2026	795,000	812,499
	REYNOLDS AMERICAN INC	3.25% 12 Jun 2020	260,000	264,185
	RPM INTERNATIONAL INC	3.75% 15 Mar 2027	260,000	263,090
	SABINE PASS LIQUEFACTION	4.2% 15 Mar 2028	435,000	440,124
	SANTANDER DRIVE AUTO RECEIVABL	3.1% 16 Nov 2020	500,000	504,769
	SENECA PARK CLO LTD	1% 17 Jul 2026	1,300,000	1,313,562
	SHELLPOINT CO ORIGINATOR TRUST	1% 25 Oct 2031	1,543,353	1,540,641
	SHIRE ACQ INV IRELAND DA	2.875% 23 Sep 2023	875,000	860,190
	SIERRA RECEIVABLES FUNDING CO	2.91% 20 Mar 2034	484,356	484,932
	SLC STUDENT LOAN TRUST	1% 15 Feb 2045	766,232	720,404
	SLC STUDENT LOAN TRUST	1% 15 Mar 2055	600,000	575,405
	SLC STUDENT LOAN TRUST	1% 15 Jul 2036	800,000	797,133
	SLM STUDENT LOAN TRUST	1% 15 Dec 2039	1,350,000	1,349,073
	SLM STUDENT LOAN TRUST	1% 25 Oct 2028	680,000	675,629
	SLM STUDENT LOAN TRUST	1% 25 Mar 2044	769,318	712,149
	SLM STUDENT LOAN TRUST	1% 25 Oct 2064	1,700,000	1,688,385

SLM STUDENT LOAN TRUST	1% 25 Oct 2040	507,743		478,661
SLM STUDENT LOAN TRUST	1% 15 Jun 2038	163,396		156,689
SLM STUDENT LOAN TRUST	1% 15 Jan 2043	530,000		549,860
SMB PRIVATE EDUCATION LOAN TRU	1% 15 May 2023	203,132		203,231
SMB PRIVATE EDUCATION LOAN TRU	2.7% 15 May 2031	1,000,000		994,939
SMB PRIVATE EDUCATION LOAN TRU	1% 17 Feb 2032	360,000		372,341
SOCIAL PROFESSIONAL LOAN PROGR	1% 25 Aug 2032	0		—
SOCIAL PROFESSIONAL LOAN PROGR	2.42% 25 Mar 2030	0		—
SOCIAL PROFESSIONAL LOAN PROGR	2.74% 25 Oct 2032	720,000		719,509
SOCIAL PROFESSIONAL LOAN PROGR	2.36% 27 Dec 2032	200,000		197,470
SOCIAL PROFESSIONAL LOAN PROGR	1% 25 Jan 2039	245,829		248,235
SOCIAL PROFESSIONAL LOAN PROGR	2.49% 25 Jan 2036	570,000		564,320
SOCIAL PROFESSIONAL LOAN PROGR	1% 26 Mar 2040	440,000		434,135
SOUTH TEXAS HIGHER EDUCATION A	1% 01 Oct 2046	600,000		600,882
SPECTRA ENERGY PARTNERS	0% 25 Jan 2018	2,500,000		2,496,967
SPIRIT AEROSYSTEMS INC	3.85% 15 Jun 2026	320,000		324,942
SPIRIT AIR 2015 1 PTT A	4.1% 01 Oct 2029	609,854		632,967
SPRINGLEAF FUNDING TRUST	3.16% 15 Nov 2024	180,000		180,715
SPS SERVICER ADVANCE RECEIVABL	2.53% 16 Nov 2048	1,520,000		1,506,659
SSGA	G STIFF ERISA QUALIFIED	224,066		224,066
STORE MASTER FUNDING LLC	3.75% 20 Apr 2045	0		—
SVO VOI MORTGAGE CORP	2% 20 Sep 2029	0		—
SWAP BARCLAYS BANK BOC	TBA CASH COLLATERALL USD	(874,000)		(874,000)
TACO BELL FUNDING, LLC	3.832% 25 May 2046	612,250		620,558
TAL ADVANTAGE LLC	4.5% 20 Apr 2042	843,623		869,322
TECH DATA CORP	3.7% 15 Feb 2022	620,000		621,923
TENCENT HOLDINGS LTD	2.875% 11 Feb 2020	385,000		387,194
TEVA PHARMACEUTICALS NE	3.15% 01 Oct 2026	815,000		672,902
TEVA PHARMACEUTICALS NE	2.2% 21 Jul 2021	585,000		534,380
TOWD POINT MORTGAGE TRUST	1% 25 May 2055	270,689		270,751
TRINITY ACQUISITION PLC	3.5% 15 Sep 2021	790,000		805,406
TRINITY ACQUISITION PLC	4.4% 15 Mar 2026	155,000		163,926
TRIP RAIL MASTER FUNDING LLC	2.709% 15 Aug 2047	321,386		320,130
TRITON CONTAINER FINANCE LLC	3.62% 20 Aug 2042	1,183,622		1,184,204
UNITED TECHNOLOGIES	0% 11 Jan 2018	2,900,000		2,898,429
UNUM GROUP	3% 15 May 2021	345,000		347,409
US 10YR ULTRA FUT MAR18	XCBT 20180320	(800,000)		(1,000)
US 2YR NOTE (CBT) MAR18	XCBT 20180329	28,600,000		(73,797)
US 5YR NOTE (CBT) MAR18	XCBT 20180329	15,600,000		(83,996)
US DOLLAR		1,303,013		1,303,013
US TREASURY N/B	1.625% 15 Nov 2022	10,100,000		9,842,766
US TREASURY N/B	0.875% 15 Jul 2018	200,000		199,281
US TREASURY N/B	1.625% 30 Nov 2020	2,800,000		2,771,891
US TREASURY N/B	2.25% 15 Aug 2027	13,000,000		12,817,188
US TREASURY N/B	1.625% 31 Aug 2022	7,850,000		7,655,897
US TREASURY N/B	1.875% 31 Mar 2022	55,550,000		54,922,893
US ULTRA BOND CBT MAR18	XCBT 20180320	(300,000)		(5,000)
VERIZON COMMUNICATIONS	4.6% 01 Apr 2021	380,000		404,265
VERIZON COMMUNICATIONS	4.125% 16 Mar 2027	480,000		500,502
WALGREENS BOOTS ALLIANCE	3.3% 18 Nov 2021	590,000		599,848
WAVE 2017 1 LLC	3.844% 15 Nov 2042	1,391,040		1,393,961
WEINGARTEN REALTY INVEST	3.25% 15 Aug 2026	190,000		182,360
WELK RESORTS LLC	2.79% 16 Jun 2031	210,020		208,995
WELK RESORTS LLC	3.41% 15 Jun 2033	583,104		577,362
WELLS FARGO COMMERCIAL MORTGAG	3.349% 15 Nov 2043	209,913		212,848
WENDYS FUNDING LLC	4.497% 15 Jun 2045	830,875		849,969
WENDYS FUNDING LLC	3.371% 15 Jun 2045	904,188		906,611
WILLIS NORTH AMERICA INC	3.6% 15 May 2024	125,000		127,075
WILLIS TOWERS WATSON PLC	5.75% 15 Mar 2021	580,000		631,134
XCEL ENERGY INC	3.3% 01 Jun 2025	530,000		537,198
XLIT LTD	6.375% 15 Nov 2024	660,000		768,842
XLIT LTD	5.75% 01 Oct 2021	360,000		395,114
XLIT LTD	4.45% 31 Mar 2025	315,000		322,183

	Sub-Total: Fund 5748 15 of 16		Total	$497,596,443

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value
	ABBVIE INC	1.8% 14 May 2018	3,060,000		$3,058,503
	AIG GLOBAL FUNDING	2.15% 02 Jul 2020	175,000		173,450
	ALLY AUTO RECEIVABLES TRUST	1.75% 15 Dec 2021	2,740,000		2,718,073
	AMAZON.COM INC	2.4% 22 Feb 2023	2,050,000		2,028,715
	AMERICAN EXPRESS CO	2.2% 30 Oct 2020	2,085,000		2,067,894
	AMERICREDIT AUTOMOBILE RECEIVA	1.54% 09 Mar 2020	706,870		706,510
	AMERICREDIT AUTOMOBILE RECEIVA	2.4% 18 May 2022	985,000		982,882
	AMERICREDIT AUTOMOBILE RECEIVA	2.24% 08 Apr 2022	865,000		859,788
	AMERICREDIT AUTOMOBILE RECEIVA	1.53% 08 Jul 2021	310,000		307,980
	AMERICREDIT AUTOMOBILE RECEIVA	2.24% 19 Jun 2023	350,000		347,002
	AMERICREDIT AUTOMOBILE RECEIVA	2.3% 18 Feb 2022	490,000		489,129
	AMPHENOL CORP	2.2% 01 Apr 2020	2,000,000		1,990,115
	ANDEAVOR LOGIS LP/CORP	5.5% 15 Oct 2019	1,340,000		1,390,947
	APTIV PLC	3.15% 19 Nov 2020	200,000		203,089
	AT+T INC	3.2% 01 Mar 2022	2,020,000		2,041,798
	ATHENE GLOBAL FUNDING	2.75% 20 Apr 2020	1,260,000		1,260,635
	ATHENE GLOBAL FUNDING	3% 01 Jul 2022	1,255,000		1,242,166
	AUST + NZ BANKING GRP NY	2.625% 09 Nov 2022	2,090,000		2,076,351
	AUTONATION INC	3.5% 15 Nov 2024	1,465,000		1,449,044
	AVIS BUDGET RENTAL CAR FUNDING	2.63% 20 Dec 2021	1,875,000		1,871,480
	BAKER HUGHES LLC/CO OBL	2.773% 15 Dec 2022	1,800,000		1,797,741
	BANC OF AMERICA COMMERCIAL MOR	3.116% 15 Feb 2050	1,610,000		1,635,207
	BANCO SANTANDER SA	3.125% 23 Feb 2023	1,400,000		1,392,876
	BANK OF AMERICA CORP	1% 20 Jan 2023	2,105,000		2,135,319
	BANK OF AMERICA CORP	1% 21 Jul 2021	2,020,000		2,016,462
	BANK OF AMERICA CREDIT CARD TR	1.95% 15 Aug 2022	1,465,000		1,458,448
	BANK OF AMERICA NA	2.05% 07 Dec 2018	1,960,000		1,959,439
	BANK OF AMERICA NA	1.75% 05 Jun 2018	2,185,000		2,184,068
	BANK OF MONTREAL	1.8% 31 Jul 2018	2,410,000		2,408,608
	BANK OF MONTREAL	2.1% 15 Jun 2020	590,000		586,319
	BANK OF MONTREAL	2.1% 12 Dec 2019	1,030,000		1,027,146
	BANK OF NOVA SCOTIA	1.7% 11 Jun 2018	795,000		794,587

BANK OF NY MELLON CORP	2.2% 16 Aug 2023	2,000,000	1,938,418
BARCLAYS COMMERCIAL MORTGAGE S	3.189% 15 Feb 2050	1,000,000	1,019,852
BARCLAYS PLC	3.25% 12 Jan 2021	835,000	843,019
BAYVIEW OPPORTUNITY MASTER FUN	4% 28 Apr 2055	992,324	1,018,477
BB+T CORPORATION	2.15% 01 Feb 2021	2,065,000	2,045,466
BNZ INTL FUNDING/LONDON	2.4% 21 Feb 2020	1,155,000	1,153,703
BOSTON SCIENTIFIC CORP	2.85% 15 May 2020	2,385,000	2,403,909
BP CAPITAL MARKETS PLC	4.75% 10 Mar 2019	1,280,000	1,319,730
BP CAPITAL MARKETS PLC	3.224% 14 Apr 2024	2,025,000	2,074,883
BP CAPITAL MARKETS PLC	2.52% 19 Sep 2022	1,455,000	1,447,767
BRIXMOR OPERATING PART	3.65% 15 Jun 2024	1,080,000	1,074,359
CADILLAC FAIRVIEW PRP TR	3.125% 20 Mar 2022	2,085,000	2,112,808
CALIFORNIA REPUBLIC AUTO RECEI	2.28% 15 Jun 2022	1,550,000	1,544,558
CANADIAN IMPERIAL BANK	2.1% 05 Oct 2020	2,085,000	2,068,938
CAPITAL AUTO RECEIVABLES ASSET	2.02% 20 Aug 2021	205,000	204,445
CAPITAL ONE FINANCIAL CO	2.5% 12 May 2020	1,445,000	1,443,191
CAPITAL ONE FINANCIAL CO	3.3% 30 Oct 2024	2,090,000	2,079,032
CAPITAL ONE MULTI ASSET EXECUT	2.08% 15 Mar 2023	1,185,000	1,181,938
CARDINAL HEALTH INC	1.95% 15 Jun 2018	1,995,000	1,993,873
CARDINAL HEALTH INC	1.948% 14 Jun 2019	1,370,000	1,361,576
CARDTRONICS INC / USA	5.5% 01 May 2025	130,000	117,325
CARMAX AUTO OWNER TRUST	1.93% 15 Mar 2022	2,310,000	2,297,330
CARMAX AUTO OWNER TRUST	1.97% 15 Apr 2022	880,000	875,241
CARMAX AUTO OWNER TRUST	2.11% 17 Oct 2022	400,000	398,035
CATERPILLAR FINL SERVICE	2.4% 06 Jun 2022	735,000	730,517
CBOE GLOBAL MARKETS INC	1.95% 28 Jun 2019	760,000	755,196
CBS CORP	2.9% 01 Jun 2023	940,000	924,172
CHEVRON CORP	1.961% 03 Mar 2020	1,405,000	1,400,060
CHRYSLER CAPITAL AUTO RECEIVAB	1.64% 15 Jul 2021	810,000	806,510
CHURCH + DWIGHT CO INC	2.45% 01 Aug 2022	220,000	217,306
CIG AUTO RECEIVABLES TRUST	2.71% 15 May 2023	276,228	275,533
CITIGROUP COMMERCIAL MORTGAGE	3.259% 10 Oct 2047	3,000,000	3,045,899
CITIGROUP INC	1.7% 27 Apr 2018	3,205,000	3,201,810
CITIGROUP INC	2.75% 25 Apr 2022	995,000	992,987
CITIGROUP INC	2.9% 08 Dec 2021	215,000	216,415
CITIGROUP INC	2.45% 10 Jan 2020	2,175,000	2,176,003
CNH EQUIPMENT TRUST	1.86% 15 Sep 2022	740,000	734,299
COLONY AMERICAN FINANCE LTD	2.896% 15 Oct 2047	1,000,570	1,003,060
COMM MORTGAGE TRUST	3.35% 10 Feb 2048	2,025,000	2,061,612
COMM MORTGAGE TRUST	3.399% 05 Oct 2030	1,305,000	1,294,013
CONAGRA BRANDS INC	1% 09 Oct 2020	2,045,000	2,048,252
COREVEST AMERICAN FINANCE	2.968% 15 Oct 2049	319,262	318,382
CORNING INC	1.5% 08 May 2018	1,995,000	1,991,869
COX COMMUNICATIONS INC	3.15% 15 Aug 2024	1,500,000	1,477,327
CPS AUTO TRUST	4.2% 17 May 2021	860,000	872,837
CPS AUTO TRUST	3.18% 15 Sep 2020	515,000	518,768
CPS AUTO TRUST	1.78% 15 Sep 2020	147,693	147,460
CREDIT ACCEPTANCE AUTO LOAN TR	3.04% 15 Aug 2023	1,965,000	1,974,387
CREDIT ACCEPTANCE AUTO LOAN TR	2.56% 15 Oct 2025	330,000	329,487
CREDIT ACCEPTANCE AUTO LOAN TR	2.65% 15 Jun 2026	790,000	789,251
CREDIT AGRICOLE LONDON	3.25% 04 Oct 2024	1,460,000	1,450,178
CREDIT SUISSE MORTGAGE TRUST	3.953% 15 Sep 2037	965,000	995,832
CREDIT SUISSE NEW YORK	2.3% 28 May 2019	1,175,000	1,176,137
CVS HEALTH CORP	4.125% 15 May 2021	1,265,000	1,314,290
DAIMLER FINANCE NA LLC	2.85% 06 Jan 2022	2,000,000	2,008,566
DBUBS MORTGAGE TRUST	4.537% 10 Jul 2044	1,520,000	1,600,837
DELL INT LLC / EMC CORP	4.42% 15 Jun 2021	2,230,000	2,323,703
DEUTSCHE BANK NY	2.7% 13 Jul 2020	1,945,000	1,935,474
DEUTSCHE BANK NY	3.3% 16 Nov 2022	1,145,000	1,139,164
DISCOVERY COMMUNICATIONS	2.95% 20 Mar 2023	1,435,000	1,420,186
DISH DBS CORP	5.875% 15 Jul 2022	1,210,000	1,216,050
DRIVE AUTO RECEIVABLES TRUST	2.37% 16 Nov 2020	1,200,000	1,201,619
DRIVE AUTO RECEIVABLES TRUST	2.8% 15 Jul 2022	435,000	435,050
DRIVE AUTO RECEIVABLES TRUST	2.76% 15 Jul 2021	530,300	532,023
DT AUTO OWNER TRUST	4.53% 17 Oct 2022	1,395,000	1,425,883
DT AUTO OWNER TRUST	2.74% 17 Oct 2022	1,005,000	1,004,012
DT AUTO OWNER TRUST	4.25% 15 Feb 2022	540,000	549,091
DTE ENERGY CO	1.5% 01 Oct 2019	1,010,000	993,979
DXC TECHNOLOGY CO	2.875% 27 Mar 2020	2,100,000	2,110,216
E.I. DU PONT DE NEMOURS	2.2% 01 May 2020	1,005,000	1,004,114
EBAY INC	1% 01 Aug 2019	2,500,000	2,506,672
EBAY INC	2.15% 05 Jun 2020	2,070,000	2,055,462
ENBRIDGE INC	3.5% 10 Jun 2024	350,000	353,915
ENERGY TRANSFER PARTNERS	2.5% 15 Jun 2018	1,500,000	1,502,236
ENTERPRISE PRODUCTS OPER	1.65% 07 May 2018	1,155,000	1,153,459
ENTERPRISE PRODUCTS OPER	6.5% 31 Jan 2019	1,220,000	1,274,865
EQT CORP	3% 01 Oct 2022	1,045,000	1,033,864
EXETER AUTOMOBILE RECEIVABLES	2.82% 16 May 2022	685,000	680,422
EXPRESS SCRIPTS HOLDING	3% 15 Jul 2023	260,000	258,192
FANNIE MAE	7% 25 Mar 2045	1,259,698	1,442,836
FANNIE MAE	1% 25 Nov 2033	1,015,198	1,015,948
FANNIE MAE	1% 25 Sep 2041	535,505	539,679
FANNIE MAE	1% 25 Sep 2041	984,234	993,960
FANNIE MAE	5% 25 Jun 2040	1,125,000	1,217,843
FANNIE MAE	1% 25 May 2040	1,343,152	1,353,091
FANNIE MAE	1% 25 Oct 2040	234,615	235,049
FANNIE MAE	1% 25 Dec 2040	538,746	541,123
FANNIEMAE WHOLE LOAN	6.5% 25 Dec 2045	1,204,362	1,357,824
FHLMC STRUCTURED PASS THROUGH	1% 25 Jul 2044	1,494,482	1,509,579
FIFTH THIRD BANK	2.3% 15 Mar 2019	1,395,000	1,396,055
FIRST INVESTORS AUTO OWNER TRU	2.27% 15 Jul 2022	1,215,000	1,211,622
FLAGSHIP CREDIT AUTO TRUST	3.08% 15 Dec 2021	1,235,000	1,243,482
FLAGSHIP CREDIT AUTO TRUST	2.43% 15 Jun 2021	475,000	475,080
FLAGSHIP CREDIT AUTO TRUST	2.83% 15 Mar 2023	175,000	175,448
FNMA POOL 735697	1% 01 Jun 2035	2,936,227	3,035,844
FNMA POOL 795297	1% 01 Jul 2044	132,012	134,245
FORD MOTOR CREDIT CO LLC	3.219% 09 Jan 2022	1,815,000	1,826,182
FORD MOTOR CREDIT CO LLC	2.24% 15 Jun 2018	2,200,000	2,202,081
FORD MOTOR CREDIT CO LLC	2.979% 03 Aug 2022	1,455,000	1,449,865
FORTIS INC	2.1% 04 Oct 2021	1,030,000	1,005,407
FORTUNE BRANDS HOME + SE	3% 15 Jun 2020	560,000	565,052
GE CAPITAL INTL FUNDING	2.342% 15 Nov 2020	717,000	713,694
GENERAL ELECTRIC CO	2.2% 09 Jan 2020	280,000	279,715
GENERAL MILLS INC	2.2% 21 Oct 2019	1,400,000	1,399,646
GENERAL MOTORS FINL CO	3.45% 14 Jan 2022	1,530,000	1,550,647
GENERAL MOTORS FINL CO	3.5% 07 Nov 2024	1,465,000	1,462,006
GENPACT LUXEMBOURG SARL	3.7% 01 Apr 2022	1,020,000	1,013,764

	GLOBAL SC FINANCE SRL	3.19% 17 Jul 2029	1,138,917	1,130,685
	GNMA II POOL 710074	1% 20 Apr 2061	383,750	388,545
	GNMA II POOL 765230	1% 20 Dec 2062	1,698,330	1,749,340
	GNMA II POOL 766549	1% 20 Jul 2062	1,383,834	1,422,822
	GNMA II POOL 791932	1% 20 Jan 2063	1,701,485	1,753,670
	GNMA II POOL AE0471	1% 20 May 2064	1,508,234	1,630,985
	GNMA II POOL AU3150	1% 20 Sep 2066	2,762,803	3,024,369
	GNMA II POOL AW1855	1% 20 Nov 2066	1,200,366	1,315,814
	GOLDMAN SACHS GROUP INC	2.6% 23 Apr 2020	1,590,000	1,592,165
	GOLDMAN SACHS GROUP INC	1% 15 Sep 2020	2,000,000	2,037,871
	GOLDMAN SACHS GROUP INC	1% 31 Oct 2022	3,925,000	3,913,751
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Mar 2065	1,248,660	1,249,708
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Aug 2058	53,827	53,382
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Nov 2060	84,821	84,701
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 May 2067	1,807,563	1,804,859
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Dec 2067	1,050,000	1,049,385
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Jun 2061	689,798	688,845
	GOVERNMENT NATIONAL MORTGAGE A	1% 16 Sep 2042	661,329	658,393
	GOVERNMENT NATIONAL MORTGAGE A	6% 16 Jun 2034	2,448,000	2,766,977
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Apr 2065	691,133	690,725
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 May 2065	2,974,436	2,952,415
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Jul 2065	917,380	917,150
	HANESBRANDS INC	4.625% 15 May 2024	220,000	224,400
	HARRIS CORPORATION	1.999% 27 Apr 2018	1,405,000	1,403,532
	HILTON GRAND VACA LLC/IN	6.125% 01 Dec 2024	170,000	185,725
	HP INC	4.3% 01 Jun 2021	1,290,000	1,352,493
	HSBC USA INC	2% 07 Aug 2018	1,990,000	1,990,275
	HYUNDAI AUTO RECEIVABLES TRUST	1.77% 18 Jan 2022	1,625,000	1,612,291
	ISTAR INC	4.625% 15 Sep 2020	435,000	441,525
	JM SMUCKER CO	1.75% 15 Mar 2018	1,400,000	1,400,432
	JOHN DEERE CAPITAL CORP	1.95% 22 Jun 2020	785,000	779,432
	JOHN DEERE CAPITAL CORP	1.25% 09 Oct 2019	1,025,000	1,009,633
	JOHN DEERE CAPITAL CORP	2.65% 06 Jan 2022	1,050,000	1,056,114
	JOHN DEERE OWNER TRUST	1.82% 15 Oct 2021	590,000	585,597
	JP MORGAN CHASE COMMERCIAL MOR	1% 15 Jul 2036	1,501,134	1,506,751
	JP MORGAN CHASE COMMERCIAL MOR	1% 15 Aug 2027	3,000,000	3,000,003
*	JPMORGAN CHASE + CO	2.25% 23 Jan 2020	3,585,000	3,582,601
*	JPMORGAN CHASE + CO	2.75% 23 Jun 2020	2,300,000	2,320,083
	JUNIPER NETWORKS INC	3.125% 26 Feb 2019	1,980,000	1,995,508
	KEY BANK NA	3.18% 15 Oct 2027	875,000	881,543
	KRAFT HEINZ FOODS CO	1% 10 Feb 2021	2,080,000	2,085,226
	LINCOLN NATIONAL CORP	6.25% 15 Feb 2020	184,000	198,138
	MARATHON PETROLEUM CORP	2.7% 14 Dec 2018	1,945,000	1,951,987
	MARINER FINANCE ISSUANCE TRUST	2.92% 20 Dec 2029	1,160,000	1,157,653
	MARTIN MARIETTA MATERIAL	1% 22 May 2020	1,155,000	1,161,146
	MASCO CORP	3.5% 01 Apr 2021	135,000	137,113
	MATTEL INC	6.75% 31 Dec 2025	375,000	380,044
	MILL CITY MORTGAGE TRUST	1% 25 Apr 2057	443,638	440,915
	MITSUBISHI UFJ FIN GRP	2.665% 25 Jul 2022	1,430,000	1,416,495
	MIZUHO FINANCIAL GROUP	2.601% 11 Sep 2022	2,010,000	1,978,368
	MORGAN STANLEY	2.8% 16 Jun 2020	1,810,000	1,826,331
	MORGAN STANLEY	1% 14 Feb 2020	1,210,000	1,214,823
	NATIONAL AUSTRALIA BK/NY	1.875% 23 Jul 2018	2,355,000	2,354,246
	NAVIENT CORP	6.625% 26 Jul 2021	1,270,000	1,339,850
	NEXTGEAR FLOORPLAN MASTER OWNE	2.74% 15 Apr 2021	190,000	190,532
	NEXTGEAR FLOORPLAN MASTER OWNE	2.19% 15 Sep 2021	245,000	244,185
	NEXTGEAR FLOORPLAN MASTER OWNE	2.54% 18 Apr 2022	1,170,000	1,167,146
	NEXTGEAR FLOORPLAN MASTER OWNE	2.56% 17 Oct 2022	325,000	324,010
	NGPL PIPECO LLC	4.375% 15 Aug 2022	135,000	137,278
	NOKIA OYJ	3.375% 12 Jun 2022	90,000	89,442
	NRG ENERGY INC	5.75% 15 Jan 2028	1,075,000	1,085,750
	OI EUROPEAN GROUP BV	4% 15 Mar 2023	1,460,000	1,461,971
	ONEMAIN FINANCIAL ISSUANCE TRU	2.57% 18 Jul 2025	436,549	436,265
	ONEMAIN FINANCIAL ISSUANCE TRU	3.66% 20 Feb 2029	660,000	670,613
	ORACLE CORP	2.95% 15 Nov 2024	965,000	971,915
	ORANGE SA	1.625% 03 Nov 2019	2,000,000	1,975,086
	ORIX CORP	2.9% 18 Jul 2022	450,000	448,425
	ORIX CORP	3.25% 04 Dec 2024	1,020,000	1,016,748
	PENTAIR FINANCE SARL	2.9% 15 Sep 2018	434,000	435,708
	PETROLEOS MEXICANOS	6.375% 04 Feb 2021	1,120,000	1,217,440
	PHILIP MORRIS INTL INC	1.875% 15 Jan 2019	2,335,000	2,330,637
	PHILIP MORRIS INTL INC	1.875% 01 Nov 2019	2,050,000	2,037,466
	PITNEY BOWES INC	4.125% 15 May 2022	490,000	450,188
	PITNEY BOWES INC	4.7% 01 Apr 2023	1,000,000	917,490
	PLAINS ALL AMER PIPELINE	3.85% 15 Oct 2023	420,000	418,005
	PRESTIGE AUTO RECEIVABLES TRUS	1.76% 15 Jan 2021	2,045,000	2,034,812
	RELIANCE STAND LIFE II	2.15% 15 Oct 2018	715,000	715,589
	ROCKWELL COLLINS INC	2.8% 15 Mar 2022	1,745,000	1,747,458
	ROYAL BANK OF CANADA	2.15% 26 Oct 2020	2,050,000	2,036,763
	RYDER SYSTEM INC	2.5% 11 May 2020	3,000,000	3,002,927
	S JETS LIMITED	3.967% 15 Aug 2042	767,556	770,020
	S+P GLOBAL INC	2.5% 15 Aug 2018	380,000	381,098
	SANTANDER DRIVE AUTO RECEIVABL	1.56% 15 May 2020	633,166	632,795
	SANTANDER DRIVE AUTO RECEIVABL	1.5% 17 Aug 2020	725,000	723,809
	SANTANDER DRIVE AUTO RECEIVABL	2.1% 15 Jun 2021	205,000	204,426
	SANTANDER HOLDINGS USA	3.7% 28 Mar 2022	1,025,000	1,037,335
	SANTANDER UK GROUP HLDGS	2.875% 05 Aug 2021	1,230,000	1,226,987
	SCHLUMBERGER FIN CA	2.65% 20 Nov 2022	730,000	726,638
	SCRIPPS NETWORKS INTERAC	2.8% 15 Jun 2020	1,985,000	1,984,712
	SEAGATE HDD CAYMAN	4.875% 01 Mar 2024	1,310,000	1,317,285
	SELECT INCOME REIT	4.25% 15 May 2024	555,000	550,479
	SHELL INTERNATIONAL FIN	2.125% 11 May 2020	2,960,000	2,953,844
	SHIRE ACQ INV IRELAND DA	1.9% 23 Sep 2019	2,040,000	2,021,531
	SMITHFIELD FOODS INC	3.35% 01 Feb 2022	330,000	330,669
	SOCIAL PROFESSIONAL LOAN PROGR	2.74% 25 Oct 2032	335,000	334,771
	SOCIAL PROFESSIONAL LOAN PROGR	2.36% 27 Dec 2032	145,000	143,165
	SOCIAL PROFESSIONAL LOAN PROGR	1% 25 Jan 2039	132,369	133,665
	SOCIAL PROFESSIONAL LOAN PROGR	3.02% 25 Oct 2027	614,099	617,329
	SOCIAL PROFESSIONAL LOAN PROGR	2.4% 26 Mar 2040	150,000	147,665
	SOCIAL PROFESSIONAL LOAN PROGR	2.72% 26 Nov 2040	230,000	228,395
	SOCIETE GENERALE	3.25% 12 Jan 2022	2,025,000	2,043,549
	SOUTHERN CALIF GAS CO	1.55% 15 Jun 2018	2,525,000	2,518,997
	SSGA	G STIFF ERISA QUALIFIED	4,689,558	4,689,558
	STARWOOD PROPERTY TRUST	4.75% 15 Mar 2025	1,270,000	1,260,475
*	STATE STREET CORP	1% 15 May 2023	1,150,000	1,150,332
	SUMITOMO MITSUI FINL GRP	2.784% 12 Jul 2022	1,035,000	1,029,087
	SVENSKA HANDELSBANKEN AB	1.5% 06 Sep 2019	1,435,000	1,417,995

TAKEDA PHARMACEUTICAL	2.45% 18 Jan 2022	1,450,000		1,440,188
TAL ADVANTAGE LLC	3.33% 20 May 2039	1,539,754		1,526,378
TCF AUTO RECEIVABLES OWNER TRU	1.49% 16 Dec 2019	87,323		87,299
TOWD POINT MORTGAGE TRUST	1% 25 Nov 2060	722,313		720,928
TOYOTA MOTOR CREDIT CORP	2.1% 17 Jan 2019	1,380,000		1,383,162
TRANSCANADA PIPELINES	1.875% 12 Jan 2018	1,390,000		1,389,972
UBS AG LONDON	2.45% 01 Dec 2020	1,635,000		1,630,072
UBS BARCLAYS COMMERCIAL MORTGA	3.184% 10 Mar 2046	2,040,000		2,076,820
UNICREDIT SPA	3.75% 12 Apr 2022	1,025,000		1,042,933
UNION PACIFIC CORP	2.25% 19 Jun 2020	2,400,000		2,403,000
UNITED PARCEL SERVICE	2.8% 15 Nov 2024	2,040,000		2,049,065
UNITED TECHNOLOGIES CORP	1.9% 04 May 2020	2,050,000		2,029,801
UNITEDHEALTH GROUP INC	1.7% 15 Feb 2019	1,040,000		1,036,225
US DOLLAR		795,228		795,228
US TREASURY N/B	1.125% 30 Sep 2021	3,395,000		3,275,777
US TREASURY N/B	1.25% 31 Oct 2021	12,125,000		11,746,094
US TREASURY N/B	1.75% 30 Nov 2021	2,590,000		2,553,882
US TREASURY N/B	2% 31 Dec 2021	4,125,000		4,104,053
US TREASURY N/B	1.875% 31 Jan 2022	5,345,000		5,289,462
US TREASURY N/B	1.625% 31 Aug 2022	4,260,000		4,154,665
US TREASURY N/B	1.875% 28 Feb 2022	10,440,000		10,327,036
US TREASURY N/B	1.75% 15 Nov 2020	16,150,000		16,057,264
US TREASURY N/B	1.375% 15 Sep 2020	6,760,000		6,663,617
US TREASURY N/B	1.625% 15 Oct 2020	3,780,000		3,746,482
VERIZON COMMUNICATIONS	3.125% 16 Mar 2022	1,990,000		2,017,673
VOYA FINANCIAL INC	3.125% 15 Jul 2024	665,000		659,018
WALT DISNEY COMPANY/THE	1.95% 04 Mar 2020	935,000		931,961
WELLS FARGO + COMPANY	2.5% 04 Mar 2021	1,845,000		1,844,156
WELLS FARGO + COMPANY	2.625% 22 Jul 2022	1,445,000		1,437,228
WESTERN UNION CO/THE	3.6% 15 Mar 2022	1,405,000		1,422,352
WESTPAC BANKING CORP	2.75% 11 Jan 2023	1,465,000		1,462,015
WORLD FINANCIAL NETWORK CREDIT	3.14% 17 Jan 2023	1,835,000		1,857,415
WORLD FINANCIAL NETWORK CREDIT	2.15% 17 Apr 2023	1,000,000		999,058
WORLD OMNI AUTO RECEIVABLES TR	1.95% 15 Feb 2023	595,000		589,839
XEROX CORPORATION	6.35% 15 May 2018	138,000		140,007
XEROX CORPORATION	3.625% 15 Mar 2023	1,065,000		1,038,927
ZIMMER BIOMET HOLDINGS	3.375% 30 Nov 2021	1,365,000		1,383,028

	Sub-Total: Fund 5749 16 of 16		Total	$416,284,669

	Sub-Total: Investment Income Fund-Underling Investments at Fair Value (16 funds)			$9,880,781,787

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
(n/a)
Shares/
Par Value

	Royal Bank of Canada	Synthetic GIC, 3.29%			$—
*	State Street Bank and Trust Company	Synthetic GIC, 3.29%			$—
*	The Prudential Insurance Company of America	Synthetic GIC, 3.04%			$—
*	Mass Mutual Life Insurance Company	Synthetic GIC, 3.00%			$—
*	New Tork Life Insurance company	Synthetic GIC, 2.74%			$—
*	Metropolitan Life Insurance Company	Synthetic GIC, 2.63%			$—

		Sub-Total : Synthetic GICs at Fair Value			$—

		TOTAL : Interest Income Fund- at Fair Value			$9,880,781,787

		Adjustment from fair value to contract value for fully benefit-responsive investment contracts			$(202,286,055)

		Stable Value Fund - at Contract Value			$9,678,495,732

n / a - Cost is not applicable

EXHIBIT INDEX

Exhibit Number	Description

23	Consent of Independent Registered Public Accounting Firm

SIGNATURE

The Plan.  Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

IBM 401(k) Plus Plan

Date:	June 15, 2018	By:	/s/ Robert F. Del Bene
Robert F. Del Bene
Vice President and Controller